Exhibit T3E.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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In re:	:
	:	Chapter 11
TIDEWATER INC., et al.,	:
	:	Case No. 17– ( )
:
Debtors.[1]	:	(Joint Administration Requested)
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DISCLOSURE STATEMENT FOR JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF TIDEWATER INC. AND ITS AFFILIATED DEBTORS

Ray C. Schrock, P.C.	Daniel J. DeFranceschi (No. 2732)
Jill Frizzley	Zachary I. Shapiro (No. 5103)
WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
767 Fifth Avenue	One Rodney Square
New York, New York 10153	920 North King Street
Telephone: (212) 310-8000	Wilmington, Delaware 19801
Facsimile: (212) 310-8007	Telephone: (302) 651-7700
Email: ray.schrock@weil.com	Facsimile: (302) 651-7701
Email: jill.frizzley@weil.com	Email: defranceschi@rlf.com
Email: shapiro@rlf.com
-and-

Alfredo R. Pérez	Attorneys for the Debtors and
Chris López	Debtors in Possession
WEIL, GOTSHAL & MANGES LLP
700 Louisiana Street, Suite 1700
Houston, Texas 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511
Email: alfredo.perez@weil.com
Email: chris.lopez@weil.com

Attorneys for the Debtors and
Debtors in Possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if any, are: Tidewater Inc. (7776), Tidewater Marine Western, Inc. (1064), Tidewater Corporate Services, L.L.C. (7776), Tidewater Marine, L.L.C. (7779), Cajun Acquisitions, LLC (2365), Gulf Fleet Supply Vessels, L.L.C. (2194), Hilliard Oil & Gas, Inc. (4727), Java Boat Corporation (0278), Pan Marine International Dutch Holdings, L.L.C., Point Marine, L.L.C. (9586), Quality Shipyards, L.L.C. (2335), S.O.P., Inc. (3464), Tidewater Marine Alaska, Inc. (7549), Tidewater Marine International Dutch Holdings, L.L.C. (2289), Tidewater Marine Sakhalin, L.L.C. (7779), Tidewater Mexico Holding, L.L.C. (8248), Tidewater Venture, Inc. (7694), Twenty Grand (Brazil), L.L.C. (7730), Twenty Grand Marine Service, L.L.C. (7730), Zapata Gulf Marine, L.L.C. (5513), Tidewater GOM, Inc. (2799), Tidewater Subsea, L.L.C. (2022), Tidewater Subsea ROV, L.L.C. (3832), Tidewater Marine Fleet, L.L.C., Tidewater Marine Hulls, L.L.C., Tidewater Marine Ships, L.L.C., and Tidewater Marine Vessels, L.L.C. The Debtors’ principal offices are located at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE PREPACKAGED PLAN (AS DEFINED HEREIN) BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PREPACKAGED PLAN.

DISCLOSURE STATEMENT, DATED MAY 11, 2017

Solicitation of Votes on the

Prepackaged Plan of Reorganization of

TIDEWATER INC., et al.

from the holders of outstanding

CREDIT AGREEMENT CLAIMS

NOTES CLAIMS

SALE LEASEBACK CLAIMS

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PREPACKAGED PLAN IS 5:00 P.M. (PREVAILING EASTERN TIME) ON JUNE 12, 2017 UNLESS EXTENDED BY THE DEBTORS. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PREPACKAGED PLAN IS MAY 8, 2017 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Tidewater Inc. (“Tidewater Parent”) and the board of directors, managers, or members, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Solicitation and the Prepackaged Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Prepackaged Plan. Holders of approximately sixty percent (60%) in outstanding principal amount of the Credit Agreement Claims entitled to vote on the Prepackaged Plan (the “Consenting Tidewater Lenders”) and holders of more than ninety-nine percent (99%) in outstanding principal amount of the Notes Claims entitled to vote on the Prepackaged Plan (the “Consenting Noteholders”) have already agreed, subject to the terms and conditions of the Restructuring Support Agreement (as defined herein), to vote in favor of the Prepackaged Plan.

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HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PREPACKAGED PLAN.

THE ISSUANCE OF, AND THE DISTRIBUTION UNDER, THE PREPACKAGED PLAN OF THE NEW COMMON STOCK, THE NEW SECURED NOTES, AND THE NEW WARRANTS (AND THE NEW COMMON STOCK ISSUABLE UPON EXERCISE THEREOF) WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”), AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THESE SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(A)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b)(1) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES.

THE NEW COMMON STOCK, THE NEW SECURED NOTES, AND THE NEW WARRANTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PREPACKAGED PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

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HOLDERS OF ALLOWED OTHER GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PREPACKAGED PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PREPACKAGED PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, EMPLOYEES, AND INSURANCE PROVIDERS OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS PROVIDED HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PREPACKAGED PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PREPACKAGED PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

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I. INTRODUCTION			1

II. OVERVIEW OF THE DEBTORS’ OPERATIONS			7

A.	Overview of the Debtors’ Businesses		7

B.	Operating Segments		7

	1.	Deepwater Vessels	8

	2.	Towing Supply Vessels	9

	3.	Other Vessels	9

	4.	Additional Vessels Under Construction	9

C.	The Debtors’ Organizational Structure		10

D.	Directors and Officers		10

E.	Regulation of the Debtors’ Businesses		10

F.	The Debtors’ Capital Structure		11

	1.	Equity Ownership	11

	2.	Cash and Cash Equivalents	11

	3.	Prepetition Indebtedness	11

G.	Legal Proceedings		14

	1.	Gulf Island Arbitration	14

	2.	Other Legal Proceedings	15

III. KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES			15

A.	Collapse in Commodity Prices		15

B.	Prepetition Negotiations with Creditors		16

IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES			17

A.	Commencement of the Chapter 11 Cases and First Day Motions		18

	1.	Cash Management System	18

	2.	Trade Creditors	18

	3.	Taxes	18

	4.	Utilities	18

	5.	Insurance and Surety Bonds	19

	6.	Employee Wages and Benefits	19

	7.	Rejection of Sale Leaseback Agreements and Objection to Sale Leaseback Claims	19

	8.	Protection of Tax Benefits and Net Operating Losses	20

B.	Other Procedural Motions and Retention of Professionals		20

C.	Confirmation Hearing		20

D.	Timetable for the Chapter 11 Cases		20

V. MATTERS INVOLVING NON-DEBTOR AFFILIATES			21

A.	Non-Debtor Affiliate Operations		21

B.	Reinstatement of the Troms Credit Agreement		21

C.	Legal Proceedings		22

	1.	Arbitral Award for the Taking of the Company’s Venezuelan Operations	22

	2.	Nigeria Marketing Agent Litigation	22

VI. SUMMARY OF THE PREPACKAGED PLAN			23

A.	Administrative Expenses and Priority Claims		23

	1.	Administrative Expense Claims	23

	2.	Fee Claims	23

	3.	Priority Tax Claims	24

B.	Classifications of Claims and Interests		24

	1.	Classification in General	24

	2.	Formation of Debtor Groups for Convenience Only	25

	3.	Summary of Classification	25

	4.	Special Provision Governing Unimpaired Claims	25

	5.	Elimination of Vacant Classes	26

C.	Treatment of Claims and Interests		26

	1.	Class 1: Priority Non-Tax Claims	26

	2.	Class 2: Secured Claims	26

	3.	Class 3: General Unsecured Claims	26

	4.	Class 4: Other General Unsecured Claims	28

	5.	Class 5: Intercompany Claims	28

	6.	Class 6: Intercompany Interests	28

	7.	Class 7: Tidewater Parent Interests	28

	8.	Class 8: Subordinated Securities Claims	29

D.	Means for Implementation		29

	1.	Compromise and Settlement of Claims, Interests, and Controversies	29

	2.	Continued Corporate Existence	29

	3.	Prepackaged Plan Funding	30

	4.	Cancellation of Existing Securities and Agreements	30

	5.	Authorization and Issuance of New Common Stock and New Warrants	30

	6.	Section 1145 Exemption	32

	7.	Officers and Boards of Directors	32

	8.	Restructuring Transactions	33

	9.	Cancellation of Liens	34

	10.	New Indenture and New Secured Notes	34

	11.	Registration Rights Agreement	36

	12.	Employee Matters	36

	13.	Nonconsensual Confirmation	37

	14.	Closing of Chapter 11 Cases	37

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	15.	Notice of Effective Date	37

	16.	Separability	37

E.	Distributions		37

	1.	Distributions Generally	37

	2.	Distribution Record Date	37

	3.	Date of Distributions	38

	4.	Disbursing Agent	38

	5.	Rights and Powers of Disbursing Agent	38

	6.	Expenses of Disbursing Agent	38

	7.	No Postpetition Interest on Claims	39

	8.	Delivery of Distributions	39

	9.	Distributions to Class 3 General Unsecured Claims	39

	10.	Distributions After Effective Date	40

	11.	Unclaimed Property	40

	12.	Time Bar to Cash Payments	40

	13.	Manner of Payment under Prepackaged Plan	41

	14.	Satisfaction of Claims	41

	15.	Fractional Stock	41

	16.	Minimum Cash Distributions	41

	17.	Setoffs and Recoupments	41

	18.	Allocation of Distributions Between Principal and Interest	42

	19.	No Distribution in Excess of Amount of Allowed Claim	42

	20.	Withholding and Reporting Requirements	42

	21.	Hart-Scott-Rodino Antitrust Improvements Act	43

F.	Procedures for Resolving Claims		43

	1.	Disputed Claims Process	43

	2.	Estimation of Claims	43

	3.	No Distributions Pending Allowance	44

	4.	Distributions After Allowance	44

	5.	Disputed Claims Reserve	44

	6.	Claim Resolution Procedures Cumulative	45

G.	Executory Contracts and Unexpired Leases		45

	1.	General Treatment	45

	2.	Determination of Assumption Disputes and Deemed Consent	46

	3.	Effect of Assumption of Contracts and Leases	46

	4.	Rejection Claims of Sale Leaseback Parties	47

	5.	Survival of Debtors’ Indemnification Obligations	47

	6.	Insurance Policies	47

	7.	Intellectual Property Licenses and Agreements	48

	8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	48

	9.	Reservation of Rights	48

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H.	Conditions Precedent to Confirmation of Prepackaged Plan and Effective Date		48

	1.	Conditions Precedent to Confirmation of Prepackaged Plan	48

	2.	Conditions Precedent to Effective Date	49

	3.	Waiver of Conditions Precedent	50

	4.	Effect of Failure of a Condition	50

I.	Effect of Confirmation		50

	1.	Vesting of Assets	50

	2.	Binding Effect	51

	3.	Discharge of Claims and Termination of Interests	51

	4.	Term of Injunctions or Stays	51

	5.	Injunction	51

	6.	Releases	52

	7.	Exculpation	54

	8.	Subordinated Claims	54

	9.	Retention of Causes of Action/Reservation of Rights	55

	10.	Solicitation of Prepackaged Plan	55

	11.	Corporate and Limited Liability Company Action	55

J.	Retention of Jurisdiction		56

	1.	Retention of Jurisdiction	56

	2.	Courts of Competent Jurisdiction	58

K.	Miscellaneous Provisions		58

	1.	Payment of Statutory Fees	58

	2.	Substantial Consummation of the Prepackaged Plan	58

	3.	Plan Supplement	58

	4.	Request for Expedited Determination of Taxes	58

	5.	Exemption from Certain Transfer Taxes	59

	6.	Amendments	59

	7.	Effectuating Documents and Further Transactions	59

	8.	Revocation or Withdrawal of Prepackaged Plan	60

	9.	Severability of Prepackaged Plan Provisions	60

	10.	Governing Law	60

	11.	Time	61

	12.	Dates of Actions to Implement the Prepackaged Plan	61

	13.	Immediate Binding Effect	61

	14.	Deemed Acts	61

	15.	Successors and Assigns	61

	16.	Entire Agreement	61

	17.	Exhibits to Prepackaged Plan	61

	18.	Notices	62

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VII. FINANCIAL INFORMATION AND PROJECTIONS			64

A.	Consolidated Condensed Projected Financial Information		64

B.	Assumptions to the Projections		67

	1.	General Assumptions	67

	2.	Assumptions With Respect to the Projected Income Statement	67

	3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows	68

VIII. VALUATION ANALYSIS			68

A.	Estimated Reorganization Valuation of the Debtor		68

IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS			70

X. CERTAIN TAX CONSEQUENCES OF THE PREPACKAGED PLAN			71

A.	Consequences to Debtors		72

	1.	Cancellation of Debt Income	73

	2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes	73

	3.	Alternative Minimum Tax	75

B.	Consequences to U.S. Holders of General Unsecured Claims		75

	1.	Exchanges of General Unsecured Claims under the Prepackaged Plan	76

	2.	Ownership and Disposition of the New Secured Notes	80

	3.	Exercise of New Creditor Warrants	82

	4.	Dispositions of New Common Stock and New Creditor Warrants	82

	5.	Information Reporting, Backup Withholding, and Disclosure Requirements	83

XI. CERTAIN RISK FACTORS TO BE CONSIDERED			83

A.	Certain Bankruptcy Law Considerations		83

	1.	General	83

	2.	Risk of Non-Confirmation of the Prepackaged Plan	84

	3.	Non-Consensual Confirmation	84

	4.	Risk of Non-Occurrence of the Effective Date	84

	5.	Risk of Termination of the Restructuring Support Agreement	84

	6.	Conversion into Chapter 7 Cases	85

B.	Additional Risk Factors Affecting the Value of the Reorganized Debtors		85

	1.	Claims Could Be More than Projected	85

	2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	85

C.	Risks Relating to the Debtors’ Businesses and Financial Condition		85

	1.	Risks Associated with the Debtors’ Business and Industry	85

	2.	High Level of Competition in the Offshore Marine Service Industry	86

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	3.	Challenging Macroeconomic Conditions	86

	4.	Post-Effective Date Indebtedness	86

	5.	Adverse Effect of Failure to Comply with the Jones Act	86

D.	Risk Factors Relating to Securities to Be Issued Under the Prepackaged Plan		87

	1.	Market for Securities	87

	2.	Potential Dilution	88

	3.	Significant Holders	88

	4.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness	88

	5.	Implied Equity Value Not Intended to Represent the Trading Value of the New Common Stock or New Warrants	88

	6.	No Intention to Pay Dividends	89

E.	Additional Risk Factors		89

	1.	Debtors Could Withdraw Prepackaged Plan	89

	2.	Debtors Have No Duty to Update	89

	3.	No Representations Outside this Disclosure Statement Are Authorized	89

	4.	No Legal or Tax Advice Is Provided by this Disclosure Statement	89

	5.	No Admission Made	89

	6.	Certain Tax Consequences	90

XII. VOTING PROCEDURES AND REQUIREMENTS			90

A.	Voting Deadline		90

B.	Voting Procedures		90

C.	Parties Entitled to Vote		91

	1.	Miscellaneous	91

	2.	Fiduciaries and Other Representatives	92

	3.	Agreements Upon Furnishing Ballots	92

	4.	Change of Vote	93

D.	Waivers of Defects, Irregularities, etc.		93

E.	Further Information, Additional Copies		93

XIII. CONFIRMATION OF THE PREPACKAGED PLAN			93

A.	Confirmation Hearing		93

B.	Objections to Confirmation		94

C.	Requirements for Confirmation of the Prepackaged Plan		95

	1.	Requirements of Section 1129(a) of the Bankruptcy Code	95

	2.	Additional Requirements for Non-Consensual Confirmation	98

XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN			99

A.	Alternative Prepackaged Plan of Reorganization		100

B.	Sale Under Section 363 of the Bankruptcy Code		100

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C.	Liquidation Under Chapter 7 of the Bankruptcy Code	100

XV. CONCLUSION AND RECOMMENDATION		101

EXHIBITS

EXHIBIT A	Prepackaged Plan

EXHIBIT B	Organizational Chart

EXHIBIT C	Liquidation Analysis

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I.

INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Tidewater Parent and its Affiliated Debtors, dated May 11, 2017 (the “Prepackaged Plan”) attached hereto as Exhibit A.1 The Debtors under the Prepackaged Plan are Tidewater Parent and its affiliates that are guarantors under the Credit Agreement, the 2013 Notes, the 2011 Notes, the 2010 Notes, and/or the Troms Credit Agreement (each as defined below). Subject to the approval of the Board of Directors of Tidewater Parent (the “Board”), the Debtors anticipate filing voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about May 15, 2017, which is during the solicitation period.

The Debtors are commencing this Solicitation after extensive discussions over the past several months among the Debtors and certain key creditor constituencies. As a result of these negotiations, the Consenting Tidewater Lenders and the Consenting Noteholders entered into a restructuring support agreement (the “Restructuring Support Agreement”) with the Debtors, a copy of which is annexed to the Prepackaged Plan as Schedule 1. Under the terms of the Restructuring Support Agreement, the Consenting Tidewater Lenders and the Consenting Noteholders party thereto, and the Sale Leaseback Parties who ultimately execute a joinder to the Restructuring Support Agreement, if any (the “Consenting Sale Leaseback Parties”), agree, subject to the terms and conditions of the Restructuring Support Agreement, to support a financial restructuring of the Debtors (the “Restructuring”), which is anticipated to be effected through the Prepackaged Plan.

Class 3 (General Unsecured Claims) is comprised of three (3) creditor groups whose votes for acceptance of the Prepackaged Plan are being solicited, including holders of:

•	Credit Agreement Claims;

•	Notes Claims; and

•	Sale Leaseback Claims.

Further below is a short summary of the treatment of various creditor groups under the Prepackaged Plan. Greater detail on such treatment is provided later on in this Disclosure Statement.

THE PREPACKAGED PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE WHO DO NOT SUBMIT A BALLOT VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN, WHO VOTE TO ACCEPT THE PREPACKAGED PLAN, OR WHO VOTE TO REJECT THE PREPACKAGED PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PREPACKAGED PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

The Restructuring will leave the Debtors’ businesses and existing corporate structure intact under Tidewater Parent, and it will substantially deleverage the Debtors’ capital structure. The Debtors’ balance sheet liabilities will be reduced from greater than approximately $2.04 billion in unsecured debt to approximately $444 million of secured debt. This deleveraging will enhance the Debtors’ long-term growth prospects and competitive position and allow the Debtors to emerge from the Chapter 11 Cases as a stronger, reorganized group of entities better able to withstand a challenging market environment facing providers of offshore support vessels and marine support services to the offshore energy industry.

[1]	Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Prepackaged Plan. The summary of the Prepackaged Plan provided herein is qualified in its entirety by reference to the Prepackaged Plan. In the case of any inconsistency between this Disclosure Statement and the Prepackaged Plan, the Prepackaged Plan will govern.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization (unless, for reasons discussed in more detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or interest; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes: (i) the treatment of Claims and Interests under the Prepackaged Plan; (ii) which Classes are impaired by the Prepackaged Plan; (iii) which Classes are entitled to vote on the Prepackaged Plan; and (iv) the estimated recoveries for holders of Claims and Interests.2 The table is qualified in its entirety by reference to the full text of the Prepackaged Plan. A more detailed summary of the terms and provisions of the Prepackaged Plan is provided in the Summary of the Prepackaged Plan set forth in Article VI of this Disclosure Statement. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is provided in the Valuation Analysis set forth in Article VIII hereof.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
1	Priority Non-Tax Claims	Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired	No (Presumed to accept)	100%

[2]	Any Class of Claims against or Interests in a Debtor that is considered vacant under Section 3.5 of the Prepackaged Plan shall be deemed eliminated from the Prepackaged Plan of such Debtor for purposes of voting to accept or reject the Prepackaged Plan. Further, any holder of a Claim or Interest in a Class that is considered vacant under Section 3.5 of the Prepackaged Plan will receive no distribution under the Prepackaged Plan.

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Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
2	Secured Claims	Except to the extent that a holder of an Allowed Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Secured Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired	No (Presumed to accept)	100%

3	General Unsecured Claims	In full and final satisfaction of each Allowed General Unsecured Claim, on a Class 3 Distribution Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive its Pro Rata share of (i) Cash in the amount of $225,000,000, (ii) the New Secured Notes, and (iii) pursuant to the procedure set forth below and in Section 4.3(c) of the Prepackaged Plan, a combination of (v) New Common Stock to the extent permitted under the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Prepackaged Plan and (w) New Creditor Warrants to the extent that shares of New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and its ownership of its Pro Rata share of New Common Stock, when added to the Pro Rata shares of New Common Stock being issued to other holders that are Non-U.S. Citizens as of the Effective Date, would exceed the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Prepackaged Plan, which shall represent, in the aggregate, ninety-five percent (95%) of the sum of the total shares of New Common Stock to be outstanding on the Effective Date under clause (v) of Section 4.3(c)(iii) of the Prepackaged Plan and clause (i) of Section 4.7(b) of the Prepackaged Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9 of the Prepackaged Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants; provided, however, that such holders of Allowed General Unsecured Claims are entitled to direct any distribution with respect to clause (iii) of Section 4.3(c) of the Prepackaged Plan to one or more	Impaired	Yes	57% to 73%

3

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
Permitted Designees. In the case of holders of Allowed General Unsecured Claims that are Non-U.S. Citizens, the percentage ratio of the number of shares of New Common Stock to the number of New Creditor Warrants to be issued to each such Non-U.S. Citizen pursuant to clauses (v) and (w) of Section 4.3(c)(iii) of the Prepackaged Plan, respectively, as of the Effective Date shall be the same for each such Non-U.S. Citizen holder of an Allowed General Unsecured Claim. If such a holder (or the holder’s Permitted Designee(s)) of an Allowed General Unsecured Claim furnishes a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date and, after review, Tidewater Parent, in its reasonable discretion, accepts such U.S. Citizen Certification as reasonable proof in establishing that such holder or its Permitted Designee(s), if applicable, is a U.S. Citizen, such holder (or its Permitted Designee(s)) shall receive New Common Stock representing all of such holder’s (or its Permitted Designee’s(s’)) Pro Rata share as of the Effective Date of such New Common Stock on the Class 3 Initial Distribution Date; provided, however, that if such holder (or the holder’s Permitted Designee(s)) does not furnish a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date, or if the U.S. Citizen Certification of such holder (or the holder’s Permitted Designee(s)) has not been accepted or has been rejected by Tidewater Parent, in its reasonable discretion, on or before the date that is five (5) Business Days after the Distribution Record Date after review by Tidewater Parent pursuant to Section 4.3(c) of the Prepackaged Plan, such holder (or the holder’s Permitted Designee (s)) shall receive a combination of (x) New Common Stock representing such holder’s Pro Rata share as of the Effective Date of New Common Stock, to the extent permitted by Section 5.5(a) of the Prepackaged Plan, and (y) New Creditor Warrants equal to the balance of such holder’s (or the holder’s Permitted Designee’s(s’)) Pro Rata share as of the Effective Date of the New Common Stock that such holder would have received but for the restriction in Section 5.5(a) of the Prepackaged Plan as of the Effective Date. In connection with Tidewater Parent’s review of any U.S. Citizen Certification under Section 4.3(c) of the Prepackaged Plan, Tidewater Parent shall have the right to require the holder (or the holder’s Permitted Designee(s)) furnishing the U.S. Citizen Certification to provide Tidewater Parent with such documents and other information as it may reasonably request as reasonable proof confirming that the holder (or such holder’s Permitted Designee(s)) is a U.S. Citizen under the Jones Act. Tidewater Parent shall treat all such documents and information provided by any holder (or the holder’s Permitted Designee(s)) as confidential and shall limit the distribution of such documents and information to the Debtors’ personnel and counsel that have a need to know the contents thereof and to the U.S. Coast Guard as may be necessary. Notwithstanding the foregoing, holders of Sale Leaseback Claims which are Disputed Claims on the Effective Date and thereafter become Allowed Claims shall be entitled to receive their Pro Rata share, calculated as of the Effective Date, of the foregoing consideration described in clauses (i), (ii), and (iii) of the first sentence of Section 4.3(c) of the Prepackaged Plan; provided, however, that the consideration delivered in respect of clause (iii) of Section 4.3(c) of the Prepackaged Plan shall consist of solely New Creditor Warrants on the next Interim Distribution Date after they become Allowed Claims. In any distribution made to the holder of an Allowed General Unsecured Claim, there shall be deducted therefrom the amount of Cash, New Secured Notes, New Common Stock, and New Creditor Warrants previously distributed to such holder on account of such Allowed General Unsecured Claim in any distribution made prior thereto.

4

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
4	Other General Unsecured Claims	Except to the extent that a holder of an Allowed Other General Unsecured Claim against any of the Debtors agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) the Reorganized Debtors shall continue to pay or treat each Allowed Other General Unsecured Claim in the ordinary course of business, or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed Other General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtors and Reorganized Debtors may assert as to the validity or amount of such Claims, including as provided in Section 10.9 of the Prepackaged Plan.	Unimpaired	No (Presumed to accept)	100%

5	Intercompany Claims	On the Effective Date all Intercompany Claims shall be adjusted, Reinstated, or discharged to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable.	Unimpaired	No (Presumed to accept)	N/A

6	Intercompany Interests	On the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Prepackaged Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors.	Unimpaired	No (Presumed to accept)	N/A

7	Tidewater Parent Interests	On the Effective Date, all Tidewater Parent Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of an Allowed Existing Interest shall be entitled to receive its Pro Rata share of (i) shares of New Common Stock, representing, in the aggregate, five percent (5%) of the sum of the total shares of New Common Stock to be outstanding as of the Effective Date under clause (i) of Section 4.7(b) and clause (v) of Section 4.3(c)(iii) of the Prepackaged Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the	Impaired	No (Deemed to reject)

5

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote	Approx. Percentage Recovery
		New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Prepackaged Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants, (ii) the Series A New Existing Equity Warrants, and (iii) the Series B New Existing Equity Warrants. Notwithstanding anything herein to the contrary, any Tidewater Parent Interests issued and outstanding as of immediately prior to the Petition Date pursuant to a Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date. For the avoidance of doubt, as of the Effective Date, all Tidewater Parent Interests consisting of stock options granted under any Benefit Plan shall be cancelled and discharged and shall be of no further force and effect.

8	Subordinated Securities Claims	The holders of Subordinated Securities Claims shall not receive or retain any property under the Prepackaged Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Securities Claims shall be discharged.	Impaired	No (Deemed to reject)	0%

6

WHERE TO FIND ADDITIONAL INFORMATION: Tidewater Parent currently files annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement. Later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede that information:

•	Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on May 26, 2016.

•	Form 10-Q for the quarterly period ended December 31, 2016, filed with the SEC on February 8, 2017.

•	Forms 8-K filed with the SEC on February 1, 2017, February 13, 2017, February 14, 2017, March 6, 2017, March 15, 2017, March 30, 2017, April 11, 2017, and April 20, 2017.

II.

OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	Overview of the Debtors’ Businesses

Tidewater Parent, the affiliated Debtors, and the affiliated non-Debtor entities (collectively, the “Non-Debtor Affiliates”) that are direct or indirect subsidiaries of Tidewater Parent (collectively, “Tidewater Group”) operate together to provide offshore service vessels and marine support services to the global offshore energy industry through the operation of a diversified fleet of marine service vessels. The Debtors’ vessels and related vessel services support all phases of offshore exploration, field development, and production, including: towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover, and production activities; offshore construction, remotely operated vehicle (“ROV”) operations, and seismic and subsea support; and a variety of specialized services such as pipe and cable laying. As of the Petition Date, the Debtors own (or charter under sale-leaseback agreements) 262 vessels and 8 ROVs available to serve the global energy industry.

The Debtors’ principal executive offices are located at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.

The Debtors balance sheet reflects approximately $4.3 billion in total assets as of December 31, 2016, which substantial asset base is necessary to support the Debtors’ operations.

B.	Operating Segments

The Debtors have one of the broadest geographic operating footprints in the offshore energy industry with operations in most of the world’s significant offshore crude oil and natural gas exploration and production (“E&P”) offshore regions. The Debtors’ fleet is deployed in the major global offshore oil and gas areas of the world. The principal areas of operations include the U.S. Gulf of Mexico, the Arabian Gulf, the Mediterranean Sea, and areas offshore Brazil, Canada, India, Malaysia, Myanmar, Mexico, Norway, the United Kingdom, Thailand, Trinidad, and West Africa.

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The Debtors’ principal customers are large, international oil and natural gas exploration, field development, and production companies; select independent E&P companies; foreign government-owned or government-controlled organizations, and other companies that explore for, develop, and produce oil and natural gas; drilling contractors; and other companies that provide various services to the offshore energy industry, including, but not limited to, offshore construction companies, diving companies, and well stimulation companies.

The Debtors classify their vessels in three groups: “deepwater vessels,” “towing supply vessels,” and “other vessels.”

1.	Deepwater Vessels

Deepwater vessels, in the aggregate, have been the Debtors’ largest contributor to consolidated vessel revenue and vessel operating margin in recent years. Included in this vessel class are large platform supply vessels (“PSVs”), which are typically greater than 230 feet and/or with greater than 2,800 tons in deadweight cargo-carrying capacity; large, higher-horsepower anchor handling towing supply (“AHTS”) vessels, which generally have greater than 10,000 horsepower; and one specialty vessel that is capable of supporting light construction as well as inspection, maintenance, and repair work.

PSV	AHTS

Deepwater vessels are generally chartered to customers for use in transporting supplies and equipment from shore bases to deepwater and intermediate water depth offshore drilling rigs and production platforms and for otherwise supporting intermediate water depth and deepwater drilling, production, construction, and maintenance operations.

Deepwater PSVs generally have large cargo-carrying capacities, both below deck (liquid mud tanks and dry bulk tanks) and above deck. Deepwater AHTS vessels are equipped to tow drilling rigs and other marine equipment, as well as to set anchors for the positioning and mooring of drilling rigs that generally do not have dynamic positioning capabilities. Deepwater vessels also include specialty vessels that can support offshore well stimulation, construction work, subsea services, and/or serve as remote accommodation facilities.

Specialty Vessel

8

2.	Towing Supply Vessels

Towing supply vessels are currently the Debtors’ largest fleet class by number of vessels. Included in this class are non-deepwater AHTS vessels with horsepower below 10,000 BHP,3 and non-deepwater PSVs that are generally less than 230 feet. The vessels in this class perform the same respective functions and services as deepwater AHTS vessels and deepwater PSVs, except that towing-supply vessels are generally chartered to customers for use in intermediate depth and shallow waters.

3.	Other Vessels

Other vessels include crew boats, utility vessels, and offshore tugs. Crew boats and utility vessels are chartered to customers for use in transporting personnel and supplies from shore bases to offshore drilling rigs, platforms, and other installations. These vessels are also often equipped for oil field security missions in markets where piracy, kidnapping, or other potential violence presents a concern. Offshore tugs are used to tow floating drilling rigs and barges; to assist in the docking of tankers; and to assist pipe laying, cable laying, and construction barges.

Offshore Tug	Utility Vessel

4.	Additional Vessels Under Construction

In addition to the Debtors’ current fleet, as of the Petition Date, the Debtors also have approximately $10 million in unfunded capital commitments for two deepwater PSVs under construction, which range between 4,700 and 5,400 deadweight tons of cargo capacity. A discussion of certain disputes and legal proceedings relating to these two vessels under construction is provided in Article II.G.1 hereof. In October 2016, the Debtors cancelled options on four additional PSVs under construction, which resulted in a refund of approximately $14 million of prior installment payments. In April 2017, the Debtors entered into a novation agreement with a new purchaser to take their place in a shipbuilding contract and accept one PSV under construction, which resulted in a net payment of $5.27 million. The new purchaser assumed the contract obligations of the Debtors to pay the remaining balance of $27.15 million upon delivery of the PSV.

Revenues for services rendered from the Debtors’ vessels are derived primarily from vessel time charter or similar contracts that are generally three months to four years in duration as determined by customer requirements, and, to a lesser extent, from vessel time charter contracts on a “spot” basis, which is a short-term (one day to three months) hire to provide offshore marine services to a customer for a specific short-term job. The base rate of hire for a term contract is generally a fixed rate, though some charter arrangements allow Tidewater Parent to recover specific additional costs.

[3]	BHP is the measure of an engine’s horsepower before the loss in power caused by the gearbox, alternator, differential, water pump, and other auxiliary components such as the power steering pump, muffled exhaust system, etc.

9

C.	The Debtors’ Organizational Structure

The Debtors are entities organized in Texas, Delaware, Louisiana, Nevada, and Alaska. Tidewater Parent is a Delaware corporation and the direct or indirect parent of each of the other Debtors in these Chapter 11 Cases.

A chart illustrating the Debtors’ organizational structure is attached to this Disclosure Statement as Exhibit B.

D.	Directors and Officers

Tidewater Parent’s current board of directors is comprised of the following individuals:

Name	Position
R.A. (Rich) Pattarozzi	Chairman
M. Jay Allison	Director
James C. Day	Director
Richard du Moulin	Director
Morris E. Foster	Director
J. Wayne Leonard	Director
Richard D. Paterson	Director
Jeffrey M. Platt	Director
Robert L. Potter	Director
Cindy B. Taylor	Director
Jack Thompson	Director

Tidewater Parent’s current senior management team is comprised of the following individuals:

Name	Position
Jeffrey M. Platt	President and Chief Executive Officer
Jeffrey A. Gorski	Executive Vice President and Chief Operating Officer
Quinn P. Fanning	Executive Vice President and Chief Financial Officer
Bruce D. Lundstrom	Executive Vice President, Secretary, and General Counsel
Joseph M. Bennett	Executive Vice President and Chief Investor Relations Officer

In accordance with 11 U.S.C. § 1129(a)(5), prior to the entry of the order confirming the Prepackaged Plan, the Debtors will disclose the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director or officer of each of the Reorganized Debtors.

E.	Regulation of the Debtors’ Businesses

The Debtors’ business operations are subject to various U.S. federal, state, and local statutes and regulations governing the operation and maintenance of vessels. The Debtors’ U.S.-flag vessels are subject to the jurisdiction of the United States Coast Guard, the United States Customs and Border Protection, and the United States Maritime Administration. The Debtors are also subject to international laws and conventions and the laws of international jurisdictions where Tidewater Parent and its offshore vessels operate.

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Additional discussion of the regulatory environment of the Debtors’ businesses can be found in the Form 10-K of Tidewater Parent for the fiscal year ended March 31, 2016, filed with the SEC on May 26, 2016.

F.	The Debtors’ Capital Structure

1.	Equity Ownership

Tidewater Parent is a public company that files annual reports with, and furnishes other information to, the Securities & Exchange Commission. Tidewater Parent’s common stock is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “TDW.” As of April 30, 2017, 125 million shares of TDW $0.10 par value common stock had been authorized with 47,121,304 shares of common stock issued and outstanding.

2.	Cash and Cash Equivalents

On March 15, 2016, Tidewater Parent borrowed the full $600 million available under the Credit Agreement to ensure adequate liquidity and financial flexibility during the current industry downturn. As of the Petition Date, the Debtors hold approximately $700 million in cash and cash equivalents.

3.	Prepetition Indebtedness

As of the Petition Date, the Debtors have outstanding, unsecured prepetition funded debt obligations totaling approximately $2.04 billion, consisting of (i) $900 million in borrowings under the Credit Agreement; (ii) $500 million in principal amount of 2013 Notes; (iii) $165 million in principal amount of 2011 Notes; (iv) $382.5 million in principal amount of 2010 Notes; and (v) approximately $92 million of U.S. dollar-equivalent (“USD”) debt under the Troms Credit Agreement (each as defined below).

(a)	Credit Agreement

Tidewater Parent and each of the other Debtors, as co-borrowers, are parties to that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of June 21, 2013 (as amended, modified, or supplemented from time to time, the “Credit Agreement”), with the lenders and issuing banks party thereto from time to time (the “Tidewater Lenders”), Bank of America, N.A., as administrative agent, and certain other parties thereto. The Credit Agreement provides for a $900 million facility consisting of (i) a $600 million revolving credit facility and (ii) a $300 million term loan facility. The Credit Agreement matures on June 21, 2019.

As of the Petition Date, the aggregate principal amount outstanding under the Credit Agreement is approximately $900 million, plus any applicable interest, fees, and other amounts.

(b)	Senior Unsecured Notes

(i)	The 2013 Notes

Tidewater Parent issued $300 million of senior unsecured notes in September 2013, and an additional $200 million of senior unsecured notes in November 2013, to certain institutional investors, with each of the other Debtors as named issuers or guarantors (collectively, the “2013 Notes”), pursuant to that certain Note Purchase Agreement dated as of September 30, 2013 (the “2013 Note Purchase Agreement”). Interest on the 2013 Notes is payable semi-annually on May 15 and November 15. Below is a list of the 2013 Notes with the applicable interest rate and maturity date.

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•	Series 2013-A, $123 million 4.26% Senior Notes, due November 16, 2020

•	Series 2013-B, $250 million 5.01% Senior Notes, due November 15, 2023

•	Series 2013-C, $127 million 5.16% Senior Notes, due November 17, 2025

As of the Petition Date, the aggregate principal amount outstanding under the 2013 Notes is approximately $500 million, plus any applicable interest, premiums, fees, and other amounts.

(ii)	The 2011 Notes

Tidewater Parent issued approximately $165 million in aggregate principal amount of senior unsecured notes in August 2011 to certain institutional investors, with each of the other Debtors as named issuers or guarantors (collectively, the “2011 Notes”), pursuant to (i) a certain Note Purchase Agreement dated as of August 15, 2011, for $100 million in aggregate principal senior notes and (ii) a certain Note Purchase Agreement dated as of August 15, 2011, for $65 million in aggregate principal senior notes (together, the “2011 Note Purchase Agreements”).

Interest on the 2011 Notes is payable quarterly on March 31, June 30, September 30, and December 31. Below is a list of the 2011 Notes with the applicable interest rate and maturity date.

•	Series 2011-A, $50 million 4.06% Senior Notes, due March 31, 2019

•	Series 2011-B, $50 million 4.64% Senior Notes, due June 30, 2021

•	Series 2011-C, $65 million 4.54% Senior Notes, due June 30, 2021

As of the Petition Date, the aggregate principal amount outstanding under the 2011 Notes is approximately $165 million, plus any applicable interest, premiums, fees, and other amounts.

(iii)	The 2010 Notes

Tidewater Parent issued approximately $425 million in aggregate principal amount of senior unsecured notes in September 2010 to certain institutional investors, with each of the other Debtors as named issuers or guarantors (collectively, the “2010 Notes” and, together with the 2013 Notes and the 2011 Notes, the “Notes”), pursuant to a certain Note Purchase Agreement dated as of September 9, 2010 (the “2010 Note Purchase Agreement” and, collectively with the 2013 Note Purchase Agreement and the 2011 Note Purchase Agreements, the “Note Purchase Agreements”).

Interest on the 2010 Notes is payable semi-annually on June 30 and December 30. Below is a list of the 2010 Notes with the applicable interest rate and maturity date.

•	Series B, $44.5 million 3.90% Senior Notes, due December 30, 2017

•	Series C, $25 million 3.95% Senior Notes, due December 30, 2017

•	Series D, $25 million 4.12% Senior Notes, due December 30, 2018

•	Series E, $25 million 4.17% Senior Notes, due December 30, 2018

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•	Series F, $50 million 4.33% Senior Notes, due December 30, 2019

•	Series G, $100 million 4.51% Senior Notes, due December 30, 2020

•	Series H, $65 million 4.56% Senior Notes, due December 30, 2020

•	Series I, $48 million 4.61% Senior Notes, due December 30, 2022

As of the Petition Date, the aggregate principal amount outstanding under the 2010 Notes is approximately $382.5 million, plus any applicable interest, premiums, fees, and other amounts.

(c)	Troms Offshore Debt

Non-Debtor Affiliate Troms Offshore Supply AS (“Troms Offshore”), as borrower, and Tidewater Parent and each of the other Debtors, as guarantors (collectively, the “Corporate Guarantors”), are parties to that certain Amended and Restated Term Loan Facility Agreement, dated as of May 25, 2012 (as amended, modified, or supplemented from time to time, the “Troms Credit Agreement”), with Eksportkreditt Norge AS (“EKN”) and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap (“KLP”) as lenders (collectively, the “Troms Lenders”), DNB Bank ASA, New York Branch, as Agent, DNB Bank ASA, Grand Cayman Branch, as Bank Guarantor (the “Bank Guarantor”), the Norwegian Guarantee Institute for Export Credits, as guarantor (“GIEK”),4 and DNB Markets, Inc., and arranger and bookrunner (collectively, the “Troms Finance Parties”). The Troms Credit Agreement provides for the following four tranches of unsecured debt.

•	The “Troms Hera Tranche:” a $31.3 million USD-denominated, 12-year unsecured borrowing that matures in April 2027, guaranteed by, among others, Tidewater Parent and the other Corporate Guarantors.[5] The Troms Hera Tranche requires semi-annual principal payments of $1.3 million (plus accrued interest) and bears interest at a fixed rate of 2.92% plus a premium based on Tidewater Parent’s consolidated funded indebtedness to total capitalization ratio (currently equal to 1.5% for a total all-in rate of 4.42%).

As of the Petition Date, the aggregate principal amount outstanding under the Troms Hera Tranche is approximately $26.1 million, plus any applicable interest, fees, and other amounts.

•	The “Troms Mira Tranche:” a $29.5 million, USD-denominated, 12-year unsecured borrowing that matures in January 2027, guaranteed by, among others, Tidewater Parent and the other Corporate Guarantors.[6] The Troms Mira Tranche requires semi-annual principal payments of $1.2 million (plus accrued interest) and bears interest at a fixed rate of 2.91% plus a premium based on Tidewater Parent’s consolidated funded indebtedness to total capitalization ratio (currently equal to 1.5% for a total all-in rate of 4.41%).

[4]	GIEK is a public-sector enterprise that reports to the Royal Norwegian Ministry of Trade, Industry and Fisheries. GIEK promotes Norwegian exports by issuing guarantees on behalf of the Norwegian state.
[5]	Troms Offshore’s obligations and liabilities under the Troms Hera Tranche are also guaranteed by unconditional, irrevocable, on demand guarantees in the amount of $2,908,127 (securing 10% of the Troms Hera Tranche) and $26,173,143 (securing 90% of the Troms Hera Tranche) executed by Bank Guarantor and GIEK, respectively, in favor of KLP.
[6]	Troms Offshore’s obligations and liabilities under the Troms Mira Tranche are also guaranteed by unconditional, irrevocable, on demand guarantees in the amount of $2,948,830 (securing 10% of the Troms Mira Tranche) and $26,539,202 (securing 90% of the Troms Mira Tranche) executed by Bank Guarantor and GIEK, respectively, in favor of EKN.

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As of the Petition Date, the aggregate principal amount outstanding under the Troms Mira Tranche is approximately $24.6 million, plus any applicable interest, fees, and other amounts.

•	The “Troms Arcturus Tranche:” a 300 million Norwegian Kroner (“NOK”) denominated, 12-year unsecured borrowing that matures in January 2026, guaranteed by, among others, Tidewater Parent and the other Corporate Guarantors.[7] The Troms Arcturus Tranche requires semi-annual principal payments of 12.5 million NOK (plus accrued interest) and bears interest at a fixed rate of 2.31% plus a premium based on Tidewater Parent’s consolidated funded indebtedness to total capitalization ratio (currently equal to 2.0% for a total all-in rate of 4.31%).

As of the Petition Date, the aggregate principal amount outstanding under the Troms Arcturus Tranche is approximately 225 million NOK (approximately $26.5 million USD-equivalent), plus any applicable interest, fees, and other amounts.

•	The “Troms Sirius Tranche:” a 204.4 million NOK-denominated borrowing agreement that matures in May 2024, guaranteed by, among others, Tidewater Parent and the other Corporate Guarantors.[8] The Troms Sirius Tranche requires semi-annual principal payments of 8.5 million NOK (plus accrued interest), and bears interest at a fixed rate of 3.88% plus a premium based on Tidewater Parent’s consolidated funded indebtedness to total capitalization ratio (currently equal to 2.0% for a total all-in rate of 5.88%).

As of the Petition Date, the aggregate principal amount outstanding under the Troms Sirius Tranche is approximately 127.8 million NOK (approximately $15 million USD-equivalent), plus any applicable interest, fees, and other amounts.

G.	Legal Proceedings

1.	Gulf Island Arbitration

As referenced in Article II.B.4 above, the Debtors have unfunded commitments relating to two deepwater PSVs under construction, both of which are being constructed pursuant to a contract between Debtor Tidewater Marine, L.L.C. (“Tidewater Marine”), an operating subsidiary of Tidewater Parent, and LEEVAC Shipyards Jennings, L.L.C. (“LEEVAC”). The contract was subsequently assigned by LEEVAC to Gulf Island Shipyards, L.L.C. (“Gulf Island”) in January 2016. Prior to its scheduled delivery in January 2017, Tidewater Marine rejected for the first of the two PSVs and withheld a final contractual milestone payment for failure of the vessel to meet certain significant contract specifications. Thereafter, Tidewater Marine delivered a formal notice of default to Gulf Island demanding a cure of the

[7]	Troms Offshore’s obligations and liabilities under the Troms Arcturus Tranche are also guaranteed by unconditional, irrevocable, on demand guarantees in the amount of 150,000,000 NOK (securing 50% of the Troms Arcturus Tranche) and 150,000,000 NOK (securing 50% of the Arcturus Tranche) executed by Bank Guarantor and GIEK, respectively, in favor of EKN.
[8]

Troms Offshore’s obligations and liabilities under the Troms Sirius Tranche are also guaranteed by unconditional, irrevocable, on demand guarantees in the amount of 89,460,000 NOK (securing 50% of the Troms Sirius Tranche) and 89,460,000 NOK (securing 50% of the Troms Sirius Tranche) executed by Bank Guarantor and GIEK, respectively, in favor of EKN.

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deficiencies, following which Gulf Island declared Tidewater Marine in contractual default for refusing to accept delivery and filed a notice of claim of lien with the U.S. Coast Guard. Subsequently, Tidewater Marine submitted a demand to Gulf Island seeking a refund of all amounts paid by Tidewater Marine to date, totaling approximately $43 million plus accrued contractual interest.

On March 10, 2017, Gulf Island filed a notice of arbitration before the Houston Maritime Arbitrator’s Association alleging breach of contract with respect to Tidewater Marine’s rejection of the first PSV and anticipatory breach of contract based on Tidewater Marine’s anticipated rejection of the second PSV. Through this arbitration, Gulf Island is seeking an order requiring Tidewater Marine to take delivery of both vessels and to reimburse Gulf Island for costs incurred by Gulf Island. Tidewater Marine is evaluating its next steps in the arbitration. A date for arbitration has not yet been set.

2.	Other Legal Proceedings

The Debtors are named as defendants from time to time in routine litigation proceedings. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on Tidewater Parent’s financial position, results of operations, or cash flows. The Debtors, however, cannot predict with certainty the outcome or effect of pending or threatened litigation or legal proceedings, and the eventual outcome could materially differ from their current estimates.

III.

KEY EVENTS LEADING TO

THE COMMENCEMENT OF CHAPTER 11 CASES

A.	Collapse in Commodity Prices

As a result of decisions of members of the Organization of the Petroleum Exporting Countries not to curtail supply, growth of unconventional production in the United States, and weakening demand in emerging markets, the prices of crude oil and natural gas have declined dramatically since mid-year 2014. In early 2016, crude oil and natural gas spot prices reached multi-year lows of approximately $26 per Bbl9 and $1.50 per MMBtu,10 respectively. During the last nine months of 2016, prices were volatile but generally increasing. In March 2017, crude oil was trading between approximately $50 and $52 per Bbl. While those prices represent significant improvement over the record lows of 2016, oil prices remain approximately 50% lower than the mid-year 2014 high of more than $105 per Bbl.

The recent trend in crude oil prices and the current pricing outlook could lead to increased exploration, development, and production activity as current prices for crude oil are approaching the range which some surveys have indicated that, if sustainable, E&P companies would begin to increase spending. However, a recovery in onshore exploration, development, and production activity and spending, particularly in North America, is expected to precede a recovery in offshore activity and spending, much of which takes place in the international markets. Thus, a further decrease in offshore spending is likely during calendar year 2017 and any improvements in offshore E&P activity likely will not occur until late calendar year 2017 or in 2018, the timing of which is generally consistent with the projected trend for global working offshore rigs.

[9]	“Bbl” refers to one stock tank barrel, or 42 U.S. gallons liquid volume, used herein to reference to crude oil or other liquid hydrocarbons.
[10]	“MMBtu” refers to one million BTU or British thermal units, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

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In addition, the production of unconventional gas resources in North America and the commissioning of a number of new, large, liquefied natural gas export facilities around the world have also contributed to an oversupplied natural gas market. Generally high levels of onshore gas production and the prolonged downturn in natural gas prices experienced over the previous several years, however, have had a negative impact on the offshore exploration and development plans of energy companies and the demand for offshore support vessel services.

Notwithstanding recent increases in pricing, the significant decline in crude oil and natural gas prices that began in 2014 caused many of the Debtors’ customers to significantly reduce drilling, completion, and other production activities and related spending on the Debtors’ products and services. Primarily as a result of the decline in oil and gas prices, the Debtors’ revenue for the fiscal year ended March 31, 2016 was approximately $979 million, which is approximately 35% less than the approximately $1.5 billion revenue for the fiscal year ended March 31, 2015. Further, the Debtors’ revenue for the nine (9) months ending on December 31, 2016, declined to approximately $440.8 million, or a reduction of approximately 45%, as compared to $794.9 million for the same period ending on December 31, 2015.

B.	Prepetition Negotiations with Creditors

With reduced demand for offshore support vessels, along with increased supply resulting from vessels built by the Debtors and other operators of offshore support vessels, the Debtors experienced a significant decline in the utilization of its vessels, average day rates received, and vessel revenue. As a result, the Debtors implemented a number of significant cost reduction measures to mitigate the effects of significantly lower vessel revenue and, given the currently challenging offshore support vessel market and business outlook, other steps to improve its financial position and liquidity, including the January 2016 suspension of Tidewater Parent’s common stock dividend, the March 2016 $600 million draw on the Tidewater Credit Facility, and the renegotiation or termination of vessel construction contracts in order to reduce capital expenditures.

Despite efforts to undertake transactions to reduce long-term debt and reduce spending, the Debtors determined that, with their current capital structure, they were unable to withstand the ongoing and precipitous decline in oil and gas prices and the corresponding decline in the Debtors’ revenues and cash flows. Based on current market conditions, the Debtors determined that a reduction in their long-term debt and cash interest obligations was required to improve their financial position and flexibility. As such, the Debtors retained Weil, Gotshal & Manges LLP (“Weil”), as counsel, and Lazard (“Lazard”), as investment banker and financial advisor, to assist them in developing and implementing a comprehensive restructuring plan.

On June 30, 2016, the Debtors failed to meet a 3.0x minimum interest coverage ratio covenant contained in the Credit Agreement, the Troms Credit Agreement, and the 2013 Notes Purchase Agreement (collectively, the “Funded Debt Agreements”). Failure to meet the minimum interest coverage ratio requirement would have resulted in covenant noncompliance that would have allowed the respective lenders and/or the noteholders to declare the Debtors to be in default under each of the Funded Debt Agreements, and accelerate the indebtedness thereunder. Because the Debtors were expected not to meet the minimum interest coverage ratio requirement, a report provided by the Debtors’ independent registered public accounting firm that accompanied the company’s audited consolidated financial statements for the fiscal year ended March 31, 2016 (the “Audit Opinion”) contained an explanatory paragraph regarding the Debtors’ ability to continue as a going concern. The failure to receive an unqualified Audit Opinion, in and of itself, is an event of default under the Credit Agreement that would allow the lenders to accelerate the indebtedness thereunder.

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To avoid an acceleration of indebtedness under the Funded Debt Agreements (and potentially the other Senior Unsecured Notes) the Debtors negotiated and obtained limited waivers from the necessary lenders and noteholders to extend the waiver of the unqualified audit opinion requirement and/or waive the minimum interest coverage ratio requirement until August 14, 2016 and subsequent, further extensions until September 18, 2016, October 21, 2016, November 11, 2016, January 27, 2017, March 3, 2017, March 27, 2017, and April 7, 2017. When the final waiver expired in accordance with its terms on April 7, 2017, negotiations with the Bank Lender Steering Committee and the Unofficial Noteholder Committee (each defined below) regarding the terms of the Restructuring were substantially complete, and, therefore, the Debtors did not seek a further extension of the waiver.

As early as January 2016, the Debtors, with assistance from Weil and Lazard, have been actively engaged in discussions and negotiations regarding restructuring alternatives with (i) a steering committee comprised of certain Tidewater Lenders (the “Bank Lender Steering Committee”), (ii) the Troms Lenders, (iii) an unofficial committee of certain unaffiliated holders of the 2013 Notes (the “Unofficial 2013 Noteholder Committee”). For several months, the Debtors, the Bank Lender Steering Committee, the Troms Lenders and the Unofficial 2013 Noteholder Committee engaged in negotiations regarding the terms of a potential out-of-court restructuring. During the course of those discussions, however, it became clear to the Debtors, the Bank Lender Steering Committee, the Troms Lenders, and the Unofficial 2013 Noteholder Committee that the substantial deleveraging desired by all parties would most effectively be accomplished through an in-court transaction. Accordingly, in November 2016, the Debtors and the Bank Lender Steering Committee, the Troms Lenders, and an unofficial committee of certain unaffiliated holders of the Notes (the “Unofficial Noteholder Committee”) began negotiations regarding the terms of a chapter 11 restructuring to be achieved through a consensual prepackaged plan.

In the months leading up to the signing of the Restructuring Support Agreement, the Debtors, the Bank Lender Steering Committee, the Troms Lenders, and the Unofficial Noteholder Committee exchanged proposals and counterproposals regarding the terms of a comprehensive restructuring of Tidewater’s existing debt. During the same period, the Board met periodically to consider proposals to be provided to, and counterproposals received from the Bank Lender Steering Committee, the Troms Lenders, and the Unofficial Noteholder Committee to discuss updates and general restructuring strategy and considerations, and to approve and/or authorize actions related thereto.

Following several rounds of negotiations, the Debtors, the Bank Lender Steering Committee and the Unofficial Noteholder Committee were able to reach an agreement in principle regarding the terms, and processes to document, the Restructuring embodied in the Prepackaged Plan. The Debtors were also able to reach an agreement in principle with the Troms Lenders regarding an amendment of the Troms Credit Agreement to be executed in conjunction with the Prepackaged Plan.

IV.

ANTICIPATED EVENTS

DURING THE CHAPTER 11 CASES

In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or about [●], 2017. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.

The Debtors intend to continue to operate their businesses in the ordinary course during the pendency of the Chapter 11 Cases as they have been doing before the Petition Date. To facilitate the efficient and expeditious implementation of the Prepackaged Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors intend to seek to have the Chapter

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11 Cases assigned to the same bankruptcy judge and administered jointly and to file various motions seeking important and urgent relief from the Bankruptcy Court. Such relief, if granted, will assist in the administration of the Chapter 11 Cases; however, there can be no assurance that the requested relief will be granted by the Bankruptcy Court.

A.	Commencement of the Chapter 11 Cases and First Day Motions

On the Petition Date, the Debtors intend to file multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course. Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The following is a brief overview of the relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

1.	Cash Management System

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the various Debtors (and Non-Debtor Affiliates). On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to, among other things, continue the use of their existing cash management system, bank accounts, and related business forms, as well as to continue their intercompany arrangements to avoid disruption in the Debtors’ operations and facilitate the efficient administration of the Chapter 11 Cases.

2.	Trade Creditors

In the ordinary course of business, the Debtors rely upon a variety of vendors and service providers. Pursuant to the Prepackaged Plan, the Debtors intend to pay all of their obligations to such vendors and service providers in full. However, certain vendors or service providers may seek to terminate or alter the terms of their agreements with the Debtors if the Debtors fail to honor their obligations as they become due. To avoid the detrimental effects of potential actions taken by the Debtors’ vendors and service providers, and to minimize any disruption to the Debtors’ operations, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to satisfy their obligations to vendors and service providers in the ordinary course of the Debtors’ businesses.

3.	Taxes

Pursuant to the Prepackaged Plan, the Debtors intend to pay all taxes and fees in full. To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ businesses.

4.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services including, among others, water, electricity, natural gas, waste management, and telecommunication services. On the Petition Date, the Debtors intend to seek (i) authority from the Bankruptcy Court to continue payments to such utility providers in the ordinary course and (ii) approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course of the Debtors’ businesses.

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5.	Insurance and Surety Bonds

In connection with the operation of the Debtors’ businesses, the Debtors maintain various insurance programs concerning, among other things, directors’ and officers’ liability, transportation, travel and commercial automotive claims, commercial property damage, maritime-related damage, umbrella and excess liability claims and various other liabilities. The Debtors also maintain surety and performance bond programs related to among other things, performance of contracts in Mexico, customs duties, environmental obligations, taxes and regulations, and contract bids. Maintaining the insurance and surety bond programs is essential to the Debtors’ operations and is required by laws, various regulations, and/or certain contracts. Accordingly, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations under the insurance and surety bond programs in the ordinary course of the Debtors’ businesses.

6.	Employee Wages and Benefits

The Debtors’ businesses are labor intensive and rely upon employees in various locations within the United States and around the world. Generally, members of the Debtors’ workforce rely upon their compensation to meet their daily living expenses. To minimize the uncertainty and potential distractions associated with the Chapter 11 Cases and the potential disruption of the Debtors’ operations resulting therefrom, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue to honor their obligations to their workforce in the ordinary course of business, including (i) the payment of pre- and postpetition wages, salaries, payroll taxes, and reimbursable employee expenses, (ii) the payment of pre- and postpetition accrued and unpaid employee benefits and related costs and expenses, including amounts owed to third-party administrators, and (iii) the continuation of certain of the Debtors’ business practices, programs, and policies as such were in effect prior to the commencement of the Chapter 11 Cases.

7.	Rejection of Sale Leaseback Agreements and Objection to Sale Leaseback Claims

In connection with the Restructuring, the Debtors have identified certain cost savings opportunities, including the elimination of burdensome obligations arising under the Sale Leaseback Agreements, pursuant to which the Debtors charter certain vessels owned by third parties. On the Petition Date, the Debtors shall file the Rejection Motion, which shall seek entry of interim and final orders (a) authorizing the rejection of the Sale Leaseback Agreements, (b) temporarily allowing the Disputed Sale Leaseback Claims only for (i) voting purposes and (ii) purposes of establishing the Disputed Claims Reserve under Section 7.5 of the Prepackaged Plan, (c) setting a briefing schedule related thereto, (d) objecting to the final allowance of the Disputed Sale Leaseback Claims, and (e) granting related relief.

On April 7, 2017, Banc of America Leasing & Capital, L.L.C. (“BALC”), a Sale Leaseback Party, provided the Debtors with written notice (i) purporting to terminate the Sale Leaseback Agreements pertaining to three U.S.-flag vessels (the “BALC Sale Leaseback Agreements”) and (ii) demanding payment of the Stipulated Loss Value and the unpaid Charter Hire (each as defined and determined in the relevant Sale Leaseback Agreements). On May 3, 2017, BALC provided the Debtors will a letter demanding, among other things, return of the vessels. The Debtors dispute BALC’s position that an event of default has occurred under the terms of any of the BALC Sale Leaseback Agreements that would otherwise entitle BALC to terminate the agreements or be entitled to demand return of the vessels. The Debtors engaged in discussions with BALC and negotiated the terms of the proposed interim order and exhibit annexed to the Rejection Motion, which temporarily allows Disputed Sale Leaseback Claims only for (i) voting purposes and (ii) purposes of establishing the Disputed Claims Reserve under Section 7.5 of the Prepackaged Plan, and sets a briefing schedule for final allowance of the Disputed Sale Leaseback Claims under the Prepackaged Plan.

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8.	Protection of Tax Benefits and Net Operating Losses

The Debtors’ net operating losses (“NOLs”) and certain other tax attributes are valuable assets of the Debtors’ estates. The Debtors estimate that, as of March 31, 2017, the Tidewater US Tax Group (as defined below) will have incurred, for U.S. federal income tax purposes, approximately $63 million of NOLs in addition to certain other tax attributes. These tax attributes are valuable because, for U.S. federal income tax purposes, a corporation can generally carry forward its losses to offset future income or tax, thereby reducing its tax liability in future periods. The Debtors believe that, even after taking account of any cancellation of debt impact of the Prepackaged Plan on the Debtors, the Debtors’ NOLs and other tax attributes may result in future tax savings. These savings could enhance the Debtors’ cash position and contribute to the successful reorganization of the Debtors.

Section 382 of the U.S. Internal Revenue Code (the “Tax Code”) limits a corporation’s ability to use its NOLs and certain other tax attributes after the corporation undergoes a proscribed change of ownership. Although an ownership change of the Debtors is expected to occur upon implementation of the Prepackaged Plan, the limitations imposed by section 382 of the Tax Code upon a change in ownership under a confirmed plan are significantly more relaxed than those otherwise applicable.

Accordingly, on the Petition Date, to protect the value of their NOL carryforwards and other tax attributes, the Debtors intend to seek authority from the Bankruptcy Court to restrict the trading of Interests that could result in an ownership change prior to the Effective Date of the Prepackaged Plan.

FOR A DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN TO THE DEBTORS AND THE POTENTIAL IMPACT ON THE DEBTORS’ TAX ATTRIBUTES, SEE ARTICLE X HEREOF.

B.	Other Procedural Motions and Retention of Professionals

The Debtors intend to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

C.	Confirmation Hearing

Contemporaneously with the filing of the Petitions, the Debtors will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (i) the adequacy of this Disclosure Statement and the Solicitation in connection herewith and (ii) confirmation of the Prepackaged Plan. The Debtors anticipate that notice of these hearings will be published and mailed to all known holders of Claims and Interests at least 28 days before the date by which objections must be filed with the Bankruptcy Court.

D.	Timetable for the Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors have agreed to proceed with the implementation of the Prepackaged Plan through the Chapter 11 Cases. Among other things, the Restructuring Support Agreement requires that the Bankruptcy Court enter the order approving this Disclosure Statement and the solicitation procedures and confirming the Prepackaged Plan within 75 days after the Petition Date. The Restructuring Support Agreement also requires that the Effective Date occur within 30 days after entry of the Confirmation Order. Although the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Restructuring Support Agreement, there can be no assurance that the Bankruptcy Court will grant such relief or that the Effective Date will occur on such timetable. Satisfying the requirements of the Restructuring Support Agreement is crucial to Debtors’ successful reorganization.

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V.

MATTERS INVOLVING NON-DEBTOR AFFILIATES

A.	Non-Debtor Affiliate Operations

Tidewater Group is comprised of 142 entities; of those, 27 will be Debtors in the Chapter 11 Cases. As previously discussed, Tidewater Group provides offshore service vessels and marine support services to the offshore energy industry all around the world through the operation of a diversified fleet of marine service vessels. The vessels comprising Tidewater Group’s fleet are owned and operated by both Debtors and Non-Debtor Affiliates.

The Prepackaged Packaged Plan contemplates a restructuring of the obligations arising under the Credit Agreement and the Note Purchase Agreements. Accordingly, only Tidewater Parent and twenty-six (26) affiliated entities that are guarantors under the Credit Agreement and the Notes will commence Chapter 11 Cases.

B.	Reinstatement of the Troms Credit Agreement[11]

Pursuant to the Restructuring Support Agreement and the Prepackaged Plan, the Troms Credit Agreement shall be amended and reinstated as of the Effective Date and provide for, among other things:

(a) as security for the obligations owed under the Troms Credit Agreement, each owner of a Security Vessel shall (to the extent not prohibited by the Charter Contracts) grant, pledge, assign, and/or execute, as applicable, a first priority, perfected Mortgage for each Security Vessel, an Assignment of Earnings, Assignment of Insurances, and an Assignment of Monetary Claims in favor of the Agent (on behalf of the Finance Parties);

(b) as additional security, the owner of the equity interests or membership interests, as applicable, of each owner of the Security Vessels (the “Ownership Interests”), shall grant a first priority, perfected Share Charge over the Ownership Interests in favor of the Agent (on behalf of the Finance Parties);

(c) fifty percent (50%) of the amortization payments that would otherwise be payable under the Troms Credit Agreement during fiscal years 2018 and 2019 shall be deferred until the applicable Final Maturity Date; and

(d) the interest rates that would otherwise be applicable under the Troms Credit Agreement shall be increased by 100 basis points in regards to the amounts deferred pursuant to (c) above.

As of the Petition Date, with the exception of Troms Offshore, the borrower under the Troms Credit Agreement, none of the Non-Debtor Affiliates are direct obligors or guarantors of the Debtors’ obligations under the Troms Credit Agreement. Any Claim on account of a guarantee of the obligations owed under the Troms Credit Agreement shall be treated as a Claim in Class 4 (Other General Unsecured Claims) for which the holder thereof has agreed to less favorable treatment. Accordingly, like the rest of

[11]	Capitalized terms used but not otherwise defined in this Article V.B shall have the meaning ascribed to such terms in the Troms Credit Agreement.

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the holders of Claims in Class 4 Claims, the holders of such guarantee Claims shall be deemed to accept the Prepackaged Plan. Pursuant to the Prepackaged Plan, after the Effective Date, the obligations owed under the Troms Credit Agreement shall be guaranteed by Troms Offshore, the Corporate Guarantors, and certain Non-Debtor Affiliates.

C.	Legal Proceedings

1.	Arbitral Award for the Taking of the Company’s Venezuelan Operations

On December 27, 2016, the annulment committee formed under the rules of the World Bank’s International Centre for Settlement of Investment Disputes (“ICSID”) issued a decision on the Bolivarian Republic of Venezuela’s (“Venezuela”) application to annul the award rendered by an ICSID tribunal on March 13, 2015. The award granted two subsidiaries of Tidewater Parent (the “Claimants”) compensation for Venezuela’s expropriation of their investments in that country. The nature of the investments expropriated and the progress of the ICSID proceeding were previously reported by Tidewater Parent in prior filings with the SEC. The annulment committee’s decision reduced the total compensation awarded to the Claimants to $36.4 million. That compensation is accruing interest at an annual rate of 4.5% compounded quarterly from May 8, 2009 to the date of payment of that amount ($14.8 million as of December 31, 2016). The annulment committee also left undisturbed the portion of the award that granted the Claimants $2.5 million in legal fees and other costs related to the arbitration. The reduction of $10 million in compensation from the earlier award of $46.4 million represents that portion of the tribunal’s award that the annulment committee determined had not been properly explained by the tribunal’s analysis. The final aggregate award is therefore $53.7 million as of December 31, 2016. The award for that amount is immediately enforceable and not subject to any further stay of enforcement. The annulment committee’s decision is not subject to any further ICSID review, appeal, or other substantive proceeding, unless Tidewater Parent decides to pursue additional compensation through ICSID related to the portion of the award reduced by the annulment committee. Tidewater Parent has not made any decision whether to pursue any such additional relief.

Tidewater Parent is committed to taking appropriate steps to enforce and collect the award, which is enforceable in any of the 150 member states that are party to the ICSID Convention. As an initial step, Tidewater Parent was successful in having the award recognized and entered in March 2015 as a final judgment by the United States District Court for the Southern District of New York. In addition, Tidewater Parent was successful in having the award recognized and entered in November 2016 as a final judgment of the High Court of Justice of England and Wales. Even with the recognition of the award in the United States and United Kingdom courts, Tidewater Parent recognizes that collection of the award may present significant practical challenges. The company is accounting for this matter as a gain contingency, and will record any such gain in future periods if and when the contingency is resolved, in accordance with ASC 450 Contingencies.

2.	Nigeria Marketing Agent Litigation

In October 2012, Tidewater Parent notified its Nigerian marketing agent, Phoenix Tide Offshore Nigeria Limited (“Phoenix Tide”), that it was discontinuing its relationship with the marketing agent and two of its principals (H.H. The Otunba Ayora Dr. Bola Kuforiji-Olubi, OON and Olutokunbo Afolabi Kuforiji). The company subsequently entered into a new strategic relationship with a different Nigerian marketing agent that it believes will better serve Tidewater Parent’s long term interests in Nigeria. This strategic relationship is currently functioning as Tidewater Parent intended.

The company is currently engaged in a number of legal disputes with Phoenix Tide and its two principals both in Nigeria and in the United Kingdom.

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In the United Kingdom, Tidewater Parent has been successful in obtaining favorable court orders against Phoenix Tide on a variety of issues, including the fact that Phoenix Tide wrongly interfered in stopping the approximate $12 million payment from TOTAL S.A. (“TOTAL”) to Tidewater Parent. In April 2016, a United Kingdom court ruled that Phoenix Tide’s two principals were personally responsible for interfering with Tidewater Parent’s business relationship with TOTAL. In June 2016, a United Kingdom court assessed damages and legal costs against Phoenix Tide’s two principals for their tortious interference.

Subsequent to the close of quarter ending December 31, 2016, on January 26, 2017, Tidewater Parent, Phoenix Tide, and its surviving principal, Olutokunbo Afolabi Kuforiji, filed a signed settlement agreement with the Nigerian Appeals Court that is intended to resolve all legal disputes and provides for payment by various affiliates of TOTAL to Tidewater Parent of approximately $12 million (inclusive of U.S. dollar and Naira denominations). The Nigerian Appeals Court has approved the settlement agreement and the TOTAL affiliates have made the payment referenced above.

VI.

SUMMARY OF THE PREPACKAGED PLAN

This section of this Disclosure Statement summarizes the Prepackaged Plan, a copy of which is attached hereto as Exhibit A. This summary is qualified in its entirety by reference to the Prepackaged Plan.

A.	Administrative Expenses and Priority Claims

1.	Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.	Fee Claims

All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to the Reorganized Debtors, the U.S. Trustee, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Petition Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Reorganized Debtors, the U.S. Trustee, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Reorganized Debtors, as applicable, and the party requesting compensation of a Fee Claim).

Allowed Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (1) the Effective Date and (2) the date upon which a Final Order relating to any

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such Allowed Fee Claim is entered, in each case, as soon as reasonably practicable thereafter, or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors, as applicable, and solely with respect to agreements entered into on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court may be paid at the times and in the amounts authorized pursuant to such orders.

The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of such Fee Claims to (i) the Debtors or the Reorganized Debtors, as applicable, and, in addition, (ii) solely with respect to estimates provided on or prior to the Effective Date, to (1) counsel to the Consenting Noteholders, and (2) counsel to the Consenting Tidewater Lenders, and the Debtors or Reorganized Debtors, as applicable, shall separately reserve for such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors or Reorganized Debtors, as applicable, may estimate the unpaid and unbilled fees and expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such reserve and revert to, and ownership thereof shall vest in, the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option at their discretion, and solely with respect to prepayments made before the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld. To the extent that any Priority Tax Claim is secured by a lien on any property of the Debtors, such lien shall continue in full force and effect until such time as the Priority Tax Claim is paid in full. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

B.	Classifications of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Prepackaged Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code;

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provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Formation of Debtor Groups for Convenience Only

The Prepackaged Plan groups the Debtors together solely for the purpose of describing treatment under the Prepackaged Plan, confirmation of the Prepackaged Plan, and making distributions in accordance with the Prepackaged Plan in respect of Claims against and Interests in the Debtors under the Prepackaged Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, result in substantive consolidation of any Estates, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Prepackaged Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.	Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Prepackaged Plan, (b) entitled to vote to accept or reject the Prepackaged Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Prepackaged Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, including Priority Tax Claims, have not been classified. The classification of Claims and Interests set forth herein and in the Prepackaged Plan shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein and in the Prepackaged Plan. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Prepackaged Plan.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Secured Claims	Unimpaired	No (Presumed to accept)
3	General Unsecured Claims	Impaired	Yes
4	Other General Unsecured Claims	Unimpaired	No (Presumed to accept)
5	Intercompany Claims	Unimpaired	No (Presumed to accept)
6	Intercompany Interests	Unimpaired	No (Presumed to accept)
7	Tidewater Parent Interests	Impaired	No (Deemed to reject)
8	Subordinated Securities Claims	Impaired	No (Deemed to reject)

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

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5.	Elimination of Vacant Classes

Any Class of Claims against or Interests in a Debtor that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Prepackaged Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Prepackaged Plan, and disregarded for purposes of determining whether such Debtor’s Prepackaged Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

C.	Treatment of Claims and Interests

1.	Class 1: Priority Non-Tax Claims

Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

2.	Class 2: Secured Claims

Except to the extent that a holder of an Allowed Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Secured Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.	Class 3: General Unsecured Claims

The following Claims are Allowed pursuant to section 506(a) of the Bankruptcy Code against each of the Debtors: (i) the Credit Agreement Claims in the aggregate principal amount of $900,000,000, plus accrued but unpaid interest (including default interest), plus any other unpaid premiums, fees, costs, or other amounts due under the Credit Agreement, in each case, up to but not including the Petition Date, and (ii) the Notes Claims in the aggregate amount of $1,158,397,471, plus any other unpaid premiums, interest, fees, costs, or other amounts due under the Note Purchase Agreements, as applicable, in each case, up to but not including the Petition Date. The Tidewater Lenders and the Noteholders shall not be required to file proofs of Claim on account of their Credit Agreement Claims and/or Notes Claims, as applicable. On the Petition Date, the Debtors shall file with the Bankruptcy Court the Rejection Motion.

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In full and final satisfaction of each Allowed General Unsecured Claim, on a Class 3 Distribution Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive its Pro Rata share of (i) Cash in the amount of $225,000,000, (ii) the New Secured Notes, and (iii) pursuant to the procedure set forth below, a combination of (v) New Common Stock to the extent permitted under the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Prepackaged Plan and (w) New Creditor Warrants to the extent that shares of New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and its ownership of its Pro Rata share of New Common Stock, when added to the Pro Rata shares of New Common Stock being issued to other holders that are Non-U.S. Citizens as of the Effective Date, would exceed the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Prepackaged Plan, which shall represent, in the aggregate, ninety-five percent (95%) of the sum of the total shares of New Common Stock to be outstanding on the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Prepackaged Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9 of the Prepackaged Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants; provided, however, that such holders of Allowed General Unsecured Claims are entitled to direct any distribution with respect to clause (iii) of this Article VI.C.3 to one or more Permitted Designees. In the case of holders of Allowed General Unsecured Claims that are Non-U.S. Citizens, the percentage ratio of the number of shares of New Common Stock to the number of New Creditor Warrants to be issued to each such Non-U.S. Citizen pursuant to clauses (v) and (w) of Section 4.3(c)(iii) of the Prepackaged Plan, respectively, as of the Effective Date shall be the same for each such Non-U.S. Citizen holder of an Allowed General Unsecured Claim. If such a holder (or the holder’s Permitted Designee(s)) of an Allowed General Unsecured Claim furnishes a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date and, after review, Tidewater Parent, in its reasonable discretion, accepts such U.S. Citizen Certification as reasonable proof in establishing that such holder or its Permitted Designee(s), if applicable, is a U.S. Citizen, such holder (or its Permitted Designee(s)) shall receive New Common Stock representing all of such holder’s (or its Permitted Designee’s(s’)) Pro Rata share as of the Effective Date of such New Common Stock on the Class 3 Initial Distribution Date; provided, however, that if such holder (or the holder’s Permitted Designee(s)) does not furnish a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date, or if the U.S. Citizen Certification of such holder (or the holder’s Permitted Designee(s)) has not been accepted or has been rejected by Tidewater Parent, in its reasonable discretion, on or before the date that is five (5) Business Days after the Distribution Record Date after review by Tidewater Parent pursuant to Section 4.3(c) of the Prepackaged Plan, such holder (or the holder’s Permitted Designee(s)) shall receive a combination of (x) New Common Stock representing such holder’s Pro Rata share as of the Effective Date of New Common Stock, to the extent permitted by Section 5.5(a) of the Prepackaged Plan, and (y) New Creditor Warrants equal to the balance of such holder’s (or the holder’s Permitted Designee’s(s’)) Pro Rata share as of the Effective Date of the New Common Stock that such holder would have received but for the restriction in Section 5.5(a) of the Prepackaged Plan as of the Effective Date. In connection with Tidewater Parent’s review of any U.S. Citizen Certification under Section 4.3(c) of the Prepackaged Plan, Tidewater Parent shall have the right to require the holder (or the holder’s Permitted Designee(s)) furnishing the U.S. Citizen Certification to provide Tidewater Parent with such documents and other information as it may reasonably request as reasonable proof confirming that the holder (or such holder’s Permitted Designee(s)) is a U.S. Citizen under the Jones Act. Tidewater Parent shall treat all such documents and information provided by any holder (or the holder’s Permitted Designee(s)) as

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confidential and shall limit the distribution of such documents and information to the Debtors’ personnel and counsel that have a need to know the contents thereof and to the U.S. Coast Guard as may be necessary. Notwithstanding the foregoing, holders of Sale Leaseback Claims which are Disputed Claims on the Effective Date and thereafter become Allowed Claims shall be entitled to receive their Pro Rata share, calculated as of the Effective Date, of the foregoing consideration described in clauses (i), (ii), and (iii) of the first sentence of this Article VI.C.3; provided, however, that the consideration delivered in respect of clause (iii) of this Article VI.C.3 shall consist of solely New Creditor Warrants on the next Interim Distribution Date after they become Allowed Claims. In any distribution made to the holder of an Allowed General Unsecured Claim, there shall be deducted therefrom the amount of Cash, New Secured Notes, New Common Stock, and New Creditor Warrants previously distributed to such holder on account of such Allowed General Unsecured Claim in any distribution made prior thereto.

4.	Class 4: Other General Unsecured Claims

Except to the extent that a holder of an Allowed Other General Unsecured Claim against any of the Debtors agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, on and after the Effective Date, (i) the Reorganized Debtors shall continue to pay or treat each Allowed Other General Unsecured Claim in the ordinary course of business, or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed Other General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtors and Reorganized Debtors may assert as to the validity or amount of such Claims, including as provided in Section 10.9 of the Prepackaged Plan.

5.	Class 5: Intercompany Claims

On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, and solely if such treatment is determined on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld.

6.	Class 6: Intercompany Interests

On the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Prepackaged Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors.

7.	Class 7: Tidewater Parent Interests

On the Effective Date, all Tidewater Parent Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of an Allowed Existing Interest shall be entitled to receive its Pro Rata share of (i) shares of New Common Stock, representing, in the aggregate, five percent (5%) of the sum of the total shares of New Common Stock to be outstanding as of the Effective Date under clause (i) of Section 4.7(b) and clause (v) of Section 4.3(c)(iii) of the Prepackaged Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date

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plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Prepackaged Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants, (ii) the Series A New Existing Equity Warrants, and (iii) the Series B New Existing Equity Warrants. Notwithstanding anything herein to the contrary, any Tidewater Parent Interests issued and outstanding as of immediately prior to the Petition Date pursuant to a Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date. For the avoidance of doubt, as of the Effective Date, all Tidewater Parent Interests consisting of stock options granted under any Benefit Plan shall be cancelled and discharged and shall be of no further force and effect.

8.	Class 8: Subordinated Securities Claims

The holders of Subordinated Securities Claims shall not receive or retain any property under the Prepackaged Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Securities Claims shall be discharged.

D.	Means for Implementation

1.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Prepackaged Plan, the provisions of the Prepackaged Plan shall, upon the Effective Date, constitute a good faith compromise and settlement among the Debtors and the Consenting Creditors of numerous disputes from or related to (i) the Notes Claims, (ii) the Credit Agreement Claims, (iii) the Sale Leaseback Claims, and (iv) the treatment of, and distribution to, holders of Tidewater Parent Interests. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Noteholders, and the Tidewater Lenders reserve all of their respective rights with respect to any and all disputes resolved and settled under the Prepackaged Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromises and settlements of all such Claims, Interests, and controversies, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their Estates, holders of such Claims and Interests, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Prepackaged Plan, including, without limitation, its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable.

2.	Continued Corporate Existence

Except as otherwise provided in the Prepackaged Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents. On or after the Effective Date, each Reorganized Debtor may in its sole discretion, take such action that may be necessary or appropriate as permitted by applicable law, instruments and agreements, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate.

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3.	Prepackaged Plan Funding

Prepackaged Plan distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Prepackaged Plan distribution.

4.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged. For the avoidance of doubt, notwithstanding such cancellation and discharge, (a) the Troms Credit Agreement shall continue in effect and (b) the Credit Agreement and the Note Purchase Agreements shall continue in effect solely to (i) the extent necessary to allow the holders of Allowed Credit Agreement Claims and Allowed Notes Claims to receive distributions under the Prepackaged Plan, (ii) the extent necessary to allow the Debtors, the Reorganized Debtors, and/or the Disbursing Agent to make post-Effective Date distributions or take such other action pursuant to the Prepackaged Plan on account of the Allowed Credit Agreement Claims and the Allowed Notes Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, and (iii) appear in the Chapter 11 Cases; provided that all expense reimbursement obligations of the Debtors arising under (x) the Note Purchase Agreements in favor of the Noteholders or (y) the Credit Agreement in favor of the Credit Agreement Agent and/or the Tidewater Lenders, or in each case, their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall survive, remain in full force and effect, and be enforceable against the Reorganized Debtors on and after the Effective Date; provided, however, that except to the extent provided in clauses (a) and (b) above, nothing in Section 5.4 of the Prepackaged Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Prepackaged Plan, or result in any liability or expense to the Reorganized Debtors. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Section 5.4 of the Prepackaged Plan shall be deemed null and void and shall be of no force and effect. Nothing contained therein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or under the Prepackaged Plan.

5.	Authorization and Issuance of New Common Stock and New Warrants

On the Effective Date, (i) Reorganized Tidewater Parent is authorized to issue or cause to be issued and shall issue the New Common Stock and the New Warrants, and (ii) the Debtors or the Reorganized Debtors are authorized to issue or cause to be issued and shall issue the New Secured Notes, each in accordance with the terms of the Prepackaged Plan without the need for any further corporate or limited liability company action. All of the New Common Stock, the New Warrants, and the New Secured Notes issuable under the Prepackaged Plan, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Stock, fully paid, and non-assessable. In no event shall Non-U.S. Citizens in the aggregate own more than twenty-two percent (22%) of the total number of shares of New Common Stock to be outstanding on the Effective Date. All of the New Common Stock underlying the New Warrants (upon payment of the exercise price in accordance with the terms of such New Warrants) issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

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Upon the Effective Date, Reorganized Tidewater Parent anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a)–78(pp). Reorganized Tidewater Parent shall use its commercially reasonable efforts to have the New Common Stock and the New Existing Equity Warrants listed on the same nationally recognized exchange as soon as practicable, in each case, subject to meeting applicable listing requirements following the Effective Date. Following the Effective Date, Reorganized Tidewater Parent will explore listing the New Creditor Warrants on an exchange to be determined, subject to approval by the New Board and applicable listing requirements.

(a)	New Creditor Warrants

The New Creditor Warrants will be issued pursuant to the terms of the New Creditor Warrant Agreement. Each New Creditor Warrant will, subject to the terms of the New Creditor Warrant Agreement, be exercisable for one (1) share of New Common Stock with an exercise price per warrant equal to $.001 per share. The New Creditor Warrants will be subject to restrictions contained in Reorganized Tidewater Parent’s new certificate of incorporation that prohibits the exercise of such warrants where such exercise would cause the total number of shares held by Non-U.S. Citizens to exceed 24%.

(b)	New Existing Equity Warrants

Series A New Existing Equity Warrants and Series B New Existing Equity Warrants will be issued to existing equity holders of Tidewater Parent pursuant to the terms of the New Existing Equity Warrant Agreement. Each New Existing Equity Warrant will, subject to the terms of the New Existing Equity Warrant Agreement, be exercisable for one (1) share of New Common Stock.

The Series A New Existing Equity Warrants include warrants to purchase a number of shares of New Common Stock equal to seven and a half percent (7.5%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Prepackaged Plan plus (b) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus (c) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Prepackaged Plan plus (d) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, such Series A New Existing Equity Warrants to be exercisable for a six (6) year period commencing on the Effective Date with an exercise price per warrant equal to $1,708,313,831, divided by the sum of the total number of (1) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Prepackaged Plan plus (2) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus (3) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Prepackaged Plan, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, all as more fully set forth in the New Existing Equity Warrant Agreement.

The Series B New Existing Equity Warrants include warrants to purchase a number of shares of New Common Stock equal to seven and a half percent (7.5%) of the sum of the total number of (a) shares of

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New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Prepackaged Plan plus (b) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus (c) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Prepackaged Plan plus (d) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants and the Series B New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, such Series B New Existing Equity Warrants to be exercisable for a six (6) year period commencing on the Effective Date with an exercise price per warrant equal to $2,020,000,000, divided by the sum of the total number of (1) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and Section 4.7(b) of the Prepackaged Plan plus (2) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus (3) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Prepackaged Plan plus (4) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, all as more fully set forth in the New Existing Equity Warrant Agreement.

The New Series A Existing Equity Warrants and the Series B New Existing Equity Warrants will be subject to restrictions contained in Reorganized Tidewater Parent’s new certificate of incorporation that prohibits the exercise of such warrants where such exercise would cause the total number of shares held by Non-U.S. Citizens to exceed 24%.

6.	Section 1145 Exemption

The offer, issuance, and distribution of the New Creditor Warrants (and the New Common Stock issuable upon exercise thereof), the New Existing Equity Warrants (and the New Common Stock issuable upon exercise thereof), the New Common Stock, and the New Secured Notes to holders of Allowed General Unsecured Claims and holders of Allowed Existing Interests, as applicable, under Article IV of the Prepackaged Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

The New Common Stock, the New Secured Notes, and the New Warrants (and the New Common Stock issuable upon exercise thereof) shall be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, as amended, (ii) compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrants, and (iv) applicable regulatory approval.

7.	Officers and Boards of Directors

On the Effective Date, the initial directors of the New Board shall consist of seven (7) directors composed of (i) the Chief Executive Officer and (ii) six (6) directors designated by the Requisite Consenting

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Noteholders and the Requisite Consenting Tidewater Lenders subject to compliance with the Jones Act (such that Reorganized Tidewater Parent shall at all times be eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade). Each such director shall serve from and after the Effective Date pursuant to the terms of the Amended Organizational Documents and the other constituent documents of the Reorganized Debtors. After the Effective Date, the board of directors for Reorganized Tidewater Parent will be elected by its stockholders in accordance with Delaware law and Reorganized Tidewater Parent’s Amended Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of the Reorganized Debtors. Without any further action by either the stockholders of Reorganized Tidewater Parent or the members of the New Board, and pursuant to the Bankruptcy Court’s authority under Section 303 of the DGCL and other applicable Delaware and federal law, the appointment of directors provided by Section 5.7(a) of the Prepackaged Plan shall have the effect of unanimous stockholder action by written consent to elect directors in lieu of an annual meeting.

Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Section 5.12 of the Prepackaged Plan and applicable non-bankruptcy law. After the Effective Date, officers of the Reorganized Debtors shall serve at the pleasure of their respective boards and the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

8.	Restructuring Transactions

On or as soon as practicable after the Effective Date, but to the extent taken on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, the Reorganized Debtors shall take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan, including, without limitation, (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Definitive Documents that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Definitive Documents having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution and the Amended Organizational Documents pursuant to applicable state law, (iv) the execution and delivery of the applicable documents included in the Restructuring Support Agreement or the Plan Supplement, as applicable, including but not limited to, the New Indenture, the New Creditor Warrant Agreement, the New Existing Warrant Agreement, and the Registration Rights Agreement; (v) the

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issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, and (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents. For purposes of effectuating the Prepackaged Plan, none of the transactions contemplated in Section 5.8 of the Prepackaged Plan shall constitute a change of control under any agreement, contract, or document of the Debtors (other than with respect to the CIC Agreements, in which case the terms of the applicable CIC Waiver Letters shall govern).

Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan and the securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Prepackaged Plan.

All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

To the extent that any New Common Stock, New Creditor Warrants, or New Secured Notes are distributed pursuant to the Prepackaged Plan to a holder of an Allowed Claim against a Debtor other than Tidewater Parent, such New Common Stock, New Creditor Warrant, or New Secured Notes shall be treated as contributed by Reorganized Tidewater Parent directly or indirectly to such Debtor and then distributed on behalf of such Debtor in accordance with the Prepackaged Plan.

9.	Cancellation of Liens

Upon the payment or other satisfaction of an Allowed Secured Claim, the holder of such Allowed Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any collateral or other property of the Debtors held by such holder, and any termination statements, instruments of satisfactions, or releases of all security interests with respect to its Allowed Secured Claim that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents.

10.	New Indenture and New Secured Notes

(a)	New Indenture

On the Effective Date, Reorganized Tidewater Parent, the other Reorganized Debtors that are guarantors, Mare Alta do Brasil Navegacao Ltda. and Tidewater Investment Cooperatief U.A. (the “Additional Guarantors”), and the New Indenture Trustee shall enter into the New Indenture substantially in the form included in the Plan Supplement. The Debtors, the Reorganized Debtors, and the Additional Guarantors

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shall be authorized to execute, deliver, and enter into and perform under the New Indenture without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

The Confirmation Order shall include approval of the New Indenture (including the transactions contemplated thereby, including all actions to be taken, all undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein), the granting of any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, and authorization for the Reorganized Debtors to enter into and execute the New Indenture and such other documents as may be required to effectuate the treatment afforded to the lenders under the New Indenture, including any and all documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture which Liens or security interests secure such obligations.

On the Effective Date, (i) the Reorganized Debtors and the Additional Guarantors are authorized to execute and deliver the New Indenture and any and all security agreements, guarantees, mortgages, or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Indenture, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, and perform their obligations thereunder including the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, and (ii) subject to the occurrence of the Effective Date, the New Indenture as and when executed and delivered in accordance with the terms of the New Indenture, any and all security agreements, guarantees, mortgages or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Indenture, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ and the Additional Guarantors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, shall constitute the legal, valid, and binding obligations of the Reorganized Debtors and the Additional Guarantors and be enforceable in accordance with their respective terms.

(b)	New Secured Notes[12]

On the Effective Date, each holder of a Credit Agreement Claim, Notes Claim, or Sale Leaseback Claim shall receive its Pro Rata share of the New Secured Notes. The New Secured Notes shall be issued pursuant to the terms of the New Indenture, and shall bear interest at a rate of eight percent (8%) with no fixed amortization. Interest on the New Secured Notes shall be payable on a quarterly basis. The New Secured Notes shall mature five (5) years after the issuance thereof.

The New Secured Notes shall be issued by Tidewater Parent and guaranteed by all existing and future direct and indirect wholly-owned domestic subsidiaries of Reorganized Tidewater Parent. As security for the Reorganized Debtors’ obligations under the New Secured Notes, the New Indenture shall provide for, among other things, a grant, pledge, or assignment, as applicable, of:

(a) all assets of domestic subsidiaries (other than real estate and leasehold interests), including cash;

[12]	Capitalized terms used but not otherwise defined in this Article VI.D.10(b) shall have the meaning ascribed to such terms in the New Indenture.

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(b) one hundred percent (100%) of the stock of the Additional Guarantors;

(c) sixty-six percent (66%) of stock of certain first-tier foreign subsidiaries;

(d) liens on all intercompany indebtedness and accounts receivable owed to the Issuer or any Guarantor under the New Indenture;

(e) with certain exceptions, first preferred ship mortgages on vessels (the “Mortgaged Vessels”) owned by the Issuer or any Guarantor under the New Indenture;

(f) Insurance Assignments with respect to the Mortgaged Vessels; and

(g) Earnings Assignments with respect to the Mortgaged Vessels and any vessel owned by a third party and operated by the Issuer or any Guarantor under the New Indenture.

11.	Registration Rights Agreement

No later than the Effective Date, the Debtor or the Reorganized Debtor, as applicable, and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights.

12.	Employee Matters

On the Effective Date, the Employment Arrangements shall be deemed to be, and shall be treated as executory contracts and the Reorganized Debtors shall be deemed to have assumed all such Employment Arrangements unless rejected pursuant to Article VIII of the Prepackaged Plan or by agreement of the Debtors and each affected employee. The consummation of the Prepackaged Plan shall not be treated as a change in control or change of control or other similar transaction under any Employment Arrangements (other than with respect to the CIC Agreements, in which case the terms of the applicable CIC Waiver Letters shall govern).

Under the Management Incentive Plan, under which eight percent (8%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) of the Prepackaged Plan and clause (i) of Section 4.7(b) of the Prepackaged Plan plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Prepackaged Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Prepackaged Plan plus (b) shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants and pursuant to the Management Incentive Plan, shall be reserved for issuance as awards thereunder.

Notwithstanding anything herein to the contrary, any Tidewater Parent Interests issued and outstanding as of immediately prior to the Petition Date pursuant to a Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date.

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13.	Nonconsensual Confirmation

The Debtors intend to undertake to have the Bankruptcy Court confirm the Prepackaged Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Prepackaged Plan.

14.	Closing of Chapter 11 Cases

After an Estate has been fully administered, the Reorganized Debtors shall promptly seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

15.	Notice of Effective Date

On the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

16.	Separability

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Prepackaged Plan for purposes of economy and efficiency, the Prepackaged Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Prepackaged Plan with respect to one or more Debtors, it may still confirm the Prepackaged Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld.

E.	Distributions

1.	Distributions Generally

One or more Disbursing Agents shall make all distributions under the Prepackaged Plan to the holders or the Permitted Designees, as applicable, of Allowed Claims in accordance with the terms of the Prepackaged Plan. Such distributions shall be made to holders or Permitted Designees, as applicable, of Allowed Claims on behalf of the respective Debtors to which such Allowed Claims relate.

2.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders or the Permitted Designees of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer or designation of the Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure amounts or Assumption Disputes, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.

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3.	Date of Distributions

Except as otherwise provided in the Prepackaged Plan, any distributions and deliveries to be made under the Prepackaged Plan shall be made on the Effective Date or as otherwise determined in accordance with the Prepackaged Plan, including, without limitation, the treatment provisions of Article IV of the Prepackaged Plan, or as soon as practicable thereafter; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they reasonably determine them to be appropriate, and if on or prior to the Effective Date, in consultation with the Tidewater Lender and Noteholder Group.

4.	Disbursing Agent

All distributions under the Prepackaged Plan shall be made by Reorganized Tidewater Parent (or such other Entity designated by Reorganized Tidewater Parent), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Prepackaged Plan solely to Permitted Designees as provided in Section 4.3(c) of the Prepackaged Plan or to the record holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Prepackaged Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.20 of the Prepackaged Plan.

5.	Rights and Powers of Disbursing Agent

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Prepackaged Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Prepackaged Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Prepackaged Plan or for implementing provisions of the Prepackaged Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Prepackaged Plan.

6.	Expenses of Disbursing Agent

To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the

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Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

7.	No Postpetition Interest on Claims

Except to the extent that payments to Allowed Other General Unsecured Claims are not paid pursuant to Section 4.4 of the Prepackaged Plan in the ordinary course or as otherwise provided in the Prepackaged Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Petition Date; provided, however, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

8.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder or Permitted Designee, as applicable, of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders or Permitted Designees of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any holder or Permitted Designee is returned as undeliverable, no further distributions shall be made to such holder or such Permitted Designee unless and until such Disbursing Agent is notified in writing of such holder’s or Permitted Designee’s, as applicable, then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders or Permitted Designees, as applicable, of undeliverable distributions and, if located, assist such holders or Permitted Designees, as applicable, in complying with Section 6.20 of the Prepackaged Plan.

Distributions of the New Common Stock, the New Warrants, and the New Secured Notes on account of Allowed General Unsecured Claims shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Common Stock, New Warrants, and New Secured Notes to be distributed pursuant to the Prepackaged Plan shall be issued in the names of such holders, their nominees of record, or their Permitted Designees as of the Distribution Record Date in accordance with DTC’s book-entry exchange procedures; provided, that such New Common Stock, New Warrants, and New Secured Notes are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock, New Warrants, or New Secured Notes are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Tidewater Parent will, and if on or prior to the Effective Date, in consultation with the Tidewater Lender and Noteholder Group, take such reasonable actions as may be required to cause distributions of the New Common Stock, the New Warrants, and the New Secured Notes under the Prepackaged Plan. No distributions will be made other than through DTC if the New Common Stock, the New Warrants, and the New Secured Notes are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.

9.	Distributions to Class 3 General Unsecured Claims

In addition to the Disputed Claims Reserve provided for in Section 7.5 of the Prepackaged Plan, there shall be withheld from the Cash and the New Creditor Warrants (which withheld New Creditor Warrants shall not be issued by Reorganized Tidewater Parent and distributed on behalf of the respective Reorganized Debtor until such time as such New Creditor Warrants are to be distributed pursuant to

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Section 6.9 of the Prepackaged Plan) to be distributed to holders of Allowed General Unsecured Claims on the Class 3 Initial Distribution Date, an amount of Cash and New Creditor Warrants that would be distributable to Disputed Sale Leaseback Claims pursuant to Section 4.3 of the Prepackaged Plan had such Claims been Allowed in the amount to be reserved on account of such Claims, as set forth in the Rejection Order, on the Effective Date.

At such time as all Disputed Sale Leaseback Claims have been Allowed or Disallowed, any remaining withheld New Creditor Warrants shall be distributed as soon as reasonably practicable to all holders or Permitted Designee(s), as applicable, of Allowed General Unsecured Claims in accordance with Section 4.3 of the Prepackaged Plan based on their Pro Rata share as of the Class 3 Final Distribution Date. Distributions of the New Secured Notes from the Disputed Claims Reserve and any remaining withheld Cash retained by the Reorganized Debtors with respect to the Sale Leaseback Claims, as described in Section 6.9(a) of the Prepackaged Plan, shall be governed by Section 7.5 of the Prepackaged Plan.

If at any time or from time to time after the Effective Date and prior to the date that all Sale Leaseback Claims have been Allowed or Disallowed, the number of outstanding shares of New Common Stock is (i) increased by a share dividend or share distribution to all holders of New Common Stock, in each case payable in shares of New Common Stock, or by a subdivision, (ii) reduced by a combination of shares, or (iii) otherwise increased or decreased by a reclassification of shares of New Common Stock (or any event similar in effect to any of the foregoing), then Tidewater Parent shall make such adjustment in the determination of the amount of New Creditor Warrants to be distributed pursuant to Section 6.9 of the Prepackaged Plan as it determines in good faith to be equitable in the circumstance (such adjustment to be equitably made with reference to adjustments made to outstanding New Creditor Warrants under the terms of the New Creditor Warrant Agreement.)

10.	Distributions After Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

11.	Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder or Permitted Designee, as applicable, accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

12.	Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder or the Permitted Designee(s), as applicable, of the Allowed Claim to whom such check was originally issued.

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13.	Manner of Payment under Prepackaged Plan

Except as otherwise specifically provided in the Prepackaged Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Prepackaged Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors; provided, however, that any Cash payments made by check to a holder of an Allowed General Unsecured Claim must be consented to by the applicable holder, such consent not to be unreasonably withheld.

14.	Satisfaction of Claims

Except as otherwise specifically provided in the Prepackaged Plan, any distributions and deliveries to be made on account of Allowed Claims under the Prepackaged Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

15.	Fractional Stock

If any distributions of New Common Stock or New Warrants pursuant to the Prepackaged Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock or New Warrants to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock or New Warrants to be distributed in connection with the Prepackaged Plan shall be adjusted as necessary to account for the rounding provided for in Section 6.15 of the Prepackaged Plan. The New Secured Notes shall be issued in denominations of One Dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down. No consideration shall be provided in lieu of fractional shares or notes that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or one (1) New Warrant. New Common Stock and New Warrants that are not distributed in accordance with Section 6.15 of the Prepackaged Plan shall be returned to, and ownership thereof shall vest in, Reorganized Tidewater Parent.

16.	Minimum Cash Distributions

The Disbursing Agent shall not be required to make any distribution of Cash less than One Hundred Dollars ($100) to any holder or Permitted Designee(s), as applicable, of an Allowed Claim; provided, however, that if any distribution is not made pursuant to Section 6.16 of the Prepackaged Plan, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

17.	Setoffs and Recoupments

The Debtors and the Reorganized Debtors, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent), may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim under the Prepackaged Plan shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

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18.	Allocation of Distributions Between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

19.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything herein or in the Prepackaged Plan to the contrary, no holder or Permitted Designee, as applicable, of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.7 of the Prepackaged Plan.

20.	Withholding and Reporting Requirements

(a)	Withholding Rights

In connection with the Prepackaged Plan, any party issuing any instrument or making any distribution described in the Prepackaged Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Prepackaged Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Prepackaged Plan. Notwithstanding the foregoing, each holder or Permitted Designee, as applicable, of an Allowed Claim or any other Entity that receives a distribution pursuant to the Prepackaged Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Prepackaged Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder or Permitted Designee, as applicable, has made arrangements reasonably satisfactory to such issuing or disbursing party for payment to such issuing or disbursing party to satisfy any such tax obligations.

(b)	Forms

Any party entitled to receive any property as an issuance or distribution under the Prepackaged Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors or the Disbursing Agent (which Entity shall subsequently deliver to the Disbursing Agent any applicable Internal Revenue Service (“IRS”) Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the holder or Permitted Designee, as applicable, fails to comply before the date that is three hundred sixty-five (365) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

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21.	Hart-Scott-Rodino Antitrust Improvements Act

Any New Common Stock to be distributed under the Prepackaged Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

F.	Procedures for Resolving Claims

1.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, holders of Other General Unsecured Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business; provided, that (unless expressly waived pursuant to the Prepackaged Plan) the Allowed amount of such Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. If a holder of a Claim elects to file a proof of claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim, and the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Claims, which shall be resolved on a case-by-case basis through settlements, Claim objections (or, if necessary, through adversary proceedings), adjudication in a forum other than the Bankruptcy Court, or by withdrawal of the Claims by the holders of such Claims. Except for proofs of Claim that have been objected to by the Debtors before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity. To the extent not otherwise provided in the Prepackaged Plan, the deemed withdrawal of a proof of claim is without prejudice to such claimant’s rights under Section 7.1 of the Prepackaged Plan to assert its Claims in any forum as though the Debtors’ Chapter 11 Cases had not been commenced. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim, including a Claim in connection with or related to the assumption or rejection of an executory contract or unexpired lease, without approval of the Bankruptcy Court.

2.	Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

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3.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Prepackaged Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

4.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with Section 7.5 and other provisions of the Prepackaged Plan, including the treatment provisions provided in Article IV of the Prepackaged Plan and Section 6.3 of the Prepackaged Plan. Holders of Disputed Claims that ultimately become Allowed Claims shall not be entitled to payment of interest (except as provided in Section 7.5 of the Prepackaged Plan with respect to interest accruing in connection with the New Secured Notes held in the Disputed Claims Reserve) unless otherwise provided in the Prepackaged Plan, in a Final Order, or required under applicable bankruptcy law.

5.	Disputed Claims Reserve

There shall be withheld from the New Secured Notes to be distributed to holders of Allowed General Unsecured Claims an amount of New Secured Notes that would be distributable to holders of Disputed Sale Leaseback Claims had such Claims been Allowed in the amount to be reserved on account of such Claims, as set forth in the Rejection Order, on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The Disbursing Agent shall hold in the Disputed Claims Reserve such New Secured Notes and all payments and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such payments or other distributions shall be held for the benefit of (a) holders of Disputed Sale Leaseback Claims, and (b) other parties entitled thereto hereunder.

On the Petition Date, the Debtors will file the Rejection Motion, seeking entry of interim and final orders (a) authorizing the rejection of the Sale Leaseback Agreements, (b) temporarily allowing the Disputed Sale Leaseback Claims only for (i) voting purposes and (ii) purposes of establishing the Disputed Claims Reserve under Section 7.5 of the Prepackaged Plan, (c) setting a briefing schedule related thereto, (d) objecting to the final allowance of the Disputed Sale Leaseback Claims, and (e) granting related relief. The amount of the Disputed Claims Reserve shall be established by the Bankruptcy Court pursuant to the Rejection Order.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall (i) treat any assets held in the Disputed Claims Reserve allocable (including retained on account of) Disputed Sale Leaseback Claims as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, without limitation, the Debtors, Reorganized Tidewater Parent, the Disbursing Agent, and the holders of General Unsecured Claims) shall report for tax purposes consistently with such treatment. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve with respect to each Disputed Sale Leaseback Claim, of any taxes imposed on the Disputed Claims Reserve or its assets attributable to each Disputed Sale Leaseback Claim. In the event, and to the extent, any Cash in the Disputed Claims Reserve allocable to a particular Disputed Sale Leaseback Claim is insufficient to pay taxes attributable to any taxable income arising from the

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assets of the Disputed Claims Reserve allocable to such Claim (including any income that may arise upon the distribution of such assets from the Disputed Claims Reserve), the Disbursing Agent may satisfy such taxes (x) out of the Cash retained by the Reorganized Debtors with respect to such Claim, or (y) from the sale of a portion of the assets of the Disputed Claims Reserve allocable to such Claim.

To the extent that a Sale Leaseback Claim is Disputed on the Effective Date and later becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder thereof on the next Interim Distribution Date, the distribution, if any, of (i) the New Secured Notes out of the Disputed Claims Reserve to which such holder is entitled under the Prepackaged Plan, together with an amount in Cash equal to the interest actually paid prior to such Interim Distribution Date on the principal amount of New Secured Notes so distributed (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve), based on such holder’s Pro Rata share, as of the Effective Date, and (ii) such holder’s Pro Rata share, as of the Effective Date, of Cash (net of any allocable expenses relating thereto, including any allocable expenses of the Disputed Claims Reserve paid out of such Cash) and New Creditor Warrants withheld in accordance with Section 4.3 and Section 6.9 of the Prepackaged Plan.

At such time as all Disputed Sale Leaseback Claims have been resolved, any remaining withheld New Secured Notes and Cash in the Disputed Claims Reserve and any remaining Cash retained by the Reorganized Debtor with respect to Disputed Sale Leaseback Claims shall be distributed as soon as practicable: (i) first, to all holders of Sale Leaseback Claims that became Allowed Claims after the Effective Date to the extent of any reduction in the amount of Cash and/or New Secured Notes distributed to such holders on account of any expenses of the Disputed Claims Reserve (including any taxes imposed upon or payable by the reserve), and as among such holders, in proportion to each such holder’s relative portion of the total of reductions, and (ii) thereafter, together with any remaining New Creditor Warrants retained by the Reorganized Debtor with respect to the Disputed Sale Leaseback Claims, to all holders of Allowed General Unsecured Claims in accordance with Section 4.3 of the Prepackaged Plan.

6.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Prepackaged Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Prepackaged Plan without further notice or Bankruptcy Court approval.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amounts, all executory contracts and unexpired leases to which any of the Debtors are a party, and which have not expired by their own terms on or prior to the Confirmation Date, including the Employment Arrangements, shall be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date for assumption or rejection, or (c) is the subject of a pending Assumption Dispute. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in the Prepackaged Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Prepackaged Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Prepackaged Plan, and any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

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2.	Determination of Assumption Disputes and Deemed Consent

Following the Petition Date, the Debtors shall serve a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or unexpired lease in connection with the Prepackaged Plan and setting forth the proposed Cure amount (if any). If the counterparty believes any Cure amount is due by the Debtors in connection with the assumption, it shall assert such Cure amount against the Debtors in the ordinary course of business.

Cure amounts shall be paid by the Debtors or Reorganized Debtors in the ordinary course, subject to all defenses and disputes the Debtors or the Reorganized Debtors may have with respect to such executory contracts or unexpired leases, which the Debtors or Reorganized Debtors may assert in the ordinary course. If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective; provided, however, the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the Cure amount or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court. To the extent the Assumption Dispute is resolved or determined by a Final Order unfavorably to the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of such Final Order to file a motion to reject such contract or lease.

Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such contract or lease within ten (10) days of the service thereof shall be deemed to have assented to the assumption of the applicable contract or lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Prepackaged Plan, (iii) increase, accelerate, or otherwise alter any obligations or liabilities of the Debtors or the Reorganized Debtors under such executory contract or unexpired lease, or (iv) create or impose a Lien upon any property or asset of the Debtors or the Reorganized Debtors, as applicable. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Prepackaged Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in Section 8.2(c) of the Prepackaged Plan shall forever be barred and enjoined from objecting to the proposed assumption or to the validity of such assumption, or taking actions prohibited by the foregoing on account of transactions contemplated by the Prepackaged Plan.

3.	Effect of Assumption of Contracts and Leases

Subject to resolution of any Assumption Dispute, all Cure amounts shall be satisfied by the Debtors or Reorganized Debtors, as the case may be, upon assumption of the underlying contracts and unexpired leases in the ordinary course. Assumption of any executory contract or unexpired lease pursuant to the Prepackaged Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption. As provided in Section 7.1 of the Prepackaged Plan, on the Effective Date, any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity.

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4.	Rejection Claims of Sale Leaseback Parties

On the Petition Date, the Debtors shall file with the Bankruptcy Court the Rejection Motion. Before the earlier of the entry of the Final Order determining such motion or the Confirmation Hearing, the Debtors may (if on, or prior to, the Effective Date), in consultation with the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders alter the treatment of such Sale Leaseback Agreements by filing a notice indicating such altered treatment. Upon the filing of such notice of altered treatment, Sections 8.2 and 8.3 of the Prepackaged Plan shall apply. Notwithstanding anything herein to the contrary, on or prior to the Effective Date, (i) the Debtors and the Reorganized Debtors may not alter, in any way, the treatment or settle any Disputed Sale Leaseback Claim without the prior written consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld; and (ii) the Debtors must consult with the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders in connection with any litigation related to or arising from the Sale Leaseback Claims.

5.	Survival of Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, other organizational documents, or indemnification agreements to indemnify current and former officers, directors, managers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, managers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, shall not be discharged or impaired by confirmation of the Prepackaged Plan; provided, however, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that constitutes intentional fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Prepackaged Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations under Section 8.5 of the Prepackaged Plan shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

6.	Insurance Policies

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Prepackaged Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

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7.	Intellectual Property Licenses and Agreements

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Prepackaged Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with Section 8.1 of the Prepackaged Plan. Unless otherwise noted under Section 8.7 of the Prepackaged Plan, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated therein.

8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided under Section 8.8 of the Prepackaged Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

9.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Prepackaged Plan or in the Plan Supplement, nor anything contained in the Prepackaged Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

Except as otherwise provided in the Prepackaged Plan, nothing in the Prepackaged Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

Nothing in the Prepackaged Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

H.	Conditions Precedent to Confirmation of Prepackaged Plan and Effective Date

1.	Conditions Precedent to Confirmation of Prepackaged Plan

The following are conditions precedent to confirmation of the Prepackaged Plan:

(a) this Disclosure Statement shall have been in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders, and an order finding that this Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court, which shall, in form and substance, be reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders;

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(b) the Prepackaged Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed, and shall be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(c) the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(d) the entry of the Rejection Order; and

(e) the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders.

2.	Conditions Precedent to Effective Date

The following are conditions precedent to the Effective Date of the Prepackaged Plan:

(a) the Bankruptcy Court shall have entered the Confirmation Order and such order shall not have been stayed, modified, vacated, or reversed on appeal;

(b) the New Indenture shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of the New Indenture shall have been waived or satisfied in accordance with the terms thereof and the closing of the New Indenture shall have occurred;

(c) the Definitive Documents shall contain terms and conditions consistent in all material respects with the Prepackaged Plan and the Restructuring Support Agreement and shall otherwise be reasonably satisfactory in all respects to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(d) all actions, documents, and agreements necessary to implement and consummate the Prepackaged Plan, including, without limitation, entry into the Definitive Documents, and the Amended Organizational Documents and the transactions and other matters contemplated thereby, shall have been effected or executed;

(e) subject to Section 12.6 of the Prepackaged Plan, any amendments, modifications, or supplements to the Prepackaged Plan (including the Plan Supplement), if any, shall be reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(f) the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable;

(g) all governmental, regulatory, and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Prepackaged Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

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(h) the Troms Credit Agreement shall be in effect and unamended;

(i) the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(j) Tidewater Marine International Inc. shall have caused $500,000,000 in Cash to be repatriated to Tidewater Parent;

(k) Tidewater Parent shall deliver the Certificate, dated as of the Effective Date, to the New Indenture Trustee; and

(l) all conditions precedent listed in clauses (a)-(k) of this Article VI.H.2 shall have occurred on or prior to the date that is thirty (30) calendar days after the Confirmation Date.

3.	Waiver of Conditions Precedent

Except as otherwise provided in the Prepackaged Plan, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Prepackaged Plan may be waived in writing by the Debtors with the prior written consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, without leave of or order of the Bankruptcy Court. Subject to the consent of both the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, if the Prepackaged Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.16 of the Prepackaged Plan, only the conditions applicable to the Debtor or Debtors for which the Prepackaged Plan is confirmed must be satisfied or waived for the Effective Date to occur.

The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

4.	Effect of Failure of a Condition

If the conditions listed in Section 9.2 of the Prepackaged Plan are not satisfied or waived in accordance with Section 9.3 of the Prepackaged Plan on or before the first Business Day that is more than thirty (30) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors, with the consent of the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders, such consent not to be unreasonably withheld, in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Prepackaged Plan shall be null and void in all respects and nothing contained in the Prepackaged Plan or this Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Entity.

I.	Effect of Confirmation

1.	Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances,

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charges, and other interests, except as provided pursuant to the Prepackaged Plan, the Confirmation Order, or the New Indenture and documents securing the obligations under the New Indenture. On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses; the use, acquisition, sale, lease, and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided in Section 10.1 of the Prepackaged Plan. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

2.	Binding Effect

As of the Effective Date, the Prepackaged Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Prepackaged Plan, (b) were deemed to accept or reject the Prepackaged Plan, (c) failed to vote to accept or reject the Prepackaged Plan, (d) voted to reject the Prepackaged Plan, or (e) received any distribution or not under the Prepackaged Plan.

3.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made under the Prepackaged Plan, except as otherwise expressly provided in Section 10.3 of the Prepackaged Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, or any of its or their assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

4.	Term of Injunctions or Stays

Unless otherwise provided in the Prepackaged Plan or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunction

Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Prepackaged Plan and the Definitive Documents.

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Except as expressly provided in the Prepackaged Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against, or abstain from voting on the Prepackaged Plan or are presumed to have accepted or deemed to have rejected the Prepackaged Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Prepackaged Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Prepackaged Plan, and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Prepackaged Plan and the Definitive Documents.

By accepting distributions pursuant to the Prepackaged Plan, each holder of an Allowed Claim or Interest shall be deemed to have affirmatively and specifically consented to be bound by the Prepackaged Plan, including, without limitation, the injunctions set forth in Section 10.5 of the Prepackaged Plan.

The injunctions in Section 10.5 of the Prepackaged Plan shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

6.	Releases

(a)	Releases by Debtors

As of the Effective Date, except (i) for the right to enforce the Prepackaged Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date, or (ii) as otherwise expressly provided in the Prepackaged Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Prepackaged Plan and the Definitive Documents and the contributions of the Released Parties to facilitate and implement the Prepackaged Plan and the Definitive Documents to the fullest extent permissible under applicable law, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or thereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in

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whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Prepackaged Plan (including the Plan Supplement), the Restructuring Support Agreement, the Definitive Documents, or related agreements, instruments, or other documents, or the solicitation of votes with respect to the Prepackaged Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that nothing in Section 10.6(a) of the Prepackaged Plan shall be construed to release any Released Party or Entity from any claims or Causes of Action arising out of or related to any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order.

(b)	Releases by Holders of Claims or Interests

As of the Effective Date, except (i) for the right to enforce the Prepackaged Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date, or (ii) as otherwise expressly provided in the Prepackaged Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Prepackaged Plan and the Definitive Documents and the contributions of the Released Parties to facilitate and implement the Prepackaged Plan and the Definitive Documents, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by:

(i) the holders of Impaired Claims or Interests except those (A) deemed to reject the Prepackaged Plan or (B) who are entitled to vote on the Prepackaged Plan and vote to reject, or abstain from voting on, the Prepackaged Plan and also check the box on the applicable ballot indicating that they opt out of granting the releases provided in the Prepackaged Plan; provided, that the Consenting Creditors may not opt out of granting the releases provided in the Prepackaged Plan in accordance with and subject to the terms and conditions of the Restructuring Support Agreement;

(ii) the holders of Unimpaired Claims or Interests who do not timely object to the releases provided in the Prepackaged Plan; and

(iii) with respect to any Entity in the foregoing clauses (1) and (2), except to the extent deemed to reject the Prepackaged Plan, such Entity’s predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entity’s respective heirs, executors, estates, servants, and nominees;

in each case, from any and all Claims, interests or Causes of Action whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on, relating to, or arising from, in whole or in

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part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Prepackaged Plan (including the Plan Supplement), the Restructuring Support Agreement, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Prepackaged Plan, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing in Section 10.6(b) of the Prepackaged Plan shall be construed to release any Released Party or Entity from any claims or Causes of Action arising out of or related to any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order.

7.	Exculpation

Notwithstanding anything in the Prepackaged Plan to the contrary, and to the maximum extent permitted by applicable law, the Exculpated Parties shall neither have nor incur any liability to any holder of a Claim or Interest or any other party in interest, or any of their respective predecessors, successors, and assigns, subsidiaries, affiliates, managed accounts, or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Entity’s respective heirs, executors, estates, servants, or nominees for any act or omission (both prior to and subsequent to the Petition Date) in connection with, related to, or arising out of, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the business or contractual arrangements between any Debtor and any Released Party relating to the Chapter 11 Cases, the Prepackaged Plan, or this Disclosure Statement, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Prepackaged Plan (including the Plan Supplement), the Restructuring Support Agreement, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Prepackaged Plan, any settlement or agreement in the Chapter 11 Cases, the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Prepackaged Plan, whether or not such distribution occurs following the Effective Date, negotiations regarding or concerning any of the foregoing, or the administration of the Prepackaged Plan or property to be distributed under the Prepackaged Plan, except for any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

8.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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9.	Retention of Causes of Action/Reservation of Rights

Except as otherwise provided in the Prepackaged Plan, including in Sections 10.5, 10.6, and 10.7 of the Prepackaged Plan, nothing contained in the Prepackaged Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against parties with a relationship with the Debtors. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced; provided, however, that notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Prepackaged Plan against the Released Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

10.	Solicitation of Prepackaged Plan

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Prepackaged Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or the offer and issuance of any securities under the Prepackaged Plan.

11.	Corporate and Limited Liability Company Action

Upon the Effective Date, all actions contemplated by the Prepackaged Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Section 5.12 of the Prepackaged Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtors, (c) the distribution or issuance of the New Common Stock and the New Warrants, (d) the issuance of the New Secured Notes and entry into the New Indenture, (e) the entry into the New Creditor Warrant Agreement, (f) the entry into the New Existing Equity Warrant Agreement, (g) the approval of the Restructuring Support Agreement, and (h) all other actions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms of the Prepackaged Plan. All matters provided for in the Prepackaged Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by

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the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including, but not limited to, (i) the Amended Organizational Documents, (ii) the New Indenture, (iii) the New Creditor Warrant Agreement, (iv) the New Existing Equity Warrant Agreement, and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Section 10.11 of the Prepackaged Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	Retention of Jurisdiction

1.	Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Prepackaged Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan, including but not limited to, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

(d) to hear and determine all disputes arising from or related to any determination by Tidewater Parent in its reasonable discretion with respect to the acceptance, non-acceptance or rejection of any U.S. Citizen Certification as reasonable proof in establishing that any holder (or its Permitted Designee(s)) of an Allowed Class 3 Claim is a U.S. Citizen under the Jones Act;

(e) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(f) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Prepackaged Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Prepackaged Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

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(i) to hear and determine all Fee Claims;

(j) to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Prepackaged Plan;

(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o) to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Prepackaged Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(p) to resolve disputes concerning Disputed Claims or the administration thereof;

(q) to hear and determine any other matters related to the Prepackaged Plan and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r) to enter a final decree closing the Chapter 11 Cases;

(s) to adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan;

(t) to resolve disputes as to the ownership of any Claim or Interest;

(u) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(v) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, this Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged under the Prepackaged Plan or for any other purpose;

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(w) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(x) to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

For the avoidance of doubt, the Bankruptcy Court shall not retain jurisdiction with respect to the following documents entered into by a Reorganized Debtor on or after the Effective Date: (i) the New Indenture, (ii) the New Creditor Warrant Agreements, (iii) the New Existing Equity Warrant Agreement, and (iv) the Registration Rights Agreement.

2.	Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Prepackaged Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

K.	Miscellaneous Provisions

1.	Payment of Statutory Fees

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

2.	Substantial Consummation of the Prepackaged Plan

On the Effective Date, the Prepackaged Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.	Plan Supplement

The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline. Documents included in the Plan Supplement shall be posted at the website of the Debtors’ notice, claims, and solicitation agent.

4.	Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

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5.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Prepackaged Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Prepackaged Plan or the revesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in, the Prepackaged Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the New Indenture, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

6.	Amendments

(a)	Prepackaged Plan Modifications

Subject to the terms of the Restructuring Support Agreement, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Prepackaged Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Prepackaged Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b)	Other Amendments

Subject to the Restructuring Support Agreement, before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Prepackaged Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

7.	Effectuating Documents and Further Transactions

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Prepackaged Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan; which shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders.

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8.	Revocation or Withdrawal of Prepackaged Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Effective Date as to any or all of the Debtors; provided, however, that the Debtors may revoke or withdraw the Prepackaged Plan without such consent in the exercise of the Debtors’ fiduciary duty to the extent permitted under the Restructuring Support Agreement. If, with respect to a Debtor, the Prepackaged Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Prepackaged Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Prepackaged Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan shall be deemed null and void; and (c) nothing contained in the Prepackaged Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Creditors, or any other Entity. This provision shall not modify or otherwise alter the rights of the Consenting Creditors or the Debtors, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

9.	Severability of Prepackaged Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (to be made only with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Prepackaged Plan and may not be deleted or modified without the consent of (x) the Debtors or the Reorganized Debtors (as the case may be), and (y) the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders; provided, that if such deletion or modification adversely affects the recovery or treatment of any of the Consenting Sale Leaseback Parties, if any, then such deletion or modification may not be made without the written consent of such Consenting Sale Leaseback Party, and (c) nonseverable and mutually dependent.

10.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

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11.	Time

In computing any period of time prescribed or allowed by the Prepackaged Plan, unless otherwise set forth in the Prepackaged Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.	Dates of Actions to Implement the Prepackaged Plan

In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

13.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Prepackaged Plan), the Released Parties, the Exculpated Parties, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

14.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Prepackaged Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Prepackaged Plan and the Confirmation Order.

15.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Prepackaged Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

16.	Entire Agreement

On the Effective Date, the Prepackaged Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

17.	Exhibits to Prepackaged Plan

All exhibits, schedules, supplements, and appendices to the Prepackaged Plan (including the Plan Supplement) are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan.

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18.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided in the Prepackaged Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors or the Reorganized Debtors:

Tidewater Inc.

Pan American Life Center

601 Poydras, Suite 1500

New Orleans, Louisiana 70130

Attn:	Bruce D. Lundstrom
Email:	blundstrom@tdw.com

Facsimile: (888) 909-0946

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:	Ray C. Schrock, P.C. and Alfredo R. Pérez, Esq.
Email:	ray.schrock@weil.com and alfredo.perez@weil.com

Facsimile: (212) 310-8007

-and-

Jones Walker LLP

201 St. Charles Avenue, Floor 50

New Orleans, Louisiana 70170

Attn:	Amy G. Scafidel, Esq. and Curt Hearn, Esq.
E-mail:	ascafidel@joneswalker.com and chearn@joneswalker.com

Facsimile: (504) 582-8583

-and-

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:	Daniel J. DeFranceschi, Esq. and Zachary I. Shapiro, Esq.
Email:	defranceschi@rlf.com and shapiro@rlf.com

Facsimile: (302) 651-7701

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(b)	If to the Credit Agreement Agent, to:

Morgan, Lewis & Bockius LLP

One Federal Street,

Boston, Massachusetts 02110

Attn:	Amy L. Kyle, Esq. and Edwin E. Smith, Esq.
E-mail:	amy.kyle@morganlewis.com and

edwin.smith@morganlewis.com

Facsimile: (617) 341-7701

-and-

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19899

Attn:	Derek C. Abbott, Esq.
E-mail:	dabbott@mnat.com

Facsimile: (302) 425-4664

(c)	If to the Unofficial Noteholder Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:	Alan W. Kornberg, Esq. and Brian S. Hermann, Esq.
E-mail:	akornberg@paulweiss.com and bhermann@paulweiss.com

Facsimile: (212) 757-3990

-and-

Blank Rome LLP

1201 North Market Street, Suite 800

Wilmington, Delaware 19801

Attn:	Stanley B. Tarr, Esq. and Rick Antonoff, Esq.
E-mail:	tarr@blankrome.com and rantonoff@blankrome.com

Facsimile: (302) 428-5104 and (212) 885-5001

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

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VII.

FINANCIAL INFORMATION AND PROJECTIONS

A.	Consolidated Condensed Projected Financial Information

The Debtors believe that the Prepackaged Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Prepackaged Plan. In connection with the development of the Prepackaged Plan and for the purposes of determining whether the Prepackaged Plan satisfies the feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. The Debtors prepared financial projections (the “Projections”) for the balance of the 2017 fiscal year, and for fiscal years 2018 through 2022 (the “Projection Period”), as set forth below.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Projections to holders of Claim or other parties in interest after the Confirmation Date, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Prepackaged Plan. In connection with the planning and the development of the Prepackaged Plan, the Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Prepackaged Plan. The Projections assume that the Prepackaged Plan will be implemented in accordance with its stated terms. The Projections are based on forecasts and variables and may be significantly impacted by, among other factors, oil and natural gas prices, expectations regarding future commodity prices, the level of activity of oil and natural gas exploration, development and production, demand for vessel services, competition within the industry, changes in the political environment, regulatory changes, and/or a variety of other factors. Consequently, the estimates and assumptions underlying the Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, the Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Projections included herein were last updated on May 10, 2017.

THE DEBTORS PREPARED THE PROJECTIONS WITH THE ASSISTANCE OF THEIR ADVISORS. THE DEBTORS DID NOT PREPARE SUCH PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATIONS REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PREPACKAGED PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR

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OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, INDUSTRY-SPECIFIC RISK FACTORS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTION WHICH THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, INDUSTRY, REGULATORY, LEGAL, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THESE PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. EXCEPT AS OTHERWISE PROVIDED IN THE PREPACKAGED PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

The Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth in this Disclosure Statement, the Prepackaged Plan, the Prepackaged Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

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Summary Financial Projections

(in US$ millions)

	2016A	2017P	2018P	2019P	2020P	2021P	2022P
	FY	FY	FY	FY	FY	FY	FY
Revenue
Vessel Revenue	955	582	420	480	747	990	1,041
ROV Revenue	6	4	4	10	15	15	15
Other Marine Revenues	17	15	14	14	14	14	14
Total Revenue	$979	$601	$438	$504	$776	$1,019	$1,070
Expenses
Vessel Operating Costs	(561)	(363)	(301)	(363)	(456)	(588)	(626)
ROV Operating Costs	(7)	(4)	(2)	(5)	(8)	(8)	(8)
Costs of Other Marine Revenues	(12)	(10)	(9)	(9)	(9)	(9)	(9)
Total Expenses	($580)	($376)	($311)	($377)	($472)	($604)	($642)
Vessel Operating Lease Costs	(34)	(34)	(3)	—	—	—	—
G&A	(154)	(139)	(135)	(121)	(135)	(147)	(157)
Depreciation & Amortization	(182)	(168)	(64)	(33)	(32)	(31)	(30)
Gain (loss) on sale of assets	3	(3)	7	15	22	6	7
Operating income (loss)-excluding gains	$29	($115)	($75)	($27)	$137	$238	$240
Net Interest Expense	(51)	(69)	(42)	(30)	(28)	(27)	(26)
Gain / (Loss) on Asset Dispositions	3	(3)	7	15	22	6	7
Amortized of Deferred Gains on Leased Vessels	23	23	109	—	—	—	—
Asset Impairments	(117)	(430)	(2,444)	—	—	—	—
Equity in Net Earnings of Unconsol Co’s	(13)	(7)	2	5	8	11	12
Foreign exchange Gain (Loss)	(5)	(2)	(0)	—	—	—	—
Other Income/(Expense)	(8)	—	10	—	—	—	40
Income (loss) from operations	($139)	($603)	($2,433)	($36)	$139	$228	$273
Income tax (provision) benefit	(21)	(14)	(26)	(28)	(45)	(62)	(74)

Net Income (loss)	($160)	($616)	($2,459)	($64)	$94	$166	$199
Reconciliation of GAAP Net Income (Loss) to EBITDA
Income tax (provision) benefit	21	14	26	28	45	62	74
Venezuela Arbitration Award (incl. in Other Inc/Exp)	—	—	—	—	—	—	(40)
Asset Impairments	117	430	2,444	—	—	—	—
Interest and Other Debt Costs	64	89	44	31	29	27	26
Interest to be Capitalized	(11)	(16)	(1)	—	—	—	—
Total Depreciation and Amortization	182	168	64	33	32	31	30
Release of Deferred Lease Liability			(10)

EBITDA	$214	$68	$107	$27	$199	$286	$290
Income tax (provision) benefit	(21)	(14)	(26)	(28)	(45)	(62)	(74)
Venezuela Arbitration Award (in Other Inc/Exp)	—	—	—	—	—	—	40
Interest and Other Debt Costs	(64)	(89)	(44)	(31)	(29)	(27)	(26)
Interest to be Capitalized	11	16	1	—	—	—	—
Release of Deferred Lease Liability	—	—	10	—	—	—	—
(Gain) / Loss on Asset Dispositions	(3)	3	(7)	(15)	(22)	(6)	(7)
Amortized of Deferred Gains on Leased Vessels	(23)	(23)	(109)	—	—	—	—
Change in Net Working Capital	91	53	16	25	(13)	(9)	8
Total Capital Expenditures	(195)	(30)	(47)	(14)	(24)	(99)	(99)
Other Investing Activity	49	26	—	—	—	—	—
Other Operating Activity	60	(25)	23	(4)	(6)	(8)	(8)
Other Financing Activity	(1)	(0)	—	—	—	—	—
Proceeds from Debt Issuance	517		350
Payments/Restructuring of Debt and Capital Leases		(12)	594	(20)	(31)	(16)	(16)
Common Stock Dividends	(35)	—	—	—	—	—	—

Levered Free Cash Flow	600	($28)	($319)	($61)	$30	$59	$106

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B.	Assumptions to the Projections

1.	General Assumptions

Presentation. The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology. In developing the Projections, the Debtors considered expected customer activity levels based on working rig count outlook and historical trends. Projected cash flows are based on the assumption that activity levels in offshore exploration and development will begin to recover in 2018 in response to improved oil and natural gas prices and increasing E&P capital expenditure budgets.

Plan Consummation. The Projections assume that the Prepackaged Plan will be consummated on or about June 30, 2017.

2.	Assumptions With Respect to the Projected Income Statement

Revenues. In the Projections, revenues are forecasted by individual operating vessels. The Debtors developed activity and pricing assumptions based on historical levels and expected future commodity pricing. Vessel level revenues projections are based upon activity and pricing levels which are influenced by utilization of the “Active” vessel fleet. With reduced demand for offshore support vessels along with a higher number of newer generation vessels, the company has experienced a significant decline in the utilization of its vessels, average day rates received and vessel revenue.

Operating Costs. The direct cost forecast is based on the Debtors’ review of historical operating results, discussions with field personnel regarding planned utilization levels and associated cost impact and an evaluation of opportunities to reduce costs. Direct costs consist primarily of labor costs, materials and supplies necessary to complete forecasted jobs, major repairs, routine scheduled maintenance costs and other direct costs incurred in the normal course of completing a job. The Debtors continue their efforts to reduce its operating costs, including by stacking under-utilized equipment.

General and Administrative. General and administrative costs (“G&A”) are comprised primarily of indirect labor costs and other expenses associated with corporate overhead. The amount of G&A is based on historical G&A cost trends, adjusted for cost reduction efforts. The forecast models G&A cost structures to support diminishing projected revenues.

Depreciation and Amortization. Depreciation and amortization reflects the anticipated depreciation and amortization of the Debtors’ net property, plant & equipment and intangible assets based on book values.

Estimations have been made for asset value adjustments resulting from the application of “fresh start” reporting as required by Topic 852, Reorganizations, of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification.

Interest Expense. Interest expense is forecasted based on the Amended and Restated Credit Agreement and Secured Term Loan, as more fully described in the Prepackaged Plan and the exhibits thereto.

Income Tax (Expense) Benefit. Income tax is estimated based on the anticipated effective corporate tax rate.

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Restructuring Expenses. Restructuring Expenses include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items. Estimated amounts are based on the terms of contracts and historical precedent.

3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital. Working capital assumptions are based on historical days’ sales outstanding and historical days payable as well as historical levels of prepaid and other current assets and current liabilities. Large receivable balances not resulting from recent revenues are modeled independently.

Capital Expenditures. Capital expenditures primarily relate to maintenance-oriented capital necessary to maintain the service capability of the Debtors’ existing assets in the normal course of the Debtors’ businesses. In addition, the Projections include capital associated with ongoing major refurbishment and overhaul work that may be needed based on historical precedent.

VIII.

VALUATION ANALYSIS

A.	Estimated Reorganization Valuation of the Debtor

The Debtors have been advised by Lazard Frères & Co. LLC (“Lazard”) with respect to the reorganization value of the Reorganized Debtors on a going concern basis. Solely for purposes of the Prepackaged Plan, the estimated range of a reorganization value of the Reorganized Debtors (the “Enterprise Value”) was assumed to be approximately $850 million to $1,250 million (with a midpoint estimate of approximately $1,050 million) as of an assumed Effective Date of June 30, 2017. The valuation analysis herein is based on information as of the date of the Disclosure Statement and is based on the Projections for the Projection Period. For purposes of this valuation, it has been assumed that no material changes that would affect value occur between the date of the Disclosure Statement and the assumed Effective Date. Lazard’s estimate of a range of Enterprise Values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Prepackaged Plan or of the terms and provisions of the Prepackaged Plan.

THE ASSUMED RANGE OF THE ENTERPRISE VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JUNE 30, 2017, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF MARCH 8, 2017. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the assumed range of the Enterprise Value of the Reorganized Debtors of between $850 million and $1,250 million and assumed adjusted net debt of $74 million (assuming a pro forma debt balance of $442 million less cash balance of $368 million), Lazard has employed an imputed estimate of the range of equity value for the Reorganized Debtors (the “Equity Value”) between approximately $776 million and $1,176 million, with a midpoint estimate of $976 million.

The assumed range of reorganization value was based on the Projections for the Projection Period, as set forth previously.

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LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH LAZARD’S ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE ENTERPRISE VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL ENTERPRISE VALUE OF THE REORGANIZED DEBTORS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PREPACKAGED PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED ENTERPRISE VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PREPACKAGED PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the Reorganized Debtors will achieve their Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, Lazard: (a) reviewed certain current and historical operations and financial performance of the Debtors; (b) reviewed certain financial projections, including various supporting schedules and other related financial information of the Debtors; (c) discussed the Debtors’ operations and future prospects with the senior management team and professionals; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating businesses; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

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The estimated Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Prepackaged Plan. Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time. The estimated Enterprise Value and Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Prepackaged Plan or of the terms and provisions of the Prepackaged Plan.

Based on the Debtors’ and their tax professionals’ tax analysis, the Reorganized Debtors do not expect to have significant tax attributes following the reorganization. Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ projections. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Lazard’s valuation analysis.

THE ESTIMATES OF THE ENTERPRISE VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD’S VALUATION ANALYSIS.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

IX.

TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

The Solicitation is being made before the Petition Date only to holders of Credit Agreement Claims and Unsecured Notes Claims who are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

The issuance of, and the distribution under, the Prepackaged Plan of the New Common Stock, the New Warrants (and the New Common Stock issuable upon exercise thereof), and the New Secured Notes will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code. Based on the legislative history of section 1145 of the Bankruptcy Code, a creditor who owns ten percent (10%) or more of the voting securities of a reorganized debtor may be presumed to be a control person and, therefore, an underwriter.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale pursuant to a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a

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security upon the exercise of such right. In reliance upon this exemption, the New Common Stock, the New Warrants (and the New Common Stock issuable upon exercise thereof), and the New Secured Notes will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which permits the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

Recipients of New Common Stock, the New Warrants (and the New Common Stock issuable upon exercise thereof), and/or the New Secured Notes issued under the Prepackaged Plan are advised to consult with their own legal advisors as to the availability of any such an exemption from registration requirements under state law in any given instance and as to any applicable requirements or conditions to such availability.

Upon the Effective Date of the Prepackaged Plan, Reorganized Tidewater Parent will use commercially reasonable efforts to have the New Common Stock and New Existing Equity Warrants listed on a nationally recognized exchange as soon as practicable subject to meeting applicable listing requirements following the Effective Date. No assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.

X.

CERTAIN TAX CONSEQUENCES OF THE PREPACKAGED PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Prepackaged Plan to the Debtors and to U.S. holders (as defined below) of General Unsecured Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims or Interests who are unimpaired or deemed to reject the Prepackaged Plan or to holders that are foreign taxpayers.

The discussion of U.S. federal income tax consequences below is based on the Tax Code, Treasury regulations, judicial authorities, published positions of IRS, and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the

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contemplated transactions. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. In addition, this discussion does not apply to any person that acquires any of the New Secured Notes, New Common Stock, or New Creditor Warrants (collectively, the “New Securities”) from the original holder.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of its particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, and the different tax consequences that may apply if the holder is subject to special rules that apply to certain types of taxpayers (such as, financial institutions, insurance companies, regulated investment companies, dealers or traders subject to a mark-to-market method of tax accounting with respect to the Claims or New Securities, persons holding Claims or New Securities as part of a “straddle,” hedge, integrated transaction or similar transaction, holders whose functional currency is not the U.S. dollar, and holders that are partnerships or other pass-through entities for U.S. federal income tax purposes).

This discussion assumes that the General Unsecured Claims and the New Securities are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties, except for the New Creditor Warrants, will be respected for U.S. federal income tax purposes in accordance with their form. Tidewater Parent intends to treat the New Creditor Warrants as stock for U.S. federal income tax purposes. If the IRS successfully asserted that the New Creditor Warrants are not stock or that any other intended treatment of other arrangements is incorrect, the U.S. federal income tax consequences could differ materially from those described below.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon a U.S. holder’s individual circumstances. U.S. holders are urged to consult their own tax advisor with respect to the correctness of our position with respect to the New Creditor Warrants and for the U.S. federal, state, local, and other tax consequences applicable under the Prepackaged Plan.

A.	Consequences to Debtors

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations (or are disregarded entities all of whose income, losses and deductions are taken into account by a member of the group) of which Tidewater Parent is the common parent, which files a single consolidated U.S. federal income tax return (the “Tidewater US Tax Group”). The Tidewater US Tax Group has estimated that it will have consolidated NOLs and NOLs carryforwards for U.S. federal income tax purposes of approximately $63 million as of March 31, 2017, and expects to incur additional NOLs for the period through the Effective Date. In addition, the Debtors estimate that the Tidewater Group has an aggregate adjusted tax basis in its assets of approximately $2 billion for U.S. federal income tax purposes as of March 31, 2017. The amount of any such NOL carryforwards, any other tax attributes, and the extent to which any limitations apply, remain subject to audit and adjustment by the IRS.

Although the Debtors do not believe that its NOL carryforwards are currently subject to limitation under section 382 of the Tax Code, subsequent trading activity and certain other actions prior to the Effective Date could result in an ownership change of the Debtors independent of the Prepackaged Plan which could adversely affect the ability to fully utilize the Debtors’ NOLs. Accordingly, in an attempt to minimize the likelihood of such an ownership change occurring, the Debtors will be seeking a protective trading order at the inception of the Chapter 11 Cases. See discussion at Section IV.A.8 Protection of Tax Benefits and Net Operating Losses hereof.

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In addition, as discussed below, the amount of the Tidewater US Tax Group’s NOLs (including those incurred through the Effective Date) and other attributes are expected to be significantly reduced in connection with the implementation of the Prepackaged Plan.

1.	Cancellation of Debt Income

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt income (“CODI”) incurred pursuant to a confirmed chapter 11 plan. The amount of CODI incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of CODI incurred for U.S. federal income tax purposes. If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in tax attributes in respect of CODI income generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the CODI is incurred.

The Debtors expect to incur significant CODI as a result of the implementation of the Prepackaged Plan, with the result that the Tidewater US Tax Group would have a corresponding reduction in its consolidated NOLs and its other tax attributes. The amount of CODI actually incurred will depend primarily on the issue price of the New Secured Notes (determined as described below in “Consequences to U.S. Holders of General Unsecured Claims—Ownership and Disposition of the New Secured Notes—Issue Price of the New Secured Notes”) and the fair market value of the New Common Stock and New Creditor Warrants distributed to holders of Claims. Nevertheless, the Debtors expect that their existing NOL carryforwards and any NOLs incurred through the end of the taxable year in which the Prepackaged Plan goes effective and their other tax attributes (including tax basis in their assets) will be significantly reduced as a result of the attendant attribute reduction.

2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and other tax attributes allocable to periods prior to the Effective Date including certain built-in losses (collectively, “Pre-Change Losses”) will be subject to limitation under section 382 of the Tax Code. Any such limitation applies in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the Prepackaged Plan. Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income or tax liability is subject to an annual limitation. The issuance of the New Common Stock pursuant to the Prepackaged Plan will result in an “ownership change” of the Tidewater US Tax Group for these purposes.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (1) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (2) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.09% for ownership changes occurring in April 2017). As discussed below, this annual limitation potentially may be impacted in the event the corporation (or consolidated group) has an overall “built-in” gain or loss in its assets at the time of the ownership change. For a corporation (or consolidated group) in bankruptcy that undergoes

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an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation (or the parent of the consolidated group) is generally determined immediately after (rather than before) the ownership change, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses, absent any increases due to recognized built-in gains discussed below.

Accordingly, the impact of an ownership change of the Tidewater US Tax Group pursuant to the Prepackaged Plan depends upon, among other things, the amount of Pre-Change Losses remaining after the reduction of attributes due to the COD, the value of both the stock and assets of the Tidewater US Tax Group as of the Effective Date, the continuation of its respective business, and the amount and timing of future taxable income.

In addition, the Tidewater US Tax Group’s use of any Pre-Change Losses after the Effective Date may be adversely affected if a subsequent ownership change were to occur, since at such later time a more severe annual limitation could apply (depending, in part, on the then equity value and applicable long term tax exempt rate and whether the special bankruptcy exception in section 382(l)(5) of the Tax Code is applied to the implementation of the Prepackaged Plan) or, for example, the Tidewater US Tax Group could be in a net unrealized built-in loss position (see discussion below).

(a)	Built-in Gains and Losses

Section 382 of the Tax Code can operate to limit the deduction of certain “built-in” losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, under an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10,000,000.00 or (2) fifteen percent (15%) of the fair market value of its assets (with certain adjustments) before the ownership change. After taking into consideration the above-mentioned IRS notice and certain non-binding IRS authorities, the Debtors have not yet determined whether Debtors would have a net unrealized built-in gain or loss as of the Effective Date. In either event, the Debtors anticipate the size of the net unrealized build-in gain or loss to be small.

(b)	Section 382(l)(5) Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies where “qualified creditors” and existing shareholders of a debtor corporation receive, in respect of their claims or equity interests, at least fifty percent (50%) of the vote and value of the stock of the

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reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. The IRS has in private letter rulings applied section 382(l)(5) of the Tax Code on a consolidated basis where the parent corporation is in bankruptcy. Generally, qualified creditors are creditors who (1) held their claims continuously for at least eighteen months at the time the bankruptcy petition is filed and thereafter, (2) hold claims incurred in the ordinary course of the debtor’s business and held those claims continuously since they were incurred, or (3) in certain cases, do not become five percent (5%) shareholders of the reorganized corporation.

Under this exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. In the present case, this interest chargeback could result in a significant reduction in the amount of the Debtors’ otherwise remaining NOL carryforwards. Moreover, if this exception applies, any further ownership change of the Debtors within a two-year period after the Effective Date would preclude the Debtor’s utilization of any Pre-Change Losses at the time of the subsequent ownership change against future income. A debtor that qualifies for this exception may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation described above. The Debtors have not yet determined whether section 382(l)(5) would apply in the present case and, if applicable, whether to elect not to have it apply.

3.	Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a twenty percent rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only ninety percent of a corporation’s (or consolidated group’s) taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes). Accordingly, usage of the Debtors’ NOLs by the Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Accordingly, if the Debtors are in a net unrealized loss position on the Effective Date, the tax benefits attributable to its basis in assets may be reduced for AMT purposes.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.	Consequences to U.S. Holders of General Unsecured Claims

As used in this section of the Disclosure Statement, the term “U.S. holder” means a beneficial owner of General Unsecured Claims or New Securities that is for U.S. federal income tax purposes:

an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; or

an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds General Unsecured Claims or New Securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. U.S. holders, who are partners in a partnership holding any of such instruments, should consult their own tax advisors.

1.	Exchanges of General Unsecured Claims under the Prepackaged Plan

Pursuant to the Prepackaged Plan, and in complete and final satisfaction of their Claims, holders of General Unsecured Claims will receive New Common Stock (or, in the case of holders that are treated as Non-U.S. Citizens, New Creditor Warrants and/or New Common Stock), the New Secured Notes, and Cash.

The U.S. federal income tax consequences of the Prepackaged Plan to a U.S. holder of General Unsecured Claims will depend on whether the General Unsecured Claims (in whole or in part) and the New Secured Notes constitute “securities” of Tidewater Parent for U.S. federal income tax purposes. This determination is made separately for each type of loan underlying a General Unsecured Claim. If any loan underlying a U.S. holder’s General Unsecured Claim constitutes a security of Tidewater Parent, then the receipt of New Common Stock and the remaining consideration pursuant to the Prepackaged Plan in respect of such portion of the General Unsecured Claims should be treated as part of a “reorganization” for U.S. federal income tax purposes, with the consequences described below in “Reorganization Treatment.” If, on the other hand, any loan underlying a U.S. holder’s General Unsecured Claim does not constitute a security of Tidewater Parent, then the receipt of New Common Stock and other consideration in respect of such portion of the General Unsecured Claim will be treated as a fully taxable transaction, with the consequences described below in “Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted-average maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a weighted-average maturity at issuance of ten years or more constitute securities.

Based on these authorities it would be reasonable to treat the Notes Claims, any Credit Agreement Claim in respect of the $300 million term loan facility under the Credit Agreement, and the New Secured Notes as securities. Therefore, it would be reasonable to treat the exchange of such Claims for the New Securities as a recapitalization. To the extent Reorganized Tidewater Parent is required to take a position regarding the status of the exchange of General Unsecured Claims as a recapitalization, it presently intends to treat the exchange of Notes Claims and any Credit Agreement Claim in respect of the $300 million term loan credit facility under the Credit Agreement as a recapitalization and to treat the exchange of any other General Unsecured Claims, including any Credit Agreement Claim in respect of the $600 million revolving credit facility, as a fully taxable exchange. Because the law is not clear, however, the IRS may not agree, and U.S. holders of General Unsecured Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of each of the loans underlying the General Unsecured Claims and the New Secured Notes to be received.

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(a)	Reorganization Treatment

If any loan underlying a U.S. holder’s General Unsecured Claim constitutes a security of Tidewater Parent for U.S. federal income tax purposes, the receipt of New Common Stock or New Creditor Warrants in exchange for such portion of the General Unsecured Claim should qualify for tax treatment as a “recapitalization reorganization.” The classification as a reorganization exchange generally serves to defer loss and to limit gain recognized to the amount of any property received by a U.S. holder that is not treated as stock or securities. However, a holder of a General Unsecured Claim generally would still have to recognize gain (computed as described in the following section), if any, to the extent of the amount of any Cash and, if the New Secured Notes do not constitute a security for this purpose, the issue price of the New Secured Notes received.

In addition, even within an otherwise tax-free exchange, a U.S. holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income (see “Distributions in Respect of Accrued But Unpaid Interest or OID” below).

In a reorganization exchange, the U.S. holder’s aggregate tax basis in the New Common Stock or New Creditor Warrants and, if they constitute securities, the New Secured Notes received will equal such U.S. holder’s aggregate adjusted tax basis in the General Unsecured Claim exchanged therefor, increased by any gain or interest income recognized in the exchange, and decreased by any deductions claimed in respect of any previously accrued but unpaid interest and the amount of any Cash received. If the New Secured Notes do not constitute securities, the U.S. holder’s aggregate tax basis of the New Common Stock or New Creditor Warrants received would equal such U.S. holder’s aggregate adjusted tax basis in the General Unsecured Claim exchanged therefor, increased by any gain or interest income recognized in the exchange, and decreased by any deductions claimed in respect of any previously accrued but unpaid interest, the amount of any Cash received and the issue price of the New Secured Notes. A U.S. holder’s holding period in New Common Stock or New Creditor Warrants and, if they constitute securities, the New Secured Notes received will include its holding period in the loan underlying the General Unsecured Claim exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest and possibly accrued original issue discount (“OID”).

If the New Secured Notes do not constitute securities, a U.S. holder’s tax basis in the New Secured Notes received should be the issue price of the New Secured Notes, and the U.S. holder’s holding period in the New Secured Notes should begin on the day following the exchange date.

In the event of the subsequent disallowance of any Disputed Sale Leaseback Claim after the Effective Date, a U.S. holder of a previously Allowed General Unsecured Claim may receive additional distributions in respect of its Claim. In such instance, the imputed interest provisions of the Tax Code may apply to treat a portion of such additional distributions as imputed interest. In addition, a U.S. holder may recognize additional gain or otherwise be subject to the possible application of the “installment method” of reporting with respect to any gain realized. U.S. holders are urged to consult their own tax advisors regarding the possibility for deferral, and the potential application (and ability to elect out) of the “installment method” of reporting any gain realized in respect of their General Unsecured Claim.

(b)	Fully Taxable Exchange

In general, to the extent that the exchange of a General Unsecured Claim pursuant to the Prepackaged Plan is a fully taxable exchange, the exchanging U.S. holder should recognize gain or loss in an amount

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equal to the difference, if any, between (i) the sum of the fair market value of the New Common Stock or New Creditor Warrants, the issue price of the New Secured Notes and the amount of Cash received in respect of such General Unsecured Claim on the Effective Date (other than any exchange consideration received in respect of a General Unsecured Claim for accrued but unpaid interest and possibly accrued OID), and (ii) the U.S. holder’s adjusted tax basis in the portion of the General Unsecured Claim exchanged therefor (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See “Character of Gain or Loss” below. In addition, a U.S. holder of a General Unsecured Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See “Distributions in Respect of Accrued But Unpaid Interest or OID” below.

Generally, a U.S. holder’s adjusted tax basis in a General Unsecured Claim will be equal to the cost of the General Unsecured Claim to such U.S. holder, increased by any OID previously included in income. If applicable, a U.S. holder’s tax basis in a General Unsecured Claim also will be (i) increased by any market discount previously included in income by such U.S. holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any Cash payments received on the General Unsecured Claim other than payments of qualified stated interest, and by any amortizable bond premium that the U.S. holder has previously deducted.

In the case of a taxable exchange, a U.S. holder’s tax basis in the New Secured Notes and New Common Stock or New Creditor Warrants received in respect of its General Unsecured Claim on the Effective Date should equal the issue price of the New Secured Notes and the fair market value of the New Common Stock or New Creditor Warrants on the Effective Date. The U.S. holder’s holding period in such instruments received should begin on the day following the Effective Date.

In the event of the subsequent disallowance of any Disputed Sale Leaseback Claim after the Effective Date, a U.S. holder of a previously Allowed General Unsecured Claim may receive additional distributions in respect of its General Unsecured Claim. In such instance, the imputed interest provisions of the Tax Code may apply to treat a portion of such additional distributions as imputed interest. In addition, it is possible that any loss realized by a U.S. holder in respect of its General Unsecured Claim may be deferred until all Disputed Sale Leaseback Claims are resolved (i.e., until the U.S. holder has received its final distribution). Alternatively, a U.S. holder may recognize additional gain or otherwise be subject to the possible application of the “installment method” of reporting with respect to any gain realized. U.S. holders are urged to consult their own tax advisors regarding the possibility for deferral, and the potential application (and ability to elect out) of the “installment method” of reporting any gain realized in respect of their General Unsecured Claims.

(c)	Character of Gain or Loss

Where gain or loss is recognized by a U.S. holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the General Unsecured Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the General Unsecured Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. holder that purchased any loan underlying its General Unsecured Claims from a prior holder at a “market discount” may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under these rules, any

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gain recognized on the exchange of such General Unsecured Claim (other than in respect of a General Unsecured Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. holder, on a constant yield basis) during the U.S. holder’s period of ownership, unless the U.S. holder elected to include the market discount in income as it accrued. If a U.S. holder of General Unsecured Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its General Unsecured Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the U.S. holder recognizes in the exchange.

In the case of an exchange of General Unsecured Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the General Unsecured Claims should only be currently includable in income to the extent of any gain recognized in the reorganization exchange under Treasury regulations to be issued. Any accrued market discount that is not included in income should be applied to any nonrecognition property received in the exchange (i.e., the New Common Stock or New Creditor Warrants and, if they constitute securities, the New Secured Notes received in the exchange), such that any gain recognized by a U.S. holder upon a subsequent disposition of such New Common Stock, New Creditor Warrants, or New Secured Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

(d)	Distributions in Respect of Accrued But Unpaid Interest or OID

In general, to the extent that any consideration received pursuant to the Prepackaged Plan by a U.S. holder of a General Unsecured Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. holder as interest income (if not previously included in the U.S. holder’s gross income). Conversely, a U.S. holder generally recognizes a deductible loss to the extent any accrued interest or accrued OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current loss with respect to any accrued but unpaid OID. Accordingly, it is unclear whether a U.S. holder of a loan underlying its General Unsecured Claim would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID with respect to such loan that is not paid in full.

Section 6.18 of the Prepackaged Plan provides that consideration received in respect of an Allowed General Unsecured Claim is allocable first to the principal amount of the General Unsecured Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the General Unsecured Claim, including any General Unsecured Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. U.S. holders are urged to consult their own tax advisor regarding the allocation of consideration and the inclusion and deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

(e)	Tax Treatment of Disputed Claims Reserve

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent will (i) treat any assets held in the Disputed Claims Reserve allocable to, (including retained on account of) Disputed Sale Leaseback Claims (i.e., the Disputed Claims Reserve) as a “disputed ownership fund” governed by section 1.468B-9 of the Treasury

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regulations, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, without limitation, the Debtors, Reorganized Tidewater Parent, the Disbursing Agent, and the holders of General Unsecured Claims) shall report for tax purposes consistently with such treatment. Accordingly, the Disputed Claims Reserve will be a separate taxable entity for U.S. federal income tax purposes, and all interest and earnings of the Disputed Claims Reserve will be taxable to such entity. Any distributions from the Disputed Claims Reserve to holders of General Unsecured Claims will be treated for U.S. federal income tax purposes as if received directly from the Debtors in respect of their General Unsecured Claims. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve with respect to each Disputed Sale Leaseback Claim, of any taxes imposed on the Disputed Claims Reserve or its assets attributable to that Disputed Sale Leaseback Claim. In the event, and to the extent, any Cash in the Disputed Claims Reserve allocable to a particular Disputed Sale Leaseback Claim is insufficient to pay taxes attributable to any taxable income arising from the assets of the Disputed Claims Reserve allocable to such Claim (including any income that may arise upon the distribution of such assets from the Disputed Claims Reserve), the Disbursing Agent may satisfy such taxes (i) out of the Cash retained by the Reorganized Debt with respect to such Claim or (ii) from the sale of a portion of the assets of the Disputed Claims Reserve allocable to such Claim.

2.	Ownership and Disposition of the New Secured Notes

(a)	Issue Price of the New Secured Notes

Tidewater Parent expects that the New Secured Notes will be considered to be “publicly traded” for U.S. federal income tax purposes and that, accordingly, the issue price of the New Secured Notes will equal their fair market value on the Effective Date. If the New Secured Notes are not considered to be publicly traded, but a substantial portion of General Unsecured Claims are considered publicly traded, the issue price of the New Secured Notes will be determined by reference to the fair market value of such publicly traded General Unsecured Claims on the Effective Date. If neither the New Secured Notes nor the General Unsecured Claims are considered publicly traded, the issue price of the New Secured Notes will equal their stated principal amount. Under the applicable Treasury regulations, Reorganized Tidewater Parent is required to determine whether the New Secured Notes are publicly traded (or whether the General Unsecured Claims were publicly traded if the New Secured Notes are not) and, if so, the fair market value of the New Secured Notes, and make these determinations available to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Secured Notes. We intend to make this information available on our website. Our determination is binding on a U.S. holder unless a U.S. holder explicitly discloses on its tax return that its determination is different and the reasons for its determination (including how it determined the fair market value of its New Secured Notes or General Unsecured Claims, if applicable).

(b)	Payment of Interest and OID on the New Secured Notes

Stated interest paid on a New Secured Note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with its method of accounting for U.S. federal income tax purposes.

If the principal amount of the New Secured Notes exceeds their issue price by more than a de minimis amount, then the New Secured Notes will be considered to have been issued with OID for U.S. federal income tax purposes in an amount equal to the difference between the principal amount and issue price of the New Secured Notes. In such event, a U.S. holder will be required to include OID in income for U.S. federal income tax purposes as it accrues, regardless of its regular method of accounting, in accordance with a constant-yield method, before the receipt of Cash payments attributable to this income. Under this method, a U.S. holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

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(c)	Market Discount on the New Secured Notes

A U.S. holder will have market discount with respect to a New Secured Note if its initial basis in any portion of the New Secured Note is less than the issue price of such portion of the New Secured Note, unless the difference is less than a specified de minimis amount. If a U.S. holder’s New Secured Note has market discount with respect to any portion of such New Secured Note and, if such holder so elects or has so elected, it will be required to include the market discount as ordinary income as it accrues, either on a ratable basis or on the basis of a constant-yield method. Any such election applies to all debt instruments with market discount that the U.S. holder acquires on or after the first day of the first taxable year to which the election applies. In addition, the U.S. holder may be required to defer, until the maturity of the New Secured Note or its earlier disposition (including in one of certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry any portion of such New Secured Note with respect of which the U.S. holder has market discount.

(d)	Acquisition and Bond Premium on the New Secured Notes

A U.S. holder will have acquisition premium with respect to a New Secured Note if its initial basis in any portion of the New Secured Note exceeds the issue price of such portion of the New Secured Note but does not exceed the principal amount of such portion of the New Secured Note. If a U.S. holder has acquisition premium with respect to a portion of the New Secured Note, it may reduce the amount of any OID accruing on such portion of the New Secured Note for any taxable year by a portion of the acquisition premium properly allocable to that year.

If a U.S. holder’s initial basis in any portion of the New Secured Note exceeds the principal amount of such portion of the New Secured Note, the excess generally will constitute amortizable bond premium and the U.S. holder will not be required to include any OID attributable to its income with respect to such portion of the New Secured Note. Generally a U.S. holder may elect to amortize this bond premium over the remaining term of such portion of the New Secured Note using a constant yield method and apply the amortization to offset stated interest otherwise required to be included in income with respect to such portion of the New Secured Note. Because of the optional redemption features of the New Secured Notes, special rules may apply to defer some or all of the amount of amortizable bond premium that a U.S. holder could otherwise amortize in one or more years.

(e)	Disposition of New Secured Notes

Upon the sale or other taxable disposition of a New Secured Note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and its adjusted tax basis in the New Secured Note. A U.S. holder’s adjusted tax basis in a New Secured Note generally will equal its initial tax basis in the New Secured Note, increased by any OID or market discount previously included in income with respect to the New Secured Note and decreased by any previously amortized bond premium. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be taxable as interest if not previously included in income. Except to the extent attributable to any accrued market discount not previously included in income, gain or loss recognized on the sale or other taxable disposition of a New Secured Note will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or other taxable disposition, the New Secured Note is treated as held for more than one year. Any gain attributable to accrued market discount not previously included in income will be recharacterized as ordinary income. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to significant limitations.

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As discussed above (see “Exchanges of General Unsecured Claims Under the Prepackaged Plan—Character of Gain or Loss”), in the case of any loan underlying a General Unsecured Claim that was acquired at a “market discount” and subject to “reorganization” exchange treatment, the Tax Code indicates that any accrued market discount in respect of such portion of the General Unsecured Claim that is not currently includible in income should carry over to any nonrecognition property received in exchange therefor (e.g., the New Common Stock or New Creditor Warrants and, if they constitute securities, the New Secured Notes). Accordingly, any gain recognized by a holder upon a subsequent disposition of such New Secured Notes would be treated as ordinary income to the extent of such New Secured Notes’ allocable portion of any accrued market discount not previously included in income. To date, specific Treasury Regulations implementing this rule have not been issued.

3.	Exercise of New Creditor Warrants

If the New Creditor Warrants are treated as stock for U.S. federal income tax purposes, U.S. holders of the New Creditor Warrants would not recognize gain or loss as a result of the exercise of the New Creditor Warrants for New Common Stock. The aggregate tax basis in the New Common Stock of a U.S. holder received upon exercise will be the same as its aggregate tax basis in its New Creditor Warrants immediately prior thereto. Additionally, the holding period of the New Common Stock received upon exercise will include the holding period of the New Creditor Warrants held by such holder immediately prior thereto.

4.	Dispositions of New Common Stock and New Creditor Warrants

Subject to the discussion below, U.S. holders generally will recognize capital gain or loss upon a subsequent sale or other taxable disposition of the New Common Stock or New Creditor Warrants in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the New Common Stock or New Creditor Warrants and the sum of the Cash plus the fair market value of any property received from such sale or other disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. holder’s holding period for its New Common Stock or New Creditor Warrants is more than one year at the time of sale or other disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

As discussed above (see “Exchanges of General Unsecured Claims Under the Prepackaged Plan—Character of Gain or Loss”), in the case of any loan underlying a General Unsecured Claim that was acquired at a “market discount” and subject to “reorganization” exchange treatment, the Tax Code indicates that any accrued market discount in respect of such portion of the General Unsecured Claim that is not currently includible in income should carry over to any nonrecognition property received in exchange therefor (e.g., the New Common Stock or New Creditor Warrants and, if they constitute securities, the New Secured Notes). Accordingly, any gain recognized by a holder upon a subsequent disposition of such New Common Stock or New Creditor Warrants would be treated as ordinary income to the extent of such New Common Stock’s or New Creditor Warrants’ allocable portion of any accrued market discount not previously included in income. To date, specific Treasury Regulations implementing this rule have not been issued.

In addition, any gain recognized by a U.S. holder upon a subsequent disposition of the New Common Stock or New Creditor Warrants (or any stock or property received for it in a later tax-free exchange) received in exchange for a General Unsecured Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or

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previously as a result of the write-down of the General Unsecured Claim, decreased by any income (other than interest income) recognized by the U.S. holder upon exchange of the General Unsecured Claim, and (ii) with respect to a cash-basis U.S. holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. holder’s General Unsecured Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

5.	Information Reporting, Backup Withholding, and Disclosure Requirements

In general, information reporting requirements will apply to payments of interest (and accruals of OID) and dividends on the General Unsecured Claims and the New Securities, the Cash received in partial satisfaction of General Unsecured Claims under the Prepackaged Plan, and Cash proceeds of a sale or other taxable disposition of New Securities (unless the recipient is an exempt recipient such as a corporation).

Backup withholding may apply to any payments described in the preceding sentence if the U.S. holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. U.S. holders are urged to consult their own tax advisors regarding these regulations and whether the contemplated transactions under the Prepackaged Plan would be subject to these regulations and require disclosure on their tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims are urged to consult their own tax advisors concerning the federal, state, local, and other tax consequences applicable under the Prepackaged Plan.

XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Prepackaged Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Prepackaged Plan or its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Prepackaged Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure

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parties in interest that the Prepackaged Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Prepackaged Plan could have an adverse effect on the Debtors’ businesses. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Confirmation of the Prepackaged Plan

Although the Debtors believe that the Prepackaged Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Prepackaged Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Prepackaged Plan. Even if Class 3 votes in favor of the Prepackaged Plan a the requirements for “cramdown” are met with respect to any Class that rejected the Prepackaged Plan, the Bankruptcy Court could decline to confirm the Prepackaged Plan if it finds that any of the statutory requirements for Confirmation are not met. If the Prepackaged Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests under any alternative plan of reorganization.

3.	Non-Consensual Confirmation

In the event that any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Pursuant to the Prepackaged Plan, holders of Interests in Class 7 and Class 8 are deemed to reject the Prepackaged Plan. Accordingly, the requirements for non-consensual confirmation must be satisfied with respect to such rejecting Classes. The Debtors believe that the Prepackaged Plan satisfies those requirements.

4.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Prepackaged Plan have not occurred or have not been waived as set forth in Article IX of the Prepackaged Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Prepackaged Plan, the Debtors and all holders of Claims and Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

5.	Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Requisite Creditors (as defined in the Restructuring Support Agreement) the ability to terminate the Restructuring Support Agreement if various conditions are not satisfied. As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with, among others, vendors, suppliers, employees, and major customers.

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6.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Article XIV.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit C, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Risk Factors Affecting the Value of the Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from estimates included in the Projections set forth in Article VII hereof and the Liquidation Analysis attached hereto at Exhibit C, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions, which might ultimately prove to be incorrect, and projections, which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that are ultimately Allowed.

C.	Risks Relating to the Debtors’ Businesses and Financial Condition

1.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ businesses and industry are more fully described in the Debtors’ SEC filings, including Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on May 26, 2016. The risks associated with the Debtors’ businesses and industry described in the Debtors’ SEC filings include, but are not limited to, the following:

Delay in the recovery of energy based commodity prices, resulting in a continuing suppression of demand for offshore marine services;

Oversupply of vessels available to service customer base;

Significant amount of Debtors’ revenue is derived from relatively small number of customers;

Risk of incurring losses or impairments related to vessels;

Risks relating to vessel construction and maintenance programs; and

Risks relating to operating in international locations.

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2.	High Level of Competition in the Offshore Marine Service Industry

The Debtors operate and the Reorganized Debtors will operate in a highly competitive industry, which could depress charter and utilization rates and adversely affect their financial performance. The Debtors compete for business with their competitors on the basis of: price; reputation for quality service; quality, suitability, and technical capabilities of vessels and ROVs; availability of vessels and ROVs; safety and efficiency; cost of mobilizing vessels and ROVs from one market to a different market; and national flag preference. In addition, competition in international markets may be adversely affected by regulations requiring, among other things, local construction, flagging, ownership or control of vessels, the awarding of contracts to local contractors, the employment of local citizens, and/or the purchase of supplies from local vendors.

3.	Challenging Macroeconomic Conditions

Uncertainty about future global economic market conditions makes it challenging to forecast operating results and to make decisions about future investments. The success of the Reorganized Debtors’ businesses is both directly and indirectly dependent upon conditions in the global financial and credit markets that are outside of the Reorganized Debtors’ control and difficult to predict. Uncertain economic conditions may lead the Reorganized Debtors’ customers to postpone capital spending in response to tighter credit and reductions in customers’ income or asset values. Similarly, when lenders and institutional investors reduce, and in some cases, cease to provide funding to corporate and other industrial borrowers, the liquidity and financial condition of the Reorganized Debtors and their customers can be adversely impacted. Factors such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls, and national and international political circumstances (including wars, terrorist acts, security operations, and seaborne refugee issues) can have a material negative effect on the Reorganized Debtors’ business, revenues, and profitability.

4.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding secured indebtedness of approximately $350 million under the Secured Notes and approximately $92 million under the Troms Credit Agreement. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

5.	Adverse Effect of Failure to Comply with the Jones Act

Because the Debtors own and operate U.S.-flag vessels in the U.S. coastwise trade, they are subject to the Jones Act, which, subject to limited exceptions, restricts maritime transportation between points in the United States (known as marine cabotage services or coastwise trade) to vessels built in the United States, registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. Citizens within the meaning of the Jones Act. Under the Jones Act, at least 75% of the outstanding shares of each class or series of the capital stock of Tidewater Parent must be owned and controlled by U.S. Citizens. Tidewater Parent will be responsible for monitoring the ownership by Non-U.S. Citizens of its capital stock and the equity interests in its subsidiaries that own U.S.-flag vessels to ensure compliance with the citizenship requirements of the Jones Act. After the Effective Date, if the Reorganized Debtors

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do not continue to comply with such requirements, they would be prohibited from operating their U.S.-flag vessels in U.S. coastwise trade, may incur severe penalties, such as fines and/or forfeiture of such vessels, and, under certain circumstances, would be deemed to have made an unapproved foreign transfer of such vessels, resulting in the permanent loss of U.S. coastwise trading privileges for such vessels.

In order to ensure compliance with the Jones Act coastwise citizenship requirement that at least 75% of the New Common Stock in Reorganized Tidewater Parent will be owned by U.S. Citizens, at least 78% of the shares of New Common Stock issued on the Effective Date will be issued to U.S. citizens. The remaining 22% of the shares of New Common Stock issued on the Effective Date will be issued to Non-U.S. Citizens. Non-U.S. Citizens who would have otherwise received additional shares of New Common Stock will receive New Creditor Warrants.

New Creditor Warrants may only be exercised by (i) U.S. Citizens, and (ii) Non-U.S. Citizens to the extent permitted under the Amended Organizational Documents of Reorganized Tidewater Parent. The forms of the New Creditor Warrants will not grant the holder of a New Creditor Warrant any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the Reorganized Debtor’s business. The New Creditor Warrants are being submitted to the U.S. Coast Guard for approval prior to the Effective Date.

The Amended Organizational Documents of Reorganized Tidewater Parent will restrict ownership of the shares of New Common Stock by Non-U.S. Citizens in the aggregate to not more than 24% and to not more than 4.9% by individual Non-U.S. Citizens and will contain certain other provisions to enable Reorganized Tidewater Parent to comply with the citizenship requirements of the Jones Act, including without limitation provisions that provide for the redemption of shares through the issuance of warrants in the event that the applicable permitted percentage of ownership by Non-U.S. Citizens is exceeded. Such warrants will have the same risks and restrictions as New Creditor Warrants, which risks and restrictions are discussed herein.

D.	Risk Factors Relating to Securities to Be Issued Under the Prepackaged Plan

1.	Market for Securities

Upon filing the Prepackaged Plan, the NYSE will have broad discretion to suspend trading in Tidewater Parent’s shares and commence de-listing proceedings. There can be no assurance that the common stock of Tidewater Parent will continue to be listed for trading on the NYSE upon or after filing of the Prepackaged Plan or whether the New Common Stock of Reorganized Tidewater Parent or the New Existing Equity Warrants (or the New Common Stock issuable upon exercise thereof) will be listed upon or after the Effective Date of the Prepackaged Plan. Tidewater Parent has agreed to use commercially reasonable efforts to list the New Common Stock and New Existing Equity Warrants on a nationally recognized exchange as soon as practicable, subject to meeting the applicable listing requirements following the Effective Date. However, there can be no assurance as to when or whether any such listing will occur or as to the liquidity of any market for the New Common Stock or New Creditor Warrants. If a trading market does not develop or is not maintained, holders of the New Common Stock and New Creditor Warrants may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, the Reorganized Debtors.

Furthermore, Persons to whom the New Common Stock or New Creditor Warrants are issued pursuant to the Prepackaged Plan may prefer to liquidate their investments rather than hold such securities on a long-term

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basis. Accordingly, any market that does develop for such securities may be volatile. Non-U.S. Citizens who receive New Creditor Warrants may also be unable to exercise their New Creditor Warrants, or have their requested exercise of their New Creditor Warrants significantly delayed, because of the restrictions on aggregate and individual ownership of the New Common Stock by Non-U.S. citizens.

2.	Potential Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Prepackaged Plan will be subject to dilution from the equity issued in connection with the Management Incentive Program, the New Warrants, any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

3.	Significant Holders

Certain holders of Credit Agreement Claims, Notes Claims, and Sale Leaseback Claims are expected to acquire a significant ownership interest in the New Common Stock pursuant to the Prepackaged Plan. If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

4.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock and the New Warrants (and the New Common Stock issuable upon exercise thereof) would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

5.	Implied Equity Value Not Intended to Represent the Trading Value of the New Common Stock or New Warrants

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Stock or the New Warrants (or the New Common Stock issuable upon exercise thereof) in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. The actual market price of the New Common Stock and the New Warrants (and the New Common Stock issuable upon exercise thereof) is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Common Stock and the New Warrants to rise and fall. Accordingly, the implied value, stated herein and in the Prepackaged Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock or the New Warrants in the public or private markets.

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6.	No Intention to Pay Dividends

Reorganized Tidewater does not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Common Stock (including the New Common Stock issuable upon exercise of the New Warrants) will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

E.	Additional Risk Factors

1.	Debtors Could Withdraw Prepackaged Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Prepackaged Plan may be revoked or withdrawn prior to the Effective Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified in the Prepackaged Plan, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Prepackaged Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.

Any representations or inducements made to secure your vote for acceptance or rejection of the Prepackaged Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Prepackaged Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of Claims or Interests should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Prepackaged Plan or object to confirmation of the Prepackaged Plan.

5.	No Admission Made

Nothing contained herein or in the Prepackaged Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Prepackaged Plan on the Debtors or holders of Claims or Interests.

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6.	Certain Tax Consequences

A discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Prepackaged Plan is provided in Article X hereof.

XII.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Prepackaged Plan, each holder of a Credit Agreement Claim, Notes Claim, or a Sale Leaseback Claim as of the Record Date (an “Eligible Holder”) should carefully review the Prepackaged Plan attached hereto as Exhibit A. All descriptions of the Prepackaged Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Prepackaged Plan.

A.	Voting Deadline

All Eligible Holders have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote.

The Debtors have engaged Epiq Bankruptcy Solutions, LLC as their voting agent (the “Voting Agent” or “Epiq”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Prepackaged Plan. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON JUNE 12, 2017, UNLESS EXTENDED BY THE DEBTORS.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Epiq Corporate Restructuring

777 Third Avenue, 12th Floor

New York, New York 10017

Attention: Tidewater Processing

Tel: (866) 734-9393 or (646) 282-2500

Questions (but not documents) may be directed to tabulation@epiqsystems.com (please reference “Tidewater” in the subject line).

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent at the telephone numbers or e-mail address set forth immediately above.

B.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits thereto), related materials, and a Ballot (collectively, a “Solicitation Package”) to record holders of the Credit Agreement Claims, the Notes Claims, and the Sale Leaseback Claims. Any Eligible Holder of Credit Agreement Claims, Notes Claims, and/or Sale Leaseback Claims who has not received a Ballot should contact the Voting Agent.

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Holders of Credit Agreement Claims, Notes Claims, and/or Sale Leaseback Claims should provide all of the information requested by the Ballot and return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Voting Agent.

The Record Date for determining which holders are entitled to vote on the Prepackaged Plan is May 8, 2017.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The Claims in Class 3 (General Unsecured Claims) are impaired under the Prepackaged Plan and entitled to vote to accept or reject the Prepackaged Plan. Class 3 includes the following Claims:

•	Credit Agreement Claims;

•	Notes Claims; and

•	Sale Leaseback Claims.

1.	Miscellaneous

All Ballots must be signed by the holder of record of the Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims, as applicable, or any person who has obtained a properly completed Ballot proxy from the record holder of the Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims, as applicable, on such date. For purposes of voting to accept or reject the Prepackaged Plan, the Eligible Holders of the Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims will be deemed to be the “holders” of such Claims. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed,

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dated, and timely received, but on which a vote to accept or reject the Prepackaged Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots. Any Ballot marked to both accept and reject the Prepackaged Plan will not be counted. If you return more than one Ballot voting different Credit Agreement Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. If you return more than one Ballot voting different Notes Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. If you return more than one Ballot voting different Sale Leaseback Claims, the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Prepackaged Plan will likewise not be counted.

The Ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only holders of the Credit Agreement Claims, Notes Claims, and Sale Leaseback Claims, as applicable, who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Prepackaged Plan and such abstentions will not be counted as votes for or against the Prepackaged Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Prepackaged Plan.

2.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW ANY SUCH BALLOT(S) TO BE COUNTED.

3.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept: (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Prepackaged Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 therein. All parties in interest retain their right to object to confirmation of the Prepackaged Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

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4.	Change of Vote

Any party who has previously submitted to the Voting Agent, prior to the Voting Deadline, a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent, prior to the Voting Deadline, a subsequent, properly completed Ballot voting for acceptance or rejection of the Prepackaged Plan.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims, as applicable, or about the packet of material you received, or if you wish to obtain an additional copy of the Prepackaged Plan, this Disclosure Statement, or any exhibits, schedules, or appendices to such documents, please contact the Voting Agent.

XIII.

CONFIRMATION OF THE PREPACKAGED PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known holders of Claims or Interests or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

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B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Prepackaged Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of the Claims or Interests held, or asserted by, the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

a)	The Debtors at

Tidewater Inc.

Pan American Life Center

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

Attn:	Bruce Lundstrom
E-mail:	blundstrom@tdw.com
Facsimile:	(888) 909-0946

b)	Office of the U.S. Trustee at

Office of the U.S. Trustee for the District of Delaware

844 King Street, Suite 2207

Lockbox 35

Wilmington, Delaware 19899-0035

c)	Counsel to the Debtors at

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:	Ray C. Schrock, P.C. and Alfredo R. Pérez, Esq.
Email:	ray.schrock@weil.com and alfredo.perez@weil.com
Facsimile:	(212) 310-8007

-and-

Jones Walker LLP

201 St. Charles Avenue, Floor 50

New Orleans, Louisiana 70170

Attn:	Amy G. Scafidel, Esq. and Curt Hearn, Esq.
E-mail:	ascafidel@joneswalker.com and chearn@joneswalker.com
Facsimile:	(504) 582-8583

-and-

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:	Daniel J. DeFranceschi, Esq. and Zachary I. Shapiro, Esq.
Email:	defranceschi@rlf.com and shapiro@rlf.com
Facsimile:	(302) 651-7701

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d)	Credit Agreement Agent at

Morgan, Lewis & Bockius LLP

One Federal Street,

Boston, Massachusetts 02110

Attn:	Amy L. Kyle, Esq. and Edwin E. Smith, Esq.
E-mail:	amy.kyle@morganlewis.com and edwin.smith@morganlewis.com
Facsimile:	(617) 341-7701

-and-

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19899

Attn:	Derek C. Abbott, Esq.
E-mail:	dabbott@mnat.com
Facsimile:	(302) 425-4664

e)	The Unofficial Noteholder Committee at

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:	Alan W. Kornberg, Esq. and Brian S. Hermann, Esq.
E-mail:	akornberg@paulweiss.com and bhermann@paulweiss.com
Facsimile:	(212) 757-3990

-and-

Blank Rome LLP

1201 North Market Street, Suite 800

Wilmington, Delaware 19801

Attn:	Stanley B. Tarr, Esq. and Rick Antonoff, Esq.
E-mail:	tarr@blankrome.com and rantonoff@blankrome.com
Facsimile:	(302) 428-5104 and (212) 885-5001

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of the Prepackaged Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code;

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(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Prepackaged Plan has been proposed in good faith and not by any means forbidden by law;

(iv)	any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Prepackaged Plan, for services, costs, and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Prepackaged Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Prepackaged Plan is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)	the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Prepackaged Plan with the Debtors, or a successor to the Debtors under the Prepackaged Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)	with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Interest has either accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Prepackaged Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Prepackaged Plan under chapter 7 of the Bankruptcy Code;

(vii)	except to the extent the Prepackaged Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Prepackaged Plan or is not impaired under the Prepackaged Plan;

(viii)

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Prepackaged Plan provides that: (A) Administrative Expense Claims will be paid in full on the later of the Effective Date and the date that is thirty (30) Business Days after such Administrative Expense Claim becomes Allowed; (B) Priority Non-Tax Claims will be paid in full on the later of the Effective Date and the date that is ten (10) Business Days after such Priority Non-Tax Claim becomes Allowed; and (C) Priority Tax Claims will receive either payment in full on the later of the Effective Date, the date such Priority Tax Claim becomes

96

Allowed, and the date such Priority Tax Claim becomes due and payable in the ordinary course, or deferred cash payments over a period not exceeding five (5) years after the Petition Date, of a value, as of the Effective Date, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Prepackaged Plan, determined without including any vote for acceptance of the Prepackaged Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Prepackaged Plan; and

(xi)	all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Prepackaged Plan provides for the payment of all such fees on the Effective Date of the Prepackaged Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (i) accept the plan; or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that, under the Prepackaged Plan, all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on: (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests; and (ii) the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that the Bankruptcy Court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

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(c)	Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Prepackaged Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Prepackaged Plan. As part of this analysis, the Debtors have prepared the Projections provided in Article VII hereof. Based upon such Financial Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Prepackaged Plan and that confirmation of the Prepackaged Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Article XI hereof sets forth certain risk factors that could impact the feasibility of the Prepackaged Plan

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to, and only to, the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents of the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code: (i) a provision prohibiting the issuance of non-voting equity securities; and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept (or is deemed to reject) the Prepackaged Plan, the Bankruptcy Court may still confirm the Prepackaged Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Prepackaged Plan, the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

Pursuant to the Prepackaged Plan, holders of Interests in Class 7 and Class 8 will not receive a distribution and are thereby deemed to reject the Prepackaged Plan. However, the Debtors submit that they satisfy the “unfair discrimination” and “fair and equitable” tests, as discussed in further detail below.

(a)	Unfair Discrimination Test

The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Prepackaged Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.”

The Debtors believe the Prepackaged Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

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(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than one hundred percent (100%) of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Prepackaged Plan satisfies the “fair and equitable” test as further explained below.

(i)	Secured Creditors

The Bankruptcy Code provides that each holder of an impaired secured claim either: (i) retains its liens on the property to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such claim; or (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale; or (iii) receives the “indubitable equivalent” of its allowed secured claim.

(ii)	Unsecured Creditors

The Bankruptcy Code provides that either: (i) each holder of an impaired unsecured claim receives or retains under the plan of reorganization, property of a value equal to the amount of its allowed claim; or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization.

(iii)	Equity Interests

With respect to a class of equity interests, either: (i) each holder of an equity interest will receive or retain under the plan of reorganization property of a value equal to the greater of: (a) the fixed liquidation preference or redemption price, if any, of such stock; and (b) the value of the stock; or (ii) the holders of equity interests that are junior to any dissenting class of equity interests will not receive any property under the plan of reorganization.

Based on the foregoing, the Prepackaged Plan meets the “fair and equitable” test, notwithstanding that Class 7 (Tidewater Parent Interests) and Class 8 (Subordinated Securities Claims) are deemed to reject the Prepackaged Plan, because there is no class junior to Class 7 or Class 8, as applicable, that will receive or retain any property under the Prepackaged Plan.

XIV.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLAN

The Debtors have evaluated several alternatives to the Prepackaged Plan. After studying these alternatives, the Debtors have concluded that the Prepackaged Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Prepackaged Plan. If the Prepackaged Plan is not confirmed and consummated, the alternatives to the Prepackaged Plan are: (i) the preparation and presentation of an alternative plan of reorganization; (ii) the a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code; or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

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A.	Alternative Prepackaged Plan of Reorganization

If the Prepackaged Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (a) a reorganization and continuation of the Debtors’ businesses; or (b) an orderly liquidation of their assets. The Debtors, however, submit that the Prepackaged Plan, as described therein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Prepackaged Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims and Interests than such holders will receive under the Prepackaged Plan.

C.	Liquidation Under Chapter 7 of the Bankruptcy Code

If no plan of reorganization can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Prepackaged Plan because of the delay resulting from the conversion of the Chapter 11 Cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

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XV.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Prepackaged Plan is in the best interests of all stakeholders and urge the holders of Claims in Class 3 to vote in favor thereof.

Dated: May 11, 2017

TIDEWATER PARTIES

TIDEWATER INC.
CAJUN ACQUISITIONS, LLC
GULF FLEET SUPPLY VESSELS, L.L.C.
HILLIARD OIL & GAS, INC.
JAVA BOAT CORPORATION
PAN MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
POINT MARINE, L.L.C.
QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
TIDEWATER CORPORATE SERVICES, L.L.C.
TIDEWATER GOM, INC.
TDEWATER MARINE ALASKA, INC.
TIDEWATER MARINE FLEET, L.L.C.
TIDEWATER MARINE HULLS, L.L.C.
TIDEWATER MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
TIDEWATER MARINE SAKHALIN, L.L.C.
TIDEWATER MARINE SHIPS, L.L.C.
TIDEWATER MARINE VESSELS, L.L.C.
TIDEWATER MARINE WESTERN, INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER MEXICO HOLDING, L.L.C.
TIDEWATER SUBSEA ROV, L.L.C.
TIDEWATER SUBSEA, L.L.C.
TIDEWATER VENTURE, INC.
TWENTY GRAND (BRAZIL), L.L.C.
TWENTY GRAND MARINE SERVICE, L.L.C.
ZAPATA GULF MARINE, L.L.C.

By:	/s/ Jeffrey M. Platt
Name:	Jeffrey M. Platt
Title:	President and Chief Executive Officer and Authorized Representative

EXHIBIT A

Prepackaged Plan

Exhibit A

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
TIDEWATER INC., et al.,	:	Case No. 17-[●] ([●])
	:	(Jointly Administered)
Debtors. [1]	:
x

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF TIDEWATER INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP Ray C. Schrock, P.C. Jill Frizzley Andriana Georgallas 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007

RICHARDS, LAYTON & FINGER, P.A.

Daniel J. DeFranceschi (No. 2732)

Zachary I. Shapiro (No. 5103)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Alfredo R. Pérez Chris López 700 Louisiana, Suite 1700 Houston, Texas 77002 Telephone: (713) 546-5000 Facsimile: (713) 224-9511

Counsel for Debtors and Debtors in Possession	Counsel for Debtors and Debtors in Possession

Dated: May 11, 2017
Wilmington, Delaware

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if any, are: Tidewater Inc. (7776), Tidewater Marine Western, Inc. (1064), Tidewater Corporate Services, L.L.C. (7776), Tidewater Marine, L.L.C. (7779), Cajun Acquisitions, LLC (2365), Gulf Fleet Supply Vessels, L.L.C. (2194), Hilliard Oil & Gas, Inc. (4727), Java Boat Corporation (0278), Pan Marine International Dutch Holdings, L.L.C., Point Marine, L.L.C. (9586), Quality Shipyards, L.L.C. (2335), S.O.P., Inc. (3464), Tidewater Marine Alaska, Inc. (7549), Tidewater Marine International Dutch Holdings, L.L.C. (2289), Tidewater Marine Sakhalin, L.L.C. (7779), Tidewater Mexico Holding, L.L.C. (8248), Tidewater Venture, Inc. (7694), Twenty Grand (Brazil), L.L.C. (7730), Twenty Grand Marine Service, L.L.C. (7730), Zapata Gulf Marine, L.L.C. (5513), Tidewater GOM, Inc. (2799), Tidewater Subsea, L.L.C. (2022), Tidewater Subsea ROV, L.L.C. (3832), Tidewater Marine Fleet, L.L.C., Tidewater Marine Hulls, L.L.C., Tidewater Marine Ships, L.L.C., and Tidewater Marine Vessels, L.L.C. The Debtors’ principal offices are located at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

		Page

12.16.	Entire Agreement.	53

12.17.	Exhibits to Plan.	53

12.18.	Notices.	53

Schedule 1	Restructuring Support Agreement
Schedule 2	Sale Leaseback Agreements

v

Tidewater Inc., Tidewater Marine Western, Inc., Tidewater Corporate Services, L.L.C., Tidewater Marine, L.L.C., Cajun Acquisitions, LLC, Gulf Fleet Supply Vessels, L.L.C., Hilliard Oil & Gas, Inc., Java Boat Corporation, Pan Marine International Dutch Holdings, L.L.C., Point Marine, L.L.C., Quality Shipyards, L.L.C., S.O.P., Inc., Tidewater Marine Alaska, Inc., Tidewater Marine International Dutch Holdings, L.L.C., Tidewater Marine Sakhalin, L.L.C., Tidewater Mexico Holding, L.L.C., Tidewater Venture, Inc., Twenty Grand (Brazil), L.L.C., Twenty Grand Marine Service, L.L.C., Zapata Gulf Marine, L.L.C., Tidewater GOM, Inc., Tidewater Subsea, L.L.C., Tidewater Subsea ROV, L.L.C., Tidewater Marine Fleet, L.L.C., Tidewater Marine Hulls, L.L.C., Tidewater Marine Ships, L.L.C., and Tidewater Marine Vessels, L.L.C. (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

ARTICLE I     DEFINITIONS AND INTERPRETATION.

A. Definitions. The following terms shall have the respective meanings specified below:

1.1 2010 Noteholder means a holder of 2010 Notes.

1.2 2010 Note Purchase Agreement means that certain Note Purchase Agreement, dated as of September 9, 2010, by and among Tidewater Parent and certain other Debtors, as issuers and obligors, the guarantors party thereto, and the note purchasers party thereto, as amended, modified, or otherwise supplemented from time to time.

1.3 2010 Notes means, collectively, (a) the 3.90% senior notes due December 30, 2017 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $44,500,000, (b) the 3.95% senior notes due December 30, 2017 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $25,000,000, (c) the 4.12% senior notes due December 30, 2018 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $25,000,000, (d) the 4.17% senior notes due December 30, 2018 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $25,000,000, (e) the 4.33% senior notes due December 30, 2019 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $50,000,000, (f) the 4.51% senior notes due December 30, 2020 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $100,000,000, (g) the 4.56% senior notes due December 30, 2020 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $65,000,000, and (h) the 4.61% senior notes due December 30, 2022 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $48,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2010 Notes.

1.4 2010 Notes Claim means any Claim arising from, or related to, the 2010 Notes.

1.5 2011 Noteholder means a holder of 2011 Notes.

1.6 2011 Note Purchase Agreements means those two certain Note Purchase Agreements, each dated as of August 15, 2011, by and among Tidewater Parent and certain other Debtors, as issuers and obligors, the guarantors party thereto, and the note purchasers party thereto, as amended, modified, or otherwise supplemented from time to time.

1.7 2011 Notes means the 2011 Series A and B Notes and the 2011 Series C Notes.

1.8 2011 Notes Claim means any Claim arising from, or related to, the 2011 Notes.

1.9 2011 Series A Notes means the 4.06% senior notes due March 31, 2019 issued pursuant to the 2011 Note Purchase Agreements in the aggregate principal outstanding amount of $50,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2011 Series A Notes.

1.10 2011 Series A and B Notes means the 2011 Series A Notes and the 2011 Series B Notes.

1.11 2011 Series B Notes means the 4.64% senior notes due June 30, 2021 issued pursuant to the 2011 Note Purchase Agreements in the aggregate principal outstanding amount of $50,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2011 Series B Notes.

1.12 2011 Series C Notes means the 4.54% senior notes due June 30, 2021 issued pursuant to the 2011 Note Purchase Agreements in the aggregate principal outstanding amount of $65,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2011 Series C Notes.

1.13 2013 Noteholder means a holder of 2013 Notes.

1.14 2013 Note Purchase Agreement means that certain Note Purchase Agreement, dated as of September 30, 2013, by and among Tidewater Parent and certain other Debtors, as issuers and obligors, the guarantors party thereto, and the note purchasers party thereto, as amended, modified, or otherwise supplemented from time to time.

1.15 2013 Notes means collectively, (a) the 4.26% senior notes due November 16, 2020 issued pursuant to the 2013 Note Purchase Agreement in the aggregate principal outstanding amount of $123,000,000, (b) the 5.01% senior notes due November 15, 2023 issued pursuant to the 2013 Note Purchase Agreement in the aggregate principal outstanding amount of $250,000,000, and (c) the 5.16% senior notes due November 17, 2025 issued pursuant to the 2013 Note Purchase Agreement in the aggregate principal outstanding amount of $127,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2013 Notes.

1.16 2013 Notes Claim means any Claim arising from, or related to, the 2013 Notes.

1.17 Administrative Expense Claim means a Claim for costs and expenses of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (b) Fee Claims, and (c) all fees and charges assessed against the Estates pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

1.18 Affiliates has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.19 Allowed means, with reference to any Claim or Interest, a Claim or Interest (a) arising on or before the Effective Date as to which (i) no objection to allowance or priority, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan

2

or applicable law, or (ii) any objection has been determined in favor of the holder of the Claim or Interest by a Final Order, (b) that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, (c) as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction, or (d) expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.20 Amended Organizational Documents means (a) the Amended Tidewater Parent Organizational Documents and (b) the forms of certificates of incorporation, certificates of formation, limited liability company agreements, or other forms of organizational documents and bylaws, as applicable, of the Reorganized Debtors (other than Tidewater Parent) to the extent such documents reflect material changes to each such Reorganized Debtor’s existing forms of organizational documents and bylaws, substantially final forms of such Amended Organizational Documents, which shall be in form and substance reasonably satisfactory to the Debtors or Reorganized Debtors, as applicable, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders and consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable, the forms of which shall be included in the Plan Supplement.

1.21 Amended Tidewater Parent Organizational Documents means the form of certificate of incorporation and bylaws for Reorganized Tidewater Parent, which are annexed to the Restructuring Support Agreement.

1.22 Assumption Dispute means a pending objection relating to assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.23 Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.24 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

1.25 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

1.26 Benefit Plans means (i) each “employee benefit plan,” as defined in section 3(3) of ERISA and (ii) each other pension, retirement, supplemental retirement, bonus, incentive, equity or equity-based, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract, or arrangement, in each case whether written or unwritten, maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of their current or former employees or independent contractors and existing as of the Petition Date.

1.27 Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

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1.28 Cash means legal tender of the United States of America.

1.29 Causes of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any state law fraudulent transfer claim.

1.30 Certificate means that certain officer’s certificate to be addressed to the holders of the New Secured Notes and delivered by the Debtors to the New Indenture Trustee on the Effective Date, which is annexed to the Restructuring Support Agreement.

1.31 Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.

1.32 CIC Agreements means those certain change of control agreements designated with an asterisk on Schedule 5(c) of the Restructuring Support Agreement.

1.33 CIC Waiver Letters means those certain executed written agreements, in form and substance approved by the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, by and between Tidewater Parent and the employees party to the CIC Agreements, pursuant to which such parties agreed that, subject to the terms of the CIC Waiver Letters, neither the occurrence of the Effective Date nor the consummation of the Plan or any transaction contemplated thereby as of the date hereof shall constitute a “Change of Control” for purposes of any such CIC Agreements.

1.34 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code as against any Debtor.

1.35 Class means any group of Claims or Interests classified as set forth in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.36 Class 3 Distribution Date means (a) the Class 3 Initial Distribution Date or (b) the Class 3 Final Distribution Date, as applicable.

1.37 Class 3 Final Distribution Date means, with respect to the Class of General Unsecured Claims (Class 3), a date after the Class 3 Initial Distribution Date and after all Disputed Claims in the Class of General Unsecured Claims have become either Allowed Claims or Disallowed Claims that is selected by the Reorganized Debtors in their reasonable discretion and in consultation with the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, but in any event, is no more than thirty (30) days after all such Disputed Claims have become either Allowed Claims or Disallowed Claims.

1.38 Class 3 Initial Distribution Date means the Effective Date.

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1.39 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.40 Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned, reconvened, or continued from time to time.

1.41 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders.

1.42 Consenting 2010 Noteholders means any holders of 2010 Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2010 Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.43 Consenting 2011 Series A and B Noteholders means any holders of 2011 Series A and B Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2011 Series A and B Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.44 Consenting 2011 Series C Noteholders means any holders of 2011 Series C Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2011 Series C Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.45 Consenting 2013 Noteholders means any holders of 2013 Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2013 Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.46 Consenting Creditors means the Consenting Noteholders, the Consenting Sale Leaseback Parties, if any, and the Consenting Tidewater Lenders, and does not include any Affiliate of any of the foregoing unless such Affiliate is itself a signatory to the Restructuring Support Agreement.

1.47 Consenting Noteholders means the Consenting 2010 Noteholders, the Consenting 2011 Series A and B Noteholders, the Consenting 2011 Series C Noteholders and the Consenting 2013 Noteholders that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Noteholders that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.48 Consenting Sale Leaseback Parties means the Sale Leaseback Parties, if any, that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Sale Leaseback Parties that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.49 Consenting Tidewater Lenders means the Tidewater Lenders that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Tidewater Lenders that become party to the Restructuring Support Agreement in accordance with the terms thereof.

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1.50 Credit Agreement means that certain Fourth Amended and Restated Credit Agreement, dated as of June 21, 2013, between the Debtors, as borrowers, the guarantors party thereto, the lenders party thereto, the Credit Agreement Agent, and certain other parties thereto, as further amended, modified, or supplemented from time to time.

1.51 Credit Agreement Agent means Bank of America, N.A., solely in its capacity as administrative agent under the Credit Agreement, and its successors and permitted assigns.

1.52 Credit Agreement Claim means any Claim against the Debtors arising from, or related to, the Credit Agreement.

1.53 Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.54 Debtor or Debtors has the meaning set forth in the introductory paragraph of the Plan.

1.55 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.56 Definitive Documents means the documents, other than the Plan, including any related orders, agreements, instruments, schedules, or exhibits, that are contemplated herein and that are otherwise necessary or desirable to implement, or otherwise relate to, the restructuring contemplated in the Restructuring Support Agreement and the Plan (including the Plan Supplement), including, but not limited to, (a) the Disclosure Statement, (b) the materials related to the solicitation of the Plan, (c) the order entered by the Bankruptcy Court approving the Disclosure Statement and materials related to the solicitation of the Plan as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code, (d) the Confirmation Order and the pleadings in support of entry of the Confirmation Order, (e) the Management Incentive Plan, (f) the New Indenture, (g) the New Creditor Warrant Agreement, (h) the New Existing Equity Warrant Agreement, (i) the Registration Rights Agreement, (j) any documents included in the Plan Supplement, (k) the Amended Tidewater Parent Organizational Documents, (l) any other Amended Organizational Documents and other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and customary closing deliverables required under the New Indenture, including customary legal opinions in connection with the New Indenture), (m) the motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Plan, ratify the solicitation of the Plan, and schedule a joint hearing, (n) the Rejection Motion, and (o) the Rejection Order, each of which shall contain terms and conditions consistent in all material respects with the Plan and shall otherwise be in form and substance reasonably satisfactory in all respects to the Debtors, the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders.

1.57 Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of the Plan not to be Allowed.

1.58 Disbursing Agent means any Entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VI of the Plan.

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1.59 Disclosure Statement means the disclosure statement for the Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and/or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and/or other applicable law.

1.60 Disputed means with respect to a Claim or Interest, any such Claim or Interest (a) that is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, including a Claim or Interest to which the Debtors or any party in interest has interposed a request for estimation and such request for estimation has not been withdrawn or determined by a Final Order, or (b) for which a proof of claim for payment has been made and related to which the Debtors or any party in interest has interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors do not dispute and Disputed as to the balance of such Claim.

1.61 Disputed Claims Reserve means the reserve established pursuant to and governed by Section 7.5 of the Plan.

1.62 Distribution Record Date means the date that is two (2) Business Days after the Confirmation Date.

1.63 DTC means The Depository Trust Company.

1.64 Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Article IX of the Plan have been satisfied or waived in accordance with the terms of the Plan.

1.65 Employment Arrangements means, as to a current or former employee, officer, director, or contractor, all employee terms of employment, compensation and Benefit Plans existing as of the Petition Date, including, without limitation, any employment, services, separation, retention, incentive, bonus, or related agreements or arrangements.

1.66 Entity means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

1.67 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.68 Estate or Estates means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.69 Exchange Act means the Securities Exchange Act of 1934, as amended.

1.70 Exculpated Parties means collectively: (a) the Debtors, (b) the Reorganized Debtors, and (c) with respect to each of the foregoing Entities in clauses (a) and (b), such Entities’ predecessors, successors, and assigns, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, and other professionals, and such Entities’ respective heirs, executors, estates, and nominees.

1.71 Existing Interests means the common stock of Tidewater Parent.

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1.72 Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

1.73 Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

1.74 General Unsecured Claim or General Unsecured Claims means, individually, a Credit Agreement Claim, Notes Claim, or Sale Leaseback Claim and, collectively, the Credit Agreement Claims, the Notes Claims, and the Sale Leaseback Claims.

1.75 GIEK means the Guarantee Institute for Export Credits, solely in its capacity as guarantor under the Troms Credit Agreement, and its successors and permitted assigns.

1.76 Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.77 Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.78 Intercompany Claim means any Claim against a Debtor held by another Debtor.

1.79 Intercompany Interest means any Interests in any of the Debtors (other than Tidewater Parent), including common stock, and any options, warrants, or rights to acquire any such Interests, held by another Debtor or an Affiliate thereof.

1.80 Interests means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common stock, preferred stock, or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, right, or any other interest that is exercisable, convertible, or exchangeable into equity of a Debtor, contractual or otherwise, including, without limitation, equity or equity-based incentives, grants, or other instruments issued, granted, or promised to be granted to current or former employees, directors, officers, or contractors of the Debtors, to acquire any such interests in a Debtor that existed immediately before the Petition Date.

1.81 Interim Distribution Date means, with respect to a Sale Leaseback Claim that is a Disputed Claim on the Effective Date and thereafter becomes an Allowed Claim, the tenth (10th) Business Day after each quarterly interest payment date for the New Secured Notes, commencing with the first such date to occur after the Class 3 Initial Distribution Date.

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1.82 IRS means the Internal Revenue Service.

1.83 Jones Act means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

1.84 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.85 Management Incentive Plan means a post-emergence management incentive plan, the form of which is annexed as an exhibit to the Restructuring Support Agreement, under which eight percent (8%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (b) shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants and pursuant to the Management Incentive Plan, shall be reserved for issuance as awards thereunder.

1.86 New Board means the initial board of directors of Reorganized Tidewater Parent to be selected in accordance with Section 5.7 of the Plan.

1.87 New Common Stock means the 30,000,000 shares of common stock, par value $.001 per share, of Reorganized Tidewater Parent issued pursuant to the Plan, inclusive of shares of New Common Stock to be issued upon exercise of the New Creditor Warrants.

1.88 New Creditor Warrant Agreement means the creditor warrant agreement by and between Reorganized Tidewater Parent and the warrant agent named therein that shall govern the terms of the New Creditor Warrants (including any New Creditor Warrants that may be issued after the Effective Date), the form of which is annexed as an exhibit to the Restructuring Support Agreement.

1.89 New Creditor Warrants means the warrants to be issued to holders of Allowed Notes Claims, Allowed Credit Agreement Claims, and Allowed Sale Leaseback Claims, as provided in Section 4.3(c) of the Plan, in accordance with the New Creditor Warrant Agreement entitling the holders thereof to purchase New Common Stock with an exercise price per warrant equal to $.001 per share, and governed by the terms of the New Creditor Warrant Agreement.

1.90 New Existing Equity Warrant Agreement means the existing equity warrant agreement by and between Reorganized Tidewater Parent and the warrant agent named therein that shall govern the terms of the New Existing Equity Warrants, the form of which is annexed as an exhibit to the Restructuring Support Agreement.

1.91 New Existing Equity Warrants means the Series A New Existing Equity Warrants and the Series B New Existing Equity Warrants, which shall be issued to holders of Existing Interests as provided in Section 4.7(b) of the Plan, pursuant to and governed by the terms of the New Existing Equity Warrant Agreement.

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1.92 New Indenture means that certain secured Indenture, dated as of the Effective Date, by and among Reorganized Tidewater Parent, as issuer, the other Reorganized Debtors that are guarantors, and the New Indenture Trustee, as trustee, including the Certificate, all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith such as related interest rate hedging arrangements (in each case, as amended, modified, or supplemented from time to time), the form of which is annexed as an exhibit to the Restructuring Support Agreement.

1.93 New Indenture Trustee means the trustee under the New Indenture and its successors and permitted assigns.

1.94 New Secured Notes means the eight percent (8%) fixed rate secured notes due five (5) years from the Effective Date to be issued pursuant to the New Indenture in the aggregate principal amount of $350,000,000.

1.95 New Warrants means the New Creditor Warrants and the New Existing Equity Warrants.

1.96 Non-U.S. Citizen means an Entity other than a U.S. Citizen.

1.97 Noteholders means, collectively, the 2010 Noteholders, the 2011 Noteholders, and the 2013 Noteholders.

1.98 Note Purchase Agreements means the 2010 Note Purchase Agreement, the 2011 Note Purchase Agreements, and the 2013 Note Purchase Agreement.

1.99 Notes means, collectively, the 2010 Notes, the 2011 Notes, and the 2013 Notes.

1.100 Notes Claims means, collectively, the 2010 Notes Claims, the 2011 Notes Claims, and the 2013 Notes Claims.

1.101 Other General Unsecured Claim means any Claim, other than a Secured Claim, an Administrative Expense Claim, an Intercompany Claim, a Priority Tax Claim, a Priority Non-Tax Claim, the Notes Claims, a Sale Leaseback Claim, or a Credit Agreement Claim.

1.102 Permitted Designee means with respect to any holder of an Allowed General Unsecured Claim, a partnership or another limited liability form of entity which is designated (in a writing to be delivered to Tidewater Parent on or before the Distribution Record Date) by such holder to receive (a) distributions issuable to such holder pursuant to Section 4.3(c) of the Plan, and (b) the holder’s rights to such distribution as a result of equity contributions (through one or more layers of successive partnerships or entities).

1.103 Petition Date means, with respect to each Debtor, the date on which such Debtor commenced its Chapter 11 Case.

1.104 Plan means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof, and the terms of the Restructuring Support Agreement.

1.105 Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of documents, schedules, and exhibits to the Plan to be filed with the

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Bankruptcy Court, including, but not limited to, the following, each of which must be in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders: (a) the Amended Organizational Documents, to the extent not annexed to the Restructuring Support Agreement, (b) the identity of the members of the New Board of Reorganized Tidewater Parent, and (c) the Restructuring Support Agreement (together with all exhibits and schedules thereto); provided, however, that all individual holdings information shall be redacted from the signature pages to the Restructuring Support Agreement; provided, that, through the Effective Date, the Debtors shall have the right to amend and supplement the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan and the Restructuring Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline.

1.106 Priority Non-Tax Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.107 Priority Tax Claim means any Secured Claim or unsecured Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.108 Pro Rata means the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

1.109 Registration Rights Agreement means the Registration Rights Agreement among the Registration Rights Parties, having the terms set forth in Section 5.11 of the Plan, which is annexed to the Restructuring Support Agreement.

1.110 Registration Rights Parties means any recipient of shares of New Common Stock that receives (together with its Affiliates and related funds) ten percent (10%) or more of the New Common Stock under the Plan and/or who has a reasonable belief that it is an Affiliate of the Reorganized Debtors, in each case who is a party to the Registration Rights Agreement, together with its Affiliates (solely as used throughout this definition, as defined under the Securities Act of 1933, as amended).

1.111 Reinstate, Reinstated, or Reinstatement means leaving a Claim Unimpaired under the Plan.

1.112 Rejection Motion means the motion or pleading filed by the Debtors on the Petition Date seeking entry of interim and final orders (a) authorizing the rejection of the Sale Leaseback Agreements, (b) temporarily allowing the Sale Leaseback Claims solely for voting purposes and for purposes of establishing the Disputed Claims Reserve under Section 7.5 of the Plan, (c) setting a briefing schedule related thereto, (d) limiting the final allowance of the Sale Leaseback Claims, and (d) granting related relief, which motion or pleading must be, in form and substance, reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders, and the Requisite Consenting Noteholders.

1.1 Rejection Order means the order, in the form annexed to the Restructuring Support Agreement, to be entered by the Bankruptcy Court on an interim basis approving (a) the stipulated Disputed Claims Reserve between certain Sale Leaseback Parties and the Debtors, (b) temporarily allowing the Disputed Sale Leaseback Claims in the amount of the Disputed Claims Reserve for purposes of voting on the Plan, and (c) setting an expedited briefing schedule for final allowance of the Disputed Sale Leaseback Claims, as requested in the Rejection Motion.

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1.2 Released Parties means collectively: (a) the Debtors, (b) the Reorganized Debtors, (c) the Credit Agreement Agent, (d) the Noteholders, the Tidewater Lenders, and the Sale Leaseback Parties, only to the extent the Entities in clause (d) voted in favor of the Plan, and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, estates, and nominees.

1.3 Reorganized Debtors means, with respect to each Debtor, such Debtor as reorganized on the Effective Date in accordance with the Plan.

1.4 Reorganized Tidewater Parent means Tidewater Parent as reorganized on the Effective Date in accordance with the Plan.

1.5 Requisite Consenting 2010 Noteholders means, as of the date of determination, Consenting 2010 Noteholders holding at least 51% of the outstanding principal amount of the 2010 Notes as of such date.

1.6 Requisite Consenting 2011 Series A and B Noteholders means, as of the date of determination, Consenting 2011 Series A and B Noteholders holding at least 51% of the outstanding principal amount of the 2011 Series A and B Notes as of such date.

1.7 Requisite Consenting 2011 Series C Noteholders means, as of the date of determination, Consenting 2011 Series C Noteholders holding at least 51% of the outstanding principal amount of the 2011 Series C Notes as of such date.

1.8 Requisite Consenting 2013 Noteholders means, as of the date of determination, Consenting 2013 Noteholders holding at least 51% of the outstanding principal amount of the 2013 Notes as of such date.

1.9 Requisite Consenting Noteholders means the Requisite Consenting 2010 Noteholders, the Requisite Consenting 2011 Series A and B Noteholders, the Requisite Consenting 2011 Series C Noteholders, and the Requisite Consenting 2013 Noteholders.

1.10 Requisite Consenting Tidewater Lenders means, as of the date of determination, Consenting Tidewater Lenders holding at least a majority of the outstanding principal amount of the Credit Agreement Claims held by Consenting Tidewater Lenders as of such date.

1.11 Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of May 11, 2017, by and among the Debtors and the Consenting Creditors, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof, a copy of which, without individual holdings shown on the signature pages, is annexed to the Plan as Schedule 1.

1.12 Sale Leaseback Agreements means those certain sale leaseback agreements set forth on Schedule 2 to the Plan pertaining to marine vessels bareboat chartered by certain Debtors that the Debtors intend to designate for rejection.

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1.13 Sale Leaseback Claim means any Claim arising from, or related to, the Debtors’ rejection of a Sale Leaseback Agreement.

1.14 Sale Leaseback Parties means, collectively, the lessors party to the Sale Leaseback Agreements.

1.15 Secured Claim means a Claim other than an Administrative Expense Claim or a Priority Tax Claim (a) secured by a Lien on collateral to the extent of the value of such collateral as (i) set forth in the Plan, (ii) agreed to by the holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

1.16 Series A New Existing Equity Warrants means warrants to purchase a number of shares of New Common Stock equal to seven and a half percent (7.5%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (b) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (c) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (d) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, such Series A New Existing Equity Warrants to be exercisable for a six (6) year period commencing on the Effective Date with an exercise price per warrant equal to $1,708,313,831, divided by the sum of the total number of (1) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (2) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (3) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, all as more fully set forth in the New Existing Equity Warrant Agreement.

1.17 Series B New Existing Equity Warrants means warrants to purchase a number of shares of New Common Stock equal to seven and a half percent (7.5%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (b) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (c) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (d) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants and the Series B New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, such Series B New Existing Equity

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Warrants to be exercisable for a six (6) year period commencing on the Effective Date with an exercise price per warrant equal to $2,020,000,000, divided by the sum of the total number of (1) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (2) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (3) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (4) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, all as more fully set forth in the New Existing Equity Warrant Agreement.
1.18 Subordinated Securities Claim means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any Claim for or that arises from the rescission of a purchase, sale, issuance, or offer of a security (as defined in section 101(49) of the Bankruptcy Code) of any of the Debtors, or for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.19 Tidewater Lender and Noteholder Group means, as of the date of determination, the Consenting Tidewater Lenders and the Consenting Noteholders holding in the aggregate at least 66.67% of the outstanding principal amount of the Credit Agreement Claims and the Notes Claims held by the Consenting Tidewater Lenders and the Consenting Noteholders in the aggregate as of such date.

1.20 Tidewater Lenders means the lenders from time to time party to the Credit Agreement as lenders thereunder and their successors and permitted assigns.

1.21 Tidewater Parent means Tidewater Inc.

1.22 Tidewater Parent Interests means all Interests in Tidewater Parent.

1.23 Troms means Troms Offshore Supply AS.

1.24 Troms Agent means DNB Bank ASA, New York Branch, solely as agent under the Troms Credit Agreement, and its successors and permitted assigns.

1.25 Troms Arranger means DNB Markets, Inc., solely as arranger under the Troms Credit Agreement, and its successors and permitted assigns.

1.26 Troms Bank Guarantor means DNB Bank ASA, Grand Cayman Branch, solely as bank guarantor under the Troms Credit Agreement, and it successors and permitted assigns.

1.27 Troms Bookrunner means DNB Markets, Inc., solely as bookrunner under the Troms Credit Agreement, and its successors and permitted assigns.

1.28 Troms Credit Agreement means that certain Amended and Restated Term Loan Facility Agreement, originally dated as of May 25, 2012 (as amended, and as further amended and restated by an amendment and restatement agreement no. 4 as of the Effective Date), by and among Troms, as borrower, Tidewater Parent and certain other Debtors, as corporate guarantors, and the Troms Finance Parties, as may be further amended, modified, or otherwise supplemented from time to time.

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1.29 Troms Finance Parties means the Troms Agent, the Troms Arranger, the Troms Bookrunner, the Troms Bank Guarantor, GIEK, and the Troms Lenders.

1.30 Troms Lenders means Eksportkreditt Norge AS, Kommunal Landspensjonskasse Gjensidig Forsikringsselskap, Garanti-Instituttet for Eksportkreditt, and DNB Capital LLC, solely as lenders under the Troms Credit Agreement, and their successors and permitted assigns.

1.31 Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.32 Unofficial Noteholder Committee means the unofficial committee of certain unaffiliated holders of Notes Claims that is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Blank Rome LLP and Houlihan Lokey Capital, Inc.

1.33 U.S. Citizen means an Entity that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade.

1.34 U.S. Citizen Certification means a certification by a holder of a General Unsecured Claim that such holder is a U.S. Citizen.

1.35 U.S. Trustee means the United States Trustee for the District of Delaware.

1.36 Voting Deadline means the date set by the Bankruptcy Court by which all persons or Entities entitled to vote on the Plan must vote to accept or reject the Plan.

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C. Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

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D. Controlling Document.

In the event of an inconsistency between the Plan, the Plan Supplement, and the forms of documents annexed to the Restructuring Support Agreement, the terms of the relevant document in the Plan Supplement or annexed to the Restructuring Support Agreement, as applicable, shall control (unless stated otherwise in such Plan Supplement document or Restructuring Support Agreement document). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that, if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern.

ARTICLE II     ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1. Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2. Fee Claims.

(a) All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to the Reorganized Debtors, the U.S. Trustee, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Petition Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Reorganized Debtors, the U.S. Trustee, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Reorganized Debtors, as applicable, and the party requesting compensation of a Fee Claim).

(b) Allowed Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (1) the Effective Date and (2) the date upon which a Final Order relating to any such Allowed Fee Claim is entered, in each case, as soon as reasonably practicable thereafter, or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors, as applicable, and solely with respect to agreements entered into on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court may be paid at the times and in the amounts authorized pursuant to such orders.

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(c) The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of such Fee Claims to (i) the Debtors or the Reorganized Debtors, as applicable, and, in addition, (ii) solely with respect to estimates provided on or prior to the Effective Date, to (1) counsel to the Consenting Noteholders and (2) counsel to the Consenting Tidewater Lenders, and the Debtors or Reorganized Debtors, as applicable, shall separately reserve for such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors or Reorganized Debtors, as applicable, may estimate the unpaid and unbilled fees and expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such reserve and revert to, and ownership thereof shall vest in, the Reorganized Debtors without any further action or order of the Bankruptcy Court.

2.3. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option at their discretion, and solely with respect to prepayments made before the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld. To the extent that any Priority Tax Claim is secured by a lien on any property of the Debtors, such lien shall continue in full force and effect until such time as the Priority Tax Claim is paid in full. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

ARTICLE III     CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1. Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

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3.2. Formation of Debtor Groups for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in accordance with the Plan in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, result in substantive consolidation of any Estates, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.3. Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, including Priority Tax Claims, have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Secured Claims	Unimpaired	No (Presumed to accept)
3	General Unsecured Claims	Impaired	Yes
4	Other General Unsecured Claims	Unimpaired	No (Presumed to accept)
5	Intercompany Claims	Unimpaired	No (Presumed to accept)
6	Intercompany Interests	Unimpaired	No (Presumed to accept)
7	Tidewater Parent Interests	Impaired	No (Deemed to reject)
8	Subordinated Securities Claims	Impaired	No (Deemed to reject)

3.4. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5. Elimination of Vacant Classes.

Any Class of Claims against or Interests in a Debtor that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

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ARTICLE IV     TREATMENT OF CLAIMS AND INTERESTS.

4.1. Priority Non-Tax Claims (Class 1).

(a) Classification: Class 1 consists of Priority Non-Tax Claims.

(b) Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c) Voting: Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

4.2. Secured Claims (Class 2).

(a) Classification: Class 2 consists of the Secured Claims. To the extent that the Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2 for purposes of voting to accept or reject the Plan and receiving distributions under the Plan.

(b) Treatment: Except to the extent that a holder of an Allowed Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Secured Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c) Voting: Class 2 is Unimpaired, and the holders of Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

4.3. General Unsecured Claims (Class 3).

(a) Classification: Class 3 consists of General Unsecured Claims.

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(b) Allowance: The following Claims are Allowed pursuant to section 506(a) of the Bankruptcy Code against each of the Debtors: (i) the Credit Agreement Claims in the aggregate principal amount of $900,000,000, plus accrued but unpaid interest (including default interest), plus any other unpaid premiums, fees, costs, or other amounts due under the Credit Agreement, in each case, up to but not including the Petition Date, and (ii) the Notes Claims in the aggregate amount of $1,158,397,471, plus any other unpaid premiums, interest, fees, costs, or other amounts due under the Note Purchase Agreements, as applicable, in each case, up to but not including the Petition Date. The Tidewater Lenders and the Noteholders shall not be required to file proofs of Claim on account of their Credit Agreement Claims and/or Notes Claims, as applicable. On the Petition Date, the Debtors shall file with the Bankruptcy Court the Rejection Motion.

(c) Treatment: In full and final satisfaction of each Allowed General Unsecured Claim, on a Class 3 Distribution Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive its Pro Rata share of (i) Cash in the amount of $225,000,000, (ii) the New Secured Notes, and (iii) pursuant to the procedure set forth below in this Section 4.3(c), a combination of (v) New Common Stock to the extent permitted under the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Plan and (w) New Creditor Warrants to the extent that shares of New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and its ownership of its Pro Rata share of New Common Stock, when added to the Pro Rata shares of New Common Stock being issued to other holders that are Non-U.S. Citizens as of the Effective Date, would exceed the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Plan, which shall represent, in the aggregate, ninety-five percent (95%) of the sum of the total shares of New Common Stock to be outstanding on the Effective Date under clause (v) of this Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of this Section 4.3(c)(iii) as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9 of the Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants; provided, however, that such holders of Allowed General Unsecured Claims are entitled to direct any distribution with respect to clause (iii) of this Section 4.3(c) to one or more Permitted Designees. In the case of holders of Allowed General Unsecured Claims that are Non-U.S. Citizens, the percentage ratio of the number of shares of New Common Stock to the number of New Creditor Warrants to be issued to each such Non-U.S. Citizen pursuant to clauses (v) and (w) of this Section 4.3(c)(iii), respectively, as of the Effective Date shall be the same for each such Non-U.S. Citizen holder of an Allowed General Unsecured Claim. If such a holder (or the holder’s Permitted Designee(s)) of an Allowed General Unsecured Claim furnishes a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date and, after review, Tidewater Parent, in its reasonable discretion, accepts such U.S. Citizen Certification as reasonable proof in establishing that such holder or its Permitted Designee(s), if applicable, is a U.S. Citizen, such holder (or its Permitted Designee(s)) shall receive New Common Stock representing all of such holder’s (or its Permitted Designee’s(s’)) Pro Rata share as of the Effective Date

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of such New Common Stock on the Class 3 Initial Distribution Date; provided, however, that if such holder (or the holder’s Permitted Designee(s)) does not furnish a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date, or if the U.S. Citizen Certification of such holder (or the holder’s Permitted Designee(s)) has not been accepted or has been rejected by Tidewater Parent, in its reasonable discretion, on or before the date that is five (5) Business Days after the Distribution Record Date after review by Tidewater Parent pursuant to this Section 4.3(c), such holder (or the holder’s Permitted Designee(s)) shall receive a combination of (x) New Common Stock representing such holder’s Pro Rata share as of the Effective Date of New Common Stock, to the extent permitted by Section 5.5(a) of the Plan, and (y) New Creditor Warrants equal to the balance of such holder’s (or the holder’s Permitted Designee’s(s’)) Pro Rata share as of the Effective Date of the New Common Stock that such holder would have received but for the restriction in Section 5.5(a) of the Plan as of the Effective Date. In connection with Tidewater Parent’s review of any U.S. Citizen Certification under this Section 4.3(c), Tidewater Parent shall have the right to require the holder (or the holder’s Permitted Designee(s)) furnishing the U.S. Citizen Certification to provide Tidewater Parent with such documents and other information as it may reasonably request as reasonable proof confirming that the holder (or such holder’s Permitted Designee(s)) is a U.S. Citizen under the Jones Act. Tidewater Parent shall treat all such documents and information provided by any holder (or the holder’s Permitted Designee(s)) as confidential and shall limit the distribution of such documents and information to the Debtors’ personnel and counsel that have a need to know the contents thereof and to the U.S. Coast Guard as may be necessary. Notwithstanding the foregoing, holders of Sale Leaseback Claims which are Disputed Claims on the Effective Date and thereafter become Allowed Claims shall be entitled to receive their Pro Rata share, calculated as of the Effective Date, of the foregoing consideration described in clauses (i), (ii), and (iii) of the first sentence of this Section 4.3(c); provided, however, that the consideration delivered in respect of clause (iii) of this Section 4.3(c) shall consist of solely New Creditor Warrants on the next Interim Distribution Date after they become Allowed Claims. In any distribution made to the holder of an Allowed General Unsecured Claim, there shall be deducted therefrom the amount of Cash, New Secured Notes, New Common Stock, and New Creditor Warrants previously distributed to such holder on account of such Allowed General Unsecured Claim in any distribution made prior thereto.

(d) Voting: Class 3 is Impaired, and the holders of General Unsecured Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.4. Other General Unsecured Claims (Class 4).

(a) Classification: Class 4 consists of Other General Unsecured Claims.

(b) Treatment: Except to the extent that a holder of an Allowed Other General Unsecured Claim against any of the Debtors agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, on and after the Effective Date, (i) the Reorganized Debtors shall continue to pay or treat each Allowed Other General Unsecured Claim in the ordinary course of business, or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed Other General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtors and Reorganized Debtors may assert as to the validity or amount of such Claims, including as provided in Section 10.9 of the Plan.

(c) Voting: Class 4 is Unimpaired, and the holders of Other General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other General Unsecured Claims.

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4.5. Intercompany Claims (Class 5).

(a) Classification: Class 5 consists of Intercompany Claims.

(b) Treatment: On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, and solely if such treatment is determined on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld.

(c) Voting: Class 5 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such          Intercompany Claims.

4.6. Intercompany Interests (Class 6).

(a) Classification: Class 6 consists of Intercompany Interests.

(b) Treatment: On the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors.

(c) Voting: Class 6 is Unimpaired, and the holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Interests.

4.7. Tidewater Parent Interests (Class 7).

(a) Classification: Class 7 consists of Tidewater Parent Interests.

(b) Treatment: On the Effective Date, all Tidewater Parent Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of an Allowed Existing Interest shall be entitled to receive its Pro Rata share of (i) shares of New Common Stock, representing, in the aggregate, five percent (5%) of the sum of the total shares of New Common Stock to be outstanding as of the Effective Date under this clause (i) of Section 4.7(b) and clause (v) of Section 4.3(c)(iii) of the Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants, (ii) the Series A New

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Existing Equity Warrants, and (iii) the Series B New Existing Equity Warrants. Notwithstanding anything herein to the contrary, any Tidewater Parent Interests issued and outstanding as of immediately prior to the Petition Date pursuant to a Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date. For the avoidance of doubt, as of the Effective Date, all Tidewater Parent Interests consisting of stock options granted under any Benefit Plan shall be cancelled and discharged and shall be of no further force and effect.

(c) Voting: Class 7 is Impaired, and the holders of Tidewater Parent Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Tidewater Parent Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Tidewater Parent Interests.

4.8. Subordinated Securities Claims (Class 8).

(a) Classification: Class 8 consists of Subordinated Securities Claims.

(b) Treatment: The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Securities Claims shall be discharged.

(c) Voting: Class 8 is Impaired, and the holders of Subordinated Securities Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Securities Claims.

ARTICLE V     MEANS FOR IMPLEMENTATION.

5.1. Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall, upon the Effective Date, constitute a good faith compromise and settlement among the Debtors and the Consenting Creditors of numerous disputes from or related to (i) the Notes Claims, (ii) the Credit Agreement Claims, (iii) the Sale Leaseback Claims, and (iv) the treatment of, and distribution to, holders of Tidewater Parent Interests. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Noteholders, and the Tidewater Lenders reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromises and settlements of all such Claims, Interests, and controversies, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their Estates, holders of such Claims and Interests, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable.

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5.2. Continued Corporate Existence.

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents. On or after the Effective Date, each Reorganized Debtor may in its sole discretion, take such action that may be necessary or appropriate as permitted by applicable law, instruments and agreements, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate.

5.3. Plan Funding.

Plan distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan distribution.

5.4. Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged. For the avoidance of doubt, notwithstanding such cancellation and discharge, (a) the Troms Credit Agreement shall continue in effect and (b) the Credit Agreement and the Note Purchase Agreements shall continue in effect solely to (i) the extent necessary to allow the holders of Allowed Credit Agreement Claims and Allowed Notes Claims to receive distributions under the Plan, (ii) the extent necessary to allow the Debtors, the Reorganized Debtors, and/or the Disbursing Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Allowed Credit Agreement Claims and the Allowed Notes Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, and (iii) appear in the Chapter 11 Cases; provided that all expense reimbursement obligations of the Debtors arising under (x) the Note Purchase Agreements in favor of the Noteholders or (y) the Credit Agreement in favor of the Credit Agreement Agent and/or the Tidewater Lenders, or in each case, their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall survive, remain in full force and effect, and be enforceable against the Reorganized Debtors on and after the Effective Date; provided, however, that except to the extent provided in clauses (a) and (b) above, nothing in this Section 5.4 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any liability or expense to the Reorganized Debtors. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Section 5.4 shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

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5.5. Authorization and Issuance of New Common Stock and New Warrants.

(a) On the Effective Date, (i) Reorganized Tidewater Parent is authorized to issue or cause to be issued and shall issue the New Common Stock and the New Warrants, and (ii) the Debtors or the Reorganized Debtors are authorized to issue or cause to be issued and shall issue the New Secured Notes, each in accordance with the terms of the Plan without the need for any further corporate or limited liability company action. All of the New Common Stock, the New Warrants, and the New Secured Notes issuable under the Plan, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Stock, fully paid, and non-assessable. In no event shall Non-U.S. Citizens in the aggregate own more than twenty-two percent (22%) of the total number of shares of New Common Stock to be outstanding on the Effective Date. All of the New Common Stock underlying the New Warrants (upon payment of the exercise price in accordance with the terms of such New Warrants) issued pursuant to this Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

(b) Upon the Effective Date, Reorganized Tidewater Parent anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) – 78(pp). Reorganized Tidewater Parent shall use its commercially reasonable efforts to have the New Common Stock and the New Existing Equity Warrants listed on the same nationally recognized exchange as soon as practicable, in each case, subject to meeting applicable listing requirements following the Effective Date. Following the Effective Date, Reorganized Tidewater Parent will explore listing the New Creditor Warrants on an exchange to be determined, subject to approval by the New Board and applicable listing requirements.

(c) The New Creditor Warrants will be issued pursuant to the terms of the New Creditor Warrant Agreement. Each New Creditor Warrant will, subject to the terms of the New Creditor Warrant Agreement, be exercisable for one (1) share of New Common Stock.

(d) The New Existing Equity Warrants will be issued pursuant to the terms of the New Existing Equity Warrant Agreement. Each New Existing Equity Warrant will, subject to the terms of the New Existing Equity Warrant Agreement, be exercisable for one (1) share of New Common Stock.

5.6. Section 1145 Exemption.

(a) The offer, issuance, and distribution of the New Creditor Warrants (and the New Common Stock issuable upon exercise thereof), the New Existing Equity Warrants (and the New Common Stock issuable upon exercise thereof), the New Common Stock, and the New Secured Notes to holders of Allowed General Unsecured Claims and holders of Allowed Existing Interests, as applicable, under Article IV of the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

(b) The New Common Stock, the New Secured Notes, and the New Warrants (and the New Common Stock issuable upon exercise thereof) shall be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, as amended, (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrants, and (iv) applicable regulatory approval.

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5.7. Officers and Boards of Directors.

(a) On the Effective Date, the initial directors of the New Board shall consist of seven (7) directors composed of (i) the Chief Executive Officer and (ii) six (6) directors designated by the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders subject to compliance with the Jones Act (such that Reorganized Tidewater Parent shall at all times be eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade). Each such director shall serve from and after the Effective Date pursuant to the terms of the Amended Organizational Documents and the other constituent documents of the Reorganized Debtors. After the Effective Date, the board of directors for Reorganized Tidewater Parent will be elected by its stockholders in accordance with Delaware law and Reorganized Tidewater Parent’s Amended Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of the Reorganized Debtors. Without any further action by either the stockholders of Reorganized Tidewater Parent or the members of the New Board, and pursuant to the Bankruptcy Court’s authority under Section 303 of the DGCL and other applicable Delaware and federal law, the appointment of directors provided by this Section 5.7(a) shall have the effect of unanimous stockholder action by written consent to elect directors in lieu of an annual meeting.

(b) Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Section 5.12 of the Plan and applicable non-bankruptcy law. After the Effective Date, officers of the Reorganized Debtors shall serve at the pleasure of their respective boards and the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(c) Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.8. Restructuring Transactions.

(a) On or as soon as practicable after the Effective Date, but to the extent taken on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, the Reorganized Debtors shall take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including, without limitation, (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Definitive Documents that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Definitive Documents having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution and the Amended

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Organizational Documents pursuant to applicable state law, (iv) the execution and delivery of the applicable documents included in the Restructuring Support Agreement or the Plan Supplement, as applicable, including but not limited to, the New Indenture, the New Creditor Warrant Agreement, the New Existing Warrant Agreement, and the Registration Rights Agreement; (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, and (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents. For purposes of effectuating the Plan, none of the transactions contemplated in this Section 5.8 shall constitute a change of control under any agreement, contract, or document of the Debtors (other than with respect to the CIC Agreements, in which case the terms of the applicable CIC Waiver Letters shall govern).

(b) Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c) All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

(d) To the extent that any New Common Stock, New Creditor Warrants, or New Secured Notes are distributed pursuant to the Plan to a holder of an Allowed Claim against a Debtor other than Tidewater Parent, such New Common Stock, New Creditor Warrant, or New Secured Notes shall be treated as contributed by Reorganized Tidewater Parent directly or indirectly to such Debtor and then distributed on behalf of such Debtor in accordance with the Plan.

5.9. Cancellation of Liens.

Upon the payment or other satisfaction of an Allowed Secured Claim, the holder of such Allowed Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any collateral or other property of the Debtors held by such holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents.

5.10. New Indenture.

(a) On the Effective Date, Reorganized Tidewater Parent, the other Reorganized Debtors that are guarantors, and the New Indenture Trustee shall enter into the New Indenture

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substantially in the form included in the Plan Supplement. The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the New Indenture without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

(b) The Confirmation Order shall include approval of the New Indenture (including the transactions contemplated thereby, including all actions to be taken, all undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein), the granting of any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, and authorization for the Reorganized Debtors to enter into and execute the New Indenture and such other documents as may be required to effectuate the treatment afforded to the lenders under the New Indenture, including any and all documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture which Liens or security interests secure such obligations.

(c) On the Effective Date, (i) the Reorganized Debtors are authorized to execute and deliver the New Indenture and any and all security agreements, guarantees, mortgages, or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Indenture, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, and perform their obligations thereunder including the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, and (ii) subject to the occurrence of the Effective Date, the New Indenture as and when executed and delivered in accordance with the terms of the New Indenture, any and all security agreements, guarantees, mortgages or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Indenture, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, shall constitute the legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.

5.11. Registration Rights Agreement.

No later than the Effective Date, the Debtor or the Reorganized Debtor, as applicable, and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights.

5.12. Employee Matters.

(a) On the Effective Date, the Employment Arrangements shall be deemed to be, and shall be treated as executory contracts and the Reorganized Debtors shall be deemed to have assumed all such Employment Arrangements unless rejected pursuant to Article VIII of the Plan or by agreement of the Debtors and each affected employee. The consummation of the Plan shall not be treated as a change in control or change of control or other similar transaction under any Employment Arrangements (other than with respect to the CIC Agreements, in which case the terms of the applicable CIC Waiver Letters shall govern).

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(b) Notwithstanding anything herein to the contrary, any Tidewater Parent Interests issued and outstanding as of immediately prior to the Petition Date pursuant to a Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date.

5.13. Nonconsensual Confirmation.

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

5.14. Closing of Chapter 11 Cases.

After an Estate has been fully administered, the Reorganized Debtors shall promptly seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.15. Notice of Effective Date.

On the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

5.16. Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld.

ARTICLE VI     DISTRIBUTIONS.

6.1. Distributions Generally.

One or more Disbursing Agents shall make all distributions under the Plan to the holders or the Permitted Designees, as applicable, of Allowed Claims in accordance with the terms of the Plan. Such distributions shall be made to holders or Permitted Designees, as applicable, of Allowed Claims on behalf of the respective Debtors to which such Allowed Claims relate.

6.2. Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders or the Permitted Designees of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer or designation of the Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure amounts or Assumption Disputes, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.

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6.3. Date of Distributions.

Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they reasonably determine them to be appropriate, and if on or prior to the Effective Date, in consultation with the Tidewater Lender and Noteholder Group.

6.4. Disbursing Agent.

All distributions under the Plan shall be made by Reorganized Tidewater Parent (or such other Entity designated by Reorganized Tidewater Parent), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan solely to Permitted Designees as provided in Section 4.3(c) of the Plan or to the record holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.20 of the Plan.

6.5. Rights and Powers of Disbursing Agent.

(a) From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b) A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

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6.6. Expenses of Disbursing Agent.

To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.7. No Postpetition Interest on Claims.

Except to the extent that payments to Allowed Other General Unsecured Claims are not paid pursuant to Section 4.4 of the Plan in the ordinary course or as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Petition Date; provided, however, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

6.8. Delivery of Distributions.

(a) Subject to Bankruptcy Rule 9010, all distributions to any holder or Permitted Designee, as applicable, of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders or Permitted Designees of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any holder or Permitted Designee is returned as undeliverable, no further distributions shall be made to such holder or such Permitted Designee unless and until such Disbursing Agent is notified in writing of such holder’s or Permitted Designee’s, as applicable, then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders or Permitted Designees, as applicable, of undeliverable distributions and, if located, assist such holders or Permitted Designees, as applicable, in complying with Section 6.20 of the Plan.

(b) Distributions of the New Common Stock, the New Warrants, and the New Secured Notes on account of Allowed General Unsecured Claims shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Common Stock, New Warrants, and New Secured Notes to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their Permitted Designees as of the Distribution Record Date in accordance with DTC’s book-entry exchange procedures; provided, that such New Common Stock, New Warrants, and New Secured Notes are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock, New Warrants, or New Secured Notes are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Tidewater Parent will, and if on or prior to the Effective Date, in consultation with the Tidewater Lender and Noteholder Group, take such reasonable actions as may be required to cause distributions of the New Common Stock, the New Warrants, and the New Secured Notes under the Plan. No distributions will be made other than through DTC if the New Common Stock, the New Warrants, and the New Secured Notes are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.

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6.9. Distributions to Class 3 General Unsecured Claims.

(a) In addition to the Disputed Claims Reserve provided for in Section 7.5 of the Plan, there shall be withheld from the Cash and the New Creditor Warrants (which withheld New Creditor Warrants shall not be issued by Reorganized Tidewater Parent and distributed on behalf of the respective Reorganized Debtor until such time as such New Creditor Warrants are to be distributed pursuant to this Section 6.9) to be distributed to holders of Allowed General Unsecured Claims on the Class 3 Initial Distribution Date, an amount of Cash and New Creditor Warrants that would be distributable to Disputed Sale Leaseback Claims pursuant to Section 4.3 of the Plan had such Claims been Allowed in the amount to be reserved on account of such Claims, as set forth in the Rejection Order, on the Effective Date.

(b) At such time as all Disputed Sale Leaseback Claims have been Allowed or Disallowed, any remaining withheld New Creditor Warrants shall be distributed as soon as reasonably practicable to all holders or Permitted Designee(s), as applicable, of Allowed General Unsecured Claims in accordance with Section 4.3 of the Plan based on their Pro Rata share as of the Class 3 Final Distribution Date. Distributions of the New Secured Notes from the Disputed Claims Reserve and any remaining withheld Cash retained by the Reorganized Debtors with respect to the Sale Leaseback Claims, as described in Section 6.9(a) of the Plan, shall be governed by Section 7.5 of the Plan.

(c) If at any time or from time to time after the Effective Date and prior to the date that all Sale Leaseback Claims have been Allowed or Disallowed, the number of outstanding shares of New Common Stock is (i) increased by a share dividend or share distribution to all holders of New Common Stock, in each case payable in shares of New Common Stock, or by a subdivision, (ii) reduced by a combination of shares, or (iii) otherwise increased or decreased by a reclassification of shares of New Common Stock (or any event similar in effect to any of the foregoing), then Tidewater Parent shall make such adjustment in the determination of the amount of New Creditor Warrants to be distributed pursuant to this Section 6.9 as it determines in good faith to be equitable in the circumstance (such adjustment to be equitably made with reference to adjustments made to outstanding New Creditor Warrants under the terms of the New Creditor Warrant Agreement).

6.10. Distributions after Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.11. Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder or Permitted Designee, as applicable, accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

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6.12. Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder or the Permitted Designee(s), as applicable, of the Allowed Claim to whom such check was originally issued.

6.13. Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors; provided, however, that any Cash payments made by check to a holder of an Allowed General Unsecured Claim must be consented to by the applicable holder, such consent not to be unreasonably withheld.

6.14. Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.15. Fractional Stock.

If any distributions of New Common Stock or New Warrants pursuant to the Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock or New Warrants to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock or New Warrants to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Section 6.15. The New Secured Notes shall be issued in denominations of One Dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down. No consideration shall be provided in lieu of fractional shares or notes that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or one (1) New Warrant. New Common Stock and New Warrants that are not distributed in accordance with this Section 6.15 shall be returned to, and ownership thereof shall vest in, Reorganized Tidewater Parent.

6.16. Minimum Cash Distributions.

The Disbursing Agent shall not be required to make any distribution of Cash less than One Hundred Dollars ($100) to any holder or Permitted Designee(s), as applicable, of an Allowed Claim; provided, however, that if any distribution is not made pursuant to this Section 6.16, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

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6.17. Setoffs and Recoupments.

The Debtors and the Reorganized Debtors, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent), may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

6.18. Allocation of Distributions between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.19. No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in the Plan to the contrary, no holder or Permitted Designee, as applicable, of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.7 of the Plan.

6.20. Withholding and Reporting Requirements.

(a) Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder or Permitted Designee, as applicable, of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder or Permitted Designee, as applicable, has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the

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Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the holder or Permitted Designee, as applicable, fails to comply before the date that is three hundred sixty-five (365) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

6.21. Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

ARTICLE VII     PROCEDURES FOR DISPUTED CLAIMS.

7.1. Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, holders of Other General Unsecured Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business; provided, that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. If a holder of a Claim elects to file a proof of claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim, and the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Claims, which shall be resolved on a case-by-case basis through settlements, Claim objections (or, if necessary, through adversary proceedings), adjudication in a forum other than the Bankruptcy Court, or by withdrawal of the Claims by the holders of such Claims. Except for proofs of Claim that have been objected to by the Debtors before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity. To the extent not otherwise provided in the Plan, the deemed withdrawal of a proof of claim is without prejudice to such claimant’s rights under this Section 7.1 of the Plan to assert its Claims in any forum as though the Debtors’ Chapter 11 Cases had not been commenced. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim, including a Claim in connection with or related to the assumption or rejection of an executory contract or unexpired lease, without approval of the Bankruptcy Court.

7.2. Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including,

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without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.3. No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.4. Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with Section 7.5 and other provisions of the Plan, including the treatment provisions provided in Article IV of the Plan and Section 6.3 of the Plan. Holders of Disputed Claims that ultimately become Allowed Claims shall not be entitled to payment of interest (except as provided in Section 7.5 of the Plan with respect to interest accruing in connection with the New Secured Notes held in the Disputed Claims Reserve) unless otherwise provided in the Plan, in a Final Order, or required under applicable bankruptcy law.

7.5. Disputed Claims Reserve.

(a) There shall be withheld from the New Secured Notes to be distributed to holders of Allowed General Unsecured Claims an amount of New Secured Notes that would be distributable to holders of Disputed Sale Leaseback Claims had such Claims been Allowed in the amount to be reserved on account of such Claims, as set forth in the Rejection Order, on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The Disbursing Agent shall hold in the Disputed Claims Reserve such New Secured Notes and all payments and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such payments or other distributions shall be held for the benefit of (a) holders of Disputed Sale Leaseback Claims, and (b) other parties entitled thereto hereunder.

(b) On the Petition Date, the Debtors will file the Rejection Motion, seeking entry of interim and final orders (i) authorizing the rejection of the Sale Leaseback Agreements, (ii) temporarily allowing the Disputed Sale Leaseback Claims for voting and reserve purposes only, (iii) setting briefing schedule relating thereto, (iv) objecting to final allowance of the Disputed Sale Leaseback Claims, and (v) granting related relief. The amount of the Disputed Claims Reserve shall be established by the Bankruptcy Court pursuant to the Rejection Order.

(c) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall (i) treat any assets held in the Disputed Claims Reserve allocable (including retained on account of) Disputed Sale Leaseback Claims as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, without limitation, the Debtors, Reorganized Tidewater Parent, the Disbursing Agent, and the holders of General Unsecured Claims) shall report for tax purposes

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consistently with such treatment. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve with respect to each Disputed Sale Leaseback Claim, of any taxes imposed on the Disputed Claims Reserve or its assets attributable to each Disputed Sale Leaseback Claim. In the event, and to the extent, any Cash in the Disputed Claims Reserve allocable to a particular Disputed Sale Leaseback Claim is insufficient to pay taxes attributable to any taxable income arising from the assets of the Disputed Claims Reserve allocable to such Claim (including any income that may arise upon the distribution of such assets from the Disputed Claims Reserve), the Disbursing Agent may satisfy such taxes (x) out of the Cash retained by the Reorganized Debtors with respect to such Claim, or (y) from the sale of a portion of the assets of the Disputed Claims Reserve allocable to such Claim.

(d) To the extent that a Sale Leaseback Claim is Disputed on the Effective Date and later becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder thereof on the next Interim Distribution Date, the distribution, if any, of (i) the New Secured Notes out of the Disputed Claims Reserve to which such holder is entitled under the Plan, together with an amount in Cash equal to the interest actually paid prior to such Interim Distribution Date on the principal amount of New Secured Notes so distributed (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve), based on such holder’s Pro Rata share, as of the Effective Date, and (ii) such holder’s Pro Rata share, as of the Effective Date, of Cash (net of any allocable expenses relating thereto, including any allocable expenses of the Disputed Claims Reserve paid out of such Cash) and New Creditor Warrants withheld in accordance with Section 4.3 and Section 6.9 of the Plan.

(e) At such time as all Disputed Sale Leaseback Claims have been resolved, any remaining withheld New Secured Notes and Cash in the Disputed Claims Reserve and any remaining Cash retained by the Reorganized Debtor with respect to Disputed Sale Leaseback Claims shall be distributed as soon as practicable: (i) first, to all holders of Sale Leaseback Claims that became Allowed Claims after the Effective Date to the extent of any reduction in the amount of Cash and/or New Secured Notes distributed to such holders on account of any expenses of the Disputed Claims Reserve (including any taxes imposed upon or payable by the reserve), and as among such holders, in proportion to each such holder’s relative portion of the total of reductions, and (ii) thereafter, together with any remaining New Creditor Warrants retained by the Reorganized Debtor with respect to the Disputed Sale Leaseback Claims, to all holders of Allowed General Unsecured Claims in accordance with Section 4.3 of the Plan.

7.6. Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

ARTICLE VIII     EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1. General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amounts, all executory contracts and unexpired leases to which any of the Debtors are a party, and which have not expired by their own terms on or prior to the Confirmation Date, including the Employment Arrangements, shall be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date for assumption or rejection, or (c) is the subject of a pending Assumption

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Dispute. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, and any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

8.2. Determination of Assumption Disputes and Deemed Consent.

(a) Following the Petition Date, the Debtors shall serve a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or unexpired lease in connection with the Plan and setting forth the proposed Cure amount (if any). If the counterparty believes any Cure amount is due by the Debtors in connection with the assumption, it shall assert such Cure amount against the Debtors in the ordinary course of business.

(b) Cure amounts shall be paid by the Debtors or Reorganized Debtors in the ordinary course, subject to all defenses and disputes the Debtors or the Reorganized Debtors may have with respect to such executory contracts or unexpired leases, which the Debtors or Reorganized Debtors may assert in the ordinary course. If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective; provided, however, the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the Cure amount or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court. To the extent the Assumption Dispute is resolved or determined by a Final Order unfavorably to the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of such Final Order to file a motion to reject such contract or lease.

(c) Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such contract or lease within ten (10) days of the service thereof shall be deemed to have assented to the assumption of the applicable contract or lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, (iii) increase, accelerate, or otherwise alter any obligations or liabilities of the Debtors or the Reorganized Debtors under such executory contract or unexpired lease, or (iv) create or impose a Lien upon any property or asset of the Debtors or the Reorganized Debtors, as applicable. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in this Section 8.2(c) shall forever be barred and enjoined from objecting to the proposed assumption or to the validity of such assumption, or taking actions prohibited by the foregoing on account of transactions contemplated by the Plan.

8.3. Effect of Assumption of Contracts and Leases.

Subject to resolution of any Assumption Dispute, all Cure amounts shall be satisfied by the Debtors or Reorganized Debtors, as the case may be, upon assumption of the underlying contracts and unexpired leases in the ordinary course. Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure amount, whether monetary or nonmonetary, including defaults

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of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption. As provided in Section 7.1 of the Plan, on the Effective Date, any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity.

8.4. Rejection Claims of Sale Leaseback Parties.

On the Petition Date, the Debtors shall file with the Bankruptcy Court the Rejection Motion. Before the earlier of the entry of the Final Order determining such motion or the Confirmation Hearing, the Debtors may, and if on or prior to the Effective Date, alter the treatment of such Sale Leaseback Agreements by filing a notice indicating such altered treatment. Upon the filing of such notice of altered treatment, Sections 8.2 and 8.3 of the Plan shall apply. Notwithstanding anything herein to the contrary, on or prior to the Effective Date, (i) the Debtors and the Reorganized Debtors may not alter, in any way, the treatment or settle any Disputed Sale Leaseback Claim without the prior written consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld; and (ii) the Debtors must consult with the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders in connection with any litigation related to or arising from the Sale Leaseback Claims.

8.5. Survival of Debtors’ Indemnification Obligations.

(a) Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, other organizational documents, or indemnification agreements to indemnify current and former officers, directors, managers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, managers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, shall not be discharged or impaired by confirmation of the Plan; provided, however, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that constitutes intentional fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b) In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

8.6. Insurance Policies.

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

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8.7. Intellectual Property Licenses and Agreements.

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with Section 8.1 of the Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.8. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

8.9. Reservation of Rights.

(a) Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(b) Except as otherwise provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(c) Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

ARTICLE IX      CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE.

9.1. Conditions Precedent to Confirmation of Plan.

The following are conditions precedent to confirmation of the Plan:

(a) the Disclosure Statement shall have been in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders, and an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court, which shall, in form and substance, be reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders;

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(b) the Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed, and shall be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(c) the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(d) the entry of the Rejection Order; and

(e) the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders.

9.2. Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan:

(a) the Bankruptcy Court shall have entered the Confirmation Order and such order shall not have been stayed, modified, vacated, or reversed on appeal;

(b) the New Indenture shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of the New Indenture shall have been waived or satisfied in accordance with the terms thereof and the closing of the New Indenture shall have occurred;

(c) the Definitive Documents shall contain terms and conditions consistent in all material respects with this Plan and the Restructuring Support Agreement and shall otherwise be reasonably satisfactory in all respects to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(d) all actions, documents and agreements necessary to implement and consummate the Plan, including without limitation, entry into the Definitive Documents and the Amended Organizational Documents, and the transactions and other matters contemplated thereby, shall have been effected or executed;

(e) subject to Section 12.6 of the Plan, any amendments, modifications or supplements to the Plan (including the Plan Supplement), if any, shall be reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(f) the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable;

(g) all governmental, regulatory, and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

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(h) the Troms Credit Agreement shall be in effect and unamended;

(i) the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(j) Tidewater Marine International Inc. shall have caused $500,000,000 in Cash to be repatriated to Tidewater Parent;

(k) Tidewater Parent shall deliver the Certificate, dated as of the Effective Date, to the New Indenture Trustee; and

(l) all conditions precedent listed in clauses (a)-(k) of this Section 9.2 shall have occurred on or prior to the date that is thirty (30) calendar days after the Confirmation Date.

9.3. Waiver of Conditions Precedent.

(a) Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan may be waived in writing by the Debtors with the prior written consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, without leave of or order of the Bankruptcy Court. Subject to the consent of both the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, if the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.16 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4. Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than thirty (30) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors, with the consent of the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders, such consent not to be unreasonably withheld, in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Entity.

ARTICLE X      EFFECT OF CONFIRMATION OF PLAN.

10.1. Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens,

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encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the New Indenture and documents securing the obligations under the New Indenture. On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses; the use, acquisition, sale, lease, and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2. Binding Effect.

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Plan, (b) were deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution or not under the Plan.

10.3. Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, or any of its or their assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.4. Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5. Injunction.

(a) Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan and the Definitive Documents.

(b) Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim

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against or Interest in the Debtors, all Entities who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against, or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan, and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan and the Definitive Documents.

(c) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in this Section 10.5.

(d) The injunctions in this Section 10.5 shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

10.6. Releases.

(a) Releases by Debtors.

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date, or (ii) as otherwise expressly provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the Definitive Documents and the contributions of the Released Parties to facilitate and implement the Plan and the Definitive Documents to the fullest extent permissible under applicable law, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or

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during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Plan (including the Plan Supplement), the Restructuring Support Agreement, the Definitive Documents, or related agreements, instruments, or other documents, or the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(a) shall be construed to release any Released Party or Entity from any claims or Causes of Action arising out of or related to any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order.

(b) Releases by Holders of Claims or Interests.

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date, or (ii) as otherwise expressly provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the Definitive Documents and the contributions of the Released Parties to facilitate and implement the Plan and the Definitive Documents, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by:

(1) the holders of Impaired Claims or Interests except those (A) deemed to reject the Plan or (B) who are entitled to vote on the Plan and vote to reject, or abstain from voting on, the Plan and also check the box on the applicable ballot indicating that they opt out of granting the releases provided in the Plan; provided, that the Consenting Creditors may not opt out of granting the releases provided in the Plan in accordance with and subject to the terms and conditions of the Restructuring Support Agreement;

(2) the holders of Unimpaired Claims or Interests who do not timely object to the releases provided in the Plan; and

(3) with respect to any Entity in the foregoing clauses (1) and (2), except to the extent deemed to reject the Plan, such Entity’s predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entity’s respective heirs, executors, estates, servants, and nominees;

in each case, from any and all Claims, interests or Causes of Action whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on, relating to, or arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Plan (including the Plan

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Supplement), the Restructuring Support Agreement, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(b) shall be construed to release any Released Party or Entity from any claims or Causes of Action arising out of or related to any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order.

10.7. Exculpation.

Notwithstanding anything herein to the contrary, and to the maximum extent permitted by applicable law, the Exculpated Parties shall neither have nor incur any liability to any holder of a Claim or Interest or any other party in interest, or any of their respective predecessors, successors, and assigns, subsidiaries, affiliates, managed accounts, or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Entity’s respective heirs, executors, estates, servants, or nominees for any act or omission (both prior to and subsequent to the Petition Date) in connection with, related to, or arising out of, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the business or contractual arrangements between any Debtor and any Released Party relating to the Chapter 11 Cases, the Plan, or the Disclosure Statement, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Plan (including the Plan Supplement), the Restructuring Support Agreement, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, any settlement or agreement in the Chapter 11 Cases, the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8. Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.9. Retention of Causes of Action/Reservation of Rights.

Except as otherwise provided herein, including in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or

46

of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against parties with a relationship with the Debtors. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced; provided, however, that notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

10.10. Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.11. Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Section 5.12 of the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtors, (c) the distribution or issuance of the New Common Stock and the New Warrants, (d) the issuance of the New Secured Notes and entry into the New Indenture, (e) the entry into the New Creditor Warrant Agreement, (f) the entry into the New Existing Equity Warrant Agreement, (g) the approval of the Restructuring Support Agreement, and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, but not limited to, (i) the Amended Organizational Documents, (ii) the New Indenture, (iii) the New Creditor Warrant Agreement, (iv) the New Existing Equity Warrant Agreement, and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 10.11 shall be effective notwithstanding any requirements under non-bankruptcy law.

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ARTICLE XI      RETENTION OF JURISDICTION.

11.1. Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including but not limited to, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

(d) to hear and determine all disputes arising from or related to any determination by Tidewater Parent in its reasonable discretion with respect to the acceptance, non-acceptance or rejection of any U.S. Citizen Certification as reasonable proof in establishing that any holder (or its Permitted Designee(s)) of an Allowed Class 3 Claim is a U.S. Citizen under the Jones Act;

(e) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(f) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Fee Claims;

(j) to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

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(l) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o) to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(p) to resolve disputes concerning Disputed Claims or the administration thereof;

(q) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r) to enter a final decree closing the Chapter 11 Cases;

(s) to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(t) to resolve disputes as to the ownership of any Claim or Interest;

(u) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(v) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(w) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(x) to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

For the avoidance of doubt, the Bankruptcy Court shall not retain jurisdiction with respect to the following documents entered into by a Reorganized Debtor on or after the Effective Date: (i) the New Indenture, (ii) the New Creditor Warrant Agreements, (iii) the New Existing Equity Warrant Agreement and (iv) the Registration Rights Agreement.

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11.2. Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII      MISCELLANEOUS PROVISIONS.

12.1. Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

12.2. Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3. Plan Supplement.

The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline. Documents included in the Plan Supplement shall be posted at the website of the Debtors’ notice, claims, and solicitation agent.

12.4. Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.5. Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the New Indenture, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which

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any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

12.6. Amendments.

(a) Plan Modifications. Subject to the terms of the Restructuring Support Agreement, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b) Other Amendments. Subject to the Restructuring Support Agreement, before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

12.7. Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders.

12.8. Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors; provided, however, that the Debtors may revoke or withdraw the Plan without such consent in the exercise of the Debtors’ fiduciary duty to the extent permitted under the Restructuring Support Agreement. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Creditors, or any other Entity. This provision shall not modify or otherwise alter the rights of the Consenting Creditors or the Debtors, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

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12.9. Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (to be made only with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors, the Requisite Consenting Tidewater Lenders, and the Requisite Consenting Noteholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of (x) the Debtors or the Reorganized Debtors (as the case may be), and (y) the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders; provided, that if such deletion or modification adversely affects the recovery or treatment of any of the Consenting Sale Leaseback Parties, if any, then such deletion or modification may not be made without the written consent of such Consenting Sale Leaseback Party, and (c) nonseverable and mutually dependent.

12.10. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.11. Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12. Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.13. Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

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12.14. Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

12.15. Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.16. Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.17. Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.18. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors or the Reorganized Debtors:

Tidewater Inc.

Pan American Life Center

601 Poydras, Suite 1500

New Orleans, Louisiana 70130

Attn:    Bruce D. Lundstrom

Email: blundstrom@tdw.com

Facsimile: (888) 909-0946

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:    Ray C. Schrock, P.C. and Alfredo R. Pérez, Esq.

Email:    ray.schrock@weil.com and alfredo.perez@weil.com

Facsimile: (212) 310-8007

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-and-

Jones Walker LLP

201 St. Charles Avenue, Floor 50

New Orleans, Louisiana 70170

Attn:    Amy G. Scafidel, Esq. and Curt Hearn, Esq.

E-mail:    ascafidel@joneswalker.com and chearn@joneswalker.com

Facsimile: (504) 582-8583

-and-

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:    Daniel J. DeFranceschi, Esq. and Zachary I. Shapiro, Esq.

Email:    defranceschi@RLF.com and shapiro@rlf.com

Facsimile: (302) 651-7701

(b)	If to the Credit Agreement Agent, to:

Morgan, Lewis & Bockius LLP

One Federal Street,

Boston, Massachusetts 02110

Attn:    Amy L. Kyle, Esq. and Edwin E. Smith, Esq.

E-mail:    amy.kyle@morganlewis.com and edwin.smith@morganlewis.com

Facsimile: (617) 341-7701

-and-

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19899

Attn: Derek C. Abbott, Esq.

E-mail: dabbott@mnat.com

Facsimile: (302) 425-4664

(c)	If to the Unofficial Noteholder Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:    Alan W. Kornberg, Esq. and Brian S. Hermann, Esq.

E-mail:    akornberg@paulweiss.com and bhermann@paulweiss.com

Facsimile: (212) 757-3990

-and-

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Blank Rome LLP

1201 North Market Street, Suite 800

Wilmington, Delaware 19801

Attn:    Stanley B. Tarr, Esq. and Rick Antonoff, Esq.

E-mail:    tarr@blankrome.com and rantonoff@blankrome.com

Facsimile: (302) 428-5104 and (212) 885-5001

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After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

Dated:    May 11, 2017

Respectfully submitted,

Tidewater Inc. and each of the other Debtors

By:	/s/ Jeffrey M. Platt
Name: Jeffrey M. Platt
Title: President and Chief Executive Officer and Authorized Representative

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Schedule 1

EXECUTION VERSION

Restructuring Support Agreement

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Restructuring Support Agreement”) dated May 11, 2017 is made among:

(a)	Tidewater Inc. (“Tidewater Parent”), a Delaware corporation, and each of its undersigned subsidiaries that are parties hereto, including all obligors under the Credit Agreement and the Notes (each, a “Tidewater Party” and collectively, the “Tidewater Parties”);

(b)	the undersigned Lenders under and as defined in that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of June 21, 2013, between the Tidewater Parties as borrowers, each of the guarantors named therein, Bank of America, N.A., as administrative agent (the “Credit Agreement Agent”), and the lenders party thereto (such agreement, as amended, modified, or otherwise supplemented from time to time, the “Credit Agreement,” and the loans and other obligations thereunder the “Credit Agreement Claims”), together with their respective successors and permitted assigns and any lender under the Credit Agreement that subsequently becomes party hereto in accordance with the terms hereof (collectively, the “Consenting Tidewater Lenders”)[1]; and

(c)	the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders (collectively, the “Noteholders”), of the:

(i) Senior Notes issued under that certain Note Purchase Agreement, dated as of September 9, 2010, consisting of the following series:

(A) 3.90% Senior Notes, Series B, due December 30, 2017 (the “2010 Series B Notes”);

(B) 3.95% Senior Notes, Series C, due December 30, 2017 (the “2010 Series C Notes”);

(C) 4.12% Senior Notes, Series D, due December 30, 2018 (the “2010 Series D Notes”);

(D) 4.17% Senior Notes, Series E, due December 30, 2018 (the “2010 Series E Notes”);

(E) 4.33% Senior Notes, Series F, due December 30, 2019 (the “2010 Series F Notes”);

(F) 4.51% Senior Notes, Series G, due December 30, 2020 (the “2010 Series G Notes”);

[1]	For purposes of this Restructuring Support Agreement, the term “Consenting Tidewater Lenders” shall mean the business units defined in the signature pages appended hereto for such Consenting Tidewater Lenders.

(G) 4.56% Senior Notes, Series H, due December 30, 2020 (the “2010 Series H Notes”); and

(H) 4.61% Senior Notes, Series I, due December 30, 2022 (the “2010 Series I Notes”, and, together with the 2010 Series B Notes, the 2010 Series C Notes, the 2010 Series D Notes, the 2010 Series E Notes, the 2010 Series F Notes, the 2010 Series G Notes, and the 2010 Series H Notes, the “2010 Notes”),

between Tidewater Parent and certain other Tidewater Parties, as issuers, each of the guarantors party thereto, and the purchasers named therein (such agreement, as amended, modified, or otherwise supplemented from time to time, the “2010 Note Purchase Agreement”), together with their respective successors and permitted assigns and any holder of the 2010 Notes that subsequently becomes a party hereto in accordance with the terms hereof (collectively, the “Consenting 2010 Noteholders”);

(ii) Senior Notes issued under certain Note Purchase Agreements, dated as of August 15, 2011, consisting of the following series:

(A) 4.06% Senior Notes, Series 2011-A, due March 31, 2019 (the “2011 Series A Notes”);

(B) 4.64% Senior Notes, Series 2011-B, due June 30, 2021 (the “2011 Series B Notes”, and, together with the 2011 Series A Notes, the “2011 Series A and B Notes”); and

(C) 4.54% Senior Notes, Series 2011-C, due June 30, 2021 (the “2011 Series C Notes”, and, together with the 2011 Series A and B Notes, the “2011 Notes”),

between Tidewater Parent and certain other Tidewater Parties, as issuers, each of the guarantors party thereto, and the purchasers named therein (such agreements, as amended, modified, or otherwise supplemented from time to time, the “2011 Note Purchase Agreements”), together with their respective successors and permitted assigns and any holder of the 2011 Notes that subsequently becomes a party hereto in accordance with the terms hereof (the undersigned holders of the 2011 Series A and B Notes are referred to herein as the “Consenting 2011 Series A and B Noteholders” and the undersigned holders of the 2011 Series C Notes are referred to herein as the “Consenting 2011 Series C Noteholders”); and

(iii) Senior Notes issued under that certain Note Purchase Agreement, dated as of September 30, 2013, consisting of the following series:

(A) 4.26% Senior Notes, Series 2013-A, due November 16, 2020 (the “2013 Series A Notes”);

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(B) 5.01% Senior Notes, Series 2013-B, due November 15, 2023 (the “2013 Series B Notes”); and

(C) 5.16% Senior Notes, Series 2013-C, due November 17, 2025 (the “2013 Series C Notes”, and, together with the 2013 Series A Notes and the 2013 Series B Notes, the “2013 Notes” and, collectively, with the 2010 Notes and the 2011 Notes, the “Notes”), between Tidewater Parent and certain other Tidewater Parties, as issuers, each of the guarantors party thereto, and the purchasers named therein (such agreement, as amended, modified, or otherwise supplemented from time to time, the “2013 Note Purchase Agreement”, and, together with the 2010 Note Purchase Agreement and the 2011 Note Purchase Agreements, the “Note Purchase Agreements”), together with their respective successors and permitted assigns and any holder of the 2013 Notes that subsequently becomes a party hereto in accordance with the terms hereof (collectively, the “Consenting 2013 Noteholders”, and, together with the Consenting 2010 Noteholders, the Consenting 2011 Series A and B Noteholders, and the Consenting 2011 Series C Noteholders, the “Consenting Noteholders” and, together with the Tidewater Parties, the Consenting Tidewater Lenders and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, the “Parties” and, each, individually, a “Party”).

WHEREAS, the Parties have agreed to undertake a financial restructuring of the Tidewater Parties (the “Restructuring”), which is anticipated to be effectuated through the Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater Inc. and Its Affiliated Debtors attached hereto as Exhibit A (including any schedules and exhibits attached thereto, the “Plan”) through an out-of-court prepetition solicitation of votes for the Plan pursuant to title 11 of the United States Code (the “Bankruptcy Code”) and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation (the “Solicitation”), which Solicitation may be completed after the Petition Date (as defined below), and the commencement by each Tidewater Party of a voluntary case (collectively, the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, as of the date hereof, the Consenting Tidewater Lenders, in the aggregate, hold approximately 60% of the aggregate outstanding principal amount of the Credit Agreement Claims.

WHEREAS, as of the date hereof, the Consenting 2010 Noteholders, in the aggregate, hold approximately 97% of the aggregate outstanding principal amount of 2010 Notes.

WHEREAS, as of the date hereof, the Consenting 2011 Series A and B Noteholders, in the aggregate, hold 100% of the aggregate outstanding principal amount of 2011 Series A and B Notes.

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WHEREAS, as of the date hereof, the Consenting 2011 Series C Noteholders, in the aggregate, hold 100% of the aggregate outstanding principal amount of 2011 Series C Notes.

WHEREAS, as of the date hereof, the Consenting 2013 Noteholders, in the aggregate, hold approximately 99% of the aggregate outstanding principal amount of 2013 Notes.

WHEREAS, the Parties desire to express to each other their mutual support and commitments in respect of the Restructuring, including matters addressed in the Plan and hereunder.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Plan. As used in this Restructuring Support Agreement, the following terms have the following meanings:

(a) “Amended Tidewater Parent Organizational Documents” means the form of certificate of incorporation and bylaws for reorganized Tidewater Parent attached hereto as Exhibit E.

(b) “Certificate” means that certain officer’s certificate to be addressed to the holders of the New Secured Notes and delivered by the Tidewater Parties to the New Indenture Trustee on the Effective Date, in substantially the form attached hereto as Exhibit D.

(c) “Claim” means “claim” as defined in section 101(5) of the Bankruptcy Code, against any Tidewater Party.

(d) “Consenting Creditors” means, collectively, the Consenting Tidewater Lenders, the Consenting Noteholders, and if any, the Consenting Sale Leaseback Parties, and does not include any affiliate of any of the foregoing unless such affiliate is itself a signatory to this Restructuring Support Agreement.

(e) “Consenting Sale Leaseback Party” means a counterparty to a Sale Leaseback Agreement who (i) is not a Tidewater Party and (ii) executes a Joinder to this Restructuring Support Agreement at any time on or after the date of this Restructuring Support Agreement (collectively, the “Consenting Sale Leaseback Parties”).

(f) “Definitive Documents” means the documents and agreements (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by the Plan or that are otherwise necessary or desirable to implement, or otherwise relate to, the Restructuring and the Plan (including the Plan Supplement), including, but not limited to (i) this Restructuring Support Agreement, (ii) the Plan, (iii) the Disclosure Statement, (iv) the New

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Indenture, (v) the New Existing Equity Warrant Agreement, (vi) the New Creditor Warrant Agreement, (vii) the Management Incentive Plan, (viii) the Registration Rights Agreement, (ix) the materials related to the Solicitation; (x) the order entered by the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Order”) and materials related to the Solicitation as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code, (xi) the order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents (the “Confirmation Order”) and the pleadings in support of entry of the Confirmation Order, (xii) any documents included in the Plan Supplement, (xiii) the Amended Tidewater Parent Organizational Documents, (xiv) any other Amended Organizational Documents and other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and customary closing deliverables required under the New Indenture, including customary legal opinions in connection with the New Indenture); (xv) the motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Plan, ratify the Solicitation, and schedule a joint hearing; (xvi) motions or pleadings seeking the rejection of the Sale Leaseback Agreements (the “Rejection Motion”) and (xvii) the Rejection Order (as defined below); provided that the Definitive Documents shall be in form and substance reasonably satisfactory to the Tidewater Parties, the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders (it being agreed and understood among the Parties that, with respect to each of items (iv) through (viii), item (xiii) and item (xvii), the form thereof attached as Exhibits E, F,G, H, I, J, and L to this Restructuring Support Agreement, satisfy such standard; provided, however, that, for the avoidance of doubt, any additional or further modifications, amendments or supplements to such forms shall be in form and substance reasonably satisfactory to the Tidewater Parties, the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders; and provided, further, that if any Consenting Creditor does not consent to any such additional or further modification, amendment or supplement to the form of the Rejection Order set forth in Exhibit L solely with respect to the amount of the Disputed Claims Reserve, that directly affects such Consenting Creditor or its affiliate, such Consenting Creditor may, by notice to the other parties pursuant to Section 21, terminate this Restructuring Support Agreement solely as to itself and not as to any other party, with the same effect as provided in Section 10 for a Non-Consenting Creditor.

(g) “Effective Date” means the date upon which all of the conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms, and the Plan shall have become effective.

(h) “Management Incentive Plan” means a post-emergence management incentive plan, in the form of attached hereto as Exhibit F, under which eight percent (8%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) of the Plan and clause (i) of Section 4.7(b) of the Plan plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (b) shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants and pursuant to the Management Incentive Plan, shall be reserved for issuance as awards thereunder.

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(i) “New Indenture” means that certain secured Indenture, dated as of the Effective Date, by and among the reorganized Tidewater Parent, as issuer, the other reorganized Tidewater Parties that are guarantors, and the New Indenture Trustee, as trustee, in the form attached hereto as Exhibit G, including the Certificate, all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith, including without limitation security agreements, mortgages and interest rate hedge agreements (in each case, as amended, modified, or supplemented from time to time).

(j) “New Creditor Warrant Agreement” means the creditor warrant agreement by and between Tidewater Parent and the warrant agent named therein, in the form attached hereto as Exhibit H.

(k) “New Existing Equity Warrant Agreement” means the existing equity warrant agreement by and between Tidewater Parent and the warrant agent named therein, in the form attached hereto as Exhibit I.

(l) “New Indenture Trustee” means the trustee under the New Indenture and its successors and permitted assigns.

(m) “Plan Requisite Creditors” means, the Consenting Creditors (i) constituting at least a majority in number of the holders of and (ii) holding at least 66.67% of the aggregate dollar amount of Credit Agreement Claims and Notes Claims, taken together.

(n) “Registration Rights Agreement” means the Registration Rights Agreement among the Registration Rights Parties, in the form attached hereto as Exhibit J.

(o) “Registration Rights Parties” means any recipient of shares of New Common Stock that receives (together with its Affiliates and related funds) ten percent (10%) or more of the New Common Stock under the Plan and/or who has a reasonable belief that it is an Affiliate of the reorganized Tidewater Parties, in each case who is a party to the Registration Rights Agreement, together with its Affiliates (solely as used throughout this definition, as defined under the Securities Act of 1933, as amended).

(p) “Rejection Order” means the order to be entered by the Bankruptcy Court on an interim basis approving (i) the stipulated reserve amount for the sale-leaseback rejection damages claims; (ii) temporarily allowing the rejection damages claims in the amount of the reserve for purposes of voting on the Plan; and (iii) setting an expedited briefing schedule for final allowance of the sale-leaseback rejection damages claims, as requested in the Rejection Motion, in the form attached hereto as Exhibit L.

(q) “Restructuring Support Effective Date” means the date on which (A) counterpart signature pages to this Restructuring Support Agreement shall have been executed and delivered by (i) the Tidewater Parties, (ii) the Consenting Tidewater Lenders holding at least 50.1% of the outstanding principal amount of the Credit Agreement Claims, and (iii) the

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Consenting Noteholders holding at least 66.7% in aggregate outstanding principal amount of each of the (a) the 2010 Notes, (b) the 2011 Series A and B Notes, (c) the 2011 Series C Notes, and (d) the 2013 Notes; (B) all outstanding fees, expenses and reimbursements owed pursuant to any invoices of Morgan, Lewis & Bockius LLP (“Morgan Lewis”), Morris Nichols, Arsht & Tunnell LLP, FTI Consulting, Inc. (“FTI”), Paul Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Blank Rome LLP (“Blank Rome”), and Houlihan Lokey Capital, Inc. (“Houlihan”) under their respective engagement letters or other contractual arrangements have been paid in full, (C) counterpart signature pages to each CIC Waiver Letter (as defined below) shall have been executed by the applicable Tidewater Parties and the applicable counterparty thereto; (D) counterpart signature pages to the Troms Forbearance (as defined below) shall have been executed by the applicable Tidewater Parties and the other parties thereto and all conditions to effectiveness of the Troms Forbearance (as defined below) (other than effectiveness of this Restructuring Support Agreement) shall have been met; and (E) counterpart signature pages to the Troms Agreement shall have been executed by the applicable Tidewater Parties and the other parties thereto.

(r) “Restructuring Support Period” means the period commencing on the Restructuring Support Effective Date and ending on the earlier of the (i) date on which this Restructuring Support Agreement is terminated in accordance with Section 6 hereof and (ii) the Effective Date.

(s) “Requisite Consenting 2010 Noteholders” means, as of the date of determination, Consenting 2010 Noteholders holding at least 51% of the outstanding principal amount of the 2010 Notes as of such date.

(t) “Requisite Consenting 2011 Series A and B Noteholders” means, as of the date of determination, Consenting 2011 Series A and B Noteholders holding at least 51% of the outstanding principal amount of the 2011 Series A and B Notes as of such date.

(u) “Requisite Consenting 2011 Series C Noteholders” means, as of the date of determination, Consenting 2011 Series C Noteholders holding at least 51% of the outstanding principal amount of the 2011 Series C Notes as of such date.

(v) “Requisite Consenting 2013 Noteholders” means, as of the date of determination, Consenting 2013 Noteholders holding at least 51% of the outstanding principal amount of the 2013 Notes as of such date.

(w) “Requisite Consenting Noteholders” means, the Requisite Consenting 2010 Noteholders, the Requisite Consenting 2011 Series A and B Noteholders, the Requisite Consenting 2011 Series C Noteholders, and the Requisite Consenting 2013 Noteholders.

(x) “Requisite Consenting Sale Leaseback Parties” means, as of the date of determination, the Consenting Sale Leaseback Parties holding at least a majority of the Sale Leaseback Claims arising from the Sale Leaseback Agreements to which the Consenting Sale Leaseback Parties are party.

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(y) “Requisite Consenting Tidewater Lenders” means, as of the date of determination, the Consenting Tidewater Lenders holding at least a majority of the outstanding principal amount of the Credit Agreement Claims.

(z) “Sale Leaseback Agreements” means those certain sale leaseback agreements pertaining to marine vessels chartered by certain Tidewater Parties set forth on Schedule 2 of the Plan.

(aa) Sale Leaseback Claims” means those Claims that are anticipated to arise from, relate to, or be in connection with the rejection of those Sale Leaseback Agreements.

(bb) “SEC” means the United States Securities and Exchange Commission.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Tidewater Lender and Noteholder Group” means, as of the date of determination, the Consenting Tidewater Lenders and the Consenting Noteholders holding in the aggregate at least 66.67% of the outstanding principal amount of the Credit Agreement Claims and the Notes Claims held by the Consenting Tidewater Lenders and the Consenting Noteholders in the aggregate as of such date.

(ee) “Troms Forbearance” means the Forbearance Agreement, dated May 11, 2017, by and among (i) Troms Offshore Supply AS, as borrower (ii) DNB Bank ASA, New York Branch, as agent on behalf of the Financing Parties (as defined therein), (iii) Tidewater Inc., on behalf of itself and its wholly owned domestic subsidiaries, as corporate guarantors, and (iv) Norwegian Export Credit Guarantee Agency in its capacity as guarantor under certain guarantees referenced therein, in the form attached hereto as Exhibit K.

(ff) “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on June 12, 2017.

2. Chapter 11 Plan. The material terms and conditions of the Restructuring are set forth in the Plan and the Plan Supplement. In the event of any inconsistencies between the Plan and this Restructuring Support Agreement, the terms of the Plan shall govern.

3. Bankruptcy Process; Plan of Reorganization.

(a) Commencement of the Chapter 11 Cases. Each Tidewater Party hereby agrees that, as soon as reasonably practicable, but in no event later than the date set forth in Section 6(b)(iii), such Tidewater Party shall file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Case of such Tidewater Party.

(b) Filing of the Plan. On the Petition Date, the Tidewater Parties shall file the Plan and the related Disclosure Statement with the Bankruptcy Court.

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(c) Confirmation of the Plan. Each Tidewater Party shall use its commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date in accordance with the Bankruptcy Code, the Bankruptcy Rules and the local rules of the Bankruptcy Court and on terms consistent with this Restructuring Support Agreement, and each of the Parties shall use its commercially reasonable efforts to cooperate fully in connection therewith.

4. Agreements of the Consenting Creditors.

(a) Agreement to Vote. During the Restructuring Support Period, subject to the terms and conditions hereof, each Consenting Creditor agrees that it shall, subject to the receipt by such Consenting Creditor of the Disclosure Statement and other Solicitation materials in respect of the Plan:

(i) vote or cause to be voted all of its Claims against the Tidewater Parties to accept the Plan by delivering its duly executed and completed ballots accepting the Plan on a timely basis within four (4) business days of the commencement of the Solicitation; provided that such vote shall be deemed immediately revoked and withdrawn by such Consenting Tidewater Lender, Consenting Noteholder, or Consenting Sale Leaseback Party, as applicable, and deemed void ab initio, upon any termination of this Restructuring Support Agreement as to all Parties that occurs before the consummation of the Plan;

(ii) not change or withdraw (or cause to be changed or withdrawn) any vote cast pursuant to clause (i) above; and

(iii) not (A) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, (B) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets, merger, workout, or plan of reorganization for any of the Tidewater Parties other than the Plan, or (C) otherwise take any action that would interfere with, delay, impede, or postpone the consummation of the Restructuring and the transactions contemplated under the Plan and the Definitive Documents.

(b) Transfers.

(i) During the Restructuring Support Period, each Consenting Creditor agrees, solely with respect to itself, that such Consenting Creditor shall not sell, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims (including grant any proxies, deposit any interest in the Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims into a voting trust or enter into a voting agreement with respect to any such Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims), unless the transferee thereof either (A) is a Consenting Tidewater Lender, Consenting Noteholder, or Consenting Sale Leaseback Party, as applicable, or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Tidewater Lender, Consenting Noteholder, or Consenting Sale Leaseback Party, as applicable, and to be

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bound by all of the terms of this Restructuring Support Agreement applicable to Consenting Tidewater Lenders, Consenting Noteholders, or Consenting Sale Leaseback Party, as applicable (including with respect to any and all Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims, as applicable, it already may hold before such Transfer), by executing a joinder agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days after such execution to (1) Weil, Gotshal & Manges LLP (“Weil”) and Jones Walker LLP (“Jones Walker”), counsel to the Tidewater Parties, (2) Morgan Lewis, counsel to the Credit Agreement Agent, and (3) Paul Weiss, counsel to the unofficial committee of certain unaffiliated holders of Notes Claims (the “Unofficial Noteholder Committee”) in which event (x) the transferee shall be deemed to be a Consenting Tidewater Lender, Consenting Noteholder, or Consenting Sale Leaseback Party hereunder, as applicable, to the extent of such transferred rights and obligations and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Restructuring Support Agreement to the extent of such transferred rights and obligations; provided that this Section 4(b)(i) shall not apply to the grant of any liens or encumbrances in favor of a bank or broker-dealer holding custody of securities in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such securities. Each Consenting Creditor agrees that any Transfer of any Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the applicable Tidewater Party and each Consenting Creditor shall have the right to enforce the voiding of such Transfer.

(ii) Notwithstanding Section 4(b)(i): (A) a Consenting Creditor may Transfer its Credit Agreement Claims or Notes Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker become a Party; provided that (1) such Qualified Marketmaker (a) must Transfer such right, title, or interest within ten (10) business days after its receipt thereof (or such earlier date as needed to comply with clause (1)(b) of this Section 4(b)(ii)(A)) and (b) may not hold any Claims in its capacity as Qualified Marketmaker on any date that is also a deadline for voting on the Plan, (2) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Credit Agreement Claims or Notes is to a transferee that is or becomes (by executing a Joinder Agreement and delivering an executed copy thereof to the persons set forth in clause (i) of this Section 4(b)) a Consenting Creditor at the time of such Transfer, (3) the transferor Consenting Creditor shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 4, and (4) any Transfer that does not comply with the terms and procedures set forth herein shall be deemed void ab initio and the Tidewater Parties and each of the Consenting Creditors shall have the right to enforce the voiding of such Transfer; and (B) to the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in Credit Agreement Claims or Notes that the Qualified Marketmaker acquires from a lender under the Credit Agreement or a holder of Notes who is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor.

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For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Claims against the Tidewater Parties (including debt securities or other debt) or enter with customers into long and short positions in Claims against the Tidewater Parties (including debt securities or other debt), in its capacity as a dealer or market maker in such Claims against the Tidewater Parties, and (y) is in fact regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

(c) Additional Claims. This Restructuring Support Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims. Each Consenting Creditor agrees that if any Consenting Creditor acquires additional Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims then (i) such Credit Agreement Claims, Notes Claims, or Sale Leaseback Claims shall be subject to this Restructuring Support Agreement (including the obligations of the Consenting Creditors under this Section 4) and (ii) after such acquisition, such Consenting Creditor shall promptly notify Morgan Lewis or Paul Weiss, as applicable, and, either directly or through its outside legal counsel, Weil of such acquisition of Claims and additionally, upon the reasonable request of Weil, Morgan Lewis or Paul Weiss, as applicable.

(d) Forbearance. During the period commencing on the Restructuring Support Effective Date and concluding on the termination of this Restructuring Support Agreement in accordance with its terms, each Consenting Creditor hereby agrees, to forbear from the exercise of any rights (including any right of set off) or remedies it may have under the Credit Agreement, any Note Purchase Agreement or any Sale Leaseback Agreement, as applicable, and under applicable United States or foreign law or otherwise, in each case, with respect to any defaults, events of default, or potential defaults or events of default as set forth on Schedule A hereto (the “Specified Events of Default”). The Consenting Tidewater Lenders further agree that if any applicable administrative agent takes any action inconsistent with any such Consenting Tidewater Lender’s obligations under this Restructuring Support Agreement, the Consenting Tidewater Lenders shall use commercially reasonable efforts to require such administrative agent to cease and refrain from taking any such action (the expense of which shall be borne by the Tidewater Parties).

For the avoidance of doubt, nothing in this Section 4(d) shall constitute an extension of any of the Tidewater Parties’ repayment obligations under the Credit Agreement, any of the Note Purchase Agreements or any of the Sale Leaseback Agreements and, notwithstanding the foregoing, no such forbearance shall constitute a release or waiver with respect to any Specified Event of Default or any other Event of Default under the Credit Agreement, any of the Note Purchase Agreements or any of the Sale Leaseback Agreements. Furthermore, nothing in this Section 4(d) shall bar any Consenting Creditor from filing a proof of claim or taking action to establish and have allowed the amount of its Claim.

Except as expressly provided in this Restructuring Support Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Creditor or the ability of each Consenting Creditor to protect and preserve its rights, remedies,

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and interests, including its Claims, against the Tidewater Parties, and the Tidewater Parties acknowledge and confirm that nothing in this Restructuring Support Agreement amends, modifies, waives, or expands in any respect any obligation of the Tidewater Parties to (i) pay interest in accordance with the Credit Agreement and the Note Purchase Agreements or (ii) pay the Make-Whole Amount (as defined in the Note Purchase Agreements). Each Consenting Creditor fully reserves its rights and remedies in the event the transactions contemplated hereby are not consummated and/or this Restructuring Support Agreement is terminated.

(e) The agreements of the Consenting Creditors in this Section 4 shall be solely on such Consenting Creditor’s own behalf and not on behalf of any other Consenting Creditor and shall be several and not joint.

(f) Each Consenting Sale Leaseback Party agrees not to dispute (i) the rejection of its applicable Sale Leaseback Agreement that the Tidewater Parties intend to provide for under the Plan and (i) any Sale Leaseback Claims arising from, related to, or in connection with such rejection, as set forth in its Joinder to this Restructuring Support Agreement.

(g) Notwithstanding anything to the contrary in this Restructuring Support Agreement, Claims of a Consenting Creditor subject to this Restructuring Support Agreement (including, without limitation, Transfers) shall not include any Claims, other claims, equity interests, actions or activities held or performed in a fiduciary capacity or held, acquired or performed by any other division, business unit or trading desk of such Consenting Creditor (other than the division, business unit or trading desk expressly identified on the signature pages hereto), unless and until such division, business unit or trading desk is or becomes a party to this Restructuring Support Agreement. The rights of each affiliate, division, business unit or trading desk of a Consenting Creditor (other than the division, business unit or trading desk expressly identified on the signature pages hereto) are expressly reserved with respect to its Claims or any other claims, including without limitation to object to the Plan or any other plan of reorganization with respect to the Tidewater Parties and the treatment of its Claims or other claims thereunder.

5. Agreements of the Tidewater Parties.

(a) Solicitation and Confirmation. Each Tidewater Party agrees, jointly and severally with the other Tidewater Parties, to (i) act in good faith and use reasonable best efforts to support and complete successfully the Solicitation in accordance with the terms of this Restructuring Support Agreement, (ii) do all things reasonably necessary and appropriate in furtherance of confirming the Plan and consummating the Restructuring and the transactions contemplated thereby in accordance with, and within the timeframes contemplated by, this Restructuring Support Agreement (including within the deadlines set forth in Section 6), (iii) execute and deliver any required agreements to effectuate and consummate the Restructuring, (iv) use reasonable best efforts to obtain any and all required regulatory and/or third party approvals for the Restructuring, and (v) take no actions materially inconsistent with this Restructuring Support Agreement, the Plan or the confirmation and consummation of the Plan, unless such Tidewater Party’s board of directors or managers (or comparable governing body), members, or partners, as applicable, determine, in good faith after consultation with its

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outside counsel, that the failure to take such action is inconsistent with their fiduciary duties, upon which determination the applicable Tidewater Party shall promptly notify the Consenting Creditors in accordance with Section 21 hereof; provided that no Tidewater Party shall be obligated to agree to any modification of any document that is inconsistent with the Plan.

(b) Certain Additional Chapter 11 Related Matters. Tidewater Parent shall (i) provide draft copies of all material motions, applications, and other documents related to the Restructuring (including the Plan and Disclosure Statement, any proposed amended version of the Plan or Disclosure Statement, all “first day” and “second day” pleadings and related proposed orders, the Confirmation Order and any other Definitive Documents) any Tidewater Party intends to file with the Bankruptcy Court to Morgan Lewis and Paul Weiss if reasonably practicable, at least three (3) calendar days before the date when the applicable Tidewater Party intends to file any such motion, application, or other document (and, if not reasonably practicable, as soon as reasonably practicable before filing) and (ii) subject to the approval rights described in Section 1(e) of this Restructuring Support Agreement, consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. Subject to Section 4(a), nothing in this Restructuring Support Agreement shall restrict, limit, prohibit, or preclude, in any manner not inconsistent with its obligations under this Restructuring Support Agreement, any of the Consenting Creditors from (A) appearing in the Bankruptcy Court with respect to any motion, application, or other documents filed by the Tidewater Parties and objecting to, or commenting upon, the relief requested therein, or (B) enforcing any rights under this Restructuring Support Agreement.

(c) Certain Compensation Matters.

(i) The Tidewater Parties represent and warrant that, except as set forth on Schedule 5(c) to this Restructuring Support Agreement, (A) no Tidewater Party (and no controlled Affiliate of any Tidewater Party) is party to, or has any liability (direct or indirect, contingent or otherwise) with respect to, any Benefit Plan providing for severance, retention, or change-in-control payments or benefits, or payment or benefit enhancements, other than broad-based Benefit Plans providing ordinary-course severance benefits to employees on a non-discriminatory basis (other than discrimination on account of tenure) (“CIC Plans”), and (B) no Tidewater Party (and no controlled Affiliate of any Tidewater Party) has, from January 1, 2017, through the date on which such Tidewater Party has executed this Restructuring Support Agreement, paid or provided, or committed to pay or provide, to any employee, officer, or director any material, non-ordinary course bonus, incentive, retention benefit, or other non-ordinary course compensation or benefits. No Tidewater Party (and no controlled Affiliate of any Tidewater Party) shall, from the date on which such Tidewater Party has executed this Restructuring Support Agreement through the first date immediately following the Effective Date, implement or commit to implementing any such CIC Plan or provide or commit to providing any such payments or benefits, or payment or benefit enhancements, or any other material non-ordinary course compensation or benefit amounts. For the avoidance of doubt, the Tidewater Parties have provided to Paul Weiss and Morgan Lewis true and correct copies of each CIC Plan as in effect on the Restructuring Support Effective Date; provided that any such CIC Plan included as an exhibit to the Annual

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Report of Tidewater Parent filed with the SEC on Form 10-K on May 26, 2016, or to any subsequent Quarterly Report of Tidewater Parent filed with the SEC on Form 10-Q, or Current Report of Tidewater Parent filed with the SEC on Form 8-K, in each case, following May 26, 2016, shall be deemed provided to Paul Weiss and Morgan Lewis.

(ii) Each employee who is a party to a CIC Plan designated with an asterisk on Schedule 5(c) hereto has agreed, pursuant to a written agreement with the applicable Tidewater Party (or controlled Affiliate of any Tidewater Party) in form and substance approved by the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, duly executed by, and legally valid and binding on, the parties (each, a “CIC Waiver Letter”), that, subject to the terms of each CIC Waiver Letter, neither the occurrence of the Effective Date nor the consummation of the Plan or any transactions contemplated thereby as of the date hereof shall constitute a “change in control” (or term of similar meaning) for purposes of any such CIC Plan. The Tidewater Parties have provided to Paul Weiss and Morgan Lewis a true and correct copy of each fully executed CIC Waiver Letter as in effect on the date of this Restructuring Support Agreement, and no Tidewater Party (and no controlled Affiliate of any Tidewater Party) shall, from the Restructuring Support Effective Date through the first date immediately following the Effective Date, amend or waive or commit to amend or waive any such CIC Waiver Letter.

(iii) The Tidewater Parties hereby covenant and agree that neither the Tidewater Parties nor any controlled Affiliate of any of the Tidewater Parties or any party acting on their behalf (including any board of directors or similar governing body) shall take any action whatsoever with respect to any annual cash bonus plan for Fiscal Year 2018 or any other bonus or incentive compensation program with respect to such period (“Fiscal 2018 AIP”) prior to the Effective Date. Notwithstanding the foregoing, in the event that establishment of a Fiscal 2018 AIP must occur prior to the Effective Date in order for certain compensation earned under it to be eligible for an exemption from IRC Section 162(m), the Tidewater Parties shall be entitled to establish a Fiscal 2018 AIP consistent with historic practice (including the four equally-weighted components of safety, cash flow from operations, vessel operating margin percentage, and individual performance); provided that, prior to the adoption of such plan, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders must consent, in writing, to the target levels for each company performance metric, and the threshold, target and maximum pay out levels for each performance metric, which consent shall not be unreasonably withheld.

(d) DTC. The Tidewater Parties hereby covenant and agree that they will cooperate with the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders and use their commercially reasonable efforts to permit the New Secured Notes and the New Creditor Warrants to be eligible for clearance and settlement through the facilities of DTC, in each case, subject to the procedures and requirements (operational and otherwise) of DTC and its affiliated entities.

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6. Termination of Restructuring Support Agreement.

(a) This Restructuring Support Agreement shall terminate upon the giving of notice by either the Requisite Consenting Tidewater Lenders or the Requisite Consenting Noteholders of the occurrence and continuation of any Creditor Termination Event to the other Parties in accordance with Section 21 hereof. A “Creditor Termination Event” shall mean any of the following:

(i) The breach in any material respect by any Tidewater Party of any of the undertakings, representations, warranties, or covenants of the Tidewater Parties set forth herein which breach remains uncured for a period of five (5) calendar days after the receipt of written notice of such breach from the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders in accordance with Section 21 (as applicable).

(ii) The Bankruptcy Court grants relief that is inconsistent with this Restructuring Support Agreement or the Plan in any respect that is materially adverse to the Consenting Creditors as a whole or disproportionally adverse to any Consenting Creditor relative to any other Consenting Creditor, unless the Tidewater Parties have sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed, or vacated within ten (10) business days after the date of such issuance, except if such relief is granted pursuant to a motion by any Consenting Creditor.

(iii) An examiner with expanded powers or a trustee shall have been appointed in any of the Chapter 11 Cases.

(iv) Any Tidewater Party loses the exclusive right to file and solicit acceptances of a chapter 11 plan.

(v) Any Tidewater Party engages in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than the commencement of the Chapter 11 Cases.

(vi) Any Tidewater Party withdraws the Plan or Disclosure Statement, or files, propounds, or otherwise supports any chapter 11 plan inconsistent with the Plan, or publicly announces its intention not to pursue the Restructuring, and such chapter 11 plan or public announcement has not been withdrawn or otherwise corrected within two (2) business days after the Tidewater Party receives written notice from the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders (in accordance with Section 21) that such chapter 11 plan or public announcement is inconsistent with this Restructuring Support Agreement or the Plan.

(vii) The Definitive Documents and any amendments, modifications or supplements thereto filed by any Tidewater Party include terms that are not consistent in all material respects with this Restructuring Support Agreement and the Plan and such filing has not been modified or withdrawn within five (5) business days after notice thereof has been given by the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders to the Tidewater Parties.

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(viii) The date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan for any of the Tidewater Parties or denying approval of the Disclosure Statement.

(ix) Any Tidewater Party’s exercise of its “fiduciary out” as described in Section 6(c)(ii).

(x) The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring or the consummation of the Plan, which ruling, judgment, or order has not been stayed, reversed, or vacated within fourteen (14) calendar days after such issuance.

(xi) The date that one or more of the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code, or such cases shall have been dismissed by order of the Bankruptcy Court.

(xii) The effective date of any termination of the Troms Forbearance; and

(xiii) Any Automatic Termination Event set forth in Section 6(b).

(b) This Restructuring Support Agreement shall terminate automatically and without the need for notice on the third (3rd) business day following the occurrence of any Automatic Termination Event (unless otherwise waived, modified, amended or the action or omission triggering such Automatic Termination Event is cured by the Tidewater Parties, in each case, within such three (3) business day period). An “Automatic Termination Event” shall mean any of the following:

(i) On May 12, 2017 at 11:59 p.m. (prevailing Eastern Time), unless the Tidewater Parties have commenced the Solicitation.

(ii) Upon the commencement of the Chapter 11 Cases (the “Petition Date”) if such commencement occurs prior to the commencement of the Solicitation.

(iii) At 11:59 p.m. (prevailing Eastern Time) on May 17, 2017 if the Petition Date has not occurred.

(iv) At 11:59 p.m. (prevailing Eastern Time) on the Petition Date, unless the Tidewater Parties have filed the Plan, the Disclosure Statement, a motion for approval of the Plan and the Disclosure Statement and the Rejection Motion.

(v) At 11:59 p.m. (prevailing Eastern Time) on the Effective Date, unless that certain Amendment and Restatement Agreement No. 4, dated as of the date

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hereof, and effective as of the Effective Date, by and among (i) Troms Offshore Supply AS, as borrower (ii) Eksportkreditt Norge AS, Kommunal Landspensjonskasse Gjensidig Forsikringsselskap, Garanti-Instituttet for Eksportkreditt and DNB Capital LLC, as lenders, (iii) Tidewater Inc. and its wholly owned domestic subsidiaries, as corporate guarantors, (iv) DNB Bank ASA, Grand Cayman Branch, bank guarantor, and (v) DNB Bank ASA, New York Branch, as agent (the “Troms Agreement”), a form of which is attached hereto as Exhibit C, shall have become effective.

(vi) On or by the date of entry of the Confirmation Order, if the Bankruptcy Court fails to enter the Rejection Order in form and substance reasonably satisfactory to the Tidewater Parties and the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders.

(vii) At 11:59 p.m. (prevailing Eastern Time) seventy-five (75) calendar days after the Petition Date, if the Bankruptcy Court fails to enter the Disclosure Statement Order in form and substance reasonably satisfactory to the Tidewater Parties, the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders.

(viii) At 11:59 p.m. (prevailing Eastern Time) seventy-five (75) calendar days after the Petition Date, if the Bankruptcy Court fails to enter the Confirmation Order in form and substance reasonably satisfactory to the Tidewater Parties, the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders.

(ix) At 11:59 p.m. (prevailing Eastern Time) on the date that is thirty (30) calendar days after entry of the Confirmation Order, if the Effective Date has not occurred.

(c) This Restructuring Support Agreement shall terminate upon the giving of notice by the Tidewater Parties of a Tidewater Termination Event to both the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders in accordance with Section 21 hereof. A “Tidewater Termination Event” shall mean any of the following:

(ii) The breach in any material respect by one or more of the Consenting Creditors, of any of the undertakings, representations, warranties, or covenants of the Consenting Creditors set forth herein which breach remains uncured for a period of five (5) calendar days after the receipt of written notice of such breach pursuant Section 21, but only if the non-breaching Consenting Creditors constitute less than the Plan Requisite Creditors, or if such breach occurs prior to the Petition Date, the non-breaching Consenting 2010 Noteholders constitute less than the Requisite Consenting 2010 Noteholders, the non-breaching Consenting 2011 Series A and B Noteholders constitute less than the Requisite Consenting 2011 Series A and B Noteholders, the non-breaching Consenting 2011 Series C Noteholders constitute less than the Requisite Consenting 2011 Series C Noteholders, the non-breaching Consenting 2013 Noteholders constitute less than the Requisite Consenting 2013 Noteholders, or the non-breaching Consenting Tidewater Lenders constitute less than the Requisite Consenting Tidewater Lenders.

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(iii) The board of directors or managers (or comparable governing body), members, or partners, as applicable, of any Tidewater Party determines in good faith after consultation with its outside counsel that continued performance under this Restructuring Support Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided that the Tidewater Party provides notice of such determination to the Consenting Creditors within five (5) calendar days after the date thereof.

(iv) At 11:59 p.m. (prevailing Eastern Time) one hundred and thirty-five (135) calendar days after the Petition Date, unless the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Tidewater Parties and the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders.

(v) At 11:59 p.m. (prevailing Eastern Time) on the date that is sixty (60) calendar days after entry of the Confirmation Order, if the Effective Date has not occurred.

(vi) The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring or the consummation of the Plan, which ruling, judgment, or order has not been stayed, reversed, or vacated within fourteen (14) calendar days after such issuance.

(vii) The Consenting Creditors subject to this Restructuring Support Agreement no longer beneficially own or control at any time a sufficient amount of Credit Agreement Claims or Notes Claims to constitute the Plan Requisite Creditors.

(viii) Prior to the Petition Date, the Consenting 2010 Noteholders subject to this Restructuring Support Agreement no longer beneficially own or control at any time a sufficient amount of the 2010 Notes to constitute Requisite Consenting 2010 Noteholders.

(ix) Prior to the Petition Date, the Consenting 2011 Series A and B Noteholders subject to this Restructuring Agreement no longer beneficially own or control at any time a sufficient amount of the Series A and B Notes to constitute Requisite Consenting 2011 Series A and B Noteholders.

(x) Prior to the Petition Date, the Consenting 2011 Series C Noteholders subject to this Restructuring Support Agreement no longer beneficially own or control at any time a sufficient amount of the 2011 Series C Notes to constitute Requisite Consenting 2011 Series C Noteholders.

(xi) Prior to the Petition Date, the Consenting 2013 Noteholders subject to this Restructuring Support Agreement no longer beneficially own or control at any time a sufficient amount of the 2013 Notes to constitute Requisite Consenting 2013 Noteholders.

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(xii) Prior to the Petition Date, the Consenting Tidewater Lenders subject to this Restructuring Support Agreement no longer beneficially own or control at any time a sufficient amount of the Credit Agreement Claims to constitute Requisite Consenting Tidewater Lenders.

(xiii) The date that one or more of the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code, or such cases shall have been dismissed by order of the Bankruptcy Court.

(xiv) The date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Plan for any of the Tidewater Parties or denying approval of the Disclosure Statement, provided that the Tidewater Parties shall not have the right to terminate this Restructuring Support Agreement pursuant to this clause (b)(xiv) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Plan subject only to modifications to the Plan or Disclosure Statement that would not have an adverse effect on the recovery or treatment that a Party would receive as compared to the recovery it would have otherwise received pursuant to the Plan.

(xv) Either the Requisite Consenting Tidewater Lenders or the Requisite Consenting Noteholders terminate the Restructuring Support Agreement.

Notwithstanding the foregoing, any of the dates or deadlines set forth in Sections 6(a), 6(b) and 6(c) may be extended by agreement among the Tidewater Parties, the Requisite Consenting Tidewater Lenders, and the Requisite Consenting Noteholders.

(d) Mutual Termination. This Restructuring Support Agreement may be terminated by mutual agreement of the Tidewater Parties and the Plan Requisite Creditors upon the receipt of written notice delivered in accordance with Section 21.

(e) Automatic Termination. This Restructuring Support Agreement shall terminate automatically without any further required action or notice on the Effective Date.

(f) Effect of Termination. Subject to the provisions contained in Section 14, upon the termination of this Restructuring Support Agreement in accordance with this Section 6, this Restructuring Support Agreement shall become void and of no further force or effect and the terminating Party and all other Parties shall, except as otherwise provided in this Restructuring Support Agreement, be immediately released from its or their respective liabilities, obligations, commitments, undertakings, forbearance and agreements under or related to this Restructuring Support Agreement, shall have no further rights, benefits, or privileges hereunder, and shall have all the rights and remedies that it or they would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it or they would have been entitled to take had it or they not entered into this Restructuring Support Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel or otherwise; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination. Further, notwithstanding anything to the contrary herein, a Party shall not have a right to terminate this

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Restructuring Support Agreement if a default or failure (including, without limitation, by action, inaction or misrepresentation) by such Party of its obligations, undertakings, representations, warranties or covenants hereunder is the cause, directly or indirectly, of the event giving rise to the right to terminate.

(g) Automatic Stay. The Tidewater Parties acknowledge and agree that after the commencement of the Chapter 11 Cases, the giving of notice of default or termination by any Party pursuant to this Restructuring Support Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code and the Tidewater Parties shall not take any action inconsistent with such acknowledgement and agreement; provided that nothing herein shall prejudice any Party’s right to argue that the giving of notice of default or termination was not proper under the terms of this Restructuring Support Agreement.

7. Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise reasonable best efforts with respect to, the pursuit, approval, implementation, and consummation of the Restructuring as well as the negotiation, drafting, execution, and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Restructuring Support Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Restructuring Support Agreement.

8. Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Creditor becomes a party hereto):

(i) Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Restructuring Support Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder. The execution and delivery of this Restructuring Support Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part.

(ii) The execution, delivery, and performance by such Party of this Restructuring Support Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the Tidewater Parties, in connection with the filing of the Chapter 11 Cases.

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(iii) The execution, delivery, and performance by such Party of this Restructuring Support Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except the filing of the Chapter 11 Cases and such filings as may be necessary or required by the SEC.

(iv) This Restructuring Support Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) Each Consenting Tidewater Lender and Consenting Noteholder, as applicable, severally (and not jointly), represents and warrants to the Tidewater Parties that, as of the date hereof (or as of the date such Consenting Tidewater Lender and Consenting Noteholder becomes a party hereto), such Consenting Tidewater Lender or Consenting Noteholder (i) is the owner of the aggregate principal amount of the Credit Agreement Claims or Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof) or has, with respect to the beneficial owner(s) of such Credit Agreement Claims or Notes, (A) sole investment or voting discretion with respect to such Credit Agreement Claims or Notes, (B) full power and authority to vote on and consent to matters concerning such Credit Agreement Claims or Notes, or to exchange, assign, and Transfer such Credit Agreement Claims or Notes, and (C) full power and authority to bind or act on the behalf of such beneficial owner(s) and does not hold any other Claims; (ii) other than pursuant to this Restructuring Support Agreement, such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting Tidewater Lender’s and/or Consenting Noteholder’s performance of its obligations contained in this Restructuring Support Agreement at the time such obligations are required to be performed; (iii) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Restructuring Support Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Tidewater Parties that it considers sufficient and reasonable for purposes of entering into this Restructuring Support Agreement; and (iv) is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c) Each Consenting Sale Leaseback Party severally (and not jointly) represents and warrants that, as of the date hereof, such Consenting Sale Leaseback Party (i) is party to the respective Sale Leaseback Agreements set forth under its name in Exhibit B of the Plan and (ii) has not transferred or assigned any of its rights or obligations under the Sale Leaseback Agreements to which it is a party, including any and all Claims arising thereunder or in connection therewith.

(d) Each Consenting Sale Leaseback Party severally (and not jointly) represents and warrants to the Tidewater Parties that, as of the date hereof, such Consenting Sale

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Leaseback Party has, with respect to any Claims that it may have under the applicable Sale Leaseback Agreements, (A) sole voting and other discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Sale Leaseback Agreements, and (C) full power and authority to bind and act as a party under such Sale Lease Agreements.

9. Disclosure; Publicity. The Tidewater Parties shall submit drafts to Morgan Lewis and Paul Weiss of any press releases, public documents, and any and all filings that constitute disclosure of the existence or terms of this Restructuring Support Agreement or any amendment to the terms of this Restructuring Support Agreement at least two (2) business days before making any such disclosure, except to the extent earlier disclosure is required by law, in which case the Tidewater Parties shall use commercially reasonable efforts to allow Morgan Lewis and Paul Weiss reasonable time to comment on such disclosure to the extent practicable. Except as required by applicable law or otherwise permitted under the terms of any other agreement between any Tidewater Party and any Consenting Creditor, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Tidewater Parties, the principal amount or percentage of Credit Agreement Claims or Notes held by any other Consenting Tidewater Lender or Consenting Noteholder, respectively, or use the name of any other Consenting Creditor in any press release, in each case, without such applicable Consenting Creditor’s prior written consent; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the Tidewater Parties), (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Credit Agreement Claims held by all Consenting Tidewater Lenders collectively or Notes Claims held by all Consenting Noteholders collectively and (c) any Party may disclose information requested by a regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person or entity. Notwithstanding the provisions in this Section 9, no Party may disclose any Consenting Lender’s or Consenting Noteholder’s individual holdings unless prior written consent is received from the applicable Consenting Tidewater Lender or Consenting Noteholder. Any public filing of this Restructuring Support Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Restructuring Support Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Tidewater Lender or Consenting Noteholder (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

10. Amendments and Modifications. Except as otherwise expressly set forth herein, this Restructuring Support Agreement (including the New Indenture, the Certificate, the Troms Agreement, the Management Incentive Plan, the New Creditor Warrant Agreement, the New Existing Equity Warrant Agreement, the Plan Supplement, and all other Definitive Documents, together with any exhibits or schedules hereto and thereto) and the Plan may not be waived, modified, amended, or supplemented except with the prior written consent of the Tidewater Parties (which may be signed by Tidewater Parent on behalf of all the Tidewater Parties and, with respect to any Definitive Documents, which consents of the Tidewater Parties shall not be unreasonably withheld), the Requisite Consenting Tidewater Lenders and the

22

Requisite Consenting Noteholders (which consents may be delivered by electronic mail from counsel to the foregoing parties and, with respect to any Definitive Documents, which consents of the Requisite Consenting Tidewater Lenders and Requisite Consenting Noteholders shall not be unreasonably withheld); provided that (a) any waiver, or extension, of the seventy-five (75) calendar day period set forth in Sections 6(b)(vii) and 6(b)(viii) of this Restructuring Support Agreement to a date which is not more than one hundred and thirty-five (135) calendar days from the Petition Date shall only require the written consent of the Tidewater Lender and Noteholder Group; (b) any modification, amendment, or change to the definition of “Consenting Tidewater Lenders” or “Requisite Consenting Tidewater Lenders” shall require the written consent of each Consenting Tidewater Lender, (c) any modification, amendment, or change to the definition of “Consenting Noteholders” or “Requisite Consenting Noteholders” shall require the written consent of each Consenting Noteholder, (d) if any Consenting Sale Leaseback Party executes a Joinder to this Restructuring Support Agreement, any modification, amendment, or change to the definition of “Consenting Sale Leaseback Party” or “Requisite Consenting Sale Leaseback Parties” shall require the written consent of each such Consenting Sale Leaseback Party, and (e) any waiver, change, modification, or amendment to this Restructuring Support Agreement or the Plan that adversely affects the recoveries or treatment of any Consenting Creditor compared to the recoveries or treatment set forth in the Plan attached hereto may not be made without the written consent of each such adversely affected Consenting Creditor. In the event that an adversely affected Consenting Creditor does not consent to a waiver, change, modification, or amendment to this Restructuring Support Agreement requiring the consent of each Consenting Creditor (a “Non-Consenting Creditor”), but such waiver, change, modification, or amendment receives the consent of the Requisite Consenting Tidewater Lenders or the Requisite Consenting Noteholders, this Restructuring Support Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor, and this Restructuring Support Agreement shall continue in full force and effect with respect to all other Consenting Creditors. This Section 10 may only be amended with the written consent of each Party to this Restructuring Support Agreement.

11. Effectiveness. This Restructuring Support Agreement shall become effective and binding upon each Party upon the Restructuring Support Effective Date; provided that signature pages executed by Consenting Creditors shall be delivered to (a) other Consenting Creditors in a redacted form that removes such Consenting Creditor’s holdings (and in the case of a Consenting Sale Leaseback Party, the amount of its Sale Leaseback Claim) and (b) the Tidewater Parties, Weil, Paul Weiss, Morgan Lewis and the Tidewater Parties’ other advisors in an unredacted form (to be held by Weil, Paul Weiss, Morgan Lewis, and such other advisors on a professionals’ eyes only basis).

12. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Restructuring Support Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof which would require application of the law of another jurisdiction. Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Restructuring Support Agreement (or the transactions contemplated hereby) brought by any Party or its successors or

23

assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York (the “New York Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Restructuring Support Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the New York Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any New York Court. Except as otherwise agreed in writing, each of the Parties agrees that notice as provided in Section 21 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Restructuring Support Agreement or the Restructuring, (i) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in the New York Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (ii) that (A) the proceeding in any New York Court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Restructuring Support Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 12(a) shall be brought in the Bankruptcy Court.

(b) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Restructuring Support Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).

13. Specific Performance/Remedies. The Parties understand and agree that money damages would not be a sufficient remedy for any breach of this Restructuring Support Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies.

14. Survival. Notwithstanding the termination of this Restructuring Support Agreement pursuant to Section 6, Sections 9 and 11-26 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Restructuring Support Agreement shall survive such termination.

15. Headings. The headings of the sections, paragraphs, and subsections of this Restructuring Support Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Restructuring Support Agreement.

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16. Successors and Assigns; Severability. This Restructuring Support Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 16 shall be deemed to permit Transfers of the Credit Agreement Claims or Notes Claims, or any Claims other than in accordance with the express terms of this Restructuring Support Agreement. If any provision of this Restructuring Support Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Restructuring Support Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Restructuring Support Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

17. Several, Not Joint, Obligations. The agreements, representations, warranties, and obligations of the Consenting Creditors under this Restructuring Support Agreement are, in all respects, several and not joint, and are made in favor of the Tidewater Parties only and not in favor of or for the benefit of any other Consenting Creditor. The agreements, representations, and obligations of the Tidewater Parties under this Restructuring Support Agreement are, in all respects, joint and several.

18. Relationship Among Parties. Unless expressly stated herein, this Restructuring Support Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof. No Party shall have any responsibility for any trading by any other entity by virtue of this Restructuring Support Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Tidewater Parent and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

19. Prior Negotiations; Entire Agreement. This Restructuring Support Agreement, including the exhibits and schedules hereto (including the Plan), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality provisions pursuant to the Credit Agreement, a Note Purchase Agreement, or a Sale Leaseback Agreement shall continue in full force and effect.

20. Counterparts. This Restructuring Support Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Restructuring Support Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

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21. Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(a)	If to any Tidewater Party, to:

Tidewater Inc.

Pan American Life Center

601 Poydras Street, Suite 1500,

New Orleans, Louisiana 70130

Attention:   Bruce D. Lundstrom

E-mail:       blundstrom@tdw.com

Facsimile:  (888) 909-0946

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:   Ray C. Schrock, P.C. and Alfredo R. Perez, Esq.

E-mail:       ray.schrock@weil.com and alfredo.perez@weil.com

Facsimile:  (212) 310-8007

Jones Walker LLP

201 St. Charles Avenue, Floor 50

New Orleans, Louisiana 70170

Attention:   Amy G. Scafidel and Curtis R. Hearn

E-mail:       ascafidel@joneswalker.com and chearn@joneswalker.com

Facsimile:  504-582-8583

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention:   Robin Russell

E-mail:       rrussell@andrewskurth.com

Facsimile:  713.238.7192

(b)	If to the Consenting Tidewater Lenders, to:

Morgan, Lewis & Bockius LLP

One Federal Street,

Boston MA 02110

Attention:   Amy L. Kyle, Esq. and Edwin E. Smith, Esq.

E-mail:       amy.kyle@morganlewis.com and edwin.smith@morganlewis.com

Facsimile:  (617) 341-7701

-and-

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Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19899

Attn:          Derek C. Abbott, Esq.

E-mail:      dabbott@mnat.com

Facsimile:  (302) 425-4664

(c)	If to the Unofficial Noteholder Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:  Alan W. Kornberg, Esq. and Brian S. Hermann, Esq.

E-mail:      akornberg@paulweiss.com and bhermann@paulweiss.com

Facsimile: (212) 757-3990

-and-

Blank Rome LLP

1201 North Market Street, Suite 800

Wilmington, Delaware 19801

Attention:   Stanley B. Tarr, Esq. and Rick Antonoff, Esq.

Email:        tarr@blankrome.com and rantonoff@blankrome.com

Facsimile:  (302) 428-5104 and (212) 885-5001

(d)	If to the Consenting Sale Leaseback Parties, if any, to counsel listed on such Consenting Sale Leaseback Party’s Joinder to this Restructuring Support Agreement.

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

22. Settlement Discussions. This Restructuring Support Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any analogous applicable state rules of evidence and any other analogous applicable law, foreign or domestic, this Restructuring Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

23. Fees. The Tidewater Parties shall pay all reasonable documented prepetition and postpetition fees, expenses and reimbursements (including any deferred fees earned and payable upon the consummation of a Restructuring) of the advisors to the Credit Agreement Agent and the Unofficial Noteholder Committee incurred on or prior to the date of

27

termination of this Restructuring Support Agreement, in accordance with existing engagement letters with any Tidewater Party (which engagement letters shall be assumed pursuant to section 365 of the Bankruptcy Code on the Effective Date of the Plan), including, without limitation, the reasonable and documented costs and expenses of (a) Morgan Lewis, as counsel to the Credit Agreement Agent, (b) Morris, Nichols, Arsht & Tunnell LLP, as local Delaware counsel to the Credit Agreement Agent, (c) FTI, as financial advisor to the Credit Agreement Agent, (d) Paul Weiss, as counsel to the Unofficial Noteholder Committee, (e) Blank Rome, as maritime and local Delaware counsel to the Unofficial Noteholder Committee, (f) Houlihan, as financial advisor to the Unofficial Noteholder Committee; and (g) such advisors as may be retained in the Consenting Creditors’ reasonable discretion in non-U.S. jurisdictions for purposes of effectuating the transactions contemplated under the Plan; provided that the documentation of any such fees, expenses and reimbursements need only be summary in nature and need not include professional time detail. All such reasonable documented fees, expenses and reimbursements incurred up to the Petition Date shall be paid in full prior to the Petition Date (without deducting any retainer).

24. No Solicitation; Adequate Information. This Restructuring Support Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of Claims against the Tidewater Parties will not be solicited until such holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement and related ballots, and other required solicitation materials. In addition, this Restructuring Support Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

25. Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Restructuring Support Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Restructuring Support Agreement unless otherwise indicated. Unless the context of this Restructuring Support Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Restructuring Support Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Restructuring Support Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

26. Release. Each Tidewater Party (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Credit Agreement Agent, each of the Lenders and the Noteholders, and each of their respective subsidiaries, officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals and the respective successors and assigns thereof, in each case, in their respective capacity as such (collectively hereinafter the

28

“Released Parties”), from any and all obligations and liabilities to the Releasing Parties (and their successors and assigns) and from any and all claims, counterclaims, demands, debts, accounts, contracts, liabilities, actions and causes of action arising prior to the Restructuring Support Effective Date of any kind, nature or description, whether known or unknown, matured or unmatured, foreseen or unforeseen or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or otherwise, arising out of or related to the Credit Agreement and the Note Purchase Agreements, the obligations owing and the financial obligations made thereunder, the negotiation thereof, and the obligations and financial obligations made thereunder, in each case that the Tidewater Parties at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the Restructuring Support Effective Date other than any obligation arising under or pursuant to this Restructuring Support Agreement.

27. Acknowledgements. THIS RESTRUCTURING SUPPORT AGREEMENT, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN, ARE THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES AND THEIR RESPECTIVE REPRESENTATIVES. EACH PARTY HEREBY ACKNOWLEDGES THAT THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AND SHALL NOT BE DEEMED TO BE A SOLICITATION OF VOTES FOR THE ACCEPTANCE OR REJECTION OF ANY CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE. NOTHING IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL REQUIRE ANY PARTY TO TAKE ANY ACTION PROHIBITED BY THE BANKRUPTCY CODE, THE SECURITIES ACT OF 1933 (AS AMENDED), THE SECURITIES EXCHANGE ACT OF 1934 (AS AMENDED), ANY RULE OR REGULATIONS PROMULGATED THEREUNDER, OR BY ANY OTHER APPLICABLE LAW OR REGULATION OR BY AN ORDER OR DIRECTION OF ANY COURT OR ANY STATE OR FEDERAL GOVERNMENTAL AUTHORITY.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Restructuring Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacities as officers of the undersigned and not in any other capacity, as of the date first set forth above.

TIDEWATER PARTIES

TIDEWATER INC.

By:	/s/ Jeffrey M. Platt

Name:	Jeffrey M. Platt
Title:	President and Chief Executive Officer

CAJUN ACQUISITIONS, L.L.C.
GULF FLEET SUPPLY VESSELS, L.L.C.
HILLIARD OIL & GAS, INC.
JAVA BOAT CORPORATION
PAN MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
POINT MARINE, L.L.C.
QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
TIDEWATER GOM, INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER MARINE ALASKA, INC.
TIDEWATER MARINE FLEET, L.L.C.
TIDEWATER MARINE HULLS, L.L.C.
TIDEWATER MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
TIDEWATER MARINE SAKHALIN, L.L.C.
TIDEWATER MARINE SHIPS, L.L.C.
TIDEWATER MARINE VESSELS, L.L.C.
TIDEWATER MARINE WESTERN, INC.
TIDEWATER SUBSEA, L.L.C.
TIDEWATER SUBSEA ROV, L.L.C.
TIDEWATER VENTURE, INC.
TWENTY GRAND (BRAZIL), L.L.C.
TWENTY GRAND MARINE SERVICE, L.L.C.
ZAPATA GULF MARINE, L.L.C.

By:	/s/ Bruce D. Lundstrom

Name:	Bruce D. Lundstrom
Title:	Director

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

TIDEWATER CORPORATE SERVICES, L.L.C.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Director

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

TIDEWATER MEXICO HOLDING, L.L.C.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Authorized Representative

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

AIG Asset Management (U.S.), LLC, as Investment Adviser

By:	/s/ Marcy Lyons
Name:	Marcy Lyons
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

80 Pine Street, 11th Floor
New York, NY 10005

Fax:	+1 212 416 5107
Attention:	Maurice Horwitz, Esq.
Email:	maurice.horwitz@aig.com

CC:	Jeremy R. Stern
80 Pine Street, 8th Floor
New York, NY 10005
jeremy.stern@aig.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

ALLIANZ GLOBAL RISKS US INSURANCE COMPANY

By:	Allianz Global Investors U.S. LLC
As the authorized signatory and investment manager

By:	/s/ Lawrence Halliday
Name:	Lawrence Halliday
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Allianz Global Risks US Insurance Company
c/o Allianz Global Investors U.S. LLC
Attn:	Private Placements
55 Greens Farms Road
Westport, CT 06880
Phone:	203-293-1905
Fax:	203-293-1914
Email:	lawrence.halliday@allianzgi.com
Attention:	Lawrence Halliday

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	Allianz Global Investors U.S. LLC
As the authorized signatory and investment manager

By:	/s/ Lawrence Halliday
Name:	Lawrence Halliday
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Allianz Life Insurance Company of North America
c/o Allianz Global Investors U.S. LLC
Attn:	Private Placements
55 Greens Farms Road
Westport, CT 06880
Phone:	203-293-1905
Fax:	203-293-1914
Email:	lawrence.halliday@allianzgi.com
Attention:	Lawrence Halliday

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

FIREMAN’S FUND INSURANCE COMPANY

By:	Allianz Global Investors U.S. LLC
As the authorized signatory and investment manager

By:	/s/ Lawrence Halliday
Name:	Lawrence Halliday
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Fireman’s Fund Insurance Company
c/o Allianz Global Investors U.S. LLC
Attn:	Private Placements
55 Greens Farms Road
Westport, CT 06880
Phone:	203-293-1905
Fax:	203-293-1914
Email:	lawrence.halliday@allianzgi.com
Attention:	Lawrence Halliday

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ David L. Voge
Name:	David L. Voge
Title:	Fixed Income Portfolio Manager

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

American Family Life Insurance Company
6000 American Parkway
Madison, WI 53783
Fax:
Attention:	David Voge
Email:	dvoge@amfam.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

AMERICAN NATIONAL INSURANCE COMPANY

By:	/s/ Anne LeMire
Name:	Anne LeMire
Title:	Senior Vice President - Investments

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

American National Insurance Company
2450 South Shore Blvd., Suite 400
League City, TX 77573
Fax:	281-521-3445
Attention:	Breanna Sulal
Email:	Breanna.Sulal@AmericanNational.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

AMERITAS LIFE INSURANCE CORP.

By:	Ameritas Investment Partners, Inc., as Agent
Name:	/s/ Tina Udell
Tina Udell
Title:	Vice President & Managing Director – Corporate Credit

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Joe Mick
5945 R Street
Lincoln, NE 68505
Fax:	402-467-6970
Attention:	Joe Mick
Email:	Joe.mick@ameritas.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

AMERITAS LIFE INSURANCE CORP. OF NEW YORK

By:	Ameritas Investment Partners, Inc., as Agent
Name:	/s/ Tina Udell
Tina Udell
Title:	Vice President & Managing Director – Corporate Credit

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Joe Mick
5945 R Street
Lincoln, NE 68505
Fax:	402-467-6970
Attention:	Joe Mick
Email:	Joe.mick@ameritas.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

ASSURITY LIFE INSURANCE COMPANY

By:	/s/ Victor Weber
Name:	Victor Weber
Title:	Sr Director - Investments

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Assurity Life Insurance Company
2000 Q Street
Lincoln, NE 68503
Fax:	402-458-2170
Attention:	Victor Weber
Email:	vweber@assurity.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

AUTO-OWNERS LIFE INSURANCE COMPANY

By:	/s/ David Pierce
Name:	David Pierce
Title:	Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Auto-Owners Insurance Company
P O Box 30660
Lansing, Michigan 48909
Fax:	517-391-1916
Attention:	Matt Horny
Email:	matth@aoins.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

AUTO-OWNERS INSURANCE COMPANY

By:	/s/ David Pierce
Name:	David Pierce
Title:	Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Auto-Owners Insurance Company
P O Box 30660
Lansing, Michigan 48909
Fax:	517-391-1916
Attention:	Matt Horny
Email:	matth@aoins.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Connecticut General Life Insurance Company
c/o Cigna Investments, Inc.
Attn:	Fixed Income Securities
Wilde Building, A5PRI
Bloomfield, CT 06002
Email:	CIMFixedIncomeSecurities@Cigna.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Life Insurance Company of North America
c/o Cigna Investments, Inc.
Attn:	Fixed Income Securities
Wilde Building, A5PRI
Bloomfield, CT 06002
Email:	CIMFixedIncomeSecurities@Cigna.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

CIGNA HEALTH AND LIFE INSURANCE COMPANY

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Cigna Health and Life Insurance Company
c/o Cigna Investments, Inc.
Attn:	Fixed Income Securities
Wilde Building, A5PRI
Bloomfield, CT 06002
Email:	CIMFixedIncomeSecurities@Cigna.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Cowen and Company, LLC

By:	/s/ Colin Ives
Name:	Colin Ives
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Cowen and Company
262 Harbor Drive
Stamford, CT 06902
Attention:	John Piazza
Email:	john.piazza@cowen.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

CMFG Life Insurance Company (fka CUNA Mutual Insurance Society)
CUMIS Insurance Society Inc.

By:	/s/ Jason Micks
Name:	Jason Micks
Title:	Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

5910 Mineral Point Road
Madison WI 53705

Fax:
Attention:
Email:	ds-privateplacements@cunamutual.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR The Lafayette Life Insurance Company

By:	/s/ James J. Vance
James J. Vance, Senior Vice President

By:	/s/ Kevin L. Howard
Kevin L. Howard, Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Fort Washington Investment Advisors, Inc.
303 Broadway, Suite 1200
Cincinnati, OH 45202
Fax:
Attention:	Doug Kelsey, Vice President
Email:	doug.kelsey@fortwashington.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Columbus Life Insurance Company

By:	/s/ James J. Vance
James J. Vance, Senior Vice President

Title:	/s/ Kevin L. Howard
Kevin L. Howard, Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Fort Washington Investment Advisors, Inc.
303 Broadway, Suite 1200
Cincinnati, OH 45202
Fax:
Attention:	Doug Kelsey, Vice President
Email:	doug.kelsey@fortwashington.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Integrity Life Insurance Company

By:	/s/ James J. Vance
James J. Vance, Senior Vice President

By:	/s/ Kevin L. Howard
Kevin L. Howard, Senior Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Fort Washington Investment Advisors, Inc.
303 Broadway, Suite 1200
Cincinnati, OH 45202
Fax:
Attention:	Doug Kelsey, Vice President
Email:	doug.kelsey@fortwashington.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Western-Southern Life Assurance Company

By:	/s/ James J. Vance
James J. Vance, Senior Vice President

By:	/s/ Jeffrey L. Stainton
Jeffrey L. Stainton, Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Fort Washington Investment Advisors, Inc.
303 Broadway, Suite 1200
Cincinnati, OH 45202
Fax:
Attention:	Doug Kelsey, Vice President
Email:	doug.kelsey@fortwashington.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

The Western and Southern Life Insurance Company

By:	/s/ James J. Vance
James J. Vance, Senior Vice President

By:	/s/ Jeffrey L. Stainton
Jeffrey L. Stainton, Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Fort Washington Investment Advisors Inc.
303 Broadway, Suite 1200
Cincinnati, OH 45202
Fax:
Attention:	Doug Kelsey, Vice President
Email:	doug.kelsey@fortwashington.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Eric M. Boyd
Name:	Eric M. Boyd
Title:	Investment Officer

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

3001 Summer Street
Stamford, CT 06905

Fax:
Attention:	Eric M. Boyd
Email:	eric.boyd@genworth.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Ward Argust	By:	/s/ Tad Anderson
Name:	Ward Argust	Name:	Tad Anderson
Title:	Assistant Vice President, Investments	Title:	Assistant Vice President, Investments

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Great-West Life & Annuity Insurance Company
8515 East Orchard Road, 3T2
Greenwood Village, CO 80111
Fax:
Attention:	Ward Argust
Email:	ward.argust@greatwest.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Life Insurance Company of the Southwest

By:	/s/ Andrew Ebersole
Name:	Andrew Ebersole
Title:	Head of Private Placements

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

National Life Insurance Company
One National Life Drive
Montpelier, Vermont 05604
Fax:	802-223-9332
Attention:	Andrew Ebersole
Email:	aebersole@sentinelinvestments.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Lincoln Life & Annuity Company of New York (for account LNY JPLA Annuity)
By:	Macquarie Investment Management Advisers, a series of Macquarie Investment Management Business Trust, its attorney-in-fact

By:	/s/ Frank G. LaTorraca
Name:	Frank G. LaTorraca
Title:	Senior Vice President

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Macquarie Investment Management Advisers
(f/k/a Delaware Investment Advisers)
Fixed Income Private Placements
One Commerce Square
2005 Market Street, 41st Floor Philadelphia, PA 19103
Fax:	215-255-1654
Attention:	Nicole Tullo
Email:	Nicole.tullo@macquarie.com

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

The Lincoln National Life Insurance Company
By:	Macquarie Investment Management Advisers, a series of Macquarie Investment Management Business Trust, its attorney-in-fact

By:	/s/ Frank G. LaTorraca
Name:	Frank G. LaTorraca
Title:	Senior Vice President

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Macquarie Investment Management Advisers
(f/k/a Delaware Investment Advisers)
Fixed Income Private Placements
One Commerce Square
2005 Market Street, 41st Floor
Philadelphia, PA 19103
Fax:	215-255-1654
Attention:	Nicole Tullo
Email:	Nicole.tullo@macquarie.com

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR
Ell & Co., nominee for Lincoln Life & Annuity Company of New York
By:
By:	/s/ Diana Teruel
Name:	Diana Teruel
Title:	Vice President

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]NTAC:3NS-20

Notice Address:

Macquarie Investment Management Advisers
(f/k/a Delaware Investment Advisers)
Fixed Income Private Placements One Commerce Square
2005 Market Street, 41st Floor
Philadelphia, PA 19103
Fax:	215-255-1654
Attention:	Nicole Tullo
Email:	Nicole.tullo@macquarie.com

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

MODERN WOODMEN OF AMERICA

By:	/s/ Brett M. Van
Name:	Brett M. Van
Title:	Treasurer & Investment Manager

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Modern Woodmen of America
1701 1st Ave
Rock Island, IL 61201
Fax:	309-793-5574
Attention:	Douglas A. Pannier
Email:	doug.pannier@modern-woodmen.org

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Thomas A. Gleason
Name:	Thomas A. Gleason
Title:	Authorized Signatory

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Nationwide Investments – Private Placements
One Nationwide Plaza, Mail Code 1-05-801
Columbus, Ohio 43215-2220
Fax:	614-417-5873
Attention:	Thomas A. Gleason
Email:	gleasot@nationwide.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NATIONWIDE LIFE INSURANCE COMPANY

By:	/s/ Thomas A. Gleason
Name:	Thomas A. Gleason
Title:	Authorized Signatory

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Nationwide Investments – Private Placements
One Nationwide Plaza, Mail Code 1-05-801
Columbus, Ohio 43215-2220
Fax:	614-417-5873
Attention:	Thomas A. Gleason
Email:	gleasot@nationwide.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Thomas A. Gleason
Name:	Thomas A. Gleason
Title:	Authorized Signatory

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Nationwide Investments – Private Placements
One Nationwide Plaza, Mail Code 1-05-801
Columbus, Ohio 43215-2220
Fax:	614-417-5873
Attention:	Thomas A. Gleason
Email:	gleasot@nationwide.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment
Management Company, LLC, its investment adviser
By:	/s/ Timothy S. Collins
Name:	Timothy S. Collins
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Fax:	(414) 665-7886
Attention:	Timothy S. Collins
Email:	timothycollins@northwesternmutual.com
and
Attention:	Justin P. Szalanski
Email:	justinszalanski@northwesternmutual.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY for its Group Annuity Separate Account
By:	/s/ Timothy S. Collins
Name:	Timothy S. Collins
Title:	Its Authorized Representative

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

The Northwestern Mutual Life Insurance Company
for its Group Annuity Separate Account
720 East Wisconsin Avenue
Fax:	(414) 665-7886
Attention:	Timothy S. Collins
Email:	timothycollins@northwesternmutual.com
and
Attention:	Justin P. Szalanski
Email:	justinszalanski@northwesternmutual.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATON
By:	NYL Investors LLC, its Investment Manager

By:	/s/ R. Edward Ferguson
Name:	R. Edward Ferguson
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ R. Edward Ferguson
Name:	R. Edward Ferguson
Title:	Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATON INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT BOLI3
By:	NYL Investors LLC, its Investment Manager

By:	/s/ R. Edward Ferguson
Name:	R. Edward Ferguson
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATON INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT BOLI3-2
By:	NYL Investors LLC, its Investment Manager

By:	/s/ R. Edward Ferguson
Name:	R. Edward Ferguson
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATON INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT BOLI30C
By:	NYL Investors LLC, its Investment Manager

By:	/s/ R. Edward Ferguson
Name:	R. Edward Ferguson
Title:	Managing Director

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

New York Life Insurance Company
51 Madison Avenue, Room 201
New York, New York 10010
Fax:	212-447-4165
Attention:	R. Edward Ferguson
Email:	Robert_Ferguson@nylinvestors.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Ohio National Financial Services, Inc.

By:	/s/ Annette M. Teders
Name:	Annette M. Teders
Title:	Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Ohio National Financial Services, Inc.
One Financial Way
Cincinnati, OH 45242
Fax:	513-794-4506
Attention:	Investments Department
Email:	privateplacements@ohionational.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

The Ohio National Life Insurance Company

By:	/s/ Annette M. Teders
Name:	Annette M. Teders
Title:	Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

The Ohio National Life Insurance Company
One Financial Way
Cincinnati, OH 45242
Fax:	513-794-4506
Attention:	Investments Department
Email:	privateplacements@ohionational.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Matthew A. Levene	By:	/s/ Cathy L. Schwartz
Name:	Matthew A. Levene	Name:	Cathy L. Schwartz
Title:	Assistant Vice President	Title:	Assistant Secretary

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Fax:	(949) 219-3706
Attention:	Chris Dallas
Email:	chris.dallas@pacificlife.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

The Prudential Insurance Company of America shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to The Prudential Insurance Company of America.

CONSENTING CREDITOR

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Prudential Annuities Life Assurance Corporation shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to Prudential Annuities Life Assurance Corporation.

CONSENTING CREDITOR

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	PGIM, Inc., as Investment manager

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

The Gibraltar Life Insurance Co., Ltd. shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to The Gibraltar Life Insurance Co., Ltd.

CONSENTING CREDITOR

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

By:	PGIM, Inc., as Sub-Adviser

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Prudential Retirement Insurance and Annuity Company shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to Prudential Retirement Insurance and Annuity Company.

CONSENTING CREDITOR

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PGIM, Inc., as investment manager

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

The Prudential Life Insurance Company, Ltd. shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to The Prudential Life Insurance Company, Ltd.

CONSENTING CREDITOR

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

By:	PGIM, Inc., as Sub-Adviser

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Farmers Insurance Exchange shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to Farmers Insurance Exchange.

CONSENTING CREDITOR

FARMERS INSURANCE EXCHANGE

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Mid-Century Insurance Company shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to Mid-Century Insurance Company.

CONSENTING CREDITOR

MID CENTURY INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Farmers New World Life Insurance Company shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to Farmers New World Life Insurance Company.

CONSENTING CREDITOR

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Modern Woodmen of America shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to Modern Woodmen of America.

CONSENTING CREDITOR

MODERN WOODMEN OF AMERICA

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

MTL Insurance Company shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to MTL Insurance Company.

CONSENTING CREDITOR

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

BCBSM, Inc. DBA Blue Cross and Blue Shield of Minnesota shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to BCBSM, Inc. DBA Blue Cross and Blue Shield of Minnesota.

CONSENTING CREDITOR

BCBSM, INC. DBA BLUE CROSS AND BLUE SHIELD OF MINNESOTA

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Zurich American Insurance Company shall neither be deemed to (i) agree that notice as provided in section 21 of this Restructuring Support Agreement constitutes sufficient service of process nor (ii) waive any argument that such service is insufficient. Accordingly, for the avoidance of doubt, the fourth sentence of section 12 of this Restructuring Support Agreement shall have no force or effect whatsoever with respect to Zurich American Insurance Company.

CONSENTING CREDITOR

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

Notice Address:

c/o Prudential Capital Group – Corporate & Project Workouts
180 North Stetson Avenue, Suite 5600
Chicago, Illinois 60601
Fax:	(312) 540-4222
Attention:	Managing Director
Email:	Thomas.luther@prudential.com

CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT

CONSENTING CREDITOR

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

By:	/s/ David Divine
Name:	David Divine
Title:	Senior Portfolio Manager

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Investment Department
Southern Farm Bureau Life Insurance Company
1401 Livingston Lane
Jackson, MS 39213
Fax:
Attention:	Private Placements
Email:	PrivatePlacements@sfbli.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

SOUTHPAW CREDIT OPPORTUNITY MASTER FUND LP

By:	Southpaw Asset Management LP, its investment adviser

By:	/s/ Kevin Wyman
Name:	Kevin Wyman
Title:	Managing Member of General Partner

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

2 West Greenwich Office Park – First Floor
Greenwich, CT 06831

Fax:	203-779-1115
Attention:	Michael Andersen
Email:	mandersen@southpawassetmanagement.com

[TIDEWATER PARTIES’ SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Investment Executive

By:	/s/ Jeffrey Attwood
Name:	Jeffrey Attwood
Title:	Investment Professional

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

State Farm Life Insurance Company
Investment Dept. E-8
One State Farm Plaza
Bloomington, IL 61710
Attention:	Jeffrey Attwood
Email:	privateplacements@statefarm.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Investment Executive

By:	/s/ Jeffrey Attwood
Name:	Jeffrey Attwood
Title:	Investment Professional

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

State Farm Life and Accident Assurance Insurance Company
Investment Dept. E-8
One State Farm Plaza
Bloomington, IL 61710
Attention:	Jeffrey Attwood
Email:	privateplacements@statefarm.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Companion Life Insurance Company

By:	/s/ Justin P. Kavan
Name:	Justin P. Kavan
Title:	An Authorized Signer

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

4-Investment Management
3300 Mutual of Omaha Plaza
Omaha, NE 68175-1011
Fax:	402-351-2913
Attention:	Justin Kavan
Email:	Justin.Kavan@mutualofomaha.com
privateplacements@mutualofomaha.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Mutual of Omaha Insurance Company

By:	/s/ Justin P. Kavan
Name:	Justin P. Kavan
Title:	Senior Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

4-Investment Management
3300 Mutual of Omaha Plaza
Omaha, NE 68175-1011
Fax:	402-351-2913
Attention:	Justin Kavan
Email:	Justin.Kavan@mutualofomaha.com
privateplacements@mutualofomaha.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

United of Omaha Life Insurance Company

By:	/s/ Justin P. Kavan
Name:	Justin P. Kavan
Title:	Senior Vice President

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

4-Investment Management
3300 Mutual of Omaha Plaza
Omaha, NE 68175-1011
Fax:	402-351-2913
Attention:	Justin Kavan
Email:	Justin.Kavan@mutualofomaha.com
privateplacements@mutualofomaha.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

By:	/s/ Shawn Bengtson
Name:	Shawn Bengtson
Title:	VP, Investment

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Notice Address:

Woodmen of the World Life Insurance Society
1700 Farnam Street
Omaha, Nebraska 68102
Fax:	402-342-5136
Attention:	Mark Fitzgibbons
Email:	mfitzgibbons@woodmen.org

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

Bank of America, N.A.

By:	/s/ Kevin M. Behan
Name:	Kevin M. Behan
Title:	Managing Director

Principal Amount of the Credit Agreement Claims:

Notice Address:

50 Rockefeller Plaza
NY1-050-10-02
NY, NY 10020-1605
Fax:	704-602-3609
Attention:	Kevin M. Behan
Email:	kevin.m.behan@.bankofamerica.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

DNB CAPITAL LLC

By:	/s/ Andrew J. Shohet
Name:	Andrew J. Shohet
Title:	Vice President

By:	/s/ Philippe Wulfers
Name:	Philippe Wulfers
Title:	Vice President

Principal Amount of the Credit Agreement Claims:

Notice Address:

DNB CAPITAL LLC
200 Park Avenue, 31st Floor
New York, NY, 10166
Fax:	+1 212 681 3900
Attention:	Evan Uhlick
Email:	evan.uhlick@dnb.no

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

JPMORGAN CHASE BANK, N.A., (“JPMC”), solely in respect of its Commercial Banking Middle Market Banking & Specialized Industries unit (“MMBSI”) and not any other unit, group, division or affiliate of JPMC and solely in respect of MMBSI’s Credit Agreement Claims holdings.

By:	/s/ Randall B Durant
Name:	Randall B Durant
Title:	Authorized Officer

Principal Amount of the Credit Agreement Claims:

Notice Address:

PO Box 660197
Dallas, Texas 75266-0197

Overnight Delivery:

700 North Pearl Street, Suite 800
Dallas, Texas 75201
Fax:	214-965-2087
Attention:	Randall B Durant
Email:	Randy.Durant@.chase.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

REGIONS BANK

By:	/s/ J. Richard Baker
Name:	J. Richard Baker
Title:	Senior Vice President

Principal Amount of the Credit Agreement Claims:

Notice Address:

Regions Bank
4790 Poplar Avenue
Memphis, Tennessee 38117
Fax:	901-818-5539
Attention:	J. Richard Baker
Email:	Rick.Baker@Regions.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

CONSENTING CREDITOR

WELLS FARGO BANK, N.A.

By:	/s/ Philip C. Lauinger III
Name:	Philip C. Lauinger III
Title:	Managing Director

Principal Amount of the Credit Agreement Claims:

Principal Amount of the 2013 Series A Notes:

Notice Address:

Energy Credit Resolution Group
1700 Lincoln St., Suite 600, MAC C7300-061 Denver, CO 80203
Fax:	303-863-5196
Attention:	Philip C. Lauinger III
Email:	lauingpc@wellsfargo.com

[CONSENTING CREDITOR’S SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

EXHIBIT A

The Plan

Please see Exhibit A to the Disclosure Statement, which is

attached as Exhibit T3E.1 to the Form T-3 dated May 12, 2017.

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITOR

This Joinder Agreement to the Restructuring Support Agreement, dated as of May 11, 2017 (as amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), between Tidewater Inc. (“Tidewater Parent”), the subsidiaries of Tidewater Parent party thereto, and the Consenting Creditors is executed and delivered by                          (the “Joining Party”) as of                     , 2017. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Restructuring Support Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Restructuring Support Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Lender,” “Consenting Noteholder,” or “Consenting Sale Leaseback Party,” as applicable, and “Consenting Creditor” and “Party” for all purposes under the Restructuring Support Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of the Claims set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of a Consenting Creditor as set forth in Section 8 of the Restructuring Support Agreement to each other Party to the Restructuring Support Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of law provisions which would require the application of the law of any other jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:

Name:
Title:

Principal Amount of the Credit Agreement Claims: $

Principal Amount of the 2010 Series B Notes: $

Principal Amount of the 2010 Series C Notes: $

Principal Amount of the 2010 Series D Notes: $

Principal Amount of the 2010 Series E Notes: $

Principal Amount of the 2010 Series F Notes: $

Principal Amount of the 2010 Series G Notes: $

Principal Amount of the 2010 Series H Notes: $

Principal Amount of the 2010 Series I Notes: $

Principal Amount of the 2011 Series A Notes: $

Principal Amount of the 2011 Series B Notes: $

Principal Amount of the 2011 Series C Notes: $

Principal Amount of the 2013 Series A Notes: $

Principal Amount of the 2013 Series B Notes: $

Principal Amount of the 2013 Series C Notes: $

Sale Leaseback Claim: $

[CONSENTING CREDITOR’S SIGNATURE PAGE TO JOINDER AGREEMENT]

EXHIBIT C

Troms Agreement

Exhibit C

EXECUTION VERSION

NOK 478,962,040 + USD 65,895,226.58

AMENDMENT AND RESTATEMENT AGREEMENT NO. 4

dated 11 May 2017

to a

NOK 478,920,000 + USD 60,826,363 TERM LOAN FACILITY AGREEMENT

originally dated 25 May 2012 and as later amended

for

Troms Offshore Supply AS

as Borrower

and

Eksportkreditt Norge AS

Kommunal Landspensjonskasse Gjensidig Forsikringsselskap

as Lenders

Garantiinstituttet for Eksportkreditt

DNB Capital LLC

as Additional Lenders

and

Tidewater Inc. and its Wholly Owned Domestic Subsidiaries

as Corporate Guarantors

with

DNB Bank ASA, Grand Cayman Branch

as Bank Guarantor

and

DNB Bank ASA, New York Branch

as Agent

and

DNB Markets, Inc.

as Arranger and Bookrunner

www.bahr.no

SCHEDULE 1 Conditions Precedent
SCHEDULE 2 Amended and Restated Term Loan Facility Agreement

2 (16)

THIS AMENDMENT AND RESTATEMENT AGREEMENT (the “Amendment and Restatement Agreement”) is dated 11 May 2017 and made among:

(1)	TROMS OFFSHORE SUPPLY AS, Norwegian registration no. 995 541 467, with registered offices at Strandveien 106, N-9006 Tromsø, Norway (the “Borrower”);

(2)	TIDEWATER INC. and its Wholly Owned Domestic Subsidiaries (as hereinafter defined) as corporate guarantors (the “Corporate Guarantors”, and each a “Corporate Guarantor”);

(3)	TROMS OFFSHORE FLEET HOLDING AS, TROMS OFFSHORE FLEET 1 AS, TROMS OFFSHORE FLEET 2 AS, TROMS OFFSHORE FLEET 3 AS and TROMS OFFSHORE FLEET 4 AS as additional obligors (the “Additional Obligors”);

(4)	JB HOLDING COMPANY B.V., as security provider (the “Security Provider”);

(5)	EKSPORTKREDITT NORGE AS, Norwegian registration no. 998 544 696, with registered offices at Hieronymus Heyerdahls gate 1, N-0160 Oslo, Norway (“EKN”);

(6)	KOMMUNAL LANDSPENSJONSKASSE GJENSIDIG FORSIKRINGSSELSKAP, Norwegian registration no. 938 708 606, with registered offices at Dronning Eufemias gate 10, N-0191 Oslo, Norway (“KLP”, and together with EKN the “Original Lenders”);

(7)	GARANTIINSTITUTTET FOR EKSPORTKREDITT, Norwegian registration no. 974 760 908, with registered offices at Støperigata 1, 0250 Oslo, Norway (“GIEK”);

(8)	DNB CAPITAL LLC, acting through its offices at 200 Park Avenue, New York, NY 10166, USA (“DNB Capital”, and together with GIEK the “Additional Lenders”);

(9)	DNB BANK ASA, GRAND CAYMAN BRANCH, Norwegian registration no. 984 851 006, acting through its offices at c/o DNB Bank ASA, New York Branch, 200 Park Avenue, New York, NY 10166, USA as bank guarantor (the “Bank Guarantor”);

(10)	DNB BANK ASA, NEW YORK BRANCH, Norwegian registration no. 984 851 006, acting through its offices at 200 Park Avenue, New York, NY 10166, USA as agent (the “Agent”);

(11)	DNB MARKETS INC., acting through its offices at 200 Park Avenue, New York, NY 10166, USA as arranger (in that capacity, the “Arranger”) and bookrunner ( in that capacity, the “Bookrunner”).

3 (16)

WHEREAS:

(A)	Pursuant to a term loan facility agreement originally dated 25 May 2012 (as amended pursuant to the Amendment and Restatement Agreement no.1, the Amendment and Restatement Agreement no. 2 and Amendment and Restatement Agreement no. 3, the “Term Loan Facility Agreement”), entered into by the Borrower, EKN, the Corporate Guarantors, the Bank Guarantor, the Agent, the Arranger and the Bookrunner. EKN agreed to make available to the Borrower an unsecured term loan facility for a maximum amount of NOK 478,920,000 for the purpose of financing, in part, of the vessels MV “Troms Sirius” (“Vessel I”) and MV “Troms Arcturus” (“Vessel II”) and GIEK and the Bank Guarantor agreed to issue guarantees in favour of EKN in the aggregate amount of NOK 478,920,000.

(B)	Pursuant to the Term Loan Facility Agreement EKN further agreed to make available to the Borrower an unsecured term loan facility for a maximum amount of the lesser of (i) NOK 184,800,000 or USD 29,365,677 and (ii) 80% of the shipbuilding contract amount related to the vessel MV “Troms Mira” (“Vessel III”) and 80% of possible additional orders acceptable to EKN (the “Troms Mira Tranche”) for the purpose of financing, in part, the acquisition of Vessel III from Vard Vung Tau, Vietnam, pursuant to the terms of a shipbuilding contract dated 2 September 2013 (the “Troms Mira Contract”).

(C)	Pursuant to a side letter to the Term Loan Facility Agreement dated 18 May 2015 and entered into between the Borrower and the Agent, the Borrower exercised its option to denominate the Troms Mira Tranche in USD. Consequently, the Troms Mira Tranche equals the maximum amount of USD 29,488,003.

(D)	Pursuant to the Term Loan Facility Agreement KLP agreed to make available to the Borrower an unsecured term loan facility for a maximum amount of NOK 188,320,000 or USD 29,280,543 (the “Troms Hera Tranche”) for the purpose of financing, in part, the acquisition of the vessel MV “Troms Hera” (“Vessel IV”) from Vard Vung Tau, Vietnam, pursuant to the terms of a shipbuilding contract dated 10 February 2014 (the “Troms Hera Contract”).

(E)	Pursuant to a side letter to the Term Loan Facility Agreement dated 18 May 2015 and entered into by, among others, the Borrower, KLP, EKN and the Agent, (i) the Troms Hera Tranche was increased up to USD 31,338,360, and (ii) the Borrower exercised its option to denominate the Troms Hera Tranche in USD. Consequently, the Troms Hera Tranche equals a maximum amount of USD 31,338,360.

4 (16)

(F)	The Additional Lenders have agreed to make available to the Borrower a new term loan facility in the maximum amount up to NOK 42,040,000 and USD 5,068,863.58 for the purpose of financing payment of fifty percent (50%) of the instalments of the Troms Sirius Tranche, the Troms Arcturus Tranche, the Troms Mira Tranche and the Troms Hera Tranche respectively that fall due in the course of the Borrower’s fiscal year of 2018 and 2019 starting 1 April 2017 and ending 31 March 2019 (the “Amortisation Deferral Period”) under the Term Loan Facility Agreement. The new term loan facility will be set up as sub-tranches of the Troms Sirius Tranche, the Troms Arcturus Tranche, the Troms Mira Tranche and the Troms Hera Tranche respectively. The sub-tranches will be made available by the Additional Lenders as new loans (each an “Additional Loan”) and will be repaid by the Borrower on the respective Bank Guarantee Expiry Date for the respective tranche. Consequently, the Guarantees will not be, and have not been, called upon at the date of this Amendment and Restatement Agreement and the Guarantees will as such remain guarantees in favour of EKN and KLP in accordance with the terms of the respective Guarantee. To the extent a Tranche is repaid and/or prepaid by the Borrower, the relevant Guarantees securing that Tranche shall be reduced by amounts corresponding with the scheduled repayments of that Tranche. The expiry of the Guarantees will be extended as set out in the Amended and Restated Term Loan Facility Agreement. For the avoidance of doubt, the Amortization Deferral Period shall not start and the Additional Loan shall not be made available until the Chapter 11 Plan Effective Date (as defined in the Amended and Restated Term Loan Facility Agreement) has occurred. Until the occurrence of the Chapter 11 Plan Effective Date, the instalments of the Troms Sirius Tranche, the Troms Arcturus Tranche, the Troms Mira Tranche and the Troms Hera Tranche respectively which fall due in the course of the Borrower’s fiscal year of 2018 and 2019 shall be repaid as scheduled.

(G)	It is a condition to entering into this Amendment and Restatement Agreement that the Obligations under the Amended and Restated Term Loan Facility Agreement become secured pursuant to the Security Documents and guaranteed and indemnified by, in each case, the Additional Obligors in addition to the existing security and Corporate Guarantees remaining in full force and effect. Each Additional Obligor has confirmed that it will obtain benefits from the amendments under this Amendment and Restatement Agreement and, accordingly, desires to provide collateral security, guarantee and indemnity of the Obligations in order to induce the Lenders and the Additional Lenders to enter into the amendments contemplated by this Amendment and Restatement Agreement.

(H)	Subject to the terms and conditions of this Amendment and Restatement Agreement, the Lenders have consented to amending the Term Loan Facility Agreement as set out herein.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Amended and Restated Term Loan Facility Agreement” means the Term Loan Facility Agreement as amended by this Amendment and Restatement Agreement as set out in Schedule 2, subject to the terms of this Amendment and Restatement Agreement.

“Effective Date” has the meaning ascribed to such term pursuant to Clause 2 (Conditions Precedent).

5 (16)

1.2	Incorporation of defined terms and Clauses

In this Amendment and Restatement Agreement, unless the context otherwise requires:

(a)	a term defined in Clause 1.1 (Definitions) of the Amended and Restated Term Loan Facility Agreement (for the avoidance of doubt, notwithstanding whether it has become effective pursuant to Clause 3 (Amendment and Restatement) has the same meaning when used in this Amendment and Restatement Agreement unless otherwise explicitly defined herein; and

(b)	the principles of construction set out in Clause 1.2 (Construction) of the Amended and Restated Term Loan Facility Agreement (for the avoidance of doubt, notwithstanding whether it has become effective pursuant to Clause 3 (Amendment and Restatement) shall have the effect as if set out in this Amendment and Restatement Agreement.

2.	CONDITIONS PRECEDENT

(a)	Prior to execution of this Amendment and Restatement Agreement, the Agent shall have received (i) the Subordination Undertaking provided by Tidewater Marine International, Inc. for the subordination of any Tidewater Loans (as defined in the Amended and Restated Term Loan Facility Agreement) and (ii) a certificate from a director of the Borrower providing an up-to-date overview of Intra-group Balances (as defined in the Amended and Restated Term Loan Facility Agreement) as of the signing date of this Amendment and Restatement Agreement.

(b)	The provisions of Clause 3 (Amendment and Restatement) shall otherwise become effective (the “Effective Date”) from the time the Agent notifies the Borrower and the Finance Parties that:

(i)	the Chapter 11 Plan Effective Date has occurred and evidence of the same has been provided in a form and substance satisfactory to the Agent; and

(ii)	(1) the conditions listed in Schedule 1 (Conditions Precedent) of this Amendment and Restatement Agreement have been satisfied (or waived by the Agent and the Finance Parties in writing) and (2) the Agent has received all the documents and other evidence listed in Schedule 1 (Conditions Precedent) of this Amendment and Restatement Agreement, each in a form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Finance Parties promptly upon the satisfaction (or written waiver) of such conditions precedent.

(c)	To the extent the conditions listed in Clause (b) above and Schedule 1 (Conditions Precedent) of this Amendment and Restatement Agreement have not been met on or prior to 30 August 2017, this Amendment and Restatement Agreement shall terminate as of such date unless extended with the consent of the Agent, the other Finance Parties and the Borrower in writing.

3.	AMENDMENT AND RESTATEMENT

With effect from the Effective Date the Term Loan Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Term Loan Facility Agreement) hereto.

6 (16)

4.	REPRESENTATIONS AND WARRANTIES

The Borrower, the Corporate Guarantors, the Additional Obligors and the Security Provider, in each case, to the extent applicable to such party, make the representations and warranties set out in Clause 20 (Representations and Warranties) of the Amended and Restated Term Loan Facility Agreement to each Finance Party by reference to the facts and circumstances then existing:

(a)	on the date of this Amendment and Restatement Agreement; and

(b)	on the Effective Date.

5.	ACCESSION OF THE ADDITIONAL OBLIGORS AS OBLIGORS

Each Additional Obligor hereby agrees, without any further action being required, to accede to the Amended and Restated Term Loan Facility Agreement as an Obligor (by being an Additional Obligor) and be bound by the terms of the Amended and Restated Term Loan Facility Agreement as an Obligor and Additional Obligor, including but not limited to assume the obligations set out in and be bound by Clause 17 (Corporate guarantee and indemnity). Further, each Additional Obligor acknowledges that the Corporate Guarantee provided by it under the Amended and Restated Term Loan Facility Agreement is a guarantee for obligations incurred prior to the date of this Amendment and Restatement Agreement, and each Additional Obligor is aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Term Loan Facility Agreement having been waived a number of times since May 2016.

6.	ACCESSION OF THE ADDITIONAL LENDERS AS LENDERS

With effect from the Effective Date and notwithstanding Clause 26] (Changes to the Finance Parties) of the Amended and Restated Term Loan Facility Agreement, each Additional Lender becomes party to, and agrees to be bound by the rights and obligations under, the Amended and Restated Facility Agreement as a Lender as if it were a party to the Term Loan Facility Agreement in such capacity with the Commitments set out in Part 1 of Schedule 1 (The Original Finance Parties) of the Amended and Restated Facility Agreement.

7.	MISCELLANEOUS

(a)	Each Obligor confirms that any security or guarantee created or given by it under any Finance Document will continue in full force and effect, subject to the amendments contemplated by this Amendment and Restatement Agreement and shall continue to secure the obligations of the Obligors under the Amended and Restated Term Loan Facility Agreement.

(b)	GIEK and the Bank Guarantor confirm that the GIEK Guarantees and the Bank Guarantees will remain in full force and effect and shall continue to secure the obligations of the Original Lenders under the Amended and Restated Term Loan Facility Agreement.

(c)	Each Finance Party confirms for the benefit of the Obligors that the amendments to the Term Loan Facility Agreement made hereunder for the purpose implementing the financing made available by way of the Additional Loans, and any other amendments of the Term Loan Facility Agreement made as a consequence thereof, shall not have any adverse consequences on the Obligors or result in any increased obligation for any of the Obligors or the requirement for any of the Obligors to take any action.

7 (16)

(d)	This Amendment and Restatement Agreement shall constitute a “Finance Document” for the purposes of the Amended and Restated Term Loan Facility Agreement.

(e)	This Amendment and Restatement Agreement may be executed in any number of counterparts, with the same effect as if the signatures on the counterparts were on a single copy of this Amendment and Restatement Agreement.

8.	GOVERNING LAW

The provisions of Clause 36 (Governing law and enforcement) of the Amended and Restated Term Loan Facility Agreement shall be incorporated into this Amendment and Restatement Agreement as if set out in full in this Amendment and Restatement Agreement and as if references in those clauses to “this Agreement” are references to this Amendment and Restatement Agreement.

* * *

8 (16)

SIGNATORIES:

The Borrower:

TROMS OFFSHORE SUPPLY AS

By:	/s/ Jeffrey M. Platt
Name:	Jeffrey M. Platt
Title:	Chairman

The Wholly Owned Domestic Subsidiaries / Corporate Guarantors:

The Corporate Guarantors:		CAJUN ACQUISITIONS, L.L.C.
GULF FLEET SUPPLY VESSELS, L.L.C. HILLIARD OIL & GAS, INC.
TIDEWATER INC.		JAVA BOAT CORPORATION
By:	/s/ Quinn P. Fanning	PAN MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
Name:	Quinn P. Fanning	POINT MARINE, L.L.C.
Title:	Executive Vice President and Chief Financial Officer	QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
TIDEWATER GOM, INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER CORPORATE SERVICES, L.L.C.		TIDEWATER MARINE ALASKA, INC.
TIDEWATER MARINE FLEET, L.L.C.
TIDEWATER MARINE HULLS, L.L.C.
By:	/s/ Darren J. Vorst	TIDEWATER MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
Name:	Darren J. Vorst	TIDEWATER MARINE SAKHALIN, L.L.C.
Title:	Treasurer	TIDEWATER MARINE SHIPS, L.L.C.
TIDEWATER MARINE VESSELS, L.L.C.
TIDEWATER MARINE WESTERN, INC.
TIDEWATER SUBSEA, L.L.C.
TIDEWATER MEXICO HOLDING, L.L.C		TIDEWATER SUBSEA ROV, L.L.C.
TIDEWATER VENTURE, INC.
By:	/s/ Matthew A. Mancheski	TWENTY GRAND (BRAZIL), L.L.C.
Name:	Matthew A. Mancheski
Title:	President	TWENTY GRAND MARINE SERVICE, L.L.C.
ZAPATA GULF MARINE, L.L.C.

		By:	/s/ Quinn P. Fanning
		Name:	Quinn P. Fanning
		Title:	Treasurer

The Additional Obligors:

TROMS OFFSHORE FLEET HOLDING AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 1 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 2 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 3 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 4 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

10 (16)

The Security Provider:

JB HOLDING COMPANY BV

By:	/s/ Matthew A. Mancheski
Name:	Matthew A. Mancheski
Title:	Director

11 (16)

The Lenders:

EKSPORTKREDITT NORGE AS

By:	/s/ Daniel Juvanovic	By:
Name:	Daniel Juvanovic	Name:
Title:	Attorney-in-fact	Title:

KOMMUNAL LANDSPENSJONSKASSE GJENSIDIG FORSIKRINGSSELSKAP

By:	/s/ Bjørn Rønningsbacken	By:
Name:	Bjørn Rønningsbacken	Name:
Title:	Senior Vice President of Accounting	Title:

The Agent:

DNB BANK ASA, NEW YORK BRANCH

By:	/s/ Mita Zalavadia	By:	/s/ Ahelia Singh
Name:	Mita Zalavadia	Name:	Ahelia Singh
Title:	Assistant Vice President	Title:	Assistant Vice President

The Bank Guarantor:

DNB BANK ASA, GRAND CAYMAN BRANCH

By:	/s/ Philippe Wulfers	By:	/s/ Andrew J. Shohet
Name:	Philippe Wulfers	Name:	Andrew J. Shohet
Title:	Vice President	Title:	Vice President

The Arranger and Bookrunner:

DNB MARKETS INC.

By:	/s/ Tor Ivar Hansen	By:	/s/ Theodore S. Jadick, Jr.
Name:	Tor Ivar Hansen	Name:	Theodore S. Jadick, Jr.
Title:	Managing Director	Title:	President and CEO

12 (16)

The Additional Lender and Guarantor:

GARANTIINSTITUTTET FOR EKSPORTKREDITT

By:	/s/ Vibeke Stray	By:	/s/ Jo Stokke
Name:	Vibeke Stray	Name:	Jo Stokke
Title:	Senior Vice President	Title:	Advokat/Lawyer

The Additional Lender:

DNB CAPITAL LLC

By:	/s/ Philippe Wulfers	By:	/s/ Andrew J. Shohet
Name:	Philippe Wulfers	Name:	Andrew J. Shohet
Title:	Vice President	Title:	Vice President

13 (16)

SCHEDULE 1

CONDITIONS PRECEDENT

1.	The Borrower, each Corporate Guarantor, each Additional Obligor and the Security Provider

(a)	Copy of Certificate of Registration (firmaattest) or similar;

(b)	Copy of the Articles of Association (vedtekter) or similar;

(c)	Copy of the resolutions passed at a board meeting evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, this Amendment and Restatement Agreement and any other relevant Finance Document;

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute this Amendment and Restatement Agreement, the Finance Documents to which it is a party and any other documents necessary for the transactions contemplated by this Amendment and Restatement Agreement on its behalf; and

(iii)	Specimen signatures and certified copies of passports of the designated representatives set out in paragraph (ii) above;

(d)	Copy of Power of Attorney (to the extent not included in the resolutions in (c) above);

(e)	Certified copies of passports of (i) any person holding ultimate ownership of no less than 25 per cent in the Borrower and (ii) the designated representatives set out in paragraph (c)(ii) above;

(f)	Any other documents as requested by a Finance Party as a part of its internal KYC-procedures.

2.	Finance Documents

Each of the following Finance Documents:

(i)	this Amendment and Restatement Agreement duly signed by the Additional Obligors, the Corporate Guarantors, the Borrower, the Security Provider, each Finance Party (including the Additional Lenders in their capacity as such) and the Agent;

(ii)	the Security Documents duly signed by the relevant Obligor or Security Provider and the Agent; and

(iii)	any other Finance Document (duly signed by the appropriate parties thereto) required to be delivered pursuant to the Amended and Restated Term Loan Facility Agreement.

14 (16)

3.	Authorisations

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors and the Security Provider to enter into and perform their obligations under this Amendment and Restatement Agreement and/or any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors or the Security Provider to enter into and perform their obligations under this Amendment and Restatement Agreement and/or any of the Finance Documents.

4.	Miscellaneous

(a)	Evidence that the Borrower has paid to the Agent all Guarantee Premium, fees, costs and expenses due and payable on or before the Effective Date pursuant to the terms of the Amended and Restated Term Loan Facility Agreement and this Amendment and Restatement Agreement;

(b)	a certificate from a director of the Borrower providing an up-to-date overview of Intra-group Balances (as defined in the Amended and Restated Term Loan Facility Agreement) as of the Effective Date;

(c)	List of charters in respect of all the vessels owned by the subsidiaries of the Borrower, minimum setting out the following details of such charters: (i) parties, (ii) duration and expiry date, (iii) hire, (iv) cancellation regulations, (v) change of control provisions, (vi) guarantees by other group entities on behalf of the vessel owner; (vii) guarantees by third parties on behalf of the charterer.

(d)	Evidence satisfactory to the Agent that the New Secured Notes shall have been issued on terms satisfactory to the Agent in its sole discretion on or prior to or substantially concurrently with the Effective Date.

(e)	Tidewater Inc.’s latest prepared Audited Financial Statements, that have been filed with the U.S. Securities and Exchange Commission and previously delivered to the Agent;

(f)	Insurance report or similar for the Insurances taken out in respect of the Security Vessels;

(g)	Favourable legal opinions in form and substance satisfactory to the Finance Parties from lawyers appointed by the Agent on matters concerning all relevant jurisdictions;

(h)	On the date of the Amendment and Restatement Agreement and as of the Effective Date, the representations and warranties of each Obligor and the Security Provider set forth in the Finance Documents shall be true and correct (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date) and no Default or Event of Default shall have occurred and be continuing or would result from the Amendment and Restatement Agreement (other than any Default or Event of Default that has been waived by the Finance Parties); and

(i)	any other documents as reasonably requested by the Agent.

15 (16)

SCHEDULE 2

AMENDED AND RESTATED TERM LOAN FACILITY AGREEMENT

16 (16)

Notice Address:

Fax:
Attention:
Email:

[If a Consenting Sale Leaseback Party:

Counsel’s Notice Address:

Fax:
Attention:
Email:	]

Acknowledged:

TIDEWATER INC.

By:
Name:
Title:

[CONSENTING CREDITOR’S SIGNATURE PAGE TO JOINDER AGREEMENT]

EXHIBIT D

Certificate

Form of Officer’s Certificate

OFFICER’S CERTIFICATE

Dated: [●], 2017

Reference is made to the indenture, dated as of the date hereof (the “Indenture”), among Tidewater Inc. (the “Company”), the guarantors party thereto (together with the Company, the “Tidewater Parties”) and [●], as trustee and collateral agent. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Indenture. The undersigned, Quinn P. Fanning, acting solely in his capacity as Chief Financial Officer of the Company, hereby certifies to the Noteholders that each of the following representations and warranties are true and correct as of the date hereof:

1.	Organization; Power and Authority.

Each Tidewater Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. Each Tidewater Party has the requisite corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Notes Documents and to perform the provisions hereof and thereof.

2.	Authorization, etc.

The Notes Documents have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on the part of each Tidewater Party, and each Notes Document constitutes a legal, valid and binding obligation of each Tidewater Party enforceable against such Tidewater Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.	Organization and Ownership of Shares of Subsidiaries.

(a) Schedule I is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is an Tidewater Party.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule I as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule I).

(c) Each Subsidiary identified in Schedule I is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

4.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by each Tidewater Party of the Notes Documents will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Tidewater Party or any other Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, bylaws, limited liability company agreement, or any other material agreement or instrument to which any Tidewater Party or any other Subsidiary is bound or by which any Tidewater Party or any other Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Tidewater Party or any other Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Tidewater Party or any other Subsidiary.

5.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Tidewater Party of the Notes Documents.

6.	Litigation; Observance of Statutes and Orders.

(a) Except as disclosed in Schedule II, there are no actions, suits or proceedings pending or, to the knowledge of the Tidewater Parties, threatened against or affecting any Tidewater Party or any other Subsidiary or any property of any Tidewater Party or any other Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

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(b) No Tidewater Party or any other Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 4.13, 4.14, 4.15 or 5.19 of the Indenture) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

7.	Taxes.

The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes, shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service, and all taxes shown in such returns or finally determined by the Internal Revenue Service to be due have been paid, for all fiscal years up to and including the fiscal year ended [March 31, 2016]1.

8.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective material properties, including all such properties reflected in the most recent audited balance sheet for the fiscal period ended [March 31, 2016]2 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Notes Documents, except for those defects in title and Liens that, individually or in the aggregate, would not have a material adverse effect. All material leases are valid and subsisting and are in full force and effect in all material respects.

9.	Licenses, Permits, etc.

Except as disclosed in Schedule III, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a material adverse effect.

[1]	To be updated to most recent date available at time of signing.
[2]	To be updated to most recent date available at time of signing.

3

10.	Compliance with ERISA.

(a) The Company and each trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code (each an “ERISA Affiliate”) have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a material adverse effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material.

(b) The present value of the aggregate benefit liabilities under each of the “employee benefit plans” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability (each a “Plan”) (other than “multiemployer plans” as defined in section 4001(a)(3) of ERISA (each a “Multiemployer Plan”)) that is a defined benefit pension plan qualified under Code Section 401(a), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that, individually or in the aggregate, is material. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not material or has been disclosed in the most recent audited consolidated financial statements of the Company and its Subsidiaries.

4

(e) The execution and delivery of the Notes Documents and the issuance of the Notes thereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax would be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

11.	Use of Proceeds; Margin Regulations.

No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Tidewater Party in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

12.	Foreign Assets Control Regulations, etc.

(a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program in violation of any applicable law or regulation, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions in violation of any applicable law or

5

regulation. “Controlled Entity” means (i) any Subsidiary of the Company and (ii) any Affiliate Controlled by the Company or any Subsidiary. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or other circumstances objectively evidencing control. “Controlled” has the meaning correlative thereto.

(b) No part of the proceeds from issuance of the Notes constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, in violation of any applicable law or regulation, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (1) Neither the Company nor any Controlled Entity, except to the extent previously disclosed in Schedule IV (Disclosure Statement), (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “AntiCorruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any AntiCorruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;

(2) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, except to the extent permitted by

6

applicable law or regulation, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the issuance of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future provisions of the U.S. Foreign Corrupt Practices Act. “Governmental Official” means any governmental official or employee, employee of any government owned or government controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

13.	Status under Certain Statutes.

No Tidewater Party or any other Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, the Interstate Commerce Act, as amended by the ICC Termination Act, as amended, or the Federal Power Act, as amended.

14.	Environmental Matters.

No Tidewater Party or any other Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Tidewater Party or any other Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a material adverse effect. Except as otherwise disclosed to in Schedule IV (Disclosure Statement),

(a) no Tidewater Party or any other Subsidiary has knowledge of any facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a material adverse effect;

7

(b) no Tidewater Party or any other Subsidiary has stored any hazardous materials on real properties now or formerly owned, leased or operated by any of them and has disposed of any hazardous materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a material adverse effect; and

(c) all buildings on all real properties now owned, leased or operated by any Tidewater Party or any other Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a material adverse effect.

15.	Solvency of Tidewater Parties.

After giving effect to the transactions contemplated by Indenture, (i) the present fair salable value of the assets of each Tidewater Party is in excess of the amount that will be required to pay its probable liability on its existing debts as said debts become absolute and matured, (ii) each Tidewater Party has received reasonably equivalent value for executing and delivering the Notes Documents and issuing the Notes, (iii) the property remaining in the hands of each Tidewater Party is not an unreasonably small amount of capital, and (iv) each Tidewater Party is able to pay its debts as they mature.

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Schedule I

SUBSIDIARIES

NAME	STATE OR JURISDICTION OF INCORPORATION	PERCENTAGE OF INTEREST OWNED	OWNING ENTITY

1. Tidewater Marine Alaska, Inc.	Alaska	100%	Gulf Fleet Supply Vessels, L.L.C.

2. Pacific Tidewater Pty. Ltd.	Australia	100%	Tidewater Inc. – 50% Twenty Grand Marine Service, L.L.C. – 50%

3. Tidewater Marine Australia Pty Ltd	Australia	100%	Pacific Tidewater Pty. Ltd.

4. Tidewater Marine West Indies Limited	Bahama Islands	99.50%	Tidewater Inc.

5. Tidewater Investment SRL	Barbados	100%	Tidewater Marine International, Inc.

6. Pental Insurance Co. Ltd.	Bermuda	100%	Tidewater Inc.-57.14% Tidewater Marine International, Inc. – 42.86%

7. Mare Alta do Brasil Navegacao Ltda.	Brazil	100%	Zapata Gulf Marine, L.L.C. – 99.99999% Twenty Grand (Brazil), L.L.C – 0.00001%

8. Navegadores Servicos de Apoio Maritimo Ltda.	Brazil	100%	Java Boat Corporation B.V. – 99% Tidewater Marine International, Inc. – 1%

9. OSA do Brasil Representações Ltda.	Brazil	100%	Gulf Fleet Supply Vessels, L.L.C. – 85.06% Tidewater Support Services Limited -14.94%

10. Pan Marine do Brasil Ltda.	Brazil	100%	Mare Alta do Brasil Navegacao Ltda- 36.5% Tidewater Marine, L.L.C.- 63.49% S.O.P. Inc. – 0.01%

11. Terra Nave Servicios Maritimos Ltda	Brazil	100%	Gulf Fleet Middle East Limited – 99% VTG Ships Limited – 1%

12. Mashhor Marine Sdn. Bhd.	Brunei	70%	Gulf Fleet Supply Vessels, L.L.C.

13. 3291361 Nova Scotia ULC	Canada	100%	Troms Offshore Services AS

14. Aqua Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

15. Arabia Shipping Limited	Cayman Islands	100%	Southern Ocean Services Pte. Ltd.

NAME	STATE OR JURISDICTION OF INCORPORATION	PERCENTAGE OF INTEREST OWNED	OWNING ENTITY

16. Blue Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

17. Crimson Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

18. Gold Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

19. Green Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

20. Grey Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

21. Gulf Fleet Middle East Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

22. Indigo Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

23. International Maritime Services, Inc.	Cayman Islands	100%	Global Panama Marine Service, Inc.

24. Jackson Marine Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

25. Maroon Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

26. Middle East Ships Limited	Cayman Islands	100%	Southern Ocean Services Pte. Ltd.

27. Orange Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

28. Pan Marine International, Inc.	Cayman Islands	100%	Tidewater Marine International, Inc.

29. Platinum Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

30. Purple Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

31. Silver Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

32. Sonatide Marine, Ltd.	Cayman Islands	100%	Sonatide Marine Services, Ltd.

33. Tidewater Assets Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

34. Tidewater Boats Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

35. Tidewater Crewing Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

36. Tidewater Hulls Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

37. Tidewater Marine International, Inc.	Cayman Islands	100%	Tidewater Venture, Inc.

38. Tidewater Marine U.K. Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

NAME	STATE OR JURISDICTION OF INCORPORATION	PERCENTAGE OF INTEREST OWNED	OWNING ENTITY

39. Tidewater Maritime Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

40. Tidewater Properties Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

41. Tidewater ROV Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

42. Tidewater Ships Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

43. Tidewater Subsea Crewing Limited	Cayman Islands	100%	Tidewater Subsea International Limited

44. Tidewater Subsea International Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

45. Tidewater Vessels Limited	Cayman Islands	100%	Tidewater Inc.

46. Vermilion Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

47. Violet Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

48. VTG Ships Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

49. Yellow Fleet Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

50. Zapata Gulf Marine International Limited	Cayman Islands	100%	Tidewater Marine International, Inc.

51. Compania Marítima de Magallanes Limitada	Chile	100%	Tidewater Inc. – 51% Zapata Gulf Marine, L.L.C. – 49%

52. Tidewater Cyprus Limited	Cyprus	100%	Tidewater Marine International, Inc.

53. Vesselogistics Limited	Cyprus	100%	Global Panama Marine Service, Inc.

54. Cajun Acquisitions, LLC	Delaware	100%	Quality Shipyards, L.L.C.

55. Tidewater Corporate Services, L.L.C.	Delaware	100%	Tidewater Inc.

56. Tidewater Mexico Holding, L.L.C.	Delaware	100%	JB Holding Company B.V.

57. Tidewater Venture, Inc.	Delaware	100%	Tidewater Investment Cooperatief U.A.

58. Tidewater Support Services Limited	England	100%	Tidewater Marine International, Inc.

59. Tidewater Marine North Sea Limited	England	100%	Zapata Gulf Marine, L.L.C.
60. Tidewater (India) Private Limited	India	100%	Gulf Fleet Supply Vessels, L.L.C. – 99.99% Zapata Gulf Marine, L.L.C. – 0.01%

NAME	STATE OR JURISDICTION OF INCORPORATION	PERCENTAGE OF INTEREST OWNED	OWNING ENTITY

61. PT Tidewater Operators Indonesia	Indonesia	95%	Java Boat Corporation B.V. – 95%

62. Tidewater Marine Kazakhstan, L.L.P.	Kazakhstan	100%	Java Boat Corporation

63. Offshore Labuan Leasing Inc.	Labuan	100%	Tidewater Marine International, Inc.

64. Offshore Marine Inc.	Labuan	100%	Offshore Pacific, Inc. – 51% Tidewater Marine International, Inc. – 49%

65. Offshore Pacific, Inc.	Labuan	.0067%	Tidewater Marine International, Inc.

66. VTG Supply Boat Liberia Inc.	Liberia	100%	Zapata Gulf Marine, LLC

67. Gulf Fleet Supply Vessels, L.L.C.	Louisiana	100%	Zapata Gulf Marine, L.L.C.

68. Java Boat Corporation	Louisiana	100%	Tidewater Inc.

69. Pan Marine International Dutch Holdings, L.L.C.	Louisiana	100%	Tidewater Marine International, Inc.

70. Point Marine, L.L.C.	Louisiana	100%	Tidewater Inc.

71. Quality Shipyards, L.L.C.	Louisiana	100%	Zapata Gulf Marine, L.L.C.

72. S.O.P., Inc.	Louisiana	100%	Tidewater Inc.

73. Tidewater GOM, Inc.	Louisiana	100%	Tidewater Inc.

74. Tidewater Marine Sakhalin, L.L.C.	Louisiana	100%	Zapata Gulf Marine, L.L.C.

75. Tidewater Marine, L.L.C.	Louisiana	100%	Tidewater Inc.

76. Tidewater Marine Fleet, L.L.C.	Louisiana	100%	Tidewater Inc.

77. Tidewater Marine Hulls, L.L.C.	Louisiana	100%	Tidewater Inc.

78. Tidewater Marine International Dutch Holdings, L.L.C.	Louisiana	100%	Tidewater Marine International, Inc.

79. Tidewater Marine Ships, L.L.C.	Louisiana	100%	Tidewater Inc.

80. Tidewater Marine Vessels, L.L.C.	Louisiana	100%	Tidewater Inc.

81. Tide States, L.L.C.	Louisiana	80%	Tidewater Marine, L.L.C.

82. Tide States Vessels, L.L.C.	Louisiana	80%	Tide States, L.L.C.

83. Tidewater Subsea, L.L.C.	Louisiana	100%	Tidewater Marine, L.L.C.

84. Tidewater Subsea ROV, L.L.C.	Louisiana	100%	Tidewater Marine, L.L.C.

85. Twenty Grand (Brazil), L.L.C	Louisiana	100%	Zapata Gulf Marine, L.L.C.

86. Twenty Grand Marine Service, L.L.C.	Louisiana	100%	Tidewater Inc.

87. Zapata Gulf Marine L.L.C.	Louisiana	100%	Tidewater Inc.

NAME	STATE OR JURISDICTION OF INCORPORATION	PERCENTAGE OF INTEREST OWNED	OWNING ENTITY

88. Tidewater Marine Service (M) Sdn. Bhd.	Malaysia	100%	Tidewater Marine International, Inc.

89. Arrendadora de Naves del Golfo, S.A. de C.V., SOFOM, ENR.	Mexico	100%	Gulf Fleet Middle East Limited – 1% VTG Ships Limited – 99%

90. Logistica Mexicana del Caribe, S. de R.L. de C.V.	Mexico	100%	Tidewater Marine International, Inc. – 33.3% Equity (99% Fixed Capital) Pan Marine International, Inc. – 33.3% Equity (1% Fixed Capital) JB Holding Company B.V. – 33.3% Equity (100% Variable Capital)

91. Servicios Costa Afuera de Mexico, S. de R.L. de C.V.	Mexico	100%	Gulf Fleet Middle East Limited – 50% Equity (1% Capital) Jackson Marine Limited – 50% Equity (99% Capital)

92. Tidewater de Mexico, S. de R.L. de C.V.	Mexico	0% of Class A Shares 100% of Class B Shares 100% of Class N Shares	Tidewater Mexico Holding, L.L.C.

93. JB Holding Company B.V.	Netherlands	100%	Tidewater Dutch Holdings Cooperatief, U.A.

94. Java Boat Corporation B.V.	Netherlands	100%	JB Holding Company B.V.

95. Tidewater Dutch Holdings Cooperatief U.A	Netherlands	100%	Tidewater Marine International Dutch Holdings, L.L.C.

96. Tidewater Investment Cooperatief U.A.	Netherlands	100%	Tidewater Inc. – 99.9%; Tidewater Corporate Services, L.L.C. – 0.1%

97. Gulf Fleet N.V.	Netherlands Antilles	100%	Gulf Fleet Supply Vessels, L.L.C.

98. Hilliard Oil & Gas, Inc.	Nevada	100%	Tidewater Inc.

99. O.I.L. (Nigeria) Limited	Nigeria	82.08%	Tidewater Marine North Sea Limited
100. Tidex Nigeria Limited	Nigeria	60%	Tidewater Marine, L.L.C.

v

NAME	STATE OR JURISDICTION OF INCORPORATION	PERCENTAGE OF INTEREST OWNED	OWNING ENTITY

101. Zapata Marine Service (Nigeria) Limited	Nigeria	100%	Tidewater Marine International, Inc.

102. Troms Offshore Fleet 1 AS	Norway	97% 3%	Troms Offshore Fleet Holding AS Troms Offshore Fleet 3 AS

103. Troms Offshore Fleet 2 AS	Norway	100%	Troms Offshore Fleet Holding AS

104. Troms Offshore Fleet 3 AS	Norway	100%	JB Holding Company B.V.

105. Troms Offshore Fleet 4 AS	Norway	100%	Troms Offshore Supply AS

106. Troms Offshore Fleet Holding AS	Norway	100%	Troms Offshore Supply AS

107. Troms Offshore Marine AS	Norway	100%	Troms Offshore Management AS

108. Troms Offshore Management AS	Norway	100%	Troms Offshore Supply AS

109. Troms Offshore Services AS	Norway	100%	Troms Offshore Supply AS

110. Troms Offshore Supply AS	Norway	100%	JB Holding Company B.V.

111. Global Panama Marine Service, Inc.	Panama	100%	Java Boat Corporation

112. Sakhalin Holding, L.L.C.	Russia	100%	Zapata Gulf Marine, L.L.C. – 99.70% Tidewater Marine Sakhalin, L.L.C. -0.30%

113. Sakhalin Offshore Marine, L.L.C.	Russia	100%	Sakhalin Holding, L.L.C.

114. Southern Ocean Services Pte. Ltd.	Singapore	100%	Tidewater Marine International, Inc.

115. SEA Maritime Services Pte. Ltd.	Singapore	100%	Global Panama Marine Service, Inc.

116. Tidewater Marine Charter Services Pte. Ltd.	Singapore	100%	Tidewater Marine International, Inc.

117. Tidewater Marine International Pte. Ltd.	Singapore	100%	Gulf Fleet Supply Vessels, L.L.C.

118. Tidewater Marine Western, Inc.	Texas	100%	Tidewater Marine, L.L.C.

119. Servicios Maritimos Ves, S. de R.L. de C.V.	Mexico	100%	Tidewater Inc. – 99% Zapata Gulf Marine, L.L.C. – 1%
120. Servicios Maritimos del Carmen, S.A. de C.V.	Mexico	100%

Servicios Maritimos Ves, S. de R.L. de C.V. – 98.34% of Class A Shares

Servicios y Representaciones Maritimas Mexicanas, S.A. de C.V. – 1.66% of Class A Shares

Gulf Fleet Supply Vessels, L.L.C. – 100% of Class B Shares

NAME	STATE OR JURISDICTION OF INCORPORATION	PERCENTAGE OF INTEREST OWNED	OWNING ENTITY

121. Servicios y Representaciones Maritimas Mexicanas, S.A. de C.V.	Mexico	100%	Gulf Fleet Supply Vessels, L.L.C. – 97.96% of Class B Shares Servicios Maritimos Ves, S. de R.L. de C.V. – 100% of Class A Shares Tidewater Marine, L.L.C. – 2.04% of Class B Shares

122. Zapata Servicos Maritimos Ltda.	Brazil	100%	Zapata Gulf Marine, L.L.C. – 96.84% Gulf Fleet Supply Vessels, L.L.C. – 3.16%

123. Tidewater Marine Indonesia Limited	Vanuatu	100%	Zapata Gulf Marine International Limited

124. Tidewater Marine Technical Services (Shenzhen) Co., Ltd.	China	100%	Tidewater Investment SRL

125. Tidewater Marine Vanuatu Limited	Vanuatu	100%	Zapata Gulf Marine International Limited

126. Equipo Mara, C.A.	Venezuela	100%	Tidewater Caribe, C.A. – 19.90% Remolcadores y Gabaraas Remigasa, S.A. – 80.10% (which has been expropriated)

127. Tidewater Caribe, C.A.	Venezuela	100%	Tidewater Investment SRL

Schedule II

MATERIAL LITIGATION

None.

Schedule III

MATERIAL LICENSES, PERMITS, ETC. CONFLICTS

None.

Schedule IV

DISCLOSURE STATEMENT

Please see Exhibit T3E.1 to the Form T-3 dated May 12, 2017.

EXHIBIT E

Amended Tidewater Parent Organizational Documents

Form of Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TIDEWATER INC.

Adopted in accordance with the provisions of §303 and §245 of the

General Corporation Law of the State of Delaware

*         *         *          *

Tidewater Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.	The name of the Corporation is Tidewater Inc. The Corporation was originally incorporated under the name of Tidewater Marine Service, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 7, 1956 and was restated by the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 22, 1993.

B.	On [date of petition], the Corporation and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. XX-XXXXX). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 303 and Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 and Section 245 of the DGCL to put into effect and carry out the Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater Inc. and its Affiliated Debtors (the “Plan”), as confirmed on [date], 2017 by order (the “Order”) of the Bankruptcy Court. Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Plan as confirmed by the Order of the Bankruptcy Court having jurisdiction over the reorganization case of the Corporation under Chapter 11 of the Bankruptcy Code.

C.	This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation.

D.	The text of the Amended and Restated Certificate of Incorporation reads as follows:

ARTICLE I

Name

The name of the corporation is “Tidewater Inc.” (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 128,000,000 shares, divided into (a) 125,000,000 shares of Common Stock, with the par value of $0.001 per share (the “Common Stock”), and (b) 3,000,000 shares of Preferred Stock, without par value (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

4.2 Board Issuance of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

4.3 Voting. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to

2

one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2 (such certificate, a “Preferred Stock Designation”)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.4 Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

4.5 Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

4.6 Prohibitions on Non-Voting Securities. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) the Bankruptcy Code, the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE V

Election of Directors

Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

Additional Statutory Procedures For Business Combinations With Interested Stockholders

The Corporation does hereby adopt and incorporate herein by this reference all of the provisions of Section 203 of the DGCL, except for the provisions of Section 203(b)(4) of the DGCL, and such adopted provisions shall govern and be applicable to the Corporation, notwithstanding any fact or circumstance where the Corporation does not have a class of voting stock that is (i) listed on a National Securities Exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 Stockholders.

3

ARTICLE VII

Limitation of Liability

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE VIII

Indemnification

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while holding such office or serving in such position, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

8.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

8.3 Claims. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim; provided, that such 30 day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Corporation in good faith requires

4

such additional time to evaluate such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

8.6 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

8.7 Other Indemnification and Prepayment of Expenses. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article IX. To the fullest extent permitted by applicable law, if any action the subject matter

5

of which is within the scope of this Article IX is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Article VIII and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

ARTICLE X

Adoption, Amendment or Repeal of By-Laws

The Board is authorized to adopt, amend or repeal the By-laws.

ARTICLE XI

Compliance with U.S. Maritime Laws

11.1 Certain Definitions. For purposes of this Article XI, the following terms shall have the meanings specified below:

(a) A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the Corporation to the extent such Person (i) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the Corporation, or (ii) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the Corporation, under any contract, understanding or other means; provided, however, that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the Corporation if the Board of Directors determines in accordance with this Article XI that such Person is not the beneficial owner of such shares for purposes of the U.S. Maritime Laws.

(b) “Effective Date” shall mean the date on which all conditions to the effectiveness of the Plan set forth therein have been satisfied or waived in accordance with the terms thereof.

(c) “Excess Shares” shall have the meaning ascribed to such term in Section 11.5 of this Article XI.

(d) “Excess Share Date” shall have the meaning ascribed to such term in Section 11.5 of this Article XI.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

6

(f) “Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation shall mean the arithmetic average of the daily VWAP of one share of such capital stock for the twenty (20) consecutive Trading Days immediately preceding the date of measurement, or, if such capital stock is not listed or admitted for unlisted trading privileges on the New York Stock Exchange, NASDAQ Stock Market or other National Securities Exchange, the average of the reported closing bid and asked prices of such class or series of capital stock on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System; provided, however, that if at such date of measurement there is otherwise no established trading market for such capital stock, or the number of consecutive Trading Days since the Effective Date is less than twenty (20), the “Fair Market Value” of a share of such capital stock shall be determined in good faith by the Board of Directors (or any duly authorized committee thereof).

(g) “National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or the NASDAQ Stock Market or any successor thereto.

(h) “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

(i) “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation: (i) with respect to all Non-U.S. Citizens in the aggregate, 24% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding; and (ii) with respect to any individual Non-U.S. Citizen (and any other Non-U.S. Citizen whose ownership position would be aggregated with such Non-U.S. Citizen for purposes of the U.S. Maritime Laws), 4.9% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding.

(j) “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

(k) “Redemption Date” shall have the meaning ascribed to such term in Section 11.8(c)(iii) of this Article XI.

(l) “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

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(m) “Redemption Notice” shall have the meaning ascribed to such term in Section 11.8(c)(iii) of this Article XI.

(n) “Redemption Price” shall have the meaning ascribed to such term in Section 11.6(c)(i) of this Article XI.

(o) “Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(p) “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including original issuance of shares, issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or otherwise by operation of law.

(q) “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including recipient of shares resulting from the original issuance of shares and the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation.

(r) “U.S. Citizen” shall mean a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

(s) “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

(t) “U.S. Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(u) “VWAP” means for any Trading Day, the price for securities (including Common Stock) determined by the daily volume weighted average price per unit of securities for such Trading Day on the New York Stock Exchange or NASDAQ Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such securities are not listed or quoted on the New York Stock Exchange or NASDAQ Stock Market, as reported by the principal National Securities Exchange on which such securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day.

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(v) “Warrant” shall mean the right to purchase one share of any specified class or series of the capital stock of the Corporation at an exercise price of $0.001 per share governed by the terms of a warrant agreement to be on terms and conditions substantially in the form of the Creditor Warrant Agreement, dated as of [●], 2017, between the Corporation and American Stock Transfer & Trust Company, LLC, as Warrant Agent, with respect to other warrants with an exercise price of $0.001 per share, and to be entered into by and between the Corporation and a warrant agent, as such warrant agreement may be amended from time to time. A Warrant holder (or its proposed transferee) who cannot establish to the satisfaction of the Board of Directors that it is a U.S. Citizen shall not be permitted to exercise its Warrants to the extent the receipt of the shares upon exercise would cause such shares to constitute Excess Shares if they were issued. Holders of Warrants shall not have any rights or privileges of holders of shares of the Corporation, including any voting, dividend or distribution rights, until they exercise their Warrants and receive shares.

11.2 Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens are not permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Sections 11.3 through 11.8 of this Article XI. The provisions of this Article XI are intended to assure that the Corporation continues to qualify as a U.S. Citizen under the U.S. Maritime Laws so that the Corporation does not cease to be qualified: (a) under the U.S. Maritime Laws to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board of Directors (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Amended and Restated Certificate of Incorporation to implement the provisions of this Article XI.

11.3 Stock Certificates.

(a) To implement the requirements set forth in Section 11.2 of this Article XI, the Corporation may, but is not required to, institute a dual stock certificate system

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such that: (i) each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; (iii) a certification (which may include as part thereof a form of affidavit) upon which the Corporation and its transfer agent shall be entitled to rely conclusively shall be required to be submitted by each Person to whom or on whose behalf a certificate representing shares of the capital stock of the Corporation is to be issued (whether upon transfer or original issuance) stating whether such Person or, if such Person is acting as custodian, nominee, purchaser representative or in any other capacity for an owner, whether such owner, is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors (or any duly authorized committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Amended and Restated Certificate of Incorporation as it may deem necessary or advisable in order to implement a dual stock certificate system consistent with the requirements set forth in Section 11.2 of this Article XI and to ensure compliance with such system and such requirements.

(b) A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Amended and Restated Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of this Amended and Restated Certificate of Incorporation.

11.4 Restrictions on Transfers.

(a) No shares of any class or series of the capital stock of the Corporation may be transferred or issued (upon original issuance) to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer or issuance, the number of shares of such class or series beneficially owned by Non-U.S. Citizens would exceed the applicable Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the applicable Permitted Percentage for such class or series, shall be void and ineffective, and, to the extent that the Corporation knows of such transfer or purported transfer, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever (including for purposes

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of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article XI. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors (or any duly authorized committee thereof) shall have expressly and specifically authorized the same.

(b) In connection with any purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed transferee (including any recipient upon original issuance) of shares and, if such transferee or proposed transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Corporation or its transfer agent to deliver a citizenship certification and such other documentation and information concerning its citizenship under Section 11.8 of this Article XI as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares shall be denied by the Corporation upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the Corporation. Each transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

(c) Notwithstanding any of the provisions of this Article XI, the Corporation shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

11.5 Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the applicable Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article XI shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article XI; (b) the Corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership

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of Excess Shares; (c) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article XI, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 11.5 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

11.6 Redemption.

(a) In the event that (i) Section 11.4(a) of this Article XI would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen, (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens to exceed the applicable Permitted Percentage, or (iv) the original issuance by the Corporation of a share of any class or series of capital stock of the Corporation to a Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem, unless such redemption is not permitted under the DGCL or other provisions of applicable law, such Excess Share; provided, however, that the Corporation shall not have any obligation under this Section 11.6 to redeem any one or more Excess Shares.

(b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 11.6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part,

(i) the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares, and

(ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid

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solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 11.6(c)(iii) of this Article XI), provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 11.6.

(c) The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 11.8 shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Warrant for each Excess Share; provided, however, that if the Corporation determines that a Warrant would be treated as capital stock under the U.S. Maritime Laws or that the Corporation may not issue Warrants for any reason, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), or (B) by the issuance of Redemption Notes or (C) by any combination of cash and Redemption Notes;

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the Corporation pursuant to Section 11.6(b) of this Article XI;

(iii) written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that are surrendered for redemption shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holders;

(iv) the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) in the case of payment of the Redemption Price by Warrants or Redemption Notes, the date on which the Corporation shall have issued the Warrants or the Redemption Notes for the benefit of such record holder, or, in the case of payment of the Redemption Price by cash only, the date on which the Corporation shall have irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the Redemption Price, or, in the case of payment of the Redemption Price by a combination of cash and Redemption Notes, the date on which the Corporation shall have issued the Redemption Notes for the benefit of such record holder and irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the cash portion of the Redemption Price;

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(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 11.6(c)(iv) of this Article XI)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) in the case of the Redemption Price paid in whole by cash, if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;

(vii) without limiting Section 11.6(c)(vi) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(viii) upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

(d) Nothing in this Section 11.6 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Amended and Restated Certificate of Incorporation and applicable law and the recipient provides notice of such proposed transfer to the Board of

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Directors along with the documentation and information required under Section 11.6(d) establishing that such proposed transferee is a U.S. Citizen to the satisfaction of the Board of Directors in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

11.7 Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed transferees of any class or series of the Corporation’s capital stock for the purposes of this Article XI. In determining the citizenship of the beneficial owners or their transferees or proposed transferees or, in the case of original issuance, any recipient (and, if such transferees, proposed transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Corporation’s capital stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 11.4(b) of this Article XI and the written statements and affidavits required under Section 11.8 of this Article XI given by the beneficial owners or their transferees or proposed transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or proposed transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees, proposed transferees or recipients (or any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Corporation may deem reasonable pursuant to Section 11.8(b) of this Article XI. The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article XI shall be conclusive.

11.8 Requirement to Provide Citizenship Information.

(a) In furtherance of the requirements of Section 11.2 of this Article XI, and without limiting any other provision of this Article XI, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 11.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i) promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a

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written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

(ii) promptly upon request by the Corporation, each beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

(iii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv) every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address; and

(v) every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five business days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b) The Corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section 11.4(b) of this Article XI and the written statements and affidavits required under Section 11.8(a) of this Article XI, of the citizenship of the beneficial owner or the transferee, proposed transferee or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Corporation’s capital stock.

(c) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 11.8 of this Article XI) from a beneficial owner of

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shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 11.4(b) of this Article XI, a written statement, an affidavit and/or reasonable documentation required under Section 11.8(a) of this Article XI, and/or additional proof of citizenship required under Section 11.8(b) of this Article XI, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XI; provided, however, that the Corporation, acting through its Board of Directors, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii) to any of the shares of such beneficial owner in any particular instance.

(d) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 11.8 of this Article XI) from the transferee or proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 11.4(b) of this Article XI, a written statement, an affidavit and/or reasonable documentation required under Section 11.8(a) of this Article XI, and/or additional proof of citizenship required under Section 11.8(b) of this Article XI, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XI, by the date set forth in such written request, the Corporation, acting through its Board of Directors (or any duly authorized committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent, until such requested documentation is so submitted and the Corporation is satisfied that the proposed transfer of shares will not result in Excess Shares.

11.9 Severability. Each provision of this Article XI is intended to be severable from every other provision. If any one or more of the provisions contained in this Article XI is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article XI shall not be affected, and this Article XI shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

11.10 NYSE Transactions. Nothing in this Article XI shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other National Securities Exchange or automated inter-dealer quotation system for so long as any class or series of the capital stock of the Corporation is listed on the New York Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article XI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XI.

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ARTICLE XII

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

ARTICLE XIII

Written Consent Prohibition

Except as otherwise provided for or fixed pursuant to Article XIII or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the voting power of the outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article XIII.

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate this      day of             , 2017.

By:
Name:
Title:

18

Form of Bylaws

AMENDED AND RESTATED BY-LAWS

of

TIDEWATER INC.

(A Delaware Corporation)

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ARTICLE I

DEFINITIONS

As used in these By-laws, unless the context otherwise requires, the term:

1.1 “Assistant Secretary” means an Assistant Secretary of the Corporation.

1.2 “Assistant Treasurer” means an Assistant Treasurer of the Corporation.

1.3 “Board” means the Board of Directors of the Corporation.

1.4 “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

1.5 “By-laws” means the By-laws of the Corporation, as amended from time to time.

1.6 “CEO” means the Chief Executive Officer of the Corporation.

1.7 “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time (including by any Preferred Stock Designation (as defined in the Certificate of Incorporation of the Corporation filed with the Office of the Secretary of State of the State of Delaware on [●], 2017)).

1.8 “Chairman” means the Chairman of the Board.

1.9 “Controller” means the Controller of the Corporation.

1.10 “Corporation” means Tidewater Inc.

1.11 “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.12 “Directors” means the directors of the Corporation.

1.13 “law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

1.14 “Non-U.S. Citizen” has the meaning specified in the Certificate of Incorporation.

1.15 “Office of the Corporation” means the executive office of the Corporation or any other offices at any other place or places where the Corporation is qualified to do business, as the Board may establish for purposes of these By-laws.

1.16 “Permitted Percentage” has the meaning specified in the Certificate of Incorporation.

1.17 “President” means the President of the Corporation.

1.18 “Secretary” means the Secretary of the Corporation.

1.19 “Stockholders” means the stockholders of record of the Corporation.

1.20 “Treasurer” means the Treasurer of the Corporation.

1.21 “U.S. Citizen” has the meaning specified in the Certificate of Incorporation.

1.22 “U.S. Maritime Laws” has the meaning specified in the Certificate of Incorporation.

ARTICLE II

STOCKHOLDERS

2.1 Place of Meetings. Meetings of Stockholders may be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as may be designated by the Board from time to time.

2.2 Annual Meetings; Stockholder Proposals.

(a) A meeting of Stockholders for the election of Directors and other business shall be held annually at such date and time as may be designated by the Board from time to time.

(b) At an annual meeting of the Stockholders, only business (other than business relating to the nomination or election of Directors which is governed by Section 3.3) that has been properly brought before the Stockholder meeting in accordance with the procedures set forth in this Section 2.2 shall be conducted. To be properly brought before a meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any authorized committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 2.2 is delivered to the Secretary of the Corporation and at

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the time of the meeting, (B) is entitled to vote at the meeting and (c) complies with the notice and other provisions of this Section 2.2. Subject to Section 2.2(l), and except with respect to nominations or elections of Directors, which are governed by Section 3.3, Section 2.2(b)(ii) is the exclusive means by which a Stockholder may bring business before a meeting of Stockholders. Any business brought before a meeting in accordance with Section 2.2(b)(ii) is referred to as “Stockholder Business”.

(c) Subject to Section 2.2(l), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that (i) if the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders, (ii) if no annual meeting was held during the prior year or (iii) in the case of the Corporation’s first annual meeting of Stockholders following the Corporation’s adoption of these amended and restated By-laws, the notice by the Stockholder to be timely must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure. In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of a Stockholder meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.

(d) The Notice of Business must set forth:

(i) the name and record address of each Stockholder proposing Stockholder Business (the “Proponent”), as it appears on the Corporation’s books;

(ii) the name and address of any Stockholder Associated Person;

(iii) as to each Proponent and any Stockholder Associated Person, (A) the class or series and number of shares of stock directly or indirectly held of record and beneficially by the Proponent or Stockholder Associated Person, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Stockholder Business between or among the Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase

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or decrease the voting power of the Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the Proponent or any Stockholder Associated Person has a right to vote any shares of stock of the Corporation, (F) any rights to dividends on the stock of the Corporation owned beneficially by the Proponent or any Stockholder Associated Person that are separated or separable from the underlying stock of the Corporation, (G) any proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which the Proponent or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that the Proponent or any Stockholder Associated Person is entitled to that is based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice. The information specified in Section 2.2(d)(i) to (iii) is referred to herein as “Stockholder Information”;

(iv) a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such Stockholder Business,

(v) a brief description of the Stockholder Business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the By-laws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting;

(vi) any material interest of each Proponent and any Stockholder Associated Person in such Stockholder Business;

(vii) a representation as to whether the Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise to solicit proxies from stockholders in support of such Stockholder Business;

(viii) all other information that would be required to be filed with the Securities and Exchange Commission (“SEC”) if the Proponents or Stockholder Associated Persons were participants in a solicitation subject to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(ix) a representation that the Proponents shall provide any other information reasonably requested by the Corporation.

(e) The Proponents shall also provide any other information reasonably requested by the Corporation within ten Business Days after such request.

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(f) In addition, the Proponent shall affirm as true and correct the information provided to the Corporation in the Notice of Business or at the Corporation’s request pursuant to Section 2.2(e) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting and (iii) the date that is the later of ten Business Days before the meeting or any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no later than (x) five Business Days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (y) not later than seven Business Days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten Business Days before the meeting or any adjournment or postponement thereof).

(g) The person presiding over the meeting shall have the power, with respect to any Stockholder Business attempted to be introduced at a meeting by resolution or proposal made by a stockholder, to determine and declare at the meeting, that such business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.2, and to exclude the consideration of any such business at the meeting.

(h) If the Proponent (or a qualified representative of the Proponent) does not appear, at the meeting of Stockholders to present the Stockholder Business such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.2, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(i) “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(j) “Stockholder Associated Person” means with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Stockholder or such beneficial owner.

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(k) “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(l) The notice requirements of this Section 2.2 shall be deemed satisfied with respect to Stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. Further, nothing in this Section 2.2 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

2.3 Special Meetings. Special meetings of Stockholders may be called at any time by the Board and may not be called by any other person or persons. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice of such meeting.

2.4 Record Date.

(a) For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 or less than ten days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). For the purposes of determining the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 60 days prior to such action.

(b) If no such record date under 2.4(a) is fixed:

(i) The record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

(ii) When a determination of Stockholders of record entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.3, such determination shall apply to any adjournment thereof, unless the Board

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fixes a new Voting Record Date for the adjourned meeting, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.

2.5 Notice of Meetings of Stockholders. Whenever under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the Notice Record Date and the Voting Record Date, if such date is different from the Notice Record Date, and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by these By-laws or applicable law, notice of any meeting shall be given, not less than ten nor more than 60 days before the date of the meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the records of the Corporation. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than 30 days or, if after the adjournment a new Notice Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting. If, after the adjournment, a new Voting Record Date is fixed for the adjourned meeting, the Board shall fix a new Notice Record Date in accordance with Section 2.4(b)(ii) hereof and shall give notice of such adjourned meeting to each Stockholder entitled to vote at such meeting as of the Notice Record Date.

2.6 Waivers of Notice. Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these By-laws, a written waiver, signed by the Stockholder entitled to notice, or a waiver by electronic transmission by such Stockholder, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.

2.7 List of Stockholders. The Secretary shall prepare and make available, at least ten days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting, and showing the address of each

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Stockholder and the number of shares registered in the name of each Stockholder. Such list may be examined by any Stockholder, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

2.8 Quorum of Stockholders; Adjournment. Except as otherwise provided by these By-laws, at each meeting of Stockholders, the presence in person or represented by proxy of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting of Stockholders, shall constitute a quorum for the transaction of any business at such meeting. In the absence of a quorum, the holders of a majority of the voting power of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, or the person presiding over the meeting may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.9 Voting; Proxies. At any meeting of Stockholders, all matters other than the election of directors, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable law, shall be decided by the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, except as otherwise provided herein, a majority of the votes cast (as determined pursuant to Section 3.2) shall be sufficient to elect a Director. Each Stockholder entitled to vote at a meeting may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new duly authorized proxy bearing a later date.

2.10 Voting Procedures and Inspectors at Meetings of Stockholders. The Board, in advance of any meeting of Stockholders, shall appoint one or more

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inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

2.11 Conduct of Meetings. The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the President or, in the absence of the President, the Chairman or, if the Chairman is absent, any officer of the Corporation designated by the Board shall preside over the meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time, to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof and (e) limitations on the time allotted to questions or comments by participants. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, he

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or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. If none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.

ARTICLE III

DIRECTORS

3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

3.2 Number; Term of Office. The Board shall consist of five or more members, the number thereof to be determined from time to time by the Board. No more than a minority of the number of Directors necessary to constitute a quorum of the Board (and any committee thereof) shall be Non-U.S. Citizens. Except as provided in Section 3.6, each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal. Each Director shall be elected by the vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present; provided, that if as of a date that is 14 calendar days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Section 3.2, a majority of the votes cast means that (a) the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director and (b) abstentions and broker non-votes are not counted as votes cast. Pursuant to Section 3.6, any Director who is not so elected shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (or other committee designated by the Board for such purpose) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

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3.3 Nominations of Directors.

(a) Subject to Section 3.3(k), only persons who are nominated in accordance with the procedures set forth in this Section 3.3 are eligible for election as Directors.

(b) Nominations of persons for election to the Board may only be made at a meeting properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 3.3 is delivered to the Secretary of the Corporation and at the time of the meeting, (B) is entitled to vote for the election of Directors at the meeting and (C) complies with the notice and other provisions of this Section 3.3. Subject to Section 3.3(k), Section 3.3(b)(ii) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with Section 3.3(b)(ii) are referred to as “Stockholder Nominees”. A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder”.

(c) Subject to Section 3.3(k), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the Office of the Corporation, addressed to the attention of the Secretary of the Corporation, by the following dates:

(i) in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that (A) if the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders, (B) if no annual meeting was held during the prior year or (C) in the case of the Corporation’s first annual meeting of Stockholders following the Corporation’s adoption of these amended and restated By-laws, the notice by the Stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or Public Disclosure, and

(ii) in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was first made by mail or Public Disclosure.

(d) Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional

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directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary of the Corporation, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.

(e) In no event shall an adjournment, postponement or deferral, or Public Disclosure of an adjournment, postponement or deferral, of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(f) The Notice of Nomination shall set forth:

(i) the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person (except that references to the “Proponent” in Section 2.2(d)(i) to (iii) shall instead refer to the “Nominating Stockholder” for purposes of this Section 3.3(f)(i));

(ii) a representation that each Stockholder nominating a Stockholder Nominee is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

(iii) all information regarding each Stockholder Nominee and Stockholder Associated Person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of each Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Section 3.4;

(iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive of such registrant;

(v) a representation as to whether the Nominating Stockholders intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from stockholders in support of such nomination;

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(vi) all other information that would be required to be filed with the SEC if the Nominating Stockholders and Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

(vii) a representation that the Nominating Stockholders shall provide any other information reasonably requested by the Corporation.

(g) The Nominating Stockholders shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(h) In addition, the Nominating Stockholder shall affirm as true and correct the information provided to the Corporation in the Notice of Nomination or at the Corporation’s request pursuant to Section 3.3(g) (and shall update or supplement such information as needed so that such information shall be true and correct) as of (i) the record date for the meeting, (ii) the date that is ten calendar days before the first anniversary date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting (in the case of an annual meeting) or 50 days before the date of the meeting (in the case of a special meeting) and (iii) the date that is ten business days before the date of the meeting or any adjournment or postponement thereof. Such affirmation, update and/or supplement must be delivered personally or mailed to, and received at the Office of the Corporation, addressed to the Secretary of the Corporation, by no later than (1) five business days after the applicable date specified in clause (i) or (ii) of the foregoing sentence (in the case of the affirmation, update and/or supplement required to be made as of those dates), and (2) not later than seven business days before the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten business days before the meeting or any adjournment or postponement thereof).

(i) The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that the nomination was not made in accordance with the procedures set forth in this Section 3.3, and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

(j) If the Stockholder (or a qualified representative of the Stockholder) does not appear at the applicable Stockholder meeting to nominate the Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.3, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

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(k) Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

3.4 Nominee Qualifications. To be eligible to be a nominee for election or reelection as a Director, the Stockholder Nominee must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.3) to the Secretary at the Office of the Corporation (a) a completed and signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), (b) information as necessary to permit the Board to determine if each Stockholder Nominee (i) is independent under applicable listing standards, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Directors, (ii) qualifies as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (iii) is not or has not been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, or (iv) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, (c) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, (iii) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors and (iv) currently intends to serve as a Director for the full term for which he or she is standing for election and (d) such person’s written consent to being named as a Stockholder Nominee and to serving as a Director if elected.

3.5 Newly Created Directorships and Vacancies. Subject to the rights of holders of any series of preferred stock to elect Directors under specific circumstances, any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board, may be filled by the affirmative votes of a majority of the remaining members of the Board, although less than a quorum, or a sole remaining Director. A Director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the Director whom he or she has replaced, a successor is elected and qualified or the Director’s death, resignation, disqualification or removal.

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3.6 Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Except in circumstances where a plurality vote standard applies pursuant to Section 3.2, if a Director is not elected by a majority of the votes cast as provided in Section 3.2, the Director shall offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (or other committee designated by the Board for such purpose) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Director who tenders his or her resignation will not participate in the Board’s decision.

3.7 Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board or its Chairman.

3.8 Special Meetings. Special meetings of the Board may be held at such times and at such places as may be determined by the Chairman or the President on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chairman, President or Secretary in like manner and on like notice on the written request of any two or more Directors.

3.9 Telephone Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by a Director in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.

3.10 Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment; provided, however, that notice of the adjourned meeting need not be given if (a) the adjournment is for 24 hours or less and (b) the time, place, if any, and means of remote communication, if any, are announced at the meeting at which the adjournment is taken. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

3.11 Notice Procedure. Subject to Sections 3.8 and 3.12 hereof, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given at the time that it is given in person or by telephone, deposited into the United States mail addressed to such Director at such Director’s address as it appears on the records of the Corporation, telecopy or by other means of electronic transmission.

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3.12 Waiver of Notice. Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these By-laws, a written waiver signed by the Director, or a waiver by electronic transmission by such Director, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.

3.13 Organization. At each meeting of the Board, the Chairman or, in his or her absence, another Director selected by the Board shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

3.14 Quorum of Directors. The presence of a majority of the total number of Directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board; provided, however, that in no case shall a quorum consist of less than one-third of the total number of Directors that the Corporation would have if there were no vacancies on the Board.

3.15 Action by Majority Vote. Except as otherwise expressly required by these By-laws or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

3.16 Action Without Meeting. Unless otherwise restricted by these By-laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee.

ARTICLE IV

COMMITTEES OF THE BOARD

The Board may designate one or more committees in accordance with Section 141(c) of the DGCL. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized number of members of the committee

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shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article III.

ARTICLE V

OFFICERS

5.1 Positions; Election. The officers of the Corporation shall be a Chairman, President, a Secretary, a Treasurer and any other officers as the Board may elect from time to time, who shall exercise such powers and perform such duties as shall be determined by the Board from time to time. Any number of offices may be held by the same person.

5.2 Term of Office. Each officer of the Corporation shall serve at the pleasure of the Board of Directors and hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time with or without cause by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board. The election or appointment of an officer shall not of itself create contract rights.

5.3 Chairman. The Chairman shall preside at all meetings of the Board at which he or she is present and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board; provided, that if the Chairman is absent from any such meeting, any Vice Chairman designated by the Board shall preside over such meeting. The Chairman, any Vice Chairman and any other person who chairs a meeting of the Board shall be a U.S. Citizen.

5.4 President. The President shall be the chief executive officer of the Corporation and shall have general supervision over the business of the Corporation and other duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Board and subject to the control of the Board in each case. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed. The President shall be a U.S. Citizen.

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5.5 Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. In the absence of the Secretary at any such meeting, an Assistant Secretary or other person designated by the Board may perform such duties. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board or by the President. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary or an Assistant Secretary, shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the President or any other officer of the Corporation. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board or the President.

5.6 Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same, render to the President or the Board, whenever the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board or the President.

5.7 Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board or the President.

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5.8 Other Officers, Agents and Attorneys-in-fact. Subject to Section 5.1, the Board may appoint such other officers, agents and attorneys-in-fact as it deems advisable from time to time, who shall serve for such periods and exercise such powers and perform such duties as may be determined from time to time by the Board; provided, however, that no person who is not a U.S. Citizen may exercise or be delegated any authority or duties that in any way relate to the exercise of authority or performance of duties associated with the functions of the Chairman or the President nor may such person be granted or delegated any authority to bind the Corporation.

5.9 Actions with Respect to Securities of Other Entities. All stock and other securities of other entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person or persons authorized to do so by resolution of the Board or, in the absence of such authorization, by the Chairman or the President.

ARTICLE VI

GENERAL PROVISIONS

6.1 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. If shares are represented by certificates (if any) such certificates shall be in the form approved by the Board. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

6.2 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

6.3 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

6.4 Dual Stock Certificate System; Restrictions on Transfer.

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(a) If the Board of Directors has determined pursuant to the Certificate of Incorporation to use a dual stock certificate system, the Company shall instruct its transfer agent to maintain two separate stock records for each class or series of its capital stock: (i) a record of shares owned by U.S. Citizens; and (ii) a record of shares owned by Non-U.S. Citizens.

(b) Certificates representing shares of each class or series of the capital stock of the Company shall be marked either “U.S. Citizen” or “Non-U.S. Citizen”, but shall be identical in all other respects. Shares owned by U.S. Citizens shall be represented by U.S. Citizen certificates, and shares owned by Non-U.S. Citizens shall be represented by Non-U.S. Citizen certificates. Whether shares are owned by U.S. Citizens or by Non-U.S. Citizens shall be determined in accordance with the Certificate of Incorporation.

(c) Without limiting the applicable provisions of the Certificate of Incorporation, shares of any class or series of capital stock represented by a U.S. Citizen certificate, or represented by a Non-U.S. Citizen certificate determined by the Company to be held by or on behalf of a U.S. Citizen, may not be transferred, and shares of any class or series of the capital stock of the Company may not be issued (upon original issuance), to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer or issuance, Non-U.S. Citizens will own shares of such class or series of the capital stock represented by Non-U.S. Citizen certificates and represented by U.S. Citizen certificates determined by the Company to be held by or on behalf of Non-U.S. Citizens in excess of the applicable Permitted Percentage for such class or series.

6.5 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

6.6 Seal. The Corporation may have a corporate seal, which shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

6.7 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board.

6.8 Amendments. These By-laws may be amended or repealed and new By-laws may be adopted by the Board, but the Stockholders may make additional By-laws and may alter and repeal any By-laws whether such By-laws were originally adopted by them or otherwise.

6.9 Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

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EXHIBIT F

Management Incentive Plan

Form of Management Incentive Plan

TIDEWATER INC.

2017 STOCK INCENTIVE PLAN

1. Purpose. The purpose of the Tidewater Inc. 2017 Stock Incentive Plan (the “Plan”) is to increase stockholder value and to advance the interests of Tidewater Inc. (“Tidewater”) and its subsidiaries (collectively with Tidewater, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate key employees, officers, and directors of the Company and consultants and advisors to the Company, and to strengthen the mutuality of interests between those service providers and Tidewater’s stockholders. Incentives consist of opportunities (a) to purchase or receive shares of common stock, $0.001 par value per share, of Tidewater (the “Common Stock”), (b) to earn cash awards in relation to Common Stock, and (c) to earn other cash-based performance awards, in each case, on terms determined under the Plan. As used in the Plan, the term “subsidiary” means any corporation, limited liability company or other entity, of which Tidewater owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.

2. Administration.

2.1 Composition. The Plan shall generally be administered by the Compensation Committee of the Board of Directors of Tidewater (the “Board”) or by a subcommittee of that committee (in either case, the “Compensation Committee”). The Compensation Committee shall consist of not fewer than two members of the Board, each of whom shall, to the extent deemed necessary by the Board, (a) qualify as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule and (b) qualify as an “outside director” under Section 162(m) of the Code and the rules and regulations issued thereunder (“Section 162(m)”). The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) shall administer the Plan with respect to grants to members of the Board who are not employees of the Company (“Outside Directors”). To the extent deemed necessary by the Board, members of the Nominating Committee shall qualify as “non-employee directors” under Rule 16b-3 promulgated under the 1934 Act. Unless the context otherwise requires, the term “Committee” as used in this Plan shall refer to both the Compensation Committee and the Nominating Committee.

2.2 Authority. The Compensation Committee shall have plenary authority to administer the Plan, including, without limitation, awarding Incentives under the Plan and entering into agreements with, or providing notices to, participants as to the terms of the Incentives (the “Incentive Agreements”), except that the Nominating Committee shall have the sole authority to grant Incentives to Outside Directors and to enter into Incentive Agreements with Outside Directors”). Specifically, the Compensation Committee shall have full and final authority and discretion over the Plan and any Incentives granted under it, including, but not limited to, the right, power, and authority to: (a) determine the persons to whom Incentives will be granted under the Plan and the time at which such Incentives will be granted; (b) subject to Section 6.9, determine the terms, provisions, and conditions of each Incentive (including, if applicable, the number of shares of Common Stock covered by the Incentive), which need not be identical and need not match any default terms set forth in the Plan; (c) amend or modify any outstanding Incentives or accelerate the time at which any outstanding Incentives may vest; (d) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Incentive in the manner and to the extent that it deems necessary or desirable to further the Plan’s objectives; (e) establish, amend, and rescind any rules or regulations relating to administration of the Plan that it determines to be appropriate; (f) resolve all questions of interpretation or application of the Plan or Incentives granted under the Plan; and (g) make any other determination that it believes necessary or advisable for the proper administration of the Plan, except that the Nominating Committee shall have sole authority with respect to all such matters relating to grants to Outside Directors. Committee decisions in matters relating to the Plan shall be final, binding, and conclusive on all persons, including, but not limited to, the Company, Tidewater’s stockholders, and Plan participants.

2.3 No Liability. No member of the Board or the Committee, nor any employee or agent of the Company to whom authority under this Plan is delegated (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Incentive hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be involved as a party, witness, or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Incentive Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

3. Eligible Participants. Key employees and officers of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive

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Incentives under the Plan when designated by the Committee. With respect to participants not subject to either Section 16 of the 1934 Act or Section 162(m), the Compensation Committee may delegate to appropriate officers of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants, and, subject to Section 6.9, to set and modify the terms of such Incentives; provided, however, that the per-share Exercise Price (as defined in Section 6.2) of any Incentives granted by an officer, rather than by the Compensation Committee, shall be equal to the Fair Market Value (as defined in Section 13.9) of a share of Common Stock on the date of grant. Outside Directors shall receive Incentives under the Plan when granted by the Nominating Committee.

4. Types of Incentives. Incentives may be granted under the Plan to eligible participants in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) restricted stock units (“RSUs”), (f) Other Stock-Based Awards (as defined in Section 9) and (g) Cash-Based Performance Awards (as defined in Section 10).

5. Shares Subject to the Plan.

5.1 Number of Shares. Subject to adjustment as provided in Section 13.4, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under the Plan shall be 3,048,877 shares.

5.2 Share Counting. Any shares of Common Stock subject to an Incentive that is subsequently canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available again for issuance or delivery under the Plan. Notwithstanding the foregoing, shares subject to an Incentive under the Plan shall not be available again for issuance or delivery under the Plan if such shares were (a) tendered in payment of the Exercise Price of a stock option; (b) covered by, but not issued upon settlement of, stock-settled SARs; or (c) delivered or withheld by the Company to satisfy any tax withholding obligation. If an Incentive, by its terms, may be settled only in cash, then the grant, vesting, payout, settlement, or forfeiture of such Incentive shall have no impact on the number of shares available for grant under the Plan.

5.3 Limitations on Awards. Subject to adjustment as provided in Section 13.4, the following additional limitations are imposed on Incentives granted under the Plan:

(a) The maximum number of shares of Common Stock that may be issued upon the exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 2,000,000 shares.

(b) The maximum number of shares of Common Stock covered by Incentives (including stock options and SARs) that may be granted to any one participant during any one calendar year shall be 1,000,000, not including any Incentives covered by Section 5.3(c). This provision shall be construed in a manner consistent with Section 162(m).

(c) The maximum value of Incentives granted under the Plan and valued in dollars rather than in shares of Common Stock (regardless of whether those Incentives

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are paid in Common Stock) that may be paid out to any one officer or employee during any one calendar year shall be $5,000,000.00. This provision shall be construed in a manner consistent with Section 162(m).

(d) Each Outside Director may be granted Incentives with respect to no more than 250,000 shares of Common Stock during any one calendar year; provided, that the foregoing limitation shall not apply in respect of any Incentives granted to an Outside Director in lieu of payment of cash director compensation or board or committee fees pursuant to a voluntary deferral election by such Outside Director.

5.4 Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

6. Stock Options and Stock Appreciation Rights.

6.1 Grant of Appreciation Awards. The Committee may grant appreciation awards in the form of stock options or stock appreciation rights (SARs) as provided in this Section 6.

(a) A stock option is a right to purchase shares of Common Stock from Tidewater. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option.

(b) A SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination of the two (as specified in the applicable Incentive Agreement), the number or amount of which is determined pursuant to the formula set forth in Section 6.6(c).

(c) Each stock option or SAR granted under this Plan shall be subject to the terms and conditions of this Plan, including, but not limited to, this Section 6, and the applicable Incentive Agreement.

6.2 Exercise Price. The exercise price per share (the “Exercise Price”) of a grant of stock options or SARs shall be determined by the Committee at grant, subject to adjustment under Section 13.4; provided, however, that in no event shall the Exercise Price be less than the Fair Market Value of a share of Common Stock on the date of grant, except in the case of stock options or SARs granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines.

6.3 Number. The number of shares of Common Stock subject to each grant of stock options or SARs shall be determined by the Committee, subject to (a) the limitations of Section 5 and (b) adjustment as provided in Section 13.4.

6.4 Vesting and Exercisability. At the time an award of stock options or SARs is made, the Committee shall establish the time or times at which, or conditions upon which, the stock options or SARs, or portion of such Incentives, shall become vested and/or exercisable, as set forth in the Incentive Agreement. Each award of stock options or SARs may have a different vesting period.

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6.5 Term. The term of each award of stock options or SARs shall be determined by the Committee, but shall not exceed a maximum term of ten years.

6.6 Manner of Exercise.

(a) Each award of stock options may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the aggregate Exercise Price due for the shares to be purchased. The aggregate Exercise Price shall be payable in United States dollars and may be paid (i) in cash; (ii) by check; (iii) to the extent permitted by the Committee in writing (including duly adopted resolutions), by delivery, or attestation of ownership, of shares of Common Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date on which the Company received notice of exercise; (iv) to the extent permitted by the Committee in writing (including duly adopted resolutions), by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the aggregate Exercise Price; (v) to the extent permitted by the Committee in writing (including duly adopted resolutions), through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate Exercise Price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option on the business day preceding the date on which the Company received notice of exercise; or (vi) in such other manner as may be authorized from time to time by the Committee.

(b) Each award of SARs may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The Company shall, within 30 days of receiving such notice, deliver to the holder the shares of Common Stock, cash, or combination of shares and cash to which the holder is entitled as provided in the Incentive Agreement, calculated as provided in Section 6.6(c).

(c) If an award of SARs is payable in cash, then the holder is entitled to a cash payment equal to the appreciation value of the number of shares of Common Stock as to which the Incentive is being exercised, calculated by (i) subtracting the Exercise Price of the SAR from the Fair Market Value of a share of Common Stock on the business day immediately preceding the date on which the Company received notice of exercise, then (ii) multiplying by the number of shares of Common Stock as to which the SARs are being exercised (such value, the “Appreciation”). If the award of SARs is payable in shares, then the holder is entitled to receive a number of shares of Common Stock equal to the Appreciation divided by the Fair Market Value of a share of Common Stock on the business day immediately preceding the date on which the Company received notice of exercise, rounded down to the next whole share, with cash paid in lieu of fractional shares.

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6.7 No Dividend Equivalent Rights. Participants holding stock options or SARs shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the Incentive.

6.8 Incentive Stock Options. Notwithstanding anything in the Plan or Incentive Agreement to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

(a) Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options under Section 422 of the Code.

(b) No incentive stock options may be granted more than ten years from the date on which this Plan is adopted by the Board.

(c) No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

(d) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of Tidewater or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.

(e) Notwithstanding anything in this Plan or the applicable Incentive Agreement to the contrary, the Company shall have no liability to the optionee or any other person if an option designated as an incentive stock option fails to qualify as such at any time.

(f) Each optionee who exercises an incentive stock option granted under the Plan shall notify the Company in writing immediately after the date on which the optionee makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such incentive stock option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the date of grant of the incentive stock option and (ii) one year after the date of exercise of the incentive stock option.

6.9 General Prohibition Against Repricing. Except for adjustments pursuant to Section 13.4 or actions permitted to be taken by the Committee under Section 12 in the event of a Change of Control, unless approved by Tidewater’s stockholders, (a) the Exercise Price of any outstanding stock options or SARs granted under this Plan may not be decreased after the date of grant and (b) outstanding options or SARs that were granted under this Plan may not, as of any date that such Incentive has a per-share Exercise Price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as

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consideration for the grant of a new stock option or SAR with a lower Exercise Price, shares of restricted stock, RSUs, an Other Stock-Based Award, a cash payment, or shares of Common Stock.

7. Restricted Stock.

7.1 Grant of Restricted Stock. The Committee may award shares of restricted stock to eligible participants as provided in this Section 7. An award of restricted stock shall be subject to such restrictions on transfer, forfeitability provisions, and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” for purposes of Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

7.2 The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish the period of time during which the shares are restricted, as set forth in the Incentive Award, following which the restrictions shall lapse and the shares of restricted stock shall vest. Each award of restricted stock may have a different restricted period.

7.3 Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Tidewater Inc. 2017 Stock Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and Tidewater Inc. (“the Company”) thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

7.4 Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions, or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5 Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and any certificates canceled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 13.4.

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7.6 Expiration of Restricted Period. Upon the expiration or termination of the restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and the Company shall direct the transfer agent to remove all restrictions and legends from the book entry for the vested shares, except for any restrictions and legends that may be imposed by law. Alternatively, the participant or his or her nominee may request that the Company issue a physical stock certificate for the vested shares free of all restrictions and legends except for those that may be imposed by law.

7.7 Rights as a Stockholder. Subject to the terms and conditions of the Plan and any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during the restricted period, including without limitation, the right to vote such shares.

8. Restricted Stock Units.

8.1 Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or settlement date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions, and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of RSUs is intended to qualify as “performance-based compensation” for purposes of Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 and meet the additional requirements imposed by Section 162(m).

8.2 Vesting and Settlement. At the time an award of RSUs is made, the Committee shall establish the period of time during which the RSUs shall vest and following which the RSUs will settle in shares of Common Stock, as set forth in the Incentive Agreement. Each award of RSUs may have a different vesting period.

8.3 Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, prior to the vesting and settlement of RSUs granted under the Plan, the Committee may determine to pay dividend equivalent rights with respect to RSUs, in which case, unless determined by the Committee to be paid currently, the Company shall establish a bookkeeping account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to each share of Common Stock underlying each RSU. The participant shall have no rights to the amounts or other property credited to such account except to the extent provided in the Incentive Agreement.

8.4 Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and any other restrictions that may be imposed in the Incentive

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Agreement, each participant receiving RSUs shall have no rights as a stockholder with respect to the shares underlying such RSUs until such time as the RSUs vest and shares of Common Stock are issued to the participant.

9. Other Stock-Based Awards.

9.1 Grant of Other Stock-Based Awards. Subject to the limitations described in Section 9.2, the Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of Incentives (other than stock options, SARs, restricted stock, RSUs or Cash-Based Performance Awards described in Sections 6 through 8 and Section 10) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, may be awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a stockholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m).

9.2 Vesting. At the time that an Other Stock-Based Award is made, the Committee shall establish the period of time during which the Other Stock-Based Award shall vest and following which all restrictions shall lapse, as set forth in the Incentive Agreement. Each Other Stock-Based Award may have a different vesting period.

10. Cash-Based Performance Awards. The Committee may grant Incentives in the form of “Cash-Based Performance Awards” to eligible participants, which shall consist of the opportunity to earn awards based on performance and valued in dollars rather than shares of Common Stock. At the Committee’s election and as provided in the Incentive Agreement, Cash-Based Performance Awards may be settled in cash, shares of Common Stock, or a combination of the two. A Cash-Based Performance Award shall be subject to such terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent that a Cash-Based Performance Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of performance goals as described in Section 11 below and meet the additional requirements imposed by Section 162(m). At the time that a Cash-Based Performance Award is granted, the Committee shall establish the vesting criteria for such Incentive, including, as applicable, the performance period and the time or times at which any payout shall be deemed vested and payable.

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11. Performance Goals for Section 162(m) Awards. To the extent that Incentives granted under the Plan other than stock options and SARs are intended to qualify as “performance-based compensation” as provided in Section 162(m), the vesting, grant, or payment of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such awards shall vest, be granted, or be paid out shall be any or a combination of the following performance measures applied to the Company, Tidewater, a division or a subsidiary: earnings per share; return on assets or net assets; an economic value added measure; stockholder return or total stockholder return; earnings or earnings before interest, taxes, depreciation and amortization; stock price; return on equity; return on total capital; return on invested capital; return on capital employed; safety performance; reduction of expenses; cash flow; increase in cash flow; free cash flow; income or net income; operating income or net operating income; gross profit; operating profit or net operating profit; operating margin or profit margin; revenue; return on operating revenue; or market segment share. For any performance period, such performance objectives may be measured on an absolute basis, relative to a group of peer companies selected by the Committee, relative to internal goals, or relative to levels attained in prior years. The performance goals may be subject to such adjustments as are specified in advance by the Committee in accordance with Section 162(m).

12. Change of Control.

12.1 Definitions. As used in this Section 12, the following words or terms shall have the meanings indicated:

(a) Adoption Date shall mean the date of the Board’s adoption of this Plan.

(b) Affiliate (and its variants) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

(c) Beneficial Owner (and its variants), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.

(d) Business Combination shall mean the consummation of a reorganization, merger or consolidation (including a merger or consolidation of Tidewater or any direct or indirect subsidiary of Tidewater), or sale or other disposition of all or substantially all of the assets of Tidewater.

(e) Incumbent Board shall mean the individuals who, as of the Adoption Date, constitute the Board.

(f) Person shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that Person shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

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(g) Post-Transaction Corporation.

(i) Unless a Change of Control includes a Business Combination, Post-Transaction Corporation shall mean Tidewater after the Change of Control.

(ii) If a Change of Control includes a Business Combination, Post-Transaction Corporation shall mean the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls Tidewater or all or substantially all of Tidewater’s assets either directly or indirectly, in which case, Post-Transaction Corporation shall mean such ultimate parent corporation.

12.2 Change of Control Defined. Unless otherwise provided in an Incentive Agreement, Change of Control shall mean:

(a) the acquisition by any Person of Beneficial Ownership of 50% or more of the outstanding shares of the Common Stock, or 50% or more of the combined voting power of Tidewater’s then-outstanding securities; provided, however, that for purposes of this subsection (a), the following shall not constitute a Change of Control:

(i) any acquisition (other than a Business Combination that constitutes a Change of Control under Section 12.2(c)) of Common Stock directly from Tidewater,

(ii) any acquisition of Common Stock by Tidewater or its subsidiaries,

(iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by Tidewater or its subsidiaries or any corporation controlled by Tidewater or any of its subsidiaries, or

(iv) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 12.2(c); or

(b) members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Adoption Date whose election or nomination for election by Tidewater’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c) a Business Combination, unless, immediately following such Business Combination,

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(i) the individuals and entities who were the Beneficial Owners of Tidewater’s outstanding Common Stock and Tidewater’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of Common Stock, and more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(ii) except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 50% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the stockholders of Tidewater of a complete liquidation or dissolution of Tidewater.

12.3 Committee Discretion Upon a Change of Control. Upon the occurrence of a Change of Control, unless otherwise provided in the Incentive Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Incentives, including, without limitation, the following (or any combination of the following): (a) continuation or assumption of such outstanding Incentives under the Plan by Tidewater (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for outstanding awards (with appropriate adjustments to the type of consideration payable upon settlement of the awards); (c) acceleration of exercisability, vesting and/or payment under outstanding Incentives immediately prior to the occurrence of such event or upon a termination of service following such event; and (d) if all or substantially all of Tidewater’s outstanding shares of Common Stock are transferred in exchange for cash, shares, or other property or consideration in connection with such Change of Control: (i) upon written notice, provide that any outstanding stock options and SARs are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such stock options and SARs shall terminate to the extent not so exercised within the relevant period; and (ii) cancel all or any portion of outstanding Incentives for fair value (in the form of cash, shares of Common Stock, other property or any combination of the foregoing) as determined in the sole discretion of the Committee; provided, however, that, in the case of stock options and SARs, the fair value may equal the excess, if any, of the value or amount of the consideration to be paid in the Change of Control transaction to holders of shares of Common Stock (or, if no such consideration is paid, Fair Market Value of

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the shares of Common Stock) over the aggregate Exercise Price with respect to such Incentives or portion of Incentives being canceled, or if no such excess, zero; provided, further, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earnouts, holdbacks or any other contingencies, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of shares in connection with the Change of Control.

13. General.

13.1 Duration. No Incentives may be granted under the Plan after the tenth anniversary of the Adoption Date; provided, however, that subject to Section 13.8, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

13.2 Transferability. No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code (subject, in the case of stock options that are intended to qualify as incentive stock options, to the written consent of the Committee (including duly adopted resolutions)); or (d) as to stock options only, if permitted by the Committee and so provided in the Incentive Agreement (as it may be amended in accordance with its terms), (i) to Immediate Family Members, (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a non-qualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

13.3 Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Committee may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to such Incentive, require the recipient of the Incentive, as a condition to the receipt either of the Incentive or shares of Common Stock issued pursuant to such Incentive, to deliver to the Company a written representation of present intention to acquire such Incentive or shares of Common Stock for his or her own account for investment and not for distribution; and (b) if at any time the Committee further determines, in its sole discretion, that the listing, registration, or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant to such Incentive is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental

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regulatory body is necessary or desirable as a condition of, or in connection with, the award of any Incentive, the issuance of shares of Common Stock pursuant to such Incentive, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

13.4 Adjustments. In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar change in the Common Stock or other unusual or nonrecurring corporate event affecting the Company or any subsidiary, or any changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following: (i) adjusting the number and/or kind of shares of Common Stock then subject to the Plan, shares subject to outstanding Incentives, and any and all other limitations provided in the Plan limiting the number of shares of Common Stock that may be issued hereunder, (ii) adjusting the Exercise Price of any stock option or SAR, and the performance objectives applicable to any Incentive that is subject to performance-based vesting conditions, (iii) adjusting any other terms applicable to any then-outstanding Incentive, (iv) providing for a substitution or assumption of Incentives (or incentives of an acquiring company), accelerating the delivery, vesting, and/or exercisability of, lapse of restrictions, and/or other conditions on, or termination of, Incentives, or providing for a period of time (which shall not be required to be more than ten (10) days) for participants to exercise outstanding Incentives prior to the occurrence of such event (and any such Incentive not so exercised shall terminate or become no longer exercisable upon the occurrence of such event), and (v) cancelling any one or more outstanding Incentives (or incentives of an acquiring company) and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the fair value of such Incentives, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding stock option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such stock option or SAR over the aggregate Exercise Price of such stock option or SAR, respectively (it being understood that, in such event, any stock option or SAR having a per-share Exercise Price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that the Committee shall make an equitable or proportionate adjustment to outstanding Incentives to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Committee, any adjustment in incentive stock options under this Section 13.4 (other than any cancellation of incentive stock options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 13.4 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the 1934 Act. The Company shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event

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subject to this Section 13.4, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Incentives during a period of up to 30 days prior to the anticipated occurrence of any such event. No substitution or adjustment shall require the Company to issue a fractional share under the Plan, and the substitution or adjustment shall be limited by deleting any fractional share.

13.5 Withholding.

(a) The Company shall have the right to withhold from any payments made or Common Stock issued under the Plan or to collect as a condition of payment, issuance, or vesting, any taxes required by law to be withheld (up to the maximum permissible withholding rate). At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive (each such date, a “Tax Date”), the participant may, subject to Section 13.5(b) below, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case, having a value equal to the maximum statutory amount required to be withheld under federal, state, and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the Tax Date.

(b) Each Election must be made prior to the Tax Date. Except as otherwise provided in the Incentive Agreement, the Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made; provided, that no election under Section 83(b) of the Code may be made unless permitted by the terms of the applicable Incentive Agreement or by written consent of the Committee (including duly adopted resolutions).

13.6 No Continued Employment. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ or service of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

13.7 Section 409A. This Plan and all Incentives granted under the Plan are intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and the Plan and all Incentives shall be interpreted and administered consistent with that intent. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement; provided, however, that any such deferral arrangements must also comply with Section 409A. In no event shall the Company be liable for any additional tax, interest, or penalties that may be imposed on a participant by Section 409A or any damages for failing to comply with Section 409A. With respect to any Incentive that is considered “deferred compensation” subject to Section 409A, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made in respect of any Incentive granted under

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the Plan is designated as a separate payment. Notwithstanding anything in the Plan to the contrary, if the participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Incentive that are “deferred compensation” subject to Section 409A shall be made to such participant prior to the date that is six months after the date of such participant’s “separation from service” within the meaning of Section 409A or, if earlier, the participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A that is also a business day. In the event that the timing of payments in respect of any Incentive that would otherwise be considered “deferred compensation” subject to Section 409A would be accelerated upon the occurrence of (A) a Change of Control, no such acceleration shall be permitted unless the event giving rise to the Change of Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “disability” pursuant to Section 409A.

13.8 Amendments to or Termination of the Plan. The Board may from time to time and in any respect, amend, modify, suspend, or terminate the Plan; provided, however, that no amendment, modification, suspension, or termination of the Plan shall materially and adversely affect any award theretofore granted without the consent of the participant or the permitted transferee of the award. The Board may seek the approval of any amendment, modification, suspension, or termination by Tidewater’s stockholders to the extent that it deems necessary in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code or for any other purpose, and shall seek such approval to the extent that it deems necessary in its discretion to comply with applicable law or listing requirements of any national stock exchange on which the Common Stock is traded. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any award under the Plan without the consent of a participant to the extent that it deems necessary or desirable in its discretion to comply with or to take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

13.9 Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined; (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the Fair Market Value shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price.

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13.10 Sub-Plans. The Committee may establish sub-plans under the Plan for purposes of satisfying securities, tax, or other laws of various jurisdictions in which the Company intends to grant Incentives. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of this Plan, but any sub-plan shall apply only to the participants specified in that sub-plan, whether specified by individual name, job-title, classification, employer, or jurisdiction.

13.11 No Trust or Fund Created. Neither the Plan nor any Incentive shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a participant or any other person. To the extent that any person acquires the right to receive payments from the Company pursuant to an Incentive, such right shall be no greater than the right of any unsecured general creditor of the Company.

13.12 No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Incentive Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Incentives hereunder until such shares have been issued or delivered to that person.

13.13 Beneficiary Designation. The participant’s beneficiary shall be the participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the participant is otherwise unmarried at the time of death, the participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the participant, or to such other individual as may be prescribed by applicable law.

13.14 Government and Other Regulations.

(a) The Plan, the granting and vesting of Incentives under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Incentives granted or awarded under the Plan are subject to compliance with all applicable U.S. federal, state, local, and non–U.S. laws, rules, and regulations (including but not limited to state, U.S. federal, and non–U.S. securities law, and margin requirements) and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Incentives granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

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(b) Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the NYSE or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

(c) The obligation of the Company to settle Incentives in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Incentive to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Incentive unless such shares have been properly registered for sale pursuant to the Securities Act of 1933 (the “1933 Act”) with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the 1933 Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Incentive Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Incentive granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Incentive complies with the legal requirements of any governmental entity to whose jurisdiction the Incentive is subject.

(d) The Committee may cancel an Incentive or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the participant, the participant’s acquisition of Common Stock from the Company and/or the participant’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Incentive in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Incentive or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price (in the case of a stock option or SAR) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Incentive). Such amount shall be delivered to the participant as soon as practicable following the cancellation of such Incentive or portion thereof.

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13.15 Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for himself because of illness or accident, or is a minor, or has died, then any payment due to such person or the participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

13.16 Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

13.17 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

13.18 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

13.19 Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

13.20 No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Incentive for favorable U.S. or non–U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Incentives under the Plan.

13.21 No Interference. The existence of the Plan, any Incentive Agreement, and the Incentives granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock

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or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or that are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company or any affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.22 Severability. If any term or provision of the Plan shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, in whole or in part, such provision shall be deemed modified or limited to the extent necessary to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

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EXHIBIT G

New Indenture

Please see Exhibit T3C.1 to the Form T-3 dated May 12, 2017.

EXHIBIT H

New Creditor Warrant Agreement

CREDITOR WARRANT AGREEMENT

between

TIDEWATER INC.,

AS ISSUER

and

COMPUTERSHARE TRUST COMPANY, N.A.,

AS WARRANT AGENT

[●], 2017

EXHIBIT A FORM OF WARRANT CERTIFICATE

EXHIBIT B FORM OF ASSIGNMENT FOR WARRANTS

EXHIBIT C WARRANT SUMMARY

This CREDITOR WARRANT AGREEMENT (this “Agreement”) is dated as of [●], 2017, between Tidewater Inc., a Delaware corporation, as issuer (the “Company”), and Computershare Trust Company, N.A.,, as warrant agent (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, in connection with the financial restructuring of the Company and certain of its subsidiaries (collectively, the “Debtors”) pursuant to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et. seq., the Company has agreed to issue to certain creditors of the Company immediately prior to the consummation of the restructuring contemplated by the Plan warrants which are exercisable or convertible to purchase up to [●] shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to adjustment as provided herein (the “Warrants”), in each case, to the extent each such creditor cannot establish to the Company’s reasonable satisfaction (during the time period provided under the Plan) that it is or will continue to be a U.S. Citizen (as defined below) for purposes of the Company’s compliance with the U.S. Maritime Laws (as defined below) and/or to the extent such creditor’s Warrant Shares (as defined below) would constitute Excess Shares (as defined below) if they were issued;

WHEREAS, the Company desires to engage the Warrant Agent to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, replacement, exercise, conversion and cancellation of the Warrants;

WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, transfer, exchange, replacement, exercise and conversion of the Warrants as provided herein; and

WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the Holders thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Certain Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section.

“Agreement” has the meaning specified in the preamble hereof.

“Appropriate Officer” has the meaning specified in Section 3(c) hereof.

“Business Day” means any date other than a Saturday or a Sunday or a day on which commercial banking institutions in New York City, New York are authorized or required by law to be closed; provided, that in determining the period within which Warrant Certificates or Warrants are to be issued and delivered at a time when shares of Common Stock (or Other Securities) are listed or admitted to trading on any national securities exchange or in the over-the-counter market and in determining the Market Price of any securities listed or admitted to trading on any national securities exchange or in the over-the-counter market, “Business Day” shall mean any day when the principal exchange on which such securities are then listed or admitted to trading is open for trading or, if such securities are traded in the over-the counter market in the United States, such market is open for trading.

“Cash Closing” has the meaning specified Section 6(c) hereof.

“Cashless Conversion” has the meaning specified in Section 5(c)(ii) hereof.

“Charter” means, with respect to any Person, such Person’s certificate or articles of incorporation, articles of association or similar organizational document, in each case as may be amended from time to time.

“Common Stock” has the meaning specified in the recitals hereof.

“Depository” has the meaning specified in Section 3(b) hereof.

“Direct Registration Warrant” has the meaning specified in Section 3(a) hereof.

“Effective Date” has the meaning specified in the Plan.

“Excess Shares” has the meaning specified in the Company’s Charter.

“Exchange Act” has the meaning specified in Section 5(m)(iv) hereof.

“Exercise Cap” has the meaning specified in Section 5(n)(i) hereof.

“Exercise Price” means the initial exercise price for the Warrants as set forth in Section 5(b) hereof, as it may be adjusted from time to time as provided herein.

“Expiration Date” has the meaning specified in Section 5(a) hereof.

“Ex-Date” means, when used with respect to any dividend or distribution declared in respect of the Common Stock or any Other Securities, the first date on which the Common Stock or such Other Securities trade without the right to receive such dividend or distribution.

“Global Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Holder” means the registered holder or holders of Warrant Certificates, unless the context otherwise requires.

“Individual Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

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“Market Price” means with respect to Common Stock or any Other Security the arithmetic average of the daily VWAP of a share or single unit of such securities for the twenty (20) consecutive trading days on which such security traded immediately preceding the date of measurement, or, if such security is not listed or quoted on the New York Stock Exchange, NASDAQ Stock Market or a U.S. national or regional securities exchange, the average of the reported closing bid and asked prices of such security on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System; provided, however, that if at such date of measurement there is otherwise no established trading market for such security, or the number of consecutive trading days any such security has been listed, quoted or traded since the Effective Date is less than twenty (20), then “Market Price” means the value of such Common Stock or Other Security as determined reasonably and in good faith by the Board of Directors of the Company.

“Non-U.S. Citizen” has the meaning specified in the Company’s Charter.

“Other Securities” or “Other Security” means any stock (other than Common Stock) and other securities of the Company or any other Person that the Holder at any time shall be entitled to receive or shall have received, upon the exercise or conversion of the Warrants, in lieu of or in addition to Common Stock, or that at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust or other entity.

“Plan” has the meaning specified in the recitals hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Date” means the date that is three Business Days after a Warrant Exercise Notice is delivered.

“Transaction Consideration” has the meaning specified in Section 6(c).

“U.S. Citizen” has the meaning specified in the Company’s Charter.

“U.S. Maritime Laws” has the meaning specified in the Company’s Charter.

“VWAP” means for any trading day, the price for securities (including Common Stock) determined by the daily volume weighted average price per unit of securities for such trading day on the New York Stock Exchange or NASDAQ Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such securities are

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not listed or quoted on the New York Stock Exchange or NASDAQ Stock Market, as reported by the principal U.S. national or regional securities exchange on which such securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

“Warrant Agent” has the meaning specified in the preamble hereof and shall include any successor Warrant Agent hereunder.

“Warrant Agent Office” has the meaning specified in Section 4(g)(iv) hereof.

“Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Warrant Exercise Notice” has the meaning specified Section 5(c)(i) hereof.

“Warrant Register” has the meaning specified in Section 3(d) hereof.

“Warrant Shares” has the meaning specified in Section 3(a) hereof.

“Warrant Spread” has the meaning specified Section 6(c) hereof.

“Warrant Statement” has the meaning specified in Section 3(b) hereof.

“Warrants” has the meaning specified in the recitals hereof.

SECTION 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

SECTION 3. Issuance of Warrants; Form, Execution and Delivery.

(a) Issuance of Warrants. On the Effective Date or a date that is as soon as reasonably practicable after the Effective Date, the Warrants will be issued by the Company in the amounts and to the recipients specified in the Plan. Such Warrants shall be, upon issuance, duly authorized and validly issued. In accordance with Section 4 hereof and the Plan, the Company will cause to be issued to the Depository one or more Global Warrant Certificates evidencing the Warrants to the extent such are not evidenced by Individual Warrant Certificates or by book-entry registration on the books and records of the Warrant Agent (“Direct Registration Warrants”). In accordance with Section 4 hereof and the Plan, the Company will cause to be issued to the applicable registered Holders, one or more Individual Warrant Certificates evidencing such Warrants or Direct Registration Warrants. The Direct Registration Warrants and each Warrant evidenced by a Global Warrant Certificate or Individual Warrant Certificate entitles the Holder, upon proper exercise and payment or conversion of such Warrant, to receive from the Company, as adjusted as provided herein and subject to the Jones Act limitations on ownership of Warrant Shares by Non-U.S. Citizens set forth in Section 5(m) and Section 5(n) hereof, if applicable, one share of Common Stock. The shares of Common Stock (as provided pursuant to Section 6 hereof) and/or Other Securities deliverable upon proper

4

exercise or conversion of the Warrants are referred to herein as the “Warrant Shares”. To the extent the Warrant Shares are shares of Common Stock, the maximum number of Warrant Shares issuable pursuant to all Warrants issued pursuant to this Agreement shall be [●] shares of Common Stock, as such amount may be adjusted from time to time pursuant to the terms of this Agreement. The Company shall promptly notify the Warrant Agent in writing upon the occurrence of the Effective Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following. Until such notice is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that the Effective Date has not occurred.

(b) Form of Warrant. Subject to Section 4 of this Agreement, each of the Warrants shall be issued (i) in the form of one or more global certificates (the “Global Warrant Certificates”) in substantially the form of Exhibit A-1 attached, hereto, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit B-1 attached hereto, (ii) in certificated form in the form of one or more individual certificates (the “Individual Warrant Certificates”) in substantially the form of Exhibit A-2 attached hereto, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit B-2 attached hereto, and/or (iii) in the form of Direct Registration Warrants reflected on statements issued by the Warrant Agent from time to time to the holders thereof reflecting such book-entry position (the “Warrant Statements”); provided, that any Individual Warrant Certificates or Direct Registration Warrants may be exchanged at any time for a corresponding number of Global Warrant Certificates, in accordance with Section 4(d) and the applicable procedures of the Depository and the Warrant Agent. Such Warrant Statements representing Warrants shall include as an attachment thereto the “Warrant Summary” as set forth in Exhibit C attached hereto. The Global Warrant Certificates and Individual Warrant Certificates (collectively, the “Warrant Certificates”) and Warrant Statements may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules and regulations of The Depository Trust Company or any successor thereof (the “Depository”) in the case of the Global Warrant Certificates, with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may be determined, consistently herewith and reasonably acceptable to the Warrant Agent, by (i) in the case of Warrant Certificates, the Appropriate Officers executing such Warrant Certificates, as evidenced by their execution of the Warrant Certificates and (ii) in the case of Warrant Statements, any Appropriate Officer. The Global Warrant Certificates shall be deposited on or after the date hereof with or on behalf of the Depository and registered in the name of Cede & Co. or any successor thereof, as the Depository’s nominee. Each Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.

(c) Execution of Warrants. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its Chief Financial Officer, its Treasurer or any Executive Vice President of the Company (each, an “Appropriate Officer”), and by the Secretary or any Assistant Secretary of the Company. Each such signature

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upon the Warrant Certificates may be in the form of a facsimile or electronic signature of any such Appropriate Officer, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile or electronic signature of any Appropriate Officer, the Secretary or any Assistant Secretary who shall have been serving as an Appropriate Officer, the Secretary, or an Assistant Secretary at the time of entering into this Agreement or issuing such Warrant Certificate. If any Appropriate Officer, the Secretary or any Assistant Secretary who shall have signed any of the Warrant Certificates shall cease to be such Appropriate Officer, the Secretary or an Assistant Secretary before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer, Secretary or Assistant Secretary had not ceased to be such Appropriate Officer, Secretary or Assistant Secretary, and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper Appropriate Officer, Secretary or Assistant Secretary, although at the date of the execution of this Agreement any such person was not such Appropriate Officer, Secretary or Assistant Secretary. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent and shall represent one or more whole Warrants.

(d) Countersignature. Upon receipt of a written order of the Company and Warrant Certificates duly executed on behalf of the Company, the Warrant Agent, on behalf of the Company, shall countersign one or more Warrant Certificates evidencing the Warrants and shall deliver such Warrant Certificates to or upon the written order of the Company. Such written order of the Company shall specifically state the number of Warrants that are to be represented by such Warrant Certificate. Each Warrant shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or converted or shall have expired or been canceled in accordance with the terms hereof. Each Holder shall be bound by all of the terms and provisions of this Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto as fully and effectively as if such Holder had signed the same. No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable or convertible, until such Warrant Certificate has been countersigned by the manual, facsimile or electronic signature of the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate so countersigned has been duly issued hereunder. The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register any Warrant Certificates or Direct Registration Warrants and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 4 of this Agreement, all in form satisfactory to the Company and the Warrant Agent. The Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made. Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Warrant Agent and the Company may deem and treat the person in whose name any Warrant is registered as the absolute owner of such Warrant (notwithstanding any notation of

6

ownership or other writing made in a Warrant Certificate by anyone), for the purpose of any exercise or conversion thereof, any distribution to the Holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary. Notwithstanding anything in this Agreement to the contrary, the Company shall not instruct the Warrant Agent to register any Direct Registration Warrants unless and until the Warrant Agent shall notify the Company in writing that it has the capabilities to accommodate Direct Registration Warrants.

SECTION 4. Transfer or Exchange.

(a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with the terms of this Agreement and the procedures of the Depository.

(b) Exchange of a Beneficial Interest in a Global Warrant Certificate for an Individual Warrant Certificate or Direct Registration Warrant.

(i) Any Holder of a beneficial interest in any whole number of Warrants represented by a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Direct Registration Warrant or a Warrant represented by an Individual Warrant Certificate. Upon receipt by the Warrant Agent from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any Person having a beneficial interest in a Global Warrant Certificate, and all other necessary information, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by an Individual Warrant Certificate or Direct Registration Warrant, as the case may be, to be issued in exchange for the beneficial interest of such Person in the Global Warrant Certificate and, following such reduction, (A) in the case of an exchange for an Individual Warrant Certificate (x) the Company shall issue and the Warrant Agent shall either manually or by facsimile countersign an Individual Warrant Certificate representing the appropriate number of Warrants and (y) the Warrant Agent shall deliver such Individual Warrant Certificate to the registered Holder thereof, or (B) in the case of an exchange for a Direct Registration Warrant, the Warrant Agent shall register such Direct Registration Warrants in accordance with such written instructions and deliver to such holder a Warrant Statement.

(ii) Warrants represented by an Individual Warrant Certificate issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 4(b) shall be issued in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver Individual Warrant Certificates evidencing such issuance to the Persons in whose names such Individual Warrant Certificates are so issued. Direct Registration Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 4(b) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent.

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(c) Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants. When the registered Holder of an Individual Warrant Certificate or Direct Registration Warrant has presented to the Warrant Agent a written request:

(i) to register the transfer of any Individual Warrant Certificate or Direct Registration Warrant; or

(ii) to exchange any Individual Warrant Certificate or Direct Registration Warrant for a Direct Registration Warrant or an Individual Warrant Certificate, respectively, representing an equal number of Warrants of authorized denominations, the Warrant Agent shall register the transfer or make the exchange as requested if (x) its customary requirements for such transactions are met and (y) such transfer or exchange otherwise satisfies the provisions of this Agreement; provided, however, that the Warrant Agent has received a written instruction of transfer or exchange, as applicable, in form satisfactory to the Warrant Agent, properly completed and duly executed by the Holder thereof or by his attorney, duly authorized in writing. A party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.

(d) Restrictions on Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants for a Beneficial Interest in a Global Warrant Certificate. Neither an Individual Warrant Certificate nor a Direct Registration Warrant may be exchanged for a beneficial interest in a Global Warrant Certificate pursuant to this Agreement except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate instruments of transfer with respect to an Individual Warrant Certificate or Direct Registration Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the applicable Global Warrant Certificate to reflect an increase in the number of Warrants represented by such Global Warrant Certificate equal to the number of Warrants represented by such Individual Warrant Certificate or Direct Registration Warrant, and all other necessary information, then the Warrant Agent shall cancel such Individual Warrant Certificate or Direct Registration Warrant on the Warrant Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by such Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall either manually or by facsimile countersign a new Global Warrant Certificate representing the appropriate number of Warrants.

(e) Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provision set forth in Section 4(f)), a Global Warrant Certificate may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

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(f) Cancellation of Warrant Certificate. At such time as all beneficial interests in Warrant Certificates and Direct Registration Warrants have been exchanged for Common Stock in accordance herewith, redeemed, repurchased or cancelled, all Warrant Certificates shall be returned to, or cancelled and retained pursuant to applicable law by, the Warrant Agent, upon written instructions from the Company reasonably satisfactory to the Warrant Agent.

(g) Obligations with Respect to Transfers and Exchanges of Warrants.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 4, Warrant Certificates, as required pursuant to the provisions of this Section 4.

(ii) All Warrant Certificates or Direct Registration Warrants issued upon any registration of transfer or exchange shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrant Certificates or Direct Registration Warrants surrendered upon such registration of transfer or exchange.

(iii) So long as the Depository, or its nominee, is the registered owner of a Global Warrant Certificate, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder represented by such Global Warrant Certificate for all purposes under this Agreement, including, without limitation, for the purposes of (a) giving notices with respect to such Warrants and (b) registering transfers with respect to such Warrants. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.

(iv) The Warrant Agent shall, upon receipt of all information required to be delivered hereunder, register the transfer of any outstanding Warrants in the Warrant Register, upon surrender of Warrant Certificates, representing such Warrants or, in the case of Direct Registration Warrants, upon the delivery by the Holder thereof, at the Warrant Agent Office referred to in Section 15 hereof (the “Warrant Agent Office”), duly endorsed, and accompanied by a completed form of assignment substantially in the form attached as Exhibit B-1 or B-2, as the case may be, hereto duly signed by the Holder thereof or by the duly appointed legal representative thereof or by his attorney, duly authorized in writing, such signature to be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Warrant Agent. Upon any such registration of transfer, a new Warrant Certificate or Warrant Statement, as the case may be, shall be issued to the transferee.

(v) The Warrant Agent shall not undertake the duties and obligations of a stock transfer agent under this Agreement, or otherwise, including, without limitation, the duty to receive, issue or transfer shares of Common Stock.

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SECTION 5. Duration and Exercise of Warrants.

(a) Expiration Date. The Warrants shall expire on [●], 2042, at 5:00 p.m., New York City time, which is the twenty-fifth (25th) anniversary of the Effective Date (the “Expiration Date”). After 5:00 p.m. New York City time on the Expiration Date, the Warrants will become void and without further legal effect, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b) Exercise Price. On and after the Effective Date, the Exercise Price for the Warrants shall be $0.001 per share (equal to the par value $0.001 per share of Common Stock) (subject to adjustment as provided herein).

(c) Manner of Exercise.

(i) Cash Payment. Subject to the provisions of this Agreement, including the Jones Act limitations on ownership of Warrant Shares by Non-U.S. Citizens set forth in Section 5(m) hereof and the adjustments contained in Section 6 hereof, each Warrant shall entitle the Holder thereof to purchase from the Company (and the Company shall issue and sell to such Holder) one fully paid and nonassessable share of Common Stock at the Exercise Price. All or any of the Warrants represented by a Warrant Certificate or in the form of Direct Registration Warrants may be exercised by the registered Holder thereof during normal business hours on any Business Day, by delivering (A) written notice of such election (“Warrant Exercise Notice”) to exercise Warrants to the Company and the Warrant Agent at the addresses set forth in Section 15 hereof no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall be (i) substantially in the form set forth in Exhibit A-1, in the case of Warrants represented by a Global Warrant Certificate, (ii) substantially in the form set forth in Exhibit A-2, in the case of Warrants represented by Individual Warrant Certificates and (iii) substantially in the form set forth in Exhibit A-3, in the case of Direct Registration Warrants; and (B) by no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, such Warrants to the Warrant Agent (by book-entry transfer through the facilities of the Depository, if such Warrants are represented by a Global Warrant Certificate). Such Warrant Certificate (if such Warrant is represented by a certificate) and the documents referred to in clauses (A) and (B) of the immediately preceding sentence shall be accompanied by payment in full in respect of each Warrant that is exercised, which shall be made by delivery of a certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer to the Warrant Agent in immediately available funds. Such payment shall be in an amount equal to the product of the number of shares of Common Stock designated in such Warrant Exercise Notice multiplied by the Exercise Price for the Warrants being exercised, in each case as adjusted herein. Upon such surrender and payment, such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable Warrant Shares as set forth in Section 5(d) and Section 5(h).

(ii) Cashless Conversion. Subject to the provisions of this Agreement, the Holder shall have the right, in lieu of paying the Exercise Price of Warrants in cash, to instruct the Company to reduce the number of shares of Common Stock issuable pursuant to the conversion of such Warrants (the “Cashless Conversion”) in accordance with the following formula:

N = P ÷ M

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where:

N = the number of Warrant Shares to be subtracted from the aggregate number of Warrant Shares issuable upon conversion of such Warrants;

P = the aggregate exercise price which would otherwise be payable in cash for all of the Warrant Shares for which such Warrants are being converted at the Exercise Price of such Warrants; and

M = the Market Price of a Warrant Share determined as of the Business Day immediately preceding the day the Warrant Exercise Notice is delivered to the Warrant Agent.

If the Exercise Price of the aggregate number of Warrants being converted exceeds the Market Price at the time of such conversion of the aggregate number of Warrant Shares issuable upon such conversion, then no Warrant Shares will be issuable via the Cashless Conversion.

(d) The number of Warrant Shares to be issued on such exercise or conversion will be determined by the Company (with written notice thereof to the Warrant Agent) in accordance with Section 5(c). For the avoidance of doubt, the number of Warrant Shares determined pursuant to Section 5(c) shall, if not a whole number, be rounded up to the nearest whole number. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares to be issued on such exercise or conversion is accurate or correct, nor shall the Warrant Agent have any duty or obligation to take any action with regard to such warrant exercise or conversion prior to being notified by the Company of the relevant number of Warrant Shares to be issued.

(e) Except as otherwise provided herein, any exercise or conversion of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(f) The Warrant Agent shall:

(i) examine all Warrant Exercise Notices and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether, on their face, such Warrant Exercise Notices and any such other documents have been executed and completed in accordance with their terms;

(ii) endeavor to inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Warrant Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

(iii) advise the Company, no later than five Business Days after receipt of a Warrant Exercise Notice, of (a) the receipt of such Warrant Exercise Notice and the number of Warrants exercised or converted in accordance with the terms of this Agreement, (b) the number of shares of Common Stock issued upon exercise or conversion of a Warrant, (c) the

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notation to the records of the Depository reflecting the balance, if any, of the shares of Common Stock issuable after such exercise or conversion of the Warrant, (d) the instructions with respect to delivery of the shares of Common Stock deliverable upon such exercise or conversion, subject to the timely receipt from the Depository of the necessary information, and (e) such other information as the Company shall reasonably require;

(iv) liaise with the Depository and effect such delivery to the relevant accounts at the Depository in accordance with its requirements, if requested by the Company with the delivery of the Common Stock and all other necessary information by or on behalf of the Company for delivery to the Depository; and

(v) as soon as practicable, pay to the Company all funds received by the Warrant Agent in payment of the aggregate Exercise Price.

(g) All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise or conversion shall be determined by the Company in its sole discretion in good faith, which determination shall be final and binding. The Warrant Agent shall incur no liability for or in respect of and, except to the extent such liability arises from the Warrant Agent’s bad faith, gross negligence or willful misconduct (each as determined by a final, non-appealable order, judgment of a court decree or ruling of competent jurisdiction), shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of such determination by, the Company. The Company reserves the right to reject any and all Warrant Exercise Notices not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful as determined in good faith. Such determination by the Company shall be final and binding on the Holders absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise or conversion of Warrants or defects in Warrant Exercise Notices with regard to any particular exercise or conversion of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of any irregularities in any exercise or conversion of Warrants, nor shall they incur any liability for the failure to give such notice.

(h) As soon as reasonably practicable after the exercise or conversion of any Warrant (and in any event not later than 10 Business Days thereafter), the Company shall issue, or otherwise deliver, in authorized denominations to or upon the order of the Holder, either: (A) if such Holder holds the Warrants being exercised or converted through the Depository’s book-entry transfer facilities, by same-day or next-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository the number of Warrant Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder or by the direct participant in the Depository through which such Holder is acting; (B) if such Holder holds the Warrants being exercised or converted in the form of Individual Warrant Certificates, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books of the Company’s transfer agent or, at the Company’s option, by delivery to the address designated by such Holder in its Warrant Exercise Notice of a physical certificate or certificates representing the number of Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder; or (C) if such Holder holds the Warrants being

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exercised or converted in the form of Direct Registration Warrants, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books and records of the Company’s transfer agent. Such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares as of the close of business on the date of the delivery thereof.

If fewer than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise or conversion of Warrants are exercised or converted at any time prior to the Expiration Date, the Warrant Agent shall cause a notation to be made to the records maintained by the Depository. The Person in whose name any certificate or certificates, or any Warrant Exercise Notice, for the Warrant Shares are to be issued (or such Warrant Shares are to be registered, in the case of a book-entry transfer) upon exercise or conversion of a Warrant shall be deemed to have become the holder of record of such Warrant Shares on the date such Warrant Exercise Notice is delivered.

(i) Notwithstanding any adjustment pursuant to Section 6 in the number of Warrant Shares purchasable upon the exercise or conversion of a Warrant, the Company shall not be required to issue Warrants to purchase fractions of Warrant Shares, or to issue fractions of Warrant Shares upon exercise or conversion of the Warrants, or to distribute certificates which evidence fractional Warrant Shares. In the event of an adjustment that results in a Warrant becoming exercisable or convertible for fractional Warrant Shares, the number of Warrant Shares subject to such Warrant shall be adjusted upward or downward to the nearest whole number of Warrant Shares or Other Securities (with one half rounded up). All Warrants held by a Holder shall be aggregated for purposes of determining any such adjustment.

(j) If all of the Warrants evidenced by a Warrant Certificate have been exercised or converted, such Warrant Certificate shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificate shall then be disposed of by or at the direction of the Company in accordance with applicable law. The Warrant Agent shall confirm such information to the Company in writing as promptly as practicable.

(k) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise or conversion of Warrants (including any conversion under Section 5(n) below); provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder of the Warrants underlying such Warrant Shares, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(l) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder for a period beginning on the date of this Agreement and ending no earlier than the first anniversary of the Expiration Date.

(m) Jones Act Limitations on Warrant Exercise. Notwithstanding the other provisions of this Agreement, in order to facilitate the Company’s compliance with the Jones Act

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and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise or conversion of any Warrant, its Holder shall advise the Company whether or not it (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of such Warrant) is a U.S. Citizen. The Company may require a Holder (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of such Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the Holder (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of such Warrant) is a U.S. Citizen.

(ii) Any Holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of any Warrant) is a U.S. Citizen may not exercise or convert any Warrant to the extent the Warrant Shares deliverable upon exercise or conversion of such Warrant would constitute Excess Shares if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise or conversion of such Warrant.

(iii) Any sale, transfer or other disposition of any Warrant by any Holder that is a Non-U.S. Citizen to a Person who is a U.S. Citizen must be a complete transfer of such Holder’s interests in such Warrant and the Warrant Shares issuable upon its exercise or conversion to such Person with the transferor retaining no ability to direct or control such Person. The foregoing restriction shall also apply to any Person that the Holder has designated to receive the Warrant Shares issuable upon exercise or conversion of any Warrant.

(iv) If at any time the Company either ceases to be a reporting company under the Securities and Exchange Act of 1934 or the rules thereunder (the “Exchange Act”), or fails to timely file any amendments to its Charter as required by the Exchange Act, the Company shall provide the Warrant Agent with the then current copy of the Company’s Charter or (at the Company’s option) an excerpt from the Company’s Charter containing then current version of the article entitled “Compliance with U.S. Maritime Laws” and upon the request of any Holder the Warrant Agent shall provide such copy or excerpt to such Holder; provided, that, in each case, the Company and/or the Warrant Agent shall be obligated to provide such copy or excerpt only (A) following amendments to such article and (B) to the extent such copy or excerpt is not (or will not be) publicly filed or otherwise made available in a format such that Holders can rely on the publicly available copy as the then most current copy or excerpt.

(v) Notwithstanding anything herein to the contrary, in the event the Jones Act and other applicable U.S. Maritime Laws are repealed or amended so that the ownership of the Common Stock by Non-U.S. Citizens is no longer restricted in any way, the provisions of this Section 5(m) shall no longer apply to any Holder or Warrant.

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(n) Automatic Exercise of Warrants held by Non-U.S. Citizens. The Company shall review its books and records at least semi-annually to determine whether, in its sole discretion, some or all of the outstanding Warrants held by Non-U.S. Citizens may be converted into shares of Common Stock without exceeding the Exercise Cap (as defined below) or resulting in Excess Shares.

(i) If, after making such review, the Company determines, in its sole discretion, that conversion of some or all of the outstanding Warrants held by Non-U.S. Citizens that are exercisable at the time of such review, will not result in (and would not reasonably be expected to result in) ownership by Non-U.S. Citizens in the aggregate in excess of twenty-two percent (22%) of the outstanding Common Stock after giving effect to such conversion (the “Exercise Cap”), the Company shall effect the automatic conversion of (and the Holder shall be deemed to have elected under Section 5(c)(ii) to convert) such amount of outstanding Warrants held by Non-U.S. Citizens (without any action by any such Non-U.S. Citizen) into the total number of shares of Common Stock that the Company has so determined, in its sole discretion, may be issued at such time without causing the Exercise Cap to be exceeded or Excess Shares being issued; provided, however, that any such conversion shall be subject to the terms herein, including without limitation the restrictions on the issuance of fractional Warrant Shares. Warrants shall be selected for conversion on a pro rata basis to be calculated based solely on the number of outstanding Warrants at the time of such conversion less (x) any Warrants whose conversion would result in Excess Shares and (y) any Warrants held by any Holder that has notified the Company pursuant to Section 5(n)(iii) that it has opted out of any conversion under this Section 5(n) for its Warrants. Any such conversion shall be effected in a manner substantially the same as a Cashless Conversion hereunder. Following such conversion, the number of shares issuable pursuant to Warrants held by each such Holder shall be reduced automatically by the number of shares of Common Stock actually issued to each such Holder pursuant to such conversion, and such Warrants so converted shall no longer be deemed outstanding.

(ii) In the event of any conversion pursuant to this Section 5(n), the Company shall as promptly as practicable cause to be filed with the Warrant Agent and mailed to each Holder of Warrants subject to such conversion a notice specifying: (A) the date of such conversion; (B) the number of such Holder’s Warrants converted and the number of shares of Common Stock to be issued to such Holder in respect of such Warrants; and (C) the place or places where any Warrant Certificates for such Warrants are to be surrendered and any other applicable procedures required by the Depository and the Warrant Agent to effect such conversion.

(iii) At or prior to the issuance by the Company of the Warrants or at any time thereafter, a Holder shall have the right to notify the Company, in accordance with Section 15 hereof, that such Holder opts out of the Cashless Conversion under this Section 5(n) for its Warrants. After the Company’s receipt of such notice, all of such Holder’s Warrants shall be excluded from any conversion under this Section 5(n) unless and until the Company receives notice from such Holder or its transferee, given in accordance with Section 15 hereof, that such Warrants are no longer to be so excluded.

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(iv) Notwithstanding anything herein to the contrary, all shares of Common Stock issued pursuant to this Section 5(n) shall in all events be subject to all of the restrictions and remedies set forth in Article XI of the Company’s Charter, including, without limitation, in the event that Excess Shares are in fact issued upon the conversion of Warrants pursuant to this Section 5(n), regardless of any determination made by the Company under Section 5(n)(i); provided, that, in the event the Jones Act and other applicable U.S. Maritime Laws are repealed or amended so that the ownership of the Common Stock by Non-U.S. Citizens is no longer restricted in any way, the provisions of this Section 5(n) shall no longer apply to any Holder or Warrant.

SECTION 6. Adjustment of Exercise Price and Number of Shares Purchasable or Number of Warrants.

(a) Stock Dividends, Subdivisions and Combinations of Shares. If after the date hereof the number of outstanding shares of Common Stock is increased by a share dividend or share distribution to all holders of Common Stock, in each case payable in shares of Common Stock, or by a subdivision, combination or other reclassification of shares of Common Stock, then, in any such event, the number of shares of Common Stock issuable for each Warrant will be adjusted as follows: Warrant Shares issuable pursuant to a valid exercise or conversion of Warrants immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that each Holder shall be entitled to receive upon the exercise or conversion of its Warrant the number of Warrant Shares that such Holder would have owned or would have been entitled to receive upon or by reason of such event such Warrant had been exercised or converted immediately prior to the occurrence of such event. Any adjustment made pursuant to this Section 6(a) shall become effective retroactively (i) in the case of any such dividend or distribution, to the date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the close of business on the date on which such corporate action becomes effective. A distribution to holders of the Common Stock of rights expiring less than thirty (30) calendar days after the issuance thereof entitling holders to purchase shares of Common Stock at a price per share less than the Market Price as of the record date fixed for the determination of holders of Common Stock entitled to receive such rights shall be deemed a dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually issued in such distribution (or actually issued under any issued rights that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid to exercise such rights divided by (y) the Market Price on such record date, and the amount of Common Stock issuable for each Warrant will be adjusted in accordance with the foregoing sentence. For purposes of this Section 6(a), if the rights constitute securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. In the event of any adjustment to any Warrant pursuant to this Section 6(a), the Exercise Price for such Warrant shall be appropriately adjusted such that it shall in all cases be equal to the aggregate par value of all Warrant Shares then issuable upon exercise or conversion of such Warrant.

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(b) Distributions. If after the date hereof the Company shall distribute to all holders of its shares of Common Stock any cash, evidences of its indebtedness, securities or assets or rights to subscribe for shares of Common Stock expiring at least thirty (30) calendar days after the issuance thereof (excluding any dividend or other distribution payable in shares of Common Stock for which adjustment is made under Section 6(a)), then in each such case the Warrant Shares issuable upon exercise or conversion of each Warrant outstanding immediately following the close of business on the record date for such distribution shall be increased to an amount determined by multiplying the number of Warrant Shares issuable immediately prior to such record date by a fraction, the numerator of which is the Market Price of a share of Common Stock on the trading day immediately prior to the Ex-Date and the denominator of which is the Market Price of a share of Common Stock on the trading day immediately prior to the Ex-Date less the sum of the (1) the amount of cash and (2) the Market Price of the assets, evidences of indebtedness and securities so distributed or of such subscription rights per share of Common Stock outstanding on the trading day immediately prior to the Ex-Date (determined for such purpose on the basis of the aggregate assets, evidences of indebtedness and/or rights distributed with respect to one share of Common Stock as if, for purposes of the definition of “Market Price”, such assets, evidences of indebtedness, securities and/or rights were an “Other Security” as defined herein) (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a statement filed with the Warrant Agent). Such adjustments shall be made whenever any such distribution is made, and shall become effective retroactively on the date immediately after the record date for the determination of stockholders entitled to receive such distribution. In the event of any adjustment to any Warrant pursuant to this Section 6(b), the Exercise Price for such Warrant shall be appropriately adjusted such that it shall in all cases be equal to the aggregate par value of all Warrant Shares then issuable upon exercise or conversion of such Warrant.

(c) Adjustments for Mergers and Consolidations. In case the Company, after the date hereof, shall merge, consolidate or otherwise engage in a recapitalization, reclassification, reorganization or business combination with another Person, then, in the case of any such transaction, proper provision shall be made so that, upon the basis and terms and in the manner provided in this Agreement, the Holders, upon the exercise or conversion of the Warrants any time after the consummation of such transaction (subject to the Expiration Date), shall be entitled to receive upon such exercise or conversion, in lieu of the Warrant Shares issuable upon such exercise or conversion immediately prior to such consummation, the amount of securities, cash or other property (the “Transaction Consideration”) to which such Holder would have been entitled as a holder of Warrant Shares upon such consummation if such Holder had exercised the rights represented by the Warrants held by such Holder immediately prior to such consummation, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 6(a) and 6(b) above; provided, however, that each Holder, solely at the election of the Company (as described in the proxy statement or information statement filed with the SEC in connection with such transaction), may be required at the consummation of any such transaction to receive solely cash in an amount determined reasonably and in good faith by the Board of Directors of the Company to equal the excess of (i) the product of (A) the value of the per share Transaction Consideration to be received by the holders of Warrant Shares in such transaction multiplied by (B) the number of Warrant Shares subject to the Warrants held by such Holder, over (ii) the aggregate Exercise Price payable by such Holder upon exercise or conversion in full of such Warrants, and upon

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consummation of such transaction the Holders shall surrender all Warrant Certificates to the Warrant Agent for cancellation and the right to receive such cash payment; provided, further, that in such event if the amount described in clause (ii) is greater than the amount described in clause (i), then all Warrants shall be cancelled and of no further force and effect upon consummation of such transactions with no payments owed to the holders thereof; provided, further, that no Holder shall be entitled to any payment pursuant to this Section 6(c) with respect to any portion of the Transaction Consideration that is contingent, deferred or escrowed unless and until such amounts are actually paid to the holders of Common Stock. Notwithstanding this Section 6(c) or anything in this Agreement, in the event of a Cash Sale (as defined below), the Company shall pay (or cause to be paid) to the Holders, with respect to each unexercised or unconverted Warrant outstanding immediately prior to the consummation of such Cash Sale (the “Cash Closing”), cash in the amount equal to the excess, if any, of the cash consideration being paid for each share of Common Stock in such Cash Sale minus the Exercise Price (such amount, the “Warrant Spread”); provided, however, that no Holder shall be entitled to any payment hereunder with respect to any portion of such consideration that is contingent, deferred or escrowed unless and until such amounts are actually paid to the holders of the Common Stock. Upon the occurrence of a Cash Closing, all unexercised or unconverted Warrants outstanding immediately prior to the Cash Sale shall automatically be terminated and cancelled and the Company shall thereupon cease to have any further obligations or liability with respect to the Warrants except as to the requirement to pay the Warrant Spread (subject to the limitations described in the prior sentence). For the avoidance of doubt, the Holders shall not be entitled to any payment or consideration with respect to any Cash Sale in which the Exercise Price is greater than the consideration payable with respect to each share of Common Stock. For purposes hereof, “Cash Sale” means any merger, consolidation or other similar transaction to which the Company is a party and in which holders of Common Stock immediately prior to consummation of such transaction (other than with respect to treasury shares and any shares held by purchasing parties) are entitled to receive consideration upon cancellation of such Common Stock in such transaction consisting solely of cash.

(d) Other Changes. If, at any time or from time to time after the issuance of this Warrant but prior to the exercise or conversion hereof, (a) the Company shall take any action which (i) affects the Common Stock and (ii) is similar to, or has an effect similar to, any of the actions described in any of Sections 6(a)-(c) (but not including any action described in any such Section) and (b) the Board of Directors of the Company in good faith determines that it would be equitable under such circumstances to adjust the number of Warrant Shares issuable upon exercise or conversion of a Warrant as a result of such action such that the economic benefits of such action that would accrue to the stockholders of the Company would as nearly as practicable also accrue to the Holders, then, and in each such case, such number shall be adjusted in such manner and at such time as the Board of Directors of the Company in good faith determines would be equitable under such circumstances, which determination shall be evidenced in a resolution of the Board of Directors, a certified copy of which shall be mailed by the Warrant Agent to each of the relevant Holders.

(e) Notice of Adjustment. Whenever the Warrant Shares issuable shall be adjusted as provided in this Section 6, the Company shall forthwith file with the Warrant Agent a statement, signed by an Appropriate Officer, stating in detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the impact of such adjustment

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on the number and kind of securities issuable upon exercise or conversion of the Warrants. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each registered Holder at its address appearing on the Warrant Register. The Warrant Agent shall have no duty with respect to any statement filed with it except to keep the same on file and available for inspection by registered Holders during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment to the securities issuable, or with respect to the nature or extent of any adjustment of the securities issuable when made or with respect to the method employed in making such adjustment.

(f) No Change in Warrant Terms on Adjustment. Irrespective of any adjustments in the number of Warrant Shares (including any inclusion of Other Securities) issuable upon exercise or conversion, Warrants theretofore or thereafter issued may continue to express the same prices and number of Warrant Shares as are stated in the similar Warrants issuable initially, or at some subsequent time, pursuant to this Agreement, and the number of Warrant Shares issuable upon exercise or conversion specified thereon shall be deemed to have been so adjusted (including for purposes of Section 5(n) hereof).

(g) Treasury Shares. Shares of Common Stock at any time owned by the Company shall not be deemed to be outstanding for the purposes of any computation under this Section 6.

(h) Deferral or Exclusion of Certain Adjustments. No adjustment to the Warrant Shares issuable shall be required hereunder unless such adjustment together with other adjustments carried forward (as provided below), would result in an increase or decrease of at least one percent (1%) of the applicable Warrant Shares issuable; provided, that any adjustments which by reason of this Section 6(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the shares of Common Stock. All calculations under this Section 6(h) shall be made to the nearest one one-thousandth (1/1,000) of one cent ($0.01) or to the nearest one one-thousandth (1/1,000) of a share, as the case may be. Notwithstanding anything herein to the contrary, no adjustments under this Section 6 shall be made to a Holder’s Warrant(s) if the Company receives written notice from a Holder that no such adjustment is required.

SECTION 7. Cancellation of Warrants. The Warrant Agent shall cancel all Warrant Certificates surrendered for exchange, substitution or transfer in whole or in part. Such cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent upon written instructions from the Company reasonably satisfactory to the Warrant Agent and such Direct Registration Warrants shall be canceled by appropriate notation on the Warrant Register.

SECTION 8. Mutilated or Missing Warrant Certificates. Upon receipt by the Company and the Warrant Agent from any Holder of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of such Holder’s Warrant Certificate and a surety bond or indemnity reasonably satisfactory to them, and in case of mutilation upon surrender and cancellation thereof, the Company will execute and the Warrant Agent will countersign and deliver in lieu thereof a new Warrant Certificate of like tenor and

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representing an equal number of Warrants to such Holder; provided, that in the case of mutilation, no bond or indemnity shall be required if such Warrant Certificate in identifiable form is surrendered to the Company or the Warrant Agent for cancellation. Upon the issuance of any new Warrant Certificate under this Section 8, the Company may require the payment of a sum sufficient to cover any stamp tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Warrant Agent) in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Section 8 in lieu of any lost, stolen, destroyed or mutilated Warrant Certificate shall be entitled to the same benefits of this Agreement equally and proportionately with any and all other Warrant Certificates, whether or not the allegedly lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone. The provisions of this Section 8 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of lost, stolen, destroyed or mutilated Warrant Certificates.

SECTION 9. Merger, Consolidation, Etc. In connection with any merger or consolidation prior to the Expiration Date, the Company shall make appropriate provision to ensure that the Holders shall have the right to receive, upon consummation of such transaction and (except in a Cash Sale) thereafter upon exercise or conversion of any convertible securities so received, as applicable, such property as may be required pursuant to Section 6 hereof, and to the extent such property includes convertible securities, the Company shall provide for adjustments substantially equivalent to the adjustments provided for in Section 6 hereof.

SECTION 10. Reservation of Shares; Certain Actions.

(a) Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock (or out of authorized Other Securities), solely for issuance and delivery upon exercise or conversion of Warrants, the full number of Warrant Shares from time to time issuable upon the exercise or conversion of all Warrants and any other outstanding warrants, options or similar rights, from time to time outstanding. All Warrant Shares shall be duly authorized and, when issued upon such exercise or conversion of the Warrants, shall be duly and validly issued, and (if applicable) fully paid and nonassessable, free from all taxes, liens, charges, security interests, encumbrances and other restrictions created by or through the Company and issued without violation (i) of any preemptive or similar rights of any stockholder of the Company and (ii) by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Warrant Shares may be listed at the time of such exercise or conversion.

(b) Certain Actions. Before taking any action that would cause an adjustment pursuant to Section 6 effectively reducing the per share Exercise Price below the then par value (if any and if applicable) of the Warrant Shares issuable upon exercise or conversion of the Warrants, the Company will take any reasonable corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at such Exercise Price as so adjusted.

SECTION 11. Notification of Certain Events; Corporate Action.

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(a) In the event of:

(i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution of any kind, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right or interest of any kind, or any other event referred to in Section 6(a) or (b); or

(ii) (A) any capital reorganization of the Company, (B) any reclassification of the capital shares of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a subdivision or combination), (C) the consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the shares of Common Stock), (D) the sale or transfer of the properties and assets of the Company as, or substantially as, an entirety to another Person, or (E) an exchange offer for Common Stock (or Other Securities); or

(iii) the voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall cause to be filed with the Warrant Agent and mailed to each Holder a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of any such dividend, distribution or right, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or right are to be determined, and the amount and character of such dividend, distribution or right, or (y) the date or expected date on which any such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up is expected to become effective, and the time, if any such time is to be fixed, as of which holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up. Such notice shall be delivered not less than ten (10) calendar days prior to such date therein specified, in the case of any such date referred to in clause (x) of the preceding sentence, and not less than twenty (20) calendar days prior to such date therein specified, in the case of any such date referred to in clause (y) of the preceding sentence. Failure to give such notice within the time provided or any defect therein shall not affect the legality or validity of any such action.

SECTION 12. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the terms and conditions set forth in this Section 12.

(a) Limitation on Liability. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be accountable with respect to or be deemed to make any representations as to the validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon), as to the validity, authorization or value (or kind or amount) of any Warrant Shares or

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other property delivered or deliverable upon exercise or conversion of any Warrant, or as to the purchase price of such Warrant Shares or other property. The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by the Warrant Agent in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for determining whether any facts exist that may require any adjustment of the Exercise Price and the number of Warrant Shares, or with respect to the nature or extent of any such adjustments when made, or with respect to the method of adjustment employed, (iii) be responsible for any failure on the part of the Company to issue, transfer or deliver any Warrant Shares or property upon the surrender of any Warrant for the purpose of exercise or conversion or to comply with any other of the Company’s covenants and obligations contained in this Agreement or in the Warrant Certificates or (iv) be liable for any action taken, suffered or omitted to be taken in connection with this Agreement, except for its own bad faith, gross negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action. Any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees paid by the Company to the Warrant Agent.

(b) Instructions. The Warrant Agent is hereby authorized to accept advice or instructions with respect to the performance of its duties hereunder from an Appropriate Officer and to apply to any such officer for advice or instructions. The Warrant Agent shall be fully protected and authorized in relying upon the most recent advice or instructions received by any such officer. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the advice or instructions of any such officer, except to the extent that such action or omission resulted directly from the Warrant Agent’s bad faith, gross negligence, or willful misconduct.

(c) Agents. The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in, or defend any action, suit or legal proceeding in respect hereof, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider necessary. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against the Warrant Agent arising out of or in connection with this Agreement.

(d) Cooperation. The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable the Warrant Agent to carry out or perform its duties under this Agreement.

(e) Agent Only. The Warrant Agent shall act solely as agent for the Company in accordance with the terms and conditions hereof and does not assume any obligation or relationship of agency or trust with any Holders. The Warrant Agent shall not be liable except for the performance of such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof.

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(f) Right to Counsel. The Warrant Agent may at any time consult with legal counsel reasonably satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken, suffered or omitted by the Warrant Agent in good faith in accordance with the opinion or advice of such counsel.

(g) Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by it hereunder and to reimburse the Warrant Agent for its reasonable expenses hereunder (including reasonable counsel fees and expenses), and further agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including, but not limited to, any judgments, costs and reasonable counsel fees, for any action taken, suffered or omitted by the Warrant Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement and the Warrants, except for any such liabilities that arise as a result of the Warrant Agent’s bad faith, gross negligence or willful misconduct.

(h) Accounting and Payment. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised or converted and concurrently pay to the Company all moneys received by the Warrant Agent on behalf of the Company on the purchase of Warrant Shares through the exercise of Warrants. The Warrant Agent shall advise the Company by telephone at the end of each day the number of Warrant Exercise Notices received, and, if known, the identity of the Holder(s) of the Warrant(s) exercised or converted. The Warrant Agent shall as soon as practicable confirm such telephone advice to the Company in writing.

(i) No Conflict. Subject to applicable law, the Warrant Agent and any stockholder, affiliate, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Subject to applicable law, nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person including, without limitation, acting as trustee under an indenture.

(j) Resignation; Termination. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s bad faith, gross negligence or willful misconduct) after giving thirty (30) calendar days’ prior written notice to the Company. The Company may remove the Warrant Agent upon thirty (30) calendar days’ written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as have been caused by the Warrant Agent’s bad faith, gross negligence or willful misconduct. The Company shall cause to be mailed promptly (by first class mail, postage prepaid) to each registered Holder at such Holder’s last address as shown on the register of the Company, at the Company’s expense, a copy of such notice of resignation or notice of removal, as the case may be. Upon

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such resignation or removal the Company shall promptly appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. A resignation or removal of the Warrant Agent and appointment of a successor Warrant Agent will become effective only upon the successor Warrant Agent’s acceptance of appointment. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor warrant agent, whether appointed by the Company or by such a court, shall be a Person, incorporated under the laws of the United States or of any state thereof and authorized under such laws to conduct a shareholder services business, be subject to supervision and examination by a Federal or state authority, and have a combined capital and surplus of not less than $100,000,000 as set forth in its most recent published annual report of condition; or in the case of such capital and surplus requirement, a controlled affiliate of such a Person meeting such capital and surplus requirement. After acceptance in writing of such appointment by the new Warrant Agent, such successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities under this Agreement as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall send notice thereof to the resigning or removed Warrant Agent and shall forthwith cause a copy of such notice to be mailed (by first class, postage prepaid) to each registered Holder at such Holder’s last address as shown on the register of the Company. Failure to give any notice provided for in this Section 12(j), or any defect in any such notice, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

(k) Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all of the agency business of the Warrant Agent shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 12(j). If at the time such successor to the Warrant Agent shall succeed under this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement. If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force and effect provided in the Warrants and in this Agreement.

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(l) Indemnity. The Warrant Agent shall be liable hereunder only for its own bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding, judgment, claim, settlement, cost or expense (including reasonable counsel fees and expenses) incurred without the bad faith, gross negligence or willful misconduct on the part of the Warrant Agent (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Warrant Agent in connection with the preparation, delivery, acceptance, administration, execution and amendment of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly. The Warrant Agent shall not be obligated to expend or risk its own funds to take any action which it believes would expose it to expense or liability or to a risk of incurring expense of liability, unless it has been furnished with assurance of repayment or indemnity reasonably satisfactory to it. No provision in this Agreement shall be construed to relieve the Warrant Agent from liability for its own bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(m) Exclusions. Unless a court of competent jurisdiction determines by a final, non-appealable order, judgment, decree or ruling that the Warrant Agent’s action or inaction constitutes bad faith, gross negligence or willful misconduct on the part of the Warrant Agent, the Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible or have any duty to make any calculation or adjustment (unless reasonably requested to do so by the Company in writing in a manner consistent with the terms of this Agreement), or to determine when any calculation or adjustment required under the provisions hereof should be made, how it should be made or what it should be, or have any responsibility or liability for the manner, method or amount of any such calculation or adjustment or the ascertaining of the existence of facts that would require any such calculation or adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant to be issued pursuant to this Agreement or as to whether any Warrant Shares will, when issued, be valid and fully paid and nonassessable.

(n) No Liability for Interest. The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

(o) No Liability for Invalidity. The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and

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delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or with respect to the validity or execution of the Warrant Certificates (except its countersignature thereon).

(p) No Responsibilities for Recitals. The recitals contained herein and in the Warrant Certificates (except as to the Warrant Agent’s countersignature thereon) shall be taken as the statements of the Company, and the Warrant Agent assumes no responsibility hereby for the correctness of the same.

(q) No Implied Obligations. The Warrant Agent shall be obligated to perform such duties as are explicitly set forth herein and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrant Certificate authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issuance and sale, or exercise or conversion, of the Warrants or Warrant Shares. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in any Warrant Certificate or in the case of the receipt of any written demand from a Holder with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, to make any demand upon the Company.

(r) Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13. Severability. In the event that any one or more of the provisions contained herein or in the Warrants, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby; provided, that if any such excluded term, provision, covenant or restriction shall materially adversely affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately. Furthermore, subject to the preceding sentence, in lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid, illegal or unenforceable provision as may be possible and be valid and enforceable.

SECTION 14. Holder Not Deemed a Stockholder. Prior to the exercise or conversion of any Warrants, no Holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends

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or other distributions, to exercise any preemptive right or, to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

SECTION 15. Notices to Company and Warrant Agent. All notices, requests or demands authorized by this Agreement to be given or made by the Warrant Agent or by any registered Holder of any Warrant to or on the Company or the Warrant Agent to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two business days or less to the destination such notice), or five Business Days after being deposited in the mail, or, in the case of facsimile or email notice, when received, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Tidewater Inc.

601 Poydras St.

Suite 1500

New Orleans, Louisiana 70130

Fax:

Attn:

Email:

If the Company shall fail to maintain such office or agency or shall fail to give such notice of any change in the location thereof, presentation may be made and notices and demands may be served at the principal office of the Warrant Agent.

Any notice pursuant to this Agreement to be given by the Company or by any registered Holder of any Warrant to the Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, or by facsimile or email notice, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

[●]

Fax: [●]

Attn: [●]

Email: [●]

The Warrant Agent maintains the Warrant Agent’s Principal Office at the above address.

SECTION 16. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement (a) without the approval of any Holders in order to cure any ambiguity, manifest error or other mistake in this Agreement, or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holders in any material respect (b) without the approval of any Holders to implement any changes required by the U.S. Coast

27

Guard or the U.S. Maritime Administration in order for the Company to comply with the Jones Act limitations on ownership of Warrant Shares by Non-U.S. Citizens, or (c) with the prior written consent of Holders exercisable or convertible for a majority of the Warrant Shares then issuable upon exercise or conversion of all of the Warrants then outstanding; provided, that each amendment or supplement that decreases the Warrant Agent’s rights or increases its duties and responsibilities hereunder shall also require the prior written consent of the Warrant Agent. Notwithstanding the foregoing, the consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable would be decreased (other than pursuant to adjustments provided herein) or the Expiration Date would be shortened. Upon execution and delivery of any supplement or amendment pursuant to this Section 16, such amendment shall be considered a part of this Agreement for all purposes and every Holder of a Warrant Certificate theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

SECTION 17. Termination. This Agreement shall terminate on the Expiration Date or, if later, upon settlement of all Warrants (i) validly exercised or converted prior to the Expiration Date and, (ii) if exercised or converted pursuant to Section 5(c)(i) hereof, for which the Exercise Price was timely paid. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised, converted, or cancelled; provided, however, that the provisions of Section 12 shall survive such termination.

SECTION 18. Governing Law and Consent to Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. Each of the Company and the Warrant Agent hereby irrevocably submits to the jurisdiction of any New York State court sitting in the City of New York or any Federal Court sitting in the City of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein shall affect the right of any Person to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or the Warrant Agent in any other jurisdiction.

SECTION 19. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

SECTION 20. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the registered Holders (who are express third party beneficiaries of this Agreement) any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered Holders.

SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

28

SECTION 22. Headings . The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

[Signature page follows]

29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

TIDEWATER INC.

By:
Name:
Title:

[Signature Page to Warrant Agreement]

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A-1

FORM OF FACE OF GLOBAL WARRANT CERTIFICATE

This Global Warrant Certificate is deposited with or on behalf of The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 4(f) of the Warrant Agreement and (ii) this Global Warrant Certificate may be transferred pursuant to Section 4(e) of the Warrant Agreement and as set forth below.

UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR THE WARRANT AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO. OR SUCH OTHER ENTITY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE OR AS OTHERWISE PERMITTED IN SECTION 4(E) OF THE WARRANT AGREEMENT, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 4 AND 5 OF THE WARRANT AGREEMENT.

No registration or transfer of the securities issuable pursuant to the exercise or conversion of the Warrant will be recorded on the books of the Company until such provisions have been complied with.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

A-1-1

CUSIP No. [●]

ISIN No. [●]

WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

TIDEWATER INC.

GLOBAL WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M., New York City Time, [●], 2042

This Global Warrant Certificate (“Warrant Certificate”) certifies that Cede & Co., or its registered assigns is the registered holder of warrants (the “Warrants”) of Tidewater Inc., a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company set forth above. The Warrants expire at 5:00 p.m., New York City time, on the date that is the twenty-five year anniversary of the Effective Date (such date, the “Expiration Date”), and each Warrant entitles the holder to purchase from the Company one fully paid and non-assessable Share at the exercise price (the “Exercise Price”), payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $0.001 per share (equal to the par value $0.001 per share of Common Stock) (subject to adjustment as provided in the Warrant Agreement).

In lieu of paying the Exercise Price set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement (as defined on the reverse hereof), the Warrants shall entitle the holder thereof, at the election of such holder, to convert the Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon conversion of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants. The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement.

The number of shares of Common Stock purchasable upon exercise or conversion of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Warrant may be exercised or converted prior to the date of the Warrant Agreement or after the Expiration Date.

After 5:00 p.m., New York City time, on the Expiration Date, the Warrants will become wholly void and of no value.

A-1-2

Holder Not Deemed a Stockholder. Prior to the exercise or conversion of any Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

Jones Act Limitations on Warrant Exercise. Notwithstanding the other provisions of the Warrant Agreement, in order to facilitate the Company’s compliance with the Jones Act and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise or conversion of any Warrant, its holder shall advise the Company whether or not it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of such Warrant) is a U.S. Citizen. The Company may require a holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of such Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of such Warrant) is a U.S. Citizen.

(ii) Any holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of any Warrant) is a U.S. Citizen may not exercise or convert any Warrant to the extent the shares of Common Stock deliverable upon exercise or conversion of such Warrant would constitute Excess Shares, as defined in the Warrant Agreement, if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise or conversion of such Warrant.

(iii) Any sale, transfer or other disposition of any Warrant by any holder that is a Non-U.S. Citizen to a person who is a U.S. Citizen must be a complete transfer of such holder’s interests in such Warrant and the Common Stock issuable upon its exercise or conversion to such person with the transferor retaining no ability to direct or control such person. The foregoing restriction shall also apply to any person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of any Warrant.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

A-1-3

TIDEWATER INC.

By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A. as Warrant Agent

By:
Name: Title:

A-1-4

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICATE

TIDEWATER INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase shares of Common Stock issued pursuant to that certain Creditor Warrant Agreement, dated as of [●], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office and is available upon written request addressed to the Company. All capitalized terms used on the face of this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised or converted from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrants to the Company and the Warrant Agent at the addresses set forth in the Warrant Agreement, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase shares of Common Stock set forth herein, properly completed and executed by the holder; (ii) delivering no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, the Warrants to the Warrant Agent (by book-entry transfer through the facilities of the Depository); and (iii) paying the Exercise Price, together with any applicable taxes and governmental charges.

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement, the Warrants shall entitle the holder thereof, at the election of such holder, to convert the Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon conversion of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants. The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement.

In the event that upon any exercise or conversion of the Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise or conversion of the Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Warrants to purchase the shares of Common Stock not so purchased or appropriate adjustment shall be made in the “Schedule of Increases or Decreases in Global Warrant Certificate” annexed hereto. No adjustment shall be made for any cash dividends on any shares of Common Stock issuable upon exercise or conversion of Warrants. After 5:00 p.m., New York City time on the Expiration Date, unexercised or unconverted Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractional shares of Common Stock or any certificates that evidence fractional shares of Common Stock.

A-1-5

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise or conversion hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

[Balance of page intentionally remains blank]

A-1-6

[TO BE ATTACHED TO GLOBAL WARRANT CERTIFICATE FOR THE WARRANTS]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL WARRANT CERTIFICATE

The following increases or decreases in this Global Warrant have been made:

Date	Amount of decrease in the number of shares issuable upon exercise or conversion of the Warrants represented by this Global Warrant	Amount of increase in number of shares issuable upon exercise or conversion of the Warrants represented by this Global Warrant	Number of shares issuable upon exercise or conversion of the Warrants represented by this Global Warrant following such decrease or increase	Signature of authorized officer of the Warrant Agent

A-1-7

FORM OF ELECTION TO EXERCISE WARRANT FOR

WARRANT HOLDERS HOLDING WARRANTS

THROUGH THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT

IN THE DEPOSITORY TRUST COMPANY

TIDEWATER INC.

Warrants to Purchase             Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”) held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to purchase             newly issued shares of Common Stock of the Company at the Exercise Price of $0.001 per share (as such Exercise Price may be adjusted pursuant to the Warrant Agreement).

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $            by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to convert the Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon conversion of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

A-1-8

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH THE WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING THE WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

A-1-9

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT

NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF SHARES OF COMMON STOCK FOR WHICH THE WARRANT IS BEING EXERCISED (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A-1-10

EXHIBIT A-2

FORM OF FACE OF INDIVIDUAL WARRANT CERTIFICATE

VOID AFTER 5:00 P.M., New York City Time, [●], 2042

This Individual Warrant Certificate may not be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

A-2-1

[●]

WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

TIDEWATER INC.

INDIVIDUAL WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M., New York City Time, [●], 2042

This Individual Warrant Certificate (“Warrant Certificate”) certifies that             , or its registered assigns is the registered holder of Warrants (the “Warrants”) of Tidewater Inc., a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company set forth above. The Warrants expire at 5:00 p.m., New York City time, on the date that is the twenty-five year anniversary of the Effective Date (such date, the “Expiration Date”), and each Warrant entitles the holder to purchase from the Company one fully paid and non-assessable Share at the exercise price (the “Exercise Price”), payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $0.001 per share (equal to the par value $0.001 per share of Common Stock) (subject to adjustment as provided in the Warrant Agreement).

In lieu of paying the Exercise Price set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement (as defined on the reverse hereof), the Warrants shall entitle the holder thereof, at the election of such holder, to convert the Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon conversion of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants. The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement.

The number of shares of Common Stock purchasable upon exercise or conversion of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Warrant may be exercised or converted prior to the date of the Warrant Agreement or after the Expiration Date.

After 5:00 p.m., New York City time, on the Expiration Date, the Warrants will become wholly void and of no value.

A-2-2

Holder Not Deemed a Stockholder. Prior to the exercise or conversion of any Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

Jones Act Limitations on Warrant Exercise. Notwithstanding the other provisions of the Warrant Agreement, in order to facilitate the Company’s compliance with the Jones Act and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise or conversion of any Warrant, its holder shall advise the Company whether or not it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of such Warrant) is a U.S. Citizen. The Company may require a holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of such Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of such Warrant) is a U.S. Citizen.

(ii) Any holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of any Warrant) is a U.S. Citizen may not exercise or convert any Warrant to the extent the shares of Common Stock deliverable upon exercise or conversion of such Warrant would constitute Excess Shares, as defined in the Warrant Agreement, if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise or conversion of such Warrant.

(iii) Any sale, transfer or other disposition of any Warrant by any holder that is a Non-U.S. Citizen to a person who is a U.S. Citizen must be a complete transfer of such holder’s interests in such Warrant and the Common Stock issuable upon its exercise or conversion to such person with the transferor retaining no ability to direct or control such person. The foregoing restriction shall also apply to any person that the holder has designated to receive the Common Stock issuable upon exercise or conversion of any Warrant.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

A-2-3

TIDEWATER INC.

By:

Name:
Title:

By:

Name:
Title:

Computershare Trust Company, N.A., as Warrant Agent

By:

Name:
Title:

A-2-4

FORM OF REVERSE OF INDIVIDUAL WARRANT CERTIFICA

TETIDEWATER INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants to purchase shares of Common Stock issued pursuant to that certain Creditor Warrant Agreement, dated as of [●], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office and is available upon written request addressed to the Company. All capitalized terms used on the face of this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised or converted to purchase Warrant Shares from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrants to the Company and the Warrant Agent at the addresses set forth in the Warrant Agreement, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase shares of Common Stock set forth herein, properly completed and executed by the holder; (ii) delivering no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, the Warrant Certificate evidencing such Warrants to the Warrant Agent; and (iii) paying the Exercise Price, together with any applicable taxes and governmental charges.

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement, the Warrants shall entitle the holder thereof, at the election of such holder, to convert the Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon conversion of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants. The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement.

In the event that upon any exercise or conversion of the Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise or conversion of the Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Warrants to purchase the shares of Common Stock not so purchased. No adjustment shall be made for any cash dividends on any shares of Common Stock issuable upon exercise or conversion of Warrants. After 5:00 p.m., New York City time on the Expiration Date, unexercised or unconverted Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractional shares of Common Stock or any certificates that evidence fractional shares of Common Stock.

A-2-5

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise or conversion hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

[Balance of page intentionally remains blank]

A-2-6

FORM OF ELECTION TO EXERCISE WARRANT FOR

WARRANT HOLDERS HOLDING INDIVIDUAL WARRANT CERTIFICATES

TO BE COMPLETED BY REGISTERED HOLDER

TIDEWATER INC.

Warrants to Purchase             Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”), to purchase             newly issued shares of Common Stock of the Company at the Exercise Price of $0.001 per share (as such Exercise Price may be adjusted pursuant to the Warrant Agreement).

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $            by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to convert the Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon conversion of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

A-2-7

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF REGISTERED HOLDER:
(PLEASE PRINT)

ADDRESS:

DELIVERY ADDRESS (IF DIFFERENT):

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER:

NUMBER OF SHARES OF COMMON STOCK FOR WHICH THE WARRANT IS BEING
EXERCISED (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Note: If the Warrant Shares are to be registered in a name other than that in which the Individual Warrants are registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A-2-8

EXHIBIT A-3

FORM OF ELECTION TO EXERCISE WARRANT FOR

WARRANT HOLDERS HOLDING

DIRECT REGISTRATION WARRANTS

TO BE COMPLETED BY REGISTERED HOLDER

TIDEWATER INC.

Warrants to Purchase             Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”), to purchase             newly issued shares of Common Stock of the Company at the Exercise Price of $0.001 per share (as such Exercise Price may be adjusted pursuant to the Warrant Agreement).

The undersigned represents, warrants and promises that it has the full power and authority to exercise or convert and deliver the Warrants exercised or converted hereby. Unless the undersigned is making an election to convert the Warrants as set forth below, the undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $            by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to convert the Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise or conversion of Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

A-3-1

☐ Please check if such designee is a Non-U.S. Citizen.

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH THE WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING THE WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

A-3-2

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT

NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF SHARES OF COMMON STOCK FOR WHICH THE WARRANT IS BEING EXERCISED (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Name:

Capacity in which Signing:

A-3-3

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A-3-4

EXHIBIT B-1

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER

IF SUCH HOLDER DESIRES TO TRANSFER A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Warrants to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

B-1-1

EXHIBIT B-2

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER

IF SUCH HOLDER DESIRES TO TRANSFER A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Warrants to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

B-2-1

EXHIBIT C

WARRANT SUMMARY

NUMBER OF WARRANTS: Initially, [●] Warrants, subject to adjustment as described in the Creditor Warrant Agreement dated as of [●], 2017 between Tidewater Inc. (the “Company”) and Computershare Trust Company, N.A., as Warrant Agent (as supplemented or amended, the “Warrant Agreement”), each of which is exercisable or convertible for one share of the Company’s common stock, par value $0.001 per share. This summary is not complete and reference is made to the Warrant Agreement for the terms of the Warrants. In the event of any conflict, the terms of the Warrant Agreement shall control.

EXERCISE PRICE: $0.001 per Warrant (subject to adjustment as provided in the Warrant Agreement).

HOLDER NOT DEEMED A STOCKHOLDER: Prior to the exercise or conversion of any Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company.

JONES ACT LIMITATIONS ON EXERCISE OR CONVERSION: The right to exercise or convert Warrants is subject to the limitations on ownership of the Common Stock by Non-U.S. Citizens set forth in the Warrant Agreement.

FORM OF SETTLEMENT:

Full Settlement: If Full Physical Settlement is elected, the Company shall deliver, against payment of the Exercise Price, a number of shares of Common Stock equal to the number of Warrants exercised or converted.

Cashless Conversion: If Cashless Conversion is elected, the Company will withhold from issuance a number of shares of Common Stock issuable upon the conversion of the Warrants which, when multiplied by the Market Price of the Common Stock, is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being converted at the Exercise Price (assuming the Exercise price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants. The Warrants are also subject to conversion, in whole or in part, at the sole discretion of the Company, as and to the extent provided in the Warrant Agreement.

DATES OF EXERCISE OR CONVERSION: At any time, and from time to time, prior to the Close of Business on the Expiration Date.

EXPIRATION DATE: The Close of Business on [●], 2042.

C-1-1

EXHIBIT I

New Existing Equity Warrant Agreement

Form of Existing Equity Warrant Agreement

EXISTING EQUITY WARRANT AGREEMENT

between

TIDEWATER INC.,

AS ISSUER

and

COMPUTERSHARE TRUST COMPANY, N.A.,

AS WARRANT AGENT

[●], 2017

EXHIBIT A    FORM OF SERIES A WARRANT CERTIFICATE

EXHIBIT B    FORM OF SERIES B WARRANT CERTIFICATE

EXHIBIT C    FORM OF ASSIGNMENT FOR SERIES A WARRANTS

EXHIBIT D    FORM OF ASSIGNMENT FOR SERIES B WARRANTS

EXHIBIT E    SERIES A WARRANT SUMMARY

EXHIBIT F    SERIES B WARRANT SUMMARY

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This EXISTING EQUITY WARRANT AGREEMENT (this “Agreement”) is dated as of [●], 2017, between Tidewater Inc., a Delaware corporation, as issuer (the “Company”), and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, in connection with the financial restructuring of the Company and certain of its subsidiaries (collectively, the “Debtors”) pursuant to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et. seq., the Company has agreed to issue to those persons who are stockholders of the Company immediately prior to the consummation of the restructuring contemplated by the Plan warrants separated into two classes, which warrants, in the aggregate, are exercisable to purchase up to [●] shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to adjustment as provided herein (the “Warrants”);

WHEREAS, the Company desires to engage the Warrant Agent to act on behalf of the Company, in connection with the issuance, registration, transfer, exchange, replacement, exercise and cancellation of the Warrants;

WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, transfer, exchange, replacement and exercise of the Warrants as provided herein; and

WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the Holders thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Certain Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section.

“Agreement” has the meaning specified in the preamble hereof.

“Appropriate Officer” has the meaning specified in Section 3(c) hereto.

“Black-Scholes Value” means, with respect to any Warrant, the value of such Warrant as of the Redemption Determination Date, as determined by the Board of Directors of the Company reasonably and in good faith, calculated using the Black-Scholes method for valuing options with the following inputs: (i) the volatility input shall be 35% (ii) the risk free rate input shall be the then current effective U.S. Federal government interest rate for a bond or note with a remaining time to maturity equal to the amount of time remaining between the Redemption Determination Date and the Expiration Date for such Warrant, (iii) the exercise price shall be the Exercise Price, (iv) the term of the Warrants shall be the amount of time remaining until the Expiration Date of such Warrant as of the Redemption Determination Date and (v) the underlying security price for purposes of the Black-Scholes calculation shall be the value of the Transaction Consideration received in respect of each outstanding share of Common Stock pursuant to the Redemption Event; provided, in no event shall such per share value exceed the Exercise Price.

“Business Day” means any date other than a Saturday or a Sunday or a day on which commercial banking institutions in New York City, New York are authorized or required by law to be closed; provided, that in determining the period within which Warrant Certificates or Warrants are to be issued and delivered at a time when shares of Common Stock (or Other Securities) are listed or admitted to trading on any national securities exchange or in the over-the-counter market and in determining the Market Price of any securities listed or admitted to trading on any national securities exchange or in the over-the-counter market, “Business Day” shall mean any day when the principal exchange on which such securities are then listed or admitted to trading is open for trading or, if such securities are traded in the over-the counter market in the United States, such market is open for trading.

“Cash Dominated Sale” means any transaction to which Section 6(c) is applicable in which 50% or more of the value of the aggregate Transaction Consideration consists of cash (as determined reasonably and in good faith by the Board of Directors of the Company, using Market Price of any Transaction Consideration consisting of securities, in each case, as of the earlier of the Business Day prior to date such transaction is first publicly announced by the Company or the date upon which such transaction is consummated).

“Cashless Exercise” means a Series A Cashless Exercise or Series B Cashless Exercise, as applicable.

“Change of Control” means the acquisition (other than pursuant to the Plan) by any Person or group (within the meaning of the Securities Exchange Act) other than any Excluded Persons, in any transaction or series of related transactions, of a majority of the issued and outstanding shares of Common Stock.

“Charter” means, with respect to any Person, such Person’s certificate or articles of incorporation, articles of association or similar organizational document, in each case as may be amended from time to time.

“Common Stock” has the meaning specified in the recitals hereof.

“Cut-Off Time” means 5:00 p.m., New York City time, on the day prior to the consummation of the applicable Redemption Event.

“Depository” has the meaning specified in Section 3(b) hereof.

“Direct Registration Warrant” has the meaning specified in Section 3(a) hereof.

“Effective Date” has the meaning specified in the Plan.

“Excluded Person” means the Company, any of its direct or indirect subsidiaries, any trustee or fiduciary holding securities under any benefit plan of the Company, or any company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company or pursuant to an Excluded Transaction.

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“Excluded Transaction” means any merger, reorganization, consolidation or similar transaction that results in the securities ordinarily entitled to vote in the election of directors (“voting securities”) of the Company outstanding immediately prior to such transaction continuing to represent, immediately following such transaction (either by remaining outstanding or being converted into successor voting securities in the surviving entity), more than 50% of the combined voting power of such voting securities of the Company or such surviving entity outstanding immediately after such transaction. For the avoidance of doubt, any transaction which results in a majority of the outstanding voting power of outstanding voting securities of the Company or its successor being held directly or indirectly by the holders of Common Stock prior to the consummation of the such transaction shall be considered an Excluded Transaction.

“Excess Shares” has the meaning specified in the Company’s Charter.

“Exchange Act” has the meaning specified in Section 5(n)(iv) hereof.

“Exercise Price” means the initial exercise price for the Series A Warrants or the Series B Warrants, as the case may be, as set forth in Sections 5(b) and 5(c) hereof, as it may be adjusted from time to time as provided herein.

“Expiration Date” has the meaning specified in Section 5(a) hereof.

“Ex-Date” means, when used with respect to any dividend or distribution declared in respect of the Common Stock or any Other Securities, the first date on which the Common Stock or such Other Securities trade without the right to receive such dividend or distribution.

“Global Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Holder” means the registered holder or holders of Warrant Certificates, unless the context otherwise requires.

“Individual Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Intrinsic Value” means with respect to any Cash Dominated Transaction (including any Redemption Event) and any Holder of Warrants outstanding immediately prior to consummation thereof, (x) in the case of Series A Warrants held by such Holder, if any, the excess of (i) the product of (A) the value of the per Warrant Share amount of Transaction Consideration to be received by the holders of Warrant Shares as a result of Section 6(c)(i) (disregarding solely for this purpose the last sentence of Section 6(c)(i)) multiplied by (B) the number of Warrant Shares subject to the Series A Warrants held by such Holder, over (ii) the aggregate Exercise Price payable by such Holder upon exercise in full of such Series A Warrants, and (y) in the case of Series B Warrants held by such Holder, if any, the excess of (i) the product of (A) the value of the per Warrant Share amount of Transaction Consideration to be received by the holders of Warrant Shares as a result of Section 6(c)(i) (disregarding solely for this purpose the last sentence of Section 6(c)(i)) multiplied by (B) the number of Warrant Shares subject to the Series B Warrants held by such Holder, over (ii) the aggregate Exercise Price payable by such Holder upon exercise in full of such Series B Warrants.

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“Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

“Market Price” means with respect to Common Stock or any Other Security the arithmetic average of the daily VWAP of a share or single unit of such securities for the twenty (20) consecutive trading days on which such security traded immediately preceding the date of measurement, or, if such security is not listed or quoted on the New York Stock Exchange, NASDAQ Stock Market or a U.S. national or regional securities exchange, the average of the reported closing bid and asked prices of such security on such dates in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System; provided, however, that if at such date of measurement there is otherwise no established trading market for such security, or the number of consecutive trading days any such security has been listed, quoted or traded since the Effective Date is less than twenty (20), then “Market Price” means the value of such Common Stock or Other Security as determined reasonably and in good faith by the Board of Directors of the Company.

“Non-U.S. Citizen” has the meaning specified in the Company’s Charter.

“Other Securities” or “Other Security” means any stock (other than Common Stock) and other securities of the Company or any other Person that the Holder at any time shall be entitled to receive or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or that at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

“Payoff Documentation” means with respect to any payment or delivery of Transaction Consideration to any Holder under Section 6(c), the timely delivery by such Holder to the Warrant Agent of Warrant Certificates for any Warrants in respect of such payment or delivery (if such Warrants are certificated) and any other letters of transmittal and other customary documentation as may be reasonably requested by the Company and provided in any notice to such Holder, including such documentation as may be specified in the definitive documentation providing for any Cash Dominated Sale or Redemption Event, as applicable.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust or other entity.

“Plan” has the meaning specified in the recitals hereof.

4

“Qualified Asset Sale Distribution” means any distribution or dividend paid on Common Stock by the Company in connection with or as a result of the process of a sale of all or substantially all of the assets of the Company on a consolidated basis whether pursuant to one transaction or series of related transactions to a person other than the Company or any of its direct or indirect subsidiaries (it being understood that the cash and securities so declared as the distribution or dividend payable to holders of Common Stock shall be treated as the Transaction Consideration with respect to such Qualified Asset Sale).

“Redemption” has the meaning specified in Section 6(c)(ii) hereof.

“Redemption Event” means (a) any merger, consolidation or business combination by the Company with a Person, or any other similar transaction, resulting in a Change of Control (including, without limitation, by means of reorganization, recapitalization, reclassification, tender or exchange offer) or any Qualified Asset Sale Distribution; provided, that in each of the forgoing transactions: (a) the Common Stock is converted into, exchanged for or is otherwise changed into the right to receive Transaction Consideration (or in the case of a Qualified Asset Sale, the holders of Common Stock receive a dividend or distribution in connection with or as a result of the proceeds thereof); (b) such transaction is a Cash Dominated Sale; and (c) such transaction is consummated on or before the date that is eighteen (18) months after the date of this Agreement.

“Redemption Determination Date” means, with respect to any Redemption Event, the date on which such Redemption Event is consummated (which, in the case of a Qualified Asset Sale Distribution, means the record date for such distribution or dividend).

“Redemption Payment Amount” means the Series A Redemption Payment Amount or Series B Redemption Payment Amount, as applicable.

“Redemption Payment Date” means, with respect to each Holder of a Warrant on a Redemption Event, a Business Day promptly following the Redemption Determination Date but no later than the seven (7) Business Days following the last date upon which holders of Common Stock are to receive Transaction Consideration in such Redemption Event (with such minimal additional delays as may be practically necessary to allow for settlement of all exercise elections prior to the Cut-Off Time to be reflected in the applicable book-entry system and the Company’s records), and subject to receipt from such Holder of Payment Documentation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Series A Redemption Payment Amount” means, as of the Redemption Determination Date, an amount equal to the greater of Intrinsic Value or Black-Scholes Value of each Series A Warrant as determined reasonably and in good faith by the Board of Directors of the Company in accordance with this Agreement, payable in cash; provided, that, in the event a Series A Redemption Payment Amount is due with respect to a Redemption Event in which holders of shares of Common Stock receive Transaction Consideration that is not entirely cash,

5

the Company may satisfy the Series A Redemption Payment Amount by delivery of the same forms and proportions of Transaction Consideration that is paid or is payable to holders of shares of Common Stock in connection with such Redemption Event.

“Series A Warrants” means the Company’s Series A Warrants to purchase up to an aggregate of [●] shares of Common Stock at the Series A Exercise Price specified herein, subject to adjustment as provided herein.

“Series B Redemption Payment Amount” means, as of the Redemption Determination Date, an amount equal to the greater of Intrinsic Value or Black-Scholes Value of each Series B Warrant as determined reasonably and in good faith by Board of Directors of the Company in accordance with this Agreement, payable in cash provided, that, in the event a Series B Redemption Payment Amount is due with respect to a Redemption Event in which holders of shares of Common Stock receive Transaction Consideration that is not entirely cash, the Company may satisfy the Series B Redemption Payment Amount by delivery of the same forms and proportions of Transaction Consideration that is paid or is payable to holders of shares of Common Stock in connection with such Redemption Event.

“Series B Warrants” means the Company’s Series B Warrants to purchase up to an aggregate of [●] shares of Common Stock at the Series B Exercise Price specified herein, subject to adjustment as provided herein.

“Settlement Date” means the date that is three Business Days after a Warrant Exercise Notice is delivered.

“Transaction Consideration” means, with respect to any transaction to which either Section 6(c)(i) or 6(c)(ii) is applicable, the cash, stock or other securities or property, or any combination thereof, payable to each holder in respect of a share of Common Stock in exchange for, upon conversion of, or as Qualified Asset Sale Distribution on, shares of Common Stock (or otherwise into which such Common Stock is changed into) in such transaction; provided, that (a) no contingent or escrowed property shall be treated as part of Transaction Consideration unless and until such time as such property is actually paid to such holders of shares of Common Stock (and any contingent rights with respect thereto shall be treated as valueless unless and until such payment occurs); (b) in the event holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration paid or payable to each holder shall be deemed, for purposes of this Agreement, to be the weighted average per share of the types and amounts of consideration received by all such holders in such transaction; and (c) the Transaction Consideration with respect to any Holder that is a Non-U.S. Citizen shall be deemed only to include the forms of consideration to be received by holders of Common Stock that are Non-U.S. Citizens; provided that if the transaction does not differentiate between consideration to be received by holders of shares of Common Stock that are U.S. Citizens and those that are Non-U.S. Citizens and the Board of Directors determines in good faith that the citizenship of any of the Holders under U.S. Maritime Laws could result upon consummation of such transaction in Excess Shares (as defined in the Company’s Charter, or in any similar provision of the Charter of the surviving company in such transaction that provides for compliance with U.S. Maritime Laws), then the form of consideration for Holders that are Non-U.S. Citizens can be adjusted as

6

determined by the Board of Directors in good faith so that no Excess Shares (or similar securities) will result upon consummation of such transaction and the Company (or the surviving company in such transaction) will be able to comply with the Jones Act and other U.S. Maritime Laws. For all purposes under this Agreement, the value of any Transaction Consideration shall be determined reasonably and in good faith by the Board of Directors of the Company, using where applicable the Market Price of any applicable securities received with respect to a share of Common Stock.

“U.S. Citizen” has the meaning specified in the Company’s Charter.

“U.S. Maritime Laws” has the meaning specified in the Company’s Charter.

“VWAP” means for any trading day, the price for securities (including Common Stock) determined by the daily volume weighted average price per unit of securities for such trading day on the New York Stock Exchange or NASDAQ Stock Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such securities are not listed or quoted on the New York Stock Exchange or NASDAQ Stock Market, as reported by the principal U.S. national or regional securities exchange on which such securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

“Warrant Agent” has the meaning specified in the preamble hereof and shall include any successor Warrant Agent hereunder.

“Warrant Agent Office” has the meaning specified in Section 4(g)(iv) hereof.

“Warrant Certificate” has the meaning specified in Section 3(b) hereof.

“Warrant Exercise Notice” has the meaning specified in Section 5(d)(i) hereof.

“Warrant Register” has the meaning specified in Section 3(d) hereof.

“Warrant Shares” has the meaning specified in Section 3(a) hereof.

“Warrant Statement” has the meaning specified in Section 3(b) hereof.

“Warrants” has the meaning specified in the recitals hereof.

SECTION 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

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SECTION 3. Issuance of Warrants; Form, Execution and Delivery.

(a) Issuance of Warrants. On the Effective Date or a date that is as soon as reasonably practicable after the Effective Date, each of the Series A Warrants and the Series B Warrants will be issued by the Company in the amounts and to the recipients specified in the Plan. Such Warrants shall be, upon issuance, duly authorized and validly issued. In accordance with Section 4 hereof and the Plan, the Company will cause to be issued to the Depository one or more Global Warrant Certificates evidencing the Series A Warrants and the Series B Warrants to the extent such are not evidenced by Individual Warrant Certificates or by book-entry registration on the books and records of the Warrant Agent (“Direct Registration Warrants”). In accordance with Section 4 hereof and the Plan, the Company will cause to be issued to the applicable registered Holders, one or more Individual Warrant Certificates evidencing such Warrants or Direct Registration Warrants. The Direct Registration Warrants and each Warrant evidenced by a Global Warrant Certificate or Individual Warrant Certificate entitles the Holder, upon proper exercise and payment of the Exercise Price, to receive from the Company, as adjusted as provided herein and subject to the Jones Act limitations on ownership of Warrant Shares by Non-U.S. Citizens set forth in Section 5(n) hereof, if applicable, one share of Common Stock at the Exercise Price per share specified therein. The shares of Common Stock (as provided pursuant to Section 6 hereof) and/or Other Securities deliverable upon proper exercise of the Warrants are referred to herein as the “Warrant Shares”. To the extent the Warrant Shares are shares of Common Stock, the maximum number of Warrant Shares issuable pursuant to all Series A Warrants issued pursuant to this Agreement shall be [●] shares of Common Stock, as such amount may be adjusted from time to time pursuant to the terms of this Agreement. To the extent the Warrant Shares are shares of Common Stock, the maximum number of Warrant Shares issuable pursuant to all Series B Warrants issued pursuant to this Agreement shall be [●] shares of Common Stock, as such amount may be adjusted from time to time pursuant to the terms of this Agreement. The Company shall promptly notify the Warrant Agent in writing upon the occurrence of the Effective Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following. Until such notice is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that the Effective Date has not occurred.

(b) Form of Warrant. Subject to Section 4 of this Agreement, each of the Series A Warrants and the Series B Warrants shall be issued (i) in the form of one or more global certificates (the “Global Warrant Certificates”) in substantially the form of Exhibit A-1 attached, hereto and Exhibit B-1 attached hereto, respectively, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit C-1 attached hereto, and Exhibit D-1 respectively, (ii) in certificated form in the form of one or more individual certificates (the “Individual Warrant Certificates”) in substantially the form of Exhibit A-2 attached hereto and Exhibit B-2, respectively, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit C-2 attached hereto and Exhibit D-2, respectively, and/or (iii) in the form of Direct Registration Warrants reflected on statements issued by the Warrant Agent from time to time to the holders thereof reflecting such book-entry position (the “Warrant Statements”); provided, that any Individual Warrant Certificates or Direct Registration Warrants may be exchanged at any time for a corresponding number of Global Warrant Certificates, in accordance with Section 4(d) and the applicable procedures of the Depository and the Warrant Agent. Such Warrant Statements representing Series A Warrants shall include as an attachment thereto the “Warrant Summary” as set forth in Exhibit E attached hereto. Such Warrant Statements representing Series B Warrants shall include as an attachment

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thereto the “Warrant Summary” as set forth in Exhibit F attached hereto. The Global Warrant Certificates and Individual Warrant Certificates (collectively, the “Warrant Certificates”) and Warrant Statements may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules and regulations of The Depository Trust Company or any successor thereof (the “Depository”) in the case of the Global Warrant Certificates, with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may be determined, consistently herewith and reasonably acceptable to the Warrant Agent, by (i) in the case of Warrant Certificates, the Appropriate Officers executing such Warrant Certificates, as evidenced by their execution of the Warrant Certificates and (ii) in the case of Warrant Statements, any Appropriate Officer. The Global Warrant Certificates shall be deposited on or after the date hereof with or on behalf of the Depository and registered in the name of Cede & Co. or any successor thereof, as the Depository’s nominee. Each Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.

(c) Execution of Warrants. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its Chief Financial Officer, its Treasurer or any Executive Vice President of the Company (each, an “Appropriate Officer”), and by the Secretary or any Assistant Secretary of the Company. Each such signature upon the Warrant Certificates may be in the form of a facsimile or electronic signature of any such Appropriate Officer, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile or electronic signature of any Appropriate Officer, the Secretary or any Assistant Secretary who shall have been serving as an Appropriate Officer, the Secretary, or an Assistant Secretary at the time of entering into this Agreement or issuing such Warrant Certificate. If any Appropriate Officer, the Secretary or any Assistant Secretary who shall have signed any of the Warrant Certificates shall cease to be such Appropriate Officer, the Secretary or an Assistant Secretary before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer, Secretary or Assistant Secretary had not ceased to be such Appropriate Officer, Secretary or Assistant Secretary, and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper Appropriate Officer, Secretary or Assistant Secretary, although at the date of the execution of this Agreement any such person was not such Appropriate Officer, Secretary or Assistant Secretary. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent and shall represent one or more whole Warrants.

(d) Countersignature. Upon receipt of a written order of the Company and Warrant Certificates duly executed on behalf of the Company, the Warrant Agent, on behalf of the Company, shall countersign one or more Warrant Certificates evidencing the Warrants and shall deliver such Warrant Certificates to or upon the written order of the Company. Such

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written order of the Company shall specifically state the number of Series A Warrants or Series B Warrants that are to be represented by such Warrant Certificate. Each Series A Warrant or Series B Warrant shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Series A Warrants or Series B Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof. Each Holder shall be bound by all of the terms and provisions of this Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto as fully and effectively as if such Holder had signed the same. No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Warrant Certificate has been countersigned by the manual, facsimile or electronic signature of the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate so countersigned has been duly issued hereunder. The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register any Warrant Certificates or Direct Registration Warrants and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 4 of this Agreement, all in form satisfactory to the Company and the Warrant Agent. The Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made. Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Warrant Agent and the Company may deem and treat the person in whose name any Warrant is registered as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Warrant Certificate by anyone), for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary. Notwithstanding anything in this Agreement to the contrary, the Company shall not instruct the Warrant Agent to register any Direct Registration Warrants unless and until the Warrant Agent shall notify the Company in writing that it has the capabilities to accommodate Direct Registration Warrants.

SECTION 4. Transfer or Exchange.

(a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with the terms of this Agreement and the procedures of the Depository.

(b) Exchange of a Beneficial Interest in a Global Warrant Certificate for an Individual Warrant Certificate or Direct Registration Warrant.

(i) Any Holder of a beneficial interest in any whole number of Warrants represented by a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Direct Registration Warrant or a Warrant represented by an Individual Warrant Certificate of the same series. Upon receipt by the Warrant Agent from the Depository or its nominee of written instructions or such other form of instructions as is customary for the

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Depository on behalf of any Person having a beneficial interest in a Global Warrant Certificate, and all other necessary information, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by an Individual Warrant Certificate or Direct Registration Warrant of the same series, as the case may be, to be issued in exchange for the beneficial interest of such Person in the Global Warrant Certificate and, following such reduction, (A) in the case of an exchange for an Individual Warrant Certificate (x) the Company shall issue and the Warrant Agent shall either manually or by facsimile countersign an Individual Warrant Certificate representing the appropriate number of Series A Warrants or Series B Warrants, as applicable, and (y) the Warrant Agent shall deliver such Individual Warrant Certificate to the registered Holder thereof, or (B) in the case of an exchange for a Direct Registration Warrant, the Warrant Agent shall register such Direct Registration Warrants in accordance with such written instructions and deliver to such holder a Warrant Statement.

(ii) Series A Warrants or Series B Warrants represented by an Individual Warrant Certificate issued in exchange for a beneficial interest in a Global Warrant Certificate of the same series pursuant to this Section 4(b) shall be issued in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver Individual Warrant Certificates evidencing such issuance to the Persons in whose names such Individual Warrant Certificates are so issued. Direct Registration Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate of the same series pursuant to this Section 4(b) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent.

(c) Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants. When the registered Holder of an Individual Warrant Certificate or Direct Registration Warrant has presented to the Warrant Agent a written request:

(i) to register the transfer of any Individual Warrant Certificate or Direct Registration Warrant; or

(ii) to exchange any Individual Warrant Certificate or Direct Registration Warrant for a Direct Registration Warrant or an Individual Warrant Certificate, respectively, representing an equal number of Warrants of the same series and of other authorized denominations, the Warrant Agent shall register the transfer or make the exchange as requested if (x) its customary requirements for such transactions are met and (y) such transfer or exchange otherwise satisfies the provisions of this Agreement; provided, however, that the Warrant Agent has received a written instruction of transfer or exchange, as applicable, in form satisfactory to the Warrant Agent, properly completed and duly executed by the Holder thereof or by his attorney, duly authorized in writing. A party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.

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(d) Restrictions on Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants for a Beneficial Interest in a Global Warrant Certificate. Neither an Individual Warrant Certificate nor a Direct Registration Warrant may be exchanged for a beneficial interest in a Global Warrant Certificate pursuant to this Agreement except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate instruments of transfer with respect to an Individual Warrant Certificate or Direct Registration Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the applicable Global Warrant Certificate of the same series to reflect an increase in the number of Series A Warrants or Series B Warrants, as applicable, represented by such Global Warrant Certificate equal to the number of Series A Warrants or Series B Warrants represented by such Individual Warrant Certificate or Direct Registration Warrant, and all other necessary information, then the Warrant Agent shall cancel such Individual Warrant Certificate or Direct Registration Warrant on the Warrant Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Series A Warrants or Series B Warrants represented, as applicable, by such Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall either manually or by facsimile countersign a new Global Warrant Certificate representing the appropriate number of Series A Warrants or Series B Warrants, as applicable.

(e) Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provision set forth in Section 4(f)), a Global Warrant Certificate may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(f) Cancellation of Warrant Certificate. At such time as all beneficial interests in Warrant Certificates and Direct Registration Warrants have been exchanged for Common Stock in accordance herewith, redeemed, repurchased or cancelled, all Warrant Certificates shall be returned to, or cancelled and retained pursuant to applicable law by, the Warrant Agent, upon written instructions from the Company reasonably satisfactory to the Warrant Agent.

(g) Obligations with Respect to Transfers and Exchanges of Warrants.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 4, Warrant Certificates, as required pursuant to the provisions of this Section 4.

(ii) All Warrant Certificates or Direct Registration Warrants issued upon any registration of transfer or exchange shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrant Certificates or Direct Registration Warrants surrendered upon such registration of transfer or exchange.

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(iii) So long as the Depository, or its nominee, is the registered owner of a Global Warrant Certificate, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder represented by such Global Warrant Certificate for all purposes under this Agreement, including, without limitation, for the purposes of (a) giving notices with respect to such Warrants and (b) registering transfers with respect to such Warrants. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.

(iv) The Warrant Agent shall, upon receipt of all information required to be delivered hereunder, register the transfer of any outstanding Warrants in the Warrant Register, upon surrender of Warrant Certificates, representing such Warrants or, in the case of Direct Registration Warrants, upon the delivery by the Holder thereof, at the Warrant Agent Office referred to in Section 15 hereof (the “Warrant Agent Office”), duly endorsed, and accompanied by a completed form of assignment substantially in the form attached as Exhibit B-1 or B-2 with respect to any Series A Warrants, as applicable, or Exhibits D-1 or D-2 with respect to Series B Warrants, as applicable, hereto duly signed by the Holder thereof or by the duly appointed legal representative thereof or by his attorney, duly authorized in writing, such signature to be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Warrant Agent. Upon any such registration of transfer, a new Warrant Certificate or Warrant Statement, as the case may be, shall be issued to the transferee.

(v) The Warrant Agent shall not undertake the duties and obligations of a stock transfer agent under this Agreement, or otherwise, including, without limitation, the duty to receive, issue or transfer shares of Common Stock.

SECTION 5. Duration and Exercise of Warrants.

(a) Expiration Date. The Warrants shall expire on [●] 2023, at 5:00 p.m., New York City time, which is the sixth (6th) anniversary of the Effective Date (the “Expiration Date”). After 5:00 p.m. New York City time on the Expiration Date, the Warrants will become void and without further legal effect, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b) Series A Exercise Price. On and after the Effective Date, the Exercise Price for the Series A Warrants shall be $[●] per share (subject to adjustment pursuant to Section 6 hereof).

(c) Series B Exercise Price. On and after the Effective Date, the Exercise Price for the Series B Warrants shall be $[●] per share (subject to adjustment pursuant to Section 6 hereof).

(d) Manner of Exercise.

(i) Cash Payment. Subject to the provisions of this Agreement, including the Jones Act limitations on ownership of Warrant Shares by Non-U.S. Citizens set forth in Section 5(n) hereof and the adjustments contained in Section 6 hereof, each Warrant

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shall entitle the Holder thereof to purchase from the Company (and the Company shall issue and sell to such Holder) one fully paid and nonassessable share of Common Stock at the Exercise Price. All or any of the Warrants represented by a Warrant Certificate or in the form of Direct Registration Warrants may be exercised by the registered Holder thereof during normal business hours on any Business Day, by delivering (A) written notice of such election (“Warrant Exercise Notice”) to exercise Series A Warrants or Series B Warrants, as applicable, to the Company and the Warrant Agent at the addresses set forth in Section 15 hereof no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall be (i) substantially in the form set forth in Exhibit A-1 or Exhibit B-1, as applicable, in the case of Series A Warrants or Series B Warrants represented by a Global Warrant Certificate, (ii) substantially in the form set forth in Exhibit A-2 or Exhibit B-2, as applicable, in the case of Series A Warrants or Series B Warrants represented by Individual Warrant Certificates and (iii) substantially in the form set forth in Exhibit A-3 or Exhibit B-3 in the case of Direct Registration Warrants; and (B) by no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, such Warrants to the Warrant Agent (by book-entry transfer through the facilities of the Depository, if such Warrants are represented by a Global Warrant Certificate). Such Warrant Certificate (if such Warrant is represented by a certificate) and the documents referred to in clauses (A) and (B) of the immediately preceding sentence shall be accompanied by payment in full in respect of each Warrant that is exercised, which shall be made by delivery of a certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer to the Warrant Agent in immediately available funds. Such payment shall be in an amount equal to the product of the number of shares of Common Stock designated in such Warrant Exercise Notice multiplied by the Exercise Price for the Warrants being exercised, in each case as adjusted herein. Upon such surrender and payment, such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable Warrant Shares as set forth in Section 5(e) below and in accordance with Section 5(i) below.

(ii) Cashless Exercise. If the Common Stock is then listed or admitted for trading on a national securities exchange or an over-the-counter market or comparable system, and subject to the provisions of this Agreement:

(1) the Holder shall have the right, in lieu of paying the Exercise Price of Series A Warrants in cash, to instruct the Company to reduce the number of shares of Common Stock issuable pursuant to the exercise of such Series A Warrants (the “Series A Cashless Exercise”) in accordance with the following formula:

N = P ÷ M

where:

N = the number of Warrant Shares to be subtracted from the aggregate number of Warrant Shares issuable upon exercise of Series A Warrants;

P = the aggregate exercise price which would otherwise be payable in cash for all of the Warrant Shares for which such Warrants are being exercised at the Exercise Price of Series A Warrants; and

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M = the Market Price of a Warrant Share determined as of the Business Day immediately preceding the day the Warrant Exercise Notice is delivered to the Warrant Agent.

(2) the Holder shall have the right, in lieu of paying the Exercise Price of Series B Warrants in cash, to instruct the Company to reduce the number of shares of Common Stock issuable pursuant to the exercise of such Series B Warrants (the “Series B Cashless Exercise”) in accordance with the following formula:

N = P ÷ M

where:

N = the number of Warrant Shares to be subtracted from the aggregate number of Warrant Shares issuable upon exercise of Series B Warrants;

P = the aggregate exercise price which would otherwise be payable in cash for all of the Warrant Shares for which such Warrants are being exercised at the Exercise Price of Series B Warrants; and

M = the Market Price of a Warrant Share determined as of the Business Day immediately preceding the day the Warrant Exercise Notice is delivered to the Warrant Agent.

In each of (1) and (2) above, if the Exercise Price of the aggregate number of Warrants being exercised exceeds the Market Price at the time of such exercise of the aggregate number of Warrant Shares issuable upon such exercise, then no Warrant Shares will be issuable via the Cashless Exercise.

(e) The number of Warrant Shares to be issued on such exercise will be determined by the Company (with written notice thereof to the Warrant Agent) in accordance with Section 5(d). For the avoidance of doubt, the number of Warrant Shares determined pursuant to either of the foregoing formulas, as applicable, to be subtracted from the aggregate number of Warrant Shares issuable shall, if not a whole number, be rounded up to the nearest whole number. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares to be issued on such exercise is accurate or correct, nor shall the Warrant Agent have any duty or obligation to take any action with regard to such warrant exercise prior to being notified by the Company of the relevant number of Warrant Shares to be issued.

(f) Except as otherwise provided herein, any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(g) The Warrant Agent shall:

(i) examine all Warrant Exercise Notices and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether, on their face, such Warrant Exercise Notices and any such other documents have been executed and completed in accordance with their terms;

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(ii) endeavor to inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Warrant Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

(iii) advise the Company, no later than five Business Days after receipt of a Warrant Exercise Notice, of (a) the receipt of such Warrant Exercise Notice and the number of Warrants exercised in accordance with the terms of this Agreement, (b) the number of shares of Common Stock issued upon exercise of a Warrant, (c) the notation to the records of the Depository reflecting the balance, if any, of the shares of Common Stock issuable after such exercise of the Warrant, (d) the instructions with respect to delivery of the shares of Common Stock deliverable upon such exercise, subject to the timely receipt from the Depository of the necessary information, and (e) such other information as the Company shall reasonably require;

(iv) liaise with the Depository and effect such delivery to the relevant accounts at the Depository in accordance with its requirements, if requested by the Company with the delivery of the Common Stock and all other necessary information by or on behalf of the Company for delivery to the Depository; and

(v) as soon as practicable, pay to the Company all funds received by the Warrant Agent in payment of the aggregate Exercise Price.

(h) All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise shall be determined by the Company in its sole discretion in good faith, which determination shall be final and binding. The Warrant Agent shall incur no liability for or in respect of and, except to the extent such liability arises from the Warrant Agent’s bad faith, gross negligence or willful misconduct (each as determined by a final, non-appealable order, judgment of a court decree or ruling of competent jurisdiction), shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of such determination by, the Company. The Company reserves the right to reject any and all Warrant Exercise Notices not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful as determined in good faith. Such determination by the Company shall be final and binding on the Holders absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Warrant Exercise Notices with regard to any particular exercise of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of any irregularities in any exercise of Warrants, nor shall they incur any liability for the failure to give such notice.

(i) As soon as reasonably practicable after the exercise of any Warrant (and in any event not later than 10 Business Days thereafter), the Company shall issue, or otherwise deliver, in authorized denominations to or upon the order of the Holder, either: (A) if such Holder holds the Warrants being exercised through the Depository’s book-entry transfer facilities, by same-day or next-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository the number of Warrant Shares to which such

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Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder or by the direct participant in the Depository through which such Holder is acting; (B) if such Holder holds the Warrants being exercised in the form of Individual Warrant Certificates, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books of the Company’s transfer agent or, at the Company’s option, by delivery to the address designated by such Holder in its Warrant Exercise Notice of a physical certificate or certificates representing the number of Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder; or (C) if such Holder holds the Warrants being exercised in the form of Direct Registration Warrants, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books and records of the Company’s transfer agent. Such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a Holder of record of such Warrant Shares as of the close of business on the date of the delivery thereof.

If fewer than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to the Expiration Date, the Warrant Agent shall cause a notation to be made to the records maintained by the Depository. The Person in whose name any certificate or certificates, or any Warrant Exercise Notice, for the Warrant Shares are to be issued (or such Warrant Shares are to be registered, in the case of a book-entry transfer) upon exercise of a Warrant shall be deemed to have become the holder of record of such Warrant Shares on the date such Warrant Exercise Notice is delivered.

(j) Notwithstanding any adjustment pursuant to Section 6 in the number of Warrant Shares purchasable upon the exercise of a Warrant, the Company shall not be required to issue Warrants to purchase fractions of Warrant Shares, or to issue fractions of Warrant Shares upon exercise of the Warrants, or to distribute certificates which evidence fractional Warrant Shares. In the event of an adjustment that results in a Warrant becoming exercisable for fractional Warrant Shares, the number of Warrant Shares subject to such Warrant shall be adjusted upward or downward to the nearest whole number of Warrant Shares or Other Securities (with one half rounded up). All Warrants held by a Holder shall be aggregated for purposes of determining any such adjustment.

(k) If all of the Warrants evidenced by a Warrant Certificate have been exercised, such Warrant Certificate shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificate shall then be disposed of by or at the direction of the Company in accordance with applicable law. The Warrant Agent shall confirm such information to the Company in writing as promptly as practicable.

(l) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of Warrants; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder of the Warrants underlying such Warrant Shares, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

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(m) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder for a period beginning on the date of this Agreement and ending no earlier than the first anniversary of the Expiration Date.

(n) Jones Act Limitations on Warrant Exercise. Notwithstanding the other provisions of this Agreement, in order to facilitate the Company’s compliance with the Jones Act and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise of any Warrant, its Holder shall advise the Company whether or not it (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise of such Warrant) is a U.S. Citizen. The Company may require a Holder (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise of such Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the Holder (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise of such Warrant) is a U.S. Citizen.

(ii) Any Holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the Holder, the Person that the Holder has designated to receive the Warrant Shares issuable upon exercise of any Warrant) is a U.S. Citizen may not exercise any Warrant to the extent the Warrant Shares deliverable upon exercise of such Warrant would constitute Excess Shares if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise of such Warrant.

(iii) Any sale, transfer or other disposition of any Warrant by any Holder that is a Non-U.S. Citizen to a Person who is a U.S. Citizen must be a complete transfer of such Holder’s interests in such Warrant and the Warrant Shares issuable upon its exercise to such Person with the transferor retaining no ability to direct or control such Person. The foregoing restriction shall also apply to any Person that the Holder has designated to receive the Warrant Shares issuable upon exercise of any Warrant.

(iv) If at any time the Company either ceases to be a reporting company under the Securities and Exchange Act of 1934 or the rules thereunder (the “Exchange Act”), or fails to timely file any amendments to its Charter as required by the Exchange Act, the Company shall provide the Warrant Agent with the then current copy of the Company’s Charter or (at the Company’s option) an excerpt from the Company’s Charter containing then current version of the article entitled “Compliance with U.S. Maritime Laws” and upon the request of any Holder the Warrant Agent shall provide such copy or excerpt to such Holder; provided, that, in each case, the Company and/or the Warrant Agent shall be obligated to provide such copy or excerpt only (A) following amendments to such article and (B) to the extent such copy or excerpt is not (or will not be) publicly filed or otherwise made available in a format such that Holders can rely on the publicly available copy as the then most current copy or excerpt.

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SECTION 6. Adjustment of Exercise Price and Number of Shares Purchasable or Number of Warrants; Redemption of Warrants.

(a) Stock Dividends, Subdivisions and Combinations of Shares. If after the date hereof the number of outstanding shares of Common Stock is increased by a share dividend or share distribution to all holders of Common Stock, in each case payable in shares of Common Stock, or by a subdivision, combination or other reclassification of shares of Common Stock, then, in any such event, the number of shares of Common Stock issuable for each Warrant and the Exercise Price will be adjusted as follows: on the day following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such dividend or share distribution, and in the cases of subdivisions, combinations and other reclassifications, on the day following the effective date thereof: (a) the Exercise Price in effect immediately prior to such action shall be adjusted to a new Exercise Price that bears the same relationship to the Exercise Price in effect immediately prior to such event as the total number of shares of Common Stock outstanding immediately prior to such action bears to the total number of shares of Common Stock outstanding immediately after such event, and (b) the number of shares of Common Stock purchasable upon the exercise of any Warrant after such event shall be the number of shares of Common Stock obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon the exercise of such Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect after such adjustment. A distribution to holders of the Common Stock of rights expiring less than thirty (30) calendar days after the issuance thereof entitling holders to purchase shares of Common Stock at a price per share less than the Market Price as of the record date fixed for the determination of holders of Common Stock entitled to receive such rights shall be deemed a dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually issued in such distribution (or actually issued under any issued rights that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid to exercise such rights divided by (y) the Market Price on such record date, and the amount of Common Stock issuable for each Warrant and the Exercise Price will be adjusted in accordance with the foregoing sentence. For purposes of this Section 6(a), if the rights constitute securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.

(b) Distributions. If after the date hereof the Company shall distribute to all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding cash distributions made as a dividend payable out of earnings or out of surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company and excluding Qualified Asset Sale Distributions) or rights to subscribe for shares of Common Stock expiring at least thirty (30) calendar days after the issuance thereof (excluding any dividend or other distribution payable in shares of Common Stock for which adjustment is made under Section 6(a)), then in each such case (i) the Exercise Price in effect on the trading day immediately following the close of business on the record date for such distribution shall be decreased to an

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amount determined by multiplying such Exercise Price by a fraction, the numerator of which is the Market Price of a share of Common Stock on the trading day immediately prior to the Ex-Date less the Market Price of the assets or evidences of indebtedness so distributed or of such subscription rights per share of Common Stock outstanding on the trading day immediately prior to the Ex-Date (determined for such purpose on the basis of the aggregate assets, evidences of indebtedness and/or rights distributed with respect to one share of Common Stock as if, for purposes of the definition of “Market Price”, such assets, evidences of indebtedness and/or rights were an “Other Security” as defined herein) (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a statement filed with the Warrant Agent) and the denominator of which is the Market Price of a share of Common Stock on the trading day immediately prior to the Ex-Date and (ii) the number of shares of Common Stock purchasable upon the exercise of any Warrant after such event shall be the number of shares of Common Stock obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon the exercise of such Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect after such adjustment. Such adjustments shall be made whenever any such distribution is made, and shall become effective retroactively on the date immediately after the record date for the determination of stockholders entitled to receive such distribution.

(c) Adjustments for Mergers and Consolidations; Redemption upon Redemption Event.

(i) In case the Company, after the date hereof, shall merge, consolidate or otherwise engage in a recapitalization, reclassification, reorganization or business combination with another Person (excluding any reclassification, combination, subdivision or other transaction for which adjustment is made under Section 6(a) or Section 6(b)), then, subject to the last sentence of this Section 6(c)(i), in the case of any such transaction resulting in Common Stock being converted into, exchanged for or otherwise changed into Transaction Consideration, or in the case of any Qualified Asset Sale Distribution, in each case occurring while any Warrants remain outstanding and unexpired, proper provision shall be made (including the Company obtaining the agreement of any surviving entity in such transaction to assume the Warrants) so that, upon the basis and terms and in the manner provided in this Agreement, the Holders, upon the exercise of the Warrants any time after the consummation of such transaction and prior to the Expiration Date, shall be entitled to receive (upon payment of the aggregate Exercise Price in effect immediately prior to the consummation of such transaction for all Warrant Shares issuable upon such exercise immediately prior to such consummation), in lieu of the Warrant Shares issuable upon such exercise immediately prior to such consummation, the amount of Transaction Consideration to which each such Holder would have been entitled as a holder of Warrant Shares upon such consummation if such Holder had exercised the rights represented by the Warrants held by such Holder immediately prior to such consummation, subject to adjustments (subsequent to such consummation) as nearly equivalent as practicable to the adjustments provided for in Sections 6(a) and 6(b) above (it being understood that any dividends or distributions declared by the Company in connection with and conditioned upon consummation of such transaction, shall for purposes of the foregoing, be part of the Transaction Consideration to which the such Holder would have been entitled to receive if such Holder had so exercised such Warrants); provided, further, that the Board of Directors of the Company shall be entitled, in

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its sole discretion, to reduce the cash portion of the Transaction Consideration payable to such Holder in respect of each of its Warrants upon exercise thereof if and to the extent the Company reduces the Exercise Price payable by such Holder in respect of each such Warrant by an amount equal to such portion; provided, further, that, subject to the last sentence of this Section 6(c)(i), each Holder shall be required at the consummation of a Cash Dominated Sale to receive (subject to delivery of the Payoff Documentation by such Holder) that amount of consideration determined reasonably and in good faith by the Board of Directors of the Company to be equal to Intrinsic Value of such Holder’s Warrants, and upon consummation of such Cash Dominated Transaction, the Holders shall surrender all Warrant Certificates to the Warrant Agent for cancellation and the right to receive such amount shall be the sole right of such Holders from and after the consummation of such Cash Dominated Sale, and the Warrants shall be cancelled upon such payment (subject to receipt of the Payoff Documentation); provided, further, that in the event, in a Cash Dominated Sale, that the holders of shares of Common Stock receive Transaction Consideration that is not entirely cash, the Company may satisfy its obligations to Holders pursuant to this Section 6(c)(i) by delivery of the same forms and proportions of Transaction Consideration that is paid or is payable to holders of shares of Common Stock in connection with such Cash Dominated Sale; provided, further, that if the Intrinsic Value of the Series A Warrants is zero or less than zero, then all Series A Warrants shall be cancelled and of no further force and effect upon consummation of such transaction with no payments owed to the Holders thereof, and if the Intrinsic Value of the Series B Warrants is zero or less than zero, then all Series B Warrants shall be cancelled and of no further force and effect upon consummation of such transaction with no payments owed to the Holders thereof. Notwithstanding anything to the contrary in this Section 6(c)(i) or this Agreement, no adjustment or cancellation of Warrants shall be made pursuant to this Section 6(c)(i) with respect to a Redemption Event and all Warrants shall be redeemed pursuant to Section 6(c)(ii) upon the consummation of any Redemption Event.

(ii) Notwithstanding Section 6(c)(i) or anything to the contrary in this Agreement, proper provision shall be made in any definitive documents executed by the Company providing for a Redemption Event with respect to any Warrants so that upon consummation of such Redemption Event, the Company shall redeem (or cause the surviving company in such Redemption Event to redeem) all outstanding Series A Warrants or Series B Warrants, as applicable, that have not been exercised as of the applicable Cut-Off Time at a price equal to the applicable Redemption Payment Amount (the “Redemption”), such redemption to be effective upon, and such Warrants to be cancelled concurrent with, the consummation of such Redemption Event (which in the case of a Qualified Asset Sale Distribution shall be upon payment or delivery of such dividend or distribution), whereupon the Holders shall be entitled to receive, in lieu of the Common Stock or Other Securities issuable upon the exercise of such Warrants, and in lieu of any further rights under such Warrants, solely the payment of the Redemption Payment Amount in cash (and, if applicable, evidence of book-entries (or equivalent) with respect to any portion of the Transaction Consideration comprising non-cash consideration) in respect of each such Warrant on the Redemption Payment Date. The Company shall cause (in the definitive documents regarding a Redemption Event) sufficient Transaction Consideration to be deposited with the paying agent (or, if practicable, the Warrant Agent) so that, upon the Redemption Payment Date, each Holder of redeemed Series A Warrants and redeemed Series B Warrants shall receive either (A) payment in cash or (B) evidence of book entries in the appropriate transfer registry (or equivalent) with respect to all Transaction

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Consideration comprising the Redemption Payment Amount in an amount equal to the aggregate Redemption Payment Amount in respect of such redeemed Warrants, in each case subject to receipt of the Payoff Documentation with respect thereto. No Warrant may be exercised after the Cut-Off Time.

(d) Notice of Adjustment in Exercise Price; Transactional Treatment. Whenever the Exercise Price and Warrant Shares issuable or the rights of the Holder shall be adjusted in connection with a transaction as provided in this Section 6, the Company shall forthwith file with the Warrant Agent a statement, signed by an Appropriate Officer, stating in detail the facts requiring such adjustment, the Exercise Price that will be effective after such adjustment and the impact of such adjustment on the number and kind of securities issuable upon exercise of the Warrants, or otherwise the treatment of such Warrants in connection with such transaction pursuant to Section 6(c), including the form and requirements for any applicable Payoff Documentation and any applicable Cut-Off Time. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each registered Holder at its address appearing on the Warrant Register. The Warrant Agent shall have no duty with respect to any statement filed with it except to keep the same on file and available for inspection by registered Holders during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment to the Exercise Price or securities issuable, or with respect to the nature or extent of any adjustment of the Exercise Price or securities issuable when made or with respect to the method employed in making such adjustment.

(e) No Change in Warrant Terms on Adjustment. Irrespective of any adjustments in the Exercise Price or the number of Warrant Shares (including any inclusion of Other Securities) issuable upon exercise, Warrants theretofore or thereafter issued may continue to express the same prices and number of Warrant Shares as are stated in the similar Warrants issuable initially, or at some subsequent time, pursuant to this Agreement, and the Exercise Price and such number of Warrant Shares issuable upon exercise specified thereon shall be deemed to have been so adjusted.

(f) Treasury Shares. Shares of Common Stock at any time owned by the Company shall not be deemed to be outstanding for the purposes of any computation under this Section 6.

(g) Deferral or Exclusion of Certain Adjustments. No adjustment to the Exercise Price or Warrant Shares issuable shall be required hereunder unless such adjustment together with other adjustments carried forward (as provided below), would result in an increase or decrease of at least one percent (1%) of the applicable Exercise Price or Warrant Shares issuable; provided, that any adjustments which by reason of this Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the shares of Common Stock. All calculations under this Section 6(g) shall be made to the nearest one one-thousandth (1/1,000) of one cent ($0.01) or to the nearest one one-thousandth (1/1,000) of a share, as the case may be.

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SECTION 7. Cancellation of Warrants. The Warrant Agent shall cancel all Warrant Certificates surrendered for exchange, substitution or transfer in whole or in part. Such cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent upon written instructions from the Company reasonably satisfactory to the Warrant Agent and such Direct Registration Warrants shall be canceled by appropriate notation on the Warrant Register.

SECTION 8. Mutilated or Missing Warrant Certificates. Upon receipt by the Company and the Warrant Agent from any Holder of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of such Holder’s Warrant Certificate and a surety bond or indemnity reasonably satisfactory to them, and in case of mutilation upon surrender and cancellation thereof, the Company will execute and the Warrant Agent will countersign and deliver in lieu thereof a new Warrant Certificate of like tenor and representing an equal number of Warrants to such Holder; provided, that in the case of mutilation, no bond or indemnity shall be required if such Warrant Certificate in identifiable form is surrendered to the Company or the Warrant Agent for cancellation. Upon the issuance of any new Warrant Certificate under this Section 8, the Company may require the payment of a sum sufficient to cover any stamp tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Warrant Agent) in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Section 8 in lieu of any lost, stolen, destroyed or mutilated Warrant Certificate shall be entitled to the same benefits of this Agreement equally and proportionately with any and all other Warrant Certificates, whether or not the allegedly lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone. The provisions of this Section 8 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of lost, stolen, destroyed or mutilated Warrant Certificates.

SECTION 9. Merger, Consolidation, Etc. In connection with any merger or consolidation prior to the Expiration Date, the Company shall make appropriate provision to ensure that the Holders shall have the right to receive, upon consummation of such transaction and (except in a Cash Dominated Sale or a Redemption Event) thereafter upon exercise of any convertible securities so received, as applicable, such property as may be required pursuant to Section 6 hereof, and to the extent such property includes convertible securities, the Company shall provide for adjustments substantially equivalent to the adjustments provided for in Section 6 hereof.

SECTION 10. Reservation of Shares; Certain Actions.

(a) Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock (or out of authorized Other Securities), solely for issuance and delivery upon exercise of Warrants, the full number of Warrant Shares from time to time issuable upon the exercise of all Warrants and any other outstanding warrants, options or similar rights, from time to time outstanding. All Warrant Shares shall be duly authorized and, when issued upon such exercise of the Warrants, shall be duly and validly issued, and (if applicable) fully paid and nonassessable, free from all taxes, liens, charges, security interests, encumbrances and other restrictions created by or through the Company and issued without violation (i) of any preemptive or similar rights of any stockholder of the Company and (ii) by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Warrant Shares may be listed at the time of such exercise.

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(b) Certain Actions. Before taking any action that would cause an adjustment pursuant to Section 6 reducing any Exercise Price below the then par value (if any and if applicable) of the Warrant Shares issuable upon exercise of the Warrants, the Company will take any reasonable corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at such Exercise Price as so adjusted.

SECTION 11. Notification of Certain Events; Corporate Action. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (excluding cash distributions made as a dividend payable out of earnings or out of surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution of any kind, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right or interest of any kind; or

(b) (i) any capital reorganization of the Company, (ii) any reclassification of the capital shares of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a subdivision or combination), (iii) the consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the shares of Common Stock), (iv) the sale or transfer of the properties and assets of the Company as, or substantially as, an entirety to another Person, or (v) an exchange offer for Common Stock (or Other Securities); or

(c) the voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall cause to be filed with the Warrant Agent and mailed to each Holder a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of any such dividend, distribution or right, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or right are to be determined, and the amount and character of such dividend, distribution or right, or (y) the date or expected date on which any such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up is expected to become effective, and the time, if any such time is to be fixed, as of which holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up. Such notice shall be delivered not less than ten (10) calendar days prior to such date therein specified, in the case of any such date referred to in clause (x) of the preceding sentence, and not less than twenty (20) calendar days prior to such date therein specified, in the case of any such date referred to in clause (y) of the preceding sentence. Failure to give such notice within the time provided or any defect therein shall not affect the legality or validity of any such action.

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SECTION 12. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the terms and conditions set forth in this Section 12.

(a) Limitation on Liability. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be accountable with respect to or be deemed to make any representations as to the validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon), as to the validity, authorization or value (or kind or amount) of any Warrant Shares or other property delivered or deliverable upon exercise of any Warrant, or as to the purchase price of such Warrant Shares or other property. The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by the Warrant Agent in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for determining whether any facts exist that may require any adjustment of the Exercise Price and the number of Warrant Shares, or with respect to the nature or extent of any such adjustments when made, or with respect to the method of adjustment employed, (iii) be responsible for any failure on the part of the Company to issue, transfer or deliver any Warrant Shares or property upon the surrender of any Warrant for the purpose of exercise or to comply with any other of the Company’s covenants and obligations contained in this Agreement or in the Warrant Certificates or (iv) be liable for any action taken, suffered or omitted to be taken in connection with this Agreement, except for its own bad faith, gross negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action. Any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees paid by the Company to the Warrant Agent.

(b) Instructions. The Warrant Agent is hereby authorized to accept advice or instructions with respect to the performance of its duties hereunder from an Appropriate Officer and to apply to any such officer for advice or instructions. The Warrant Agent shall be fully protected and authorized in relying upon the most recent advice or instructions received by any such officer. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the advice or instructions of any such officer, except to the extent that such action or omission resulted directly from the Warrant Agent’s bad faith, gross negligence, or willful misconduct.

(c) Agents. The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in, or defend any action, suit or legal proceeding in respect hereof, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider necessary. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against the Warrant Agent arising out of or in connection with this Agreement.

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(d) Cooperation. The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable the Warrant Agent to carry out or perform its duties under this Agreement.

(e) Agent Only. The Warrant Agent shall act solely as agent for the Company in accordance with the terms and conditions hereof and does not assume any obligation or relationship of agency or trust with any Holders. The Warrant Agent shall not be liable except for the performance of such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof.

(f) Right to Counsel. The Warrant Agent may at any time consult with legal counsel reasonably satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken, suffered or omitted by the Warrant Agent in good faith in accordance with the opinion or advice of such counsel.

(g) Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by it hereunder and to reimburse the Warrant Agent for its reasonable expenses hereunder (including reasonable counsel fees and expenses), and further agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including, but not limited to, any judgments, costs and reasonable counsel fees, for any action taken, suffered or omitted by the Warrant Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement and the Warrants, except for any such liabilities that arise as a result of the Warrant Agent’s bad faith, gross negligence or willful misconduct.

(h) Accounting and Payment. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent on behalf of the Company on the purchase of Warrant Shares through the exercise of Warrants. The Warrant Agent shall advise the Company by telephone at the end of each day on which a payment for the exercise of Warrants is received of the amount so deposited to such account. The Warrant Agent shall as soon as practicable confirm such telephone advice to the Company in writing.

(i) No Conflict. Subject to applicable law, the Warrant Agent and any stockholder, affiliate, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Subject to applicable law, nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person including, without limitation, acting as trustee under an indenture.

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(j) Resignation; Termination. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s bad faith, gross negligence or willful misconduct) after giving thirty (30) calendar days’ prior written notice to the Company. The Company may remove the Warrant Agent upon thirty (30) calendar days’ written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as have been caused by the Warrant Agent’s bad faith, gross negligence or willful misconduct. The Company shall cause to be mailed promptly (by first class mail, postage prepaid) to each registered Holder at such Holder’s last address as shown on the register of the Company, at the Company’s expense, a copy of such notice of resignation or notice of removal, as the case may be. Upon such resignation or removal the Company shall promptly appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. A resignation or removal of the Warrant Agent and appointment of a successor Warrant Agent will become effective only upon the successor Warrant Agent’s acceptance of appointment. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor warrant agent, whether appointed by the Company or by such a court, shall be a Person, incorporated under the laws of the United States or of any state thereof and authorized under such laws to conduct a shareholder services business, be subject to supervision and examination by a Federal or state authority, and have a combined capital and surplus of not less than $100,000,000 as set forth in its most recent published annual report of condition; or in the case of such capital and surplus requirement, a controlled affiliate of such a Person meeting such capital and surplus requirement. After acceptance in writing of such appointment by the new Warrant Agent, such successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities under this Agreement as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall send notice thereof to the resigning or removed Warrant Agent and shall forthwith cause a copy of such notice to be mailed (by first class, postage prepaid) to each registered Holder at such Holder’s last address as shown on the register of the Company. Failure to give any notice provided for in this Section 12(j), or any defect in any such notice, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

(k) Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all of the agency business of the Warrant Agent shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 12(j). If at the time such successor to the Warrant Agent shall succeed under this Agreement, any of the Warrant Certificates shall have been

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countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement. If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force and effect provided in the Warrants and in this Agreement.

(l) Indemnity. The Warrant Agent shall be liable hereunder only for its own bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding, judgment, claim, settlement, cost or expense (including reasonable counsel fees and expenses) incurred without the bad faith, gross negligence or willful misconduct on the part of the Warrant Agent (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Warrant Agent in connection with the preparation, delivery, acceptance, administration, execution and amendment of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly. The Warrant Agent shall not be obligated to expend or risk its own funds to take any action which it believes would expose it to expense or liability or to a risk of incurring expense of liability, unless it has been furnished with assurance of repayment or indemnity reasonably satisfactory to it. No provision in this Agreement shall be construed to relieve the Warrant Agent from liability for its own bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(m) Exclusions. Unless a court of competent jurisdiction determines by a final, non-appealable order, judgment, decree or ruling that the Warrant Agent’s action or inaction constitutes bad faith, gross negligence or willful misconduct on the part of the Warrant Agent, the Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible or have any duty to make any calculation or adjustment (unless reasonably requested to do so by the Company in writing in a manner consistent with the terms of this Agreement), or to determine when any calculation or adjustment required under the provisions hereof should be made, how it should be made or what it should be, or have any responsibility or liability for the manner, method or amount of any such calculation or adjustment or the ascertaining of the existence of facts that would require any such calculation or adjustment; nor shall it by any act

28

hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant to be issued pursuant to this Agreement or as to whether any Warrant Shares will, when issued, be valid and fully paid and nonassessable.

(n) No Liability for Interest. The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.

(o) No Liability for Invalidity. The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or with respect to the validity or execution of the Warrant Certificates (except its countersignature thereon).

(p) No Responsibilities for Recitals. The recitals contained herein and in the Warrant Certificates (except as to the Warrant Agent’s countersignature thereon) shall be taken as the statements of the Company, and the Warrant Agent assumes no responsibility hereby for the correctness of the same.

(q) No Implied Obligations. The Warrant Agent shall be obligated to perform such duties as are explicitly set forth herein and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrant Certificate authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issuance and sale, or exercise, of the Warrants or Warrant Shares. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in any Warrant Certificate or in the case of the receipt of any written demand from a Holder with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, to make any demand upon the Company.

(r) Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13. Severability. In the event that any one or more of the provisions contained herein or in the Warrants, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby; provided, that if any such excluded term, provision, covenant or restriction shall materially adversely affect the rights, immunities, duties or obligations of the

29

Warrant Agent, the Warrant Agent shall be entitled to resign immediately. Furthermore, subject to the preceding sentence, in lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid, illegal or unenforceable provision as may be possible and be valid and enforceable.

SECTION 14. Holder Not Deemed a Stockholder. Prior to the exercise of any Warrants, no Holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or, to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

SECTION 15. Notices to Company and Warrant Agent. All notices, requests or demands authorized by this Agreement to be given or made by the Warrant Agent or by any registered Holder of any Warrant to or on the Company or the Warrant Agent to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two business days or less to the destination such notice), or five Business Days after being deposited in the mail, or, in the case of facsimile or email notice, when received, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Tidewater Inc.

601 Poydras St.

Suite 1500

New Orleans, Louisiana 70130

Fax:

Attn:

Email:

If the Company shall fail to maintain such office or agency or shall fail to give such notice of any change in the location thereof, presentation may be made and notices and demands may be served at the principal office of the Warrant Agent.

Any notice pursuant to this Agreement to be given by the Company or by any registered Holder of any Warrant to the Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, or by facsimile or email notice, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

[●]

Fax: [●]

Attn: [●]

Email: [●]

The Warrant Agent maintains the Warrant Agent’s Principal Office at the above address.

30

SECTION 16. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement (a) without the approval of any Holders in order to cure any ambiguity, manifest error or other mistake in this Agreement, or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holders in any material respect (b) without the approval of any Holders to implement any changes required by the U.S. Coast Guard or the U.S. Maritime Administration in order for the Company to comply with the Jones Act limitations on ownership of Warrant Shares by Non-U.S. Citizens, and (c) with the prior written consent of Holders exercisable for a majority of the Warrant Shares then issuable upon exercise of all of the Warrants then outstanding; provided, that each amendment or supplement that decreases the Warrant Agent’s rights or increases its duties and responsibilities hereunder shall also require the prior written consent of the Warrant Agent. Notwithstanding the foregoing, the consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable would be decreased (other than pursuant to adjustments provided herein) or the Expiration Date would be shortened. Upon execution and delivery of any supplement or amendment pursuant to this Section 16, such amendment shall be considered a part of this Agreement for all purposes and every Holder of a Warrant Certificate theretofore or thereafter countersigned and delivered hereunder shall be bound thereby.

SECTION 17. Termination. This Agreement shall terminate on the Expiration Date or, if later, upon settlement of all Warrants (i) validly exercised prior to the Expiration Date and, (ii) if exercised pursuant to Section 5(d)(i) hereof, for which the Exercise Price was timely paid. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised, redeemed or cancelled; provided, however, that the provisions of Section 12 shall survive such termination.

SECTION 18. Governing Law and Consent to Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. Each of the Company and the Warrant Agent hereby irrevocably submits to the jurisdiction of any New York State court sitting in the City of New York or any Federal Court sitting in the City of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein shall affect the right of any Person to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or the Warrant Agent in any other jurisdiction.

SECTION 19. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

SECTION 20. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the registered Holders (who are express third party beneficiaries of this Agreement) any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered Holders.

31

SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 22. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

[Signature page follows]

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

TIDEWATER INC.

By:
Name:
Title:

[Signature Page to Warrant Agreement]

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A-1

FORM OF FACE OF GLOBAL WARRANT CERTIFICATE

This Global Warrant Certificate is deposited with or on behalf of The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 4(f) of the Warrant Agreement and (ii) this Global Warrant Certificate may be transferred pursuant to Section 4(e) of the Warrant Agreement and as set forth below.

UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR THE WARRANT AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO. OR SUCH OTHER ENTITY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE OR AS OTHERWISE PERMITTED IN SECTION 4(E) OF THE WARRANT AGREEMENT, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 4 AND 5 OF THE WARRANT AGREEMENT.

No registration or transfer of the securities issuable pursuant to the exercise of the Warrant will be recorded on the books of the Company until such provisions have been complied with.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

A-1-1

CUSIP No. [●]

ISIN No. [●]

SERIES A WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

TIDEWATER INC.

GLOBAL SERIES A WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M., New York City Time, [●], 2023

This Global Warrant Certificate (“Warrant Certificate”) certifies that Cede & Co., or its registered assigns is the registered holder of Series A Warrants (the “Series A Warrants”) of Tidewater Inc., a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company set forth above. The Series A Warrants expire at 5:00 p.m., New York City time, on the date that is the six year anniversary of the Effective Date (such date, the “Expiration Date”), and each Series A Warrant entitles the holder to purchase from the Company one fully paid and non-assessable Share at the exercise price (the “Exercise Price”), payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $[●].

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement (as defined on the reverse hereof), the Series A Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series A Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series A Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

The Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Series A Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Upon a Redemption Event (as defined in the Warrant Agreement), unexercised Series A Warrants shall be redeemed, subject to the terms and conditions of such redemption specified in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Series A Warrant may be exercised prior to the date of the Warrant Agreement or after the Expiration Date.

A-1-2

After 5:00 p.m., New York City time, on the Expiration Date, the Series A Warrants will become wholly void and of no value.

Holder Not Deemed a Stockholder. Prior to the exercise of any Series A Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

Jones Act Limitations on Series A Warrant Exercise. Notwithstanding the other provisions of the Warrant Agreement, in order to facilitate the Company’s compliance with the Jones Act and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise of any Series A Warrant, its holder shall advise the Company whether or not it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series A Warrant) is a U.S. Citizen. The Company may require a holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series A Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series A Warrant) is a U.S. Citizen.

(ii) Any holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of any Series A Warrant) is a U.S. Citizen may not exercise any Series A Warrant to the extent the shares of Common Stock deliverable upon exercise of such Series A Warrant would constitute Excess Shares, as defined in the Warrant Agreement, if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise of such Series A Warrant.

(iii) Any sale, transfer or other disposition of any Series A Warrant by any holder that is a Non-U.S. Citizen to a person who is a U.S. Citizen must be a complete transfer of such holder’s interests in such Series A Warrant and the Common Stock issuable upon its exercise to such person with the transferor retaining no ability to direct or control such person. The foregoing restriction shall also apply to any person that the holder has designated to receive the Common Stock issuable upon exercise of any Series A Warrant.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

A-1-3

TIDEWATER INC.

By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A. as Warrant Agent

By:
Name:
Title:

A-1-4

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICATE

TIDEWATER INC. (SERIES A WARRANTS)

The Series A Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Series A Warrants to purchase shares of Common Stock issued pursuant to that certain Warrant Agreement, dated as of [●], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Series A Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office and is available upon written request addressed to the Company. All capitalized terms used on the face of this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Series A Warrants may be exercised to purchase Warrant Shares from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Series A Warrants by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Series A Warrants to the Company and the Warrant Agent at the addresses set forth in the Warrant Agreement, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase shares of Common Stock set forth herein, properly completed and executed by the holder; (ii) delivering no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, the Series A Warrants to the Warrant Agent (by book-entry transfer through the facilities of the Depository); and (iii) paying the Exercise Price, together with any applicable taxes and governmental charges.

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement, the Series A Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series A Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series A Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

In the event that upon any exercise of the Series A Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise of the Series A Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Series A Warrants to purchase the shares of Common Stock not so purchased or appropriate adjustment shall be made in the “Schedule of Increases or Decreases in Global Warrant Certificate” annexed hereto. No adjustment shall be made for any cash dividends on any shares of Common Stock issuable upon exercise of Series A Warrants. After 5:00 p.m., New York City time on the Expiration Date, unexercised Series A Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractional shares of Common Stock or any certificates that evidence fractional shares of Common Stock.

A-1-5

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Series A Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Series A Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

[Balance of page intentionally remains blank]

A-1-6

[TO BE ATTACHED TO GLOBAL WARRANT CERTIFICATE FOR SERIES A WARRANTS]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL WARRANT CERTIFICATE

The following increases or decreases in this Global Series A Warrant have been made:

Date	Amount of decrease in the number of shares issuable upon exercise of the Series A Warrants represented by this Global Series A Warrant	Amount of increase in number of shares issuable upon exercise of the Series A Warrants represented by this Global Series A Warrant	Number of shares issuable upon exercise of the Series A Warrants represented by this Global Series A Warrant following such decrease or increase	Signature of authorized officer of the Warrant Agent

A-1-7

FORM OF ELECTION TO EXERCISE SERIES A WARRANT FOR

WARRANT HOLDERS HOLDING SERIES A WARRANTS

THROUGH THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT

IN THE DEPOSITORY TRUST COMPANY

TIDEWATER INC.

Series A Warrants to Purchase              Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE SERIES A WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Series A Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”) held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to purchase              newly issued shares of Common Stock of the Company at the Exercise Price of $             per share.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Series A Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $             by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or through a cashless exercise (as described below), no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to exercise Series A Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series A Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise of Series A Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise of Series A Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

A-1-8

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH SERIES A WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING SERIES A WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

A-1-9

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT

NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF SHARES OF COMMON STOCK FOR WHICH SERIES A WARRANT IS BEING EXERCISED (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A-1-10

EXHIBIT A-2

FORM OF FACE OF INDIVIDUAL WARRANT CERTIFICATE

VOID AFTER 5:00 P.M., New York City Time, [●], 2023

This Individual Warrant Certificate may not be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

A-2-1

[●]

SERIES A WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

TIDEWATER INC.

INDIVIDUAL SERIES A WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M., New York City Time, [●], 2023

This Individual Warrant Certificate (“Warrant Certificate”) certifies that             , or its registered assigns is the registered holder of Series A Warrants (the “Series A Warrants”) of Tidewater Inc., a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company set forth above. The Series A Warrants expire at 5:00 p.m., New York City time, on the date that is the six year anniversary of the Effective Date (such date, the “Expiration Date”), and each Series A Warrant entitles the holder to purchase from the Company one fully paid and non-assessable Share at the exercise price (the “Exercise Price”), payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $[●].

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement (as defined on the reverse hereof), the Series A Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series A Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series A Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

The Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Series A Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Upon a Redemption Event (as defined in the Warrant Agreement), unexercised Series A Warrants shall be redeemed, subject to the terms and conditions of such redemption specified in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Series A Warrant may be exercised prior to the date of the Warrant Agreement or after the Expiration Date.

After 5:00 p.m., New York City time, on the Expiration Date, the Series A Warrants will become wholly void and of no value.

A-2-2

Holder Not Deemed a Stockholder. Prior to the exercise of any Series A Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

Jones Act Limitations on Series A Warrant Exercise. Notwithstanding the other provisions of the Warrant Agreement, in order to facilitate the Company’s compliance with the Jones Act and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise of any Series A Warrant, its holder shall advise the Company whether or not it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series A Warrant) is a U.S. Citizen. The Company may require a holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series A Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series A Warrant) is a U.S. Citizen.

(ii) Any holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of any Series A Warrants) is a U.S. Citizen may not exercise any Series A Warrant to the extent the shares of Common Stock deliverable upon exercise of such Series A Warrants would constitute Excess Shares, as defined in the Wararant Agreement, if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise of such Series A Warrant.

(iii) Any sale, transfer or other disposition of any Series A Warrant by any holder that is a Non-U.S. Citizen to a person who is a U.S. Citizen must be a complete transfer of such holder’s interests in such Series A Warrant and the Common Stock issuable upon its exercise to such person with the transferor retaining no ability to direct or control such person. The foregoing restriction shall also apply to any person that the holder has designated to receive the Common Stock issuable upon exercise of any Series A Warrant.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

A-2-3

TIDEWATER INC.

By:
Name:
Title:

By:
Name:
Title:

Computershare Trust Company, N.A., as Warrant Agent

By:
Name:
Title:

A-2-4

FORM OF REVERSE OF INDIVIDUAL WARRANT CERTIFICATE

TIDEWATER INC. (SERIES A WARRANTS)

The Series A Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Series A Warrants to purchase shares of Common Stock issued pursuant to that certain Warrant Agreement, dated as of [●], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Series A Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office and is available upon written request addressed to the Company. All capitalized terms used on the face of this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Series A Warrants may be exercised to purchase Warrant Shares from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Series A Warrants evidenced by this Warrant Certificate may exercise such Warrants by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Series A Warrants to the Company and the Warrant Agent at the addresses set forth in the Warrant Agreement, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase shares of Common Stock set forth herein, properly completed and executed by the holder; (ii) delivering no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, the Warrant Certificate evidencing such Warrants to the Warrant Agent; and (iii) paying the Exercise Price, together with any applicable taxes and governmental charges.

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement, the Series A Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series A Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series A Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

In the event that upon any exercise of the Series A Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise of the Series A Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Series A Warrants to purchase the shares of Common Stock not so purchased. No adjustment shall be made for any cash dividends on any shares of Common Stock issuable upon exercise of Series A Warrants. After 5:00 p.m., New York City time on the Expiration Date, unexercised Series A Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractional shares of Common Stock or any certificates that evidence fractional shares of Common Stock.

A-2-5

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Series A Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Series A Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

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A-2-6

FORM OF ELECTION TO EXERCISE SERIES A WARRANT FOR

WARRANT HOLDERS HOLDING INDIVIDUAL WARRANT CERTIFICATES

TO BE COMPLETED BY REGISTERED HOLDER

TIDEWATER INC.

Series A Warrants to Purchase              Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE SERIES A WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Series A Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”), to purchase              newly issued shares of Common Stock of the Company at the Exercise Price of $             per share.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Series A Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $             by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or through a cashless exercise (as described below), no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to exercise Series A Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series A Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise of Series A Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise of Series A Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

A-2-7

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF REGISTERED HOLDER:
(PLEASE PRINT)

ADDRESS:

DELIVERY ADDRESS (IF DIFFERENT):

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER:

NUMBER OF SHARES OF COMMON STOCK FOR WHICH SERIES A WARRANT IS BEING EXERCISED (ONLY ONE
EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Note: If the Warrant Shares are to be registered in a name other than that in which the Individual Series A Warrants are registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A-2-8

EXHIBIT A-3

FORM OF ELECTION TO EXERCISE SERIES A WARRANT FOR

WARRANT HOLDERS HOLDING

DIRECT REGISTRATION WARRANTS

TO BE COMPLETED BY REGISTERED HOLDER

TIDEWATER INC.

Series A Warrants to Purchase              Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE SERIES A WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Series A Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”), to purchase              newly issued shares of Common Stock of the Company at the Exercise Price of $             per share.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Series A Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $             by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or through a cashless exercise (as described below), no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to exercise Series A Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series A Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series A Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise of Series A Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise of Series A Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

A-3-1

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH SERIES A WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING SERIES A WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

A-3-2

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT

NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF SHARES OF COMMON STOCK FOR WHICH SERIES A WARRANT IS BEING EXERCISED (ONLY ONE

EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

A-3-3

EXHIBIT B-1

FORM OF FACE OF GLOBAL WARRANT CERTIFICATE

This Global Warrant Certificate is deposited with or on behalf of The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 4(f) of the Warrant Agreement and (ii) this Global Warrant Certificate may be transferred pursuant to Section 4(e) of the Warrant Agreement and as set forth below.

UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR THE WARRANT AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO. OR SUCH OTHER ENTITY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE OR AS OTHERWISE PERMITTED IN SECTION 4(E) OF THE WARRANT AGREEMENT, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL WARRANT CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 4 AND 5 OF THE WARRANT AGREEMENT.

No registration or transfer of the securities issuable pursuant to the exercise of the Warrant will be recorded on the books of the Company until such provisions have been complied with.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

B-1-1

CUSIP No. [●]

ISIN No. [●]

SERIES B WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

TIDEWATER INC.

GLOBAL SERIES B WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M., New York City Time, [●], 2023

This Global Warrant Certificate (“Warrant Certificate”) certifies that Cede & Co., or its registered assigns is the registered holder of Series B Warrants (the “Series B Warrants”) of Tidewater Inc., a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company set forth above. The Series B Warrants expire at 5:00 p.m., New York City time, on the date that is the six year anniversary of the Effective Date (such date, the “Expiration Date”), and each Series B Warrant entitles the holder to purchase from the Company one fully paid and non-assessable Share at the exercise price (the “Exercise Price”), payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $[●].

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement (as defined on the reverse hereof), the Series B Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series B Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series B Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants.

The Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Series B Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Upon a Redemption Event (as defined in the Warrant Agreement), unexercised Series B Warrants shall be redeemed, subject to the terms and conditions of such redemption specified in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Series B Warrant may be exercised prior to the date of the Warrant Agreement or after the Expiration Date.

B-1-2

After 5:00 p.m., New York City time, on the Expiration Date, the Series B Warrants will become wholly void and of no value.

Holder Not Deemed a Stockholder. Prior to the exercise of any Series B Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

Jones Act Limitations on Series B Warrant Exercise. Notwithstanding the other provisions of the Warrant Agreement, in order to facilitate the Company’s compliance with the Jones Act and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise of any Series B Warrant, its holder shall advise the Company whether or not it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series B Warrant) is a U.S. Citizen. The Company may require a holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series B Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series B Warrant) is a U.S. Citizen.

(ii) Any holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of any Series B Warrant) is a U.S. Citizen may not exercise any Series B Warrant to the extent the shares of Common Stock deliverable upon exercise of such Series B Warrant would constitute Excess Shares, as defined in the Warrant Agreement, if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise of such Series B Warrant.

(iii) Any sale, transfer or other disposition of any Series B Warrant by any holder that is a Non-U.S. Citizen to a person who is a U.S. Citizen must be a complete transfer of such holder’s interests in such Series B Warrant and the Common Stock issuable upon its exercise to such person with the transferor retaining no ability to direct or control such person. The foregoing restriction shall also apply to any person that the holder has designated to receive the Common Stock issuable upon exercise of any Series B Warrant.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

B-1-3

TIDEWATER INC.

By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A. as Warrant Agent

By:
Name:
Title:

B-1-4

FORM OF REVERSE OF GLOBAL WARRANT CERTIFICAT

ETIDEWATER INC. (SERIES B WARRANTS)

The Series B Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Series B Warrants to purchase shares of Common Stock issued pursuant to that certain Warrant Agreement, dated as of [●], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Series B Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office and is available upon written request addressed to the Company. All capitalized terms used on the face of this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Series B Warrants may be exercised to purchase Warrant Shares from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Series B Warrants to the Company and the Warrant Agent at the addresses set forth in the Warrant Agreement, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase shares of Common Stock set forth herein, properly completed and executed by the holder; (ii) delivering no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, the Series B Warrants to the Warrant Agent (by book-entry transfer through the facilities of the Depository); and (iii) paying the Exercise Price, together with any applicable taxes and governmental charges.

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement, the Series B Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series B Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants.

In the event that upon any exercise of the Series B Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise of the Series B Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Series B Warrants to purchase the shares of Common Stock not so purchased or appropriate adjustment shall be made in the “Schedule of Increases or Decreases in Global Warrant Certificate” annexed hereto. No adjustment shall be made for any cash dividends on any shares of Common Stock issuable upon exercise of Series B Warrants. After 5:00 p.m., New York City time on the Expiration Date, unexercised Series B Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractional shares of Common Stock or any certificates that evidence fractional shares of Common Stock.

B-1-5

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Series B Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Series B Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

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B-1-6

[TO BE ATTACHED TO GLOBAL WARRANT CERTIFICATE FOR SERIES B WARRANTS]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL WARRANT CERTIFICATE

The following increases or decreases in this Global Series B Warrant have been made:

Date	Amount of decrease in the number of shares issuable upon exercise of the Series B Warrants represented by this Global Series B Warrant	Amount of increase in number of shares issuable upon exercise of the Series B Warrants represented by this Global Series B Warrant	Number of shares issuable upon exercise of the Series B Warrants represented by this Global Series B Warrant following such decrease or increase	Signature of authorized officer of the Warrant Agent

B-1-7

FORM OF ELECTION TO EXERCISE SERIES B WARRANT FOR

WARRANT HOLDERS HOLDING SERIES B WARRANTS

THROUGH THE DEPOSITORY TRUST COMPANY

TO BE COMPLETED BY DIRECT PARTICIPANT

IN THE DEPOSITORY TRUST COMPANY

TIDEWATER INC.

Series B Warrants to Purchase             Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE SERIES B WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Series B Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”) held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to purchase             newly issued shares of Common Stock of the Company at the Exercise Price of $            per share.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Series B Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $            by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or through a cashless exercise (as described below), no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to exercise Series B Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series B Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise of Series B Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the shares of Common Stock issuable upon exercise of Series B Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

B-1-8

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:

        (PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH SERIES B WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING SERIES B WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

B-1-9

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

ADDRESS:

CONTACT

NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF SHARES OF COMMON STOCK FOR WHICH SERIES B WARRANT IS BEING EXERCISED (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

B-1-10

EXHIBIT B-2

FORM OF FACE OF INDIVIDUAL WARRANT CERTIFICATE

VOID AFTER 5:00 P.M., New York City Time, [●], 2023

This Individual Warrant Certificate may not be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

B-2-1

[●]

SERIES B WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

TIDEWATER INC.

INDIVIDUAL SERIES B WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M., New York City Time, [●], 2023

This Individual Warrant Certificate (“Warrant Certificate”) certifies that             , or its registered assigns is the registered holder of Series B Warrants (the “Series B Warrants”) of Tidewater Inc., a Delaware corporation (the “Company”), to purchase the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company set forth above. The Series B Warrants expire at 5:00 p.m., New York City time, on the date that is the six year anniversary of the Effective Date (such date, the “Expiration Date”), and each Series B Warrant entitles the holder to purchase from the Company one fully paid and non-assessable Share at the exercise price (the “Exercise Price”), payable to the Company either by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m., New York City time, on the business day immediately prior to the settlement date, which settlement date is three Business Days after a Warrant Exercise Notice is delivered (the “Settlement Date”). The initial Exercise Price shall be $[●].

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement (as defined on the reverse hereof), the Series B Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series B Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series B Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants.

The Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Series B Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Upon a Redemption Event (as defined in the Warrant Agreement), unexercised Series B Warrants shall be redeemed, subject to the terms and conditions of such redemption specified in the Warrant Agreement.

To the extent that any provision hereof conflicts with any provision of the Warrant Agreement, the provision in the Warrant Agreement shall control.

No Series B Warrant may be exercised prior to the date of the Warrant Agreement or after the Expiration Date.

After 5:00 p.m., New York City time, on the Expiration Date, the Series B Warrants will become wholly void and of no value.

B-2-2

Holder Not Deemed a Stockholder. Prior to the exercise of any Series B Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter.

Jones Act Limitations on Series B Warrant Exercise. Notwithstanding the other provisions of the Warrant Agreement, in order to facilitate the Company’s compliance with the Jones Act and other U.S. Maritime Laws concerning the ownership of the Common Stock by Non-U.S. Citizens with regard to its continuing ability to operate its vessels in the coastwise trade of the United States and to comply with obligations of the Company under contracts that it may enter into from time to time with the United States Government:

(i) At the time of exercise of any Series B Warrant, its holder shall advise the Company whether or not it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series B Warrant) is a U.S. Citizen. The Company may require a holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series B Warrant) to provide it with such documents and other information as it may request as reasonable proof confirming that the holder (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of such Series B Warrant) is a U.S. Citizen.

(ii) Any holder that cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the Common Stock issuable upon exercise of any Series B Warrant) is a U.S. Citizen may not exercise any Series B Warrant to the extent the shares of Common Stock deliverable upon exercise of such Series B Warrant would constitute Excess Shares, as defined in the Warrant Agreement, if they were issued, which shall be determined by the Company in its sole discretion at the time of any proposed exercise of such Series B Warrant.

(iii) Any sale, transfer or other disposition of any Series B Warrant by any holder that is a Non-U.S. Citizen to a person who is a U.S. Citizen must be a complete transfer of such holder’s interests in such Series B Warrant and the Common Stock issuable upon its exercise to such person with the transferor retaining no ability to direct or control such person. The foregoing restriction shall also apply to any person that the holder has designated to receive the Common Stock issuable upon exercise of any Series B Warrant.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

B-2-3

TIDEWATER INC.

By:

Name:
Title:

By:

Name:
Title:

Computershare Trust Company, N.A., as Warrant Agent

By:

Name:
Title:

B-2-4

FORM OF REVERSE OF INDIVIDUAL WARRANT CERTIFICATE

TIDEWATER INC. (SERIES B WARRANTS)

The Series B Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Series B Warrants to purchase shares of Common Stock issued pursuant to that certain Warrant Agreement, dated as of [●], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company and Computershare Trust Company, N.A.,, as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Series B Warrants. A copy of the Warrant Agreement may be inspected at the Warrant Agent’s office and is available upon written request addressed to the Company. All capitalized terms used on the face of this Warrant Certificate but not defined herein and are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Series B Warrants may be exercised to purchase Warrant Shares from the Company from the date of the Warrant Agreement through 5:00 p.m., New York City time, on the Expiration Date, at the Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the holder of the Series B Warrants evidenced by this Warrant Certificate may exercise such Warrants by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Series B Warrants to the Company and the Warrant Agent at the addresses set forth in the Warrant Agreement, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase shares of Common Stock set forth herein, properly completed and executed by the holder; (ii) delivering no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date, the Warrant Certificate evidencing such Warrants to the Warrant Agent; and (iii) paying the Exercise Price, together with any applicable taxes and governmental charges.

In lieu of paying the Exercise Price as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement, the Series B Warrants shall entitle the holder thereof, at the election of such holder, to exercise the Series B Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series B Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants.

In the event that upon any exercise of the Series B Warrants evidenced hereby the number of shares of Common Stock actually purchased shall be less than the total number of shares of Common Stock purchasable upon exercise of the Series B Warrants evidenced hereby, there shall be issued to the holder hereof, or such holder’s assignee, a new Warrant Certificate evidencing Series B Warrants to purchase the shares of Common Stock not so purchased. No adjustment shall be made for any cash dividends on any shares of Common Stock issuable upon exercise of Series B Warrants. After 5:00 p.m., New York City time on the Expiration Date, unexercised Series B Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractional shares of Common Stock or any certificates that evidence fractional shares of Common Stock.

B-2-5

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing Series B Warrants to purchase in the aggregate a like number of shares of Common Stock.

No Series B Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

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B-2-6

FORM OF ELECTION TO EXERCISE SERIES B WARRANT FOR

WARRANT HOLDERS HOLDING INDIVIDUAL WARRANT CERTIFICATES

TO BE COMPLETED BY REGISTERED HOLDER

TIDEWATER INC.

Series B Warrants to Purchase             Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE SERIES B WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Series B Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”), to purchase             newly issued shares of Common Stock of the Company at the Exercise Price of $            per share.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Series B Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $            by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or through a cashless exercise (as described below), no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to exercise Series B Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series B Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise of Series B Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive shares of Common Stock issuable upon exercise of Series B Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

B-2-7

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF REGISTERED HOLDER:

(PLEASE PRINT)

ADDRESS:

DELIVERY ADDRESS (IF DIFFERENT):

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER:

NUMBER OF SHARES OF COMMON STOCK FOR WHICH SERIES B WARRANT IS BEING EXERCISED (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Note: If the Warrant Shares are to be registered in a name other than that in which the Individual Series B Warrants are registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

B-2-8

EXHIBIT B-3

FORM OF ELECTION TO EXERCISE SERIES B WARRANT FOR

WARRANT HOLDERS HOLDING

DIRECT REGISTRATION WARRANTS

TO BE COMPLETED BY REGISTERED HOLDER

TIDEWATER INC.

Series B Warrants to Purchase             Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE SERIES B WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by Series B Warrants to purchase shares of Common Stock of Tidewater Inc. (the “Company”), to purchase             newly issued shares of Common Stock of the Company at the Exercise Price of $            per share.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Series B Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $            by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose or through a cashless exercise (as described below), no later than 5:00 p.m., New York City time, on the Business Day immediately prior to the Settlement Date.

☐ Please check if the undersigned, in lieu of paying the Exercise Price as set forth in the preceding paragraph, elects to exercise Series B Warrants by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon exercise of the Series B Warrants which when multiplied by the Market Price of the Common Stock is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being exercised at the Exercise Price (assuming the Exercise Price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Warrants.

If the undersigned will be receiving the shares of Common Stock issuable upon exercise of Series B Warrants:

☐ Please check if the undersigned is a U.S. Citizen (additional information may be required by the Company to confirm that the undersigned is a U.S. Citizen)

☐ Please check if the undersigned is a Non-U.S. Citizen.

If the undersigned has designated another person (a “designee”) to receive the share of Common Stock issuable upon exercise of Series B Warrants:

☐ Please check if such designee is a U.S. Citizen (additional information may be required by the Company to confirm that such designee is a U.S. Citizen)

☐ Please check if such designee is a Non-U.S. Citizen.

C-1-1

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
(PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH SERIES B WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING SERIES B WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

B-2

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:

(PLEASE PRINT)

ADDRESS:

CONTACT

NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF SHARES OF COMMON STOCK FOR WHICH SERIES B WARRANT IS BEING EXERCISED (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE):

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed

BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

B-3

EXHIBIT C-1

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER

IF SUCH HOLDER DESIRES TO TRANSFER A SERIES A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Series A Warrants to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

C-1-1

EXHIBIT C-2

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER

IF SUCH HOLDER DESIRES TO TRANSFER A SERIES A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Series A Warrants to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

C-2-1

EXHIBIT D-1

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER

IF SUCH HOLDER DESIRES TO TRANSFER A SERIES B WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Series B Warrants to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

D-1-1

EXHIBIT D-2

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED HOLDER

IF SUCH HOLDER DESIRES TO TRANSFER A SERIES B WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

Series B Warrants to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

D-2-1

EXHIBIT E

SERIES A WARRANT SUMMARY

NUMBER OF SERIES A WARRANTS: Initially, [●] Series A Warrants, subject to adjustment as described in the Warrant Agreement dated as of [●], 2017 between Tidewater Inc. (the “Company”) and Computershare Trust Company, N.A., as Warrant Agent (as supplemented or amended, the “Warrant Agreement”), each of which is exercisable for one share of the Company’s common stock, par value $0.001 per share. This summary is not complete and reference is made to the Warrant Agreement for the terms of the Series A Warrants. In the event of any conflict, the terms of the Warrant Agreement shall control.

EXERCISE PRICE: Initially, $[●] per Series A Warrant, subject to adjustment as described in the Warrant Agreement.

HOLDER NOT DEEMED A STOCKHOLDER: Prior to the exercise of any Series A Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company.

JONES ACT LIMITATIONS ON EXERCISE: The right to exercise Series A Warrants is subject to the limitations on ownership of the Common Stock by Non-U.S. Citizens set forth in the Warrant Agreement.

FORM OF SETTLEMENT:

Full Settlement: If Full Physical Settlement is elected, the Company shall deliver, against payment of the Exercise Price, a number of shares of Common Stock equal to the number of Series A Warrants exercised.

Cashless Exercise: If Cashless Exercise is elected, the Company will withhold from issuance a number of shares of Common Stock issuable upon the exercise of the Series A Warrants which, when multiplied by the Market Price of the Common Stock, is equal to the aggregate price for the number of shares of Common Stock for which the Warrants are being exercised at the Exercise Price (assuming the Exercise price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series A Warrants.

DATES OF EXERCISE: At any time, and from time to time, prior to the Close of Business on the Expiration Date.

REDEMPTION: Upon a Redemption Event (as defined in the Warrant Agreement), unexercised

Series A Warrants shall be redeemed, subject to the terms and conditions of such redemption specified in the Warrant Agreement.

EXPIRATION DATE: The Close of Business on [●], 2023.

E-1-1

EXHIBIT F

SERIES B WARRANT SUMMARY

NUMBER OF SERIES B WARRANTS: Initially, [●] Series B Warrants, subject to adjustment as described in the Warrant Agreement dated as of [●], 2017 between Tidewater Inc. (the “Company”) and Computershare Trust Company, N.A., as Warrant Agent (as supplemented or amended, the “Warrant Agreement”), each of which is exercisable for one share of the Company’s common stock, par value $0.001 per share. This summary is not complete and reference is made to the Warrant Agreement for the terms of the Series B Warrants. In the event of any conflict, the terms of the Warrant Agreement shall control.

EXERCISE PRICE: Initially, $[●] per Series B Warrant, subject to adjustment as described in the Warrant Agreement.

HOLDER NOT DEEMED A STOCKHOLDER: Prior to the exercise of any Series B Warrant, no holder thereof, as such, shall be entitled to any rights of a stockholder of the Company.

JONES ACT LIMITATIONS ON EXERCISE: The right to exercise Series B Warrants is subject to the limitations on ownership of the Common Stock by Non-U.S. Citizens set forth in the Warrant Agreement.

FORM OF SETTLEMENT:

Full Settlement: If Full Physical Settlement is elected, the Company shall deliver, against payment of the Exercise Price, a number of shares of Common Stock equal to the number of Series B Warrants exercised.

Cashless Exercise: If Cashless Exercise is elected, the Company will withhold from issuance a number of shares of Common Stock issuable upon the exercise of the Series B Warrants which, when multiplied by the Market Price of the Common Stock, is equal to the aggregate price for the number of shares of Common Stock for which the Series B Warrants are being exercised at the Exercise Price (assuming the Exercise price for all such shares of Common Stock was being paid in cash), and such withheld shares shall no longer be issuable under the Series B Warrants.

DATES OF EXERCISE: At any time, and from time to time, prior to the Close of Business on the Expiration Date.

REDEMPTION: Upon a Redemption Event (as defined in the Warrant Agreement), unexercised Series B Warrants shall be redeemed, subject to the terms and conditions of such redemption specified in the Warrant Agreement.

EXPIRATION DATE: The Close of Business on [●], 2023.

F-1-1

EXHIBIT J

Registration Rights Agreement

Form of Registration Rights Agreement

Form of

REGISTRATION RIGHTS AGREEMENT

by and among

TIDEWATER INC.

and

the Holders party hereto1

Dated as of [     ], 2017

[1]	To be entered into by any Person holding more than 10% of the outstanding common stock.

Form of

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [ ], 2017, by and among Tidewater Inc., a Delaware corporation (the “Company”), the investors signatory hereto (collectively, the “Initial Holders”) and any Permitted Transferee (as defined below) who hereafter becomes a party to this Agreement as contemplated in Section 7(b) hereof (each such party who holds Registrable Securities (as defined below), a “Holder” and, collectively, the “Holders”).

On [_], 2017, the Company and certain of its Affiliates filed voluntary petitions with the bankruptcy court initiating cases under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”). On [_], 2017, the Company filed with the bankruptcy court a Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater Inc. and its Affiliated Debtors (as may be further amended, supplemented or otherwise modified, the “Tidewater Plan”), and the related Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater Inc. and its Affiliated Debtors.

Pursuant to the Tidewater Plan, and in relation to the Company’s emergence from the Chapter 11 Cases as set forth in the Tidewater Plan (the “Emergence Date”), the Initial Holders will exchange the Company’s existing 2010 Notes, 2011 Notes, and 2013 Notes (as such terms are defined in the Tidewater Plan) for, among other consideration, (i) a combination of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and New Creditor Warrants (as defined herein), (ii) $350,000,000 in aggregate principal amount of Senior Secured Notes due 2022 issued by the Company pursuant to the New Indenture (as such term is defined in the Tidewater Plan), and (iii) $225,000,000 in cash.

This Agreement is made for the benefit of the Holders. In connection with the Tidewater Plan, the Company has agreed to provide the registration rights set forth in this Agreement.

The parties hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

“beneficial ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 (or any successor rule then in effect) promulgated under the Exchange Act, except that in calculating the beneficial ownership of any Holder, such Holder shall be deemed to have beneficial ownership of all securities that such Holder has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event or the passage of time.

“Business Day” means any day other than a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions located in New York, New York are authorized or required by law to be closed. If the time to perform any action hereunder falls on a day that is not a Business Day, such time will be extended to the next Business Day.

“Closing Price” means the closing price of a share of Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading or, if no such closing price on such date is reported, the average of the closing bid and asked prices on such date, as so reported; or (ii) if not then listed or admitted to trading on any securities exchange but it is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of a share of Common Stock on such date; or (iii) if the Common Stock is not so designated, the average of the reported closing bid and asked prices of a share of Common Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Company; or (iv) if not so reported and shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System, the average of the reported closing bid and asked prices of a share of Common Stock on such date in the over-the-counter market or comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indemnified Holder” has the meaning set forth in Section 6(a) hereof.

“New Creditor Warrants” means the Company warrants governed by that certain Creditor Warrant Agreement dated as of the date hereof between the Company and Computershare Trust Company, N.A., as warrant agent, each as may be amended, supplemented or otherwise modified from time to time, which are exercisable or convertible into shares of Common Stock at an exercise price of $0.001 per warrant.

“Permitted Transferee” means any transferee of Registrable Securities in a transaction not involving a public offering; provided that such transferee agrees in writing to become a party to this Agreement.

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“Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

“Registrable Securities” means, with respect to any Holder, (i) any shares of Common Stock and Warrants owned by such Holder or any of its Affiliates immediately following the consummation of the Tidewater Plan (ii) any shares of Common Stock issuable upon exercise or conversion of the Warrants owned by such Holder or any of its Affiliates immediately following the consummation of the Tidewater Plan and (iii) any shares of Common Stock or Warrants (and any shares of Common Stock issuable thereunder) acquired by such Holder or any of its Affiliates after the date hereof. Registrable Securities include any shares of capital stock, warrants or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred or otherwise disposed of in accordance with such Registration Statement; (b) such securities shall have ceased to be outstanding; (c) such securities have been disposed of pursuant to Rule 144 promulgated under the Securities Act (or any successor provision); or (d) with respect to any Holder, such Holder and its Affiliates beneficially own less than 5% of the outstanding Common Stock.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act for a public offering and sale of Registrable Securities (other than a registration statement on Form S-4 or Form S-8 (or any successor or substantially similar form), or in connection with (i) an employee stock option, stock purchase or compensation plan or securities issued or issuable pursuant to any such plan or (ii) a dividend reinvestment plan).

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” has the meaning set forth in Section 2(a) hereof.

“Shelf Registration” has the meaning set forth in Section 2(a) hereof.

“Shelf Takedown” has the meaning set forth in Section 2(a) hereof.

“Specified Period” means with regard to the period after the effective date of a Registration Statement for an offering of Common Stock, 90 days.

“Warrants” means the Company’s warrants, including the New Creditor Warrants, governed by the Creditor Warrant Agreement and the Existing Equity Warrant Agreement, each dated as of the date hereof between the Company and Computershare Trust Company, N.A., as warrant agent, each as may be amended, supplemented or otherwise modified from time to time.

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Section 2. Demand Registration.

(a) Request for Demand Registration.

(i) At any time and from time to time, any of the Initial Holders (the “Initiating Holders”) may make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8, or with respect to shares issued in an acquisition or any debt securities), in accordance with the terms of this Agreement (a “Demand Registration”), the number of Registrable Securities stated in such request; provided, however, that the Company shall not be obligated to effect (i) more than three (3) such Demand Registrations, (ii) a Demand Registration if the Initiating Holders propose to sell Registrable Securities in such Demand Registration at an anticipated aggregate offering price (calculated based upon the Market Price of the Registrable Securities on the date on which the Company receives the written request for such Demand Registration) to the public of less than $5,000,000 unless such Demand Registration includes all of the then-outstanding Registrable Securities or is a Shelf Registration (as defined below) or (iii) any such Demand Registration within the Specified Period (or such shorter period as the Company may determine in its sole discretion) after the effective date of any other Registration Statement of the Company (other than a Registration Statement on Form S-4 or S-8, or with respect to shares issued in an acquisition or any debt securities).

(ii) The Initiating Holders shall have the right in any Demand Registration to request registration under the Securities Act of all or any portion of their Registrable Securities for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). After the effectiveness of any Registration Statement relating to a Shelf Registration (a “Shelf Registration Statement”), the Initiating Holder may request in writing that the Company file one or more prospectus supplements or post-effective amendments to a Shelf Registration Statement to effect an offering of Registrable Securities registered under such Shelf Registration Statement (a “Shelf Takedown”).

(iii) Each request for a Demand Registration or Shelf Takedown by the Initiating Holders shall state the type and amount of the Registrable Securities proposed to be offered and the intended method of disposition thereof.

(b) Deferral. If the board of directors of the Company, in its good faith judgment, determines that any registration of Registrable Securities under this Section 3 should not be made or continued because it would materially interfere with any material or potentially material financing, acquisition, corporate reorganization or merger or other transaction involving the Company, including negotiations related thereto, or require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company or otherwise make it undesirable for the Company to complete a Demand Registration at that time (a “Valid Business Reason”), (x) the Company may postpone

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filing a Registration Statement (but not the preparation of the Registration Statement) relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days after the date when the Demand Registration was requested or, if later, after the occurrence of the Valid Business Reason and (y) in case a Registration Statement has been filed relating to a Demand Registration, the Company may postpone amending or supplementing such Registration Statement (in which case, if the Valid Business Reason no longer exists or if more than one 90-day period has passed since such postponement, the Initiating Holders may request a new Demand Registration (which request shall not be counted as an additional Demand Registration for purposes of clause (i) above) or request the prompt amendment or supplement of such Registration Statement). The Company shall give written notice to all Initial Holders of its determination to postpone filing, amending or supplementing a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof (which notice shall notify each Holder only of the occurrence of such an event or the fact that it no longer exists and shall provide no additional information regarding such event to the extent such information would constitute material nonpublic information). Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing, amendment or supplement under Section 2(a) due to a Valid Business Reason for more than 120 days in the aggregate in any twelve-month period.

(c) Incidental or “Piggy-Back” Rights with Respect to a Demand Registration. Any Initial Holder which has not requested a registration under Section 2(a) hereof may, pursuant to this Section 2(c), offer its Registrable Securities under any Demand Registration and any Initial Holder whose Registrable Securities are included in a Shelf Registration Statement may include its Registrable Securities in a Shelf Takedown. The Company may also offer its Common Stock under any Demand Registration, but not in a Shelf Takedown except to the extent any such offering is consented to in writing by the Initiating Holders holding a majority of Registrable Securities, subject to the priority provision described below. The Company shall (i) as promptly as practicable, give written notice thereof to all of the eligible Initial Holders (other than the Initiating Holders), which notice shall specify the type and number of Registrable Securities subject to the request for Demand Registration or Shelf Takedown, the names of the Initiating Holders and the intended method of disposition of such Registrable Securities, and (ii) subject to Section 2(f) hereof, include in the Registration Statement filed pursuant to the Demand Registration or Shelf Takedown all of the Registrable Securities held by such Initial Holders from whom the Company has received a written request for inclusion therein within ten days of the date on which the Company sent the written notice referred to in clause (i) above (or five days in the case of a Shelf Takedown). Each such request by such Initial Holders shall specify the type and number of Registrable Securities proposed to be registered. The failure of any Initial Holder to respond within such period referred to in clause (ii) above shall be deemed to be a waiver of such Initial Holder’s rights under this Section 2(c) with respect to such Demand Registration or Shelf Takedown. Any Initial Holder may waive its rights under this Section 2(c) by giving written notice to the Company.

(d) Effective Demand Registration. Subject to Section 2(a), the Company shall use its commercially reasonable efforts to file a Registration Statement relating to the Demand Registration and to cause such Registration Statement to become effective as

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promptly as practicable but in no event with respect to such filing later than one hundred twenty days after it receives a request under Section 2(a) hereof and to remain continuously effective (subject to postponement or blackout pursuant to a Valid Business Reason) for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold or (ii) one hundred twenty days (or in the case of a Shelf Registration Statement, three years). The Company shall file any prospectus supplement or amendment to a Shelf Registration Statement to effect any requested Shelf Takedown as promptly as possible and, in the case of a post-effective amendment, use its commercially reasonable effects to cause the Shelf Registration Statement to become effective as promptly as possible.

(e) Expenses. Except as provided in Section 2(h) hereof, the Company shall pay all registration expenses contemplated by Section 5 hereof in connection with a Demand Registration (and, if applicable, any related Shelf Takedown), whether or not such Demand Registration becomes effective.

(f) Underwriting Procedures. If the Initiating Holders so elect, the Company shall use its commercially reasonable efforts to cause the offering made pursuant to such Demand Registration or any Shelf Takedown pursuant to this Section 2 to be in the form of a firm commitment underwritten offering; provided, however, that the Company shall not be obligated to effect more than three (3) such underwritten offerings. The managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 2(g) hereof. In connection with any Demand Registration or Shelf Takedown under this Section 2 involving an underwritten offering, none of the Registrable Securities held by any Initial Holder making a request for inclusion of such Registrable Securities pursuant to Section 2(a) or 2(c) hereof shall be included in such underwritten offering unless such Initial Holder (i) accepts the terms of the offering as agreed upon by the Company, the Initiating Holders and the Approved Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lockup agreement terms), and then only in such quantity as set forth below and (ii) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.

If the Approved Underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering, then the Company shall include in such Demand Registration or Shelf Takedown, to the extent of the amount that the Approved Underwriter believes may be sold in an orderly manner at a price that is acceptable to the Initiating Holders without causing such material adverse effect, all of the Registrable Securities of the Initiating Holders requested to be registered pursuant to such Demand Registration or Shelf Takedown; if the Approved Underwriter determines that additional securities may be included in such offering after including all of the Registrable Securities of the Initiating Holders requested to be included in such Demand Registration or Shelf Takedown, then the offering may include on a pari passu basis (i) first, such number of Registrable Securities of the Initial Holders (other than the Initiating Holders) participating in the offering under Section 2(c) hereof, which Registrable Securities shall be allocated pro rata among such Initial Holders participating in the offering, based on the number of Registrable

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Securities held by each such Initial Holder, (ii) second, any other securities of the Company requested by holders thereof to be included in such registration or Shelf Takedown, pro rata among such other holders based on the number of securities held by each such holder, and (iii) third, securities offered by the Company for its own account.

(g) Selection of Underwriters. If any Demand Registration or Shelf Takedown of Registrable Securities is in the form of an underwritten offering, the Initiating Holders holding a majority of the Registrable Securities requested to be included in such underwritten offering shall select and obtain one or more investment banking firms of national reputation to act as the managing underwriter or underwriters of the offering; provided, however, that such firm or firms shall, in any case, also be approved by the Company, such approval not to be unreasonably delayed or withheld. An investment banking firm or firms selected pursuant to this Section 2(g) shall be referred to as the “Approved Underwriter” herein.

(h) Withdrawal. The Initiating Holders shall be entitled to withdraw or revoke a request for a Demand Registration or Shelf Takedown without the prior written consent of the Company if (i) such withdrawal or revocation is as a result of facts or circumstances arising after the date on which a request for a Demand Registration or Shelf Takedown was made and the Initiating Holders reasonably determine that participation in such registration or Shelf Takedown would have a material adverse effect on the Initiating Holders, (ii) the Closing Price is more than twenty percent lower than the Closing Price on the date the Initiating Holders requested such Demand Registration or (iii) the Initiating Holders agree to pay all fees and expenses incurred by the Company in connection with such withdrawn registration (each, a “Permitted Withdrawal”). If a Permitted Withdrawal occurs under clause (i) above, the related Demand Registration or Shelf Takedown that is proposed to be an underwritten offering shall be counted as a Demand Registration or underwritten offering for purposes of Sections 2(a) or 2(f) hereof, and if a Permitted Withdrawal occurs under clauses (ii) or (iii) above, the related Demand Registration shall not be counted as a Demand Registration or Shelf Takedown that is proposed to be an underwritten offering for purposes of Sections 2(a) or 2(f) hereof. Any Permitted Withdrawal shall constitute and effect an automatic withdrawal by all Initiating Holders and any other Initial Holder participating in such Demand Registration or Shelf Takedown pursuant to the provisions of Section 2(b) hereof.

Section 3. Incidental or “Piggy-Back” Registration

(a) Request for Incidental or “Piggy-Back” Registration. At any time after the Emergence Date, if the Company proposes to file a Registration Statement with respect to an offering of Common Stock by the Company for its own account (other than a Registration Statement on Form S-4 or S-8, or with respect to shares issued in an acquisition or any debt securities or a registration statement on Form S-1 or Form S-3 covering solely an employee benefit or dividend reinvestment plan) or for the account of any stockholder of the Company other than Initial Holders pursuant to Section 2 hereof, then the Company shall give written notice of such proposed filing to each of the Initial Holders at least ten days before the anticipated filing date, which notice shall describe the proposed registration and distribution and offer such Initial Holders the opportunity to register the number of Registrable Securities that each such Initial Holder may request (an “Incidental Registration”). The Company shall use its

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commercially reasonable efforts to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each Initial Holder who has requested in writing to participate in the Incidental Registration pursuant to this Section 3(a) to include the number of such Initial Holder’s Registrable Securities indicated by such Initial Holder in such offering on the same terms and conditions as the Common Stock of the Company or the account of such other stockholder, as the case may be, included therein. Any withdrawal of the Registration Statement by the Company for any reason shall constitute and effect an automatic withdrawal of any Incidental Registration related thereto. In connection with any Incidental Registration under this Section 3(a) involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Initial Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other stockholders, if any, and the Company Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lock-up agreement terms), and then only in such quantity as set forth below. If the Company Underwriter determines that the aggregate amount of the securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the securities in such offering, then the Company shall include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold in an orderly manner at a price that is acceptable to the Company without causing such material adverse effect, all of the securities to be offered for the account of the Company, and if the Company Underwriter determines that additional securities may be included in such offering after including all of the securities to be offered for the account of the Company, then the offering may include on a pari passu basis (i) all of the securities to be offered for the stockholders (other than Initial Holders) who have requested such Incidental Registration, in the case of a stockholder initiated Incidental Registration, and (ii) any Registrable Securities to be included in such Incidental Registration, pro rata among the Initial Holders and any other stockholders with comparable contractual registration rights based on the number of securities held by each such Initial Holder and such other stockholders. For purposes of clarity and the avoidance of doubt, in the event of a Company initiated Incidental Registration, the Company shall at all times have the right (but not the obligation) to include all of its securities before any other stockholder, including any Initial Holder, may include any of its securities. The Company shall have the right to terminate or withdraw any Incidental Registration prior to effectiveness, whether or not any Initial Holder has elected to include Registrable Securities in such Incidental Registration.

(b) Expenses. The Company shall bear all registration expenses contemplated by Section 5 hereof in connection with any Incidental Registration pursuant to this Section 3, whether or not such Incidental Registration becomes effective.

Section 4. Registration Procedures.

(a) In connection with any Registration Statement, any Shelf Takedown and any Prospectus required by this Agreement to permit the sale or resale of Registrable Securities, the Company shall:

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(i) use commercially reasonable efforts to keep such Registration Statement continuously effective during the period required by this Agreement and provide all requisite financial statements for such period; upon the occurrence of any event that would cause any such Registration Statement or the Prospectus related thereto therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Registrable Securities during the period required by this Agreement, the Company shall as promptly as reasonably practicable file an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, if Commission review is required, shall use commercially reasonable efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as practicable thereafter;

(ii) use commercially reasonable efforts to prepare and file with the Commission such amendments and post-effective amendments, including any prospectus supplement or post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the time period required by this Agreement or to effect a Shelf Takedown requested pursuant to Section 2; cause the Prospectus to be supplemented by any required prospectus supplement, including any prospectus supplement requested in connection with a Shelf Takedown under Section 2, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with any applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the period required by this Agreement in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement, post-effective amendment or supplement to the Prospectus;

(iii) advise each Holder whose Registrable Securities have been included in a Registration Statement, (A) when the Prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any request by the Commission for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, (D) of the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or blue sky laws, the Company shall use commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

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(iv) furnish without charge, upon request, to each selling Holder named in a Registration Statement, and each of the underwriter(s), if any, before filing with the Commission, copies of the Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus (including all documents incorporated by reference after the initial filing of such Registration Statement to the extent not then available via the Commission’s EDGAR system, but only to the extent they expressly relate to any offering to be effected thereunder), which documents will be subject to the review and comment of such Holders and underwriter(s) in connection with such sale, if any, for a period of at least three Business Days, and the Company will not file any such Registration Statement or Prospectus or any amendment or supplement to any such Registration Statement or Prospectus (including all such documents incorporated by reference, but only to the extent they expressly relate to any offering to be effected thereunder) to which a Holder of Registrable Securities covered by such Registration Statement or the underwriter(s), if any, shall reasonably object in writing within three Business Days after the receipt thereof (such objection to be deemed timely made upon confirmation of telecopy transmission within such period). The objection of a Holder or underwriter, if any, shall be deemed to be reasonable if such Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, contains a material misstatement or omission. Notwithstanding the foregoing, the Company shall not be required to take, or refrain from taking, any actions under this clause (iv) that are not, in the reasonable opinion of counsel for the Company, in compliance with applicable law;

(v) promptly prior to the filing of any document that is to be incorporated by reference into a Registration Statement or Prospectus (but only to the extent such incorporated document expressly relates to any offering to be effected thereunder) in connection with such registration or sale, if any, provide copies of such document to each selling Holder named in the Registration Statement in connection with such registration or sale, if any, and to the underwriter(s), if any, make the Company’s representatives available for discussion of such document and other customary due diligence matters subject to execution and delivery of customary confidentiality agreements, and include such information in such document prior to the filing thereof as such selling Holders or underwriter(s), if any, reasonably may request to correct any material misstatement or omission contained therein or omitted therefrom or in order to comply with the applicable requirements of the Securities Act or the rules and regulations promulgated thereunder;

(vi) make available at reasonable times for inspection by the selling Holders, the underwriter(s), if any, participating in any disposition pursuant to such Registration Statement and any attorney or accountant retained by such selling Holders or any of the underwriter(s), all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement or

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any post-effective amendment thereto subsequent to the filing thereof and prior to its effectiveness and to participate in meetings with investors to the extent requested by the underwriter(s), if any; provided that any Holder, underwriter or representative of any Holder or underwriter requesting or receiving such information shall agree to be bound by reasonable confidentiality agreements and procedures with respect thereto;

(vii) if requested by any selling Holders or the underwriter(s), if any, promptly incorporate in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriter(s), if any, may reasonably request to have included therein to correct any material misstatement or omission contained therein or omitted therefrom or in order to comply with the applicable requirements of the Securities Act or the rules and regulations promulgated thereunder, including, without limitation, information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(viii) upon request, furnish to each selling Holder and each of the underwriter(s), if any, without charge, at least one copy of the Registration Statement, as first filed with the Commission, and of each amendment thereto, including financial statements and schedules (without all documents incorporated by reference therein or exhibits thereto, unless requested);

(ix) upon request, deliver to each selling Holder and each of the underwriter(s), if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request; provided, that if no Registration Statement is effective or no Prospectus is usable, the Company shall deliver to each selling Holder a notice to that effect in response to such request; the Company hereby consents to the use (in accordance with law and this Agreement) of the Prospectus and any amendment or supplement thereto by each of the selling Holders and each of the underwriter(s), if any, in connection with the offering and the sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

(x) upon the reasonable request of such Holder, use commercially reasonable efforts to enter into such agreements (including an underwriting agreement containing customary terms), and make such representations and warranties, and take all such other actions in connection therewith in order to expedite or facilitate the disposition of the Registrable Securities pursuant to a Registration Statement contemplated by this Agreement, all to such extent as may be customarily and reasonably requested by any Holder of Registrable Securities or underwriter in connection with any sale or resale pursuant to a Registration Statement contemplated by this Agreement; and whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, the Company shall use commercially reasonable efforts to:

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(A) Upon the request of any Holder, furnish to each underwriter, if any, in such substance and scope as they may reasonably request and as are customarily made by issuers to underwriters in primary underwritten offerings, upon the date of the effectiveness of the Registration Statement:

(1) an opinion and 10b-5 letter in customary form of counsel for the Company, covering the matters customarily covered in opinions and 10b-5 letters requested in similar underwritten offerings and such other matters as such parties may reasonably request; and

(2) obtain a customary comfort letter, dated the date of effectiveness of the Registration Statement, from the Company’s independent accountants, in the customary form and covering matters of the type customarily requested to be covered in comfort letters by underwriters in connection with primary underwritten offerings;

(B) deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with clause (A) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

(xi) prior to any public offering of Registrable Securities, cooperate with the selling Holders, the underwriter(s), if any, and their respective counsel in connection with the registration and qualification of the Registrable Securities under the state securities or blue sky laws of such jurisdictions within the United States of America as the selling Holders or underwriter(s), if any, may reasonably request and do such other acts or things reasonably necessary or advisable to permit the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement in a manner that is in compliance with the applicable laws of such jurisdiction provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (xi), (B) conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction, (C) subject itself to taxation in any such jurisdiction or (D) consent to general service of process in any such jurisdiction;

(xii) if any fact or event contemplated by Section 4(a)(iii)(D) hereof shall exist or have occurred, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading;

(xiii) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of FINRA; and

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(xiv) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 under the Securities Act (which need not be audited) for the twelve-month period commencing after the effective date of the Registration Statement.

(b) Restrictions on Holders.

(i) Subject to the provisions of this Section 4(b), following the effectiveness of a Registration Statement, the Company may direct the Holders, in accordance with Section 4(b)(ii), to suspend sales of Registrable Securities pursuant to such Registration Statement and the use of any Prospectus or preliminary Prospectus contained therein for such times as the Company reasonably may determine are necessary and advisable (but in no event, for more than an aggregate of 120 days in any consecutive twelve-month period commencing on the date hereof or more than 90 days in any consecutive 120-day period, except as a result of a review of any post-effective amendment by the Commission prior to declaring any post-effective amendment to the Registration Statement effective, provided that the Company has used its commercially reasonable efforts to cause such post-effective amendment to be declared effective), if any of the following events shall occur: (1) the majority of the Company’s board of directors shall have determined in good faith that (a) the offer or sale of any Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, consolidation, business combination, disposition, tender offer, corporate reorganization or other significant transaction involving the Company, (b) upon the advice of counsel, the sale of Registrable Securities pursuant to such Registration Statement would require disclosure of nonpublic material information not otherwise required to be disclosed under applicable laws or (c) (i) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (ii) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction or (iii) the proposed transaction renders the Company unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable, or (2) the majority of the Company’s board of directors shall have determined in good faith that it is required by law, rule or regulation or Commission-published release or interpretation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement, including for the purpose of (a) including in the Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act, (b) reflecting in the Prospectus any facts or events arising after the effective date of the Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein, or (c) including in the Prospectus any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the

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Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement compatible with the Company’s best interests, as applicable, so as to permit the Holders to resume sales of Registrable Securities as soon as possible.

(ii) Each Holder agrees that, upon receipt of the notice referred to in Section 4(a)(iii)(C), any notice from the Company of the existence of any fact of the kind described in Section 4(a)(iii)(D) hereof or a notice from the Company of any of the events set forth in Section 4(b)(i) (in each case, a “Suspension Notice”), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until (A) such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(a)(xii) hereof, or (B) it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. Each Holder receiving a Suspension Notice hereby agrees that it will either (1) destroy any Prospectuses, other than permanent file copies, then in such Holder’s possession that have been replaced by the Company with more recently dated Prospectuses, or (2) deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities that was current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of such Shelf Registration Statement set forth in Section 2 hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4(a)(iii)(D) hereof to and including the date when each selling Holder covered by such Shelf Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 4(a)(xiii) hereof or shall have been advised in writing that the use of the Prospectus may be resumed.

Section 5. Registration Expenses.

(a) Except as provided in Section 2(h) hereof, all expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company regardless of whether a Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees and expenses (including filings made by any Holder, broker, dealer or underwriter with FINRA (and, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel that may be required by the rules and regulations of FINRA)); (ii) all fees and expenses of compliance with federal securities and state securities or blue sky laws; (iii) all fees and disbursements of counsel for the Company and reasonable and documented fees and disbursements for one counsel in addition to one local counsel per relevant jurisdiction for all of the Holders of Registrable Securities; and (iv) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance). The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities or any transfer taxes relating to the registration or sale of the Registrable Securities, which shall be paid by the Holders.

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The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

(b) In connection with a Registration Statement required by this Agreement, the Company will reimburse the Holders of Registrable Securities being registered pursuant to the Registration Statement for the reasonable and documented fees and disbursements of one counsel in addition to one local counsel per relevant jurisdiction for all of the Holders of Registrable Securities.

Section 6. Indemnification.

(a) The Company agrees to indemnify and hold harmless (i) each Holder and (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Holder (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “controlling person”) and (iii) the respective officers, directors, partners, employees, representatives and agents of any Holder or any controlling person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Indemnified Holder”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation, and as incurred, reimbursement of all reasonable out-of-pocket costs of investigating, preparing, pursuing, settling, compromising, paying or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Indemnified Holder), directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or Prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by an untrue statement or omission or alleged untrue statement or omission that is based upon information relating to any of the Holders furnished in writing to the Company by or on behalf of any of the Holders expressly for use therein or out of sales of Registrable Securities made during a suspension period after notice is given pursuant to Section 4(b) hereof. This indemnity agreement shall be in addition to any liability that the Company may otherwise have.

In case any action or proceeding (including any governmental or regulatory investigation or proceeding) shall be brought or asserted against any of the Indemnified Holders with respect to which indemnity may be sought against the Company, such Indemnified Holder (or the Indemnified Holder controlled by such controlling person) shall promptly notify the Company in writing; provided, however, that the failure to give such notice shall not relieve the Company of its obligations pursuant to this Agreement except to the extent that it had been materially prejudiced by such failure (through forfeiture of substantive rights). The Company may assume the defense of such action or proceeding at its own expense, with counsel reasonably satisfactory to such Indemnified Holder, unless such assumption would be inappropriate due to actual or potential differing or conflicting interests between the Company and the Indemnified Holder. In any such proceeding so assumed by the Company, any

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Indemnified Holder shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Holder unless (i) the Company and the Indemnified Holder shall have mutually agreed to the retention of such counsel, (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them or (iii) the Company does not assume the defense of such action or proceeding. The Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for such Indemnified Holders, which firm shall be designated by the Holders. The Company shall be liable for any settlement of any such action or proceeding effected with the Company’s prior written consent, which consent shall not be withheld unreasonably, and the Company agrees to indemnify and hold harmless any Indemnified Holder from and against any loss, claim, damage, liability or reasonable out-of-pocket expense by reason of any settlement of any action effected with the written consent of the Company. The Company shall not, without the prior written consent of each Indemnified Holder, settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Holder is a party thereto), unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Holder from all liability arising out of such action, claim, litigation or proceeding and (ii) does not include a statement as to an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Holder.

(b) Each Holder of Registrable Securities agrees, severally and not jointly, to indemnify and hold harmless the Company and the directors and officers of the Company who sign a Registration Statement, and any Person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, and the respective officers, directors, partners, employees, representatives and agents of each such Person, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses to the same extent as the foregoing indemnity from the Company to each of the Indemnified Holders, but only with respect to claims and actions based on information relating to such Holder furnished in writing by or on behalf of such Holder expressly for use in a Registration Statement. In case any action or proceeding shall be brought against the Company or its directors or officers or any such controlling Person or its respective officers, directors, partners, employees, representatives and agents in respect of which indemnity may be sought against a Holder of Registrable Securities, such Holder shall have the rights and duties given the Company, and the Company, its directors and officers, such controlling person and its respective officers, directors, partners, employees, representatives and agents shall have the rights and duties given to each Holder by the preceding paragraph.

(c) If the indemnification provided for in this Section 6 is unavailable to an indemnified party under Section 6(a) or (b) hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such

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proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Holders, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Holders, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company and each Holder of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 6(c) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, the total amount to be indemnified or contributed by a Holder pursuant to this Section 6(b) and Section 6(c), respectively, shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement or prospectus relates. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 6(c) are several in proportion to the respective number of Registrable Securities held by each of the Holders hereunder and not joint.

Section 7. Miscellaneous.

(a) Remedies. The Company hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(b) Assignment; No Third Party Beneficiaries; Additional Parties. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder to a Permitted Transferee. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto, including a Permitted Transferee, other than as expressly set forth in Section 6.

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(c) No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof.

(d) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless (i) the Company has obtained the written consent of Holders of a majority of the outstanding Registrable Securities (excluding any Registrable Securities held by the Company or its subsidiaries) and (ii) the Company has provided its consent to such amendment, modification, supplement, waiver, consent or departure; provided, however, that, with respect to any matter that directly or indirectly affects the rights of any Initial Holder hereunder, the Company shall obtain the written consent of each such Initial Holder with respect to which such amendment, qualification, supplement, waiver, consent or departure is to be effective.

(e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier, e-mail or air courier guaranteeing overnight delivery:

(i) if to a Holder, at the address set forth on the signature page hereto; and

(ii) if to the Company:

Tidewater Inc.

601 Poydras Street, Suite 1500

New Orleans, Louisiana

Attention:

Facsimile:

Email:

with a copy to (which shall not constitute notice):

[    ]

Attention: [    ]

Facsimile:

Email:

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied or sent by e-mail; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

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(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation, and without the need for an express assignment, subsequent Holders of Registrable Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign is a Permitted Transferee of such Holder.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

(j) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(l) Use of Free Writing Prospectus. No Holder shall use a free writing prospectus (as defined in Rule 405 under the Securities Act) prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities pursuant to the Registration Statement without the prior written consent of the Company, which shall not be unreasonably withheld.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIDEWATER INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

The foregoing Registration Rights Agreement is hereby confirmed and accepted as of the date first above written:

By:
Name:
Title:
Address:

Fax:

By:
Name:
Title:
Address:

Fax:

By:
Name:
Title:
Address:

Fax:

By:
Name:
Title:
Address:

Fax:

By:
Name:
Title:
Address:

Fax:

[Signature Page to Registration Rights Agreement]

EXHIBIT K

Troms Forbearance

Execution version

FORBEARANCE AGREEMENT

RECITALS

(a)	WHEREAS, We refer to

i.   the term loan facility agreement dated 25 May 2012 as amended and restated on 17 December 2014 (the “Facility Agreement” and such Facility Agreement, as amended by the Amendment Agreement (as defined below), the “Amended Facility Agreement”) entered into among (i) Troms Offshore Supply AS as borrower (the “Borrower”), (ii) Eksportkreditt Norge AS and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap as lenders (the “Lenders”), (iii) Tidewater Inc. and its wholly owned domestic subsidiaries as corporate guarantors (the “Corporate Guarantors”), (iv) DNB Bank ASA, Grand Cayman Branch as bank guarantor (the “Bank Guarantor”), (v) DNB Bank ASA, New York Branch as agent (the “Agent”) and (vi) DNB Markets, Inc. as arranger (in this capacity, the “Arranger”) and bookrunner (in this capacity, the “Bookrunner”, with the Norwegian Export Credit Guarantee Agency (f/k/a Norwegian Guarantee Institute for Export Credits) (“GIEK”) as provider of the GIEK Guarantees, and together with the Lenders, the Bank Guarantor, GIEK, the Agent and the Arranger, the “Finance Parties”); and

ii.   the duly executed waiver letters dated 11 May 2016, 9 August 2016, 16 September 2016, 19 October 2016, 10 November 2016, 25 January 2017, 2 March 2017, 13 March 2017, and 5 April 2017 whereby collectively the Finance Parties temporarily waived until 7 April 2017 (i) the requirement in Clause 20.1 (Financial Statements) sub-clause (a) of the Facility Agreement requiring Tidewater Inc. to deliver to the Agent and each Finance Party an audit opinion free of any “going concern” or like qualification, exception, explanatory paragraph or any qualification or exception as to the scope of such audit”, and (ii) compliance with Clause 21.10 sub-clause (b) of the Facility Agreement that requires that Tidewater Inc. may not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3:00 to 1:00 with respect to (1) the end of Tidewater Inc.’s fiscal quarter ended June 30, 2016, (2) the end of Tidewater Inc.’s fiscal quarter ended September 30, 2016, (3) the end of Tidewater Inc.’s fiscal quarter ended December 31, 2016 and (4) the end of Tidewater Inc.’s fiscal quarter ended March 31, 2017 (items in sub-clauses (i) and (ii) above, together the “Previous Potential Defaults”).

(b)

WHEREAS, the Borrower and each of the Corporate Guarantors have requested that the Finance Parties temporarily waive and forbear from exercising any of their rights (including any right of set off) or remedies they may have under the Facility Agreement, the Amended Facility Agreement and under applicable law, in each case, as of May 11, 2017 (the “Forbearance Effective Date”) with respect to (i) the default which would occur under Clause 22.6 of the Facility Agreement or the Amended Facility Agreement upon the filing by certain of the Corporate Guarantors under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) as contemplated by the RSA (defined herein) (the “Restructuring”) and (ii) the continued existence of the Previous Potential Defaults (items in sub-clauses (b)(i) and (b)(ii) above, the “Specified Events

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of Default”) until the Termination Date (as defined below) and the Finance Parties have agreed to forbear from exercising such rights and remedies until the Termination Date upon the terms and conditions set forth herein.

(c)	WHEREAS, as of May 11, 2017, the amounts outstanding under the Facility Agreement are as follows:

USD-Denominated Tranches (Troms Mira Tranche and Troms Hera Tranche)		NOK-Denominated Tranches (Troms Sirius Tranche and Troms Acturus Tranche)
USD Principal	USD50,688,635.80	NOK Principal	NOK352,800,000.00
USD Interest	USD291,053.59	NOK Interest	NOK3,703,349.50
USD Guarantee Premium	USD149,941.62	NOK Guarantee Premium	NOK 2,419,800.00
USD Total	USD51,129,631.01	NOK Total	NOK358,923,149.50

(d)	WHEREAS, Borrower’s obligations under the Amended Facility Agreement are or, as the case may be, will be unconditionally guaranteed by each of the Corporate Guarantors pursuant to the provisions of Clause 17 of the Facility Agreement and each of the Corporate Guarantors and each of the Additional Obligors pursuant to the provisions Clause 17 of the Amended Facility Agreement and any separate Guarantee Agreement entered into in connection with the Finance Documents.

(e)	WHEREAS, the Borrower and each Corporate Guarantor are in default pursuant to the Previous Potential Defaults. Such Previous Potential Defaults entitle the Finance Parties to exercise the default remedies set forth in the Finance Documents. The Borrower and each Corporate Guarantor acknowledge receipt of all notices of defaults required under the Finance Documents.

Words and expressions defined in the Amended Facility Agreement shall have the same meaning when applied in this Forbearance Agreement dated as of May 11, 2017 among the parties hereto (the “Forbearance Agreement”).

AGREEMENTS

NOW, THEREFORE, in consideration of the Recitals, which are deemed a material part of this Forbearance Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

(i)	In consideration of Finance Parties’ agreement to comply with the request of Borrower and the Corporate Guarantors to forbear from exercising their remedies on account of the Specified Events of Default until the Termination Date (as defined below), Borrower and each of the Corporate Guarantors agree to the Recitals set forth herein and to undertake the actions hereinafter set forth.

(ii)

In consideration for the agreements and representations made herein, the Finance Parties and GIEK agree to forbear from exercising their rights and remedies under the Finance Documents on account of the Specified Events of Default until the earlier of: (i)

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August 30, 2017, (ii) the occurrence of a Default, other than the Specified Events of Default, under the Finance Documents or a Forbearance Default under this Forbearance Agreement, (iii) the termination of the RSA as a result of the occurrence of a Creditor Termination Event (as defined in the RSA as in effect on the date hereof), (iv) the termination of the RSA as a result of the occurrence of a Tidewater Termination Event (as defined in the RSA as in effect on the date hereof) and (v) a termination of the restructuring support agreement dated as of May 11, 2017 and attached hereto as Exhibit A, among the Corporate Guarantors, the Consenting Tidewater Lenders (as defined in the RSA), the Consenting Noteholders (as defined in the RSA) and any Consenting Sale Leaseback Parties (as defined in the RSA) under its terms (the “RSA”). The earlier of (i), (ii), (iii), (iv) and (v) shall be referred to herein as the “Termination Date” and the period of time from the effectiveness of this forbearance to the Termination Date shall be referred to as the “Forbearance Period.”

(iii) The Finance Parties’ forbearance in Paragraph (ii) above shall be conditioned upon, and shall not become effective until, satisfaction of the following:

(A)	(1) The Finance Parties, Borrower, each of the Additional Obligors and Corporate Guarantors have duly executed and delivered this Forbearance Agreement to the Finance Parties and (2) the Subordination Undertaking has been duly executed and delivered by the subordinated creditor party thereto to the Agent, in each case, in form and substance reasonably acceptable to the Finance Parties in their sole discretion; provided that such Subordination Undertaking shall not be effective until the Effective Date (as defined in the RSA) and so long as there is no Event of Default occurring and continuing, the Borrower may repay and borrow intercompany debt in accordance with the terms of the Amended Facility Agreement (as though such Amended Facility Agreement were in effect as of the date hereof);

(B)	The Borrower, the Additional Obligors, Corporate Guarantors, the Security Provider and the Finance Parties shall have executed and delivered that certain Amendment and Restatement Agreement to the Facility Agreement in substantially the form attached hereto as Exhibit B (the “Amendment Agreement”); provided that such Amendment Agreement shall not be effective until the Effective Date (as defined in the RSA);

(C)	The Corporate Guarantors, the Consenting Tidewater Lenders (as defined in the RSA), and the Consenting Noteholders (as defined in the RSA) shall have executed and delivered the RSA in substantially the form attached hereto as Exhibit A;

(D)	The Borrower, the Corporate Guarantors, the Additional Obligors, the Security Provider, Pental Insurance Company Limited and the Finance Parties shall have agreed to the form of the following security and collateral documents (in each case, solely to the extent such persons are contemplated to be a party thereto), in substantially the form attached hereto as Exhibit C:

(1)	Vessel mortgages over the Security Vessels;

(2)	Assignments of Earnings;

(3)	Assignments of Insurances;

(4)	Assignment of Monetary Claims;

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(5)	the Share Charges;

(6)	Corporate guarantees from each of Troms Offshore Fleet Holding AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS and Troms Offshore Fleet 4 AS;

(E)	The Finance Parties shall be reasonably satisfied with the form of documentation in respect of the New Secured Notes;

(F)	All outstanding fees, expenses and reimbursements owed pursuant to any invoices of special New York, Isle of Man, the Netherlands and Norwegian legal counsel to the Finance Parties and AMA Capital Partners have been paid in full; and

(G)	The representations and warranties set forth in clause (vii) to this Agreement shall be true and correct in all material respects on and as the Forbearance Effective Date.

(iv) The forbearance granted under this Forbearance Agreement shall be effective from the Forbearance Effective Date until the Termination Date.

(v) The execution, delivery and effectiveness of this Forbearance Agreement shall not operate as a waiver of any right, power or remedy of the Agent nor constitute a waiver of any provision of the Facility Agreement or the Amended Facility Agreement, except as specifically set forth herein.

(vi) The Required Finance Parties reserve the right to terminate the Forbearance Period based upon the occurrence of one or more of the following (each, a “Forbearance Default”):

(A)	The Borrower shall fail to pay (1) any amount due to the Finance Parties or the Agent under the Facility Agreement, the Amended Facility Agreement or any other Finance Document, including without limitation, principal, interest, fees, expenses and indemnity obligations, on the day such amounts are due or (2) any reasonable documented prepetition or postpetition fees, expenses and reimbursements within five (5) business days of a request therefor of the Finance Parties’ advisors incurred on or prior to the date of termination of the Forbearance Agreement, including, without limitation, the reasonable and documented costs and expenses of (a) Milbank, Tweed, Hadley & McCloy LLP, as special New York counsel to the Agent and the Lenders, (b) Advokatfirmaet BA-HR DA, as special Norwegian counsel to the Agent and the Lenders, (c) AMA Capital Partners, as financial advisor to the Agent and the Lenders, and (d) Delaware counsel to the Finance Parties, to the extent such counsel is retained for purposes of effectuating the transactions contemplated under the Amended Facility Agreement and the Plan; provided that the documentation of any such fees, expenses and reimbursements need only be summary in nature and need not include professional time detail;

(B)	The failure of any of the representations and warranties set forth in paragraph (vii) below to be true and correct in all material respects;

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(C)	The occurrence of any Default or Event of Default under any of the Finance Documents other than the Specified Events of Default;

(D)	Any amendment to the RSA or the Plan (as defined in the RSA) that would be considered materially adverse to the Finance Parties, as determined by the Finance Parties in their reasonable discretion, is made without the Finance Parties’ prior written consent; or

(E)	The failure of Tidewater Inc. to file a stipulation with the Bankruptcy Court within seven (7) days of the date hereof stating that, in the event this Forbearance Agreement is terminated or expires in accordance with the terms hereof, all of the Finance Parties’ rights in the Restructuring (or any other case relating to the Corporate Guarantors under any Debtor Relief Laws), including, but not limited to, the right to contest the Plan, are fully preserved, notwithstanding that the Finance Parties are not permitted to vote under the Plan.

(vii) As a material inducement to the Finance Parties to enter into this Forbearance Agreement, the Obligors (as appropriate relative to their respective obligations) hereby represent and warrant that:

(A)	Each of the Recitals set forth above is true and correct in all material respects;

(B)	Except for the Specified Events of Default, to the best of their knowledge, the Obligors have complied with all of their respective obligations under the Finance Documents in all material respects. There is no Default or Event of Default which has occurred and is continuing under any of the Finance Documents other than the Specified Events of Default;

(C)	Except for the Specified Events of Defaults arising out of breaches of representations and warranties contained in the Finance Documents, the representations and warranties set forth in Finance Documents remain true and correct in all material respects as of the date of this Forbearance Agreement;

(D)	The execution, delivery, and performance of this Forbearance Agreement, and any other document required herein, is within the corporate powers of each Obligor and Additional Obligor, has been duly authorized by all necessary corporate action and does not and will not: (i) require any consent or approval of the board of directors of any Obligor or Additional Obligor that has not been obtained; (ii) violate any provision of the articles of incorporation of any Obligor or Additional Obligor, its bylaws, any other document of corporate governance, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to any Obligor or Additional Obligor; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; (iv) cause any breach of, or constitute a default under, any contract, indenture or other agreement or instrument under which any Obligor or Additional Obligor is a party or by which it or its properties may be bound or affected; or (v) result in the imposition of any lien, charge or encumbrance upon any property of any Obligor or Additional Obligor;

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(E)	This Forbearance Agreement constitutes the legal, valid, and binding obligations of the Obligors and is enforceable against such parties in accordance with its terms;

(F)	Borrower and each of the other Obligors do not, and hereby covenant that they will not, contest that the Finance Parties have and, upon entry into the Security Documents, will possess valid and perfected security interests in, and liens upon, all of the property as set forth in such Security Documents; and

(G)	All information provided by each Obligor to the Finance Parties, previously or in connection with this Forbearance Agreement, including, without limitation, information on the exhibits attached hereto and concerning financial status, assets, liabilities, or business plans, whether communicated orally or in writing, is true and correct in all material respects.

(viii) Upon the conditions of this Forbearance Agreement not being met or upheld at any time before the Termination Date, this Forbearance Agreement shall be considered null and void (subject to the following sentence), and the Agent and the Finance Parties shall have the right to exercise all rights granted to them pursuant to the Facility Agreement and the Finance Documents, in each case without any further or additional notice to Borrower or any Obligor. For the avoidance of doubt, notwithstanding anything herein to the contrary, romanette (ix) (below) shall survive any such nullification, voidance or other termination of this Forbearance Agreement and shall remain effective and enforceable.

(ix) The Borrower and each of the other Obligors restate, acknowledge and agree that: (i) the amounts set forth in Recital (c) above are outstanding under the Obligations without claim, offset, counterclaim, defense or affirmative defense of any kind and the Obligations remain the continuing and individual obligations of Borrower and each of the Corporate Guarantors, until all amounts due thereunder, including attorneys’ fees and costs incurred by the Finance Parties in connection with this Forbearance Agreement or enforcement of the Finance Documents, are paid in full; and (ii) as of the date hereof, Borrower and each of the Corporate Guarantors hereby release, discharge, and agree to hold harmless each Finance Party and their representatives, agents, employees, attorneys, directors, officers, parents, affiliates, assigns, insurers, subsidiaries, and their successors and assigns (collectively, the “Released Parties”) from any and all claims, defenses, affirmative defenses, setoffs, counterclaims, actions, causes of action, suits, controversies, agreements, provisions, liabilities and demands in law or in equity, whether known or unknown (collectively, the “Claims”) which Borrower or any of the Corporate Guarantors ever had, now has, or may hereafter have against or related to the Released Parties through the date of this Forbearance Agreement, including, but not limited to, Claims relating to or arising out of the Finance Documents or the transactions described therein, the Obligations, Finance Parties’ administration of the Finance Documents, or the banking relationship of Borrower or any of the Corporate Guarantors with Finance Parties.

(x) Each of the Corporate Guarantors hereby acknowledges and agrees to the continuing authenticity and enforceability of each of the Corporate Guarantees notwithstanding the agreements set forth herein. Each of the Corporate Guarantors hereby ratify and reaffirm each of the Corporate Guarantees in their entirety, confirm the continuing validity of each of the Corporate Guarantees and agree that each of the Corporate Guarantees shall remain in full force and effect until the Obligations have been paid in full in cash to the Finance Parties and all remaining obligations of the Borrower and each of the Corporate

6

Guarantors to the Finance Parties under the Finance Documents and this Forbearance Agreement have been performed to the Finance Parties’ satisfaction. The Corporate Guarantees are incorporated herein by reference.

(xi) Each of the Obligors agrees that, as of the date hereof, it has no claims or defenses of any kind by way of offset or otherwise to the payment and satisfaction in full of the Obligations to the Finance Parties pursuant to each of the Corporate Guarantees. To the extent that any such claim or defense may presently exist or may arise in the future, each of the Obligors expressly waive any and all claims or defenses against any of the Released Parties that now or hereafter exist by reason of, among other things, and without limitation: (i) any and all amendments or modifications of any document or instrument; (ii) any and all alterations, accelerations, extensions or other changes in the time or manner of payment or performance of the Obligations; (iii) any and all increases or decreases in the rate of interest or other charges; (iv) the release, substitution or addition of any collateral or any shareholder of the Obligors; (v) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under any Guarantees or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security or the Amendment Agreement not becoming effective, (vi) any failure of any Finance Party to give notice of default to the Borrower or Obligor; (vii) any failure of the Finance Parties to pursue the Borrower or any of the Borrower’s property with due diligence; or (viii) any failure of the Finance Parties to resort to the collateral or to remedies which may be available to it.

(xii) The agreements set forth herein constitute the terms and conditions of forbearance only and not a novation. Except as specifically set forth in this Forbearance Agreement, the Finance Documents shall remain in full force and effect and are hereby ratified and confirmed. To the extent that any provision of this Forbearance Agreement conflicts with any terms or conditions set forth in the Finance Documents, the provisions of this Forbearance Agreement shall supersede and control. Borrower and each of the other Obligors shall continue to comply with all undertakings, obligations and representations set forth in the Finance Documents to the extent not modified in this Forbearance Agreement. Except as expressly provided herein, the execution and delivery of this Forbearance Agreement shall not: (i) constitute an extension, modification, or waiver of any aspect of the Finance Documents or any right or remedy thereunder; (ii) extend the terms of the Finance Documents or the due date of any of the loans set forth therein; (iii) establish a course of dealing among the Finance Parties and Borrower and/or any of the Additional Obligors or Corporate Guarantors or give rise to any obligation on the part of any Finance Party to extend, modify or waive any term or condition of the Finance Documents; or (iv) give rise to any defenses or counterclaims to the Finance Parties’ right to compel payment of any loan or to otherwise enforce their rights and remedies under the Finance Documents.

(xiii) For the avoidance of doubt, nothing in this Forbearance Agreement shall constitute an extension of any of the Borrower, the Additional Obligors or Corporate Guarantors’ repayment obligations under the Facility Agreement or the Amended Facility Agreement and, notwithstanding the foregoing, no such forbearance shall constitute a release or waiver with respect to any Specified Event of Default or any other Event of Default under the Facility Agreement or the Amended Facility Agreement.

(xiv) Except as expressly provided in this Forbearance Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Finance Party or the ability of each Finance Party to protect and preserve their rights, remedies, and interests, against the Borrower, the Additional Obligors or Corporate Guarantors.

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(xv) Save as set out in this Forbearance Agreement, the Facility Agreement shall remain and shall continue in full force and effect.

(xvi) Each provision of this Forbearance Agreement shall be severable from every other provision of this Forbearance Agreement for the purpose of determining the legal enforceability of any specific provision. This Forbearance Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement. Any of the parties hereto may execute this Forbearance Agreement by signing, whether by facsimile transmission or otherwise, any such counterpart. This Forbearance Agreement shall be binding on Borrower, the Additional Obligors, the Corporate Guarantors and each of their respective successors and assigns, and shall inure solely to the benefit of the Finance Parties, their successors, assigns, and affiliates. No third-party or other person or entity shall have any rights or benefits under this Forbearance Agreement.

(xvii) This Forbearance Agreement shall be governed by and construed in accordance with the laws of Norway, and all parties accept Oslo tingrett as venue.

[Signature Pages Follow]

8

SIGNED AND APPROVED

Borrower:		Agent (on behalf of the Finance Parties):
TROMS OFFSHORE SUPPLY AS		DNB BANK ASA, NEW YORK BRANCH

By:	/s/ Jeffrey M. Platt	By:	/s/ Evan W. Uhlick
Name:	Jeffrey M. Platt	Name:	Evan W. Uhlick
Title:	Chairman	Title:	Senior Vice President

		By:	/s/ Andrew J. Shohet
		Name:	Andrew J. Shohet
		Title:	Vice President

[Signature Page to Forbearance Agreement]

The Corporate Guarantors:

TIDEWATER INC.		CAJUN ACQUISITIONS, L.L.C.
GULF FLEET SUPPLY VESSELS, L.L.C.
By:	/s/ Quinn P. Fanning	HILLIARD OIL & GAS, INC.
Name:	Quinn P. Fanning	JAVA BOAT CORPORATION
Title:	Executive Vice President and Chief Financial Officer	PAN MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
POINT MARINE, L.L.C.
QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
TIDEWATER GOM, INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER MARINE ALASKA, INC.
TIDEWATER MARINE FLEET, L.L.C.
TIDEWATER CORPORATE SERVICES, L.L.C.		TIDEWATER MARINE HULLS, L.L.C.
TIDEWATER MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
TIDEWATER MARINE SAKHALIN, L.L.C.
By:	/s/ Darren J. Vorst	TIDEWATER MARINE SHIPS, L.L.C.
Name:	Darren J. Vorst	TIDEWATER MARINE VESSELS, L.L.C.
Title:	Treasurer	TIDEWATER MARINE WESTERN, INC.
TIDEWATER SUBSEA, L.L.C.
TIDEWATER SUBSEA ROV, L.L.C. TIDEWATER VENTURE, INC.
TWENTY GRAND (BRAZIL), L.L.C.
TWENTY GRAND MARINE SERVICE, L.L.C.
TIDEWATER MEXICO HOLDING, L.L.C.		ZAPATA GULF MARINE, L.L.C.

By:	/s/ Matthew A. Mancheski	By:	/s/ Quinn P. Fanning
Name: Title:	Matthew A. Mancheski President	Name: Title:	Quinn P. Fanning Treasurer

[Signature Page to Forbearance Agreement]

The Additional Obligors:

TROMS OFFSHORE FLEET HOLDING AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 1 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 2 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 3 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 4 AS

By:	/s/ Gerry R. Larsson-Fedde
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

[Signature Page to Forbearance Agreement]

The Security Provider:

JB HOLDING COMPANY BV

By:	/s/ Matthew A. Mancheski
Name:	Matthew A. Mancheski
Title:	Director

[Signature Page to Forbearance Agreement]

Co-signed by the Norwegian Export Credit Guarantee Agency (“GIEK”) in its capacity as guarantor under the GIEK Guarantees, approving and acknowledging the terms of this Forbearance Agreement and confirming that the GIEK Guarantees will continue in full force and effect.

GIEK

By:	/s/ Britt Skatun	By:	/s/ Jo Stokke
Name:	Britt Skatun	Name:	Jo Stokke
Title:	Director, Offshore	Title:	Advokat/Lawyer

[Signature Page to Forbearance Agreement]

EXHIBIT A

Restructuring Support Agreement

Please see Schedule 1 to the Prepackaged Plan, which is attached as Exhibit A to the Disclosure Statement, which is attached as Exhibit T3E.1 to the Form T-3 dated May 12, 2017.

EXHIBIT B

Amendment and Restatement Agreement No. 4

Please see Exhibit C to the Restructuring Support Agreement, which is attached as Schedule 1 to the Prepackaged Plan, which is attached as Exhibit A to the Disclosure Statement, which is attached as Exhibit T3E.1 to the Form T-3 dated May 12, 2017.

EXHIBIT C

Security/Collateral Documents

Mortgage to secure account current, etc.

(Body Corporate)

IMO Number 9649184			Name of Ship TROMS LYRA	Port of registry DOUGLAS

	M	cm	Sailing, steam or motor ship MOTOR	Horse power of engines (if any) 5,901kW

Length	73	92	Gross tonnage 3,409	Register tonnage 1,418
Main Breadth	18	00
Depth	7	80	(for dual tonnages state the higher)

and as described in more detail in the Register Book

WHEREAS there is an account current between (1) TROMS OFFSHORE FLEET 2 AS (the Mortgagor) a company incorporated under the laws of Norway with registered number 998 121 159 whose registered office and principal place of business is at Strandveien 106, N-9006 Tromsø, Norway and (2) DNB BANK ASA, New York Branch acting through its office at 200 Park Avenue, New York, NY 10166, USA as Agent (as defined in the Loan Agreement as defined below) (the Mortgagee, which expression shall include its successors and permitted assigns) regulated by (a) a Loan Agreement dated 25 May 2012 between Troms Offshore Supply AS as borrower; Troms Offshore Fleet Holdings AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS and Troms offshore Fleet 4 AS as additional obligors; JB Holding Company BV as security provider; Eksportkreditt Norge AS and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap as lenders; Garantiinstituttet For Eksportkreditt and DNB Capital LLC as additional lenders; Tidewater Inc. and its Wholly Owned Domestic Subsidiaries as corporate guarantors; DNB Bank ASA, Grand Cayman Branch as bank guarantor; DNB Markets, Inc. as arranger and bookrunner and the Mortgagee as agent as last amended and restated by as amendment and restatement agreement no. 4 dated [●] 2017 to be made between Troms Offshore Supply AS as borrower; Troms Offshore Fleet Holdings AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS and Troms offshore Fleet 4 AS as additional obligors; JB Holding Company BV as security provider; Eksportkreditt Norge AS and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap as lenders; Garantiinstituttet For Eksportkreditt and DNB Capital LLC as additional lenders; Tidewater Inc. and its Wholly Owned Domestic Subsidiaries as corporate guarantors; DNB Bank ASA, Grand Cayman Branch as bank guarantor; DNB Markets, Inc. as arranger and bookrunner and the Mortgagee as agent (the Loan Agreement) and (b) a deed of covenants of even date herewith made between the Mortgagor and the Mortgagee (the Deed of Covenants) AND WHEREAS pursuant to the Loan Agreement the Mortgagor has agreed to execute this Mortgage for the purpose of securing payment by the Mortgagor to the Mortgagee of all sums from time to time due or owing under the Loan Agreement and/or the Deed of Covenants, whether in respect of principal interest or costs and all other sums from time to time owing to the Mortgagee in the manner and at the times set forth in the Loan Agreement and/or the Deed of Covenants AND WHEREAS the amount of principal and interest and other sums due at any given time can be ascertained by reference to the Loan Agreement and/or the Deed of Covenants or to the books of account or other accounting records of the Mortgagee AND WHEREAS all references to the Loan Agreement and the Deed of Covenants means those documents as they may from time to time be amended, restated, varied, extended, supplemented or novated.

NOW WE the Mortgagor in consideration of the premises for ourselves and our successors covenant with the said Mortgagee and its assigns, to pay to it the sums for the time being due on this security, whether by way of principal or interest at the times and manner aforesaid. And for the purpose of better securing to the Mortgagee the payment of such sums as last aforesaid, we do hereby mortgage to the Mortgagee, 64/64th shares of which we are the owner in the ship above particularly described and in her boats and appurtenances. Lastly we for ourselves and our successors covenant with the Mortgagee and its assigns that we have the power to mortgage in manner aforesaid the above mentioned shares and that the same are free from encumbrances.

IN WITNESS WHEREOF the Mortgagor has caused this Mortgage to be executed as a deed.

Executed as a Deed on 2017

By TROMS OFFSHORE FLEET 2 AS

Acting by [●]

Its duly authorised attorney pursuant to a power of attorney dated [●]

Signature of witness:

Status:

Notes

1.	The prompt registration of a mortgage deed at the ship’s port of registry is essential to the security of the mortgage as a mortgage takes its priority from the date of production for registry, not from the date of the instrument.
2.	Registered owners or mortgagees must inform the Registrar of British Ships of any changes of address.

XS81A

Version10/03

Transfer of Mortgage
*I/We the within mentioned in consideration of	Full name(s) of mortgagee(s)
	£	this day paid to *me/us by

Full name(s)	Address(es)	Occupation(s) (if individual(s))

hereby transfer to *him/her/them/it the benefit of the within written security            Date:

To be complete by individual/joint mortgagee(s)		To be completed by body corporate
Signature(s) of mortgagee(s) Date:		Executed as a deed by in the presence of Date:
Executed by the above named mortgagee(s) as a deed in the presence of (if the transfer is executed in Scotland 2 signatures are required)		Signature of witness:
		Status (Director/Secretary/etc):
Signature of witness(es)	1.	(For use by an attorney) Executed as a deed on by acting by its duly authorised attorney pursuant to a power of attorney dated

	2.

Full Name(s)	1.
	2.
Address(es)	1.	Signature of witness:
	2.
Occupation(s)	1.	Status:
	2.

Discharge of Mortgage

Received the sum of	£	in discharge of this within written security

To be complete by individual/joint mortgagee(s)		To be completed by body corporate
Signature(s) of mortgagee(s) Date:		In witness whereof we have affixed our common seal on (insert date) in the presence of
Executed by the above named mortgagee(s) as a deed in the presence of		Signature of witness:
		Status (Director/Secretary/etc):
		(For use by an attorney) Executed as a deed on by acting by its duly authorised attorney pursuant to a power of attorney dated
Signature of witness(es)	1.

	2.

Full Name(s)	1.
	2.
Address(es)	1.	Signature of witness:
	2.
Occupation(s)	1.	Status:
	2.

Note: if the discharged deed is not presented to the Registrar, the mortgage will remain registered against the ship

AGREED FORM

Dated [date]

(1)	TROMS OFFSHORE FLEET 2 AS (as the Owner)

(2)	DNB BANK ASA, NEW YORK BRANCH (as the Agent)

DEED OF COVENANTS

In respect of the vessel m.v. Troms Lyra

Isle of Man Office

Dickinson Buildings

33-37 Athol Street

Douglas

Isle of Man

IM1 1LB

AGREED FORM

AGREED FORM

THIS DEED is dated              2017

PARTIES

(1)	TROMS OFFSHORE FLEET 2 AS, limited company incorporated in Norway whose registered office and principal place of business is at Strandveien 106, N-9006 Tromsø, Norway (the Owner); and

(2)	DNB BANK ASA, New York Branch, acting through its office at 200 Park Avenue, New York, NY 10166, USA as agent for the Finance Parties (the Agent).

BACKGROUND

(A)	The Owner is the sole, absolute and unencumbered beneficial and registered owner of sixty four sixty-fourth shares in the Vessel.

(B)	Pursuant to a loan agreement dated on or about the date of this Deed between Troms Offshore Supply AS as borrower; Troms Offshore Fleet Holdings AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS and Troms offshore Fleet 4 AS as additional obligors; JB Holding Company BV as security provider; Eksportkreditt Norge AS and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap as lenders; Garantiinstituttet For Eksportkreditt and DNB Capital LLC as additional lenders; Tidewater Inc. and its Wholly Owned Domestic Subsidiaries as corporate guarantors; DNB Bank ASA, Grand Cayman Branch as bank guarantor; DNB Markets, Inc. as arranger and bookrunner and the Mortgagee as agent as last amended and restated by as amendment and restatement agreement no. 4 dated 2017 (the Loan Agreement), the Lenders (as defined therein) have agreed to provide a loan facility to the Owner in the aggregate amount of NOK 478,920,000 plus USD 60,826,363 for the purpose of, inter alia, assisting the Owner to finance the acquisition of the Vessel.

(C)	It is a condition precedent to the availability of the facility under the Loan Agreement that the Owner executes, delivers and registers the Mortgage relating to the Vessel in favour of the Agent and enters into this Deed as security for the Secured Liabilities.

(D)	The Owner has executed the Mortgage relating to the Vessel in favour of the Agent.

(E)	This Deed is collateral to the Mortgage and is the Deed of Covenants referred to in the Mortgage but shall nevertheless continue in full force and effect notwithstanding any discharge of the Mortgage.

(F)	The Owner and the Agent intend this Deed to take effect as a deed.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed (including for the avoidance of doubt the Background), unless the context requires otherwise, the following definitions apply:

1 of 27

AGREED FORM

Business Day: any day (other than a Saturday or Sunday or public or bank holiday) when banks in the Isle of Man, Norway and New York are open for business;

Declared Default: an Event of Default which has occurred and of which notice has been served in accordance with clause 25.12 in the Loan Agreement;

Deed: this deed as amended, restated, novated, varied or supplemented from time to time;

Earnings: all freight, hire and other amounts payable to the Owner for the use or operation of the Vessel under any contract including all amounts payable for any variation, breach or termination of such contract, all amounts payable for general average and salvage services and all compensation for requisition for hire;

Environmental Claim: any claim by any government, judicial or regulatory authority that arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law or any claim by any other person that relates to an Environmental Incident or to an alleged Environmental Incident;

Environmental Incident: in relation to the Vessel:

(a)	any release of Environmentally Sensitive Material from the Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Owner and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where the Owner and/or any other operator or manager of the Vessel is at fault or allegedly at fault;

Environmental Law: any law concerning or relating to pollution or protection of the environment, the carriage or storage of Environmentally Sensitive Material, or actual or threatened releases of Environmentally Sensitive Material;

Environmentally Sensitive Material: means any radioactive emissions and any natural or artificial substance, whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance, capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste;

2 of 27

AGREED FORM

Event of Default: has the meaning given in clause 25 (Events of Default) of the Loan Agreement;

Finance Agreement Act: means the Norwegian Finance Agreement Act of 1999 (as amended from time to time).

Insurances: the insurances placed by the Owner pursuant to clause 5 (Insurances and Requisition Compensation);

Insurers: the underwriters, insurance companies and mutual insurance associations with whom the Insurances are placed;

Mortgage: the first priority Isle of Man statutory ship mortgage relating to the Vessel dated the same date as this Deed;

Receiver: a receiver and manager or a receiver (whether appointed pursuant to this Deed, pursuant to any statute, by a court or otherwise) of the Vessel or any part of it;

Requisition Compensation: compensation payable because of requisition for title or other compulsory acquisition of the Vessel by any government, but does not include requisition which only applies to the use of the Vessel;

Secured Liabilities: all advances to, and debts, liabilities, obligations and covenants of, any Obligor arising under any Finance Document or otherwise with respect to any Loan or Guarantee, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;

Security Period: the period beginning on the date of this Deed and ending on the date on which the Agent is satisfied that all of the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full;

Vessel: the vessel m.v. Troms Lyra registered in the name of the Owner under the laws and flag of the Isle of Man under Official Number 745675 and with IMO Number 9649184 and includes any share or interest therein and to the extent owned by the Owner, her engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired.

1.2	Interpretation

(a)	In this Deed capitalised terms defined in the Loan Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	In this Deed, unless the contrary intention appears, a reference to:

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(i)	an amendment includes a supplement, replacement, restatement, amendment, novation or re-enactment and amended is to be construed accordingly;

(ii)	assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, exemption, filing, notarisation, registration and licence;

(iv)	a clause is a reference to a clause of this Deed;

(v)	determines or determined: unless the contrary is indicated, a determination made at the absolute discretion of the person making it;

(vi)	any Finance Document or a document is a reference to that Finance Document or document as it may be amended, varied, restated, novated, replaced or supplemented from time to time;

(vii)	includes, including and in particular shall be construed as illustrative and shall not limit general words and expressions in connection with which they are used;

(viii)	administration shall have the same meaning as in the Insolvency Act 1986 (an Act of Parliament) and includes any equivalent or analogous proceedings under the laws of any other applicable jurisdiction and any reference to an administrator or an administrative receiver shall have the same meaning as in the Insolvency Act 1986 (an Act of Parliament) and includes the equivalent official in any other applicable jurisdiction;

(ix)	a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(B)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(C)	notwithstanding clause (A) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate;

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(x)	an obligation of the Owner to do something shall include an obligation to procure that it is done and an obligation not to do something shall include an obligation not to permit, suffer or allow it;

(xi)	a reference to any party shall include that party’s personal representatives, successors, permitted transferees and permitted assigns;

(xii)	a person includes any individual, firm, company, corporation, partnership, association, organisation, government, state, agency, trust or other entity (in each case whether or not having separate legal personality) and that person’s personal representatives, successors, permitted transferees and permitted assigns;

(xiii)	a regulation (whether or not of the Isle of Man) includes any regulation, order, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory or self-regulatory authority or organisation;

(xiv)	any statute or statutory provision or any provision of law (whether or not embodied in Isle of Man law) includes a reference to that statute or statutory provision or provision of law as from time to time amended, extended, replaced, re-enacted or consolidated and all subordinate legislation made pursuant to it;

(xv)	a time of day is a reference to London time;

(xvi)	winding-up, liquidation, dissolution or bankruptcy includes any equivalent or analogous proceedings under the laws of any jurisdiction other than the Isle of Man and any reference to a liquidator, receiver, trustee or manager includes the equivalent official in such jurisdiction;

(xvii)	words denoting the singular include the plural and vice versa and a reference to one gender includes the other gender; and

(c)	writing or written include fax;

(d)	Finance Parties shall be construed as references to any one or more persons comprised within such expression from time to time as the context permits.

1.3	In this Deed all obligations, covenants, agreements, undertakings, representations and warranties on the part of two or more persons are entered into, given or made by such persons jointly and severally and shall be construed accordingly.

1.4	The index to and the headings in this Deed are for convenience only and shall not affect the construction or interpretation of this Deed.

1.5	If the Agent considers that an amount paid to it is capable of being avoided or otherwise set aside on the liquidation, winding up, administration, dissolution or bankruptcy of the

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person that paid that amount or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

1.6	This Deed shall be read together with the Loan Agreement and notwithstanding anything herein to the contrary, in the event of any inconsistency, discrepancy or conflict between the Loan Agreement and this Deed, the provisions of the Loan Agreement shall prevail.

1.7	Where a form is prescribed by this Deed, deviations from it, not materially affecting its substance, shall not invalidate the form used.

1.8	Notwithstanding anything herein to the contrary, the obligations of the Owner under the Mortgage will be limited by the mandatory provisions of law applicable to the Owner limiting the legal capacity or ability of the Owner to provide security under this Deed (including, but not limited to, the provisions of sections 8-7 and 8-10, cf. 1-3 and 1-4 of the Norwegian private limited companies act), regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security.

1.9	Notwithstanding anything herein to the contrary, the Mortgage shall be limited to NOK 1,300,000,000 with the addition of interest, default interest, costs and expenses.

1.10	The provisions of the Finance Agreement Act Section 62 to and including Section 74 shall not apply to this Deed, and this Deed shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Obligors under the Finance Documents have been fully satisfied.

1.11	The obligations of the Obligors pursuant to the Loan Agreement will be secured to the extent set out in the Loan Agreement. Further, the Mortgage and this Deed are security for obligations incurred prior to the date hereof, and the Owner is aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Loan Agreement having been waived a number of times since May 2016. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

2.	PAYMENT BY OWNER

2.1	Covenant to pay Secured Liabilities

The Owner undertakes to duly and punctually pay to the Agent the Secured Liabilities and to observe and perform all its other obligations under this Deed and the Finance Documents to which it is a party.

2.2	Covenant to Perform Obligations

The Agent covenants with the Owner that it shall perform its obligations to make advances under the Loan Agreement (including any obligation to make available further advances) subject to the terms of the Finance Documents.

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2.3	No Withholding or Set-Off

The Owner shall make all payments due to the Agent in immediately available funds, without any set off or counterclaim, and without deduction or withholding by the Owner (except as required by law) for any present or future taxes. If any deduction or withholding has to be made by law from any such payment in respect of taxes, the Owner shall increase the amount to be paid so that after any such deduction or withholding the Agent receives and retains a net amount equal to the amount which it would have received and retained had no such deduction or withholding been made and the Owner shall account to the relevant taxation authority for the amounts so deducted or withheld within the applicable time limit.

2.4	Default Interest

The Owner shall pay interest on demand at the default rate of interest specified in the Loan Agreement on all amounts (including principal, interest, costs and amounts recoverable from the Owner by way of indemnity) due but not paid by the Owner to the Agent under this Deed from the due date of payment until the date of the actual payment to the Agent whether before or after judgment.

2.5	Certificate

The certificate of an officer of the Agent as to the amount of the Secured Liabilities at any time shall be conclusive and binding on the Owner.

3.	MORTGAGE AND CHARGE

3.1	Mortgage

As security for the payment and discharge of the Secured Liabilities and the performance of its obligations under this Deed and the Finance Documents, the Owner as beneficial owner, to the extent permitted under the existing charter party (if any), any mortgages and charges the Vessel to the Agent on the terms of this Deed. For the avoidance of doubt, no mortgage restrictions shall apply to any new charter party entered into for the Vessel.

3.2	Continuing Security

(a)	The security created by the Mortgage and this Deed shall be held by the Agent as a continuing security for the payment and discharge of the Secured Liabilities and shall not be released or discharged by any intermediate payment or satisfaction of part of the Secured Liabilities.

(b)	The Mortgage and this Deed shall remain in full force and effect until the Secured Liabilities shall have been unconditionally and irrevocably paid in full to the Finance Parties (which expression shall not include a payment of a dividend in a liquidation, winding up or bankruptcy of less than 100%). When the Secured Liabilities have been unconditionally and irrevocably paid in full the Agent shall at the cost of the Owner discharge the Mortgage and this Deed.

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3.3	Additional Security

This Deed is in addition to and independent of, and shall not prejudice or merge with any other security (or any right of set-off) which the Finance Parties and/or the Agent may hold at any time for the Secured Liabilities or any part of the Secured Liabilities.

4.	COVENANTS FOR TITLE

The Owner covenants for the benefit of the Agent and each Finance Party that:

(a)	it is the sole absolute legal and beneficial owner of the Vessel and, to the extent permitted under the existing charter party (if any), has the right to mortgage and charge the Vessel pursuant to the terms of this Deed and the Mortgage. For the avoidance of doubt, no mortgage restrictions shall apply to any new charter party entered into for the Vessel;

(b)	except for liens permitted herein and Liens permitted under the Loan Agreement, it is mortgaging and charging the Vessel free from all other encumbrances and free from all rights exercisable by third parties; and

(c)	it will, at its own cost, do all that it reasonably can to give the Agent the security interest in the Vessel conferred by this Deed and/or the Mortgage.

5.	INSURANCES AND REQUISITION COMPENSATION

5.1	Undertakings

The Owner undertakes with the Agent during the Security Period to insure the Vessel in accordance with clause 24.1 of the Loan Agreement;

5.2	Failure to Insure

If the Owner fails to insure the Vessel in accordance with clause 5.1 (Undertakings) or fails to pay the premiums and calls due the Agent shall have the right to place the Insurances and pay the premiums and calls due and the Owner shall pay to the Agent on demand all amounts so paid or payable by the Agent.

5.3	Requisition Compensation

In the event of the requisition for title or other compulsory acquisition of the Vessel by any government the Owner undertakes to execute any assignment of the Requisition Compensation requested by the Agent and if such Requisition Compensation is paid to the Owner to hold all amounts so received on trust for the Agent.

6.	EARNINGS

The Owner undertakes with the Agent during the Security Period:

(a)	when so requested by the Agent, to give the Agent copies of all charters and other documents relating to the use and operation of the Vessel;

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(b)	to duly perform all obligations undertaken by the Owner in all charters, bills of lading or other contracts entered into by the Owner for the use of the Vessel and the carriage of cargo; and

(c)	to take all necessary steps to enforce the performance by charterers and shippers of all charter parties and other contracts of employment and all bills of lading and other contracts relating to the Vessel.

7.	OWNER’S OBLIGATIONS TO MAINTAIN THE VESSEL ETC.

7.1	Owner’s Undertakings

The Owner undertakes with the Agent during the Security Period:

(a)	except while the Vessel is undergoing repairs or maintenance or is in lay up or stacked, to keep the Vessel in a good, safe and efficient condition and state of repair, consistent with prudent ownership and management practice; provided that Owner shall (i) at all times exercise due diligence to ensure preventative maintenance is performed on the Vessel’s integral equipment, (ii) ensure that the Vessel is capable of maintaining operational capabilities upon being re-entered in a Classification Society upon removal from lay up or stacking and (iii) ensure that any lay up or stacking is carried out in accordance with prudent industry standards;

(b)	except while the Vessel is undergoing repairs or maintenance or is in lay up or stacked, to maintain the Vessel with its class at the highest level with DNV GL, Lloyd’s Register, American Bureau of Shipping or another Classification Society approved by the Lenders, free of any overdue conditions of class; provided that the Owner shall (i) at all times exercise due diligence to ensure preventative maintenance is performed on the Vessel’s integral equipment, (ii) ensure that the Vessel is capable of maintaining operational capabilities upon being re-entered in a Classification Society upon removal from lay up or stacking and (iii) ensure that any lay up or stacking is carried out in accordance with prudent industry standards;

(c)	to arrange for the Vessel to be inspected and surveyed in accordance with the rules of the Classification Society and, when so requested by the Agent, to give the Agent copies of all inspection and survey reports and any other documents relating to the classification of the Vessel;

(d)	to inform the Agent of any class survey of the Vessel carried out by a Classification Society, and upon request provide the Agent with a copy of the report following such class survey;

(e)	to allow the Agent or its authorised representative the right to inspect the Vessel in accordance with Clause 21.4 of the Loan Agreement;

(f)	to give the Agent no less than five Business Days’ prior notice of any dry-docking or any underwater inspection so that the Agent can arrange for its representatives to attend such dry-docking or inspection if it decides that this is necessary;

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(g)	not to give possession of the Vessel to a shipyard for repairs to be carried out to the Vessel the cost of which will exceed the amount of USD2,500,000 unless the shipyard shall have given a written waiver to the Agent of its lien or right of detention on the Vessel for the cost of such repairs or the Agent otherwise gives consent to such repairs;

(h)	not to make or allow to be made any permanent and material alteration to the Vessel (unless such alteration is required by law or by the Classification Society) without the prior written consent of the Agent which it shall have full power to withhold;

(i)	to comply with all requirements imposed by international convention, statute, regulation, common law or otherwise in relation to the maintenance, operation and safety of the Vessel and keep on board the Vessel valid certificates evidencing such compliance;

(j)	to comply with the requirements of the International Safety Management Code and to ensure that at all times the Owner has a valid document of compliance and the Vessel has a valid safety management certificate;

(k)	to comply with and procure that all servants and agents of the Owner comply with all legal requirements relating to environmental protection and in particular the prevention of oil pollution and damage by hazardous and noxious substances;

(l)	not to use or allow the Vessel to be used in contravention of any applicable law or in any unlawful trade or carry any cargo which will render the Vessel liable to penalty, forfeiture, capture, confiscation, or seizure as prize and in the event of war in any part of the world (whether or not war has been declared) not to use or allow the Vessel to be used in carrying any prohibited cargo;

(m)	to pay all taxes, social security and national insurance contributions, governmental charges, fines and penalties properly payable by or imposed on the Owner of the Vessel;

(n)	when requested by the Agent to provide evidence that the wages, social security and national insurance contributions of the master and crew of the Vessel are being paid in accordance with the Vessel’s articles of agreement and the relevant statutory provisions, and to pay to the relevant authority all amounts deducted from the wages of the master and crew in respect of any tax liability and social security and national insurance contributions or equivalent contributions;

(o)	to ensure that at all times an Isle of Man approved representative person is appointed in respect of the Vessel and not, without the prior written consent of the Agent, to remove any such person, appoint a new Isle of Man approved representative person in respect of the Vessel or terminate or materially amend the terms of appointment of any such Isle of Man approved representative person;

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(p)	other than as permitted by the Loan Agreement not to do, or knowingly omit to do, or cause or voluntarily permit to be done anything which may in any material way depreciate, jeopardise or otherwise prejudice the value of the Vessel or the rights of the Agent pursuant to the Mortgage and this Deed;

(q)	not to exercise any right of set-off, counterclaim or defence against the Agent or any other Finance Party with respect to the Vessel, the Mortgage or this Deed;

(r)	to comply with, and to procure that all servants and agents of the Owner comply with, all Environmental Laws in relation to the Vessel; and

(s)	immediately inform the Agent of:

(i)	any actual arrest or detention of the Vessel;

(ii)	any casualty or damage to the Vessel as a result of which the Vessel has become or may become a Total Loss or if the estimated cost of repairs may exceed USD2,500,000;

(iii)	the occurrence of any incident which may give rise to a pollution or environmental claim against the Owner;

(iv)	the issue of any petition for the winding up, liquidation, dissolution or bankruptcy of the Owner or anything analogous to the foregoing in any relevant jurisdiction;

(v)	the happening of an Event of Default.

7.2	Rights of Mortgagee

If the Owner fails to perform its obligations in this Deed and in particular fails to maintain and operate the Vessel in accordance with this clause 7 (Owner’s Obligations to Maintain the Vessel Etc.) and pay and discharge the debts and liabilities incurred by the Owner and the Vessel, the Agent may take all such action as it considers necessary to protect the security created by the Mortgage and this Deed and in particular (without in any way limiting the Agent’s rights and powers) to arrange for the Vessel to be surveyed and repaired and for all debts and liabilities incurred by the Owner to be paid and discharged and the Owner shall pay to the Agent on demand all amounts so paid or payable by the Agent.

8.	Owner’s Obligations to Maintain Registration etc.

The Owner undertakes with the Agent during the Security Period:

(a)	to keep the Vessel registered on the Isle of Man Ship Register at the port of Douglas, unless otherwise permitted by the Loan Agreement and not do or allow anything to be done which may result in such registration being cancelled or suspended;

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(b)	to maintain the corporate existence of the Owner under the laws of Norway and to comply with all statutory requirements applicable to the Owner and not to re-register the Owner under a different statute than the statute pursuant to which it was constituted;

(c)	not to sell, transfer, mortgage, charge, hypothecate or abandon the Vessel;

(d)	not to change the name of the Vessel or change its country of registration, save as permitted pursuant to the Loan Agreement, without the prior written consent of the Agent which it shall have full power to withhold;

(e)	not to create or allow to exist any charge, lien or encumbrance (except pursuant to the Mortgage and this Deed) on the Vessel other than a lien on the Vessel for salvage services or for crew’s wages or as permitted pursuant to the Loan Agreement;

(f)	to obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the law and regulations of any jurisdictions in which it is incorporated or resident or carries on business to enable it lawfully to enter into and perform its obligations under the Mortgage and this Deed and to ensure the legality, validity, enforceability or admissibility in evidence of the Mortgage and this Deed in any jurisdictions in which it is incorporated or resident or carries on business;

(g)	immediately to inform the Agent if any legal proceedings are issued against the Vessel or if the Vessel is attached, arrested or detained by order or direction of any court or tribunal or by any government or other competent authority, and to take such good faith action as is reasonably necessary to release the Vessel as soon as possible and to discharge all charges, liens or encumbrances on the Vessel (except for the Mortgage, this Deed and the Loan Agreement);

(h)	to execute any further documents required by the Agent to perfect the security created by the Mortgage and this Deed;

(i)	if any court or tribunal having jurisdiction declares or any rule of law renders any part of this Deed or the Mortgage invalid or unenforceable, to execute any further documents required by the Agent to maintain the security created by this Deed and the Mortgage; and

(j)	to execute a bill of sale and any other documents that the Agent may require if the Agent sells the Vessel under its power of sale or as agent for the Owner.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties

The Owner makes the representations and warranties set out below and acknowledges that the Agent has entered into this Deed in reliance on those representations and warranties:

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(a)	it is a limited company duly incorporated and validly existing under the laws of Norway with power to enter into this Deed and the Mortgage and to exercise its rights and perform its obligations under this Deed and the Mortgage and all corporate and other action required to authorise its execution of this Deed and the Mortgage and the performance of its obligations under this Deed and the Mortgage has been duly taken;

(b)	the obligations expressed to be assumed by it in this Deed and the Mortgage are legal and valid and binding and enforceable against it in accordance with the terms of this Deed and the Mortgage and no limit on its powers will be exceeded as a result of the performance of its obligations under this Deed and the Mortgage;

(c)	all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Deed and the Mortgage, (ii) to ensure that the obligations expressed to be assumed by it in this Deed and the Mortgage are legal, valid and binding, and (iii) to make this Deed and the Mortgage admissible in evidence in any jurisdiction in which it is incorporated, resident or carries on business, have been done, fulfilled and performed;

(d)	under the laws of its jurisdiction of incorporation and/or territories in which it is subject to taxation in force at the date of this Deed, it will not be required to make any deduction or withholding on account of tax from any payment it may make under this Deed and the Mortgage;

(e)	it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding up, dissolution, administration, liquidation or re-organisation or for the appointment of a receiver, administrator, administrative receiver, custodian, trustee or similar officer of it or of any or all of its assets or revenues;

(f)	subject only to the Mortgage and this Deed, no person other than the Owner has any legal or beneficial interests (or any right to claim any such interest) in the Vessel or any part thereof and the Owner has not received notice of any such claim;

(g)	save as contemplated in this Deed and the Mortgage, it has not assigned, charged, mortgaged, pledged, transferred or otherwise disposed of (or agreed to assign, charge, mortgage, pledge, transfer or otherwise dispose of), whether by way of security or otherwise, the benefit of all or any of its right, title and interest in and to the Vessel or any part of it;

(h)	no Environmental Claim has been made or threatened against the Owner or otherwise in connection with the Vessel;

(i)	no Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred;

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(j)	the execution of this Deed and the Mortgage and the exercise of its rights and the performance of its obligations under this Deed and the Mortgage do not and will not (i) conflict with its constitutional documents or any rules and regulations made thereunder; (ii) conflict with any applicable law, regulation or official or judicial order; or (iii) conflict with the provisions of any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets or result in a requirement for the creation of any security interest over any such asset, in each case, in any way;

(k)	the execution of this Deed and the Mortgage and the exercise of its rights and the performance of its obligations under this Deed and the Mortgage do not and will not cause any of the foregoing representations to be untrue.

9.2	Repetition

The representations and warranties set out in this clause 9 (Representations and Warranties) are made on the date of this Deed and are deemed to be repeated by the Owner on each date during the Security Period with reference to the facts and circumstances then existing.

10.	EXCLUSION OF LIABILITY

The Owner will duly and punctually perform its obligations and, unless the Agent shall otherwise require, diligently pursue its rights and remedies under or in relation to the Vessel and notwithstanding anything herein contained:

(a)	the Owner will remain liable to perform all the obligations assumed by it in relation to the Vessel;

(b)	neither the Agent nor any other Finance Party shall be under any obligation or liability in respect of the Vessel by reason of this Deed or the Mortgage or anything arising out of, or in connection with them;

(c)	neither the Agent nor any other Finance Party shall be under any obligation of any kind:

(i)	to assume or perform or fulfil any obligation of the Owner in, under or in respect of the Vessel, the Mortgage or this Deed or be under any liability whatsoever as a result of any failure of the Owner to perform any of its obligations in connection therewith;

(ii)	to enforce against any person any rights and benefits to which the Agent or any other Finance Party may at any time be entitled; and/or

(iii)	to make any enquiries as to the nature or sufficiency of any payment received by it or to make any claim or to take any action to collect any moneys assigned, mortgaged or charged.

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11.	ENFORCEMENT

11.1	Enforcement

Upon the occurrence of a Declared Default which is continuing, the Agent shall be entitled, in its absolute discretion, to enforce all or any part of the security constituted by the Mortgage and this Deed as it sees fit, including:

(a)	to commence legal proceedings against the Owner and/or the Vessel to obtain judgment for the Secured Liabilities;

(b)	to order the master of the Vessel to proceed immediately at the Owner’s risk and expense to a port or anchorage nominated by the Agent;

(c)	to take possession of the Vessel and exercise all the rights and powers of a mortgagee conferred by law or by this Deed;

(d)	to discharge the master and crew of the Vessel and employ a new master and crew;

(e)	to sell the Vessel or any shares therein (whether as mortgagee under its power of sale, as attorney-in-fact for the Owner or otherwise) in such manner and on such terms as the Agent may decide with power to the Agent to postpone the sale without being liable for any resulting loss;

(f)	to insure, maintain, repair, charter, operate, use, employ, manage or lay up the Vessel on such terms as it may consider appropriate without being responsible for any loss or damage to the Vessel (provided such loss or damage has not been caused by the wilful act or default of the Agent);

(g)	to require all documents relating to the Insurances including all policies, cover notes and all claims correspondence to be delivered to the Agent or to a broker or agent appointed by it;

(h)	to defend, pay or compromise all claims against the Owner in connection with the Vessel including those which have given or may give rise to any charge or lien on the Vessel whether ranking in priority to or subordinate to the Mortgage and this Deed;

(i)	to institute, continue, release or compromise all claims by the Owner against the Insurers, any charterer or any other third party in connection with the Vessel;

(j)	to combine and consolidate all accounts which the Owner may have with the Agent or any other Finance Party and to set off any credit balances on such accounts against the Secured Liabilities; and

(k)	to recover from the Owner on demand all amounts paid and payable and losses incurred by the Agent in connection with the exercise of any of its powers and

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rights under clause 5.2 (Failure to Insure), clause 7.2 (Rights of Agent), this clause 11 (Enforcement) or otherwise.

11.2	No Requirement to Commence Other Proceedings

The Agent does not need to commence any proceedings under, or enforce any right created by the Finance Documents before commencing proceedings under, or enforcing any right or security interest created by this Deed.

11.3	Suspense Account

The Agent may in its absolute discretion (without prejudice to any other rights it may have) at any time and from time to time place and keep for such time as it thinks prudent any money received recovered or realised under or by virtue of this Deed on a separate or suspense account to the credit of either the Owner or the Agent as the Agent thinks fit without any immediate obligation on the Agent’s part to apply the same or any part of it towards the discharge of the Secured Liabilities.

12.	RECEIVERS

12.1	Appointment of Receiver

At any time after the security created by the Mortgage and this Deed has become enforceable, or if the Owner requests it to do so, the Agent may appoint under seal or under the hand of a duly authorised officer of the Agent, one or more persons as Receiver of the Vessel or any part or parts thereof, for the purpose of enforcing the security constituted by this Deed and recovering the Secured Liabilities. Where two or more persons are appointed as Receivers under or pursuant to this Deed any act authorised to be done by the Receivers may be done by all of them acting jointly or by any one or more of them acting severally.

12.2	Powers of Receiver

(a)	A Receiver so appointed shall, to the fullest extent permitted by law, be the agent of the Owner and the Owner shall be solely responsible for his acts, contracts, defaults and remuneration and any Receiver shall have and be entitled to exercise all the rights, powers and remedies conferred upon the Agent by this Deed and by any applicable law including, without limitation, all of the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Owner could itself do or omit to do.

(b)	The Agent may exercise any of the powers conferred by the Mortgage or this Deed while a Receiver is in office and is acting.

(c)	Without limitation, any Receiver shall have the power on behalf of the Owner (and at the Owner’s expense) to do or omit to do anything which the Owner could do or omit to do in relation to the Vessel.

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(d)	Notwithstanding the generality of clause 12.2(a) above, a Receiver shall have all the powers conferred by clause 11.1 as if the reference to the Agent in clause 11.1 were a reference to the Receiver.

(e)	The Owner irrevocably and by way of security appoints every Receiver its attorney on its behalf and in its name or otherwise to execute or sign any document and do any act or thing which that Receiver considers necessary or desirable with a view to or in connection with any exercise or proposed exercise of any of his powers.

(f)	A Receiver may delegate to any person or persons of any of the powers (including the discretions) conferred on him by, or pursuant to, this Deed and may do so on terms authorising successive sub-delegations.

(g)	In the case of joint Receivers any of the powers (including the discretions) conferred by this Deed may be exercised by any one or more of them, unless their appointment specifically states the contrary.

(h)	The Agent may appoint a Receiver to replace a Receiver who has resigned or for any other reason ceased to hold office.

(i)	A Receiver shall be entitled to retain out of any money received by him such amounts in respect of his expenses (or to cover estimated future expenses) as he may from time to time agree with the Agent.

12.3	Removal of Receiver

The Agent may from time to time by writing under its hand remove any Receiver appointed by it and may, whenever it may deem expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

12.4	Remuneration of Receiver

The Agent shall have the power from time to time to fix the remuneration of any Receiver which shall not be limited to any maximum amount.

12.5	Powers Implied by Law

All powers conferred on mortgagees in law shall apply to the security created by this Deed, including for the avoidance of doubt to any Receiver, except in so far as they are expressly or impliedly excluded and where there is any ambiguity or conflict between such powers and those contained in this Deed the terms of this Deed shall prevail.

13.	PROTECTION OF THIRD PARTIES

13.1	No Duty to Enquire

No purchaser from or other person dealing with the Agent or any Receiver, its agents or delegates, shall be concerned to enquire whether this Deed has become enforceable, or whether any power exercised or purported to be exercised has become exercisable, or whether any of the Secured Liabilities remain due upon this Deed, or as to the necessity or expediency of any stipulations and conditions subject to which the sale of the Vessel is

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AGREED FORM

made, or otherwise as to the propriety or regularity of the sale of the Vessel or to see to the application of any money paid to the Agent or such Receiver, or its agents or delegates, and each such dealing shall be deemed to be within the powers conferred by this Deed and to be valid and effectual accordingly.

13.2	Receipt

The receipt of the Agent shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any money paid to or by the direction of the Agent.

14.	EXCLUSION OF LIABILITY

14.1	Liability to Account

Neither the Agent nor any Receiver shall in any circumstances, whether as mortgagee in possession or on any other basis whatever, be liable to account to the Owner for anything except the Agent’s or Receiver’s own actual receipts or be liable to the Owner for any loss or damage arising from any realisation of the Vessel or from any act, default or omission of the Agent or Receiver in relation to the Vessel or from any exercise or non-exercise by the Agent or the Receiver of any power, authority or discretion conferred upon it in relation to the Vessel by or pursuant to this Deed unless such loss or damage is caused by the Agent’s or Receiver’s own fraud, gross negligence or wilful misconduct.

14.2	Losses on Enforcement

Upon the sale of the Vessel on enforcement of this Deed, the Owner will not have any right or claim against the Agent, the Finance Parties or any Receiver in respect of any loss arising out of such sale including whether or not a better price could or might have been obtained on the sale of the Vessel by either deferring or advancing the date of such sale or for any other reason, unless such loss or damage is caused by the Agent’s, the Finance Parties or the Receiver’s own fraud, gross negligence or wilful misconduct.

15.	PROTECTION OF SECURITY

The Agent shall without prejudice to its other rights and powers pursuant to this Deed have the right (but be under no duty or obligation) at any time to take such action as it considers necessary for the purpose of protecting the security created by this Deed.

16.	NEW ACCOUNTS

If the Agent or any other Finance Party receives or is deemed to be affected by notice, whether actual or constructive, of any subsequent charge or other interest affecting the Vessel and/or the proceeds of the Vessel, the Agent and/or the Finance Parties may open a new account for the Owner. If the Agent or any of the Finance Parties does not open a new account then unless the Agent or any of the Finance Parties gives express written notice to the contrary to the Owner it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received such notice. As from that time all payments made to the Agent or the Finance Party will be credited or be treated as having been credited to the new account and will not operate to reduce the amount due to

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AGREED FORM

the Agent or that Finance Party at the time when it received or was deemed to have received notice.

17.	APPLICATION OF MONIES

Once a Declared Default has occurred and is continuing and notice has been sent from the Agent of its intention to enforce its rights under the Finance Documents, the net proceeds of a sale of the Vessel, any amounts received by the Agent or a Receiver for the use of the Vessel by the Agent or a Receiver under any of the Agent’s or Receiver’s rights or powers set out in this Deed and all other amounts received by the Agent or a Receiver under the terms of this Deed shall be made to the Agent to the account specified by the Agent in the notice delivered to any Obligor for the purpose of this clause, and the proceeds thereof shall be applied in accordance with clause 30.5 (Partial payments) of the Loan Agreement.

18.	POWER OF ATTORNEY

18.1	Power of Attorney

The Owner, by way of security and to more fully secure the performance of its obligations under this Deed, irrevocably and severally appoints the Agent, any person deriving title under it and any Receiver to be its attorney for the Security Period (with power to appoint sub-attorneys) with power in its name and on its behalf and as its act and deed or otherwise to execute and deliver and otherwise perfect any agreement, assurance, deed, instrument or document or perform any act that may be required of the Owner under this Deed, or may be deemed by such attorney necessary or desirable for any purpose of this Deed or to enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of the Vessel.

18.2	Ratification

Without prejudice to the generality of the provisions contained in clause 18.1 (Power of Attorney) the Owner covenants with the Agent and separately with any Receiver that, if required to do so, the Owner shall ratify and confirm:

(a)	all transactions entered into by the Agent and/or any Receiver in the proper exercise of its or their powers in accordance with this Deed; and

(b)	all transactions entered into by the Agent and/or any Receiver in signing, sealing, delivering and otherwise perfecting any assignment, mortgage, charge, security, deed, assurance, document or act as aforesaid.

19.	DELEGATION

The Agent and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Deed. Any such delegation may be made upon terms (including power to sub-delegate) and subject to any regulations which the Agent or such Receiver (as the case may be) may think fit. Neither the Agent nor any Receiver will be in any way liable or responsible to the Owner for any loss or liability arising from any act, default, omission, fraud or misconduct on the part of any such delegate or sub-delegate.

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AGREED FORM

20.	INDEMNITIES

20.1	Indemnity

The Owner indemnifies and agrees to keep indemnified the Agent, any Finance Party, any Receiver and any manager, agent, officer or employee for whose liability, acts or omissions the Agent, any Finance Party or any Receiver may be answerable, from and against all liabilities, costs, charges, losses and expenses suffered or incurred by them arising from or as a result of:

(a)	the exercise or the purported exercise of any powers, authorities, or discretions vested in them pursuant to this Deed and/or the Mortgage;

(b)	any matter or thing done or omitted or in any way relating to the provisions of this Deed and/or the Mortgage;

(c)	any breach by the Owner of its covenants or other obligations to the Agent under this Deed and/or the Mortgage;

(d)	the enforcement of the provisions of this Deed and/or the Mortgage; or

(e)	any action, claim or proceeding relating to any of the above,

except to the extent that they result from the gross negligence or wilful default of the Agent, any Finance Party, any Receiver or any such manager, agent, officer or employee.

20.2	Indemnification of Expenses

The Owner shall on first demand, pay to the Agent or any other Finance Party or reimburse the Agent or any other Finance Party for the following items of expenditure:

(a)	all expenses including legal and out-of-pocket expenses (on a full indemnity basis) incurred by the Agent or any other Finance Party in connection with:

(i)	the preparation, negotiation and execution of this Deed and/or the Mortgage;

(ii)	the preparation and negotiation of documentation relating to any amendment or extension of this Deed and/or the Mortgage, regardless of the form such documentation takes and whether or not such documentation is acceptable to, and/or executed by, any or all parties thereto;

(iii)	the granting of any waiver, approval, consent, confirmation or release under, or in respect of, this Deed and/or the Mortgage; and

(iv)	any investigation or due diligence into the financial or other condition of the Owner or into ascertaining whether or not it has complied or is complying with this Deed and/or the Mortgage,

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AGREED FORM

together with interest at the default rate of interest specified in the Loan Agreement from the date such expenses were incurred to the date of payment, as well after as before judgment;

(b)	an amount equal to any stamp duties, search fees, registration fees and duties payable in connection with this Deed and/or the Mortgage and any penalties with respect to, or resulting from its delay or omission to pay any such duties or fees; and

(c)	all expenses, including legal and out-of-pocket expenses on a full indemnity basis, incurred by the Agent and any other Finance Party:

(i)	in contemplation of, or otherwise in connection with, the enforcement of any rights or exercise of any powers under this Deed and/or the Mortgage or in investigating any possible default or breach by the Owner of this Deed and/or the Mortgage; or

(ii)	in respect of any proceedings, legal or otherwise, involving the Agent and any other Finance Parties in connection with this Deed and/or the Mortgage or the Vessel, whether such proceedings are brought by the Owner or a third party, together with interest at the default rate of interest specified in the Loan Agreement from the date such expenses were incurred to the date of payment, as well after as before judgment.

21.	WAIVER OF DEFENCES

The obligations of the Owner under this Deed and the security created by this Deed will not be affected by any act, omission, matter or thing which, but for this clause, might operate to reduce, release or prejudice any of the Owner’s obligations under this Deed or this security in whole or in part, including (whether or not known to the Owner or the Agent, any other Finance Party or any other person):

(a)	any time or waiver granted to, or composition with any Obligor or any other person;

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of any Obligor or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d)	any variation or amendment (however fundamental) or replacement of this Deed, any Finance Document or any other document or security;

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AGREED FORM

(e)	any unenforceability, illegality, frustration or invalidity of any obligation of any person under this Deed, any Finance Document or any other document or security;

(f)	any insolvency, bankruptcy, winding up, liquidation or similar proceedings of the Owner, any Obligor or any other person.

22.	NON-COMPETITION

Until the Secured Liabilities have been unconditionally and irrevocably paid in full, the Owner shall not, after a claim has been made or by virtue of any payment or performance by it under this Deed:

(a)	be subrogated to any rights, security or moneys held, received or receivable by the Agent or any other Finance Party or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Owner’s liability under this Deed;

(b)	claim, rank, prove or vote as a creditor of any Obligor or any other person or their estate in competition with the Agent or any other Finance Party; or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor or other person or exercise any right of set-off as against any such person.

The Owner shall hold in trust for and forthwith pay or transfer to the Agent any payment or distribution or benefit of security received by it contrary to this Deed.

23.	MISCELLANEOUS

23.1	Potentially Avoided Payments

If the Agent considers in good faith that any amount received in payment or purported payment of the Secured Liabilities is capable of being avoided or reduced by virtue of any insolvency, bankruptcy, liquidation, winding up or other similar laws, the liability of the Owner under this Deed and the security created by this Deed and the Mortgage shall continue and such amount shall not be considered to have been irrevocably paid.

23.2	Avoidance of Payments

Where any release, discharge or other arrangement in respect of any Secured Liabilities or any security the Agent or any other Finance Party may hold for such Secured Liabilities is given or made in reliance on any payment or other disposition which is avoided or must be repaid in an insolvency, liquidation, winding up or otherwise, and whether or not the Agent or any other Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid, this Deed and the security created by this Deed shall continue as if such release, discharge or other arrangement had not been given or made.

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AGREED FORM

23.3	Further Assurance

The Owner shall at its own expense from time to time execute all such deeds and documents and do all such acts and things as the Agent may require or consider desirable for the purpose of protecting, enforcing or perfecting the security intended to be created by this Deed and the Mortgage or facilitating the realisation of the Vessel or any part thereof or exercising any powers, authorities and discretions vested in the Agent, any Receiver, its agents or delegates.

23.4	Amendment and Variation

Neither the Mortgage nor this Deed may be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of the Agent.

23.5	Waivers and Releases

No delay or failure by the Agent to exercise any of its powers, rights or remedies under this Deed and/or the Mortgage will operate as a waiver of them nor will any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. Any waiver, to be effective, must be in writing.

23.6	Severability

If at any time any provision of this Deed or the Mortgage is or becomes illegal, invalid or unenforceable in any respect or any security created by this Deed or the Mortgage is or becomes ineffective in any respect under the law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Deed or the Mortgage or the effectiveness in any other respect of the security created by this Deed or the Mortgage under such law; or

(b)	the legality, validity or enforceability of such provision or the effectiveness of the security created by this Deed or the Mortgage under the law of any other jurisdiction.

23.7	Cumulative Remedies

Every power and remedy given to the Agent or any other Finance Party under this Deed shall be cumulative and not alternative and in addition to and not exclusive of any other power or remedy given to the Agent or any other Finance Party either by this Deed or by law or under the Mortgage or any other Finance Documents and all such powers and remedies may be exercised whenever and as often as the Agent or any other Finance Party may deem expedient.

23.8	Immediate Recourse

The Owner waives any rights it may have of first requiring the Agent or any other Finance Party to proceed against or enforce any other rights or security or claim payment from any

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AGREED FORM

person before claiming from the Owner under this Deed. This waiver applies irrespective of any law or any provision of any Finance Document to the contrary.

23.9	Contracts (Rights of Third Parties) Act 2001

(a)	Save in respect of any rights created in favour of a Finance Party or a Receiver appointed under this Deed, this Deed does not create any right enforceable by any person who is not a party to it (Third Party) under the Contracts (Rights of Third Parties) Act 2001, but this clause 23.9 (Contracts (Rights of Third Parties) Act 2001) does not affect any right or remedy of a Third Party which exists or is available apart from that Act.

(b)	Notwithstanding any term of this Deed, the consent of any person (including any Finance Party) who is not a party to this Deed is not required for any variation (including any rescission or variation of any rights that such a person may have to enforce any provisions of this Deed) or termination of this Deed.

23.10	Consents

Save as otherwise expressly specified in this Deed, any consent of the Agent may be given absolutely or on any terms and subject to any conditions as the Agent may determine in its entire discretion.

23.11	Granting of Time

The granting of time by the Agent or compounding with any other person or company liable to the Finance Parties under any other Finance Document shall not in any way affect the Agent’s rights and powers against the Owner or the Vessel under the Mortgage and this Deed.

23.12	Counterparts

This Deed may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. Any party to this Deed may enter into this Deed by executing any such counterpart.

23.13	Release of Security

After the end of the Security Period, the Agent shall, at the request and cost of the Owner, execute all such documents and do all such other things as may be required to release the security created by this Deed, in each case without recourse to or any representation or warranty by or from any Finance Party.

23.14	Trust

The Agent shall hold the benefit of the covenants, undertakings and security given and created by the Owner in this Deed upon trust for the Finance Parties in accordance with clause 28 of Loan Agreement.

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AGREED FORM

24.	ASSIGNMENT

24.1	Assignment

This Deed shall bind the Agent and the Owner and their respective successors and permitted assigns.

24.2	The Owner’s Rights

The Owner may not assign or transfer all or any part of its rights, powers or obligations under this Deed.

24.3	The Mortgagee’s Rights

The Agent, without the consent of the Owner, may transfer the Mortgage and assign, transfer or sub-participate its rights, powers and obligations under this Deed to any assignee, transferee or sub-participant of its rights under the Loan Agreement and for this purpose the Agent may give to any potential assignee, transferee or sub-participant any information about the Owner, the Vessel, the Mortgage and this Deed which the Agent considers appropriate.

25.	NOTICES

The provisions of clause 32 (Notices) of the Loan Agreement apply to this Deed.

26.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with Isle of Man law.

27.	JURISDICTION

27.1	Courts of the Isle of Man

The Owner agrees that the courts of the Isle of Man shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deed (respectively Proceedings and Disputes) and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.

27.2	Appropriate Forum

The Owner irrevocably waives any objection which it may have now or hereafter have to Proceedings being brought or Disputes being settled in the courts of the Isle of Man and agrees not to claim that any such court is not a convenient or appropriate forum.

27.3	Proceedings in Other Jurisdictions

Nothing contained in this clause shall (and shall not be construed so as to) limit the right of the Agent to take Proceedings against the Owner in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

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27.4	General Consent

The Owner consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

27.5	Waiver of Immunity

To the extent that the Owner may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Owner irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

27.6	Appointment of Process Agent

Without prejudice to any other mode of service under any relevant law, the Owner irrevocably appoints [Name] of [Address] as its process agent to receive and to acknowledge on its behalf service of any proceedings in the Isle of Man. If for any reason the agent named above (or its successor) no longer serves as agent of the Owner for this purpose, the Owner shall promptly appoint a successor agent (satisfactory to the Agent) and notify the Agent thereof, provided that until the Agent receives such notification, the Agent shall be entitled to treat the agent named above (or its said successor) as the agent of the Owner for the purposes of this clause. The Owner agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in the Isle of Man whether or not such agent gives notice thereof to the Owner

IN WITNESS WHEREOF the Parties have duly executed this Deed on the date stated at the beginning of it.

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SIGNATORIES

SIGNED as a deed and DELIVERED for	)
and on behalf of TROMS OFFSHORE	)
FLEET 2 AS in the presence of:	)
)
)

Witness signature

Name:

Address:

Occupation:

SIGNED as a deed and DELIVERED for	)
and on behalf of DNB BANK ASA, NEW	)
YORK BRANCH in the presence of:	)
)
)

Witness signature

Name:

Address:

Occupation:

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Mortgage to secure account current, etc.

(Body Corporate)

IMO Number 9480722			Name of Ship TROMS CAPELLA	Port of registry DOUGLAS

	M	cm	Sailing, steam or motor ship MOTOR	Horse power of engines (if any) 6,660kW

Length	78	12	Gross tonnage 4,059	Register tonnage 1,627
Main Breadth	19	01
Depth	7	99	(for dual tonnages state the higher)

and as described in more detail in the Register Book

IMO Number 9480722		Name of Ship TROMS CAPELLA		Port of registry DOUGLAS

	M	cm	Sailing, steam or motor ship MOTOR	Horse power of engines (if any) 6,660kW

Length	78	12	Gross tonnage 4,059	Register tonnage 1,627
Main Breadth	19	01
Depth	7	99	(for dual tonnages state the higher)

and as described in more detail in the Register Book

WHEREAS there is an account current between (1) TROMS OFFSHORE FLEET 2 AS (the Mortgagor) a company incorporated under the laws of Norway with registered number 998 121 159 whose registered office and principal place of business is at Strandveien 106, N-9006 Tromsø, Norway and (2) DNB BANK ASA, New York Branch acting through its office at 200 Park Avenue, New York, NY 10166, USA as Agent (as defined in the Loan Agreement as defined below) (the Mortgagee, which expression shall include its successors and permitted assigns) regulated by (a) a Loan Agreement dated 25 May 2012 between Troms Offshore Supply AS as borrower; Troms Offshore Fleet Holdings AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS and Troms offshore Fleet 4 AS as additional obligors; JB Holding Company BV as security provider; Eksportkreditt Norge AS and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap as lenders; Garantiinstituttet For Eksportkreditt and DNB Capital LLC as additional lenders; Tidewater Inc. and its Wholly Owned Domestic Subsidiaries as corporate guarantors; DNB Bank ASA, Grand Cayman Branch as bank guarantor; DNB Markets, Inc. as arranger and bookrunner and the Mortgagee as agent as last amended and restated by as amendment and restatement agreement no. 4 dated [●] 2017 to be made between Troms Offshore Supply AS as borrower; Troms Offshore Fleet Holdings AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS and Troms offshore Fleet 4 AS as additional obligors; JB Holding Company BV as security provider; Eksportkreditt Norge AS and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap as lenders; Garantiinstituttet For Eksportkreditt and DNB Capital LLC as additional lenders; Tidewater Inc. and its Wholly Owned Domestic Subsidiaries as corporate guarantors; DNB Bank ASA, Grand Cayman Branch as bank guarantor; DNB Markets, Inc. as arranger and bookrunner and the Mortgagee as agent (the Loan Agreement) and (b) a deed of covenants of even date herewith made between the Mortgagor and the Mortgagee (the Deed of Covenants) AND WHEREAS pursuant to the Loan Agreement the Mortgagor has agreed to execute this Mortgage for the purpose of securing payment by the Mortgagor to the Mortgagee of all sums from time to time due or owing under the Loan Agreement and/or the Deed of Covenants, whether in respect of principal interest or costs and all other sums from time to time owing to the Mortgagee in the manner and at the times set forth in the Loan Agreement and/or the Deed of Covenants AND WHEREAS the amount of principal and interest and other sums due at any given time can be ascertained by reference to the Loan Agreement and/or the Deed of Covenants or to the books of account or other accounting records of the Mortgagee AND WHEREAS all references to the Loan Agreement and the Deed of Covenants means those documents as they may from time to time be amended, restated, varied, extended, supplemented or novated.

NOW WE the Mortgagor in consideration of the premises for ourselves and our successors covenant with the said Mortgagee and its assigns, to pay to it the sums for the time being due on this security, whether by way of principal or interest at the times and manner aforesaid. And for the purpose of better securing to the Mortgagee the payment of such sums as last aforesaid, we do hereby mortgage to the Mortgagee, 64/64th shares of which we are the owner in the ship above particularly described and in her boats and appurtenances. Lastly we for ourselves and our successors covenant with the Mortgagee and its assigns that we have the power to mortgage in manner aforesaid the above mentioned shares and that the same are free from encumbrances.

IN WITNESS WHEREOF the Mortgagor has caused this Mortgage to be executed as a deed.

Executed as a Deed on 2017

By TROMS OFFSHORE FLEET 2 AS

Acting by [●]

Its duly authorised attorney pursuant to a power of attorney dated [●]

Signature of witness:

Status:

Notes

1.	The prompt registration of a mortgage deed at the ship’s port of registry is essential to the security of the mortgage as a mortgage takes its priority from the date of production for registry, not from the date of the instrument.
2.	Registered owners or mortgagees must inform the Registrar of British Ships of any changes of address.

XS81A

Version10/03

Transfer of Mortgage
*I/We the within mentioned in consideration of	Full name(s) of mortgagee(s)
	£	this day paid to *me/us by

Full name(s)	Address(es)	Occupation(s) (if individual(s))

hereby transfer to *him/her/them/it the benefit of the within written security            Date:

To be complete by individual/joint mortgagee(s)		To be completed by body corporate
Signature(s) of mortgagee(s) Date:		Executed as a deed by in the presence of Date:
Executed by the above named mortgagee(s) as a deed in the presence of (if the transfer is executed in Scotland 2 signatures are required)		Signature of witness:
		Status (Director/Secretary/etc):
Signature of witness(es)	1.	(For use by an attorney) Executed as a deed on by acting by its duly authorised attorney pursuant to a power of attorney dated

	2.

Full Name(s)	1.
	2.
Address(es)	1.	Signature of witness:
	2.
Occupation(s)	1.	Status:
	2.

Discharge of Mortgage

Received the sum of	£	in discharge of this within written security

To be complete by individual/joint mortgagee(s)		To be completed by body corporate
Signature(s) of mortgagee(s) Date:		In witness whereof we have affixed our common seal on (insert date) in the presence of
Executed by the above named mortgagee(s) as a deed in the presence of		Signature of witness:
		Status (Director/Secretary/etc):
		(For use by an attorney) Executed as a deed on by acting by its duly authorised attorney pursuant to a power of attorney dated
Signature of witness(es)	1.

	2.

Full Name(s)	1.
	2.
Address(es)	1.	Signature of witness:
	2.
Occupation(s)	1.	Status:
	2.

Note: if the discharged deed is not presented to the Registrar, the mortgage will remain registered against the ship

AGREED FORM

Dated [date]

(1)	TROMS OFFSHORE FLEET 2 AS (as the Owner)

(2)	DNB BANK ASA, NEW YORK BRANCH (as the Agent)

DEED OF COVENANTS

In respect of the vessel m.v. Troms Capella

Isle of Man Office

Dickinson Buildings

33-37 Athol Street

Douglas

Isle of Man

IM1 1LB

FINAL DRAFT

ASSIGNMENT OF EARNINGS AGREEMENT

dated [●] 2017

between

[●]

“Assignor”

and

DNB BANK ASA, NEW YORK BRANCH

“Agent”

in relation to Earnings payable to the Assignor pursuant to the [Contract]

SCHEDULE 1 Form of Notice of Assignment of Earnings

SCHEDULE 2 Form of Acknowledgement of Notice of Assignment

SCHEDULE 3 Form of Notice of Conditional Assignment of Earnings

SCHEDULE 4 Form of Consent and Acknowledgement

1 (14)

THIS ASSIGNMENT OF EARNINGS AGREEMENT (the “Assignment Agreement”) is made on [●] 2016 by and between:

(1)	[Troms entity], a limited liability company incorporated under the laws of [Norway] with company registration number [●] (the “Assignor”); and

(2)	DNB BANK ASA, NEW YORK BRANCH, Norwegian registration number 984 851 006, acting through its offices at 200 Park Avenue, New York, NY 10166, USA, as agent for itself and the other Finance Parties (the “Agent”).

WHEREAS

(A)	Pursuant to a certain loan facility agreement originally dated 25 May 2012 and as later amended, lastly by an amendment and restatement agreement No. 4 dated [●] 2017 (as it may be modified, supplemented or amended from time to time) (the “Facility Agreement”) initially entered into between Troms Offshore Supply AS as Borrower and the Finance Parties, the Finance Parties have agreed to lend up to NOK 478,962,040 + USD 65,895,226.58 subject to the terms and conditions set out therein.

(B)	Pursuant to Clause 18 (Security) of the Facility Agreement certain Security Documents shall be provided, including this Assignment Agreement.

(C)	The Assignor and [●] (the “Debtor”) has entered into a [time charter] agreement dated [●] (the “Contract”).

(D)	The Assignor has entered into this Assignment Agreement in order to provide continuing security for the payment, discharge and performance of the Obligations.

(E)	This Assignment Agreement shall become effective on the Effective Date (as defined in the Facility Agreement).

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Assignment Agreement:

“Borrower” means Troms Offshore Supply AS.

“Companies Act” means the Norwegian Limited Liability Companies Act of 1997 (as amended from time to time).

“Declared Default” means that an Event of Default has occurred and a notice has been served in accordance with clause [25.12] in the Facility Agreement.

“Enforcement Act” means the Norwegian Enforcement Act of 1992 (as amended from time to time).

“Finance Agreement Act” means the Norwegian Finance Agreement Act of 1999 (as amended from time to time).

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Assignor under or in connection with the Contract and,

2 (14)

subject to the terms of this Assignment Agreement, under or in connection with any New Contracts.

“Mortgage Act” means the Norwegian Mortgage Act of 1980 no. 2 (as amended from time to time).

“New Contract” means any time charter or bareboat charter agreement, with a firm duration of more than 30 days, entered into by the Assignor after the date of this Assignment Agreement and designated as such in any notice sent by the Assignor substantially in the form set out in Schedule 1 (Form of Notice of Assignment of Earnings) or Schedule 3 (Form of Notice of Conditional Assignment of Earnings).

“Security Interest” means the assignment by way of security of the Earnings established pursuant to this Assignment Agreement.

1.2	Capitalised terms used herein shall, save as expressly defined herein, have the same meanings as ascribed thereto in the Facility Agreement.

1.3	Any notices served by the Assignor substantially in the form set out in Schedule 1 (Form of Notice of Assignment of Earnings) and Schedule 3 (Form of Notice of Conditional Assignment of Earnings) shall form an integrated part of this Assignment Agreement.

1.4	Clause 1.2 (Construction) of the Facility Agreement shall apply to this Assignment Agreement as if set out in full herein. Reference to “this Agreement” in Clause 1.2 (Construction) of the Facility Agreement shall be construed as a reference to this Assignment Agreement.

2.	GRANT OF SECURITY

(a)	As first priority security for the payment, discharge and performance of the Obligations, the Assignor hereby assigns, by way of security, its rights, title and interests in and to the Earnings in favour of the Agent (on behalf of itself and the other Finance Parties).

(b)	For the purpose of the Security Interest, the Obligations are limited to NOK 1,300,000,000. In addition, the Security Interest secures interest, default interest, costs and expenses.

3.	LIMITATION

(a)	The obligations of the Assignor under this Assignment Agreement will be limited, subject to sub-paragraph 3(b) below, by the mandatory provisions of law applicable to the Assignor limiting the legal capacity or ability of the Assignor to provide security under this Assignment Agreement (including, but not limited to, the provisions of Sections 8-7 and 8-10, cf. 1-3 and 1-4 of the Companies Act), regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security.

(b)	If any limitation is no longer applicable as a mandatory provision under Norwegian law, that limitation will no longer apply to the security provided under this Assignment Agreement.

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4.	PRIORITY

The Security Interest shall rank with first priority.

5.	PERFECTION

(a)	The Assignor shall promptly after the signing of this Assignment Agreement (i) notify the Debtor, by serving a notice substantially in the form set out in Schedule 1 (Form of Notice of Assignment of Earnings), that the Earnings have been assigned and (ii) take every necessary step to ensure that the Debtor acknowledges receipt of the notice by issuing an acknowledgement in the form set out in Schedule 2 (Form of Acknowledgement of Notice of Assignment) to the Agent.

(b)	The assignor agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent may reasonably deem necessary or desirable to register this Assignment Agreement in any applicable registry, and to maintain and/ or perfect the Security Interest and the rights and powers granted herein. The Assignor shall be obliged to pay all costs in relation thereto.

6.	DISTRIBUTION RIGHTS

(a)	Unless a Declared Default has occurred, the Assignor shall receive all payment of the Earnings.

(b)	Once a Declared Default has occurred and is continuing and notice has been sent from the Agent of its intention to enforce its rights under this Assignment Agreement, all payments of the Earnings shall be made to the Agent to the account specified by the Agent in the notice delivered to the Debtor for the purpose of this clause, and the proceeds thereof shall be applied in accordance with Clause 30.5 (Partial payments) of the Facility Agreement.

7.	COVENANTS

The Assignor undertakes not to do or cause or permit to be done anything which will, or could be reasonably expected to adversely affect the security or the rights of the Agent hereunder, or cause an Event of Default to occur, or which is in any way inconsistent with or depreciates, jeopardises or otherwise prejudices the security or the rights of the Agent hereunder, and, further, to take such action as shall from time to time be necessary to maintain the security right of the Agent hereunder. In particular the Assignor undertakes:

(a)	not to pledge or assign (by way of security or otherwise) the Earnings as security for any other obligations or permit to exist any such assignment or other security interest;

(b)	not to sell, transfer or dispose of the Earnings or any interest therein, or attempt to do so, without the prior written consent of the Agent;

(c)

in the event that the Assignor enters into any New Contract, without undue delay, to assign by way of security any Earnings thereunder in favour of the Agent and perfect such assignment by following the perfection provisions set out in Clause 5 (Perfection) of this Assignment Agreement by issuing a letter substantially in the

4 (14)

form set out in in Schedule 1 (Form of Notice of Assignment of Earnings) or, if a consent is required for the assignment, issuing a letter substantially in the form set out in Schedule 3 (Form of Notice of Conditional Assignment of Earnings) and take every reasonable step to ensure that the relevant debtor agrees to the assignment and issues an acknowledgement substantially in the form set out in Schedule 4 (Form of Consent and Acknowledgement) to the Agent. Such Earnings shall thereafter be subject to this Assignment Agreement as Earnings; and

(d)	at its own expense, from time to time, upon request of the Agent, to execute all documents and do all things as the Agent may require to perfect and protect the security created by this Assignment Agreement or following a Declared Default and notice from the Agent of its intention to enforce its rights under this Assignment Agreement to facilitate the enforcement or realisation of the security created by this Assignment Agreement and otherwise securing to the Agent the full benefit of the rights, powers and remedies conferred upon it in this Assignment Agreement.

8.	REPRESENTATIONS AND WARRANTIES

As of the date hereof and as of the date when any further Earnings are assigned in accordance with Clause 7(c) of this Assignment Agreement, the Assignor represents and warrants that:

(a)	the Assignor has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Assignment Agreement and that this Assignment Agreement does not and will not breach the constitutional documents of the Assignor or any agreement, document or law or regulation by which the Assignor is bound;

(b)	this Assignment Agreement constitutes legally binding and valid obligations of the Assignor, enforceable in accordance with its terms against the Assignor, the liquidator of the Assignor and third party creditors of the Assignor (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership, corporate or similar laws affecting security interests generally); and

(c)	the Assignor has full legal and beneficial ownership of the Earnings and no lien or any other kind of encumbrance or security interest or restrictions on transferability is in existence over the Earnings or any part thereof.

9.	DECLARED DEFAULT AND ENFORCEMENT

9.1	Upon the occurrence of a Declared Default, the Agent shall be entitled, in its absolute discretion, to enforce all or any part of the security as it sees fit, including to:

(a)	exercise any and all ownership rights, including all creditor rights, in connection with the Earnings as if it was the owner thereof, and instruct the Debtor to make payment directly to the Agent;

(b)	immediately sell, assign or convert into money all or any of the Earnings in such manner and upon such terms (by private or public sale) and for such consideration (whether in cash, securities or other assets) as is then agreed;

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(c)	take any other action in relation to the Earnings as permitted by the Enforcement Act, the Mortgage Act or other applicable law.

9.2	In case the Earnings are transferred to the Agent or any of the other Finance Parties as set out in Clause 9.1(b), the value of the transferred amounts shall be set off against the Obligations.

9.3	All costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the enforcement of the Security Interest and any other costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the Assignment Agreement (including, for the avoidance of doubt, costs and expenses related to discharge of the security created hereunder) shall be borne by the Assignor and the Assignor shall indemnify and hold the Agent harmless in respect of such costs and expenses. All such costs and expenses shall be included in the Obligations. The Assignor shall upon demand within three Business Days pay all such costs and expenses to the Agent.

9.4	The proceeds of each collection, sale or other disposition under this section shall be applied towards the Obligations in accordance with Clause 6(b).

10.	INFORMATION, WAIVER AND ACKNOWLEDGEMENT

10.1	The provisions of the Finance Agreement Act Section 62 to and including Section 74 shall not apply to this Assignment Agreement, and this Assignment Agreement shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Obligors under the Finance Documents have been fully satisfied.

10.2	The obligations of the Obligors pursuant to the Facility Agreement will be secured to the extent set out in the Facility Agreement. Further, the Assignment Agreement is security for obligations incurred prior to the date hereof, and the Obligors are aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Facility Agreement having been waived a number of times since May 2016. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

10.3	The Assignor hereby irrevocably waives:

(a)	any requirement that the Agent, following the occurrence of a Declared Default, first make demand upon or seek to enforce remedies against the Borrower or any other Obligor in respect of the amounts outstanding under the Finance Documents before demanding payment or seeking to enforce the Security Interest;

(b)	any and all defences based on underlying relationships, agreements and transactions whatsoever including (without limitation) right to limit the liability under this Assignment Agreement resulting from any failure to give notice of any kind that has had a Material Adverse Effect;

(c)

any right to exercise any rights of subrogation into the rights of the Agent under the Finance Documents or any security issued (including the Security Interest) or made pursuant to the Finance Documents until and unless the Agent shall have received all

6 (14)

amounts due or to become due to it or any other Finance Party under the Finance Documents;

(d)	all the Assignor’s rights to claim reimbursement from the Obligors for payments made hereunder, until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents, and the obligations of the Agent or any other Finance Party to make further amounts available under the Finance Documents have been irrevocably terminated; and

(e)	any requirement that additional security be provided or maintained.

10.4	The Agent shall be entitled to amend, supplement, release or waive any security provided by any third party for the Obligations or any third party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision thereof without the Assignor’s consent.

10.5	Further, in particular but not limited to the following, the Assignor hereby agrees and accepts:

(a)	that the obligations of the Assignor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Finance Documents and any defence made by the Borrower or any other Obligor thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Security Interest;

(b)	that the granting of time or any other indulgence to the Assignor and/or the Borrower and/or any other Obligor accorded by the Agent hereunder and/or under any of the Finance Documents shall not discharge the Assignor’s liabilities under this Assignment Agreement;

(c)	that the Assignor’s obligations under this Assignment Agreement shall not be affected in any way whatsoever by the existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security interest provided by a third party for the Obligations;

(d)	that if any payment by the Borrower or any other Obligor or any discharge given by the Agent (whether in respect of the Obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event; (i) the Security Interest shall continue as if the payment, discharge, avoidance or reduction had not occurred, and (ii) the Agent shall be entitled to recover the value or amount of that security or payment from the Borrower or any other Obligor, as if the payment, discharge, avoidance or reduction had not occurred; and

(e)	that the Obligations and any derived liability whatsoever of the Borrower and the other Obligors towards the Agent in connection therewith may be secured in any way deemed necessary, (excluding this Assignment Agreement), in the Agent’s sole discretion.

7 (14)

11.	FURTHER ASSURANCES

Without limiting the generality of the foregoing, the Assignor shall, at its own expense, take whatever action the Agent may require for the prompt execution of all documents and to do all such things as the Agent may require to perfect and protect the Security Interest or to facilitate the enforcement or realisation of the Security Interest.

12.	ASSIGNMENT

The Agent may assign this Assignment Agreement and the Security Interest to a replacement Agent in accordance with the terms of the Facility Agreement.

13.	NOTICES

Every notice or demand under this Assignment Agreement shall be made in accordance with Clause 30 (Notices) of the Facility Agreement. Any notices to Assignor may be directed to the Borrower.

14.	RELEASE

The Agent shall, when all the Obligations have been duly and irrevocably fulfilled and discharged, at the request and at the cost of the Assignor, promptly and unconditionally release the security interest created hereby by notifying the Debtor of such release and take any action which may be necessary and which it is able to do in order to release the Security Interest.

15.	PRECEDENCE

If there is an inconsistency, discrepancy or conflict between this Assignment Agreement and the Facility Agreement, then the provisions of the Facility Agreement shall prevail, insofar as they do not negate the effectiveness of this Assignment Agreement.

16.	DELEGATION

Subject to the terms of the Facility Agreement, the Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Assignment Agreement to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.

17.	CURRENCY

17.1	All monies received or held by the Agent under this Assignment Agreement may be converted into any other currency which the Agent considers necessary to satisfy the obligations and liabilities comprised in the Obligations in that other currency at the Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

17.2

No payment to the Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Assignor in respect of which it was made unless and until the Agent has received payment in full in the currency in which the obligation or liability was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Agent shall have a further separate cause of action against the Assignor and

8 (14)

shall be entitled to enforce the security constituted by this Assignment Agreement to recover the amount of the shortfall.

18.	PROCESS AGENT

Clause 36.3 (Service of Process) of the Facility Agreement shall apply to this Assignment Agreement as if set out in full herein and as if references therein to the “Obligors” were references to the “Assignor”.

19.	INVALIDITY

If any provision of this Assignment Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.	GOVERNING LAW AND JURISDICTION

(a)	This Assignment Agreement shall be governed by and construed in accordance with Norwegian law.

(b)	Subject to Clause 20 (c) below, the Assignor hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo District Court (Norwegian: Oslo tingrett).

(c)	The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Agent or a Finance Party to take any legal action or proceedings against the Assignor in any court which may otherwise exercise jurisdiction over the Assignor or any of its assets.

***

9 (14)

SIGNATORIES:

As Assignor:	As Agent:

[●]	[●]

By:	By:

Name:	Name:

Title:	Title:

10 (14)

SCHEDULE 1

FORM OF NOTICE OF ASSIGNMENT OF EARNINGS

To:	[●] [(the “Company”)/(the “Charterer”)]
Copy:	DNB BANK ASA, NEW YORK BRANCH (the “Agent”)

Date:	[●]

NOTIFICATION OF ASSIGNMENT OF EARNINGS

1.	We hereby notify you that by an assignment agreement dated [●] 2017 (the “Assignment Agreement”) and made in favour of the Agent for and on behalf of the Finance Parties by ourselves as assignor (the “Assignor”):

(a)	We have assigned by way of security all rights, title and interests in and to moneys payable by you to us (the “Claims”) under the contract designated as [●] and dated [●] (the [“Contract”]/[“New Contract”]) to the Agent; and

(b)	any payment shall be made to the Assignor until other instructions are given to you in writing by the Agent. If the Agent notifies you that a Declared Default has occurred and that it intends to enforce its rights under the Assignment Agreement, any moneys being due and payable to the Assignor under or in connection with the Contract shall be paid to the Agent or to the bank account specified by the Agent. The Agent shall following such notice become entitled at any time and from time to time at its discretion solely and exclusively to exercise all rights pertaining to the Earnings as if it was the Assignor.

2.	The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

3.	The provisions of this notice are governed by the laws of Norway.

4.	Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Assignment Agreement.

5.	Please acknowledge receipt of this letter by returning a duly signed acknowledgement in the form attached hereto to the Agent at the address set out in the attached form of acknowledgement, with a copy to the Assignor.

Yours sincerely,

By:

Name:

Title:

Company:

11 (14)

SCHEDULE 2

FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

To:	DNB BANK ASA, NEW YORK BRANCH as Agent

[●]

[●]

Copy to: [●] as Assignor

Date:	[●]

ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

1.	We refer to a letter dated [●] from [●] to ourselves notifying us of the assignment specified therein.

2.	We confirm that:

(a)	we acknowledge and agree to the terms of the said notice of assignment;

(b)	we have verified the meaning of the definitions used in the notice of assignment; and

(c)	we are not aware of any other assignment or pledge of said Claims.

Yours sincerely,
for and on behalf of

By:

Name:

Title:

Company:

12 (14)

SCHEDULE 3

FORM OF NOTICE OF CONDITIONAL ASSIGNMENT OF EARNINGS

To:	[●] (the “Company”)
Copy:	DNB BANK ASA, NEW YORK BRANCH (the “Agent”)
Date:	[●]

NOTIFICATION OF ASSIGNMENT OF CLAIMS

1.	We refer to an assignment agreement dated [●] 2017 (the “Assignment Agreement”) between ourselves as assignor (the “Assignor”) and the Agent. Furthermore, we refer to a [describe New Contract] (the “New Contract”).

2.	We have agreed to assign absolutely to and in favour of the Agent all our rights (present and future) to all payments to be made to us under the New Contract, including in respect of any breach by you thereunder, subject only to your consent to assignment, such claims to be subject to the Assignment Agreement as “Earnings”.

3.	Subject to the above we hereby assign by way of security all such Earnings and the assignment shall become effective immediately upon receipt of your consent and acknowledgement substantially in the form attached hereto.

4.	Any payments under the New Contract shall continue to be made to the Assignor until other instructions are given to you in writing by the Agent. If the Agent notifies you that a Declared Default has occurred and that it intends to enforce its rights under the Assignment Agreement, any moneys being due and payable to the Assignor under or in connection with the New Contract shall be paid to the Agent or to the bank account specified by the Agent. The Agent shall following such notice become entitled at any time and from time to time at its discretion solely and exclusively to exercise all rights pertaining to the Earnings as if it was the Assignor.

5.	The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

6.	The provisions of this notice are governed by the laws of Norway.

7.	Please acknowledge receipt of this letter and your consent to its terms by returning a duly signed letter in the form attached to each of the Assignor and the Agent at the address set out in the attached form of acknowledgement, with a copy to the Assignor.

Yours sincerely,

By:

Name:

Title:

Company:

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SCHEDULE 4

FORM OF CONSENT AND ACKNOWLEDGEMENT

To:	DNB BANK ASA, NEW YORK BRANCH as Agent

[●]

[●]

Copy to: [●] as Assignor

Date:	[●]

CONSENT AND ACKNOWLEDGEMENT TO NOTICE OF ASSIGNMENT

1.	We refer to a letter dated [●] from [●] to ourselves (the “Notice of Assignment”) notifying us of the conditional assignment by way of security over the Earnings specified therein.

2.	We confirm that:

(a)	we hereby give our consent to the conditional assignment to you of the Earnings as further set out in the Notice of Assignment and confirms that the assignment can be considered effective by the Agent;

(b)	we acknowledge and agree to the terms of the Notice of Assignment and undertake to be bound by the terms of the Notice of Assignment;

(c)	we have verified the meaning of the definitions used in the Notice of Assignment; and

(d)	we are not aware of any other assignment of said Earnings.

3.	The provisions of this letter shall be governed by the laws of Norway.

Place/date,
Yours faithfully
for and on behalf of

By:

Name:

Title:

Company:

14 (14)

DRAFT

ASSIGNMENT AGREEMENT

dated [●]

between

Pental Insurance Company Ltd.

“Assignor”

and

DNB BANK ASA, NEW YORK BRACH

“Agent”

in relation to Insurance Proceeds payable to the Assignor pursuant to the Insurances

www.bahr.no

SCHEDULE 1 Form of Notice of Mortgage and Assignment

SCHEDULE 2 Form of Acknowledgement

SCHEDULE 3 Form of Notice of Mortgage and Assignment

SCHEDULE 4 List of Insurances

2 (19)

THIS ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is made on [●] 2017 by and between:

(1)	Pental Insurance Company Ltd., a limited liability company incorporated under the laws of Bermuda with company registration number [●] (the “Assignor”); and

(2)	DNB BANK ASA, NEW YORK BRANCH, Norwegian registration number 984 851 006, acting through its offices at 200 Park Avenue, New York, NY 10166, USA, as agent for itself and the other Finance Parties (the “Agent”).

WHEREAS

(A)	Pursuant to a certain loan facility agreement originally dated 25 May 2012 and as later amended, lastly by an amendment and restatement agreement No. 4 dated [●] 2017 (as it may be modified, supplemented or amended from time to time) (the “Facility Agreement”) initially entered into between Troms Offshore Supply AS as Borrower and the Finance Parties, the Finance Parties have agreed to lend up to NOK 478,962,040 + USD 65,895,226.58 subject to the terms and conditions set out therein.

(B)	Pursuant to Clause 18 (Security) of the Facility Agreement certain Security Documents shall be provided, including this Assignment Agreement.

(C)	The Assignor has taken out re-insurances for the Security Vessels.

(D)	The Assignor has entered into this Assignment Agreement in order to provide continuing security for the payment, discharge and performance of the Obligations.

(E)	This Assignment Agreement is a Finance Document and shall become effective on the Effective Date (as defined in the Facility Agreement)

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Assignment Agreement:

“Borrower” means Troms Offshore Supply AS.

“Companies Act” means the Norwegian Limited Liability Companies Act of 1997 (as amended from time to time).

“Declared Default” means that an Event of Default has occurred and a notice has been served in accordance with clause 25.12 in the Facility Agreement.

“Enforcement Act” means the Norwegian Enforcement Act of 1992 (as amended from time to time).

“Finance Agreement Act” means the Norwegian Finance Agreement Act of 1999 (as amended from time to time).

“Insurance Proceeds” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Assignor under or in connection with the Insurances.

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“Insurances” means all the insurance and/or re-insurance policies and contracts of insurance and/or re-insurance including (without limitation) those entered into in order to comply with the terms of Clause 24.1 (Insurance) of the Facility Agreement which are from time to time in place or taken out or entered into by or for the benefit of the Assignor (whether in the sole name of the Assignor or in the joint names of the Assignor and any other person) in respect of the Security Vessels, including but not limited to the Insurances set out in Schedule 4 (List of Insurances) or any renewal thereof.

“Insurer” means an insurer, re-insurer or underwriter under any of the Insurances and any other person liable for payment of Insurance Proceeds.

“Mortgage Act” means the Norwegian Mortgage Act of 1980 no. 2 (as amended from time to time).

“Plan” means the Nordic Marine Insurance Plan of 2013 (as amended from time to time).

“Security Interest” means the assignment by way of security of the Insurance Proceeds created pursuant to this Assignment Agreement.

1.2	Capitalised terms used herein shall, save as expressly defined herein, have the same meanings as ascribed thereto in the Facility Agreement.

1.3	Clause 1.2 (Construction) of the Facility Agreement shall apply to this Assignment Agreement as if set out in full herein. Reference to “this Agreement” in Clause 1.2 (Construction) of the Facility Agreement shall be construed as a reference to this Assignment Agreement.

2.	GRANT OF SECURITY

(a)	As security for the payment, discharge and performance of the Obligations, the Assignor hereby assigns by way of security its rights, title and interests in and to the Insurance Proceeds in favour of the Agent (on behalf of itself and the other Finance Parties).

(b)	For the purpose of the Security Interest, the Obligations are limited to NOK 1,300,000,000. In addition, the Security Interest secures interest, default interest, costs and expenses.

3.	LIMITATION

[Bermuda limitation language?]

4.	PRIORITY

The Security Interest shall rank with first priority.

5.	PERFECTION

(a)

The Assignor shall promptly after the signing of this Assignment Agreement (i) notify all the relevant insurers and/or re-insurers by serving notice substantially in the form set out in Schedule 1 that the Insurance Proceeds have been assigned, and (ii) from the date of this Agreement and to the date falling 5 Business Days thereafter use its best efforts to ensure that the said insurers and/or re-insurers acknowledge receipt of the notice by issuing an acknowledgement in the form set out in Schedule 2 to the

4 (19)

Agent, or that each insurer and/or re-insurer and/or broker approved by the Agent give such other form of acknowledgement in form and substance satisfactory to the Agent, including standard letters of undertaking or letters of confirmation, to the Agent, confirming that the notice has been received and agreed to by each insurer and/or re-insurer and, in case of Insurances governed by the Plan, the Agent has been duly registered as co-insured first priority mortgagee on all such insurance and/or re-insurance policies taken out for the Security Vessels.

(b)	The Security Interest shall be registered with such jurisdiction as the Agent may reasonably deem necessary or desirable for the purpose of perfecting and protecting the Agent’s rights hereunder. The Assignor agrees to promptly sign all documents necessary for such perfection and shall be obliged to pay all costs in relation thereto.

(c)	In the event that any new insurance and/or re-insurance policies and/or contracts of insurances and/or re-insurances are taken out in respect of any Security Vessel after the date of this Assignment Agreement, the Assignor undertakes, without undue delay, to assign the Insurance Proceeds payable under such insurance and/or re-insurance policies and/or contracts of insurances and/or re-insurances in favour of the Agent on the terms of this Assignment of Insurances by executing a notice substantially in the form of Schedule 3, and to perfect such assignment by following the provisions set out in paragraph (a) above.

(d)	[Any perfection steps necessary pursuant to Bermuda law and/or the governing law of the re-insurances?]

6.	LOSS PAYABLE

6.1	Insurance Proceeds payable as a result of (i) an actual or constructive or agreed or arranged or compromised total loss, (ii) requisition for title or other compulsory acquisition of any Security Vessel or (iii) claims payable in respect of a major casualty of any Security Vessel, that is to say any claim (or the aggregate of which) exceeding USD 1,000,000, shall be paid directly to the Agent. Compensation for loss from a single casualty may however, upon presentation of a receipted invoice for repairs carried out, be paid by the insurer and/or re-insurer to the Assignor.

6.2	On and at any time after the occurrence of a Declared Default, the provisions of paragraph Clause [30.5] (Partial Payments) of the Facility Agreement shall apply correspondingly, however so that this shall include all claims payable and not limited to claims exceeding USD 1,000,000. The proceeds of any claim shall be applied in accordance with Clause [30.5] (Partial Payments) of the Facility Agreement.

7.	COVENANTS

(a)	The Assignor undertakes not to do or cause or permit to be done anything which will, or could be reasonably expected to adversely affect the security or the rights of the Agent hereunder, or cause an Event of Default to occur, or which is in any way inconsistent with or depreciates, jeopardises or otherwise prejudices the security or the rights of the Agent hereunder, and, further, to take such action as shall from time to time be necessary to maintain the security right of the Agent hereunder. In particular the Assignor undertakes:

5 (19)

(i)	not to pledge or assign (by way of security or otherwise) the Insurance Proceeds as security for any other obligation or permit to exist, any such assignment or other security interest;

(ii)	not to sell, transfer or dispose of the Insurance Proceeds, Insurances or any interest therein, or attempt to do so, without the prior written consent of the Agent; and

(iii)	at its own expense, from time to time, upon request of the Agent, to execute all documents and do all things as the Agent may require to perfect and protect the security created by this Assignment Agreement or following an Declared Default which is continuing to facilitate the enforcement or realisation of the security created by this Assignment Agreement and otherwise securing to the Agent the full benefit of the rights, powers and remedies conferred upon it in this Assignment Agreement.

(b)	The undertakings given pursuant to this Clause shall remain in force until all the Obligations have been duly and irrevocably fulfilled and discharged.

8.	REPRESENTATIONS AND WARRANTIES

As of the date hereof and as of the date when any further Insurance Proceeds are assigned in accordance with Clause 5(c) of this Assignment Agreement, the Assignor represents and warrants that:

(a)	the Assignor is duly organized, formed or incorporated and validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Assignment Agreement and that this Assignment Agreement does not and will not breach the constitutional documents of the Assignor or any agreement, document or law or regulation by which the Assignor is bound;

(b)	the execution, delivery and performance by the Assignor of this Assignment Agreement, has been duly authorised by all necessary corporate or other organisational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.

(c)	this Assignment Agreement constitutes legally binding and valid obligations of the Assignor, enforceable in accordance with its terms against the Assignor, the liquidator of the Assignor and third party creditors of Assignor (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership, corporate or similar laws affecting security interests generally); and

6 (19)

(d)	the Assignor has full legal and beneficial ownership of the Insurance Proceeds and no lien or any other kind of encumbrance or security interest or restrictions on transferability is in existence over the Insurance Proceeds or any Part thereof.

9.	DECLARED DEFAULT AND ENFORCEMENT

9.1	Upon the occurrence of a Declared Default, the Agent shall be entitled, in its absolute discretion, to enforce all or any part of the security as it sees fit, including to:

(a)	exercise any and all ownership rights, including all creditor rights, in connection with the Insurance Proceeds as if it was the owner thereof, and instruct the Insurer to make payment directly to the Agent;

(b)	immediately sell, assign or convert into money all or any of the Insurance Proceeds in such manner and upon such terms (by private or public sale) and for such consideration (whether in cash, securities or other assets) as is then agreed; and

(c)	take any other action in relation to the Insurance Proceeds as permitted by the Enforcement Act, the Mortgage Act or other applicable law.

9.2	All costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the enforcement of the Security Interest and any other costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the Assignment Agreement (including, for the avoidance of doubt, costs and expenses related to discharge of the security created hereunder) shall be borne by the Assignor and the Assignor shall indemnify and hold the Agent harmless in respect of such costs and expenses. All such costs and expenses shall be included in the Obligations. The Assignor shall upon demand within three Business Days pay all such costs and expenses to the Agent.

9.3	The proceeds of each collection, sale or other disposition under this section shall be applied towards the Obligations in accordance with Clause 6.2

10.	INFORMATION, WAIVER AND ACKNOWLEDGEMENT

10.1	The provisions of the Finance Agreement Act Section 62 to and including Section 74 shall not apply to this Assignment Agreement, and this Assignment Agreement shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Obligors under the Finance Documents have been fully satisfied.

10.2	The obligations of the Obligors pursuant to the Facility Agreement will be secured to the extent set out in the Facility Agreement (of which the Assignor has received a copy). Further, the Security Interest is security for obligations incurred prior to the date hereof, and the Assignor is aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Facility Agreement having been waived a number of times since May 2016. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

10.3	The Assignor hereby irrevocably waives:

(a)	any requirement that the Agent, following the occurrence of a Declared of Default, first make demand upon or seek to enforce remedies against the Borrower or any

7 (19)

other Obligor in respect of the amounts outstanding under the Finance Documents before demanding payment or seeking to enforce the Security Interest;

(b)	any and all defences based on underlying relationships, agreements and transactions whatsoever including (without limitation) right to limit the liability under this Assignment Agreement resulting from any failure to give notice of any kind that has had a Material Adverse Effect;

(c)	any right to exercise any rights of subrogation into the rights of the Agent under the Finance Documents or any security issued (including the Security Interest) or made pursuant to the Finance Documents until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents;

(d)	all the Assignor’s rights to claim reimbursement from any Obligor for payments made hereunder, until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents, and the obligations of the Agent or any other Finance Party to make further amounts available under the Finance Documents have been irrevocably terminated; and

(e)	any requirement that additional security be provided or maintained.

10.4	The Agent shall be entitled to amend, supplement, release or waive any security provided by any third party for the Obligations or any third party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision thereof without the Assignor’s consent.

10.5	Further, in particular but not limited to the following, the Assignor hereby agrees and accepts:

(a)	that the obligations of the Assignor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Finance Documents and any defence made by the Borrower or any other Obligor thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Security Interest;

(b)	that the granting of time or any other indulgence to the Assignor and/or the Borrower and/or any other Obligor accorded by the Agent hereunder and/or under any of the Finance Documents shall not discharge the Assignor’s liabilities under this Assignment Agreement;

(c)	that the Assignor’s obligations under this Assignment Agreement shall not be affected in any way whatsoever by the existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security interest provided by a third party for the Obligations;

(d)

that if any payment by the Borrower or any other Obligor or any discharge given by the Agent (whether in respect of the Obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event; (i) the Security Interest shall continue as if the payment, discharge, avoidance or reduction had not occurred, and (ii) the Agent shall be entitled to recover the value

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or amount of that security or payment from the Borrower or any other Obligor, as if the payment, discharge, avoidance or reduction had not occurred; and

(e)	that the Obligations and any derived liability whatsoever of the Borrower and the other Obligors towards the Agent in connection therewith may be secured in any way deemed necessary, excluding this Assignment Agreement, in the Agent’s sole discretion.

11.	FURTHER ASSURANCES

Without limiting the generality of the foregoing, the Assignor shall, at its own expense, take whatever action the Agent may require for the prompt execution of all documents and to do all such things as the Agent may require to perfect and protect the Security Interest or to facilitate the enforcement or realisation of the Security Interest.

12.	ASSIGNMENT

The Agent may assign this Assignment Agreement and the Security Interest to a replacement Agent in accordance with the terms of the Facility Agreement.

13.	NOTICES

Every notice or demand under this Assignment Agreement shall be made in accordance with Clause 30 (Notices) of the Facility Agreement. Any notices to the Assignor may be directed to the Borrower.

14.	RELEASE

The Agent shall, when all the Obligations have been duly and irrevocably fulfilled and discharged, at the request and at the cost of the Assignor, promptly and unconditionally release the security interest created hereby by notifying the Insurer of such release and take any action which may be necessary and which it is able to do in order to release the Security Interest.

15.	PRECEDENCE

If there is an inconsistency, discrepancy or conflict between this Assignment Agreement and the Facility Agreement, then the provisions of the Facility Agreement shall prevail, insofar as they do not negate the effectiveness of this Assignment Agreement.

16.	DELEGATION

Subject to the terms of the Facility Agreement, the Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Assignment Agreement to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.

17.	CURRENCY

17.1	All monies received or held by the Agent under this Assignment Agreement may be converted into any other currency which the Agent considers necessary to satisfy the obligations and liabilities comprised in the Obligations in that other currency at the Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

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17.2	No payment to the Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Assignor in respect of which it was made unless and until the Agent has received payment in full in the currency in which the obligation or liability was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Agent shall have a further separate cause of action against the Assignor and shall be entitled to enforce the security constituted by this Assignment Agreement to recover the amount of the shortfall.

18.	PROCESS AGENT

Clause 36.3 (Service of Process) of the Facility Agreement shall apply to this Assignment Agreement as if set out in full herein and as if references therein to the “Obligors” were references to the “Assignor”.

19.	INVALIDITY

If any provision of this Assignment Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.	GOVERNING LAW AND JURISDICTION

(a)	This Assignment Agreement shall be governed by and construed in accordance with Norwegian law.

(b)	Subject to Clause 20(c) below, the Assignor hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo District Court (Norwegian: Oslo tingrett).

(c)	The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Agent or a Finance Party to take any legal action or proceedings against the Assignor in any court which may otherwise exercise jurisdiction over the Assignor or any of its assets.

***

10 (19)

SIGNATORIES:

As Assignor:	As Agent:

[●]	DNB Bank ASA, New York Brach

By:	By:

Name:	Name:

Title:	Title:

11 (19)

SCHEDULE 1

FORM OF NOTICE OF MORTGAGE AND ASSIGNMENT

To:	[The re-insurers/brokers/claims leader] (the “Re-Insurer”)
Date:	[●]

RE: “[Name of Vessel]” – Notification of Mortgage and Assignment of Insurance Proceeds

1.	Pental Insurance Company Ltd. (the “Assignor”) as assured under the re-insurance policy(- ies) with yourselves regarding “[name of Vessels]” (the “Vessels”) hereby gives you notice that:

(a)	[Agent] (the “Mortgagee”) is first priority mortgagee of the Vessels;

(b)	all payments due to the Assignor from you at any time in respect of the Vessels have been assigned (by way of security) to the Mortgagee (as agent on behalf of itself and the other Finance Parties) according to an assignment of insurance proceeds dated [●] 2017 (the “Assignment Agreement”); and

(c)	all payments due to the Assignor under its policy( ies) with yourselves must be made in accordance with the following Loss Payable clause or otherwise in accordance with the instruction of the Mortgagee.

Loss Payable

Upon the occurrence of a Declared Default (as defined in the Assignment Agreement) and unless and until you are instructed otherwise, payments payable as a result of (i) an actual or constructive or agreed or arranged or compromised total loss, (ii) requisition for title or other compulsory acquisition of the Vessel or (iii) claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 1,000,000, shall be paid directly to the Agent. Compensation for loss from a single casualty may however, upon presentation of a receipted invoice for repairs carried out, be paid by the insurer to the Assignor.

Notwithstanding the above, the Re-Insurer hereby agree that if the Assignor shall at any time become insolvent, go into liquidation (or any procedure analogous thereto under any applicable law), suspend or cease to carry on business or shall otherwise be prevented from meeting its obligations and if the Re-Insurer has actual notice (whether by virtue of having received a written notice from the Security Agent or otherwise) of any such circumstances, the Re-Insurers shall (notwithstanding the insuring conditions herein):

(a) pay to the Security Agent that portion of any loss due to the Security Agent from the Assignor which represents the liability of the Re-Insurer to the Assignor under the terms of this policy; and

(b) assume liability for the insurance of the Vessels on the same terms and conditions (but at the premium payable by the Assignor to the Re-Insurer under this policy) as the Assignor and for the remaining period that the Assignor would have assumed such liability in the absence of such insolvency, liquidation (or analogous

12 (19)

procedure), suspension or cessation of business or other matter preventing it from meeting its obligations,

less (in each such case) the premiums, if any, due to the Re-Insurers in respect of this policy (but only premiums proportionate to the percentage of the total amount of unpaid premiums represented by the part of the premium attributable to the reinsurance of the Vessels), it being agreed that such payment by the Re-Insurer to the Security Agent shall fully discharge and release the Re-Insurer from any and all further liability in connection with such loss.

2.	Please acknowledge that if the insurance contract has been amended or cancelled, the rights of the Mortgagee shall not be affected unless the insurer has given him specific notice of not less than fourteen days. Further, the Agent shall be advised:

(a)	immediately of any material changes which are proposed to be made in the terms of the insurances or if you cease to be an insurer for any purposes connected with the insurances; and

(b)	in the event of instructions being received to renew or further to renew the insurances, of the details thereof.

The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

3.	The provisions of this notice are governed by the laws of Norway.

4.	Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Assignment Agreement.

5.	Please confirm your agreement with, and acknowledgement of, the terms of this notice by returning a copy of a duly signed acknowledgement in the form attached hereto, or by returning the broker’s standard Letter of Undertaking (confirming, amongst other things, that this Notice of Assignment has been received and agreed to by each insurer) to the Mortgagee at the address set out in the attached form of acknowledgement, with a copy to the Assignor.

Yours sincerely,

By:

Name:

Title:

Company: [Assignor]

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SCHEDULE 2

FORM OF ACKNOWLEDGEMENT

To:	[●] (the “Mortgagee”)

[●]

[●]

Copy to: [●] as Assignor (the “Assignor”)

Date: [●]

RE: “[Name of Vessel]” – Acknowledgement of Notice of Assignment

1.	We refer to a letter (the “Notice”) dated [●] from the Assignor to ourselves related to “[vessels]” (the “Vessels”) notifying us of the mortgage and assignment specified therein.

2.	We confirm that:

(a)	we acknowledge and agree to the terms of the said Notice, including that if the re- insurance contract has been amended or cancelled, the rights of the Mortgagee shall not be affected unless the insurer has given him specific notice of not less than fourteen days, and we will notify the Mortgagee:

(i)	immediately of any material changes which are proposed to be made in the terms of the re-insurances or if we or any other re-insurer cease to be a re- insurer for any purposes connected with the insurances; and

(ii)	in the event of instructions being received to renew or further to renew, of the details thereof;

(b)	the Mortgagee has been duly noted by ourselves and the other re-insurers as first priority mortgagee (on behalf of itself and the other Finance Parties) of the said Vessels;

(c)	we have duly noted and do accept that our payments due to the Assignor, under the re-insurance policy(-ies) taken out for the Vessels, shall be made in accordance with the instructions set out in the Notice, including the Loss Payable clause therein;

(d)	any payment due to the Mortgagee will be made to such account as from time to time instructed by the Mortgagee; and

(e)	we are not aware of any other assignment of the said payments.

3.	We confirm that neither we, nor the re-insurers, will set off claims which have arisen out of the re-insurance contract relating to any other vessel than the Vessels, and claims which have arisen out of the re-insurance contract relating to the Vessel will only be set off if fallen due earlier than in the course of the last two years prior to the settlement of a claim.

4.	This acknowledgement is governed by Norwegian law.

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Yours sincerely,

By:

Name:

Title:

Company:

15 (19)

SCHEDULE 3

FORM OF NOTICE OF MORTGAGE AND ASSIGNMENT

To:	[The re-insurers/brokers/claims leader] (the “Re-Insurer”)
Copy	[DNB Bank ASA, New York Brach] as Mortgagee
[address]
Date:	[●]

RE: “[Name of Vessels]” – Notification of Mortgage and Assignment of Insurance Proceeds

We refer to an assignment agreement dated [●] (the “Assignment Agreement”) between ourselves and the Mortgagee as Agent (on behalf of itself and the other Finance Parties) (the “Agent”) relating to assignment of insurance proceeds payable under re-insurances taken out in respect of “[name of Vessels]” (the “Vessels”).

1.	We hereby assign by way of security in favour of the Agent all moneys whatsoever which are now, or later become, payable (actually or contingently) to ourselves under or in connection with the following Insurances (the “New Insurances”):

(a)	[describe new re-insurance policies and contracts of re-insurance in respect of the Vessels] (and any renewals thereof),

(b)	[describe …]

such moneys to be subject to the Assignment Agreement as “Insurance Proceeds”.

2.	You are hereby notified of the assignment described above.

3.	We as assured under the re-insurance policy(-ies) with yourselves regarding, the Vessels hereby gives you notice that:

(a)	[Agent] (the “Mortgagee”) is first priority mortgagee of the Vessel; and

(b)	all payments due to the Assignor under its policy( ies) with yourselves must be made in accordance with the Loss Payable clause herein or otherwise in accordance with the instruction of the Mortgagee.

Loss Payable

Unless and until you are instructed otherwise, payments payable as a result of (i) an actual or constructive or agreed or arranged or compromised total loss, (ii) requisition for title or other compulsory acquisition of the Vessel or (iii) claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 1,000,000, shall be paid directly to the Agent. Compensation for loss from a single casualty may however, upon presentation of a receipted invoice for repairs carried out, be paid by the insurer to the Assignor.

Notwithstanding the above, the Re-Insurer hereby agree that if the Assignor shall at any time become insolvent, go into liquidation (or any procedure analogous thereto under any applicable law), suspend or cease to carry on business or shall otherwise

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be prevented from meeting its obligations and if the Re-Insurer has actual notice (whether by virtue of having received a written notice from the Security Agent or otherwise) of any such circumstances, the Re-Insurers shall (notwithstanding the insuring conditions herein):

(a) pay to the Security Agent that portion of any loss due to the Security Agent from the Assignor which represents the liability of the Re-Insurer to the Assignor under the terms of this policy; and

(b) assume liability for the insurance of the Vessels on the same terms and conditions (but at the premium payable by the Assignor to the Re-Insurer under this policy) as the Assignor and for the remaining period that the Assignor would have assumed such liability in the absence of such insolvency, liquidation (or analogous procedure), suspension or cessation of business or other matter preventing it from meeting its obligations, less (in each such case) the premiums, if any, due to the Re-Insurers in respect of this policy (but only premiums proportionate to the percentage of the total amount of unpaid premiums represented by the part of the premium attributable to the reinsurance of the Vessels), it being agreed that such payment by the Re-Insurer to the Security Agent shall fully discharge and release the Re-Insurer from any and all further liability in connection with such loss.

4.	Please acknowledge that if the re-insurance contract has been amended or cancelled, the rights of the Mortgagee shall not be affected unless the re-insurer has given him specific notice of not less than fourteen days. Further, the Agent shall be advised:

(a)	immediately of any material changes which are proposed to be made in the terms of the re-insurances or if you cease to be a re-insurer for any purposes connected with the re-insurances; and

(b)	in the event of instructions being received to renew or further to renew the re- insurances, of the details thereof.

5.	The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

6.	The provisions of this notice are governed by the laws of Norway.

7.	Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Assignment Agreement.

8.	Please confirm your agreement with, and acknowledgement of, the terms of this Notice by returning a copy of a duly signed acknowledgement in the form attached hereto, or by returning the broker’s standard Letter of Undertaking (confirming, amongst other things, that this Notice of Assignment has been received and agreed to by each insurer) to the Mortgagee at the address set out above.

Yours sincerely,

17 (19)

By:

Name:

Title:

Company: [Assignor]

18 (19)

SCHEDULE 4

LIST OF INSURANCES

1.	[Insurances for Hull and Machinery (Marine Risk) taken out in respect of the Vessel for the period [●], [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract) and [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract), [governed by the Plan].

2.	Insurances for Hull Interests (Marine risks) taken out in respect of the Vessel for the period [●], [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract), [governed by the Plan].

3.	Insurances for Freight Interests taken out in respect of the Vessel for the period [●], [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract), [governed by the Plan].

4.	Insurances for War Risks, Hull and Machinery, Hull Interests and Freight Interests taken out in respect of the Vessel for the period [●], [●]% insured by [●] as insurer/underwriter.

5.	[Insurances for Protection and Indemnity Risks taken out in respect of the Vessel for the period from [●], [●]% insured by [●] as insurer/underwriter].]

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FINAL DRAFT

ASSIGNMENT AGREEMENT

dated [●]

between

[●]

“Assignor”

and

[DNB BANK ASA, NEW YORK BRACH]

“Agent”

in relation to Insurance Proceeds payable to the Assignor pursuant to the Insurances

www.bahr.no

SCHEDULE 1 Form of Notice of Mortgage and Assignment

SCHEDULE 2 Form of Acknowledgement

SCHEDULE 3 Form of Notice of Mortgage and Assignment

SCHEDULE 4 List of Insurances

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THIS ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is made on [●] by and between:

(1)	[Troms entity], a limited liability company incorporated under the laws of [Norway] with company registration number [●] (the “Assignor”); and

(2)	DNB BANK ASA, NEW YORK BRANCH, Norwegian registration number 984 851 006, acting through its offices at 200 Park Avenue, New York, NY 10166, USA, as agent for itself and the other Finance Parties (the “Agent”).

WHEREAS

(A)	Pursuant to a certain loan facility agreement originally dated 25 May 2012 and as later amended, lastly by an amendment and restatement agreement No. 4 dated [●] 2017 (as it may be modified, supplemented or amended from time to time) (the “Facility Agreement”) initially entered into between Troms Offshore Supply AS as Borrower and the Finance Parties, the Finance Parties have agreed to lend up to NOK 478,962,040 + USD 65,895,226.58 subject to the terms and conditions set out therein.

(B)	Pursuant to Clause 18 (Security) of the Facility Agreement certain Security Documents shall be provided, including this Assignment Agreement.

(C)	The Assignor is the owner of the vessel Troms [●] (the “Vessel”).

(D)	The Assignor has entered into this Assignment Agreement in order to provide continuing security for the payment, discharge and performance of the Obligations.

(E)	This Assignment Agreement is a Finance Document and shall become effective on the Effective Date (as defined in the Facility Agreement)

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Assignment Agreement:

“Borrower” means Troms Offshore Supply AS.

“Companies Act” means the Norwegian Limited Liability Companies Act of 1997 (as amended from time to time).

“Declared Default” means that an Event of Default has occurred and a notice has been served in accordance with clause 25.12 in the Facility Agreement.

“Enforcement Act” means the Norwegian Enforcement Act of 1992 (as amended from time to time).

“Finance Agreement Act” means the Norwegian Finance Agreement Act of 1999 (as amended from time to time).

“Insurance Proceeds” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Assignor under or in connection with the Insurances.

3 (18)

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 24.1 (Insurance) of the Facility Agreement which are from time to time in place or taken out or entered into by or for the benefit of the Assignor (whether in the sole name of the Assignor or in the joint names of the Assignor and any other person) in respect of the Vessel, including but not limited to the Insurances set out in Schedule 4 (List of Insurances) or any renewal thereof.

“Insurer” means an insurer or underwriter under any of the Insurances and any other person liable for payment of Insurance Proceeds.

“Mortgage Act” means the Norwegian Mortgage Act of 1980 no. 2 (as amended from time to time).

“Plan” means the Nordic Marine Insurance Plan of 2013 (as amended from time to time).

“Security Interest” means the assignment by way of security of the Insurance Proceeds created pursuant to this Assignment Agreement.

1.2	Capitalised terms used herein shall, save as expressly defined herein, have the same meanings as ascribed thereto in the Facility Agreement.

1.3	Clause 1.2 (Construction) of the Facility Agreement shall apply to this Assignment Agreement as if set out in full herein. Reference to “this Agreement” in Clause 1.2 (Construction) of the Facility Agreement shall be construed as a reference to this Assignment Agreement.

2.	GRANT OF SECURITY

(a)	As security for the payment, discharge and performance of the Obligations, the Assignor hereby assigns by way of security its rights, title and interests in and to the Insurance Proceeds in favour of the Agent (on behalf of itself and the other Finance Parties).

(b)	For the purpose of the Security Interest, the Obligations are limited to NOK 1,300,000,000. In addition, the Security Interest secures interest, default interest, costs and expenses.

3.	LIMITATION

(a)	The obligations of the Assignor under this Assignment Agreement will be limited, subject to sub-paragraph 3 (b) below, by the mandatory provisions of law applicable to the Assignor limiting the legal capacity or ability of the Assignor to provide security under this Assignment Agreement (including, but not limited to, the provisions of Sections 8-7 and 8-10, cf. 1-3 and 1-4 of the Companies Act), regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security.

(b)	If any limitation is no longer applicable as a mandatory provision under Norwegian law, that limitation will no longer apply to the security provided under this Assignment Agreement.

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4.	PRIORITY

The Security Interest shall rank with first priority.

5.	PERFECTION

(a)	The Assignor shall promptly after the signing of this Assignment Agreement (i) notify all the relevant insurers by serving notice substantially in the form set out in Schedule 1 that the Insurance Proceeds have been assigned, and (ii) from the date of this Agreement and to the date falling 5 Business Days thereafter use its best efforts to ensure that the said insurers acknowledge receipt of the notice by issuing an acknowledgement in the form set out in Schedule 2 to the Agent, or that each insurer and/or broker approved by the Agent give such other form of acknowledgement, including standard letters of undertaking or letters of confirmation, to the Agent, confirming that the notice has been received and agreed to by each insurer and, in case of Insurances governed by the Plan, the Agent has been duly registered as co-insured first priority mortgagee on all such insurance policies taken out for the Vessel.

(b)	The Security Interest shall be registered with such jurisdiction as the Agent may reasonably deem necessary or desirable for the purpose of perfecting and protecting the Agent’s rights hereunder. The Assignor agrees to promptly sign all documents necessary for such perfection and shall be obliged to pay all costs in relation thereto.

(c)	In the event that any new insurance policies and/or contracts of insurances are taken out in respect of the Vessel after the date of this Assignment Agreement, the Assignor undertakes, without undue delay, to assign the Insurance Proceeds payable under such insurance policies and/or contracts of insurances in favour of the Agent on the terms of this Assignment of Insurances by executing a notice substantially in the form of Schedule 3, and to perfect such assignment by following the provisions set out in paragraph (a) above.

6.	LOSS PAYABLE

6.1	Insurance Proceeds payable as a result of (i) an actual or constructive or agreed or arranged or compromised total loss, (ii) requisition for title or other compulsory acquisition of the Vessel or (iii) claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 5,000,000, shall be paid directly to the Agent. Compensation for loss from a single casualty may however, upon presentation of a receipted invoice for repairs carried out, be paid by the insurer to the Assignor.

6.2	On and at any time after the occurrence of a Declared Default, the provisions of paragraph Clause 30.5 (Partial Payments) of the Facility Agreement shall apply correspondingly, however so that this shall include all claims payable and not limited to claims exceeding USD 5,000,000. The proceeds of any claim shall be applied in accordance with Clause 30.5 (Partial Payments) of the Facility Agreement.

7.	COVENANTS

(a)

The Assignor undertakes not to [do or cause or permit to be done anything which will, or could be reasonably expected to adversely affect the security or the rights of the Agent hereunder, or cause an Event of Default to occur, or which is in any way inconsistent with or depreciates, jeopardises or otherwise prejudices the security or the rights of the Agent hereunder, and, further, to take such action as shall from

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time to time be necessary to maintain the security right of the Agent hereunder. In particular the Assignor undertakes:

(i)	not to pledge or assign (by way of security or otherwise) the Insurance Proceeds as security for any other obligation or permit to exist, any such assignment or other security interest;

(ii)	not to sell, transfer or dispose of the Insurance Proceeds, Insurances or any interest therein, or attempt to do so, without the prior written consent of the Agent; and

(iii)	at its own expense, from time to time, upon request of the Agent, to execute all documents and do all things as the Agent may require to perfect and protect the security created by this Assignment Agreement or following an Declared Default which is continuing to facilitate the enforcement or realisation of the security created by this Assignment Agreement and otherwise securing to the Agent the full benefit of the rights, powers and remedies conferred upon it in this Assignment Agreement.

(b)	The undertakings given pursuant to this Clause shall remain in force until all the Obligations have been duly and irrevocably fulfilled and discharged.

8.	REPRESENTATIONS AND WARRANTIES

As of the date hereof and as of the date when any further Insurance Proceeds are assigned in accordance with Clause 5(c) of this Assignment Agreement, the Assignor represents and warrants that:

(a)	the Assignor has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Assignment Agreement and that this Assignment Agreement does not and will not breach the constitutional documents of the Assignor or any agreement, document or law or regulation by which the Assignor is bound;

(b)	this Assignment Agreement constitutes legally binding and valid obligations of the Assignor, enforceable in accordance with its terms against the Assignor, the liquidator of the Assignor and third party creditors of Assignor (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership, corporate or similar laws affecting security interests generally); and

(c)	the Assignor has full legal and beneficial ownership of the Insurance Proceeds and no lien or any other kind of encumbrance or security interest or restrictions on transferability is in existence over the Insurance Proceeds or any Part thereof.

9.	DECLARED DEFAULT AND ENFORCEMENT

9.1	Upon the occurrence of a Declared Default, the Agent shall be entitled, in its absolute discretion, to enforce all or any part of the security as it sees fit, including to:

(a)	exercise any and all ownership rights, including all creditor rights, in connection with the Insurance Proceeds as if it was the owner thereof, and instruct the Insurer to make payment directly to the Agent;

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(b)	immediately sell, assign or convert into money all or any of the Insurance Proceeds in such manner and upon such terms (by private or public sale) and for such consideration (whether in cash, securities or other assets) as is then agreed; and

(c)	take any other action in relation to the Insurance Proceeds as permitted by the Enforcement Act, the Mortgage Act or other applicable law.

9.2	All costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the enforcement of the Security Interest and any other costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the Assignment Agreement (including, for the avoidance of doubt, costs and expenses related to discharge of the security created hereunder) shall be borne by the Assignor and the Assignor shall indemnify and hold the Agent harmless in respect of such costs and expenses. All such costs and expenses shall be included in the Obligations. The Assignor shall upon demand within three Business Days pay all such costs and expenses to the Agent.

9.3	The proceeds of each collection, sale or other disposition under this section shall be applied towards the Obligations in accordance with Clause 6.2

10.	INFORMATION, WAIVER AND ACKNOWLEDGEMENT

10.1	The provisions of the Finance Agreement Act Section 62 to and including Section 74 shall not apply to this Assignment Agreement, and this Assignment Agreement shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Obligors under the Finance Documents have been fully satisfied.

10.2	The obligations of the Obligors pursuant to the Facility Agreement will be secured to the extent set out in the Facility Agreement. Further, the Security Interest is security for obligations incurred prior to the date hereof, and the Obligors are aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Facility Agreement having been waived a number of times since May 2016. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

10.3	The Assignor hereby irrevocably waives:

(a)	any requirement that the Agent, following the occurrence of a Declared of Default, first make demand upon or seek to enforce remedies against the Borrower or any other Obligor in respect of the amounts outstanding under the Finance Documents before demanding payment or seeking to enforce the Security Interest;

(b)	any and all defences based on underlying relationships, agreements and transactions whatsoever including (without limitation) right to limit the liability under this Assignment Agreement resulting from any failure to give notice of any kind that has had a Material Adverse Effect;

(c)

any right to exercise any rights of subrogation into the rights of the Agent under the Finance Documents or any security issued (including the Security Interest) or made pursuant to the Finance Documents until and unless the Agent shall have received all

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amounts due or to become due to it or any other Finance Party under the Finance Documents;

(d)	all the Assignor’s rights to claim reimbursement from any Obligor for payments made hereunder, until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents, and the obligations of the Agent or any other Finance Party to make further amounts available under the Finance Documents have been irrevocably terminated; and

(e)	any requirement that additional security be provided or maintained.

10.4	The Agent shall be entitled to amend, supplement, release or waive any security provided by any third party for the Obligations or any third party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision thereof without the Assignor’s consent.

10.5	Further, in particular but not limited to the following, the Assignor hereby agrees and accepts:

(a)	that the obligations of the Assignor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Finance Documents and any defence made by the Borrower or any other Obligor thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Security Interest;

(b)	that the granting of time or any other indulgence to the Assignor and/or the Borrower and/or any other Obligor accorded by the Agent hereunder and/or under any of the Finance Documents shall not discharge the Assignor’s liabilities under this Assignment Agreement;

(c)	that the Assignor’s obligations under this Assignment Agreement shall not be affected in any way whatsoever by the existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security interest provided by a third party for the Obligations;

(d)	that if any payment by the Borrower or any other Obligor or any discharge given by the Agent (whether in respect of the Obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event; (i) the Security Interest shall continue as if the payment, discharge, avoidance or reduction had not occurred, and (ii) the Agent shall be entitled to recover the value or amount of that security or payment from the Borrower or any other Obligor, as if the payment, discharge, avoidance or reduction had not occurred; and

(e)	that the Obligations and any derived liability whatsoever of the Borrower and the other Obligors towards the Agent in connection therewith may be secured in any way deemed necessary, excluding this Assignment Agreement, in the Agent’s sole discretion.

11.	FURTHER ASSURANCES

Without limiting the generality of the foregoing, the Assignor shall, at its own expense, take whatever action the Agent may require for the prompt execution of all documents and

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to do all such things as the Agent may require to perfect and protect the Security Interest or to facilitate the enforcement or realisation of the Security Interest.

12.	ASSIGNMENT

The Agent may assign this Assignment Agreement and the Security Interest to a replacement Agent in accordance with the terms of the Facility Agreement.

13.	NOTICES

Every notice or demand under this Assignment Agreement shall be made in accordance with Clause 30 (Notices) of the Facility Agreement. Any notices to the Assignor may be directed to the Borrower.

14.	RELEASE

The Agent shall, when all the Obligations have been duly and irrevocably fulfilled and discharged, at the request and at the cost of the Assignor, promptly and unconditionally release the security interest created hereby by notifying the Insurer of such release and take any action which may be necessary and which it is able to do in order to release the Security Interest.

15.	PRECEDENCE

If there is an inconsistency, discrepancy or conflict between this Assignment Agreement and the Facility Agreement, then the provisions of the Facility Agreement shall prevail, insofar as they do not negate the effectiveness of this Assignment Agreement.

16.	DELEGATION

Subject to the terms of the Facility Agreement, the Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Assignment Agreement to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.

17.	CURRENCY

17.1	All monies received or held by the Agent under this Assignment Agreement may be converted into any other currency which the Agent considers necessary to satisfy the obligations and liabilities comprised in the Obligations in that other currency at the Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

17.2	No payment to the Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Assignor in respect of which it was made unless and until the Agent has received payment in full in the currency in which the obligation or liability was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Agent shall have a further separate cause of action against the Assignor and shall be entitled to enforce the security constituted by this Assignment Agreement to recover the amount of the shortfall.

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18.	PROCESS AGENT

Clause 36.3 (Service of Process) of the Facility Agreement shall apply to this Assignment Agreement as if set out in full herein and as if references therein to the “Obligors” were references to the “Assignor”.

19.	INVALIDITY

If any provision of this Assignment Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.	GOVERNING LAW AND JURISDICTION

(a)	This Assignment Agreement shall be governed by and construed in accordance with Norwegian law.

(b)	Subject to Clause 20(c) below, the Assignor hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo District Court (Norwegian: Oslo tingrett).

(c)	The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Agent or a Finance Party to take any legal action or proceedings against the Assignor in any court which may otherwise exercise jurisdiction over the Assignor or any of its assets.

***

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SIGNATORIES:

As Assignor:	As Agent:

[●]	DNB Bank ASA, New York Brach

By:	By:

Name:	Name:

Title:	Title:

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SCHEDULE 1

FORM OF NOTICE OF MORTGAGE AND ASSIGNMENT

To:	The insurers[/brokers/claims leader]
Date:	[●]

RE: “[Name of Vessel]” – Notification of Mortgage and Assignment of Insurance Proceeds

1.	[Assignor] (the “Assignor”) as [owner/charterer] of, and assured under the insurance policy(-ies) with yourselves regarding “[name of Vessel]” (the “Vessel”) hereby gives you notice that:

(a)	[Agent] (the “Mortgagee”) is first priority mortgagee of the Vessel;

(b)	all payments due to the Assignor from you at any time in respect of the Vessel have been assigned (by way of security) to the Mortgagee (as agent on behalf of itself and the other Finance Parties) according to an assignment of insurance proceeds dated [●] 2017 (the “Assignment Agreement”); and

(c)	all payments due to the Assignor under its policy( ies) with yourselves must be made in accordance with the following Loss Payable clause or otherwise in accordance with the instruction of the Mortgagee.

Loss Payable

Upon the occurrence of a Declared Default (as defined in the Assignment Agreement) and unless and until you are instructed otherwise, payments payable as a result of (i) an actual or constructive or agreed or arranged or compromised total loss, (ii) requisition for title or other compulsory acquisition of the Vessel or (iii) claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 5,000,000, shall be paid directly to the Agent. Compensation for loss from a single casualty may however, upon presentation of a receipted invoice for repairs carried out, be paid by the insurer to the Assignor.

2.	Please acknowledge that if the insurance contract has been amended or cancelled, the rights of the Mortgagee shall not be affected unless the insurer has given him specific notice of not less than fourteen days. Further, the Agent shall be advised:

(a)	immediately of any material changes which are proposed to be made in the terms of the insurances or if you cease to be an insurer for any purposes connected with the insurances; and

(b)	in the event of instructions being received to renew or further to renew the insurances, of the details thereof.

The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

3.	The provisions of this notice are governed by the laws of Norway.

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4.	Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Assignment Agreement.

5.	Please confirm your agreement with, and acknowledgement of, the terms of this notice by returning a copy of a duly signed acknowledgement in the form attached hereto, or by returning the broker’s standard Letter of Undertaking (confirming, amongst other things, that this Notice of Assignment has been received and agreed to by each insurer) to the Mortgagee at the address set out in the attached form of acknowledgement, with a copy to the Assignor.

Yours sincerely,

By:

Name:

Title:

Company: [Assignor]

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SCHEDULE 2

FORM OF ACKNOWLEDGEMENT

To:        [●] (the “Mortgagee”)

[●]

[●]

Copy to: [●] as Assignor (the “Assignor”)

Date: [●]

RE: “[Name of Vessel]” – Acknowledgement of Notice of Assignment

1.	We refer to a letter (the “Notice”) dated [●] from the Assignor to ourselves related to “[vessel]” (the “Vessel”) notifying us of the mortgage and assignment specified therein.

2.	We confirm that:

(a)	we acknowledge and agree to the terms of the said Notice, including that if the insurance contract has been amended or cancelled, the rights of the Mortgagee shall not be affected unless the insurer has given him specific notice of not less than fourteen days, and we will notify the Mortgagee:

(i)	immediately of any material changes which are proposed to be made in the terms of the insurances or if we or any other the insurer cease to be an insurer for any purposes connected with the insurances; and

(ii)	in the event of instructions being received to renew or further to renew, of the details thereof;

(b)	the Mortgagee has been duly noted by ourselves and the other insurers as first priority mortgagee (on behalf of itself and the other Finance Parties) of the said Vessel;

(c)	we have duly noted and do accept that our payments due to the Assignor, under the insurance policy(-ies) taken out for the Vessel, shall be made in accordance with the instructions set out in the Notice, including the Loss Payable clause therein;

(d)	any payment due to the Mortgagee will be made to such account as from time to time instructed by the Mortgagee; and

(e)	we are not aware of any other assignment of the said payments.

3.	We confirm that neither we, nor the insurers, will set off claims which have arisen out of the insurance contract relating to any other Vessel than the Vessel, and claims which have arisen out of the insurance contract relating to the Vessel will only be set off if fallen due earlier than in the course of the last two years prior to the settlement of a claim.

4.	This acknowledgement is governed by Norwegian law.

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Yours sincerely,

By:

Name:

Title:

Company:

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SCHEDULE 3

FORM OF NOTICE OF MORTGAGE AND ASSIGNMENT

To:	The insurers[/brokers/claims leader]
Copy	[DNB Bank ASA, New York Brach] as Mortgagee [address]
Date:	[●]

RE: “[Name of Vessel]” – Notification of Mortgage and Assignment of Insurance Proceeds

We refer to an assignment agreement dated [●] (the “Assignment Agreement”) between ourselves and the Mortgagee as Agent (on behalf of itself and the other Finance Parties) (the “Agent”) relating to assignment of insurance proceeds payable under insurances taken out in respect of “[name of Vessel]” (the “Vessel”).

1.	We hereby assign by way of security in favour of the Agent all moneys whatsoever which are now, or later become, payable (actually or contingently) to ourselves under or in connection with the following Insurances (the “New Insurances”):

(a)	[describe new insurance policies and contracts of insurance in respect of the Vessel] (and any renewals thereof),

(b)	[describe …]

such moneys to be subject to the Assignment Agreement as “Insurance Proceeds”.

2.	You are hereby notified of the assignment described above.

3.	We as [owner/charterer] of, and assured under the insurance policy(-ies) with yourselves regarding, the Vessel hereby gives you notice that:

(a)	[Agent] (the “Mortgagee”) is first priority mortgagee of the Vessel; and

(b)	all payments due to the Assignor under its policy( ies) with yourselves must be made in accordance with the Loss Payable clause herein or otherwise in accordance with the instruction of the Mortgagee.

Loss Payable

Unless and until you are instructed otherwise, payments payable as a result of (i) an actual or constructive or agreed or arranged or compromised total loss, (ii) requisition for title or other compulsory acquisition of the Vessel or (iii) claims payable in respect of a major casualty, that is to say any claim (or the aggregate of which) exceeding USD 5,000,000, shall be paid directly to the Agent. Compensation for loss from a single casualty may however, upon presentation of a receipted invoice for repairs carried out, be paid by the insurer to the Assignor.

4.	Please acknowledge that if the insurance contract has been amended or cancelled, the rights of the Mortgagee shall not be affected unless the insurer has given him specific notice of not less than fourteen days. Further, the Agent shall be advised:

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(a)	immediately of any material changes which are proposed to be made in the terms of the insurances or if you cease to be an insurer for any purposes connected with the insurances; and

(b)	in the event of instructions being received to renew or further to renew the insurances, of the details thereof.

5.	The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

6.	The provisions of this notice are governed by the laws of Norway.

7.	Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Assignment Agreement.

8.	Please confirm your agreement with, and acknowledgement of, the terms of this Notice by returning a copy of a duly signed acknowledgement in the form attached hereto, or by returning the broker’s standard Letter of Undertaking (confirming, amongst other things, that this Notice of Assignment has been received and agreed to by each insurer) to the Mortgagee at the address set out above.

Yours sincerely,

By:

Title:

Name:

Company: [Assignor]

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SCHEDULE 4

LIST OF INSURANCES

1.	[Insurances for Hull and Machinery (Marine Risk) taken out in respect of the Vessel for the period [●], [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract) and [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract), [governed by the Plan].

2.	Insurances for Hull Interests (Marine risks) taken out in respect of the Vessel for the period [●], [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract), [governed by the Plan].

3.	Insurances for Freight Interests taken out in respect of the Vessel for the period [●], [●]% placed through the offices of [broker] (with underwriters as further described in the policy/insurance contract), [governed by the Plan].

4.	Insurances for War Risks, Hull and Machinery, Hull Interests and Freight Interests taken out in respect of the Vessel for the period [●], [●]% insured by [●] as insurer/underwriter.

5.	[Insurances for Protection and Indemnity Risks taken out in respect of the Vessel for the period from [●], [●]% insured by [●] as insurer/underwriter].]

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FINAL DRAFT

ASSIGNMENT AGREEMENT

dated [●] 2017

between

[●]

“Assignor”

and

DNB BANK ASA, NEW YORK BRANCH “Agent”

Pertaining to certain Monetary Claims

payable to the Assignor pursuant to the Intra-group Updated Balances

www.bahr.no

SCHEDULE 1 FORM OF NOTICE OF ASSIGNMENT OF MONETARY CLAIMS

SCHEDULE 2 FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

SCHEDULE 3 LIST OF INTRA-GROUP CLAIMS

SCHEDULE 4 Declaration of Assignment

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THIS ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is made on [●] 2017 by and between:

(1)	[●], a limited liability company incorporated under the laws of Norway with company registration number [●] (the “Assignor”); and

(2)	[●], as Agent for itself and the other Finance Parties (the “Agent”).

WHEREAS

(A)	Pursuant to a certain loan facility agreement originally dated 25 May 2012 and as later amended, lastly by an amendment and restatement agreement No. 4 dated [●] 2017 (as it may be modified, supplemented or amended from time to time) (the “Facility Agreement”) initially entered into between Troms Offshore Supply AS as Borrower and the Finance Parties, the Finance Parties have agreed to lend up to NOK 478,962,040 + USD 65,895,226.58 subject to the terms and conditions set out therein.

(B)	Pursuant to Clause 18 (Security) of the Facility Agreement certain Security Documents shall be provided, including this Assignment Agreement.

(C)	The Assignor has entered into certain Intra-group Updated Balances as identified in Schedule 3 with each of [●], [●] and [●] (each a “Debtor”, together the “Debtors”) and may in the future enter into further Intra-group Updated Balances (each a “Intra-Group Claim”, together the “Intra-Group Claims”).

(D)	The Assignor has entered into this Assignment Agreement in order to provide continuing security for the payment, discharge and performance of the Obligations.

(E)	This Assignment Agreement shall become effective on the Effective Date (as defined in the Facility Agreement).

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Assignment Agreement:

“Companies Act” means the Norwegian Limited Liability Companies Act of 1997 (as amended from time to time).

“Declared Default” means that an Event of Default has occurred and a notice has been served in accordance with clause 25.12 in the Facility Agreement.

“Enforcement Act” means the Norwegian Enforcement Act of 1992 (as amended from time to time).

“Finance Agreement Act” means the Norwegian Finance Agreement Act of 1999 (as amended from time to time).

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“Finance Parties” has the meaning given to the term in the Facility Agreement.

“Monetary Claims” means all moneys whatsoever which are now, or later become, payable (actually or contingently) by any Debtor to the Assignor under or in connection with any Intra-Group Claims.

“Mortgage Act” means the Norwegian Mortgage Act of 1980 no. 2 (as amended from time to time).

“Security Interest” means the assignment by way of security of the Monetary Claims established pursuant to this Assignment Agreement and any subsequent declaration of assignment.

1.2	Capitalised terms used herein shall, save as expressly defined herein, have the same meanings as ascribed thereto in the Facility Agreement.

1.3	Clause 1.2 (Construction) of the Facility Agreement shall apply to this Assignment Agreement as if set out in full herein. Reference to “this Agreement” in Clause 1.2 (Construction) of the Facility Agreement shall be construed as a reference to this Assignment Agreement.

2.	GRANT OF SECURITY

(a)	As first priority security for the payment, discharge and performance of the Obligations, the Assignor hereby assigns, by way of security, its rights, title and interests in and to the Monetary Claims in favour of the Agent (on behalf of itself and the other Finance Parties).

(b)	For the purpose of the Security Interest, the Obligations are limited to NOK 1,300,000,000. In addition, the Security Interest secures interest, default interest, costs and expenses.

3.	LIMITATION

(a)	The obligations of the Assignor under this Assignment Agreement will be limited, subject to sub-paragraph 3(b) below, by the mandatory provisions of law applicable to the Assignor limiting the legal capacity or ability of the Assignor to provide security under this Assignment Agreement (including, but not limited to, the provisions of Sections 8-7 and 8-10, cf. 1-3 and 1-4 of the Companies Act), regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security.

(b)	If any limitation is no longer applicable as a mandatory provision under Norwegian law, that limitation will no longer apply to the security provided under this Assignment Agreement.

4.	PRIORITY

The Security Interest shall rank with first priority.

5.	PERFECTION

(a)	The Assignor shall promptly after the signing of this Assignment Agreement (i) notify each Debtor, by serving a notice substantially in the form set out in Schedule 1 (Form

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of Notice of Assignment of Monetary Claims), that the Monetary Claims have been assigned and (ii) take every necessary step to ensure that each Debtor acknowledges receipt of the notice by issuing an acknowledgement in the form set out in Schedule 2 (Form of Acknowledgement of Notice of Assignment) to the Agent.

(b)	The Assignor agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent may reasonably deem necessary or desirable to register this Assignment Agreement in any applicable registry, and to maintain and/or perfect the Security Interest and the rights and powers granted herein. The Assignor shall be obliged to pay all costs in relation thereto.

6.	DISTRIBUTION RIGHTS

(a)	Unless a Declared Default has occurred and is continuing or would result from the proposed transaction, the Assignor shall be entitled to receive payments of the Monetary Claims, however only to the extent permitted pursuant to the Facility Agreement and the Subordination Undertaking (if applicable).

(b)	Once a Declared Default has occurred and is continuing and notice has been sent from the Agent of its intention to enforce its rights under this Assignment Agreement, all payments of the Monetary Claims shall be made to the Agent to the account specified by the Agent in the notice delivered to the Debtors for the purpose of this clause, and the proceeds thereof shall be applied in accordance with Clause 30.5 (Partial payments) of the Facility Agreement.

7.	COVENANTS

The Assignor undertakes not to do or cause or permit to be done anything which will, or could be reasonably expected to adversely affect the security or the rights of the Agent or the Finance Parties hereunder, or cause an Event of Default to occur, or which is in any way inconsistent with or depreciates, jeopardises or otherwise prejudices the security or the rights of the Agent hereunder, and, further, to take such action as shall from time to time be necessary to maintain the security right of the Agent hereunder. In particular the Assignor undertakes:

(a)	not to pledge or assign (by way of security or otherwise) the Monetary Claims as security for any other obligations or permit to exist any such assignment or other security interest;

(b)	not to sell, transfer or dispose of the Monetary Claims or any interest therein, or attempt to do so, without the prior written consent of the Agent;

(c)

in the event that the Assignor enters into any new Intra-group Updated Balances, without undue delay, to assign by way of security any Monetary Claims thereunder in favour of the Agent by executing and deliver a declaration of assignment substantially in the form set out in Schedule 4 (Declaration of Assignment) and perfect such assignment by following the perfection provisions set out in Clause 5 (Perfection) of this Assignment Agreement by issuing a letter substantially in the form set out in Schedule 1 (Form of Notice of Assignment of Monetary Claims) and take every reasonable step to step to ensure that each Debtor acknowledges receipt

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of the notice by issuing an acknowledgement in the form set out in Schedule 2 (Form of Acknowledgement of Notice of Assignment) to the Agent. Such Monetary Claims shall thereafter be subject to this Assignment Agreement as Monetary Claims; and

(d)	at its own expense, from time to time, upon request of the Agent, to execute all documents and do all things as the Agent may require to perfect and protect the security created by this Assignment Agreement or following a Declared Default which is continuing and notice from the Agent of its intention to enforce its rights under this Assignment Agreement to facilitate the enforcement or realisation of the security created by this Assignment Agreement and otherwise securing to the Agent the full benefit of the rights, powers and remedies conferred upon it in this Assignment Agreement.

8.	REPRESENTATIONS AND WARRANTIES

As of the date of this Assignment Agreement, the Assignor represents and warrants that:

(a)	the Assignor has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Assignment Agreement and that this Assignment Agreement does not and will not breach the constitutional documents of the Assignor or any agreement, document or law or regulation by which the Assignor or the relevant Debtor is bound;

(b)	this Assignment Agreement constitutes legally binding and valid obligations of the Assignor, enforceable in accordance with its terms against the Assignor, the liquidator of the Assignor and third party creditors of the Assignor (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership, corporate or similar laws affecting security interests generally); and

(c)	the Assignor has full legal and beneficial ownership of the Monetary Claims and no lien or any other kind of encumbrance or security interest or restrictions on transferability is in existence over the Monetary Claims or any part thereof.

9.	ENFORCEMENT

9.1	Upon the occurrence of a Declared Default which is continuing, the Agent shall be entitled, in its absolute discretion, to enforce all or any part of the security as it sees fit, including to:

(a)	exercise any and all ownership rights, including all creditor rights, in connection with the Monetary Claims as if it was the owner thereof, and instruct the Debtors to make payment directly to the Agent;

(b)	immediately sell or assign all or any of the Monetary Claims in such manner and upon such terms (by private or public sale) and for such consideration (whether in cash, securities or other assets) as is then agreed;

(c)	take any other action in relation to the Monetary Claims as permitted by the Enforcement Act, the Mortgage Act or other applicable law.

9.2	In case the Monetary Claims are transferred to the Agent or any of the other Finance Parties as set out in Clause 9.1(b) the value of the transferred amounts shall be set off against the Obligations.

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9.3	All costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) reasonably incurred by the Agent in connection with the enforcement of the Security Interest and any other costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the Assignment Agreement shall be borne by the Assignor and the Assignor shall indemnify and hold the Agent harmless in respect of such costs and expenses. All such costs and expenses shall be included in the Obligations. The Assignor shall upon demand within three Business Days pay all such costs and expenses to the Agent.

9.4	The proceeds of each collection, sale or other disposition under this section shall be applied towards the Obligations in accordance with Clause 6(b)

10.	INFORMATION, WAIVER AND ACKNOWLEDGEMENT

10.1	The provisions of the Finance Agreement Act Section 62 to and including Section 74 shall not apply to this Assignment Agreement, and this Assignment Agreement shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Obligors under the Finance Documents have been fully satisfied.

10.2	The obligations of the Obligors pursuant to the Facility Agreement will be secured to the extent set out in the Facility Agreement. Further, the Assignment Agreement is security for obligations incurred prior to the date hereof, and the Obligors are aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Facility Agreement having been waived a number of times since May 2016. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

10.3	The Assignor hereby irrevocably waives:

(a)	any requirement that the Agent, following the occurrence of a Declared Default which is continuing, first make demand upon or seek to enforce remedies against the Borrowers or the other Obligors in respect of the amounts outstanding under the Finance Documents before demanding payment or seeking to enforce the Security Interest;

(b)	any and all defences based on underlying relationships, agreements and transactions whatsoever including (without limitation) right to limit the liability under this Assignment Agreement resulting from any failure to give notice of any kind that has had a Material Adverse Effect;

(c)	any right to exercise any rights of subrogation into the rights of the Agent under the Finance Documents or any security issued (including the Security Interest) or made pursuant to the Finance Documents until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents;

(d)	all the Assignor’s rights to claim reimbursement from the Obligors for payments made hereunder, until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents, and the obligations of the Agent or any other Finance Party to make further amounts available under the Finance Documents have been irrevocably terminated; and

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(e)	any requirement that additional security be provided or maintained.

10.4	The Agent shall be entitled to amend, supplement, release or waive any security provided by any third party for the Obligations or any third party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision thereof without the Assignor’s consent.

10.5	Further, in particular but not limited to the following, the Assignor hereby agrees and accepts:

(a)	that the obligations of the Assignor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Finance Documents and any defence made by the Borrower or the other Obligors thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Security Interest;

(b)	that the granting of time or any other indulgence to the Assignor and/or the Borrower and/or the other Obligors accorded by the Agent hereunder and/or under any of the Finance Documents shall not discharge the Assignor’s liabilities under this Assignment Agreement;

(c)	that the Assignor’s obligations under this Assignment Agreement shall not be affected in any way whatsoever by the existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security interest provided by a third party for the Obligations;

(d)	that if any payment by the Borrower or the other Obligors or any discharge given by the Agent (whether in respect of the Obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event; (i) the Security Interest shall continue as if the payment, discharge, avoidance or reduction had not occurred, and (ii) the Agent shall be entitled to recover the value or amount of that security or payment from the Borrower or the other Obligors, as if the payment, discharge, avoidance or reduction had not occurred; and

(e)	that the Obligations and any derived liability whatsoever of the Borrower and the other Obligors towards the Agent in connection therewith may be secured in any way deemed necessary, (excluding this Assignment Agreement), in the Agent’s sole discretion.

11.	FURTHER ASSURANCES

Without limiting the generality of the foregoing, the Assignor shall, at its own expense, take whatever action the Agent may require for the prompt execution of all documents and to do all such things as the Agent may require to perfect and protect the Security Interest or to facilitate the enforcement or realisation of the Security Interest.

12.	ASSIGNMENT

The Agent may assign this Assignment Agreement and the Security Interest to a replacement Agent in accordance with the terms of the Facility Agreement.

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13.	NOTICES

Every notice or demand under this Assignment Agreement shall be made in accordance with Clause 32 (Notices) of the Facility Agreement.

14.	RELEASE

The Agent shall, when all the Obligations have been duly and irrevocably fulfilled and discharged, at the request and at the cost of the Assignor, promptly and unconditionally release the security interest created hereby by notifying each of the Debtors of such release and take any action which may be necessary and which it is able to do in order to release the Security Interest.

15.	PRECEDENCE

If there is an inconsistency, discrepancy or conflict between this Assignment Agreement and the Facility Agreement, then the provisions of the Facility Agreement shall prevail, insofar as they do not negate the effectiveness of this Assignment Agreement.

16.	DELEGATION

Subject to the terms of the Facility Agreement, the Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Assignment Agreement to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.

17.	CURRENCY

17.1	All monies received or held by the Agent under this Assignment Agreement may be converted into any other currency which the Agent considers necessary to satisfy the obligations and liabilities comprised in the Obligations in that other currency at the Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

17.2	No payment to the Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Assignor in respect of which it was made unless and until the Agent has received payment in full in the currency in which the obligation or liability was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Agent shall have a further separate cause of action against the Assignor and shall be entitled to enforce the security constituted by this Assignment Agreement to recover the amount of the shortfall.

18.	INVALIDITY

If any provision of this Assignment Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

19.	GOVERNING LAW AND JURISDICTION

(a)	This Assignment Agreement shall be governed by and construed in accordance with Norwegian law.

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(b)	Subject to Clause 19(c) below, the Assignor hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo District Court (Norwegian: Oslo tingrett).

(c)	The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Agent or a Finance Party to take any legal action or proceedings against the Assignor in any court which may otherwise exercise jurisdiction over the Assignor or any of its assets.

***

[Signature page follows]

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SIGNATORIES:

As Assignor:	As Agent:

Klikk for å skrive tekst	Klikk for å skrive tekst

By:	By:

Name:	Name:

Title:	Title:

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SCHEDULE 1

FORM OF NOTICE OF ASSIGNMENT OF MONETARY CLAIMS

To:	[●] [(the “Company”)
Copy: DNB BANK ASA, NEW YORK BRANCH (the “Agent”)

Date:	[●]

NOTIFICATION OF ASSIGNMENT OF MONETARY CLAIMS

1.	We hereby notify you that by an assignment agreement dated [●] 2017 (the “Assignment Agreement”) and made in favour of the Agent for and on behalf of the Finance Parties by ourselves as assignor (the “Assignor”) [and a subsequent declaration of assignment dated [●]]:

(a)	We have assigned by way of security all rights, title and interests in and to moneys payable by you to us (the “Monetary Claims”) under the [loan agreement] designated as [●] and dated [●] (the “Intra-Group Claim”) to the Agent; and

(b)	any payment under the Intra-Group Claim shall be made to the Assignor, however only to the extent permitted pursuant to the Facility Agreement, until other instructions are given to you in writing by the Agent. If the Agent notifies you that a Declared Default has occurred and is continuing or would result from the proposed transaction, no further payments shall be made to the Assignor and Monetary Claims due and payable shall be paid to the Agent to the bank account specified by the Agent in the notice. The Agent shall following such notice become entitled at any time and from time to time at its discretion solely and exclusively to exercise all rights pertaining to the Monetary Claims as if it was the Assignor.

2.	The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

3.	The provisions of this notice are governed by the laws of Norway.

4.	Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Assignment Agreement.

5.	Please acknowledge receipt of this letter by returning a duly signed acknowledgement in the form attached hereto to the Agent at the address set out in the attached form of acknowledgement, with a copy to the Assignor.

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Yours sincerely, for and behalf of

By:

Name:

Title:

Company:

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SCHEDULE 2

FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

To: DNB BANK ASA, NEW YORK BRACH as Agent

Copy to: [●] as Assignor

Date: [●]

ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

1.	We refer to a letter dated [●] from [●] to ourselves notifying us of the assignment specified therein.

2.	We confirm that:

(a)	we acknowledge and agree to the terms of the said notice of assignment;

(b)	we have verified the meaning of the definitions used in the notice of assignment; and

(c)	we are not aware of any other assignment of said Monetary Claims.

Yours sincerely, for and on behalf of

By:

Name:

Title:

Company:

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SCHEDULE 3

LIST OF INTRA-GROUP CLAIMS

Debtor	Intra-Group Claim

[●]	[Intra-group loan agreement dated [●]]

[●]	[●]

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SCHEDULE 4

DECLARATION OF ASSIGNMENT

To: DNB BANK ASA, NEW YORK BRANCH

Date:

DECLARATION OF ASSIGNMENT

1.	We refer to an assignment agreement dated [●] 2017 (the “Assignment Agreement”) between ourselves as assignors (the “Assignor”) and DNB BANK ASA, NEW YORK BRANCH as Agent (the “Agent”).

2.	As first priority security for the payment, discharge and performance of the Obligations we hereby assign by way of security all rights, title and interests in and to moneys payable by [●] as Debtor to us (the “Claims”) under the [loan agreement] designated as [●] and dated [●] to the Agent (on behalf of itself and the other Finance Parties), such Claims to be subject to the Assignment Agreement as Monetary Claims.

3.	For the purpose of the Security Interest created hereunder, the Obligations are limited to [NOK 1,300,000,000]. In addition, the Security Interest created hereunder secures interest, default interest and expenses.

4.	Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Assignment Agreement.

5.	Clause 19 (Governing law and jurisdiction) of the Assignment Agreement shall apply to this declaration.

Yours sincerely, for and behalf of

By:

Name:

Title:

Company:

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FINAL DRAFT

SHARE CHARGE AGREEMENT

dated [●]

between

[●]

“Chargor”

and

DNB Bank ASA, New York Branch

“Agent”

In relation to the Chargor’s shares in the private limited liability company

[Troms entity]

www.bahr.no

SCHEDULE 1 Form of Notice of Charge of the Shares

SCHEDULE 2 Form of Acknowledgement of Notice of Charge of the Shares

SCHEDULE 3 Form of Power of Attorney

THIS SHARE CHARGE AGREEMENT (the “Charge Agreement”) is made on [●] by and between:

(1)	[●], a limited liability company incorporated under the laws of [Norway / Netherlands] with company registration number [●], (the “Chargor”), and

(2)	DNB BANK ASA, NEW YORK BRANCH, Norwegian registration number 984 851 006, acting through its offices at 200 Park Avenue, New York, NY 10166, USA, as agent for itself and the other Finance Parties (the “Agent”).

WHEREAS

(A)	Pursuant to a certain loan facility agreement originally dated 25 May 2012 and as later amended, lastly by an amendment and restatement agreement No. 4 dated [●] 2017 (as it may be modified, supplemented or amended from time to time), (the “Facility Agreement”) initially entered into between [the Chargor / Troms Offshore Supply AS] as Borrower and the Finance Parties, the Finance Parties have agreed to lend up to NOK 478,962,040 + USD 65,895,226.58 subject to the terms and conditions set out therein.

(B)	Pursuant to Clause [18] (Security) of the Facility Agreement certain Security Documents shall be provided, including this Charge Agreement.

(C)	The Chargor owns 100% of [Troms entity], a Norwegian limited company, duly incorporated in and under the laws of Norway with its registered office at [●], Norway and organisation number [●] (the “Company”).

(D)	The Chargor has entered into this Charge Agreement in order to provide continuing security for the payment, discharge and performance of the Obligations.

(E)	The parties intend that this Charge Agreement is a “security financial collateral arrangement” (No: avtale om pantsettelse av finansiell sikkerhet) for the purpose of the Financial Collateral Act.

(F)	This Share Charge Agreement shall become effective on the Effective Date (as defined in the Facility Agreement).

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Charge Agreement:

“Arbitration Act” means the Norwegian Arbitration Act 2004 no. 25.

“Borrower” means Troms Offshore Supply AS.

“Companies Act” means the Norwegian Limited Liability Companies Act 1997 no. 44.

“Declared Default” means that an Event of Default has occurred and a notice has been served in accordance with clause 25.12 in the Facility Agreement

“Enforcement Act” means the Norwegian Enforcement Act of 1992 no. 86.

“Finance Agreement Act” means the Norwegian Finance Agreement Act of 1999 no. 46.

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“Financial Collateral Act” means the Norwegian Act on Financial Collateral of 2004 no. 17.

“Mortgage Act” means the Norwegian mortgage and pledge act of 1980 no. 2.

“Power of Attorney” means a power of attorney to be issued by the Chargor in favour of the Agent in the form set out in Schedule 3 (Form of Power of Attorney).

“Share Charge” means the charge over the Shares established pursuant to this Charge Agreement, including charge over any further Shares in accordance with Clause 7(f).

“Shares” means all of the Chargor’s shares in the Company, currently equalling [●] shares in the Company, including all rights which derive from the Shares including, but not limited to, the right to receive dividends whether in cash or in kind and all other rights accruing or offered at any time in relation to the Shares by way of redemption, substitution, exchange, bonus or preference.

1.2	Capitalised terms used herein shall, save as expressly defined herein, have the same meanings as ascribed thereto in the Facility Agreement.

1.3	Clause 1.2 (Construction) of the Facility Agreement shall apply to this Charge Agreement as if set out in full herein. Reference to “this Agreement” in Clause 1.2 (Construction) of the Facility Agreement shall be construed as a reference to this Charge Agreement.

2.	GRANT OF SECURITY

As first priority security for the payment, discharge and performance of the Obligations, the Chargor hereby charges the Shares in favour of the Agent on behalf of itself and the other Finance Parties. For the purpose of the Share Charge, the Obligations are limited to NOK 1,300,000,000. In addition, the Share Charge secures interest, default interest, costs and expenses.

3.	LIMITATION

(a)	The obligations of the Chargor under this Charge Agreement will be limited, subject to sub-paragraph 3(b) below, by the mandatory provisions of law applicable to the Chargor limiting the legal capacity or ability of the Chargor to provide security under this Charge Agreement (including, but not limited to, the provisions of Sections 8-7 and 8-10, cf. 1-3 and 1-4 of the Companies Act), regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security.

(b)	If any limitation is no longer applicable as a mandatory provision under Norwegian law, that limitation will no longer apply to the security provided under this Charge Agreement.

4.	PRIORITY

The Share Charge shall rank with first priority.

5.	PERFECTION

The Chargor shall promptly after the signing of this Charge Agreement (i) notify the Company, by serving a notice substantially in the form set out in Schedule 1, that the Shares have been charged and (ii) take every necessary step to ensure that the Company

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acknowledges receipt of the notice by issuing an acknowledgement in the form set out in Schedule 2, to the Agent, and (iii) deliver a copy of the Company’s shareholder registry, evidencing that the Share Charge has been registered in the shareholder registry of the Company, certified by an authorised signatory of the Company, to the Agent.

6.	DISTRIBUTION RIGHTS

(a)	Until a Declared Default occurs, the Chargor shall receive all cash dividends in respect of the Shares paid by the Company to its shareholders, to the extent permitted under the Facility Agreement.

(b)	Once a Declared Default has occurred, all dividends and distributions of any kind in respect of the Shares paid by the Company to its shareholders shall be paid directly to the Agent, and the proceeds thereof shall be applied in accordance with Clause 30.5 (Partial payments) of the Facility Agreement.

7.	COVENANTS

The Chargor undertakes not to do or cause or permit to be done anything which will, or could be reasonably expected to adversely affect the security or the rights of the Agent hereunder, or cause an Event of Default to occur, or which is in any way inconsistent with or depreciates, jeopardises or otherwise prejudices the security or the rights of the Agent hereunder, and, further, to take such action as shall from time to time be necessary to maintain the security right of the Agent hereunder. In particular the Chargor undertakes:

(a)	not to charge the Shares as security for any other obligations or permit to exist any such charge or other security interest;

(b)	to execute a power of attorney substantially in the form as set out in Schedule 3 (Form of Power of Attorney) and deliver a copy of the same to the Agent.

(c)	not to sell, transfer or dispose of the Shares or any interest therein, or attempt to do so, and procure that the Company does not issue further shares, without the prior written consent of the Agent;

(d)	to notify the Agent in writing as soon as the Chargor becomes aware of a proposition authorising an increase or decrease of the capital in the Company;

(e)	not to vote for any merger or de-merger of the Company;

(f)	not to vote for an amendment of the articles of association of the Company without the prior written consent of the Agent where such change would have an adverse effect on the Finance Parties’ rights and remedies under this Charge Agreement, and not vote in favour of incorporating any pre-emptive rights, rights of first refusal, requirements for the consent of the Company for disposal of the Shares or provisions limiting the possibility of the Shares to constitute security under this Charge Agreement;

(g)	in the event that the Chargor in any way becomes the owner of further shares in the Company, without undue delay, to charge those shares in favour of the Agent and perfect such charge by following the provisions set out in Clause 5 (Perfection) of this Charge Agreement, and such shares will then be subject to this Charge Agreement as Shares;

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(h)	at its own expense, from time to time, upon request of the Agent, to execute all documents and do all things as the Agent may require to perfect and protect the security created by this Charge Agreement or following a Declared Default which is continuing and notice from the Agent of its intention to enforce its rights under this Charge Agreement, to facilitate the enforcement or realisation of the security created by this Charge Agreement and otherwise securing to the Agent the full benefit of the rights, powers and remedies conferred upon them in this Charge Agreement; and

(i)	that it will, in the event that (i) the Company shall be transformed into a public limited liability company (Norwegian: “allmennaksjeselskap”) and/or (ii) the shares in the Company are converted to book-entry shares, to inform the Agent thereof prior to any corporate resolutions concerning any such transformation being passed and will register this Charge Agreement with The Norwegian Central Securities Depository (VPS ASA) (Norwegian: “Verdipapirsentralen ASA”) or other Norwegian authorised securities depository.

8.	REPRESENTATIONS AND WARRANTIES

As of the date hereof and as of the date when any further shares are charged in accordance with Clause 7(g) of this Charge Agreement, the Chargor represents and warrants that:

(a)	the Company is duly incorporated and validly existing under the laws of Norway as a private limited liability company;

(b)	the Chargor has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Charge Agreement and that this Charge Agreement or a subsequent transfer of the Shares as a result hereof does not and will not breach the constitutional documents of the Chargor or any agreement including any change of control provisions (other than under the Finance Documents), document or law or regulation by which the Chargor or the Company is bound;

(c)	this Charge Agreement constitutes legally binding and valid obligations of the Chargor, enforceable in accordance with its terms against the Chargor, the liquidator of the Chargor and third party creditors of the Chargor (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership, corporate or similar laws affecting security interests generally);

(d)	the Chargor has full legal and beneficial ownership of the Shares and no lien, purchase right or any other kind of encumbrance or security interest is in existence over the Shares or any part thereof;

(e)	no pre-emptive rights, rights of first refusal, requirements for the consent of the Company for disposal of the Shares or provisions limiting the possibility of the Shares to constitute security under this Charge Agreement exists;

(f)	the Company has not taken any action nor have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, or re-organisation or for the appointment of a liquidator, administrator or similar officer of it or of a material part of its assets;

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(g)	the Shares have been duly authorised and validly issued;

(h)	the share capital of the Company is NOK [●] at the date of this Charge Agreement and the Agent has from time to time been informed in writing of any changes to the share capital of the Company; and

(i)	neither the Chargor nor the Company has issued, granted or entered into any outstanding options, warrants or other rights of any kind, the content of which includes a right to acquire, or an obligation to issue, shares in the Company.

9.	DECLARED DEFAULT AND ENFORCEMENT

9.1	Upon the occurrence of a Declared Default, the Agent shall be entitled, in its absolute discretion, to enforce all or any part of the security as it sees fit, including to:

(a)	take possession of the Shares or any part thereof by requiring the forced use of the Shares, and thereby to exercise any and all rights of a shareholder attached to the Shares, including voting rights, in accordance with the Power of Attorney to be issued on or about the date of this Charge Agreement in the form set out in Schedule 3, and to collect any dividends or similar, as if it was the owner thereof;

(b)	immediately sell or appropriate all or any of the Shares or to transfer ownership to all or any of the Shares to the Agent or any of the other Finance Parties as provided for in the Financial Collateral Act (which applies to this Charge Agreement);

(c)	immediately sell all or any of the Shares through an independent broker;

(d)	immediately sell, assign or convert into money all or any of the Shares in accordance with the provisions of the Enforcement Act, including, but not limited to Section 10-13, or subject to a separate agreement as provided for in Section 1-3 of the Enforcement Act having been entered into between the parties after such Declared Default has occurred, to sell, assign or convert into money all or any part of the Shares in such a manner and upon such terms and for such consideration as is then agreed; and

(e)	take any other action in relation to the Shares as permitted by the Enforcement Act, the Financial Collateral Act, the Mortgage Act or other applicable law.

9.2	Upon the occurrence of a Declared Default and during the enforcement process, the Agent shall be entitled, in its absolute discretion, to elect to enforce all or any part of the security created by this Charge Agreement:

(a)	in accordance with the provisions of the Enforcement Act instead of the provisions set out in Clause 9.1 above (and vice versa); and

(b)	by any of the alternative methods set out in Clause 9.1, regardless of whether another method first has been initiated.

9.3

In case the ownership to all or any of the Shares is transferred to the Agent or any of the other Finance Parties as set out in Clause 9.1(b), the market value of the transferred Shares shall be set off against the Obligations. The market value shall be determined by valuation by (i) the Agent, or (ii) an independent authorised brokerage firm appointed by

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the Agent or (iii) a state authorised accounting firm appointed by the Agent, as decided by the Agent. The Agent shall upon completion of the valuation notify the Chargor and the Finance Parties of the result of the valuation. The valuation shall be binding on the Chargor and the Finance Parties. For the avoidance of doubt, the parties to this Charge Agreement agree that the determination of the market value as set out herein shall be considered a part of the agreed enforcement process and not be construed as an agreement of arbitration for the purpose of the Arbitration Act.

9.4	All costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the enforcement of the Share Charge and any other costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the Charge Agreement (including, for the avoidance of doubt, costs and expenses related to discharge of the security created hereunder) shall be borne by the Chargor and the Chargor shall indemnify and hold the Agent harmless in respect of such costs and expenses. All such costs and expenses shall be included in the Obligations. The Chargor shall upon demand within three Business Days pay all such costs and expenses to the Agent.

9.5	The proceeds of each collection, sale or other disposition under this section shall be applied towards the Obligations of the Chargor in accordance Clause 6(b).

10.	INFORMATION, WAIVER AND ACKNOWLEDGEMENT

10.1	The provisions of the Finance Agreement Act Section 62 to and including Section 74 shall not apply to this Charge Agreement and this Charge Agreement shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Obligors to the Agent and the Lenders under the Finance Documents have been fully satisfied.

10.2	The obligations of the Obligors pursuant to the Facility Agreement will be secured to the extent set out in the Facility Agreement. Further, the Share Charge is security for obligations incurred prior to the date hereof, and the Obligors are aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Facility Agreement having been waived a number of times since May 2016. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

10.3	The Chargor hereby waives:

(a)	any requirement that the Agent, following the occurrence of a Declared Default, first make demand upon or seek to enforce remedies against the Borrower or any other Obligor in respect of the amounts outstanding under the Finance Documents before demanding payment or seeking to enforce this Share Charge;

(b)	any and all defences based on underlying relationships, agreements and transactions whatsoever including (without limitation) right to limit the liability under this Share Charge resulting from any failure to give notice of any kind that has had a Material Adverse Effect;

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(c)	any right to exercise any rights of subrogation into the rights of the Agent under the Finance Documents or any security issued (including the Share Charge) or made pursuant to the Finance Documents until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents;

(d)	[all the Chargor’s rights to claim reimbursement from the Obligors for payments made hereunder, until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents, and the obligations of the Agent or any other Finance Party to make further amounts available under the Finance Documents have been irrevocably terminated; and][1]

(e)	any requirement that additional security be provided or maintained.

10.4	The Agent shall be entitled to amend, supplement, release or waive any security provided by any third party for the Obligations or any third party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision thereof without the Chargor’s consent.

10.5	Further, in particular but not limited to the following, the Chargor hereby agrees and accepts:

(a)	that the obligations of the Chargor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Finance Documents and any defence made by the Borrower or other Obligor thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of this Share Charge;

(b)	that the granting of time or any other indulgence to the Chargor and/or the Borrower and/or other Obligor accorded by the Agent hereunder and/or under any of the Finance Documents shall not discharge the Chargor’s liabilities under this Share Charge;

(c)	that the Chargor’s obligations under this Share Charge shall not be affected in any way whatsoever by the existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security interest provided by a third party for the Obligations;

(d)	that if any payment by the Borrower or any other Obligor or any discharge given by the Agent (whether in respect of the Obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event; (i) this Share Charge shall continue as if the payment, discharge, avoidance or reduction had not occurred, and (ii) the Agent shall be entitled to recover the value or amount of that security or payment from the Borrower or other Obligor, as if the payment, discharge, avoidance or reduction had not occurred; and

[1]	Will be deleted if the Borrower is the chargor

8 (14)

(e)	that the Obligations and any derived liability whatsoever of the Borrower and other Obligors towards the Agent in connection therewith, shall be secured in any way deemed necessary, (excluding the Share Charge), in the Agent’s sole discretion.

11.	FURTHER ASSURANCES

Without limiting the generality of the foregoing, the Chargor shall, at its own expense, take whatever action the Agent may require for the prompt execution of all documents and to do all such things as the Agent may require to perfect and protect the Share Charge or to facilitate the enforcement or realisation of the Shares.

12.	ASSIGNMENT

The Agent may assign this Charge Agreement to a replacement Agent in accordance with the terms of the Facility Agreement.

13.	NOTICES

Every notice or demand under this Charge Agreement shall be made in accordance with Clause 32 (Notices) of the Facility Agreement. [Any notices to the Chargor may be directed to the Borrower].

14.	RELEASE

The Agent shall, when all the Obligations have been duly and irrevocably fulfilled and discharged, at the request and at the cost of the Chargor, promptly and unconditionally release the security interest created hereby by notifying the Company of such release and take any action which may be necessary and which it is able to do in order to release the Share Charge from the security created by this Charge Agreement, including cancelling the Power of Attorney.

15.	PRECEDENCE

If there is an inconsistency, discrepancy or conflict between this Charge Agreement and the Facility Agreement, then the provisions of the Facility Agreement shall prevail, insofar as they do not negate the effectiveness of this Assignment Agreement.

16.	DELEGATION

Subject to the terms of the Facility Agreement, the Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Charge Agreement to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.

17.	CURRENCY

17.1	All monies received or held by the Agent under this Charge Agreement may be converted into any other currency which the Agent considers necessary to satisfy the obligations and liabilities comprised in the Obligations in that other currency at the Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

17.2

No payment to the Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor in respect of which it was made unless and until the Agent has received payment in full in the currency in which the obligation or liability was incurred. To the extent that the amount of any such payment shall on actual

9 (14)

conversion into that currency fall short of that obligation or liability expressed in that currency, the Agent shall have a further separate cause of action against the Chargor and shall be entitled to enforce the security constituted by this Charge Agreement to recover the amount of the shortfall.

18.	PROCESS AGENT

Clause 36.3 (Service of Process) of the Facility Agreement shall apply to this Charge Agreement as if set out in full herein and as if references therein to the “Obligors” were references to the “Chargor”.

19.	INVALIDITY

If any provision of this Charge Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.	GOVERNING LAW AND JURISDICTION

(a)	This Charge Agreement shall be governed by and construed in accordance with Norwegian law.

(b)	Subject to Clause 20 (c) below, the Chargor hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo District Court (Norwegian: Oslo tingrett).

(c)	The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Agent or a Finance Party to take any legal action or proceedings against the Chargor in any court which may otherwise exercise jurisdiction over the Chargor or any of its assets.

***

10 (14)

SIGNATORIES:

As Chargor:	As Agent:

[●]	DNB BANK ASA, NEW YORK BRANCH

By:	By:

Name:	Name:

Title:	Title:

11 (14)

SCHEDULE 1

FORM OF NOTICE OF CHARGE OF THE SHARES

To: [●] (the “Company”)

Copy: DNB BANK ASA, NEW YORK BRANCH (the “Agent”)

Date: [●]

NOTIFICATION OF CHARGE OF SHARES

1. We hereby notify you that by a Charge Agreement dated [●] 2017 (the “Charge Agreement”) and made in favour of DNB BANK ASA, NEW YORK BRANCH (the “Agent”) for and on behalf of the Finance Parties, by ourselves as Chargor (the “Chargor”):

(a)	We have charged all shares held by us in the Company, equalling 100 % of the Shares in the Company, to the Agent. The charge includes all rights which derive from the Shares including, but not limited to the right to receive dividends whether in cash or in kind and all other rights accruing or offered at any time in relation to the Shares by way of redemption, substitution, exchange, bonus or preference;

(b)	any cash dividend shall be paid to the Chargor until other instructions are given to you in writing by the Agent, to the extent permitted by the Facility Agreement. If the Agent notifies you that a Declared Default has occurred, any dividends or other amounts thereafter being due and payable in respect of the Shares shall be paid to the Agent or to the bank account specified by the Agent. The Agent shall following such notice become entitled at any time and from time to time at its discretion solely and exclusively to exercise all voting rights pertaining to the Shares and may exercise such rights in such manner as the Agent may elect in accordance with a power of attorney as provided to the Agent.

2. The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Agent.

3. The provisions of this notice are governed by the laws of Norway.

4. Capitalised terms used and not defined herein shall have the same meanings as ascribed thereto in the Charge Agreement.

5. Please acknowledge receipt of this letter by returning a duly signed acknowledgement in the form attached hereto to the Agent at the address set out in the attached form of acknowledgement with a copy to the Chargor.

Yours sincerely,

By:

Name:

Title:

Company:

12 (14)

SCHEDULE 2

FORM OF ACKNOWLEDGEMENT OF NOTICE OF CHARGE OF THE SHARES

To: DNB BANK ASA, NEW YORK BRANCH as Agent

[●]

[●]

Copy to: [●] as Chargor

Date: [●]

ACKNOWLEDGEMENT OF NOTICE OF A CHARGE

1. We refer to a letter dated [●] from [●] to ourselves notifying us of the charge specified therein.

2. We confirm that:

(a)	we acknowledge and agree to the terms of the said notice of charge;

(b)	we have verified the meaning of the definitions used in the notice of charge;

(c)	the charge of the shares, currently comprising 100% of the shares in the Company, has been duly registered in our shareholders’ register; and

(d)	we are not aware of any other assignment of, or charge over, said shares or agreement or other arrangement restricting the Chargor’s ability to charge the Shares or a subsequent transfer of the Shares.

Yours sincerely,

By:

Name:

Title:

Company:

13 (14)

SCHEDULE 3

FORM OF POWER OF ATTORNEY

Date: [●]

Power of Attorney

This Power of Attorney is issued pursuant to a Charge Agreement dated [●] 2017 (the “Charge Agreement”) relating to all the shares owned by [●] (the “Chargor”) from time to time in the limited company [●] (the “Company”). The Chargor hereby makes, constitutes and appoints any person duly appointed by DNB BANK BANK ASA, NEW YORK BRANCH (the “Agent”) as its attorney-in- fact, with full power to exercise in its name and on its behalf all shareholder rights attached to the shares in the Company held by the Chargor, including the right to convene and attend shareholders’ meetings held in the Company as the Chargor’s representative and to vote at such shareholders’ meetings for all such shares, and to execute any instrument in connection with the Chargor’s shares in the Company, which the appointed attorney-in-fact may deem necessary or advisable in order to accomplish the purposes of the Charge Agreement, including to receive, endorse and collect all instruments made payable to the Chargor representing any dividend, interest payment or other distribution in respect of the Chargor’s shares in the Company or any part thereof and to give full discharge for the same.

This Power of Attorney is valid for all future shareholders’ meetings in the Company.

This Power of Attorney and any non-contractual obligations arising out of or in relation to this Power of Attorney shall be governed by and construed in accordance with Norwegian law. Any conflicts arising hereunder shall be submitted to the Norwegian courts in accordance with Clause 20 (Governing law and jurisdiction) of the Charge Agreement.

By:

Name:

Title:

Company:

14 (14)

FINAL DRAFT

SHIP MORTGAGE DECLARATION

To: DNB BANK ASA, NEW YORK BRANCH (the “Agent”)

Date: [●]

1.	Pursuant to a certain loan facility agreement originally dated 25 May 2012 and as later amended, lastly by an amendment and restatement agreement No. 4 dated [●] 2017 (as it may be modified, supplemented or amended from time to time) (the “Facility Agreement”) initially entered into between Troms Offshore Supply AS as Borrower and the Finance Parties, the Finance Parties have agreed to lend up to NOK 478,962,040 + USD 65,895,226.58 subject to the terms and conditions set out therein. Capitalised terms shall, unless otherwise defined herein, have the meaning ascribed to such term in the Facility Agreement.

2.	Pursuant to Clause 18 (Security) of the Facility Agreement certain Security Documents shall be provided including this Ship Mortgage Declaration.

3.	This Ship Mortgage Declaration shall constitute a Finance Document.

4.	This Ship Mortgage Declaration shall become effective on the Effective Date (as defined in the Facility Agreement).

5.	We, [●] (the “Mortgagor”), will make this Ship Mortgage Declaration in order to provide continuing security for the payment, discharge and performance of the Obligations.

6.	As first priority security for the payment, discharge and performance of the Obligations, the Mortgagor hereby, to the extent permitted under the existing charter party (if any), grants a first priority mortgage over [●] (the “Vessel”) in favour of the Agent (the “Mortgage”). The liability of the Mortgagor under the Mortgage shall be limited to NOK 1,300,000,000 with the addition of interest, default interest, costs and expenses.

7.	The obligations of the Mortgagor under the Mortgage will be limited, subject to Clause 8 below, by the mandatory provisions of law applicable to the Mortgagor limiting the legal capacity or ability of the Mortgagor to provide security under this Ship Mortgage Declaration (including, but not limited to, the provisions of Sections 8-7 and 8-10, cf. 1-3 and 1-4 of the Companies Act), regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security.

8.	If any limitation is no longer applicable as a mandatory provision under Norwegian law, that limitation will no longer apply to the security provided under this Ship Mortgage Declaration.

9.	The Mortgage shall promptly after delivery of this Ship Mortgage Declaration by the Mortgagor and at such time as existing restrictions on encumbrances under existing charter contracts are discharged be registered in the [Norwegian Ordinary Ship Register (Norwegian: “Norsk Ordinært Skipsregister”) (“NOR”)]. The Mortgagor shall immediately provide to the Agent a duly executed mortgage form (“Ship Mortgage Deed”) for the Vessel upon signing of this Ship Mortgage Declaration, such Ship Mortgage Deed to be in a form and substance satisfactory to the Agent.

10.	The Mortgage shall be evidenced in NOR by way registration of the Ship Mortgage Deed.

11.	The Mortgagor undertakes not to do or cause or permit to be done anything which will, or could be reasonably expected to, adversely affect the Mortgage or the rights of the Agent under the Mortgage, or cause an Event of Default to occur, or otherwise do any acts or omissions which is in any way inconsistent with or depreciates, jeopardises or otherwise prejudices the Mortgage or the rights of the Agent hereunder, and, further, to take such action as shall from time to time be necessary to maintain the Mortgage and the rights of the Agent hereunder. In particular the Mortgagor undertakes:

(a)	not to sell or otherwise transfer the Vessel to a third party without the prior written consent of the Agent and not pledge the Vessel as security for any other obligations or permit to exist any such pledge or other security interest (other than as permitted pursuant to the terms and conditions of the Facility Agreement); and

(b)	at its own expense, from time to time, upon request of the Agent, to execute all documents and do all things as the Agent may require to perfect and protect the Mortgage created by this Ship Mortgage Declaration or following a Declared Default, and for so long as it is continuing to facilitate the enforcement or realisation of the Mortgage created by this Ship Mortgage Declaration and otherwise securing to the Agent the full benefit of the rights, powers and remedies conferred upon them in this Ship Mortgage Declaration.

12.	As of the date hereof the Mortgagor represents and warrants that:

(a)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Ship Mortgage Declaration and that this Ship Mortgage Declaration does not and will not breach the constitutional documents of the Mortgagor or any agreement, document, law or regulation by which the Mortgagor is bound, save as for existing restrictions pursuant to existing charter agreements (if any) (for the avoidance of doubt, no mortgage restrictions shall apply to any new charter party entered into for the Vessel);

(b)	this Ship Mortgage Declaration constitutes legally binding and valid obligations of the Mortgagor, and upon registration in the NOR, enforceable in accordance with its terms against the Mortgagor, the bankruptcy estate of the Mortgagor and third party creditors of the Mortgagor (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership, corporate or similar laws affecting security interests generally);

(c)	the Mortgagor has full legal and beneficial ownership of the Vessel and no lien or any other kind of encumbrance or security interest is in existence over the Vessel or any part thereof other than as permitted pursuant to the terms and conditions of the Facility Agreement; and

(d)	the Mortgage constitutes a first ranking priority security interest.

13.	Upon the occurrence of an Event of Default which is continuing, and following the delivery of a notice by the Agent to the Borrower as set out in clause 25.12 (Acceleration) of the Facility Agreement, the Agent shall be entitled, in its absolute discretion, to enforce all or any part of the Mortgage as it sees fit, including but not limited to:

2 (5)

(a)	require a sale of the Vessel by forced auction through the courts or forced sale by a manager appointed by the courts; and

(b)	take any other action in relation to the Vessel as permitted according to the Facility Agreement or to the extent permitted by the Norwegian Enforcement Act of 1992 (as amended from time to time), the Norwegian Pledge Act of 1980 (as amended from time to time) or other applicable law.

14.	The provisions of the Finance Agreement Act Section 62 to and including Section 74 shall not apply to this Ship Mortgage Declaration and this Ship Mortgage Declaration shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Obligors under the Finance Documents have been fully satisfied.

15.	The obligations of the Obligors pursuant to the Facility Agreement will be secured to the extent set out in the Facility Agreement to which the Mortgagor is a party. Further, the Mortgage is security for obligations incurred prior to the date hereof, and the Obligors are aware of the current restructuring/refinancing of the Obligations and the potential breaches of certain covenants of the Facility Agreement having been waived a number of times since May 2016. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

16.	The Mortgagor hereby irrevocably waives:

(a)	any requirement that the Agent, following the occurrence of an Event of Default, first make demand upon or seek to enforce remedies against the Borrower or any other Obligor1 in respect of the amounts outstanding under the Finance Documents before demanding payment or seeking to enforce the Mortgage;

(b)	any and all defences based on underlying relationships, agreements and transactions whatsoever including (without limitation) right to limit the liability under this Ship Mortgage Declaration resulting from any failure to give notice that has had a Material Adverse Effect on the Mortgage and which has not been remedied within ten (10) days;

(c)	any right to exercise any rights of subrogation into the rights of the Agent under the Finance Documents or any security issued (including the Security Interest) or made pursuant to the Finance Documents until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents;

(d)

all the Mortgagor’s rights to claim reimbursement from the Obligors for payments made hereunder, until and unless the Agent shall have received all amounts due or to become due to it or any other Finance Party under the Finance Documents, and

3 (5)

the obligations of the Agent or any other Finance Party to make further amounts available under the Finance Documents have been irrevocably terminated; and

(e)	any requirement that additional security be provided or maintained for the obligations under the Facility Agreement.

17.	The Agent shall be entitled to amend, supplement, release or waive any security provided by any third party for the Obligations or any third party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision thereof without the Mortgagor’s consent.

18.	Further, in particular but not limited to the following, the Mortgagor hereby agrees and accepts:

(a)	that the obligations of the Mortgagor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Finance Documents and any defence made by the Borrower or any other Obligor thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Mortgage;

(b)	that the granting of time or any other indulgence to the Mortgagor and/or the Borrower and/or any other Obligor accorded by the Agent hereunder and/or under any of the Finance Documents shall not discharge the Mortgagor’s liabilities under this Ship Mortgage Declaration;

(c)	that the Mortgagor’s obligations under this Ship Mortgage Declaration shall not be affected in any way whatsoever by the existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security interest provided by a third party for the Obligations;

(d)	that if any payment by the Borrower or any other Obligor or any discharge given by the Agent (whether in respect of the Obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event; (i) the Security Interest shall continue as if the payment, discharge, avoidance or reduction had not occurred, and (ii) the Agent shall be entitled to recover the value or amount of that security or payment from the Borrower or any other Obligor, as if the payment, discharge, avoidance or reduction had not occurred; and

(e)	that the Obligations and any derived liability whatsoever of the Borrower and the other Obligors towards the Agent in connection therewith may be secured in any way deemed necessary, (excluding this Ship Mortgage Declaration), in the Agent’s sole discretion.

19.

All costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the enforcement of the Mortgage and any other costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Agent in connection with the Mortgage (including, for the avoidance of doubt, costs and expenses related to discharge of the security created hereunder) shall be borne by the Mortgagor and the Mortgagor shall indemnify and hold the Agent harmless in respect of such costs and expenses. All such costs

4 (5)

and expenses shall be included in the Obligations. The Mortgagor shall upon demand within three[2] Business Days pay all such costs and expenses to the Agent.

The proceeds of each collection, sale or other disposition under this section shall be applied towards the Obligations of the Mortgagor in accordance Clause 30.5 (Partial payments) of the Facility Agreement.

20.	This Ship Mortgage Declaration and the Mortgage shall be governed by and construed in accordance with Norwegian law. Subject to the below, the Mortgagor hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo District Court (Norwegian: Oslo tingrett). The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Agent or a Finance Party to take any legal action or proceedings against the Mortgagor in any court which may otherwise exercise jurisdiction over the Mortgagor or any of its assets.

            ,

For and on behalf of
[mortgagor]

Name:

Title:

[2]	BA-HR: We cannot accept to change this to 10 days. See clause 15.2 of the Facility Agreement.

5 (5)

3

SHIP MORTGAGE DEED	Ref. no.
Amount

[NOK 1,300,000,000]

Debtor
Name	Id-code of person/company
[Ship owner]	[●]
[Address]
Hereby acknowledge(s) to be indebted to
Amount
[NOK 1,300,000,000]
Amount in words
Norwegian Kroner [●]

Mortgagee/Creditor
Name	Id-code of person/company
DNB BANK ASA, NEW YORK BRANCH	[●]

    The principal (the amount) is to carry interest from the day of disbursement

Rate of interest	Payment is to be carried out

On payments overdue, interest will be charged according to the act relating to interest on overdue payments. The interest on overdue payments shall not be less than 2 percentage point above the rate of interest in effect when the payment was overdue.

As security for payment of:

Principal, interest and charges etc. and costs incurred to safeguard the mortgaged ship and other costs to safeguard the security and all other claims which may arise from the loan under the following conditions.

I/WE HEREBY MORTGAGE
Name of the ship
[●]
Signal letters	entered in the
[●]	Norwegian [International/Ordinary] Ships Register Register of ships.
Built in the year	Home port
[●]	[●]
The mortgage comprises the ship’s various parts and appurtenances of whatever kind including future acquisitions, cf the Maritime Act (Norway) Section 45.

If the ship has been entered in the Shipbuilding Register, this mortgage also comprises the main engines and major sections of the hull whether or not they are being built outside the principal builder’s yard. It is the responsibility of the debtor to provide for the necessary marking or other identification of materials and equipment in the possession of the principal builder’s yard, or in the possession of other builders who are building the main engines or major sections of the hull, of the Maritime Act (Norway) Section 43.

Other builders are:
The mortgage also comprises all insurance sums for the ship.

This mortgage has right of succession as and when claims of equal or prior rank are paid off or redeemed, and at present this mortgage ranks with first priority

The mortgaged ship shall not be sold or further encumbered without the consent of the mortgagee.

Must be signed when the document is printed on several pages
Date	Signature

SF0208 08.2005 www.signform.no	Ship mortgage deed	Page 1 of 3

3

In addition to disposing of the mortgaged ship by forced sale or by taking possession of the ship, the repayment of the debt together with interest and all costs and expenses incurred may be enforced without prior legal proceedings, according to the Enforcement Act (Norway) section 7 - 2.

Furthermore, the mortgage is subject to the following:
CONDITIONS

Clause 1

This Ship Mortgage Deed has been granted pursuant to a Ship Mortgage Declaration made by [●] as mortgagor dated [●] 2017 as security for the obligors’ obligations under a certain up to NOK 478,962,040 + USD 65,895,226.58 loan facility agreement dated originally dated 25 May 2012 and as later amended, lastly by an amendment and restatement agreement No. 4 dated [●] 2017 (as it may be modified, supplemented or amended from time to time) initially entered into between Troms Offshore Supply AS as Borrower and the DNB BANK ASA, NEW YORK BRANCH as Agent.

Must be signed when the document is printed on several pages
Date	Signature

SF0208	Ship mortgage deed	Page 2 of 3

3

Signature and confirmation
Date	Place

Signature of debtor	Repeated in type or block letters

I/We confirm that the signer(s), being over 18 years of age, has/have signed this document or acknowledged his/their signature(s) hereto in my/our presence. I am/We are of age and resident in Norway.
1st signature	Repeated in type or block letters

Address (typed or in block letters)
2nd signature	Repeated in type or block letters

Address (typed or in block letters)

SF0208	Ship mortgage deed	Page 3 of 3

EXHIBIT L

Rejection Order

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
TIDEWATER INC., et al.,	:	Case No. 17- ( )
:
Debtors.[1]	:	(Jointly Administered)
	x	Re: Docket No. ___

INTERIM ORDER PURSUANT TO 11 U.S.C. §§ 105(a) AND

FED. R. BANKR. 3007, 3018, AND 6006 (I) TEMPORARILY ALLOWING

DAMAGES CLAIMS FOR VOTING PURPOSES; AND (II) ESTABLISHING

SCHEDULE FOR THE DEBTORS’ OBJECTIONS TO DAMAGES CLAIMS

Upon the motion, dated [●], 2017 (the “Motion”),2 of Tidewater Inc. and its affiliated debtors, as debtors and debtors in possession (collectively, the “Debtors”) pursuant to sections 105(a) and 365 of the Bankruptcy Code and Rules 3007, 3018, 6004, and 6006 to, among other things, (i) temporarily allow Reserve Damages Claims solely for voting and reserve purposes and (ii) establish a schedule for the Debtors’ objection to Reserve Damages Claims, all as more fully set forth in the Motion; and this Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware,

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if any, are: Tidewater Inc. (7776), Tidewater Marine Western, Inc. (1064), Tidewater Corporate Services, L.L.C. (7776), Tidewater Marine, L.L.C. (7779), Cajun Acquisitions, LLC (2365), Gulf Fleet Supply Vessels, L.L.C. (2194), Hilliard Oil & Gas, Inc. (4727), Java Boat Corporation (0278), Pan Marine International Dutch Holdings, L.L.C., Point Marine, L.L.C. (9586), Quality Shipyards, L.L.C. (2335), S.O.P., Inc. (3464), Tidewater Marine Alaska, Inc. (7549), Tidewater Marine International Dutch Holdings, L.L.C. (2289), Tidewater Marine Sakhalin, L.L.C. (7779), Tidewater Mexico Holding, L.L.C. (8248), Tidewater Venture, Inc. (7694), Twenty Grand (Brazil), L.L.C. (7730), Twenty Grand Marine Service, L.L.C. (7730), Zapata Gulf Marine, L.L.C. (5513), Tidewater GOM, Inc. (2799), Tidewater Subsea, L.L.C. (2022), Tidewater Subsea ROV, L.L.C. (3832), Tidewater Marine Fleet, L.L.C., Tidewater Marine Hulls, L.L.C., Tidewater Marine Ships, L.L.C., and Tidewater Marine Vessels, L.L.C. The Debtors’ principal offices are located at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.
[2]	All capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Motion.

dated February 29, 2012; and consideration of the Motion and the requested relief being a core proceeding pursuant to 28 U.S.C. § 157(b); and it appearing that venue is allowed before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided to the Notice Parties; and such notice having been adequate and appropriate under the circumstances, and it appearing that no other or further notice need be provided; and this Court having reviewed the Motion; and this Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and it appearing that the relief requested in the Motion is in the best interests of the Debtors and their respective estates and creditors; and upon all of the proceedings had before this Court and after due deliberation and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

1. The Motion is granted solely with regard to the matters set forth herein. All issues raised by the Motion that are not specifically addressed in this Order are reserved for determination at a later time.

2. Pursuant to Bankruptcy Rule 3018, the Reserve Damages Claims are provisionally allowed solely for the purposes of (i) establishing the Stipulated Reserve pursuant to section 7.5 of the Prepackaged Plan and (ii) voting on the Prepackaged Plan in the amount set forth for each Lease on Exhibit 1 to this Order.

3. The Lessors shall have twenty-eight (28) days from notice of entry of this Order to submit a response in support of the Reserve Damages Claims (the “Response Deadline”).

4. The Debtors shall have fourteen (14) days from the Response Deadline to submit a reply.

5. The Lessors shall have fourteen (14) days from notice of entry of this Order to submit written discovery requests, including lnterrogatories, Requests for Production, and Requests for Admission, to the Debtors (the “Written Discovery Deadline”).

6. The Debtors shall have fourteen (14) days from the Written Discover Deadline to respond to all written discover requests (the “Written Discovery Completion Deadline”). The Debtors’ response shall include all answers to Interrogatories, responses to Requests for Admission, and documents responsive to any Requests for Production, to the extent that the production of such information and documents is not objectionable.

7. The Lessors shall have thirty-five (35) days from the 7. Written Discovery Completion Deadline to complete the depositions of any witnesses, with a maximum number of six (6) depositions for each Lessor (the “Deposition Deadline”). The Lessors shall cooperate with regard to the scheduling and taking of depositions and shall take reasonable steps to avoid duplicative depositions. The Deposition Deadline may be extended to the extent that a discovery dispute renders the taking or completing any deposition impractical. To the extent that any discovery dispute arises that cannot be resolved by agreement of the Lessors and Debtors, the Lessors and Debtors shall raise the issue with the Court immediately so as to prevent any unnecessary delay.

8. The Court will schedule a hearing on the final allowance of the Reserve Damages Claims not less than twenty-eight (28) days after the Deposition Deadline, as modified (the “Hearing Date”).

9. The Lessors and Debtors may submit pre-hearing briefs no less than seven (7) days before the Hearing Date. No responses or replies to the pre-hearing briefs will be permitted, except as ordered by the Court.

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10. Nothing contained in this Order or any action taken by the Debtors or the Lessors in implementing this Order shall be deemed (i) an admission as to the validity of any claim or defense of either the Lessors or the Debtors, or (ii) a waiver or limitation of the Debtors’ or Lessors’ rights under the Bankruptcy Code or any other applicable law.

11. The Debtors are authorized to take all steps necessary or appropriate to carry out this Order.

12. This Court shall retain jurisdiction to hear and determine all matters arising from or related to the implementation, interpretation, or enforcement of this Order.

Dated:                                     , 2017

            Wilmington, Delaware

UNITED STATES BANKRUPTCY JUDGE

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Exhibit 1

	Leased Vessel	Debtor/ Charterer	Owner/Lessor	Contract Date	Stipulated Loss Value (SLV)[1]	Assumed Orderly Liquidation Value (OLV)[2]	Administrative Lease Payments[3]	Stipulated Reserve For Lease Claims[4]
1	Barthel Tide	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/27/2014	$13,994,032	$2,515,288	$—	$11,478,744
2	Brewster Tide	Tidewater Marine, L.L.C.	PNC Equipment Finance, LLC	12/11/2014	$25,100,880	$4,573,251	$—	$20,527,629
3	Broussard Tide	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/20/2014	$11,406,925	$2,146,887	$455,705	$8,804,333
4	Dalfrey Tide	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/31/2014	$14,228,800	$2,573,724	$—	$11,655,076
5	Damon Bankston	Zapata Gulf Marine, L.L.C.	Fifth Third Equipment Finance Company	11/22/2013	$27,007,500	$5,157,611	$213,907	$21,635,982
6	Dean Edward Taylor	Zapata Gulf Marine, L.L.C.	Banc of America Leasing & Capital, LLC	12/20/2013	$56,563,374	$11,000,000	$—	$45,563,374
7	Delatte Tide	Tidewater Marine, L.L.C.	Banc of America Leasing & Capital, LLC	12/9/2014	$24,104,132	$4,350,000	$—	$19,754,132
8	Fortier Tide	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/20/2014	$16,660,720	$3,086,944	$670,917	$12,902,859
9	Jonathan Rozier	Tidewater Marine, L.L.C.	Mass Mutual Asset Finance LLC	3/30/2015	$11,498,500	$1,885,196	$—	$9,613,304
10	Ken C Tamblyn	Point Marine LLC	BBVA Compass Financial Corporation	9/30/2013	$25,990,341	$5,246,535	$—	$20,743,806
11	Lester Pollack	Gulf Fleet Supply Vessels, L.L.C.	Fifth Third Equipment Finance Company	12/13/2013	$11,024,340	$2,083,370	$451,438	$8,489,532
12	Miss Jane Tide	Gulf Fleet Supply Vessels, L.L.C.	Fifth Third Equipment Finance Company	12/20/2013	$27,157,000	$5,157,611	$214,514	$21,784,875
13	Pat Tillman	Tidewater Marine, L.L.C.	Banc of America Leasing & Capital, LLC	11/25/2014	$24,053,228	$4,350,000	$—	$19,703,228
14	Pattarozzi Tide	Point Marine, L.L.C.	Fifth Third Equipment Finance Company	9/30/2014	$17,242,785	$3,252,089	$751,072	$13,239,623
15	Paul W Murrill	Twenty Grand Marine Service, L.L.C.	BBVA Compass Financial Corporation	9/27/2013	$25,630,989	$5,157,611	$—	$20,473,378
16	Solar Tide II	Tidewater Marine, L.L.C.	Fifth Third Equipment Finance Company	4/1/2014	$11,631,200	$2,439,067	$446,656	$8,745,477

[1]	For the three BofA Leases, reflects alleged prepetition damages discussed on 3/28/2017. For all other Leases, reflects SLV as of 4/30/2017.
[2]	The Assumed OLV equals approximately 25% of the Low OLV noted in each vessel appraisal report dated from September 2013 to February 2015.
[3]	Assumes payment for Leases after May 1, 2017 for time required to mobilize vessel back to U.S. port.
[4]	The Proposed Reserve for Lease Claims reflects SLV, less the Assumed OLV, less a reduction for administrative lease payments.

Schedule A

Schedule of Events of Default or Potential Events of Default

1.	Any potential or existing Event of Default as a result of the planning, preparation, or filing of any petition for relief under any “Debtor Relief Law” under the applicable debt instruments by any Tidewater Party

2.	Section 6.01(a) of the Credit Agreement (regarding the delivery of a “going concern” or like opinion)

3.	Section 7.10(b) of the Credit Agreement (requiring that the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter may not be less than 3.00 to 1.00)

4.	Any failure to comply with section 10.1(b) of the 2013 Note Purchase Agreement

Schedule 5(c)

1.	Amended and Restated Change in Control Agreement with Jeffrey M. Platt dated as of June 1, 2008*
2.	Change in Control Agreement with Quinn P. Fanning dated as of July 31, 2008*
3.	Amended and Restated Change in Control Agreement with Bruce D. Lundstrom dated as of July 31, 2008*
4.	Amended and Restated Change in Control Agreement with Jeff A. Gorski dated as of June 1, 2012*
5.	Amended and Restated Change in Control Agreement with Joseph A. Bennett dated as of June 1, 2008*
6.	Change in Control Agreement with Matt Mancheski dated as of January 1, 2011*
7.	Change in Control Agreement with Mark Handin dated as of April 1, 2011*
8.	Change in Control Agreement with Gerry Kehoe dated as of July 31, 2008*
9.	Change in Control Agreement with Craig Demarest dated as of July 31, 2008*
10.	Change in Control Agreement with Kevin Carr dated as of June 1, 2008*
11.	Change in Control Agreement with Darren Vorst dated as of April 1, 2011*
12.	Tidewater Amended and Restated Supplemental Executive Retirement Plan (SERP), as amended
13.	Tidewater Amended and Restated Executive Supplemental Savings Plan (SSP), as amended
14.	Tidewater International Supplemental Executive Pension Plan (iSERP), as amended
15.	2016 Retention Program (Insider Incentive Agreements and Other Officer Retention Bonus Agreements*, Management Retention Bonus Agreements, and Non-officer Retention Bonus Letters)
16.	Tidewater Inc. 2006, 2009, and 2014 Stock Incentive Plans and related award agreements (including options and Cash-Based Performance Awards*)
17.	Tidewater Second Amended and Restated Phantom Stock Plan and related award agreements (officers only)
18.	Tidewater Inc. Amended and Restated Directors Deferred Stock Plan, as amended
19.	Tidewater Inc. Director RSU Program (deferred cash award)
20.	Tidewater Inc. Non-qualified Pension Plan for Outside Directors, as amended

EXHIBIT B

Organizational Chart

Tidewater Organizational Chart

Tidewater Inc. (Delaware)
S.O.P., Inc. (Louisiana)
Java Boat Corporation (Louisiana)
Tidewater Marine Fleet, L.L.C. (Louisiana)
Tidewater Marine Hulls, L.L.C. (Louisiana)
Tidewater Marine Ships, L.L.C. (Louisiana)
Tidewater Marine Vessels, L.L.C. (Louisiana)
Point Marine, L.L.C. (Louisiana)
Tidewater Corporate Services, L.L.C. (Delaware)
99.9%
0.1%
Tidewater Investment Cooperatief U.A. (Netherlands)
Zapata Gulf Marine, L.L.C. (Louisiana)
Hilliard Oil & Gas, Inc. (Nevada)
Tidewater GOM, Inc. (Louisiana)
Tidewater Marine, L.L.C. (Louisiana)
Twenty Grand Marine Service, L.L.C. (Louisiana)
Quality Shipyards, L.L.C. (Louisiana)
Tidewater Marine Sakhalin, L.L.C. (Louisiana)
Gulf Fleet Supply Vessels, L.L.C. (Louisiana)
Twenty Grand (Brazil), L.L.C. (Louisiana)
Tidewater Subsea ROV, L.L.C. (Louisiana)
Tidewater Subsea, L.L.C. (Louisiana)
Tidewater Marine Western, Inc. (Texas)
Tidewater Venture, Inc. (Delaware)
Cajun Acquisitions, LLC (Delaware)
Tidewater Marine Alaska, Inc. (Alaska)
Tidewater Marine International, Inc. (Cayman Islands)
Tidewater Dutch Holdings Cooperatief U.A (Netherlands)
Tidewater Marine International Dutch Holdings, L.L.C. (Louisiana)
Pan Marine International Dutch Holdings, L.L.C. (Louisiana)
JB Holding Company B.V. (Netherlands)
Troms Offshore Supply AS (Norway)
Tidewater Mexico Holding, L.L.C. (Delaware)
Non-debtor
Debtor

Note: Chart includes only debtors and relevant non-debtor parents. Other non-debtor subsidiaries are not included.

EXHIBIT C

Liquidation Analysis

LIQUIDATION ANALYSIS

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PREPACKAGED PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code, each holder of an Impaired Claim or Equity Interest must either (a) accept the Prepackaged Plan or (b) receive or retain under the Prepackaged Plan property of a value, as of the effective date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”). To make these findings, the Bankruptcy Court must: (a) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (b) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Equity Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each holder’s Estimated Recovery Under Liquidation to the distribution that such holder would receive under the Prepackaged Plan (the “Plan Recovery”) if the Prepackaged Plan were confirmed and consummated. In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors. The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Prepackaged Plan is in the best interests of all Classes impaired by the Prepackaged Plan. Based on the Liquidation Analysis, the Debtors believe the Prepackaged Plan satisfies the Best Interests Test and that each holder of an impaired Claim or Equity Interest will receive value under the Prepackaged Plan that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS. ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (THE “AICPA”).

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The liquidation analysis was prepared on a consolidated basis for Debtors and a consolidated basis for non-Debtors and was then consolidated in the summary depicted below. The Liquidation Analysis assumes that all Debtors and Non-Debtors cease operations on the conversion date and a trustee is appointed to assist in the liquidation of the assets. Asset recoveries accrue first to satisfy creditor claims at the Debtors or Non-Debtors level. To the extent any remaining value exists at the Non-Debtors, it flows up to the Debtors. The net book values for assets and estimated unsecured trade claims shown below are estimated as of December 31, 2016, unless otherwise noted. The table below is shown on a consolidated basis and recoveries are shown on a consolidated basis for illustrative purposes only. The following consolidated Liquidation Analysis should be reviewed in conjunction with the associated notes.

Tidewater Liquidation Analysis - Consolidated
		Book	Recovery %		Proceeds
	Note:	Value	Low	High	Low	High
Cash and Marketable Securities	[A]	$709,682,420	100.0%	100.0%	$709,682,420	$709,682,420
Accounts Receivable - Trade, net	[B]	138,833,419	30.0%	50.0%	41,650,026	69,416,709
Accounts Receivable - Other	[C]	316,692,325	8.0%	12.3%	25,312,441	39,007,781
Inventories	[D]	30,720,145	20.6%	32.7%	6,334,101	10,058,533
Prepaid Assets	[E]	22,012,709	14.3%	20.7%	3,155,958	4,566,587
Fixed Assets	[F]	3,009,406,855	19.0%	21.0%	571,948,048	632,271,791
Other Assets	[G]	81,259,434	6.9%	12.8%	5,590,122	10,421,565

Gross Proceeds from Liquidation		$4,308,607,307	31.6%	34.2%	$1,363,673,116	$1,475,425,387

Chapter 7 Case Administration Expenses	[H]
Chapter 7 Administrative Expenses					98,682,261	104,269,875
Chapter 7 Administrative Recovery					98,682,261	104,269,875

Net Proceeds Available for Distribution to Creditors					$1,264,990,855	$1,371,155,512

Pre-Petition Administrative Claims	[I]
Pre-Petition Administrative Claims					33,473,411	33,473,411
Pre-Petition Administrative Recovery					33,473,411	33,473,411

Unsecured Claims
Debtors Unsecured Debt	[J]				1,947,500,000	1,947,500,000
Unsecured Debt Recovery					883,819,741	973,698,094
Recovery %					45.4%	50.0%

Non-Debtors Troms Debt	[K]				95,500,224	95,500,224
Troms Debt Recovery					95,500,224	95,500,224
Recovery %					100.0%	100.0%

Debtors General Unsecured Claims (Non-Debt)	[L]				352,894,519	352,894,519
General Unsecured Recovery					160,151,549	176,437,854
Recovery %					45.4%	50.0%

Non-Debtors General Unsecured Claims (Non-Debt)	[M]				92,045,929	92,045,929
General Unsecured Recovery					92,045,929	92,045,929
Recovery %					100.0%	100.0%

Total Distributions to Creditors					$1,363,673,116	$1,475,425,387

[A] Cash and Cash Equivalents: The cash balance above has been estimated as of May 14, 2017, comprised of $8.0 million in the Debtors’ operating accounts, $35.0 million in non-Debtors’ operating accounts and $652.1 million in non-Debtors’ non-operating accounts. The remaining $17.6 million is comprised of certain restricted cash balances that are assumed to be released in a liquidation scenario. The Debtors estimate a 100% recovery on all cash and equivalents.

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[B] Accounts Receivable – Trade, net: The Debtors assume that customers will use a portion of outstanding accounts receivable to offset switching costs associated with changing to a new services provider subsequent to contract termination due to insolvency. These claims serve to reduce the assumed recovery associated with the accounts receivable. Considering this expectation, a recovery of 30% - 50% has been assigned to accounts receivable.

[C] Accounts Receivable, Other: Other receivables primarily consist of receivables owed to Non-Debtors from the Sonatide subsidiary in Angola. In a liquidation scenario, the Debtors estimate that collections of these receivables would be doubtful in light of certain restrictions on repatriating currency and offsetting liabilities owed. A blended recovery of 8.0% - 12.3% has been assigned to these receivables.

[D] Inventories: Inventories consist of general marine inventory items and fuel inventory. General marine inventory has been assigned a recovery of 10% - 20% while fuel inventory has been assigned a 60% - 80% recovery for a blended recovery of 20.6% - 32.7%.

[E] Prepaid Expenses: Prepaid expenses consist of prepaid items that will likely be largely unrecoverable in the event of a Chapter 7 liquidation, including prepaid rent and other items that are amortized over the applicable rental period and items that are assumed to be more recoverable such as the prepaid retention bonus amounts. On a blended basis, a 14.3% - 20.7% recovery has been estimated.

[F] Fixed Assets: Fixed Assets primarily consist of the Debtors’ and non-Debtors’ fleet of 245 vessels. The Debtors examined the fleet on a by-vessel and by-class basis and determined that in a liquidation scenario approximately 113 vessels would be scrapped for minimal value. For vessels that could be sold, adjustments to recently appraised values were made to account for age, active/stacked status and vessel class to account for the impact from the forced sale of 132 vessels, into an already depressed market. Proceeds from the forced fleet sale were estimated to be $567.7 million to $627.5. Non-vessel fixed assets were estimated to yield an additional $4.2 million - $4.8 million in a liquidation scenario. In total, the Debtors project a recovery of 19.0% - 21.0% of net book values as of December 31, 2016.

[G] Other Assets: The table below provides a summary of the other asset balances and recoveries.

Other Assets Detail
	Book	Recovery %		Proceeds
Account	Value	Low	High	Low	High
Deferred Tax Assets	$55,038,900	0.0%	0.0%	$—	$—
Non-Current Recoverable Reserves	11,046,948	30.0%	60.0%	3,314,085	6,628,169
Deferred Charges - General	7,755,822	15.0%	25.0%	1,163,373	1,938,956
Non-Current Prepaid Taxes	7,089,765	15.0%	25.0%	1,063,465	1,772,441
Notes Receivable	327,999	15.0%	25.0%	49,200	82,000

Total Other Assets	$81,259,434	6.9%	12.8%	$5,590,122	$10,421,565

For each of the accounts above, an assessment was undertaken to determine if the accounts were comprised of assets with recoverable economic value. The primary asset was a deferred tax asset that was determined to have no recoverability in a liquidation scenario. The net book values of the other asset items above are shown as of December 31, 2016. On a blended basis, a recovery rate of 6.9% - 12.8% has been assigned.

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[H] Chapter 7 Case Administration Expenses: Chapter 7 case administration expenses include a trustee fee of 2% of non-cash proceeds, legal and professional fees of 3% of non-cash proceeds and wind-down expenses including payroll expenses, severance for non-Debtors’ employees, return travel expenses, stacking expenses while the vessels are pending sale and estimated state income taxes arising from the liquidation.

Chapter 7 Administrative Expenses
	Total Expense
	Low	High
Trustee Fees	$13,079,814	$15,314,859
Chapter 7 Legal Fees	19,619,721	22,972,289
Wages and Severance	29,680,726	29,680,726
Employee Return Travel	18,501,000	18,501,000
Stacking Costs	12,801,000	12,801,000
State Income Taxes	5,000,000	5,000,000

Total Other Assets	$98,682,261	$104,269,875

[I] Pre-Petition Administrative Claims: Pre-Petition Administrative Claims are those claims that are expected to receive priority treatment in a liquidation scenario. These claims consist of liabilities that exist as of the conversion date related to payables associated with payroll, payroll taxes and other taxes.

[J] Debtors Unsecured Debt: These claim amounts represent an estimate of the Debtors’ unsecured debt claims. Unsecured debt claims share ratably with the Debtors’ other unsecured claims. Recovery rates range from 43.4% - 47.8% on these claims.

[K] Non-Debtors Troms Debt: This claim amount represents an estimate of the non-Debtors’ unsecured debt claim from the Troms entity. The unsecured debt claim share ratably with the non-Debtors’ other unsecured claims. The liquidation analysis estimates that all of the non-Debtors’ claims will be paid in full.

[L] Debtors General Unsecured Claims (Non-Debt): General unsecured claims, including potential liabilities arising from a chapter 7 filing such as contract and lease rejections, were evaluated in total at the Debtors and recovery rates range from 43.4% - 47.8% on these claims.

[N] Non-Debtors General Unsecured Claims (Non-Debt): General unsecured claims, including potential liabilities arising from a chapter 7 filing at the Debtors such as litigation claims, were evaluated in total at the non-Debtors. The liquidation analysis estimates that all of the non-Debtors’ claims will be paid in full.

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Schedule 2

Sale Leaseback Agreements4

Vessel	Charterer	Owner	Date of Agreement
BARTHEL TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/27/2014

BREWSTER TIDE	Tidewater Marine, L.L.C.	PNC Equipment Finance, LLC	12/11/2014

BROUSSARD TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/20/2014

DALFREY TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/31/2014

DAMON B BANKSTON	Zapata Gulf Marine, L.L.C.	Fifth Third Equipment Finance Company	11/22/2013

DELATTE TIDE	Tidewater Marine, L.L.C.	Banc of America Leasing & Capital, L.L.C.	12/9/2014

DEAN EDWARD TAYLOR	Zapata Gulf Marine, L.L.C.	Banc of America Leasing & Capital, L.L.C.	12/20/2013

FORTIER TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/20/2014

JONATHAN ROZIER	Tidewater Marine, L.L.C.	MassMutual Asset Finance LLC	3/30/2015

KEN C. TAMBLYN	Point Marine, L.L.C.	BBVA Compass Financial Corporation	9/30/2013

LESTER POLLACK	Gulf Fleet Supply Vessels, L.L.C.	Fifth Third Equipment Finance Company	12/13/2013

MISS JANE TIDE	Gulf Fleet Supply Vessels, L.L.C.	Fifth Third Equipment Finance Company	12/20/2013

PAT TILLMAN	Tidewater Marine, L.L.C.	Banc of America Leasing & Capital, L.L.C.	11/25/2014

PATTAROZZI TIDE	Point Marine, L.L.C.	Fifth Third Equipment Finance Company	9/30/2014

PAUL W. MURRILL	Twenty Grand Marine Service, L.L.C.	BBVA Compass Financial Corporation	9/27/2013

SOLAR TIDE II	Tidewater Marine, L.L.C.	Fifth Third Equipment Finance Company	4/1/2014

[4]	All Sale Leaseback Agreements are guaranteed by Tidewater Inc.

EXECUTION VERSION

NOK 478,962,040 + USD 65,895,226.58

AMENDED AND RESTATED TERM LOAN FACILITY AGREEMENT

originally dated 25 May 2012 and last amended and restated on the Amendment and Restatement Agreement no. 4 Amendment Date

for

Troms Offshore Supply AS

as Borrower

and

Eksportkreditt Norge AS

Kommunal Landspensjonskasse Gjensidige Forsikringsselskap

Garantiinstituttet for Eksportkreditt

DNB Capital LLC

as Lenders

and

Tidewater Inc. and its Wholly Owned Domestic Subsidiaries

with

DNB Bank ASA, Grand Cayman Branch

as Bank Guarantor

and

DNB Bank ASA, New York Branch

as Agent

and

DNB Markets, Inc.

as Arranger and Bookrunner

MV “Troms Sirius”

MV “Troms Arcturus»

MV “Troms Mira”

MV “Troms Hera”

www.bahr.no

1 (127)

SCHEDULE 1	Part I - The original finance parties
SCHEDULE 2	Conditions Precedent
SCHEDULE 3	(Request) Part I - Form of drawdown request
SCHEDULE 4	Form of Compliance Certificate
SCHEDULE 5	Part I - Form of Troms Mira bank guarantee
SCHEDULE 6	Form of Notice of Assignment of the Loan and the Guarantees
SCHEDULE 7	Repayment Schedule

2 (127)

THIS TERM LOAN FACILITY AGREEMENT is originally dated 25 May 2012 and last amended and restated on the Amendment and Restatement Agreement no. 4 Amendment Date and made between:

(1)	TROMS OFFSHORE SUPPLY AS, Norwegian registration no. 995 541 467, with registered offices at Strandveien 106, N-9006 Tromsø, Norway (the “Borrower”);

(2)	TIDEWATER INC. and its Wholly Owned Domestic Subsidiaries (as hereinafter defined) as corporate guarantors (the “Corporate Guarantors”, and each a “Corporate Guarantor”);

(3)	EKSPORTKREDITT NORGE AS, Norwegian registration no. 998 544 696, with registered offices at Hieronymus Heyerdahls gate 1, N-0160 Oslo, Norway (“EKN”); and

(4)	KOMMUNAL LANDSPENSJONSKASSE GJENSIDIG FORSIKRINGSSELSKAP, Norwegian registration no. 938 708 606, with registered offices at Dronning Eufemias gate 10, N-0191 Oslo, Norway (“KLP”),

(5)	GARANTIINSTITUTTET FOR EKSPORTKREDITT, Norwegian registration no. 974 760 908, with registered offices at Støperigata 1, 0250 Oslo, Norway (“GIEK”);

(6)	DNB CAPITAL LLC, acting through its offices at 200 Park Avenue, New York, NY 10166, USA (“DNB Capital”);

as lenders (the “Lenders”, each a “Lender”);

(7)	TROMS OFFSHORE FLEET HOLDING AS, TROMS OFFSHORE FLEET 1 AS, TROMS OFFSHORE FLEET 2 AS, TROMS OFFSHORE FLEET 3 AS and TROMS OFFSHORE FLEET 4 AS as additional Obligors (the “Additional Obligors”, and each an “Additional Obligor”);

(8)	JB HOLDING COMPANY B.V., as security provider (the “Security Provider”);

(9)	DNB BANK ASA, GRAND CAYMAN BRANCH, Norwegian registration no. 984 851 006, acting through its offices at c/o DNB Bank ASA, New York Branch, 200 Park Avenue, New York, NY 10166, USA as bank guarantor (the “Bank Guarantor”);

(10)	DNB BANK ASA, NEW YORK BRANCH, Norwegian registration no. 984 851 006, acting through its offices at 200 Park Avenue, New York, NY 10166, USA as agent (the “Agent”); and

(11)	DNB MARKETS, INC., acting through its offices at 200 Park Avenue, New York, NY 10166, USA as arranger (in that capacity, the “Arranger”) and bookrunner (in that capacity, the “Bookrunner”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

3 (127)

“Acceptable Flag Jurisdiction” means each of Canada, the Isle of Man, the Kingdom of Norway, Gibraltar, the Republic of Vanuatu and such other jurisdictions as approved by the Agent (on behalf of the Finance Parties).

“Additional Covenant” means any financial covenant which requires any Obligor to achieve or maintain any financial ratio or metric, including any minimum liquidity or net worth test, minimum EBITDA, net income or other earnings test and any leverage, interest coverage or debt service ratio tests (regardless of whether such provision is labeled or otherwise characterized as a financial covenant) contained in any Financing Facility that is not set forth in this Agreement or, if it is set forth therein, is different from the corresponding covenant set forth therein (other than in respect of differences that are de minimis in nature or differences that Tidewater Inc. in good faith has determined would not reasonably be expected to result in the relevant ratio or metric being calculated in a manner that is less likely to be satisfied by Tidewater Inc. than the corresponding covenant set forth in this Agreement).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this term loan facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its Schedules.

“Amendment and Restatement Agreement no. 1” means an agreement dated 19 December 2013 for the amendment and restatement of this Agreement, entered into between Clean Design Sirius AS as original borrower, Troms Offshore Fleet 1 AS as new borrower, the Borrower as corporate guarantor, the Norwegian Government represented by the Norwegian Ministry of Trade and Industry as lender, Sparebank 1 Nord-Norge and Sparebank 1 SMN as original bank guarantors, the Bank Guarantor as new bank guarantor, Sparebank 1 SMN as original agent and the Agent as new agent.

“Amendment and Restatement Agreement no. 2” means an agreement dated 24 January 2014 for the amendment and restatement of this Agreement, entered into between Troms Offshore Fleet 1 AS as original borrower, the Borrower as new borrower and as original corporate guarantor, the Corporate Guarantors as new corporate guarantors, the Norwegian Government represented by the Norwegian Ministry of Trade and Industry as original lender, EKN as new lender, the Bank Guarantor as bank guarantor, the Agent as agent, the Arranger as arranger and the Bookrunner as bookrunner.

“Amendment and Restatement Agreement no. 3” means an agreement dated 17 December 2014 for the amendment and restatement of this Agreement, entered into between the Borrower, the Corporate Guarantors, the Lenders, the Guarantors, the Agent, the Arranger and the Bookrunner.

“Amendment and Restatement Agreement no. 4” means an agreement dated 11 May 2017 for the amendment and restatement of this Agreement, entered into between the Borrower, the Corporate Guarantors, the Additional Obligors, the Security Provider, the Lenders, the Bank Guarantor, the Agent, the Arranger and the Bookrunner.

“Amendment and Restatement Agreement no. 3 Amendment Date” means the “Amendment Date” as defined in the Amendment and Restatement Agreement no. 3.

4 (127)

“Amendment and Restatement Agreement no. 4 Amendment Date” means the Effective Date as such term is defined in the Amendment and Restatement Agreement no. 4.

“Anti-Money Laundering Laws” has the meaning specified in Clause 20.16 (Foreign Assets Control Regulations, etc.).

“Approved Brokers” means any of (a) Clarkson Valuations Limited, (b) Fearnley Offshore Supply Pte. Ltd., (c) IHS Petrodata, (d) any successor company to those listed in (a) – (c), and (e) any other similarly qualified independent ship broker selected by Tidewater Inc. and acceptable to Agent, whose acceptance shall not be unreasonably withheld or delayed.

“Assignment of Earnings” means each assignment agreement, collateral to this Agreement, for the first priority perfected assignment of the Earnings (as such term is defined therein), to be made between the relevant Security Vessel owner and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Assignment of Insurances” means each assignment agreement collateral to this Agreement for the first priority perfected assignment of the Insurances (including for the avoidance of doubt any re-insurances) to be made between the relevant Security Vessel owner and/or any captive vehicle as assignor(s) and the Agent (on behalf of the Finance Parties) as assignee as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Assignment of Monetary Claims” means each assignment agreement collateral to this Agreement for the first priority assignment of all monetary claims, whether or not evidenced by promissory notes, in respect of any Borrower Loans, in accordance with Clause 21.9 (Subordination and assignment of Intra-Group Balances).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capital lease.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to the Troms Sirius Tranche and the Troms Sirius Guarantees the period from and including the Closing Date up to and including 28 August 2012;

(b)	in relation to the Troms Arcturus Tranche and the Troms Arcturus Guarantees the period from and including the date of the Amendment and Restatement Agreement no. 2 up to and including 30 June 2014;

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(c)	in relation to the Troms Mira Tranche and the Troms Mira Guarantees the period from and including the Amendment and Restatement Agreement no. 3 Amendment Date up to and including the earlier of (i) the date falling three (3) months after the Delivery Date of MV “Troms Mira” and (ii) 30 June 2015;

(d)	in relation to the Troms Hera Tranche and the Troms Hera Guarantees the period from and including the Amendment and Restatement Agreement no. 3 Amendment Date up to and including the earlier of (i) the date falling three (3) months after the Delivery Date of MV “Troms Hera” and (ii) 30 June 2015;

(e)	in relation to the Troms Sirius Sub-Tranche, the period from and including the Chapter 11 Plan Effective Date up to and including 31 March 2019 and as further set out in Clause 5.4 (Drawdown of Sub-Tranches);

(f)	in relation to the Troms Arcturus Sub-Tranche, the period from and including the Chapter 11 Plan Effective Date up to and including 31 March 2019 and as further set out in Clause 5.4 (Drawdown of Sub-Tranches);

(g)	in relation to the Troms Mira Sub-Tranche, the period from and including the Chapter 11 Plan Effective Date up to and including 31 March 2019 and as further set out in Clause 5.4 (Drawdown of Sub-Tranches); and

(h)	in relation to the Troms Hera Sub-Tranche, the period from and including the Chapter 11 Plan Effective Date up to and including 31 March 2019 and as further set out in Clause 5.4 (Drawdown of Sub-Tranches).

“Available Commitment” means a Lender’s Commitment less:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Drawdown, the amount of the Loan that is due to be made on or before the proposed Drawdown Date.

“Available Facility” means the aggregate for the time being of the Available Commitment.

“Bank Guarantee” means either the Troms Sirius Bank Guarantee, the Troms Arcturus Bank Guarantee, the Troms Mira Bank Guarantee or the Troms Hera Bank Guarantee.

“Bank Guarantee Expiry Date” means:

(a)	in respect of the Troms Sirius Bank Guarantee, 29 August 2024;

(b)	in respect of the Troms Arcturus Bank Guarantee, 28 April 2026;

(c)	in respect of the Troms Mira Bank Guarantee, 7 April 2023; and

(d)	in respect of the Troms Hera Bank Guarantee, 15 July 2023.

“Bank Guarantee Request” means a notice substantially in the form of Schedule 3 Part II (Form of Bank Guarantee Request).

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“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (other than a right conditioned on the occurrence of events or circumstances outside such person’s control). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Blocked Person” has the meaning specified in Clause 20.16 (Foreign Assets Control Regulations, etc.).

“Borrower Loans” mean any intercompany balances from time to time owed by any Additional Obligor or Troms Subsidiary to the Borrower.

“Break Costs” means any of; (i) Break Costs for CIRR and/or (ii), Break Cost for the relevant interbank offered rate (IBOR) as the case may be, which a Lender is entitled to receive pursuant to Clause 10.4 (Break Costs).

“Break Costs for CIRR” means the amount (if any) determined by EKN by which;

(a)	the value of the interest amount which EKN should have received by applying the CIRR Interest Rate on a Tranche or part thereof for the period from the date of receipt of that Tranche or part thereof to (and including) the Final Maturity Date (calculation of such amount to take into account the agreed repayment schedule of that Tranche, as if that Tranche had been repaid on all of the scheduled Instalment Repayment Dates to (and including) the Final Maturity Date);

exceeds

(b)	the value of the interest amount EKN would be able to obtain if placing an amount equal to that Tranche or part thereof at the Prepayment Swap Rate for a period starting on the Business Day following receipt or recovery of that Tranche or part thereof to (and including) the Final Maturity Date (calculation of such amount to take into account the agreed repayment schedule of that Tranche, as if that Tranche had been repaid on all of the scheduled Instalment Repayment Dates to (and including) Final Maturity Date), and for the purpose of this paragraph; “Prepayment Swap Rate” means the fixed interbank interest swap rate quoted by a reputable capital market information provider (i.e. Bloomberg, Thomson Reuters etc.) for a period starting on the Business Day following receipt of a Tranche or a part thereof and ending on the Final Maturity Date for that Tranche, such rate to take into account all of the scheduled Instalment Repayment Dates to (and including) the Final Maturity Date for that Tranche.

The Prepayment Swap Rate will also be used as discount factor to calculate the net present value of any positive difference between a) and b) above. The calculation shall be determined by EKN.

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“Break Cost for the relevant interbank offered rate (IBOR)” means the amount (if any) determined by a Lender by which:

(a)	the value of the interest amount (excluding the Margin) which that Lender should have received for the period from the date of receipt of a Tranche or part thereof or Unpaid Sum to the last day of the current Interest Period in respect of that Tranche or part thereof or Unpaid Sum, had that Tranche or part thereof or Unpaid Sum been paid on the last day of that Interest Period;

exceeds

(b)	the value of the interest amount that Lender would be able to obtain if placing an amount equal to that Tranche or part thereof or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Builder” means the Builder 1 or the Builder 2, as the case may be.

“Builder 1” means Vard Group AS, Norwegian registration no. 980 100 820, of Moloveien 6, N-6004 Alesund, Norway.

“Builder 2” means Vard Vung Tau, Vietnam, represented by VARD Singapore Pte. Ltd, a Singapore company with company number 200603256G.

“Business Day” means a day on which banks are open for business in Oslo and New York, and such other places as may be deemed necessary by the Agent for transactions under this Agreement.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, or any other ownership interest, whether voting or non-voting, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and in effect from time to time.

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“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means an event or series of events by which:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Tidewater Inc. and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act);

(b)	the adoption of a plan relating to the liquidation or dissolution of Tidewater Inc.;

(c)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50 % of the Voting Stock of Tidewater Inc., or any of its direct or indirect parent companies, measured by voting power rather than number of shares; or

(d)	Tidewater Inc. ceases to own or Control, either directly or indirectly, 100% of the Equity Interests of any of its Wholly Owned Domestic Subsidiaries (except as permitted under the New Secured Notes Indenture), the Borrower, the Additional Obligors or the Security Provider or the Borrower ceases to own or Control, directly 100% of the Equity Interest of any of the Additional Obligors, except as otherwise permitted hereunder.

“Chapter 11 Plan” means a chapter 11 plan of reorganization filed pursuant to Chapter 11 of Title 11 of the United States Code, in accordance with the RSA.

“Chapter 11 Plan Effective Date” means such date on which the Chapter 11 Plan has become effective in accordance with the terms thereof.

“CIRR Interest Rate” means:

(a)	3.88% p.a. fixed for twelve (12) years being the official supported interest rate (CIRR) in respect of the Troms Sirius Tranche and the Troms Sirius Sub-Tranche;

(b)	2.31% p.a. fixed for twelve (12) years being the official supported interest rate (CIRR) in respect of the Troms Arcturus Tranche and the Troms Arcturus Sub-Tranche; and

(c)	2.91% p.a. fixed for a period until the Final Maturity Date in respect of the Troms Mira Tranche and the Troms Mira Sub-Tranche being the official supported interest rate (CIRR) in respect of the Troms Mira Tranche and the Troms Mira Sub-Tranche.

“Classification Society” means, in respect of any Security Vessel, (a) the American Bureau of Shipping, (b) Bureau Veritas, (c) Det Norske Veritas Germanischer Lloyd, (d) Lloyd’s Register, and (e) such other classification society as is selected by the Security Vessel owner or the Borrower with the prior written consent of the Agent.

“Closing Date” means the date of this Agreement.

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“Commitment” means in respect of a Lender, the amount set opposite its name under the heading “Total Commitment” in Part I of Schedule 1 (The Original Finance Parties) and the amount of any other Commitment transferred to it under this Agreement and/or in respect of any other Lender the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Companies Act” means the Norwegian Limited Liability Companies Act of 13 June 1997 No. 44 (aksjeloven).

“Compliance Certificate” means a certificate signed by a Responsible Officer of Tidewater Inc. substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

“Consolidated Funded Indebtedness” means, as of any date of determination, for Tidewater Inc. and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Outstanding Indebtedness and the aggregate principal amount of all Notes outstanding under the New Secured Notes Indenture) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) Attributable Indebtedness in respect of capital leases, and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Tidewater Inc. or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made nonrecourse to Tidewater Inc. or such Subsidiary.

“Consolidated Funded Indebtedness to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the last day of the fiscal quarter ending on such date to (b) the sum of (i) Consolidated Funded Indebtedness as of the last day of such fiscal quarter plus (ii) Consolidated Stockholders’ Equity as of the last day of such fiscal quarter.

“Consolidated Stockholders’ Equity” means total stockholders’ equity of Tidewater Inc., on a consolidated basis, as shown on Tidewater Inc.’s most recently delivered financial statements prepared in accordance with GAAP.

“Contract” means the Troms Sirius Contract, the Troms Arcturus Contract, the Troms Mira Contract or the Troms Hera Contract.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Coordination Agreement” means a coordination agreement entered or to be entered into between the Guarantors.

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“Corporate Guarantee” means each corporate guarantee set out in Clause 17 (Corporate Guarantee and Indemnity) or as executed and provided in accordance with Clause 21.5 (Additional Obligors or Corporate Guarantors).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means:

(a)	in respect of MV “Troms Mira”, the actual delivery date for MV “Troms Mira” pursuant to the Troms Mira Contract, which occurred on 7 January 2015; and

(b)	in respect of MV “Troms Hera”, the actual delivery date for MV “Troms Hera” pursuant to the Troms Hera Contract, which occurred on 15 April 2015.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or asset by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, scrapping, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.

11 (127)

“Downstream Loans” means Tidewater Loans and Borrower Loans.

“Drawdown” means the amount of each borrowing made by the Borrower under this Agreement.

“Drawdown Date” means:

(a)	29 May 2012 in respect of the Troms Sirius Tranche;

(b)	28 January 2014 in respect of the Troms Arcturus Tranche;

(c)	in respect of the Troms Mira Tranche, the date, being a Business Day, specified in a Drawdown Request, on which the Borrower requests the Troms Mira Tranche to be disbursed and the Troms Mira Guarantees to be issued;

(d)	in respect of the Troms Hera Tranche, the date, being a Business Day, specified in a Drawdown Request, on which the Borrower requests the Troms Hera Tranche to be disbursed and the Troms Hera Guarantees to be issued.

“Drawdown Date for the Sub-Tranches” means the following dates:

(a)	29 May 2017, 27 November 2017, 28 May 2018 and 26 November 2018 in respect of the Troms Sirius Sub-Tranche;

(b)	28 July 2017, 29 January 2018, 30 July 2018 and 28 January 2019 in respect of the Troms Arcturus Sub-Tranche;

(c)	7 July 2017, 8 January 2018, 9 July 2018 and 7 January 2019 in respect of the Troms Mira Sub-Tranche; and

(d)	18 April 2017, 16 October 2017, 16 April 2018 and 15 October 2018 in respect of the Troms Hera Sub-Tranche.

“Drawdown Request” means a notice substantially in the form of Part I of Schedule 3 (Form of Drawdown Request).

“EKN Account” means EKN’s account no. 7694.05.17008 (IBAN: NO8776940517008, Swift: DNBANOKK) with DNB Bank ASA or such other account with a bank in Norway as EKN may notify to the Agent by not less than five (5) Business Days’ notice, any payment hereunder to which shall be identified as relating to Troms Offshore Supply AS, in each case identified as relating to the [enter name of Tranche] Tranche - Troms Offshore Supply AS.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

12 (127)

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants (including under the Warrant Agreement as defined in the New Secured Notes Indenture), options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes.

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (as amended).

“Facility” means together the Loan Facility and the Guarantees.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Responsible Officer of Tidewater Inc. Notwithstanding the foregoing, the Fair Market Value of any cash Investment shall be its face amount.

“Final Maturity Date” means:

(a)	in respect of the Troms Sirius Sub-Tranche, 29 May 2024;

(b)	in respect of the Troms Arcturus Sub-Tranche, 28 January 2026;

(c)	in respect of the Troms Mira Sub-Tranche, 7 January 2023;

(d)	in respect of the Troms Hera Sub-Tranche, 15 April 2023;

(e)	in respect of the Troms Sirius Tranche, 29 May 2024;

(f)	in respect of the Troms Arcturus Tranche, 28 January 2026;

(g)	in respect of the Troms Mira Tranche, 7 January 2027; and

(h)	in respect of the Troms Hera Tranche, 15 April 2027.

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“Finance Document” means this Agreement, the Guarantees, the Security Documents, the Subordination Undertaking and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger, the Bookrunner, the Guarantors and the Lenders.

“Financing Facility” means each agreement creating or evidencing Indebtedness for borrowed money in a principal amount outstanding or available for borrowing equal to or greater than USD 10,000,000, entered into on or after the Amendment and Restatement Agreement no. 4 Amendment Date by an Obligor, or in respect of which such Obligor is an obligor or otherwise provides a guarantee or other credit support.

“Flag Jurisdiction Transfer” means the transfer of the registration and flag of a Security Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction; provided that the following conditions are satisfied with respect to such transfer:

(a)	On each Flag Jurisdiction Transfer Date with respect to a Security Vessel, the Additional Obligor which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded (or made arrangements satisfactory to the Agent for the prompt recording thereof) in the appropriate vessel registry a Mortgage, with respect to the Security Vessel being transferred (the “Transferred Vessel”) and the Mortgage shall be effective to create in favour of the Agent for the benefit of the Finance Parties a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, subject only to Liens permitted by Clause 23.1 (Liens). All filings, deliveries of instruments and other actions necessary under the governing law of the applicable Mortgage or reasonably requested by the Agent to perfect and preserve such security interests, shall have been duly effected (or arrangements satisfactory to the Agent for the prompt effectiveness thereof shall have been made) and the Agent shall have received reasonably detailed customary evidence thereof, including favourable legal opinions in form and substance satisfactory to the Finance Parties from lawyers appointed by the Agent on matters concerning all relevant jurisdictions;

(b)	On each Flag Jurisdiction Transfer Date (or such later date as is acceptable to the Agent in its sole discretion) with respect to a Security Vessel, the Agent shall have received the information and documents set forth in items 2, 3 and 4 on Schedule 2 (Sub-Tranches) attached hereto; and

(c)	On or prior to each Flag Jurisdiction Transfer Date with respect to a Security Vessel, a certificate, dated as of a recent date, signed by a Responsible Officer of the Additional Obligor commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect and (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer.

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“Flag Jurisdiction Transfer Date” means the date on which a Flag Jurisdiction Transfer occurs.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in (i) Norway or (ii) in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GIEK” means Garantiinstituttet for Eksportkreditt (in English: The Norwegian Export Credit Guarantee Agency), Norwegian registration no. 974 760 908, with registered offices at Støperigata 1, 0250 Oslo, Norway.

“GIEK Guarantee” means the Troms Sirius GIEK Guarantee, the Troms Arcturus GIEK Guarantee, the Troms Mira GIEK Guarantee or the Troms Hera GIEK Guarantee.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Premium” means the premium payable by the Borrower to the Guarantors as provided for in Clause 11.4 (Guarantee premium).

“Guarantees” means the Bank Guarantees and the GIEK Guarantees.

“Guarantors” mean together the Bank Guarantor and GIEK.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any master agreement (as amended at any time) and/or any swap transaction, schedule or hedging agreement pursuant to such master agreement for the purpose of regulating any exchange trades, including bunker derivatives, interest rate swaps or other financial hedging contracts entered or to be entered into between the Hedging Bank and Tidewater Inc. and/or between the Hedging Bank and the Borrower.

“Hedging Bank” means DNB Bank ASA, New York Branch, Norwegian registration no. 984 851 006, acting through its offices at 200 Park Avenue, New York, NY 10166, USA.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

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(b)	commodity swap agreements, commodity cap agreements, commodity collar agreements, foreign exchange contracts and currency swap agreements;

(c)	other agreements or arrangements designed to manage interest rates or interest rate risk either generally or under specific contingencies; and

(d)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices either generally or under specific contingencies.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	representing Capital Lease Obligations;

(e)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(f)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person, which amount shall be calculated as the lesser of (1) the Fair Market Value of the assets securing such Indebtedness and (2) the amount of such Indebtedness.

“Information” has the meaning specified in Clause 34.3 (Disclosure of information and confidentiality).

“Instalment Repayment Dates” means the dates determined in accordance with Clause 6.1 (Repayment of the Troms Sirius Tranche) paragraph a), Clause 6.2 (Repayment of the Troms Arcturus Tranche) paragraph a), Clause 6.3 (Repayment of the Troms Mira Tranche) paragraph a), Clause 6.4 (Repayment of the Troms Hera Tranche) paragraph a) or Clause 6.5.(Repayment of the Sub-Tranches).

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“Insurances” means all the insurance and re-insurance policies and contracts of insurance and re-insurance including (without limitation) those entered into in order to comply with the terms of Clause 24.1 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of any Security Vessel owner (whether in the sole name of one or both of the Security Vessel owners or in the joint names of one or both of the Security Vessel owners and any other person (including any captive vehicle) in respect of the Security Vessels or otherwise in connection with the Security Vessels and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest” means the interest as further described in Clause 8.1 (Calculation of interest).

“Interest Payment Date” means the last Business Day of each Interest Period.

“Interest Period” means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Intra-group Balances” means Downstream Loans and Upstream Loans.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of cash, cash equivalents, Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet (excluding the footnotes) prepared in accordance with GAAP. For purposes of covenant compliance, the amount of any Investment (other than cash) will be the Fair Market Value on the date of the Investment of the asset(s) or securities proposed to be transferred or issued by Tidewater Inc. or its Subsidiary, as the case may be, pursuant to such Investment. For the avoidance of doubt, the term “Investment” shall not include any funds maintained in rabbi trusts established by Tidewater Inc. or any of its Subsidiaries for supplemental executive retirement plans and early retirement incentive programs.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“LIBOR” means:

(a)	the screen rate appearing on page “Libor 01 and Libor 02” on the Reuters Money Rates Services or any equivalent successor to such page as appropriate at or about, but not before, 12.0 noon Oslo time two (2) Business Days prior to the start of a new Interest Period; or

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(b)	if no relevant rate appears on the Reuters Page “Libor 01 and Libor 02” for the purposes of paragraph (a) above the interest rate will be determined on the basis of the rates quoted by the London Reference Banks at or about, but not before, 12.00 noon two (2) Business Days prior to the start of a new Interest Period. The rate applied shall be the arithmetic mean of the quotations; or

(c)	if the rate available pursuant to (a) or (b) above is less than zero, LIBOR shall be deemed to be zero;

(d)	if no relevant quotes are available under (a) and (b) above an alternative variable rate shall be reasonably determined by the Lenders.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, assignment, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Listed Person” has the meaning specified in Clause 20.16 (Foreign Assets Control Regulations, etc.).

“Loan” means up to NOK 478,962,040 and USD 65,895,226.58, consisting of the Troms Sirius Tranche, the Troms Sirius Sub-Tranche, the Troms Arcturus Tranche, the Troms Arcturus Sub-Tranche, the Troms Mira Tranche, the Troms Mira Sub-Tranche, the Troms Hera Tranche and the Troms Hera Sub-Tranche, as the same may be reduced from time to time by repayments or prepayments.

“Loan Facility” means the term loan facility made available to the Borrower under this Agreement by way of the Loan and as described in Clause 2 (The Facility).

“London Reference Banks” means banks to be appointed by the Lenders in consultation with the Borrower.

“Margin” means:

(a)	in respect of the Troms Mira Tranche, for a period until the Final Maturity Date in respect of the Troms Mira Tranche, the margin as set forth in and documented by a side letter to this Agreement dated 18 May 2015, as drawn in USD; and

(b)	in respect of the Troms Hera Tranche, for a period until the Final Maturity Date in respect of the Troms Hera Tranche, the margin as set forth in and documented by a side letter to this Agreement dated 18 May 2015, as drawn in USD.

(c)	in respect of the Troms Hera Tranche, with a Fixed Margin Period of seventy two (72) months from the Delivery Date of MV “Troms Hera”, a margin to be determined by KLP prior to Drawdown, and documented by a side letter to this Agreement, if drawn in NOK;

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(d)	in respect of the Troms Hera Tranche, with a Fixed Margin Period of seventy two (72) months from the Delivery Date of MV “Troms Hera”, sixty five (65) basis points per annum if drawn in USD;

(e)	in respect of the Troms Hera Tranche, with a Fixed Margin Period for a period until the Final Maturity Date in respect of the Troms Hera Tranche, a margin to be determined by KLP prior to Drawdown, and documented by a side letter to this Agreement, if drawn in NOK;

(f)	in respect of the Troms Hera Tranche, with a Fixed Margin Period for a period until the Final Maturity Date in respect of the Troms Hera Tranche, eighty five (85) basis points per annum if drawn in USD;

or, in respect of the Troms Hera Tranche, such Margin as will be determined by Clause 8.3 (Fixing of the Margin).

“Market Value” means the fair market value of each of the Security Vessels, obtained from an Approved Broker (elected by the Borrower), with or without physical inspection of Security Vessels (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length and on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets or condition (financial or otherwise) of the Obligors and their Subsidiaries taken as a whole; (b) a material adverse effect on the rights and remedies of the Agent or any Finance Party under any Finance Document, or on the ability of any Obligor or the Security Provider to perform its obligations under any Finance Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor or the Security Provider of any Finance Document to which it is a party.

“Mortgage” or “Mortgages” means each of the first priority perfected mortgages and any deed of covenants collateral thereto, to be executed by each of the Security Vessel owners against each respective Security Vessel in the appropriate ship registries of their respective Acceptable Flag Jurisdiction in favour of the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties), each to cover an amount of up to NOK 1,300,000,000 (to the extent any limitation is required).

“New Fixed Margin Offer” shall have the meaning ascribed to it in Clause 8.3 (Fixing of the Margin).

“New Fixed Margin Period” shall have the meaning ascribed to it in Clause 8.3 (Fixing of the Margin).

“New Secured Notes” means those new secured notes due 2022 issued/or to be issued by Tidewater Inc. in an aggregate principal amount up to USD 350,000,000.

“New Secured Notes Indenture” means that certain Indenture dated on or about the Chapter 11 Plan Effective Date, as amended, supplemented, restated, refinanced or

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replaced from time to time, among Tidewater Inc., as issuer, the guarantors party thereto, and the Trustee (as defined therein) as trustee and collateral agent, governing the New Secured Notes.

“NIBOR” means:

(a)	the interbank offered rate administered by Finance Norway (Finans Norge) and calculated in cooperation with the Oslo Stock Exchange acting as calculation agent (or any other person which takes over the administration and/or calculation of that rate) for NOK and for the relevant Interest Period displayed on the relevant page of the Reuters information system or any equivalent successor (as appropriate) at or about, but not before, 12.00 noon Oslo time two (2) Business Days prior to the first day of an Interest Period; or

(b)	if no relevant rate appears on any relevant Reuters page for the purposes of paragraph (a) above the interest rate will be determined on the basis of the rates quoted by the Oslo Reference Banks at or about, but not before, 12.00 noon two (2) Business Days prior to the start of a new Interest Period. The rate applied shall be the arithmetic mean of the quotations; or

(c)	if the rate available pursuant to (a) or (b) above is less than zero, NIBOR shall be deemed to be zero;

(d)	if no relevant quotes are available under (a) and (b) above an alternative variable rate shall be reasonably determined by the Lenders.

“NOK” means the at any time lawful currency in the Kingdom of Norway.

“Obligations” means all advances to, and debts, liabilities, obligations and covenants of, any Obligor arising under any Finance Document or otherwise with respect to any Loan or Guarantee, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligors” means the Borrower, each Corporate Guarantor and each Additional Obligor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Listed Person” has the meaning specified in Clause 20.16 (Foreign Assets Control Regulations, etc.).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation

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or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Oslo Reference Banks” means the principal Oslo offices of DNB Bank ASA and Nordea Bank AB (publ), filial i Norge.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Loan or Finance Document).

“Outstanding Indebtedness” means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

“Party” means a party to this Agreement.

“Permitted Liens” means (capitalised terms used in this definition shall have the meanings as set forth in the New Secured Notes Indenture as of the Amendment and Restatement Agreement no. 4 Amendment Date):

(a)	Liens created on or after the Issue Date to secure the Secured Obligations;

(b)	Liens existing on the Issue Date and listed on Schedule 4.06 to the New Secured Notes Indenture and any replacements, renewals or extensions thereof (including if an early buy-out option is exercised in connection with a Sale-Leaseback Arrangement listed on Schedule 1.01A to the New Secured Notes Indenture, then the subsequent sale-leaseback of such Vessel shall be considered a renewal), provided that (i) the property covered thereby is not changed, (ii) the original principal amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)	Liens for taxes, assessments and other governmental charges or levies not yet delinquent, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or secure amounts that are not material to the value of the properties to which such Liens attach;

(d)	Liens (other than Liens on Vessels) imposed by Law including, without limitation, landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, operator’s, vendor’s, supplier’s, worker’s, construction or other like Liens, in each case, arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or secure amounts that are not material to the value of the properties to which such Liens attach;

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(e)	Permitted Maritime Liens (as defined in this Agreement);

(f)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security Laws or similar legislation, other than any Lien imposed by ERISA;

(g)	deposits, or cash or other property pledged to secure reimbursement obligations with respect to letters of credit, to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, temporary importation bonds, foreign exchange transactions, and other obligations of a like nature incurred in the ordinary course of business;

(h)	Liens (other than Liens on Vessels) incidental to the conduct of business and the ownership of property and assets including, without limitation, ground leases, leases of office space, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use of such property in the ordinary operation of the business of the applicable Person;

(i)	Liens (other than Liens on Vessels) securing judgments for the payment of money not constituting an Event of Default under Section 7.01(a)(vi) of the New Secured Notes Indenture;

(j)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Issuer or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into any Subsidiary); provided, that such Liens (i) are not created, incurred or assumed in anticipation of or in connection with such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); and (ii) do not extend to any assets other than the specific property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) encumbered by such Liens on the date that such property, other assets or stock is acquired or such Person is merged into or consolidated with the Issuer or any of its Subsidiaries or otherwise becomes a Subsidiary of the Issuer;

(k)	Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of Law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(l)	Liens in respect of any Synthetic Lease Obligations;

(m)	Liens in respect of the Sale-Leaseback Arrangements;

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(n)	Liens on assets or property of any Subsidiary (other than any Notes Party) securing Indebtedness or other obligations of such Subsidiary owing to the Issuer or another Subsidiary;

(o)	Liens resulting from extensions, renewals or replacements of the Liens permitted by clause (j) provided that (i) there is no increase in the original principal amount of the debt secured thereby and (ii) any new Lien attaches only to the same property that was subject to the earlier Lien;

(p)	construction or inchoate Liens securing progress payments on vessels under construction;

(q)	Liens securing Indebtedness permitted under Section 4.03(b)(v) of the New Secured Notes Indenture; provided that (i) such Liens and the Indebtedness secured thereby are incurred within 180 days prior to or within 180 days after such acquisition or the completion of such acquisition, construction or improvement, (ii) the Indebtedness secured thereby does not exceed by more than a de minimis amount the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of the Issuer or any Subsidiary;

(r)	Liens (other than Liens on Vessels) securing obligations and other liabilities arising in the ordinary course of business; provided that such obligations and liabilities do not constitute Indebtedness; and provided further that the aggregate book value of the assets that are subject to such Liens shall not exceed USD 10,000,000 at any time;

(s)	Liens securing Indebtedness permitted under Section 4.03(b)(ix) of the New Secured Notes Indenture; provided that such Liens rank junior in priority to those securing the Secured Obligations and are subject to an intercreditor agreement containing terms substantially consistent with the terms in the intercreditor term sheet attached as an Exhibit to the New Secured Notes Indenture;

(t)	Liens on accounts receivable sold or to be sold pursuant to Permitted Financing Arrangements; and

(u)	cash collateral posted to support Hedging Obligations permitted under Section 4.03(b)(xi) of the New Secured Notes Indenture.

For purposes of determining compliance with Clause 23.12 (Corporate Guarantor Liens) of this Agreement, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category (or portion thereof) of Permitted Liens described in clauses (a) through (u) above but may be permitted in part under any combination thereof, and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in clauses (a) through (u) above, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with such covenant.

“Permitted Maritime Liens” means (capitalised terms used in this definition shall have the meanings as set forth in the New Secured Notes Indenture as of the Amendment and Restatement Agreement no. 4 Amendment Date) at any time with respect to a Vessel:

(a)	Liens for crews’ wages (including the wages of the master of such Vessel) that are incurred and are outstanding in the ordinary course of business and (i) are not yet overdue for more than thirty (30) days or (ii) are being contested in good faith by appropriate proceedings provided that the Issuer and/or its relevant Subsidiary has set aside on its books adequate cash reserves with respect to such contested amount and (A) if the subject Vessel is a Mortgaged Vessel, such cash reserves are included in the Collateral and such Vessel has not been scheduled by the court in such proceedings for judicial sale or otherwise rendered a forfeiture or Total Loss and (B) if the subject Vessel is not a Mortgaged Vessel, such Lien would not reasonably be expected to have a Material Adverse Effect;

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(b)	Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of such Vessel, the master of such Vessel or a charterer or lessee of such Vessel, which in each case have existed for not more than sixty (60) days unless (i) such Lien is being contested in good faith by appropriate proceedings, (ii) the Issuer and/or its relevant Subsidiary has set aside on its books adequate cash reserves with respect to such contested amount and (iii) if the subject Vessel is a Mortgaged Vessel, such cash reserves are included in the Collateral and such Vessel has not been scheduled by the court in such proceedings for judicial sale or otherwise rendered a forfeiture or Total Loss, or if the subject Vessel is not a Mortgaged Vessel, such Lien would not reasonably be expected to have a Material Adverse Effect;

(c)	shipyard Liens, Liens for necessaries and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining and repairing such Vessel (other than those referred to in (1) and (2) above), which in each case have existed for not more than sixty (60) days unless (i) any such Lien is being contested in good faith by appropriate proceedings, (ii) the Issuer and/or its relevant Subsidiary has set aside on its books adequate cash reserves with respect to such contested amount and (iii) if the subject Vessel is a Mortgaged Vessel, such cash reserves are included in the Collateral and such Vessel has not been scheduled by the court in such proceedings for judicial sale or otherwise rendered a forfeiture or Total Loss, or if the subject Vessel is not a Mortgaged Vessel, such Lien would not reasonably be expected to have a Material Adverse Effect;

(d)	Liens for damages arising from maritime torts which are (i) unclaimed, (ii) in respect of which a bond or other security has been posted on behalf of the relevant Notes Party with the appropriate court to prevent the arrest or secure the release of such Vessel from arrest within fifteen (15) days of seizure, (iii) if the subject Vessel is a Mortgaged Vessel, are being contested in good faith by appropriate proceedings, the Issuer and/or its relevant Subsidiary has set aside on its books adequate cash reserves with respect to such contested amount and such cash reserves are included in the Collateral and such Vessel has not been scheduled by the court in such proceedings for judicial sale or otherwise rendered a forfeiture or Total Loss or (iv) if the subject Vessel is not a Mortgaged Vessel, are being contested in good faith by appropriate proceedings, the Issuer and/or its relevant Subsidiary has set aside on its books adequate cash reserves with respect to such contested amount and such proceedings would not reasonably be expected to have a Material Adverse Effect;

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(e)	Liens (other than Liens referred to in clause (b)) that are covered by insurance (subject to reasonable deductibles); and

(f)	Liens for charters or sub-charters or leases or subleases permitted under this Indenture or the Security Documents; provided that any such Lien shall be permitted only to the extent it is subordinate to the Lien of the Vessel Mortgage (if any) in respect of such Vessel.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Properties” means all real property owned, leased or otherwise used or occupied by any Obligor or any Subsidiary, wherever located.

“Quotation Day” means two (2) Business Days before the first day of any period for which an interest rate is to be determined.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reference Banks” means the London Reference Banks and the Oslo Reference Banks, as applicable, or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means in relation to NOK, the Norwegian interbank market and in relation to USD and any other currency, the London interbank market.

“Repayment Date” means a date on which a repayment instalment is required to be made pursuant to Clause 6 (Repayment of the Loan Facility).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of an Obligor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.

“Required Finance Parties” means “Required Finance Parties” as determined by the Coordination Agreement.

“RSA” means that certain Restructuring Support Agreement dated on or about 10 May 2017.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 18 (Security) all to be in a form and substance satisfactory to the Agent (on behalf of the Finance Parties).

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“Security Vessels” means the following vessels:

Troms Castor with IMO number 9422213 flying the flag of Norway and owned by Troms Offshore Fleet 1 AS;

Troms Pollux with IMO number 9439022 flying the flag of Norway and owned by Troms Offshore Fleet 1 AS;

Troms Sirius with IMO number 9628386 flying the flag of Norway and owned by Troms Offshore Fleet 1 AS;

Troms Capella with IMO number 9480722 flying the flag of Isle of Man and owned by Troms Offshore Fleet 2 AS;

Troms Lyra with IMO number 9649184 flying the flag of Isle of Man and owned by Troms Offshore Fleet 2 AS; and

Troms Arcturus with IMO number 9694000 flying the flag of Norway and owned by Troms Offshore Fleet 2 AS.

“Share Charges” means the first priority perfected share charges over all the shares, equity interest or membership interest (as applicable) of each of the Borrower, Troms Offshore Fleet Holding AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS and Troms Offshore Fleet 4 AS collateral to this Agreement as security for the Obligors’ obligations under the Finance Documents in a form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Shipowning Company” means any wholly owned Subsidiary of Tidewater Inc. acceptable to the Finance Parties.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Amendment and Restatement Agreement no. 4 Amendment Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Amendment and Restatement Agreement no. 4 Amendment Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sub-Tranches” means the Troms Sirius Sub-Tranche, the Troms Arcturus Sub-Tranche, the Troms Mira Sub-Tranche and the Troms Hera Sub-Tranche.

“Subordination Undertaking” means the Subordination Undertaking provided by Tidewater Marine International, Inc. for the subordination of any Tidewater Loans.

“Subsidiary” of a Person means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other

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business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Tidewater Inc. unless otherwise indicated.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale-leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tidewater Loans” means any intercompany balances from time to time owed by the Borrower to Tidewater Marine International, Inc.

“Total Commitments” means the aggregate of the Commitments.

“Total Loss” means, in relation to a Security Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Security Vessel;

(b)	any hijacking, theft, condemnation, capture, seizure, destruction, abandonment or arrest of such Security Vessel, if any such event is not cured within one-hundred twenty (120) days from the date of occurrence of such event; and/or

(c)	any expropriation, confiscation, requisition or acquisition of such Security Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower.

“Total Loss Date” means:

(a)	in the case of an actual total loss of a Security Vessel, the date on which it occurred or, if that is unknown, the date when such Security Vessel was last heard of;

(b)

in the case of a constructive, compromised, agreed or arranged total loss of a Security Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a

27 (127)

total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Security Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower or the Security Vessel owner with the Security Vessel’s insurers in which the insurers agree to treat the Security Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Tranche” means the Troms Sirius Tranche, the Troms Sirius Sub-Tranche, the Troms Arcturus Tranche, the Troms Arcturus Sub-Tranche, the Troms Mira Tranche, the Troms Mira Sub-Tranche, the Troms Hera Tranche and the Troms Hera Sub-Tranche, as the context requires.

“Troms Arcturus Bank Guarantee” means an unconditional, irrevocable on demand guarantee in the amount of NOK 150,000,000 executed or to be executed by the Bank Guarantor in favour of EKN securing 50% of the Troms Arcturus Tranche and 50% of interest and other sums due and payable to EKN in respect of the Troms Arcturus Tranche, substantially in the form set out in Schedule 5 (Form of Bank Guarantee).

“Troms Arcturus Contract” means the shipbuilding contract entered into between Troms Offshore Fleet 2 AS and the Builder 1 for the construction and purchase of MV “Troms Arcturus”.

“Troms Arcturus GIEK Guarantee” means a guarantee policy no. 300425 in the amount of NOK 150,000,000 executed or to be executed by GIEK in favour of EKN securing 50% of the Troms Arcturus Tranche and 50% of interest and other sums due and payable to EKN in respect of the Troms Arcturus Tranche on terms and conditions as set out therein.

“Troms Arcturus Guarantees” means together the Troms Arcturus Bank Guarantee and the Troms Arcturus GIEK Guarantee.

“Troms Arcturus Sub-Tranche” means a tranche of the Loan in the amount of up to NOK 25,000,000, as the same may be reduced from time to time.

“Troms Arcturus Tranche” means a tranche of the Loan in the amount of up to NOK 225,000,000 (the Troms Arcturus Tranche was originally in the amount of NOK 300,000,000, but has since its Drawdown Date been repaid by six (6) scheduled repayment instalments), as the same may be reduced from time to time by repayments and or prepayments, related to the part-financing of MV “Troms Arcturus”.

“Troms Hera Bank Guarantee” means an unconditional, irrevocable on demand guarantee in the maximum amount of USD 4,816,657 executed or to be executed by the Bank Guarantor in favour of KLP securing 15.369844% of the Troms Hera Tranche and 15.369844% of interest and other sums due and payable to KLP in respect of the Troms Hera Tranche, substantially in the form set out in Schedule 5 (Form of Bank Guarantee).

“Troms Hera Contract” means the shipbuilding contract entered into between Carlotta Offshore Ltd. and the Builder 2 for the construction and purchase of MV “Troms Hera”.

28 (127)

“Troms Hera GIEK Guarantee” means a guarantee policy no. 300725 in the maximum amount of USD 26,521,703 executed or to be executed by GIEK in favour of KLP securing 84.630156% of the Troms Hera Tranche and 84.630156% of interest and other sums due and payable to KLP in respect of the Troms Hera Tranche on terms and conditions as set out therein.

“Troms Hera Guarantees” means together the Troms Hera Bank Guarantee and the Troms Hera GIEK Guarantee.

“Troms Hera Sub-Tranche” means a tranche of the Loan in the amount of up to USD 2,611,530, as the same may be reduced from time to time.

“Troms Hera Tranche” means a tranche of the Loan in the amount of up to USD 27,421,065 (the Troms Hera Tranche was originally in the amount of USD 31,338,360, but has since its Drawdown Date been repaid by three (3) scheduled repayment instalments), as the same may be reduced from time to time by repayments and or prepayments, related to the part- financing of MV “Troms Hera”.

“Troms Mira Bank Guarantee” means an unconditional, irrevocable on demand guarantee in the maximum amount of USD 2,948,800.30 executed or to be executed by the Bank Guarantor in favour of EKN securing 10% of the Troms Mira Tranche and 10% of interest and other sums due and payable to EKN in respect of the Troms Mira Tranche, substantially in the form set out in Schedule 5 (Form of Bank Guarantee).

“Troms Mira Contract” means the shipbuilding contract entered into between Carlotta Offshore Ltd. and the Builder 2 for the construction and purchase of MV “Troms Mira”.

“Troms Mira GIEK Guarantee” means a guarantee policy no. 300724 in the maximum amount of USD 26,539,202.70 executed or to be executed by GIEK in favour of EKN securing 90% of the Troms Mira Tranche and 90% of interest and other sums due and payable to EKN in respect of the Troms Mira Tranche on terms and conditions as set out therein.

“Troms Mira Guarantees” means together the Troms Mira Bank Guarantee and the Troms Mira GIEK Guarantee.

“Troms Mira Sub-Tranche” means a tranche of the Loan in the amount of up to USD 2,457,333.58, as the same may be reduced from time to time.

“Troms Mira Tranche” means a tranche of the Loan in the amount of up to USD 24,573,335.00 (the Troms Mira Tranche was originally in the amount of USD 29,488,003, but has since its Drawdown Date been repaid by four (4) scheduled repayment instalments) reduced from time to time by repayments and or prepayments, related to the part- financing of MV “Troms Mira”.

“Troms Pollux Canada Opportunity” means that certain tender for Suncor respecting a potential five (5) year contract (plus 5 x 1 year options) in Newfoundland, Eastern Canada to commence, approximately, in October 2017 at favourable rate levels. If the tender was awarded and if the TROMS POLLUX, IMO number 9439022, were selected for this opportunity, such Security Vessel would be (i) required to be shifted to the Canadian registry and flag and (ii) sold from Troms Offshore Fleet 1 AS to Troms Offshore Fleet 4 AS for purposes of maintaining status with respect to the Norwegian tonnage tax.

29 (127)

“Troms Sirius Bank Guarantee” means an unconditional, irrevocable on demand guarantee in the amount of NOK 89,460,000 executed or to be executed by the Bank Guarantor in favour of EKN securing 50% of the Troms Sirius Tranche and 50% of interest and other sums due and payable to EKN in respect of the Troms Sirius Tranche, substantially in the form set out in Schedule 5 (Form of Bank Guarantee).

“Troms Sirius Contract” means the shipbuilding contract entered into between Troms Offshore Fleet 1 AS and the Builder 1 for the construction and purchase of MV “Troms Sirius”.

“Troms Sirius GIEK Guarantee” means a guarantee policy no. 101679 in the amount of NOK 89,460,000 executed or to be executed by GIEK in favour of EKN securing 50% of the Troms Sirius Tranche and 50% of interest and other sums due and payable to EKN in respect of the Troms Sirius Tranche on terms and conditions as set out therein.

“Troms Sirius Guarantees” means together the Troms Sirius Bank Guarantee and the Troms Sirius GIEK Guarantee.

“Troms Sirius Sub-Tranche” means a tranche of the Loan in the amount of up to NOK 17,040,000, as the same may be reduced from time to time.

“Troms Sirius Tranche” means a tranche of the Loan in the amount of NOK 127,800,000 (the Troms Sirius Tranche was originally in the amount of NOK 204,480,000, but has since its Drawdown Date been repaid by nine (9) scheduled repayment instalments), as the same may be reduced from time to time by repayments and or prepayments, related to the part-financing of MV “Troms Sirius”.

“Troms Subsidiary” or “Troms Subsidiaries” means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by the Borrower, Troms Offshore Fleet 3 AS or one or more of the other Subsidiaries of the Borrower or Troms Offshore Fleet 3 AS (or a combination thereof); (ii) any partnership (a) the sole general partner or the managing general partner of which is the Borrower or Troms Offshore Fleet 3 AS or a Subsidiary of the Borrower or Troms Offshore Fleet 3 AS or (b) the only general partners of which are the Borrower or Troms Offshore Fleet 3 AS or one or more Subsidiaries of the Borrower or Troms Offshore Fleet 3 AS (or any combination thereof) and (iii) Troms Offshore Fleet 3 AS.

“United States” and “U.S.” mean the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Upstream Loans” means any intercompany balances from time to time owed by any Obligor (other than the Borrower or any Additional Obligor) or Tidewater Marine International, Inc. to the Borrower or any Additional Obligor.

30 (127)

“USD” means United States Dollars, being the lawful currency in the United States of America.

“VAT” means value added tax as provided for in the Value Added Tax Act 2009 (merverdiavgiftsloven) (as amended) and any other tax of a similar nature.

“Vessels” means:

(a)	MV “Troms Sirius”, a STX PSV 09 L CD design platform supply vessel (PSV) with IMO no. 9628386, owned by and registered in the name of Troms Offshore Fleet 1 AS;

(b)	MV “Troms Arcturus”, a STX PSV 07 CD design platform supply vessel (PSV) with IMO no. 9694000, owned by and registered in the name of Troms Offshore Fleet 2 AS;

(c)	MV “Troms Mira”, a Vard 108 design multifunctional platform supply vessel (PSV) with IMO no. 9709116, owned by and registered in the name of Tidewater Marine Fleet, L.L.C.; and

(d)	MV “Troms Hera”, a Vard 108 design multifunctional platform supply vessel (PSV) owned by and registered in the name of Tidewater Marine Vessels, L.L.C.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Domestic Subsidiary” means any Domestic Subsidiary of which all of the Equity Interests are held by one or more Obligors (other than the Borrower or any Additional Obligor).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, the “Bookrunner”, any “Finance Party”, any “Lender”, any “Guarantor”, the “Borrower”, the “Corporate Guarantor”, the “Hedging Bank” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

31 (127)

(vi)	(a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Oslo time unless specified otherwise.

(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	If at any time any change in GAAP (including any change in the interpretation of GAAP or the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Finance Document, and either the Borrower or the Finance Parties shall so request, the Agent, the Finance Parties and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Finance Parties); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Finance Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement;

(a)	the Lenders make available to the Borrower a term loan facility in a maximum aggregate amount as set opposite their respective names under the heading “Commitment; Loan” in Schedule 1, Part I;

(b)	the Guarantors agree to issue the Guarantees in favour of the Lenders, in amounts set opposite their respective names under the heading “Commitment; Guarantees” in Schedule 1 Part II (The Original Guarantors), in an aggregate amount equal to the Loan disbursed by the Lenders.

2.2	Finance Parties’ obligations

The obligations of each Finance Party under this Agreement are several and neither the Agent nor any Finance Party shall be responsible for the obligations of any other Finance Party under the Finance Documents.

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3.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Loan towards (i) part-financing the purchase price for the Vessels and (ii) in respect of the Sub-Tranches, financing repayment of fifty percent (50%) of the instalments to fall due in the course of Tidewater Inc.’s fiscal years 2018 and 2019.

4.	CONDITIONS OF DRAWDOWN

4.1	Initial conditions precedent

The Borrower may not deliver a Drawdown Request in respect of a Tranche unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) under the heading of the relevant Tranche, in original or as certified true copies (in the opinion of the Agent), except those documents which specifically will be available only on the relevant Drawdown Date or within another specified date, each in form and substance satisfactory to the Agent. The Agent shall notify the Borrower, the relevant Lender and the Guarantors promptly upon being so satisfied.

4.2	Sub-Tranches conditions precedent

The Borrower may not deliver a Drawdown Request in respect of a Sub-Tranche unless (i) the Chapter 11 Plan Effective Date has occurred and (ii) the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) under the heading of Sub-Tranches, in original or as certified true copies (as specified or requested by the Agent), except those documents which specifically will be available only on the relevant Drawdown Date or within another specified date, each to be in form and substance satisfactory to the Agent. The Agent shall notify the Borrower, the relevant Lender and the Guarantors promptly upon being so satisfied.

4.3	Further conditions precedent

The Lenders and the Guarantors will only be obliged to comply with Clause 5.2 (Lenders’ and Guarantors’ participation) if on the date of a Drawdown Request and on the proposed Drawdown Date:

(a)	no Default is continuing or would result from the proposed Tranche;

(b)	no Disruption Event is continuing;

(c)	the representations listed in Clause 20 (Representations and Warranties) to be made by the Obligors, the Additional Obligors and the Security Provider are true in all material respects; and

(d)	with regard to the drawdown of the Sub-Tranches, receipt by the Agent of part of the original instalment which shall be paid by the Borrower hereunder on the relevant Repayment Date in relation to the relevant tranche.

4.4	Maximum number of Drawdowns

(a)	Each Tranche (other than the Sub-Tranches) may be drawn in one (1) Drawdown within the Availability Period of that Tranche.

(b)	Each Sub-Tranche may be drawn in a maximum of four (4) Drawdowns within the Availability Period of that Sub-Tranche.

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4.5	Currency

The Borrower shall in a notice to the relevant Lender no later than ten (10) Business Days prior to scheduled Drawdown Date for the relevant Tranche, specify if the relevant Tranche shall be drawn in NOK or USD (if applicable). Once the Borrower has selected either NOK or USD the choice is done for the whole loan period in respect of the relevant Tranche.

4.6	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Drawdown) are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on behalf of the Finance Parties (as the case may be)).

5.	DRAWDOWN

5.1	Delivery of a Drawdown Request and a Guarantee Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed and irrevocable Drawdown Request and (other than in respect of the Sub-Tranches) a duly completed and irrevocable Guarantee Request not later than 10:00 hrs five (5) Business Days (New York time) prior to the proposed Drawdown Date of a Tranche.

5.2	Lenders’ and Guarantors’ participation

Upon receipt of a Drawdown Request, the Agent shall notify the Lenders and the Guarantors of such Drawdown Request. If the conditions set out in this Agreement have been met, and provided that the proposed Drawdown Date for the relevant Tranche is a date within the relevant Availability Period for that Tranche:

(a)	other than in respect of the Sub-Tranches, the relevant Lender shall no later than on the relevant Drawdown Date make available to the Borrower by way of direct payment from that Lender to the relevant Builder an amount equal to that Tranche; and

(b)	other than in respect of the Sub-Tranches, the Guarantors shall no later than on the Drawdown Date of that Tranche issue the relevant Guarantees in favour of the relevant Lender, in an aggregate amount equal to that Tranche.

5.3	Cancellation of Commitment

The Commitments in respect of a Tranche shall be immediately cancelled at the end of the Availability Period for that Tranche.

34 (127)

5.4	Drawdown of Sub-Tranches

GIEK and DNB Capital LLC shall in aggregate in respect of each Sub-Tranche and on each relevant Drawdown Date for the Sub-Tranches falling after the Amendment and Restatement Agreement no. 4 Amendment Date make available the relevant amount set opposite to that relevant Drawdown Date in the table below, in each case by way of direct payment from GIEK and DNB Capital LLC to the Agent, and the Agent shall upon receipt transfer such amounts directly to the Lenders (other than GIEK and DNB Capital LLC, being either EKN or KLP, as applicable) as repayment of the fifty percent (50%) of the instalments to fall due in the course of Tidewater Inc.’s fiscal years 2018 and 2019 pursuant to Clause 6 (Repayment of the Loan Facility).

RELEVANT SUB-TRANCHE	RELEVANT DRAWDOWN DATE FOR EACH SUB-TRANCHE	AMOUNT		RELEVANT TRANCHE TO BE REPAID

Troms Sirius Sub-Tranche	29 May 2017	NOK	4,260,000	Troms Sirius Tranche

Troms Sirius Sub-Tranche	27 November 2017	NOK	4,260,000	Troms Sirius Tranche

Troms Sirius Sub-Tranche	28 May 2018	NOK	4,260,000	Troms Sirius Tranche

Troms Sirius Sub-Tranche	26 November 2018	NOK	4,260,000	Troms Sirius Tranche

Troms Arcturus Sub-Tranche	28 July 2017	NOK	6,250,000	Troms Arcturus Tranche

Troms Arcturus Sub-Tranche	29 January 2018	NOK	6,250,000	Troms Arcturus Tranche

Troms Arcturus Sub-Tranche	30 July 2018	NOK	6,250,000	Troms Arcturus Tranche

Troms Arcturus Sub-Tranche	28 January 2019	NOK	6,250,000	Troms Arcturus Tranche

Troms Mira Sub-Tranche	7 July 2017	USD	614,333	Troms Mira Tranche

Troms Mira Sub-Tranche	8 January 2018	USD	614,333	Troms Mira Tranche

Troms Mira Sub-Tranche	9 July 2018	USD	614,333	Troms Mira Tranche

Troms Mira Sub-Tranche	7 January 2019	USD	614,333	Troms Mira Tranche

Troms Hera Sub-Tranche	18 April 2017	USD	652,882.50	Troms Hera Tranche

Troms Hera Sub-Tranche	16 October 2017	USD	652,882.50	Troms Hera Tranche

Troms Hera Sub-Tranche	16 April 2018	USD	652,882.50	Troms Hera Tranche

Troms Hera Sub-Tranche	15 October 2018	USD	652,882.50	Troms Hera Tranche

IN TOTAL:		USD NOK	5,068,864 42,040,000

6.	REPAYMENT OF THE LOAN FACILITY

6.1	Repayment of the Troms Sirius Tranche

(a)	The Borrower shall repay the Troms Sirius Tranche by twenty four (24) consecutive semi-annual repayment instalments each in the amount of 1/24 of NOK 204,480,000, the first of which was due and paid by the Obligors on 27 November 2012, as set forth on Schedule 7 attached hereto.

35 (127)

(b)	Any other Outstanding Indebtedness in relation the Troms Sirius Tranche is due and payable on the Final Maturity Date of the Troms Sirius Tranche.

(c)	The Borrower may not re-borrow any part of the Troms Sirius Tranche which is repaid.

6.2	Repayment of the Troms Arcturus Tranche

(a)	The Borrower shall repay the Troms Arcturus Tranche by twenty four (24) consecutive semi-annual repayment instalments each in the amount of 1/24 of NOK 300,000,000, the first of which was due and paid by the Obligors on 31 July 2014, as set forth on Schedule 7 attached hereto.

(b)	Any other Outstanding Indebtedness in relation the Troms Arcturus Tranche is due and payable on the Final Maturity Date of the Troms Arcturus Tranche.

(c)	The Borrower may not re-borrow any part of the Troms Arcturus Tranche which is repaid.

6.3	Repayment of the Troms Mira Tranche

(a)	The Borrower shall repay the Troms Mira Tranche by twenty four (24) consecutive semi-annual repayment instalments each in the amount of 1/24 of USD 29,488,003, the first of which was due and paid by the Obligors on 7 July 2015, as set forth on Schedule 7 attached hereto.

(b)	Any other Outstanding Indebtedness in relation the Troms Mira Tranche is due and payable on the Final Maturity Date of the Troms Mira Tranche.

(c)	The Borrower may not re-borrow any part of the Troms Mira Tranche which is repaid.

6.4	Repayment of the Troms Hera Tranche

(a)	The Borrower shall repay the Troms Hera Tranche by twenty four (24) consecutive semi-annual repayment instalments each in the amount of 1/24 of USD 31,338,360, the first of which was due and paid by the Obligors on 14 October 2015, as set forth on Schedule 7 attached hereto.

(b)	Any other Outstanding Indebtedness in relation the Troms Hera Tranche is due and payable on the Final Maturity Date of the Troms Hera Tranche.

(c)	The Borrower may not re-borrow any part of the Troms Hera Tranche which is repaid.

6.5	Repayment of the Sub-Tranches

(a)	The Borrower shall repay the Sub-Tranches in full on their respective Final Maturity Date, as set forth on Schedule 7 attached hereto.

(b)	The Borrower may not re-borrow any part of the Sub-Tranches which have been repaid.

36 (127)

6.6	Scheduled reductions of the Guarantees

To the extent a Tranche is repaid and/or prepaid by the Borrower, the relevant Guarantees securing that Tranche shall be reduced by amounts corresponding with the scheduled repayments of that Tranche as set out in Clause 6.1 (Repayment of the Troms Sirius Tranche), Clause 6.2 (Repayment of the Troms Arcturus Tranche), Clause 6.3 (Repayment of the Troms Mira Tranche), Clause 6.4 (Repayment of the Troms Hera Tranche) or Clause 6.5 (Repayment of Sub-Tranches), such reductions to reduce the liabilities of the Guarantors under those Guarantees pro rata in accordance with each Guarantor’s participation in those Guarantees. Notwithstanding the foregoing, the GIEK Guarantees and the Bank Guarantees shall not be reduced until there is no significant risk that any payment or transaction made to EKN or KLP under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document (for the avoidance of doubt, Guarantee Premium shall be paid for the duration of any such extended period).

7.	PREPAYMENT

7.1	Voluntary prepayment

The Borrower shall be entitled to prepay a Tranche (of its choice), in full or in part by a minimum amount of NOK 5,000,000 or USD 1,000,000 (as applicable) or multiples thereof on each Interest Payment Date by giving at least ten (10) Business Days prior written irrevocable notice to the Agent.

7.2	Mandatory prepayment - Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain a Tranche, that Lender shall in its sole discretion be entitled to cancel its Commitment in respect of that Tranche, and, if it has been advanced, the Borrower shall repay that Tranche immediately together with all accrued Outstanding Indebtedness.

7.3	Mandatory prepayment - non-renewal of a Bank Guarantee

If by the date falling sixty (60) days prior to a Bank Guarantee Expiry Date, that Bank Guarantee (i) has not been extended or (ii) has not been replaced by another bank guarantee in form and substance, and with a bank guarantor, acceptable to the relevant Lender and GIEK, the Borrower shall prepay the whole of any Tranche secured by that Bank Guarantee together with all other accrued Outstanding Indebtedness relating to such Tranche on the Bank Guarantee Expiring Date (it being understood that it is the Borrower’s right to have the Bank Guarantor replaced by another bank guarantor, acceptable to that Lender and GIEK).

7.4	Mandatory prepayment - Cessation of a Guarantee

(a)	If the Bank Guarantor becomes subject to any winding-up process or similar administrative process due to its financial standing, the Lenders may cancel their Commitment and declare the outstanding amounts under the Loan, together with all accrued Outstanding Indebtedness, immediately due and payable.

(b)	If a Guarantee ceases to be legally valid and binding or have full force and effect, the Lender to whom that Guarantee is issued may cancel its Commitment in respect of the Tranche to which that Guarantee relates and declare the outstanding amounts under that Tranche, together with all accrued Outstanding Indebtedness related to that Tranche, immediately due and payable.

37 (127)

7.5	Mandatory Prepayment – Insolvency or rating downgrade of the Bank Guarantor

If at any time the credit rating of the Bank Guarantor falls below Baa2 by Moody’s and/or BBB by Standard and Poor’s and/or BBB by Fitch respectively (as applicable), each Lender is entitled to demand that the Borrower substitutes the Bank Guarantor with a guarantor acceptable to that Lender within sixty (60) days after a demand by that Lender. If the Borrower fails to replace the Bank Guarantor, that Lender may cancel its Commitment and declare the outstanding amounts under the relevant Tranches, together with all accrued Outstanding Indebtedness related to those Tranches, immediately due and payable.

7.6	Terms and conditions of prepayment (both voluntary and mandatory)

(a)	Any notice of prepayment by the Borrower under this Clause 7 (Prepayment) shall be irrevocable and shall specify the date or dates upon which the prepayment is to be made and the amount of that prepayment.

(b)	Any partial prepayment under this Agreement shall be applied in inverse order of maturity against the remaining repayments instalments.

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid. Any prepayment under this Agreement is subject to Break Costs, and is without premium or penalty.

(d)	Any prepayment of the Loan shall be paid together with a handling fee of NOK 25,000 on each prepayment, payable to the Agent (for the account of the Lenders, on a pro rata basis) on the prepayment date.

(e)	The Borrower may not re-borrow any part of the Loan which is prepaid.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment) it shall promptly forward a copy of that notice to the Lenders and the Guarantors.

(g)	The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

(h)	To the extent the Loan is prepaid by the Borrower, the Guarantees shall be reduced by amounts corresponding with the relevant prepayment, pro rata in accordance with each Guarantor’s participation in the Guarantees.

7.7	Unwinding of any Hedging Agreement

In case the Loan is prepaid in full in accordance with this Clause 7 (Prepayment) any Hedging Agreement shall be un-wound and any Break Costs in relation to such unwinding shall be for the cost of the Borrower. In case the Loan is prepaid in part in accordance with this Clause 7 (Prepayment), any Hedging Agreement shall be un-wound in the corresponding amount and any Break Costs in relation to such unwinding shall be for the cost of the Borrower.

38 (127)

7.8	Mandatory Prepayment – Total Loss or Sale

(a)	If any Security Vessel is sold or otherwise is disposed of in whole or in part (other than bareboat charters or time charters in the ordinary course of business or a permitted transfer of ownership of a Security Vessel to any Additional Obligor, including for the avoidance of doubt a transfer pursuant to the Troms Pollux Canada Opportunity provided that the Borrower shall ensure and procure that the new owner of the Troms Pollux vessel shall (i) use its commercially best efforts to cause the contract documents for the Troms Pollux Canada Opportunity to permit, or not prohibit or otherwise restrict, the ability of such Security Vessel owner to grant an Assignment of Earnings over the Earnings under the new contract for the employment of Troms Pollux and (ii) grant a Mortgage in favour of the Agent (on behalf of itself and the other Finance Parties) over Troms Pollux and that the contract documents for the Troms Pollux Canada Opportunity shall not prohibit or otherwise restrict such Mortgage)), or suffers a Total Loss, the full amount of the Disposal Reduction Amount shall be paid to the Lenders, on a pro rata basis of the relevant Lenders outstanding loans, on the Disposal Reduction Date. Following receipt by the Agent of the prepayment amount, and subject to closing procedure to be agreed between the Borrower and the Agent (in its sole discretion), the Agent shall be entitled to, and shall release (including taking any steps necessary to giving effect to such release) any Security Documents relating to the relevant Security Vessel and release any relevant guarantors.

(b)	For the purpose of this Clause 7.8 (Mandatory Prepayment - Total Loss or sale) the following definitions shall apply:

“Disposal Reduction Amount” means (i) (A) the higher amount of (1) the net proceeds received attributable to the sale of the Security Vessel sold or (2) 1/6 of the outstanding Obligations under this Agreement (net proceeds received attributable to the sale of the Security Vessel sold plus additional funds to “top up” such amount to equal 1/6 of the outstanding Obligations under this Agreement) or (B) such other amount of net proceeds attributable to the sale of the Security Vessel sold that is consented to by the Agent (on behalf of the Finance Parties) or (ii) the amount of any insurance proceeds as a result of a Total Loss of such Security Vessel, as applicable.

“Disposal Reduction Date” means, in relation to a Security Vessel:

(i)	where such Security Vessel has become a Total Loss, the date which is the earlier of the date the insurance proceeds are available and one hundred and twenty (120) days after such Security Vessel became a Total Loss; or

(ii)	where such Security Vessel is sold or otherwise disposed of, the date upon which the sale or disposal of such Security Vessel is completed.

8.	INTEREST

8.1	Calculation of interest

(a)	The rate of interest of each of the Troms Sirius Tranche and the Troms Arcturus Tranche for each Interest Period is the relevant CIRR Interest Rate for that Tranche.

39 (127)

(b)	The rate of interest of each of the Troms Sirius Sub-Tranche and the Troms Arcturus Sub-Tranche for each Interest Period is the relevant CIRR Interest Rate for that Sub-Tranche with the addition of (i) 1.00 % p. a. and (ii) the applicable Guarantee Premium set out in Clause 11.4 (Guarantee premium) from and including the Chapter 11 Plan Effective Date up to and including 14 April 2023.

(c)	The rate of interest of the Troms Mira Tranche for each Interest Period is the relevant CIRR Interest Rate.

(d)	The rate of interest of the Troms Mira Sub-Tranche for each Interest Period is the relevant CIRR Interest Rate with the addition of (i) 1.00 % p. a. and (ii) the applicable Guarantee Premium set out in Clause 11.4 (Guarantee premium) from and including the Chapter 11 Plan Effective Date up to and including 14 April 2023.

(e)	The rate of interest of the Troms Hera Tranche for each Interest Period is the fixed interest rate of 2.92 % p.a.

(f)	The rate of interest of the Troms Hera Sub-Tranche for each Interest Period is the fixed interest rate of 2.92 % p.a. with the addition of (i) 1.00 % p. a. and (ii) the applicable Guarantee Premium set out in Clause 11.4 (Guarantee premium) from and including the Chapter 11 Plan Effective Date up to and including 14 April 2023.

(g)	Effective interest pursuant to Section 46 of the FA Act has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.

(h)	Interest for each Tranche with CIRR Interest Rate shall be calculated on the basis of a three hundred and sixty (360) day year and a thirty (30) day month.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Tranche on the last day of each Interest Period for that Tranche, first time:

(a)	in respect of the Troms Sirius Tranche, six (6) months after the Drawdown Date for the Troms Sirius Tranche;

(b)	in respect of the Troms Arcturus Tranche, six (6) months after the Drawdown Date for the Troms Arcturus Tranche;

(c)	in respect of the Troms Mira Tranche, six (6) months after the Delivery Date of MV “Troms Mira”; and

(d)	in respect of the Troms Hera Tranche, six (6) months after the Delivery Date of MV “Troms Hera”.

(e)	in respect of the Troms Sirius Sub-Tranche, six (6) months after the Drawdown Date for the Troms Sirius Sub-Tranche.

(f)	in respect of the Troms Arcturus Sub-Tranche, six (6) months after the Drawdown Date for the Troms Arcturus Sub-Tranche.

40 (127)

(g)	in respect of the Troms Mira Sub-Tranche, six (6) months after the Drawdown Date for the Troms Mira Sub-Tranche.

(h)	in respect of the Troms Hera Sub-Tranche, six (6) months after the Drawdown Date for the Troms Hera Sub-Tranche.

8.3	Fixing of the Margin

(a)	The Margin shall on the Troms Hera Tranche be fixed for a period of ninety six (96) months or one hundred and forty four (144) months from the 15 April 2015 (the “Fixed Margin Period”).

(b)	If the Borrower chooses a Fixed Margin Period of ninety six (96) months for the Troms Hera Tranche, the Borrower may from the date falling sixty (60) Business Days prior to the Interest Payment Date falling nearest to the expiry of the Fixed Margin Period (the “Margin Review Date”), but no later than forty (40) Business Days prior to the Margin Review Date, request that KLP gives an offer to the Borrower for a fixed Margin (the “New Fixed Margin Offer”) for an additional period to be agreed between KLP and the Borrower and so on (the “New Fixed Margin Period”). KLP shall, within ten (10) Business Days of receipt of such request give a New Fixed Margin Offer to the Borrower. No later than ten (10) Business Days of receipt of the New Fixed Margin Offer, the Borrower may accept or reject the New Fixed Margin Offer. If the Borrower does not request KLP to give a New Fixed Margin Offer or does not accept the New Fixed Margin Offer in accordance with the conditions of this Clause 8.3 (Fixing of the Margin), KLP’s Commitment shall terminate and any amount outstanding under the Troms Hera Tranche together with KLP’s proportionate part of all Outstanding Indebtedness shall be due and payable by the Borrower on the last day of the relevant Fixed Margin Period.

8.4	Default interest

(a)	In the event, for any reason, the Borrower fails to pay any amount payable by it under any Finance Document in respect of the Loan on its due date, the Borrower shall pay interest on any such overdue amount at the rate of:

(i)	in case of CIRR Interest Rate, the rate being the higher of (a) CIRR Interest Rate plus 200 (two hundred) basis points per annum and (b) six (6) months NIBOR on the relevant due date plus 200 (two hundred) basis points per annum, from the due date to the actual date of payment;

(ii)	in case of the fixed rate of interest of the Troms Hera Tranche and the Troms Hera Sub-Tranche under Clause 8.1 (e) and (f), the rate being the higher of (a) such fixed rate of interest plus 200 (two hundred) basis points per annum and (b) six (6) months LIBOR or NIBOR (as the case may be) plus 200 (two hundred) basis points per annum from the due date to the actual date of payment.

(b)	If any other Event of Default has occurred and is continuing and notice thereof has been sent from the Agent to the Borrower, all Outstanding Indebtedness shall be deemed overdue and default interest will be calculated on the total amount of Outstanding Indebtedness.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded monthly with the overdue amount at the end of each monthly period applicable to that overdue amount but will remain immediately due and payable. Interest on delayed payments shall be calculated on the basis of actual days elapsed and a year of three hundred and sixty (360) days and shall be paid together with the overdue amount or upon the Agent’s written demand.

41 (127)

8.5	Notification of rates of interest

The Agent shall promptly notify the Lenders, the Guarantors and the Borrower of the determination of the applicable rates of interests under this Agreement on the relevant Quotation Day.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

Each Interest Period in respect of each Tranche shall have a duration of six (6) months or such other duration as mutually agreed between the Borrower and the Lender financing a Tranche.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), provided however that an Interest Period shall not extend beyond the Final Maturity Date.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR or NIBOR (as the case may be) is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 hours (London or Oslo time (as the case may be) on the Quotation Day, the applicable LIBOR or NIBOR (as the case may be) shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event (as defined below) occurs in relation to the Loan for any Interest Period and/or at the Quotation Day prior to the Margin Review Date (as defined in Clause 8.3 (Fixing of the Margin)), then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be a percentage rate per annum as reasonably determined by that Lender.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR or NIBOR (as the case may be) is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or NIBOR (as the case may be) for the relevant currency and Interest Period; or

(ii)	a Lender determines (which determination shall be final and conclusive and binding on the Borrower) that the cost to it of obtaining matching deposits or funds in the Relevant Interbank Market or other relevant markets would be in excess of LIBOR or NIBOR (as the case may be) and informs the Agent of this before close of business in London or Oslo (as the case may be) on the Quotation Day for the relevant Interest Period.

42 (127)

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Lenders, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph a) above shall, with the prior consent of the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Tranche or Unpaid Sum being paid by the Borrower on a day other than an agreed day, or in another than agreed amount, for that Tranche or Unpaid Sum.

(b)	The Lenders shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs.

11.	FEES

11.1	Commitment fee

The Borrower shall pay:

(a)	to the Agent (for further distribution to the Bank Guarantor) a non-refundable commitment fee of 40% of the Guarantee Premium per annum calculated on 10% of any unutilized portion of any Tranche accruing from the date of the Amendment and Restatement Agreement no. 3;

(b)	to the Agent (for further distribution to GIEK) a non-refundable commitment fee of 40% of the Guarantee Premium per annum calculated on 90% of any unutilized portion of any Tranche accruing from the date of the Amendment and Restatement Agreement no. 3; and

in each case until the Drawdown Date or the last day of the Availability Period of that Tranche (whichever is the earlier) and payable on the Drawdown Date or the last day of the Availability Period of that Tranche (as relevant).

It is understood that no commitment fee is payable under Amendment and Restatement Agreement no. 4.

43 (127)

11.2	Upfront fee

The Borrower shall pay to the Agent (for further distribution to the Guarantors on a pro rata basis) a non- refundable up-front fee of NOK 1,865,600 (equal to 50 basis points calculated on the nominal NOK amount of each of the Troms Mira Tranche and the Troms Hera Tranche), which fee is due and payable on the date of the Amendment and Restatement Agreement no. 3. It is understood that no upfront fee is payable under Amendment and Restatement Agreement no. 4.

11.3	Agency fee

The Borrower shall pay to the Agent a non-refundable Agency Fee in the amount of NOK 110,000 per year which fee is due first time on the date of the Amendment and Restatement Agreement no. 2 and thereafter on 31 January of each following year until the termination of the Troms Sirius Tranche or Troms Arcturus Tranche (whichever comes later) plus NOK 202,500 per year which fee is due first time on 31 January 2015 and thereafter on 31 January of each following year until the termination of the Troms Mira Tranche or Troms Hera Tranche. It is hereby acknowledged that the Agency Fee due 31 January 2017 has been paid.

11.4	Guarantee premium

(a)	The Borrower shall pay to the Agent (for further distribution to GIEK) a Guarantee Premium of:

Pricing level	Tidewater Inc.’s Consolidated Funded Indebtedness to Total Capitalization Ratio	Guarantee premium
1	<25%	125.0 bps

2	>/=25% and <35%	137.5 bps

3	>/=35% and <45%	150.0 bps

4	>/=45%	200.0 bps

Per annum of the effective amount of each of the Troms Sirius GIEK Guarantee and the Troms Arcturus GIEK Guarantee at any time, and of

Pricing level	Tidewater Inc.’s Consolidated Funded Indebtedness to Total Capitalization Ratio	Guarantee premium
1	<25%	100.0 bps

2	>/=25% and <35%	110.0 bps

3	>/=35% and <45%	130.0 bps

4	>/=45%	150.0 bps

44 (127)

per annum of the effective amount of each of the Troms Mira GIEK Guarantee and the Troms Hera GIEK Guarantee at any time, in each event payable semi-annually in arrears on the same dates as the Borrower shall pay interest and principal on the relevant Tranche pursuant to Clause 6.1 (Repayment of the Troms Sirius Tranche) and Clause 6.2 (Repayment of the Troms Arcturus Tranche) (as the case may be). If the Guarantee Premium payable to the Bank Guarantor at any time is increased or decreased, the Guarantee Premium payable to GIEK can be adjusted correspondingly at GIEKs discretion.

Notwithstanding the above, the Guarantee Premium set out above shall be increased with 100 bps p.a. of the effective amount of each of the Troms Sirius GIEK Guarantee, the Troms Arcturus GIEK Guarantee, the Troms Mira GIEK Guarantee and the Troms Hera GIEK Guarantee, as applicable, from and including the Chapter 11 Plan Effective Date up to and including 14 April 2023.

(b)	The Borrower shall pay to the Agent (for further distribution to the Bank Guarantor) a Guarantee Premium of:

Pricing level	Tidewater Inc.’s Consolidated Funded Indebtedness to Total Capitalization Ratio	Guarantee premium
1	<25%	125.0 bps

2	>/=25% and <35%	137.5 bps

3	>/=35% and <45%	150.0 bps

4	>/=45%	200.0 bps

Per annum of the effective amount of each of the Troms Sirius Bank Guarantee and the Troms Arcturus Bank Guarantee at any time, and of

Pricing level	Tidewater Inc.’s Consolidated Funded Indebtedness to Total Capitalization Ratio	Guarantee premium
1	<25%	100.0 bps

2	>/=25% and <35%	110.0 bps

3	>/=35% and <45%	130.0 bps

4	>/=45%	150.0 bps

per annum of the effective amount of each of the Troms Mira Bank Guarantee and the Troms Hera Bank Guarantee at any time, in each event payable semi-annually in arrears on the same dates as the Borrower shall pay interest and principal on the relevant Tranche pursuant to Clause 6.3 (Repayment of the Troms Mira Tranche) and Clause 6.4 (Repayment of

45 (127)

the Troms Hera Tranche) (as the case may be). If the Guarantee Premium payable to the Bank Guarantor at any time is increased or decreased, the Guarantee Premium payable to GIEK can be adjusted correspondingly at GIEKs discretion.

Notwithstanding the above, the Guarantee Premium set out above shall be increased with 100 bps p.a. of the effective amount of each of the Troms Sirius Bank Guarantee, the Troms Arcturus Bank Guarantee, the Troms Mira Bank Guarantee and the Troms Hera Bank Guarantee, as applicable, from and including the Chapter 11 Plan Effective Date up to and including 14 April 2023.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax gross-up

All payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for or on account of any present or future Taxes (other than Excluded Taxes) of any nature now or hereafter imposed on the Borrower unless the Borrower is compelled by law to make payment subject to any such Taxes. In that event the Borrower shall (i) pay to the Agent (on behalf of the Finance Parties) such additional amounts as may be necessary to ensure that the Finance Parties receive a net amount equal to that which they would have received had such payment not been made subject to any Taxes, and (ii) deliver to the Agent (on behalf of the Finance Parties) within ten (10) Business Days of any request by it an official receipt in respect of the payment of any Taxes so deducted.

12.2	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.3	Value added tax

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party). Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any applicable law or regulation made after the Closing Date.

46 (127)

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a deduction or withholding for or on account of Tax from a payment under a Finance Document required by law to be made by the Borrower; or

(b)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.4	Delay in Requests

Failure or delay on the part of any Finance Party to demand compensation pursuant to the foregoing provisions of this Clause shall not constitute a waiver of such Finance Party’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Finance Party pursuant to the foregoing provisions of this Clause for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Finance Party notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Finance Party’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

47 (127)

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss, or liability, including liability for Break Costs, incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Finance Party as a result of the conduct of the Borrower or any of their directors, officers or employees, that violates any Laws.

The indemnity in paragraph e) above shall cover any cost, loss or liability incurred by each Finance Party in any jurisdiction, arising or asserted under or in connection with any Laws (including any Laws relating to sanctions).

48 (127)

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction in relation to any of the Finance Documents which it reasonably believes to be genuine, correct and appropriately authorised.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent for distribution to the Finance Parties the amount of all costs and expenses (including but not limited to external documented legal and collateral fees and costs related to operating a secure website for communicating with the Lenders and the Guarantors and VAT) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution syndication, perfection, amendment, enforcement and preservation of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed before or after the Closing Date.

15.2	Amendment and enforcement costs

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including but not limited to external documented legal and collateral fees and administration fees) reasonably incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents at the request of the Borrower;

(b)	any amendment or variation of any of the Finance Documents at the request of the Borrower; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents whether or not any Finance Party has exercised any default remedies.

For the avoidance of doubt, costs payable by the Borrower under Clause 15.1 (Transaction expenses) and this Clause 15.2 (Amendment and enforcement costs) remain payable whether or not any portion of the Loan is ever advanced or the Guarantees are ever issued.

16.	GUARANTEE

16.1	Troms Sirius Tranche

The Borrower’s obligations and liabilities under the Troms Sirius Tranche shall at any time until all amounts due to the Finance Parties thereunder have been paid and/or repaid in full be guaranteed by:

(a)	the Corporate Guarantees;

(b)	the Troms Sirius Bank Guarantee; and

(c)	the Troms Sirius GIEK Guarantee,

49 (127)

each of them pursuant to the respective terms and conditions thereof, and any other document that may have been or shall from time to time hereafter be executed as a guarantee for an Obligor’s obligations under or pursuant to the Finance Documents.

16.2	Troms Arcturus Tranche

The Borrower’s obligations and liabilities under the Troms Arcturus Tranche shall at any time until all amounts due to the Finance Parties thereunder have been paid and/or repaid in full, be guaranteed by:

(a)	the Corporate Guarantees;

(b)	the Troms Arcturus Bank Guarantee; and

(c)	the Troms Arcturus GIEK Guarantee,

each of them pursuant to the respective terms and conditions thereof, and any other document that may have been or shall from time to time hereafter be executed as a guarantee for an Obligor’s obligations under or pursuant to the Finance Documents.

16.3	Troms Mira Tranche

The Borrower’s obligations and liabilities under the Troms Mira Tranche shall at any time until all amounts due to the Finance Parties thereunder have been paid and/or repaid in full, be guaranteed by:

(a)	the Corporate Guarantees;

(b)	the Troms Mira Bank Guarantee; and

(c)	the Troms Mira GIEK Guarantee,

each of them pursuant to the respective terms and conditions thereof, and any other document that may have been or shall from time to time hereafter be executed as a guarantee for an Obligor’s obligations under or pursuant to the Finance Documents.

16.4	Troms Hera Tranche

The Borrower’s obligations and liabilities under the Troms Hera Tranche shall at any time until all amounts due to the Finance Parties thereunder have been paid and/or repaid in full, be guaranteed by:

(a)	the Corporate Guarantees;

(b)	the Troms Hera Bank Guarantee; and

(c)	the Troms Hera GIEK Guarantee,

each of them pursuant to the respective terms and conditions thereof, and any other document that may have been or shall from time to time hereafter be executed as a guarantee for an Obligor’s obligations under or pursuant to the Finance Documents.

50 (127)

17.	CORPORATE GUARANTEE AND INDEMNITY

17.1	Corporate Guarantee and indemnity

Each Corporate Guarantor and each Additional Obligor irrevocably and unconditionally:

(a)	guarantees to each Finance Party the punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Corporate Guarantor and each Additional Obligor shall immediately on demand (in Norwegian “påkravsgaranti”) pay that amount, and the Corporate Guarantor and each Additional Obligor shall have no right of reservation or objection to such demand for payment by the Agent and no conflict or dispute of whatsoever nature between the Agent and the Borrower shall have an impact on any Corporate Guarantor’s or Additional Obligor’s (as applicable) obligations to pay under the guarantee set out in this Clause 17 (Corporate Guarantee and indemnity); and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Corporate Guarantors or the Additional Guarantors (as applicable) under this indemnity will not exceed the amount they would have had to pay under this Clause 17 (Corporate Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

subject however, to Clause 17.2 (Corporate Guarantee limitations) below.

17.2	Corporate Guarantee limitations

Notwithstanding the obligations of each Corporate Guarantor and Additional Obligor pursuant to the guarantee set out in this Clause 17 (Corporate Guarantee and indemnity):

(a)	the maximum guarantee liability of each Corporate Guarantor and each Additional Obligor hereunder shall always be limited to NOK 1,300,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrower’s obligations under the Finance Documents and (ii) any default interest or other costs, fees and expenses related to the liability of that Corporate Guarantor or that Additional Obligor hereunder;

(b)	the corporate guarantee set out in this Clause 17 (Corporate Guarantee and indemnity) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Chapter 8 of the Companies Act or any equivalent and applicable provisions under the laws of the relevant jurisdiction of that Corporate Guarantor or Additional Obligor.

51 (127)

17.3	Continuing guarantee

This Corporate Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor, any Additional Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Corporate Guarantor and each Additional Obligor under this Clause 17 (Corporate Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.5	Waiver of defences

The obligations of each Corporate Guarantor and each Additional Obligor under this Clause 17 (Corporate Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (Corporate Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document, guarantee or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document, guarantee or security; or

(g)	any insolvency or similar proceedings.

52 (127)

17.6	Immediate recourse

Each Corporate Guarantor and each Additional Obligor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Corporate Guarantor or that Additional Obligor under this Clause 17 (Corporate Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Corporate Guarantor or Additional Obligor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Corporate Guarantor or any Additional Obligor or on account of any Corporate Guarantor or any Additional Obligor’s liability under this Clause 17 (Corporate Guarantee and indemnity).

17.8	Deferral of the Corporate Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Corporate Guarantor and no Additional Obligor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Corporate Guarantee and indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Corporate Guarantor or Additional Obligor has given a guarantee, undertaking or indemnity under Clause 17.1 (Corporate Guarantee and Indemnity), however, so that the relevant Corporate Guarantor or Additional Obligor in case of bankruptcy of an Obligor shall be entitled to file claims against the bankruptcy estate of such Obligor (provided however that the rights of that Corporate Guarantor or Additional Obligor shall always be fully subordinated to the rights of the Finance Parties hereunder);

53 (127)

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Corporate Guarantor or Additional Obligor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

17.9	Additional security

This Corporate Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10	Norwegian Financial Agreements Act

Each Corporate Guarantor and each Additional Obligor, to the extent it is deemed to be a guarantor pursuant to the FA Act, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 29 (as the Agent shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account a Corporate Guarantor might have with each of the Finance Parties individually against the amount due);

(b)	§ 63 (1) - (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);

(c)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(g)	§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(h)	§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

54 (127)

(i)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce its guarantee obligations hereunder);

(j)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by its guarantee obligations hereunder);

(k)	§ 73 (1) - (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and

(l)	§ 74 (1) - (2) (as it shall not make any claim against the Borrower for payment by reason of performance by it of its obligations under the Finance Documents until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

18.	SECURITY

(a)	The Obligations shall at any time be secured (in addition to the guarantee provided in Clause 17 (Corporate Guarantee and indemnity) by the following Security Documents (to the extent such security cannot be provided due to existing contractual arrangements, such security shall be provided as soon as possible after the termination of such contractual restriction):

(i)	the Mortgages over the Security Vessels;

(ii)	the Assignment of Insurances;

(iii)	the Assignment of Monetary Claims;

(iv)	the Assignment of Earnings; and

(v)	the Share Charges.

(b)	The Security Documents shall rank with first priority.

(c)	In relation to the obligation to provide the Assignment of Earnings it is understood that the Lenders agree only to require that “reasonable efforts” are applied by the relevant Additional Obligor in obtaining (a) a first priority security interest over all earnings in respect of charter contracts with independent third parties and (b) any acknowledgement from any independent third parties.

19.	GUARANTEES

19.1	Pro rata demands under the Guarantees

If a Lender wishes to make any demand for payment under a Guarantee, such demand must be made pro rata under each of the Guarantees securing the relevant Tranche, in accordance with the outstanding amount under each such Guarantee.

55 (127)

19.2	Claims under the GIEK Guarantees and the Bank Guarantees

(a)	The Borrower irrevocably and unconditionally authorises the Guarantors to pay any claim made or purported to be made under the respective Guarantees and which appears on its face to be in order (a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent (for further distribution to the Guarantors) an amount equal to the amount of any claim.

(c)	The Borrower acknowledges that the Guarantors:

(i)	are not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

19.3	Indemnities

(a)	The Borrower shall immediately on demand indemnify the Guarantors against any cost, loss or liability incurred by the Guarantors (otherwise than by reason of the Guarantors’ gross negligence or wilful misconduct) in acting as guarantors under the Guarantees requested by or on behalf of the Borrower.

(b)	The obligations of the Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:

(i)	(any time, waiver or consent granted to, or composition with, the Borrower, any beneficiary under the Guarantees or any other person;

(ii)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any beneficiary under the Guarantees or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

56 (127)

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, any beneficiary under the Guarantees or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

(c)	The obligations of the Borrower under this clause are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower in respect of the Guarantees, regardless of any intermediate payment or discharge in whole or in part.

19.4	Subrogation

(a)	The Guarantors shall when all or a part of the amounts have been paid under the Guarantees, automatically without any notice or formalities of any kind, have the right of subrogation, corresponding to the amounts paid under the respective Guarantees, into the rights of the Lenders under the Finance Documents. The Borrower waives any right to dispute or delay a subrogation of the rights of the Lenders under this Agreement to the Guarantors, and the Borrower undertakes to sign and execute any document reasonably required by the Guarantors in connection with a subrogation as aforesaid.

(b)	In the event that a subrogation right should occur and the Loan and all amounts outstanding under this Agreement have been paid to the Lenders, the Lenders shall assign their rights pursuant to the Finance Documents to the Guarantors (or whomsoever they choose to nominate), who shall become party to the Finance Documents and thereby replacing the Lenders in all respects, and any settlement in case of realization of the assets of the Borrower shall be made between the Guarantors (or whomsoever they choose to nominate) on a pari passu basis based on such parties’ proportionate shares subject always to Clause 30.5 (Partial payments).

20.	REPRESENTATIONS AND WARRANTIES

Each Obligor and the Security Provider makes the representations and warranties set out in this Clause 20 (applicable to it) to each Finance Party on the Amendment and Restatement Agreement no. 4 Amendment Date:

20.1	Existence, Qualification and Power

Each Obligor and the Security Provider (a) is duly organized, formed or incorporated and validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Finance Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in (b) and (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

57 (127)

20.2	Authorization; No Contravention

The execution, delivery and performance by each Obligor and the Security Provider of each Finance Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

20.3	Governmental Authorization; Other Consents

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor or the Security Provider of this Agreement or any other Finance Document.

20.4	Binding Effect

This Agreement has been, and each other Finance Document, when delivered hereunder, will have been, duly executed and delivered by each Obligor and the Security Provider that is party thereto. This Agreement constitutes, and each other Finance Document when so delivered will constitute, a legal, valid and binding obligation of such Obligor or Security Provider, enforceable against each Obligor and Security Provider that is party thereto in accordance with its terms, subject to (a) the effects of any Debtor Relief Laws, (b) implied covenants of good faith and fair dealing, and (c) general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

20.5	Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of Tidewater Inc., threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Obligor or the Security Provider or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Finance Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

20.6	No Default

No Obligor nor the Security Provider is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Finance Document.

20.7	Ownership of Property; Liens

Each Obligor and the Security Provider has good title to, or valid leasehold interests in, all assets and real property material to its business or subject to any Security Document,

58 (127)

except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect. The property of the Borrower and each Additional Obligor is subject to no Liens, other than Liens permitted by Clause 23.1 (Liens) and other than the security created under Clause 18 (Security).

20.8	Environmental Compliance

(a)	Each Obligor and each of its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations, properties and vessels, and as a result thereof the each Obligor and such Subsidiaries have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	No Obligor or any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties or Security Vessels have been identified on any current or proposed National Priorities List under 40 C.F.R. §300 or any list arising from a state statute similar to CERCLA. None of the Properties or Security Vessels have been identified on any CERCLIS list.

(c)	No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, released, managed at or shipped or transported to or from the Properties, the Security Vessels or are otherwise present at, on, in or under the Properties, the Security Vessels or, to the knowledge of any Obligor, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released and managed, shipped or transported in the ordinary course of business in compliance with all applicable Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(d)	Each Obligor and each of its Subsidiaries has procured all permits, licenses or authorizations (or any variances or waivers) necessary under Environmental Laws for the conduct of its business except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect.

20.9	Taxes

Each Obligor and each of its Subsidiaries has filed all Federal, state and other material tax returns and reports, which, to the knowledge of the Responsible Officers of Tidewater Inc., are required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (ii) returns and reports the non-filing of which, and Taxes the non-payment of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither any Obligor nor any Subsidiary thereof is party to any tax sharing agreement.

59 (127)

20.10	Margin Regulations; Investment Company Act

(a)	No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Finance Party) of Regulation U or X of the FRB.

(b)	No Obligor is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

20.11	Disclosure

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Obligor to the Agent or any Finance Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Finance Document (in each case as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was delivered (it being recognized by the Agent and the Finance Parties that such projected financial information is not to be viewed as fact and is subject to significant uncertainties and contingencies many of which are beyond the Obligors’ control, that no assurance can be given that any particular financial projections will be realized, and that actual results may vary materially from such projected financial information).

20.12	Compliance with Laws

Each Obligor and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

20.13	Solvency

(a)	Tidewater Inc. and its Subsidiaries, taken as a whole on a consolidated basis, is Solvent.

(b)	The representation in paragraph (a) of this Clause shall not be made in the period from and including the Amendment and Restatement Agreement no. 4 Amendment Date and up to but not including the Chapter 11 Plan Effective Date.

20.14	Use of Proceeds

The proceeds of the Loans will be used in accordance with Clause 3 (Purpose).

20.15	Pari passu ranking

Each Obligor’s payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

60 (127)

20.16	Foreign Assets Control Regulations, etc.

(a)	No Obligor nor any of its Subsidiaries is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”) or, to the extent applicable to the Borrower and its Subsidiaries, any similar list published by the relevant authorities of the United Nations, the European Union, the United Kingdom or the Kingdom of Norway (each OFAC Listed Person and each other entity described in clause (i), a “Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any Listed Person or (y) the government of a country subject to (A) comprehensive U.S. economic sanctions administered by OFAC (currently Iran, Sudan, Cuba, Syria and North Korea), or (B) to the extent applicable to the Obligors and their Subsidiaries, comprehensive economic sanctions, regulations or embargoes administered by the United Nations, the European Union, the United Kingdom or the Kingdom of Norway, in the case of clauses (x) and (y), in violation of any Law or regulation (each Listed Person and each other entity described in clause (ii), a “Blocked Person”).

(b)	No part of the proceeds of the Loan constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by any Obligor or indirectly through any of its Subsidiaries, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)	To each Obligor’s actual knowledge after making due inquiry, no Obligor nor any of its Subsidiaries (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Obligor has taken reasonable measures appropriate, in the judgment of such Obligor, to the circumstances (in any event as required by applicable Law), to ensure that such Obligor and each of its Subsidiaries is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)	No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.

20.17	The Security Vessels

(a)	Each Security Vessel is in the absolute ownership of the relevant Security Vessel owner, free and clear of all encumbrances (other than security created pursuant to the Security Documents and Liens otherwise permitted under Clause 23.1 (Liens)) and, the respective Security Vessel owner is and will remain the sole, legal and beneficial owner of such Security Vessel which is registered in the name of the relevant Security Vessel owner with an Acceptable Flag Jurisdiction;

61 (127)

(b)	Except while such Security Vessel is undergoing repairs or maintenance or is in lay up or stacked, each Security Vessel is kept in a good, safe and efficient condition and state of repair (reasonable wear and tear excepted) consistent with prudent ownership and management practice and operated in accordance with good internationally recognized standards, complying with the ISM Code (to the extent applicable) and the ISPS Code (to the extent applicable) and all other marine safety and other regulations and requirements from time to time applicable to vessels registered in the relevant Acceptable Flag Jurisdiction and applicable to vessels trading in any jurisdiction in which the Security Vessel may operate from time to time; provided that the relevant owner of such Security Vessel shall (i) at all times exercise due diligence to ensure preventative maintenance is performed on the Security Vessel’s integral equipment, (ii) ensure that such Security Vessel which is laid-up or stacked is capable of maintaining operational capabilities upon being re-entered in a Classification Society upon removal from lay up or stacking and (iii) ensure that any lay up or stacking is carried out in accordance with prudent industry standards; and

(c)	Except (i) while such Security Vessel is undergoing repairs or maintenance or is in lay up or stacked each Security Vessels is maintained with a Classification Society reasonably acceptable to the Lenders, free of all material overdue recommendations and adverse notations; provided that the relevant owner of such Security Vessel shall (i) at all times exercise due diligence to ensure preventative maintenance is performed on the Security Vessel’s integral equipment, (ii) ensure that such Security Vessel which is laid-up or stacked is capable of maintaining operational capabilities upon being re-entered in a Classification Society upon removal from lay up or stacking and (iii) ensure that any lay up or stacking is carried out in accordance with prudent industry standards.

20.18	Shares

The shares of the Borrower or any Additional Obligor which are subject to security created or intended to be created under the Security Documents are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to such security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower or any Additional Obligor (including any option or right of pre-emption or conversion).

20.19	No winding-up

No Obligor or Security Provider has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against them for its reorganisation, winding-up, dissolution or administration or other similar process in any relevant jurisdiction or for the appointment of a receiver, business rescue practitioner, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

20.20	Repetition

All the representations and warranties in this Clause 20 are made by each Obligor (as applicable) and the Security Provider (as applicable) on the date of this Agreement and are

62 (127)

deemed to be repeated (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are made and shall be true and correct as of such earlier date):

(a)	on the date of each Drawdown Request;

(b)	on each Drawdown Date;

(c)	on the first day of each Interest Period; and

(d)	in each Compliance Certificate forwarded to the Agent (or, if no such Compliance Certificate is forwarded as required, on each day such certificate should have been forwarded to the Agent at the latest).

21.	AFFIRMATIVE COVENANTS

The undertakings set out in this Clause 21 (Affirmative Covenants) shall remain in force from the date of this Agreement and for as long as any Finance Party shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Guarantee shall remain outstanding:

21.1	Reports and Compliance Certificate

(a)	So long as any Obligations are outstanding, whether or not Tidewater Inc. is subject to the reporting requirements of the Exchange Act, Tidewater Inc. will furnish to the Agent:

(i)	within the time period specified in the SEC’s rules and regulations, annual reports of Tidewater Inc. for such fiscal year containing the information required to be contained in an annual report on Form 10-K (or any successor form), except to the extent permitted to be excluded by the SEC;

(ii)	within the time period specified in the SEC’s rules and regulations, quarterly reports of Tidewater Inc. for such fiscal quarter containing the information required to be contained in a quarterly report on Form 10-Q (or any successor), except to the extent permitted to be excluded by the SEC; and

(iii)	within the time period specified in the SEC’s rules and regulations, such other reports on Form 8-K (or any successor) required.

(b)	So long as any Obligations are outstanding, Tidewater Inc. will furnish to the Agent, within ten (10) Business Days after the release of Tidewater Inc.’s quarterly earnings report, a copy of the report supplementing Schedule 5.06(b) to the New Secured Notes Indenture.

(c)

Tidewater Inc. will (a) post information required to be made available under the New Secured Notes Indenture and this Agreement (other than reports filed with the SEC via the EDGAR system), on its website or Intralinks or a comparable password protected online data system (which will require a confidentiality acknowledgment), and (b) arrange and participate in quarterly conference calls to discuss its results of operations no later than ten (10) Business Days following the date on which each of the quarterly and annual reports are made available as provided above; provided however, that, at the sole option of Tidewater Inc., the requirement for such

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quarterly conference calls can be satisfied by any public quarterly earnings call of the Tidewater Inc. for such quarter. Access to any such reports on the Tidewater Inc.’s website and to such quarterly conference calls may be password protected.

(d)	Delivery of the reports required by this Clause 21.1 to the Agent is for informational purposes only and the Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Tidewater Inc.’s compliance with any of its covenants hereunder (as to which the Agent is entitled to rely exclusively on Compliance Certificates). Reports filed by Tidewater Inc. with the SEC via the EDGAR system will be deemed to be furnished to the Agent as of the time such reports are filed via EDGAR.

(e)	Tidewater Inc. shall deliver to the Agent, within 90 days after the end of each fiscal year, a Compliance Certificate signed by a Responsible Officer stating that, in the course of the performance by the signer of his or her duties as an officer of Tidewater Inc., he or she would normally have knowledge of any default by Tidewater Inc. in the performance of any of its obligations contained in this Agreement and stating, as to such Responsible Officer signing such certificate, that to his or her knowledge Tidewater Inc. and the Subsidiaries are not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Tidewater Inc. is taking or proposes to take with respect thereto).

(f)	Tidewater Inc. shall deliver to the Agent, within ten (10) Business Days after delivery of the reports required by sub-paragraph (a)(i) and (a)(ii), a Compliance Certificate signed by a Responsible Officer stating that the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Clauses 21, 22, 23 and 24 of this Agreement, during the quarterly or annual period covered by the earnings reports most recently released (including with respect to each Clause, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Clauses, and the calculation of the amount, ratio or percentage then in existence).

(g)	In addition, Tidewater Inc. shall notify the Agent, as soon as possible, and in any event within five (5) Business Days after a Responsible Officer of Tidewater Inc. becomes aware of the occurrence of any Event of Default or Default (both terms as defined in the New Secured Notes Indenture) under the New Secured Notes Indenture.

(h)	Notice pursuant to sub-paragraph (g) shall be accompanied by a statement setting forth details of the occurrence referred to therein and stating what action Tidewater Inc. has taken and proposes to take with respect thereto. Notice pursuant to sub-paragraph (g) shall describe with particularity any and all provisions of the New Secured Notes Indenture and any other Notes Document (as defined in the New Secured Notes Indenture) that have been breached.

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21.2	Notices

Additionally, Tidewater Inc. (in relation to sub-paragraph (c) below), the Borrower and each Additional Obligor shall promptly notify the Agent and each Finance Party:

(a)	of the occurrence of any Default;

(b)	of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Additional Obligor; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Additional Obligor and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower or any Additional Obligor, including pursuant to any applicable Environmental Laws; and

(c)	of any amendment, change or alteration made to or waiver of any undertaking and/or covenant under the New Secured Notes Indenture.

Each notice pursuant to this Clause 21.2 (Notices) shall be accompanied by a statement of a Responsible Officer of Tidewater Inc. setting forth details of the occurrence referred to therein and stating what action the applicable Obligor has taken and proposes to take with respect thereto. Each notice pursuant to sub-paragraph (a) above shall describe with particularity any and all provisions of this Agreement and any other Finance Document that have been breached.

21.3	Compliance with Laws

Each Obligor shall and shall procure that each Subsidiary will:

(a)	comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)	observe and abide with, including but not limited any law, official requirement or other regulatory measure or procedure implemented to combat:

(i)	money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time) or similar legislation in any relevant jurisdiction; and

(ii)	bribery and corrupt practices, and it further confirms that it is aware of the Norwegian Penal Code § 387 though § 389 cf § 15 (Norwegian: straffeloven) pursuant to which bribery and participation in bribery may be charged with penalties of fines or up to three years of imprisonment or up to ten years of imprisonment in severe cases and that the Penal Code criminalises bribery in the public as well as the private sector, as amended from time to time, and all applicable laws and regulations in any relevant jurisdiction.

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21.4	Inspection Rights

Each Obligor shall permit representatives and independent contractors of the Agent, as directed by the Finance Parties, to visit and inspect its chief executive office, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Finance Parties and at such reasonable times during normal business hours and with no interference with business operations (including calling or bringing any Security Vessel into port) and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, (i) that the Agent, any such Finance Party, their representative and independent contractors agrees to keep confidential all information obtained from such records and discussions with the Borrower, except for any legally required disclosure and (ii) that, excluding any such visits and inspections during the continuation of an Event of Default, (a) any visit of a Finance Party shall occur at the same time as a visit by the Agent, (b) the Agent and the Finance Parties shall not exercise such rights more than two times during any calendar year and (c) the Obligors will not be obligated to reimburse the Agent or the Finance Parties for more than one such visit per calendar year; provided, further, that when an Event of Default exists the Agent or any Finance Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Obligors at any time during normal business hours and without advance notice.

21.5	Appraisals of Security Vessels

Each Obligor shall:

(a)	deliver to the Agent, or cooperate with the Agent or the Finance Parties in connection with the preparation of, two appraisals of the Security Vessels, with the first such appraisal to be delivered to the Agent within six (6) months after the Amendment and Restatement Agreement no. 4 Amendment Date and such other appraisal to be conducted in 2020 and delivered to the Agent no later than 30 June 2020. Each such appraisal shall (i) be at the expense of the Obligors, (ii) be conducted by an Approved Broker and (iii) include Market Value of each Security Vessel and shall otherwise be consistent with previous, similar appraisals conducted for the Obligors. It is understood and agreed that the appraiser performing such appraisals may, at such appraiser’s election, perform a review (at the Obligors’ expense) of the class records of select Security Vessels (the identity and actual number of such select Security Vessels shall be at the discretion of such appraiser);

(b)

cooperate with the Agent, the Finance Parties and the Approved Broker in connection with two inspections of not less than 50% of the Security Vessels, with the first such inspection to be conducted within six (6) months after the Amendment and Restatement Agreement no. 4 Amendment Date and one additional inspection to be conducted in 2020 and to be delivered to the Agent no later than June 30, 2020. Each inspection shall be at the expense of the Obligors. Such inspections shall be conducted by an Approved Broker. Such inspections shall be on terms and conditions consistent with previous, similar inspections conducted for the Obligors, with no interference with business operations (including calling or bringing any Security Vessel into port). The Obligors shall permit, and shall cause each charterer of each

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Security Vessel to permit, the appraiser, the inspector and their respective agents and employees to board and inspect each Security Vessel in connection with each such inspection at the risk and as the sole expense of the Obligors;

(c)	deliver desktop appraisals to the Agent in each year appraisals under clause (a) are not required to be delivered on the Security Vessels. Each such desktop appraisal shall (i) be conducted by an Approved Broker, (ii) include the Market Value of each Security Vessel appraised and (iii) be at the expense of the Obligors; provided that the Obligors (A) shall not be required to expend more than USD 25,000 in any one year on such desktop appraisals and (B) notwithstanding anything herein to the contrary, shall be in compliance with this clause (c) by delivering only those appraisals which can be obtained by expending no more than USD 25,000 in any one year; provided further that the Obligors shall cooperate with the Finance Parties to obtain additional appraisals that would require expending more than USD 25,000 in any one year to the extent such Finance Parties agree to pay for the excess costs; and

(d)	upon the request of the Agent (at the request of any Finance Party), deliver to the Agent, or cooperate with the Agent and the Finance Parties in connection with providing, such other information and access relating to the Security Vessels as the Agent may request from time to time on behalf of such Finance Party, it being understood and agreed that such additional information and access shall be at the expense of such requesting Finance Party.

21.6	Additional Obligors or Corporate Guarantors

Each Obligor shall notify the Agent at the time that any Person becomes a Wholly Owned Domestic Subsidiary or a Troms Subsidiary, and promptly thereafter (and in any event within thirty (30) days of its becoming a co-obligor, borrower or a guarantor of Indebtedness in respect of the New Secured Notes), cause such Person to (a) become an Obligor and a Corporate Guarantor or Additional Obligor (as the case may be) by acceding to this Agreement and/or executing and delivering such other document as the Agent shall deem appropriate for such purpose and (b) deliver to the Agent such documents as the Agent may reasonably request and favourable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Agent.

21.7	Compliance with Environmental Laws

Each Obligor shall and shall procure that each Subsidiary will, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (a) comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its Properties or the Security Vessels to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; (c) conduct any remedial actions in compliance with applicable Environmental Laws; provided, however, that the Obligors and the Subsidiaries shall not be required to undertake any remedial action or obtain or renew any Environmental Permit, or comply with any Environmental Law to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves, in accordance with GAAP, are maintained in connection therewith.

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21.8	Guarantees

Each Obligor shall:

(a)	at all times comply with the terms and conditions contained in the Guarantees, incorporated herein by reference as if said conditions in the Guarantees were set out in full in this Agreement; and

(b)	procure that the obligations and liabilities of the Borrower hereunder are secured by the Guarantees satisfactorily to the Lenders (in Lenders’ sole discretion).

21.9	Subordination and assignment of Intra-group Balances

Each Obligor and the Security Provider shall and each of them shall procure that each relevant Subsidiary will procure that:

(a)	Tidewater Loans shall be subordinated and subject to the execution and delivery of a Subordination Undertaking;

(b)	Upstream Loans shall not be the subject of any Lien; and

(c)	Borrower Loans shall be unsecured and evidenced by a promissory note (to be in form and substance reasonably satisfactory to the Agent) and assigned by the Borrower to the Agent (for itself and on behalf of the other Finance Parties) pursuant to an Assignment of Monetary Claims.

21.10	Mortgages over the Security Vessels

(a)	Each Additional Obligor shall procure (i) that all the Security Vessels are mortgaged in favour of the Agent (on behalf of the Finance Parties) pursuant to a Mortgage.

(b)	To the extent such Mortgage cannot be provided on the Amendment and Restatement Agreement no. 4 Amendment Date due to existing contractual arrangements in relation to a Security Vessel, such Mortgage over the relevant Security Vessel shall be provided upon termination of such contractual restriction.

21.11	Notification of certain events in relation to the Security Vessels

The Borrower and each Additional Obligor shall and shall procure that each Troms Subsidiary will immediately notify the Agent of:

(a)	any accident to an Security Vessel involving repairs where the costs will exceed or are likely to exceed USD 2,500,000 (or the equivalent amount in any other currency);

(b)	any class survey of a Security Vessel carried out by a Classification Society, and upon request provide the Agent with a copy of the report following such class survey;

(c)	any exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents (other than permitted under Clause 23.1 (Liens));

(d)	any occurrence as a result of which an Security Vessel has become or is likely to become a Total Loss; and

(e)	any claim for a material breach of the ISM Code (to the extent applicable) or the ISPS Code (to the extent applicable) being made against any of the Borrower or the Additional Obligors in connection with a Security Vessel.

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22.	COVENANTS - TIDEWATER INC.

Each of Sections 4.01, 4.02, 4.04, 4.05, 4.07 to 4.09, 4.12 and 4.18, Sections 5.05, 5.12, 5.14 to 5.16 and 5.18 and Section 6.01 of the New Secured Notes Indenture (including all defined terms and related definitions of the New Secured Notes Indenture that are referenced in such Sections and not defined herein) shall be incorporated into this Agreement as if set out in full herein with the following modifications:

(a)	any consents or waivers provided for under the New Secured Notes Indenture in any Section incorporated herein by reference shall not be applicable under this Agreement;

(b)	Section 4.04 of the New Secured Notes Indenture shall be construed so that all prepayment and excess proceeds provisions shall not apply in relation to this Agreement;

(c)	references to “Noteholders” shall be construed as references to the Finance Parties hereunder; references to the “Issuer” and the “Guarantors” shall be construed as references to Tidewater Inc. and the other Obligors as applicable hereunder; references to a “Notes Party” shall be construed as references to an Obligor hereunder; references to the “Collateral Agent” and the “Trustee” shall be construed as references to the Agent hereunder;

(d)	Section 5.16 of the New Secured Notes Indenture shall be construed so that references to “Vessel” shall be construed as a reference to Vessel (as such term is defined in the New Secured Notes Indenture);

(e)	Section 6.01(a)(ii) of the New Secured Notes Indenture shall be construed so that references to “Notes” and “Indenture” shall be construed as references to this Agreement and the Finance Documents respectively (both terms as defined in this Agreement); and

(f)	in the event there is no longer an effective New Secured Notes Indenture, the incorporation of the above provisions of the New Secured Notes Indenture into this Agreement shall, for the avoidance of doubt, survive the termination of the New Secured Notes Indenture.

23.	NEGATIVE COVENANTS

Notwithstanding Clause 22 (Covenants - Tidewater Inc.), the undertakings set out in this Clause 23 (Negative Covenants) shall also apply and remain in force from the date of this Agreement and for as long as any Finance Party shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Guarantee shall remain outstanding:

23.1	Liens

(i) The Borrower and each Additional Obligor shall not create, incur, assume or suffer to exist any Lien upon any of its Vessels, Security Vessels, property, assets or revenues,

69 (127)

whether now owned or hereafter acquired, and (ii) the Security Provider shall not create, incur, assume or suffer to exist any Lien upon its Equity Interests subject to the Share Charge, in each case, other than the following:

(a)	Liens related to any asset subject to any of the Security Documents;

(b)	Liens for taxes, assessments and other governmental charges or levies not yet delinquent, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or secure amounts that are not material to the value of the properties to which such Liens attach;

(c)	Liens imposed by Law including, without limitation, landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens and maritime liens and privileges, in each case, arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or secure amounts that are not material to the value of the properties to which such Liens attach;

(d)	maritime attachments and seizures in respect of maritime claims (i) for which a bond, letter of credit or other security is provided within forty-five (45) days of receipt of notice of such attachment or seizure or (ii) which would not reasonably be expected to have a Material Adverse Effect;

(e)	liens for crews’ wages (including the wages of the master of such vessel) and salvage or general average;

(f)	liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favour of a banking institution arising as a matter of Law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g)	liens covered by insurance; and

(h)	Liens consented to in writing by the Agent (acting upon instructions from the Finance Parties);

23.2	Indebtedness

The Borrower and each Additional Obligor shall not permit itself or any Troms Subsidiary to create, incur, assume or suffer to exist any Indebtedness except:

(a)	Indebtedness incurred pursuant to the Finance Documents;

(b)	any Intra-group Balances, subject to (i) Clause 21.9 (Subordination and assignment of Intra-group Balances) and (ii) that no Additional Obligor or Troms Subsidiary shall incur any Intra-group Balances other than to the Borrower;

70 (127)

(c)	any intercompany balances incurred by an Additional Obligor or a Troms Subsidiary (i) in the ordinary course of trading and (ii) which will be transferred on a monthly basis to the Borrower and thereafter constitute Borrower Loans;

(d)	payments in respect of trade payables in the ordinary course of trading with cash settlement within forty-five (45) days after their occurrence;

(e)	Hedging Obligations entered into in the ordinary course of trading for the purposes of hedging obligations under this Agreement;

(f)	intra-group guarantees, letters of credit, performance bonds, surety and appeal bonds, temporary importation bonds, foreign exchanges transactions and other obligations of a like nature incurred in the ordinary course of trading; and

(g)	Indebtedness consented to in writing by the Agent (acting upon instructions from the Finance Parties).

23.3	Financial Support

The Borrower and each Additional Obligor shall not provide, procure, create or permit to subsist any financial support (loans, guarantees, credits, indemnities or other form of financial support) or otherwise be a creditor in respect of Indebtedness, other than (i) payments in respect of trade payables in the ordinary course of trading with cash settlement within forty-five (45) days after their occurrence, (ii)) financial support with respect to Borrower Loans and Upstream Loans, however always subject to Clause 21.9 (Subordination and assignment of Intra-group Balances), (iii) intra-group guarantees, letters of credit, performance bonds, surety and appeal bonds, temporary importation bonds, foreign exchanges transactions and other obligations of a like nature incurred in the ordinary course of trading and (iv) Indebtedness consented to in writing by the Agent (acting upon instructions from the Finance Parties).

23.4	Investments

The Borrower and each Additional Obligor, and each of the Troms Subsidiaries, shall not make any future Investments, except for Investments (i) related to the use, operations, trading repairs and ordinary maintenance work of the Security Vessels, (ii) permitted by Clause 23.3 (Financial Support), and (iii) made in the ordinary course of trading not to exceed USD 10,000,000 (in aggregate between the Borrower, each Additional Obligor and each of the Troms Subsidiaries) at any one time outstanding, unless consented to in writing by the Agent (acting upon instructions from the Finance Parties).

23.5	Fundamental Changes

The Borrower, each Additional Obligor and the Security Provider (the latter in respect of a Disposition of Equity Interests subject to a Share Charge only) shall not, without the prior consent of the Agent (on behalf of the Finance Parties):

(a)	merge, dissolve, liquidate, consolidate with or into another Person; or

(b)

Dispose of (whether in one transaction or in a series of transactions) (i) any Equity Interests subject to a Share Charge, (ii) all or substantially all of its assets (whether now owned or hereafter acquired) or (iii) a Security Vessel, to or in favour of any Person, (other than (i) bareboat charters or time charters in the ordinary course of

71 (127)

business or (ii) a sale or transfer to an Additional Obligor); provided that, on the date of such Disposition a Mortgage over such Security Vessel shall have been duly authorized, executed and delivered, and caused to be recorded (or arrangements satisfactory to the Agent for the prompt recording thereof shall have been made) in the appropriate vessel registry, effective to create in favour of the Agent for the benefit of the Finance Parties a fully perfected, legal, valid and enforceable first priority security interest and lien not subject to any rules of voidability upon such Security Vessel, subject only to Liens permitted by Clause 23.1 (Liens), and the Agent shall have received the information and documents set forth in items 2, 3 and 4 on Schedule 2 (Sub-Tranches) with respect to such Security Vessel), except that, so long as no Default exists or would result therefrom:

(i)	any Troms Subsidiary (other than the Borrower and each Additional Obligor) may merge with any Additional Obligor, provided that such Additional Obligor shall be the continuing or surviving Person;

(ii)	any Troms Subsidiary (other than the Borrower and each Additional Obligor) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Additional Obligor, except of any assets subject to any Security;

(iii)	the Obligors may Dispose of a Security Vessel in compliance with Clause 7.8 (Mandatory Prepayment - Total Loss or Sale).

23.6	Dispositions

The Borrower, each Additional Obligor and the Security Provider (the latter in respect of a Disposition of Equity Interests subject to a Share Charge only) shall not make any Disposition or enter into any agreement to make any Disposition, except:

(a)	dispositions of assets in the ordinary course of business, including the scrapping, demise chartering out, time chartering out and bareboat chartering out of any vessel to the extent not otherwise prohibited by Clause 23.5 (Fundamental Changes);

(b)	dispositions of assets which are not subject to any Security Document and any Investments in any Troms Subsidiary or the Borrower;

(c)	dispositions of property, except of dispositions in sub-paragraph (b), by the Borrower, any Troms Subsidiary or any Additional Obligor to the Borrower, any Troms Subsidiary or any Additional Obligor;

(d)	dispositions, except of dispositions in sub-paragraph (b), permitted by Clause 23.5 (Fundamental Changes); or

(e)	dispositions consented to in writing by the Agent (acting upon instructions from the Finance Parties),

and provided, further, however, that any Disposition pursuant to clause (a) shall be for fair market value.

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23.7	Change in Nature of Business

The Borrower and each Additional Obligor shall not engage in any line of business other than those lines of business conducted by the Borrower, each Additional Obligor and the Security Provider on the date of the Amendment and Restatement Agreement no. 4 and any business reasonably related or incidental thereto.

23.8	Transactions with Affiliates

The Borrower and each Additional Obligor shall not enter into any transaction of any kind with any Affiliate of it or any person which must be deemed to be acting in concert with an Affiliate, whether or not in the ordinary course of business, without prejudice to any other restriction set out in the Finance Documents other than made at market terms and otherwise on an arm’s length basis.

23.9	Most favoured lender

(a)	If any Obligor enters into, amends or modifies any document evidencing or governing Indebtedness under any Financing Facility, or otherwise becomes bound or obligated under any Financing Facility, that contains or is amended and modified to contain, one or more Additional Covenants (collectively, the “Underlying Covenant”) (including, for the avoidance of doubt, as a result of any amendment to any Financing Facility, whether or not in effect on the date hereof, causing it to contain one or more Additional Covenants), (with any of the foregoing referred to as an “MFN Event”), the Obligors shall comply with the provisions in sub-paragraph (b) below.

(b)	If an MFN Event occurs, the Obligor shall within 20 Business Days after the MFN Event enter into an amendment to this Agreement in substantially the same form as any supplemental indenture under the New Secured Notes Indenture addressing the MFN Event and shall add to the Agreement an additional covenant or covenants (collectively, such additional covenants, the “Corresponding Covenant”) corresponding in all material respects to such Underlying Covenant (with such amendments and variations as the Obligors shall determine in good faith are necessary or appropriate to give effect to the intention of this Clause). Any amendment entered into for the purpose of adding a Corresponding Covenant to the Agreement shall provide by its terms that (i) such Corresponding Covenant is deemed to be included in this Agreement from and after the date that the relevant Underlying Covenant has become effective, (ii) without the consent of the Lenders (or further action of any party hereto), such Corresponding Covenant and all obligations in respect thereof shall be automatically and unconditionally extinguished for all purposes hereunder at such time as each relevant Obligor is no longer obligated by the relevant Underlying Covenant, (iii) without the consent of the Lenders (or further action of any party hereto), such Corresponding Covenant shall be automatically amended, modified or supplemented for all purposes hereunder at such time as the relevant Underlying Covenant is amended, modified or supplement pursuant to the terms of the relevant Financing Facility, and (iv) without the consent of the Lenders, the Obligors and the Agent (and the Lenders if necessary) shall, at the request of the Obligors, enter into a further amendment in respect of the Corresponding Covenant solely for purposes of evidencing any such automatic extinguishment, amendment, modification or supplement.

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23.10	Terrorism Sanctions Regulations

No Obligor nor any Subsidiary shall (a) become a Listed Person, (b) have any investments in, or engage in any dealings or transactions with, any Blocked Person where such investments, dealings or transactions result in an Obligor or a Finance Party being in violation of any Law or regulation applicable to such holder or (c) knowingly engage in any dealings with any Blocked Person.

23.11	Ownership

Each Additional Obligor, as the applicable owner of a Security Vessel, shall hold full legal title to and own the entire beneficial interest in its respective Vessel(s) and Security Vessel(s), and each Additional Obligor, as applicable, will hold full legal title to and own the entire beneficial interest in the Insurances and the earnings payable to the respective Vessel(s) and Security Vessel(s), free of any Liens and rights of every kind, other than those permitted pursuant to Clause 23.1 (Liens).

23.12	Corporate Guarantor Liens

The Corporate Guarantors will not, directly or indirectly, create, incur, assume or suffer to exist any Lien except Permitted Liens.

23.13	Corporate Guarantor Indebtedness

Other than the term “Corporate Guarantors”, all capitalised terms used in this Clause 23.13 shall have the meaning assigned to such term in the New Secured Notes Indenture as of the Amendment and Restatement Agreement no. 4 Amendment Date.

(a)	The Corporate Guarantors will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Corporate Guarantors will not issue any Disqualified Stock or shares of preferred stock.

(b)	Clause 23.13(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)	Indebtedness consisting of Investments permitted under clause (2) of the definition of “Permitted Investments”; provided that all such Indebtedness owed to any Subsidiary that is not a Guarantor shall be pledged to the Collateral Agent for the benefit of the Secured Parties in accordance with the Security Agreement and shall be, to the extent permitted by applicable Law, evidenced by promissory notes which shall be delivered to the Collateral Agent together with a corresponding instrument of transfer on the Issue Date or, if entered into after the Issue Date, within thirty (30) days after the date such Indebtedness is incurred;

(ii)	the incurrence by Tidewater Inc. and its Subsidiaries of the Existing Indebtedness (other than the Indebtedness described in clause (i));

(iii)	Guarantees by a Subsidiary that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor;

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(iv)	Indebtedness of a Subsidiary that is not a Guarantor outstanding at the time of its acquisition by the Issuer or a Guarantor or assumed by such Subsidiary in connection with the acquisition of assets, provided that (i) such Indebtedness was not incurred in contemplation of becoming a Subsidiary, and (ii) at the time of such acquisition and after giving effect thereto, no Default or Event of Default exists or would exist;

(v)	Indebtedness in respect of purchase money obligations for fixed or capital assets, and any Permitted Refinancing Indebtedness thereof; provided, however, that (i) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed USD 100,000,000 and (ii) no Default or Event of Default exists or would result from the incurrence of such Indebtedness;

(vi)	to the extent constituting Indebtedness, obligations in respect of the Permitted Financing Arrangements;

(vii)	Indebtedness incurred pursuant to the Sale-Leaseback Arrangements involving the States Tide and the Southern Tide Vessels; provided that the net proceeds of such Indebtedness received by Tidewater Inc.or any Subsidiary are applied pursuant to Section 4.04(e) of the New Secured Notes Indenture;

(viii)	Indebtedness in respect of the Secured Obligations;

(ix)	secured Indebtedness not otherwise permitted by clauses (i) through (viii) in an aggregate amount not to exceed USD 200,000,000 at any one time outstanding; provided that (i) such Indebtedness has a maturity date after the Maturity Date, (ii) such Indebtedness shall be secured by Liens on Collateral that rank junior in priority to those securing the Secured Obligations and such Liens shall be subject to an intercreditor agreement containing terms substantially consistent with the terms in the intercreditor term sheet attached as an Exhibit to the New Secured Notes Indenture, (iii) the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the most recently ended four fiscal quarters for which financial statements have been delivered in accordance with Section 5.06(a)(i) or (ii) of the New Secured Notes Indenture, calculated after giving pro forma effect to such incurrence of Indebtedness, as if such incurrence had occurred at the beginning of the applicable four-quarter period, does not exceed 3.25:1.00, and (iv) no Default or Event of Default exists or would result from the incurrence of such Indebtedness;

(x)	unsecured Indebtedness that is not otherwise permitted by clauses (i) through (viii) to the extent the aggregate amount of such Indebtedness at any one time outstanding does not exceed USD 50,000,000; provided that no Default or Event of Default exists or would result from the incurrence of such Indebtedness; and

(xi)	Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases.

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(c)	Tidewater Inc. will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Tidewater Inc.or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d)	For purposes of determining compliance with this Clause 23.13, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) of Clause 23.13(b), Tidewater Inc. will be permitted to classify, in its sole discretion, such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Clause 23.13 (including splitting such item into multiple exceptions). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Clause 23.13. Notwithstanding any other provision of this Clause 23.13, the maximum amount of Indebtedness that Tidewater Inc. or any Subsidiary may incur pursuant to this Clause 23.13 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)	The amount of any Indebtedness outstanding as of any date will be:

(i)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; or

(ii)	the principal amount of the Indebtedness, in the case of any other Indebtedness.

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23.14	Corporate Guarantor Financial Covenants

All capitalised terms used in this Clause 23.14 shall have the meaning assigned to such term in the New Secured Notes Indenture as of the Amendment and Restatement Agreement no. 4 Amendment Date.

(a)	Consolidated Interest Coverage Ratio. Tidewater Inc. shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Tidewater Inc. to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio

June 30, 2017 through March 31, 2019	N/A

June 30, 2019	0.50:1.00

September 30, 2019	0.75:1.00

December 31, 2019	1.00:1.00

March 31, 2020	1.25:1.00

June 30, 2020	1.50:1.00

September 30, 2020	1.50:1.00

December 31, 2020 and thereafter	2.00:1.00

(b)	Minimum Liquidity. Tidewater Inc. (i) shall not permit the Liquidity of the Notes Parties at any time to be less than USD 50,000,000 in excess of the amount of cash pledged by the Notes Parties to secure letters of credit and other performance-related obligations and (ii) shall not permit the Liquidity of it and all of its Subsidiaries at any time to be less than USD 100,000,000 (inclusive of the amount of cash pledged to secure letters of credit and other performance-related obligations).

24.	SECURITY VESSELS COVENANTS

The Additional Obligors that are owners of the Security Vessels, as applicable, give the undertakings set out in this Clause 24 to each Finance Party and such undertakings shall remain in force until there are no Commitments in force and all Loans or other Obligations hereunder have been irrevocably paid in full and satisfied and no Guarantees are outstanding,

24.1	Insurance

(a)

Each Additional Obligor shall maintain insurances and/or re-insurances to ensure that each of the Security Vessels are insured (i) against such risks, including Hull and Machinery, Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar vessels), Hull Interest and/or Freight Interest and/or Increased Value or War Risk (as applicable) (including terrorism, piracy and confiscation), (ii) in such amounts and currencies, (iii) on an agreed value basis, (iv) on such terms (unless otherwise agreed with the Agent, applying Norwegian or United States law and, except for P&I insurances, the Nordic Insurance Plan (as amended from time to time) or equivalent American or English clauses), (v) with such insurers and/or reinsurers and P&I associations and (vi) placed through insurance brokers as the Agent shall approve as appropriate for an internationally reputable major vessel operator in the offshore supply vessel industry. As of the date hereof Agent (on behalf of the Lenders) hereby acknowledges that the insurances and re-insurances with respect to the Security

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Vessels and the captive vehicle and insurance program utilised by the Borrower and the Additional Obligors are acceptable to Agent (on behalf of the Lenders). In the event the Borrower seeks changes to the limits or conditions of coverage of the Insurances, the Borrower shall obtain the approval of the Agent (on behalf of the Lenders) prior to effectuating any such changes (which approval shall not be unreasonably withheld or delayed). In the event that after the date hereof the Borrower seeks to place insurance through a different captive vehicle, the Borrower shall obtain the approval of the Agent (on behalf of the Lenders) prior to placing any insurance through such captive vehicle (which approval shall not be unreasonably withheld or delayed).

(b)	The insurance value of each Security Vessel under the Hull and Machinery, Hull Interest and/or Freight Interest and/or Increased Value (to the extent applicable) shall at all times be at least equal to or higher than the Market Value of each of the Security Vessels, and the aggregate insurance value of the Security Vessels under such insurances shall at all times be at least one hundred and twenty five per cent. (125%) of the Total Commitments.

(c)	The value of the Hull and Machinery insurance shall cover at least eighty per cent (80%) of the Market Value of each Security Vessel. The remaining cover required may be taken out by way of Hull Interest and/or Freight Interest and/or Increased Value.

(d)	Each Additional Obligor shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance and re-insurance contracts for the Security Vessels, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD 1,000,000) are noted in the insurance and re-insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties). Each Additional Obligor shall further procure in the re-insurance contracts for the Security Vessels that the Agent (on behalf of the Finance Parties) is noted as loss payee under loss payable clauses (with a monetary threshold of USD 1,000,000) in form and substance satisfactory to the Agent (on behalf of the Finance Parties) is provided by the re-insurers and ensure that standard letters of undertaking confirming the above are executed by the re-insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties). The Borrower shall provide the Finance Parties with details of terms and conditions of the insurances and re-insurances and break down of insurers and re-insurers executed by the insurers and/or re-insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

(e)	Not later than seven (7) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming the Insurances referred to in paragraph (a) have been renewed and taken out in respect of the Security Vessels with insurance values as required by paragraph (b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

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(f)	If any of the Insurances referred to in paragraph (a) form part of a fleet cover, the Borrower shall use its best efforts to procure that the insurers and re-insurers shall (A) undertake to the Agent that they shall neither (i) set-off against any claims in respect of a Security Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances and re-insurances, nor (ii) cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances and re-insurances, for both (i) and (ii) unless the insurer or re-insurer has given the Agent 15 days prior notice of such set-off or cancellation, and (B) shall undertake to issue a separate policy in respect of any Security Vessel if and when so requested by the Agent.

(g)	The Additional Obligors shall procure that the Security Vessels are always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(h)	The Additional Obligors shall not make any material change to the Insurances without the prior written consent (such consent not to be unreasonably withheld or delayed) of the Agent (on behalf of all the Lenders).

24.2	Alteration of the Security Vessels

Each Additional Obligor shall ensure that no major structural alteration or any other major change is to be made to a Security Vessel which will/or could have a Material Adverse Effect.

24.3	Conditions of the Security Vessels

Each Additional Obligor shall ensure that each Security Vessel is maintained and preserved in good working order and repair and operated in accordance with good internationally recognized standards, complying with the ISM Code (to the extent applicable) and the ISPS Code (to the extent applicable) and all other marine safety and other regulations and requirements from time to time applicable to Security Vessels registered in the relevant Acceptable Flag Jurisdiction under the relevant flag and applicable to Security Vessels trading in any jurisdiction in which such Security Vessel may operate from time to time.

24.4	Trading, Classification and repairs

(a)	The Additional Obligors shall keep or shall procure that:

(i)	except while such Security Vessel is undergoing repairs or maintenance or is in lay up or stacked, each Security Vessel is kept in a good, safe and efficient condition and state of repair, consistent with prudent ownership and management practice; provided that the relevant owner of such Security Vessel shall (i) at all times exercise due diligence to ensure preventative maintenance is performed on the Security Vessel’s integral equipment, (ii) ensure that such Security Vessel which is laid-up or stacked is capable of maintaining operational capabilities upon being re-entered in a Classification Society upon removal from lay up or stacking and (iii) ensure that any lay up or stacking is carried out in accordance with prudent industry standards;

(ii)

except while such Security Vessel is undergoing repairs or maintenance or is in lay up or stacked, each Security Vessel shall maintain its class at the highest level with DNV GL, Lloyd’s Register, American Bureau of Shipping or another Classification Society approved by the Lenders, free of any overdue conditions

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of class; provided that the relevant owner of such Security Vessel shall (i) at all times exercise due diligence to ensure preventative maintenance is performed on the Security Vessel’s integral equipment, (ii) ensure that such Security Vessel which is laid-up or stacked is capable of maintaining operational capabilities upon being re-entered in a Classification Society upon removal from lay up or stacking and (iii) ensure that any lay up or stacking is carried out in accordance with prudent industry standards;

(iii)	they and any charterer or manager will with respect to each Security Vessel comply with the laws, regulations (statutory or otherwise, including without limitation the ISM Code (to the extent applicable), the ISPS Code (to the extent applicable), Marpol, any other international maritime safety regulation relevant to the operation and maintenance of the Security Vessels), constitutional documents and international conventions applicable to the Classification Society, the Acceptable Flag Jurisdiction, the Obligors (ownership, operation, management and business) and to any of the Security Vessels in any jurisdiction in which any of the Security Vessels or the Obligors may operate or otherwise be subject to from time to time; and

(iv)	they provide the Agent of evidence of such compliance upon request from the Agent.

(b)	Except as permitted by (a) above, no change in the classification of the Security Vessels is permitted without the prior written consent of the Lenders.

(c)	The Additional Obligors undertake to provide any survey reports and class records issued concerning the Security Vessels to any Lender upon request.

24.5	Operation of the Security Vessels

(a)	The Additional Obligors shall comply, and procure that any charterer and manager complies in all material respects with the ISM Code (to the extent applicable), the ISPS Code (to the extent applicable), Marpol, any other international maritime safety regulation relevant to the operation and maintenance of the Security Vessels, all Environmental Laws and all other laws or regulations relating to the Security Vessels, its ownership, operation and management or to the business of the Additional Obligor and shall not employ the Security Vessels nor allow its employment:

(i)	in any manner contrary to law or regulation in any relevant jurisdiction; and

(ii)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Security Vessels unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners’ trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

(b)	Each of the Additional Obligors shall provide copies of certificates evidencing such compliance with the ISM Code (to the extent applicable), the ISPS Code (to the extent applicable), Marpol, and any other international maritime safety regulation to the Agent upon written request thereof.

80 (127)

24.6	Surveys

The Borrower shall submit to or cause the Security Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Acceptable Flag Jurisdiction of each Security Vessel and if consented to by the Agent pursuant to Clause 24.9 (Acceptable Flag Jurisdiction, name and flag) such parallel of any Security Vessel.

24.7	Arrest

Each Additional Obligor shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens (other than Liens permitted under Clause 23.1 (Liens)) on or claims enforceable against any of the security interests each Security Document creates or purports to create;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the security interests each Security Document creates or purports to create; and

(c)	all other outgoings whatsoever in respect of any of the security interests each Security Document creates or purports to create,

and forthwith upon receiving a notice of arrest of a Security Vessel, or its detention in exercise of any lien or claim, the Borrower shall use good faith efforts to procure its release as expeditiously as possible.

24.8	Total Loss

In the event that any of the Security Vessels shall suffer a Total Loss, the applicable Additional Obligor shall as soon as possible and in any event within one hundred and twenty (120) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with Clause 7.8 (Mandatory Prepayment - Total Loss or sale).

24.9	Acceptable Flag Jurisdiction, name and flag

The Additional Obligors shall:

(a)	procure that each Security Vessel is registered in the name of the respective vessel owner in the relevant Acceptable Flag Jurisdiction;

(b)	not change the name or flag jurisdiction of any of the Security Vessels or parallel register the Security Vessels in any other flag jurisdiction except for changes to an Acceptable Flag Jurisdiction through a Flag Jurisdiction Transfer. For the avoidance of doubt, the change of flag jurisdiction of the Troms Pollux, IMO number 9439022, in connection with the Troms Pollux Canada Opportunity is expressly permitted, subject however to Clause 7.8 (Mandatory Prepayment - Total Loss or Sale).

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24.10	Management

The Additional Obligors shall ensure that any amounts payable in respect of management and similar services in respect of the Security Vessels are paid as they fall due, so that no payment under any such transaction may be deferred in a way that would constitute a financial Indebtedness, and any (if any, despite the requirements herein) deferred payments shall remain subordinated to the amounts outstanding under the Finance Documents.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 (Events of Default) is an Event of Default (save for Clause 25.12 (Acceleration)):

25.1	Non-Payment

Any Obligor fails to pay (i) when and as required to be paid herein, any amount of principal of the Loan or any Guarantee, or (ii) within five (5) days after the same becomes due, any Interest on the Loan or Guarantee Premium on the Guarantees, any fee due hereunder, or any other amount payable hereunder or under any other Finance Document.

25.2	Specific Covenants

Any Obligor fails to perform or observe any term, covenant or agreement contained in any of Clauses 3 (Purpose), 18 (Security), 21.1 (Reports and Compliance Certificates), 21.2 (Notices), 21.4 (Inspection Rights), 21.9 (Subordination and assignment of Intra-group Balances) or Clause 23 (Negative Covenants) herein and in Section 5.05 (Existence) or Article 6 of the New Secured Notes Indenture.

25.3	Other Defaults

Any Obligor fails to perform or observe any other covenant or agreement (not specified in Clauses 25.1 (Non-Payment) or 25.2 (Specific Covenants) above) contained in any Finance Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) the date on which any Obligor obtains actual knowledge thereof or (ii) the date on which written notice thereof shall have been received by Tidewater Inc. from the Agent.

25.4	Representations and Warranties

Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Obligor herein, in any other Finance Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

25.5	Cross-Default

Any Obligor or any Subsidiary thereof:

(a)	fails to make any payment when due after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder), or guarantee thereof, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than USD 25,000,000 (a “Payment Default”), or

(b)	fails to observe or perform any other agreement or condition relating to any such Indebtedness, or guarantee thereof, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs,

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in case of clause (b), the effect of which default or other event results in the acceleration of such Indebtedness prior to its maturity, and, in each case of clause (a) and (b), the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates more that USD 25,000,000.

25.6	Insolvency Proceedings, etc.

Any Obligor or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

25.7	Inability to Pay Debts; Attachment

Any Obligor or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

25.8	Judgments

There is entered against any Obligor or any Subsidiary thereof (i) one or more final and unsatisfied judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding USD 25,000,000 (net of any amounts which are covered by insurance or bonded), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

25.9	Invalidity of Finance Documents

Any Finance Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Obligor or any other Person contests in any manner the validity or enforceability of any Finance Document; or any Obligor denies that it has any or further liability or obligation under any Finance Document, or purports to revoke, terminate or rescind any Finance Document.

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25.10	Change of Control

There occurs any Change of Control.

25.11	Ownership

There is a sale of any share, in whole or in part, of the Borrower or any Additional Obligor, without the prior written consent of the Agent (on behalf of the Finance Parties) or as otherwise permitted by this Agreement.

25.12	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by Required Finance Parties, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent (on the instructions of Required Finance Parties).

26.	CHANGES TO THE FINANCE PARTIES

26.1	Assignments and transfers by the Finance Parties

(a)	A Lender may assign or transfer any of its rights and obligations under the Finance Documents to another bank or financial institution. The consent of all Parties will be required (not to be unreasonably withheld) unless the transfer or assignment is to an affiliate of a Lender or is made at a time when an Event of Default is continuing. The parties will be deemed to have given its consent if no express refusal is received within five (5) Business Days.

(b)	Subject to this Clause 26 (Changes to the Finance Parties), the Bank Guarantor (the “Existing Bank Guarantor”) may, at no extra cost to the Borrower and with the prior written consent of the relevant Lender, GIEK and the Borrower (such consent not to be unreasonably withheld), transfer any of its obligations in respect of a Bank Guarantee to another bank (the “New Bank Guarantor”); provided always that (i) any New Bank Guarantor shall have a credit rating at least equal to Baa1 by Moody’s and/or BBB by Standard & Poor’s and (ii) DNB Bank ASA (including branch offices) shall retain a minimum “hold” in respect of the Troms Mira Tranche and the Troms Hera Tranche equal to at least ten per cent (10%) of the effective amount of the Troms Mira Guarantees and the Troms Hera Guarantees respectively.

26.2	Procedure for transfer

A transfer as set out in Clause 26.1 (b) above is effected by:

(a)	a separate agreement between the Existing Bank Guarantor, the New Bank Guarantor, the relevant Lender and the Agent, in form and substance acceptable to that Lender at its sole discretion;

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(b)	the New Bank Guarantor issuing a Bank Guarantee for the relevant amount, in form and substance acceptable to the relevant Lender at its sole discretion;

(c)	the Bank Guarantee issued by the Existing Bank Guarantor being reduced by the relevant amount, alternatively being replaced by a new Bank Guarantee, in form and substance acceptable to the relevant Lender at its sole discretion, for the relevant amount whereafter the existing Bank Guarantee shall become null and void.

26.3	Copy of transfer agreement to the Borrower

The Agent shall, as soon as reasonably practicable after an agreement referred to in Clause 26.2(a) has been executed, send to the Borrower a copy of that agreement.

26.4	Pro rata interest settlement

If the Agent has notified the Bank Guarantor that it is able to distribute interest payments on a “pro rata basis” to Existing Bank Guarantor and New Bank Guarantor then (in respect of any transfer pursuant to Clause 26.2 (Procedure for transfer) the transfer date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest, Guarantee Premium or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Bank Guarantor up to but excluding the transfer date (“Accrued Amounts”) and shall become due and payable to the Existing Bank Guarantor (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Bank Guarantor will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Bank Guarantor; and

(ii)	the amount payable to the New Bank Guarantor on that date will be the amount which would, but for the application of this Clause 26.4 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

27.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.	ROLE OF THE AGENT

28.1	Appointment of the Agent

(a)	Each other Finance Party (excluding GIEK) appoints the Agent to act as its agent under and in connection with the Finance Documents and to enter into and hold the security created under the Finance Documents on its behalf.

(b)	Each other Finance Party (excluding GIEK) authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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28.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. Except where a Finance Document specifically provides otherwise, the Agent is not obliged to exercise any right, power, authority or discretion other than in accordance with any instructions given to it by the Lenders and the Bank Guarantor.

28.3	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

28.4	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower and any Affiliate of the Borrower.

28.5	Rights and discretions

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

86 (127)

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent under this Agreement) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Lenders and the Bank Guarantor has not been exercised; and

(iii)	(any notice or request made by an Obligor (other than a Drawdown Request or a Bank Guarantee Request) is made on behalf of and with the consent and knowledge of both the Borrower and the Corporate Guarantors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.6	The Lenders’ and the Bank Guarantor’s instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Lenders and the Bank Guarantor (or, if so instructed by the Lenders and the Bank Guarantor, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders and the Bank Guarantor.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Lenders and the Bank Guarantor will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Lenders and the Bank Guarantor until it has received such security as it may require for any cost, loss or liability (together with any associated value added tax (Norwegian: merverdiavgift)) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Lenders and the Bank Guarantor, the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders and the Guarantors.

(e)	The Agent is not authorised to act on behalf of a Lender or a Guarantor (without first obtaining that Lender’s or that Guarantor’s consent) in any legal or arbitration proceedings relating to any Finance Document.

87 (127)

28.7	Responsibility for documentation

The Agent shall not be responsible for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Borrower, the Corporate Guarantor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(c)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or any Guarantor and the Lenders and the Bank Guarantor confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

28.9	Lenders’ indemnity to the Agent

Each Finance Party shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under this Agreement (unless the Agent has been reimbursed by the Borrower or the Corporate Guarantor pursuant to a Finance Document).

28.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Norway as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving thirty (30) days’ notice to the Lenders, in which case the Lenders and (after consultation with the Borrower) may appoint a successor Agent.

88 (127)

(c)	If the Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28.10 (Resignation of the Agent). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

28.11	Confidentiality

(a)	If the legal person having the position of Agent under this Agreement receives information in another capacity than Agent, it may be treated as confidential and the Agent as such shall not be deemed to have notice of it.

(b)	Notwithstanding any other provision of any Finance Documents to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.12	Credit appraisal by the Finance Parties

Without affecting the responsibility of the Borrower or the Corporate Guarantors for information supplied by them or on their behalf in connection with any Finance Document, each Finance Party confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower and the Corporate Guarantors;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

89 (127)

28.13	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.14	Particular duties and liability of the Agent in relation to the Lenders

(a)	The Agent shall as Agent for the Lenders have the following duties:

(i)	to inform the Borrower of interest, instalments and other amounts due from the Borrower to the Lenders, and guarantee fees due from the Borrower to GIEK under the Finance Documents;

(ii)	to notify the Lenders and GIEK of any non-payment of any principal, interest, fees or other amount payable to the Lenders and/or GIEK under this Agreement;

(iii)	to notify the Lenders and GIEK of any failure by Tidewater Inc. or the Borrower to deliver any reports or a Compliance Certificate required to be delivered pursuant to Clause 21.1 (Reports and Compliance Certificate);

(iv)	to forward to the Lenders the original or a copy of any document which is delivered to the Agent for the Lenders by the Borrower; and

(v)	unless otherwise instructed by Lenders and the Bank Guarantor, request from the Borrower that any non-compliance contemplated by (ii) or (iii) above be immediately remedied (if capable of remedy).

(b)	Notwithstanding Clause 28.8 (Exclusion of liability) paragraph (a) above, and without limiting Clause 28.8 (Exclusion of liability) paragraph (b), the Agent will not be liable to the Lenders for any failure to perform its duties as Agent under this Agreement, unless directly caused by its negligence or wilful misconduct.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower or from the realisation of any security provided by the Borrower other than in accordance with Clause 30 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

90 (127)

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

29.5	Exceptions

(a)	This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

91 (127)

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

All payments by the Borrower under the Agreement shall, unless otherwise expressly stated, be made:

(a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the Borrower or a Finance Party for this purpose; and

(b)	for value on the due date at such times and in such funds as the Agent may specify to the Finance Party or Borrower concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to the Borrower) and Clause 30.4 (Clawback) be made available by the Agent with same day value to the Party entitled to receive payment in accordance with this Agreement (in the case of EKN, to the EKN Account, and to another Party, for the account of its facility office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set-off)) apply any amount received by it from the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

92 (127)

(b)	secondly, in or towards payment of any Finance Party’s fees, costs and expenses under the Finance Documents, save as covered by (a) above;

(c)	thirdly, in or towards payment pro rata of any accrued interest (including default interest), Guarantee Premium, fee or commissions due but unpaid under this Agreement;

(d)	fourthly, in or towards payment of any principal due but unpaid under the Loan, pro rata against the Tranches;

(e)	fifthly, in or towards payment of any break costs for unwinding any Hedging Agreement;

(f)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. The Borrower agrees not to withhold payment of amounts due to the Lenders or the Guarantors under this Agreement on the grounds that it has any claims, rights of action, entitlements or demands against any third party.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

The Borrower shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in NOK or USD (as the case may be); and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

31.	SET-OFF

(a)

A Finance Party may, to the extent permitted by law, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or

93 (127)

currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	The Borrower hereby agrees and accepts that this Clause 31 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts that, to the extent permitted by law, Section 29 of the FA Act shall not apply to this Agreement.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, telefax or letter. Any such notice or communication addressed as provided in Clause 32.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received;

(c)	if by email, when receipt is confirmed by the relevant Party.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

32.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and:

The Obligors and the Security Provider:

c/o Tidewater Inc.

6002 Rogerdale Road, Suite 600

Houston, TX 77072

Attn: -Bruce Lundstrom - Executive Vice President, General Counsel and Secretary

Telefax no.: +1 888-909-0946

Email: blundstrom@tdw.com

Website Address: www.tdw.com

The Bank Guarantor:

DNB Bank ASA, Grand Cayman Branch

c/o DNB Bank ASA, New York Branch

200 Park Avenue, New York, NY 10166, USA

Attn:        Helene Steen / Trade Finance Department

Telefax no.: +1 212 681 3900

E-mail:    Helene.Steen@dnb.no / tradefinance dnbny@dnb.no

94 (127)

The Agent:

DNB Bank ASA, New York Branch

200 Park Avenue, New York, NY 10166, USA

Attn: Credit Middle Office / Loan Administration

Telefax no.: +1 212 681 3900

E-mail: magdalena.brzostowska@dnb.no/nyloanscsd@dnb.no

EKN:

Eksportkreditt Norge AS

Postboks 1315, N-0120 Oslo, Norway

Attn: Loan administration

Telefax no.: +47 22 31 35 01

Email: loanadm@eksportkreditt.no

KLP:

Kommunal Landspensjonskasse Gjensidig Forsikringsselskap

Postboks 400, N-0103 Oslo, Norway

Attn: Anne Skappel

Telefax no.: +47 22 03 36 00

Email: anne.kristine.skappel@klp.no

GIEK:

Garantiinstituttet for Eksportkreditt

Postboks 1763 Vika, N-0122 Oslo, Norway Attn: Vibeke Stray

Email: postmottak@giek.no/vst@giek.no

DNB Capital LLC:

DNB Capital LLC

200 Park Avenue, 31st Floor, NY, NY 10166

Attn: Helene Steen

Telefax no. +1 212 681 3900

Email: Helene.Steen@dnb.no

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

32.3	Communication with the Borrower

All communication from or to the Borrower shall be sent through the Agent.

95 (127)

32.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Norwegian Interbank Market differs, in accordance with that market practice.

34.	MISCELLANEOUS

34.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

34.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.3	Disclosure of information and confidentiality

Each of the Agent and the Finance Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its

96 (127)

Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Finance Document or any action or proceeding relating to this Agreement or any other Finance Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Clause, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or any eligible assignee invited to be a Finance Party pursuant to terms of this Agreement any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Obligor and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Obligor or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Tidewater Inc., or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Clause or (y) becomes available to the Agent, any Finance Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Obligor.

For purposes of this Clause, “Information” means all information received from any Obligor or any Subsidiary thereof relating to any Obligor or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Agent or any Finance Party on a nonconfidential basis prior to disclosure by any Obligor or any Subsidiary thereof, provided that, in the case of information received from an Obligor or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Clause shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Finance Parties acknowledge that (a) the Information may include material non-public information concerning an Obligor or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Notwithstanding the above, following execution of definitive documentation and after written confirmation that Tidewater Inc. has made all necessary filings with the SEC (or other applicable Governmental Authority), the Lenders and the Guarantors have the right, at its own expense and after the date of the Amendment Agreement no. 2, to publish information about its participation in the Facility and for such purpose use Tidewater Inc.’s’ logo and trademark in connection with such publication; provided that, such publication shall not include pricing information or other information requested by Tidewater Inc. to be omitted from such publications.

97 (127)

34.4	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (whether in public regulation or in internal regulation of any of the Finance Parties) made after the Closing Date;

(ii)	(any change in the status of the Obligors or the composition of the shareholders of the Obligors after the Closing Date;

(iii)	a proposed assignment or transfer by a Finance Party of any of its rights and/or obligations under this Agreement to a party that is not a Finance Party prior to such assignment or transfer; or

(iv)	any internal requirements or routines of any of the Finance Parties,

obliges the Agent or any Finance Party (or, in the case of paragraph (iii) above, any prospective new Finance Party) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Finance Party) in order for the Agent, such Finance Party or, in the case of the event described in paragraph (c) above, any prospective new Finance Party to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Finance Parties or prospective new Finance Parties pursuant to the transactions contemplated in the Finance Documents.

34.5	Conflicting provisions

In case of conflict between this Agreement and the terms of any of the other Finance Documents, the terms and conditions of this Agreement shall prevail.

34.6	Publicity

Any publicity regarding the Facility shall be agreed with the Lenders and the Guarantors in advance, save for such information which the Obligors are obliged to publish pursuant to mandatory law or stock exchange regulations.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Any term of the Finance Documents may be amended or waived only with the consent of the Agent (acting on the instructions of all the Finance Parties) and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

98 (127)

36.	GOVERNING LAW AND ENFORCEMENT

36.1	Governing law

This Agreement shall be governed by Norwegian law.

36.2	Jurisdiction

(a)	Each Party agrees that the Oslo District Court (Oslo tingrett), Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each Party accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

(b)	Nothing in this Clause 36.2 (Jurisdiction) shall limit the right of the Finance Parties to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.3	Service of Process

Without prejudice to any other mode of service, each Obligor (not being a Norwegian Person):

(a)	hereby, for the purpose of notification and service of process in relation to any suit, action or proceeding to be brought against it in Norway in connection with this Agreement or any other Finance Document, including but not limited to receipt of notices (No: motta varsler) and acceptance of service of process (No: vedta forkynnelse), unconditionally and irrevocably appoints the Borrower as its agent (No: representant) for delivery and acceptance of any such notices and any such process;

(b)	agrees that failure by its process agent to notify it of the process will not invalidate the proceedings concerned; and

(c)	consents to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 32 (Notices).

99 (127)

SCHEDULE 1

PART I – THE ORIGINAL FINANCE PARTIES

1.	Commitment; Loan

Lender	Commitment for Troms Sirius Tranche:		Commitment for Troms Sirius Sub-Tranche:		Commitment for Troms Arcturus Tranche:		Commitment for Troms Arcturus Sub-Tranche:		Commitment for Troms Mira Tranche:		Commitment for Troms Mira Sub-Tranche:		Commitment for Troms Hera Tranche		Commitment for Troms Hera Sub-Tranche		Total Commitment:
EKN	NOK	178,920,000		0	NOK	300,000,000		0	USD	29,488,003		0		0		0	NOK USD	478,920,000 29,488,003
KLP		0		0		0		0		0		0	USD	31,338,360		0	USD	31,338,360
GIEK		0	NOK	8,520,000		0	NOK	12,500,000		0	USD	2,211,600.22		0	USD	2,210,141.91	NOK USD	21,020,000 4,421,742.13
DNB Capital		0	NOK	8,520,000		0	NOK	12,500,000		0	USD	245,733.36		0	USD	401,388.087	NOK USD	21,020,000 647,121.447

Total:	NOK	178,920,000	NOK	17,040,000	NOK	300,000,000	NOK	25,000,000	USD	29,488,003	USD	2,457,333.58	USD	31,338,360	USD	2,611,530	NOK USD	478,962,040 65,895,226.58

100 (127)

Part II The original Guarantors

2.	Commitment; Guarantees

Guarantors:	Commitment for Troms Sirius Tranche:		Commitment for Troms Arcturus Tranche:		Commitment for Troms Mira Tranche:		Commitment for Troms Hera Tranche:		Total Commitment:
GIEK	NOK	89,460,000	NOK	150,000,000	USD	26,539,202.70	USD	26,521,703	NOK USD	239,460,000 + 53,060,905.70
DNB Bank ASA, Grand Cayman Branch	NOK	89,460,000	NOK	150,000,000	USD	2,948,800.30	USD	4,816,657	NOK USD	239,460,000 + 7,765,457.30

Total	NOK	178,920,000	NOK	300,000,000	USD	29,488,003	USD	31,338,360	NOK USD	478,920,000 + 60,826,363

101 (127)

SCHEDULE 2

CONDITIONS PRECEDENT

TROMS MIRA TRANCE

1.	Finance Documents

(a)	A Drawdown Request.

(b)	A Guarantee Request.

(c)	The Troms Mira Bank Guarantee.

(d)	The Troms Mira GIEK Guarantee.

(All Finance Documents to be delivered in original).

2.	Vessel documents

(a)	Evidence (by way of transcript of registry) that MV “Troms Mira” is, or will be on the Delivery Date, registered in the name of the Shipowning Company in the Isle of Man Ship Register or such other ship register acceptable to the Finance Parties, free of all liens of whatsoever nature.

(b)	Such documents relating to the Vessels as required by the Agent on behalf of the Finance Parties.

3.	Other documents

(a)	Evidence that the Borrower has paid to the Agent all Guarantee Premium, fees, costs and expenses due and payable on the Drawdown Date of the Troms Mira Tranche pursuant to the terms of the Term Loan Facility Agreement.

(b)	Favourable legal opinions in form and substance satisfactory to the Finance Parties from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

(c)	Written confirmation from the law firm Advokatfirmaet Simonsen Vogt Wiig AS acting for the Finance Parties addressed to the Lender that (i) that all conditions precedent for disbursing the Troms Mira Tranche have been fulfilled, (ii) that all conditions precedent related to the Drawdown of the Troms Mira Tranche have been fulfilled and (iii) that all conditions set by GIEK and the Bank Guarantor for issuing the Troms Mira Guarantees are included in the Finance Documents.

(d)	Any other document, authorization, or assurance reasonably required by the Agent.

(e)	If relevant, assurance that any withholding tax will be paid or application to tax authorities is or will be sent.

102 (127)

TROMS HERA TRANCHE

1.	Finance Documents

(a)	A Drawdown Request.

(b)	A Guarantee Request.

(c)	The Troms Hera Bank Guarantee.

(d)	The Troms Hera GIEK Guarantee.

(All Finance Documents to be delivered in original).

2.	Vessel documents

(a)	Evidence (by way of transcript of registry) that MV “Troms Hera” is, or will be on the Delivery Date, registered in the name of the Shipowning Company in the Isle of Man Ship Register or such other ship register acceptable to the Finance Parties, free of all liens of whatsoever nature.

(b)	Such documents relating to the Vessels as required by the Agent on behalf of the Finance Parties.

3.	Other documents

(a)	Evidence that the Borrower has paid to the Agent all Guarantee Premium, fees, costs and expenses due and payable on the Drawdown Date of the Troms Hera Tranche pursuant to the terms of the Term Loan Facility Agreement.

(b)	Favourable legal opinions in form and substance satisfactory to the Finance Parties from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

(c)	Written confirmation from the law firm Advokatfirmaet Simonsen Vogt Wiig AS acting for the Finance Parties addressed to the Lender that (i) that all conditions precedent for disbursing the Troms Hera Tranche have been fulfilled, (ii) that all conditions precedent related to the Drawdown of the Troms Hera Tranche have been fulfilled and (iii) that all conditions set by GIEK and the Bank Guarantor for issuing the Troms Hera Guarantees are included in the Finance Documents.

(d)	Any other document, authorization, or assurance reasonably required by the Agent.

(e)	If relevant, assurance that any withholding tax will be paid or application to tax authorities is or will be sent.

103 (127)

SUB-TRANCHES

1.	Finance Documents

A Drawdown Request (to be delivered in original)

2.	Security Documents

The following Security Documents in form and substance satisfactory to the Agent (acting on the instructions of all the Lenders), duly signed by all the relevant parties thereto, together with evidence that the security created thereunder is or will be legally perfected on first priority in accordance with the terms of each of the Finance Documents:

(a)	the Mortgages over the Security Vessels;

(b)	the Assignments of Earnings from the relevant Additional Obligor;

(c)	the Assignment of Insurances from the relevant Additional Obligor(s) and Pental Insurance Company Limited;

(d)	the Share Charges in respect of all the shares in the Borrower and each Additional Obligor; and

(e)	the Assignment(s) of Monetary Claims.

3.	The Security Vessels

In respect of each Security Vessel:

(a)	satisfactory searches in maritime registries, including, but not limited to evidence (by way of transcript of registry) that the Security Vessel is registered in the name of relevant owner and that no encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Security Vessel;

(b)	an updated class certificate for each Security Vessel from the relevant Classification Society, confirming that the Security Vessel is classed with the highest class in accordance with Clause 24.4 (Trading, Classification and repairs);

(c)	certificates from insurers and/or insurance brokers confirming compliance with the insurance requirements under this Agreement, including, but not limited to copies of insurance and re-insurance policies/cover notes documenting that insurance and re-insurance cover has been taken out in respect of each Security Vessel in accordance with Clause 24.1 (Insurance);

(d)	evidence and certified copies of (i) any technical management agreement (if applicable), (ii) the ISM Code Document of Compliance (if applicable) (iii) the ISM Code Safety Management Certificate (if applicable), (iv) its ISPS Code Ship Security Certificate (if applicable), (v) any charter contract as well as other charter agreements for the Security Vessel and service contracts relating thereto (if applicable) whereby the Security Vessel owner receives charter hire or other payments for services provided by such Security Vessel, (vi) all kinds of guarantees related to such charter contracts, service contracts or other agreements; and

(e)	An insurance report from the Agent’s insurance advisor in respect of the Security Vessels in form and substance satisfactory to the Agent, at the cost of the Borrower.

104 (127)

4.	Miscellaneous

(a)	Favourable legal opinions in form and substance satisfactory to the Finance Parties from lawyers appointed by the Agent on matters concerning all relevant jurisdictions; and

(b)	any other documents as reasonably requested by the Agent.

105 (127)

SCHEDULE 3 (REQUEST)

PART I – FORM OF DRAWDOWN REQUEST

To: DNB Bank ASA, New York Branch, as Agent

From: Troms Offshore Supply AS

Date:

TROMS OFFSHORE SUPPLY AS - NOK 478,962,040 + USD 65,895,226.58 TERM LOAN FACILITY AGREEMENT ORIGINALLY DATED 25 MAY 2012 (AS AMENDED FROM TIME TO TIME, THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2.	We refer to the above-mentioned Agreement and hereby:

(i)	confirm that the Drawdown Date of the Troms [●] [Tranche/Sub-Tranche] is to be [●];

(ii)	select an Interest Period of six (6) months in respect of the Troms [●][Tranche/Sub-Tranche]; and

(iii)	request that [Tranche/Sub-Tranche] in the amount of [●] is disbursed to:

[INSERT ACCOUNT DETAILS [FOR THE SUB-TRANCHES INSERT EKN/KLP ACCOUNT DETAILS]]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request.

4.	This Drawdown Request is irrevocable.

Yours faithfully TROMS OFFSHORE SUPPLY AS

By:

Name:

Title:

Company:

106 (127)

Part II – Form of Bank guarantee request

To:	DNB Bank ASA, New York Branch, as Agent

From:	Troms Offshore Supply AS

Date:

TROMS OFFSHORE SUPPLY AS - NOK 478,962,040 + USD 65,895,226.58 TERM LOAN FACILITY AGREEMENT ORIGINALLY DATED 25 MAY 2012 (AS AMENDED FROM TIME TO TIME, THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Guarantee Request. Terms defined in the Agreement have the same meaning in this Guarantee Request unless given a different meaning in this Drawdown Request.

2.	We wish for the Bank Guarantee to be issued on the following terms:

Proposed Drawdown Date:	[●] (or, if that is not a Business Day, the next Business Day)

Relating to:	The Troms [●] Tranche

Bank Guarantor:	DNB Bank ASA, Grand Cayman Branch

Amount:	[NOK] [USD] [●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Guarantee Request.

4.	The Bank Guarantee should be issued in favour of Eksportkreditt Norge AS, substantially in the form set out in Schedule 5 (Form of Bank Guarantee) to the Agreement.

5.	This Guarantee Request is irrevocable.

Yours faithfully TROMS OFFSHORE SUPPLY AS

By:

Name:

Title:

Company:

107 (127)

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

Date:

To:	DNB Bank ASA, New York Branch, as Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Facility Agreement originally dated as of May 25, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” capitalised terms used herein and not otherwise defined herein shall have the meanings specified therefore in the Agreement), among, inter alia, Troms Offshore Supply AS, Tidewater Inc., a Delaware corporation (the “Company”), its wholly owned Domestic Subsidiaries (together with the Company, collectively, the “Corporate Guarantors”), Eksportkreditt Norge AS, Kommunal Landspensjonskasse Gjensidige Forsikringsselskap, Garantiinstituttet for Eksportkreditt and DNB Capital LLC as lenders (the “Lenders”), DNB Bank ASA, Grand Cayman Branch (the “Bank Guarantor”), DNB Bank ASA, New York Branch (the “Agent”), and DNB Bank Markets, Inc. (the “Arranger and Bookrunner”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the [●] of the Company, and that, as such, he is authorized to execute and deliver this Compliance Certificate to the Agent and the Finance Parties on behalf of the Company, and that:

1.	[If in connection with the end of a fiscal year: The undersigned Responsible Officer hereby certifies that in the course of the performance by the undersigned of my duties as an officer of Tidewater Inc., the undersigned will normally have knowledge of any default by Tidewater Inc. in the performance of any of its obligations contained in the Agreement and to the undersigned’s knowledge Tidewater Inc. and the Subsidiaries [are not in default in the performance or observance of any of the terms, provisions and conditions of the Agreement] [or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which the undersigned may have knowledge and what action Tidewater Inc. is taking or proposes to take with respect thereto].]

2.	The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and condition (financial or otherwise) of the Obligors during the accounting period covered by such financial statements.

3.	Consolidated Interest Coverage Ratio. The requirement of the Agreement for the relevant period is [●], and as of the end of the last relevant fiscal quarter of Tidewater Inc. it was [●], and we are therefore in compliance with Clause 23.14 (a).

4.	Minimum Liquidity. The Liquidity of the Notes Parties is USD [●] in excess of the amount of cash pledged by the Notes Parties to secure letters of credit and other performance-related obligations and (ii) the Liquidity of Tidewater Inc. and all of its Subsidiaries is USD [●] (inclusive of the amount of cash pledged to secure letters of credit and other performance-related obligations), and we are therefore in compliance with Clause 23.14 (b).

108 (127)

5.	A review of the activities of the Obligors during the [[ ] fiscal year / financial quarter] of Tidewater Inc. has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Obligors performed and observed all their obligations under the Finance Documents, to the best knowledge of the undersigned, during such [quarterly / annual period], the Obligors performed and observed each covenant and condition of the Finance Documents applicable to them, and no Default has occurred and is continuing, and the Obligors were in compliance with the requirements of Clauses 21, 22, 23 and 24 of the Agreement, during the quarterly or annual period covered by the earnings reports most recently released.

6.	The representations and warranties of the Obligors contained in Clause 20 (Representations and Warranties) of the Agreement or any other Finance Document, or which are contained in any document furnished at any time under or in connection with the Finance Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

7.	The financial covenant analyses and information set forth on the annexes attached hereto are true and accurate on and as of the date of this Compliance Certificate.]

109 (127)

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                    .

By:
Name:
Title:

Company: TIDEWATER INC.

110 (127)

SCHEDULE 5

PART I - FORM OF TROMS MIRA BANK GUARANTEE

ON DEMAND GUARANTEE (NO. PÅKRAVSGARANTI)

(hereinafter the “Guarantee”)

Whereas EKSPORTKREDITT NORGE AS (“Eksportkreditt”) has entered into a term loan facility agreement with TROMS OFFSHORE SUPPLY AS, Norwegian registration no. 995 541 467, with registered offices at Strandveien 106, N-9006 Tromsø, Norway (the “BORROWER”) originally dated 25 May 2012 (as later amended and restated) (as the same may be amended, supplemented, varied and/or restated from time to time, the “Loan Agreement”) in respect inter alia of a tranche in the amount of USD [    ] (the “Principal Amount”).

Definitions used in the Loan Agreement shall have the same meaning when used herein.

We, DNB BANK ASA, GRAND CAYMAN BRANCH (the “GUARANTOR”) hereby unconditionally and irrevocably guarantee, as for our own debt, the due and punctual repayment to EKSPORTKREDITT the amount of [●] equal to ten per cent. (10%) of the Principal Amount outstanding at any time under the Troms Mira Tranche, plus ten per cent. (10%) of all incurred and outstanding

(i)	interest,

(ii)	default interest, and

(iii)	all other amounts

payable by the BORROWER to EKSPORTKREDITT in accordance with the Troms Mira Tranche of the Loan Agreement.

Ten per cent. (10%) of the Principal Amount under the Troms Mira Tranche and items i) - iii) above collectively referred to as the Guaranteed Amounts.

This Guarantee shall be payable immediately upon written demand (No. påkravsgaranti).

EKSPORTKREDITT may make a written demand under this Guarantee if (i) the Borrower in the opinion of EKSPORTKREDITT does not fulfil its payment obligations and/or (ii) any event occurs which in the opinion of EKSPORTKREDITT after consultation with the GUARANTOR constitutes an Event of Default under the Loan Agreement.

Following a demand under this Guarantee for the whole or part of the Principal Amount under the Troms Mira Tranche, the GUARANTOR has the option to pay its guarantee liability (i) in a lump sum, or (ii) in the amount of ten per cent. (10%) of each instalment remaining outstanding under the Troms Mira Tranche of the Loan Agreement, payable on the ordinary due date for each instalment.

If option (i) above is chosen, the GUARANTOR shall compensate EKSPORTKREDITT for Break Costs.

The GUARANTOR agrees that, except for a notice of demand, EKSPORTKREDITT is not obliged to give notice of any kind hereunder.

111 (127)

The GUARANTOR agrees that any conflict or dispute of whatsoever nature (including but not limited to) between EKSPORTKREDITT and the BORROWER, or between the relevant Builder and the Borrower, has no impact on the GUARANTOR’s obligation to pay under this Guarantee.

All payments under this Guarantee shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, present or future taxes, charges or otherwise whatsoever) unless such deduction or withholding is required by law, in which case the GUARANTOR shall pay such additional amount as will ensure that EKSPORTKREDITT receives the amount which it would have received but for such deduction or withholding.

This Guarantee is valid until the earlier of (a) the date the Guaranteed Amounts have been paid in full and (b) [    ] (the “Bank Guarantee Expiry Date”). Notwithstanding the foregoing any and all claims must have been made no later than three (3) months after the Bank Guarantee Expiry Date.

This Guarantee shall be governed by and construed in accordance with Norwegian law, and the GUARANTOR submits to the jurisdiction of the Norwegian Courts, with Oslo City Court as due venue.

Place	Date

GUARANTOR

(authorised signatory)

(signatures in block letters)

112 (127)

Part II

Form of Troms Hera Bank Guarantee

ON DEMAND GUARANTEE (NO. PÅKRAVSGARANTI)

(hereinafter the “Guarantee”)

Whereas KOMMUNAL LANDSPENSJONSKASSE GJENSIDIG FORSIKRINGSSELSKAP (“KLP”) has entered into a term loan facility agreement with TROMS OFFSHORE SUPPLY AS, Norwegian registration no. 995 541 467, with registered offices at Strandveien 106, N-9006 Tromsø, Norway (the “BORROWER”) originally dated 25 May 2012 (as later amended and restated) (as the same may be amended, supplemented, varied and/or restated from time to time, the “Loan Agreement”) in respect inter alia of a tranche in the amount of USD [            ] (the “Principal Amount”).

Definitions used in the Loan Agreement shall have the same meaning when used herein.

We, DNB BANK ASA, GRAND CAYMAN BRANCH (the “GUARANTOR”) hereby unconditionally and irrevocably guarantee, as for our own debt, the due and punctual repayment to KLP the amount of [    ] equal to 15.369844% of the Principal Amount outstanding at any time under the Troms Hera Tranche, plus 15.369844% of all incurred and outstanding

(i)	interest,

(ii)	default interest, and

(iii)	all other amounts

payable by the BORROWER to KLP in accordance with the Troms Hera Tranche of the Loan Agreement.

15.369844% of the Principal Amount under the Troms Hera Tranche and items i) - iii) above collectively referred to as the Guaranteed Amounts.

This Guarantee shall be payable immediately upon written demand (No. påkravsgaranti).

KLP may make a written demand under this Guarantee if (i) the Borrower in the opinion of KLP does not fulfil its payment obligations and/or (ii) any event occurs which in the opinion of KLP after consultation with the GUARANTOR constitutes an Event of Default under the Loan Agreement.

Following a demand under this Guarantee for the whole or part of the Principal Amount under the Troms Hera Tranche, the GUARANTOR has the option to pay its guarantee liability (i) in a lump sum, or (ii) in the amount of 15.369844% of each instalment remaining outstanding under the Troms Hera Tranche of the Loan Agreement, payable on the ordinary due date for each instalment.

If option (i) above is chosen, the GUARANTOR shall compensate KLP for Break Costs.

The GUARANTOR agrees that, except for a notice of demand, KLP is not obliged to give notice of any kind hereunder.

113 (127)

The GUARANTOR agrees that any conflict or dispute of whatsoever nature (including but not limited to) between KLP and the BORROWER, or between the relevant Builder and the Borrower, has no impact on the GUARANTOR’s obligation to pay under this Guarantee.

All payments under this Guarantee shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, present or future taxes, charges or otherwise whatsoever) unless such deduction or withholding is required by law, in which case the GUARANTOR shall pay such additional amount as will ensure that KLP receives the amount which it would have received but for such deduction or withholding.

This Guarantee is valid until the earlier of (a) the date the Guaranteed Amounts have been paid in full and (b) [    ] (the “Bank Guarantee Expiry Date”). Notwithstanding the foregoing any and all claims must have been made no later than three (3) months after the Bank Guarantee Expiry Date.

This Guarantee shall be governed by and construed in accordance with Norwegian law, and the GUARANTOR submits to the jurisdiction of the Norwegian Courts, with Oslo City Court as due venue.

Place	Date

GUARANTOR

(authorised signatory)

(signatures in block letters)

114 (127)

SCHEDULE 6

FORM OF NOTICE OF ASSIGNMENT OF THE LOAN AND THE GUARANTEES

N/A

115 (127)

SCHEDULE 7

REPAYMENT SCHEDULE

TROMS SIRIUS TRANCHE

Sirius Tranche (NOK)	Repayment Date (MM/DD/YY)	Repayment amount
178 920 000	5/30/14	8 520 000,00
	11/28/14	8 520 000,00
	5/29/15	8 520 000,00
	11/27/15	8 520 000,00
	5/31/16	8 520 000,00
	11/28/16	8 520 000,00
	5/29/17	8 520 000,00
	11/27/17	8 520 000,00
	5/28/18	8 520 000,00
	11/26/18	8 520 000,00
	5/28/19	8 520 000,00
	11/26/19	8 520 000,00
	5/27/20	8 520 000,00
	11/25/20	8 520 000,00
	5/27/21	8 520 000,00
	11/25/21	8 520 000,00
	5/27/22	8 520 000,00
	11/25/22	8 520 000,00
	5/29/23	8 520 000,00
	11/27/23	8 520 000,00
	5/29/24	8 520 000,00

178 920 000,00

116 (127)

TROMS ARCTURUS TRANCHE

Arcturus Tranche (NOK)	Repayment Date (MM/DD/YY)	Repayment amount
300 000 000	7/28/14	12 500 000,00
	1/28/15	12 500 000,00
	7/28/15	12 500 000,00
	1/28/16	12 500 000,00
	7/28/16	12 500 000,00
	1/30/17	12 500 000,00
	7/28/17	12 500 000,00
	1/29/18	12 500 000,00
	7/30/18	12 500 000,00
	1/28/19	12 500 000,00
	7/29/19	12 500 000,00
	1/28/20	12 500 000,00
	7/28/20	12 500 000,00
	1/28/21	12 500 000,00
	7/28/21	12 500 000,00
	1/28/22	12 500 000,00
	7/28/22	12 500 000,00
	1/30/23	12 500 000,00
	7/28/23	12 500 000,00
	1/09/24	12 500 000,00
	7/29/24	12 500 000,00
	1/28/25	12 500 000,00
	7/28/25	12 500 000,00
	1/28/26	12 500 000,00

300 000 000,00

117 (127)

TROMS MIRA TRANCHE

Mira Tranche (USD)	Repayment Date (MM/DD/YY)	Repayment amount
29 488 003	7/07/15	1 228 666,79
	1/07/16	1 228 666,79
	7/07/16	1 228 666,79
	1/09/17	1 228 666,79
	7/07/17	1 228 666,79
	1/08/18	1 228 666,79
	7/09/18	1 228 666,79
	1/07/19	1 228 666,79
	7/08/19	1 228 666,79
	1/07/20	1 228 666,79
	7/07/20	1 228 666,79
	1/07/21	1 228 666,79
	7/07/21	1 228 666,79
	1/07/22	1 228 666,79
	7/07/22	1 228 666,79
	1/09/23	1 228 666,79
	7/07/23	1 228 666,79
	1/08/24	1 228 666,79
	7/08/24	1 228 666,79
	1/07/25	1 228 666,79
	7/07/25	1 228 666,79
	1/07/26	1 228 666,79
	7/07/26	1 228 666,79
	1/07/27	1 228 666,79

29 488 003

118 (127)

TROMS HERA TRANCHE

Hera Tranche (USD)	Repayment Date (MM/DD/YY)	Repayment amount
31 338 360	10/14/15	1 305 765,00
	4/14/16	1 305 765,00
	10/14/16	1 305 765,00
	4/18/17	1 305 765,00
	10/16/17	1 305 765,00
	4/16/18	1 305 765,00
	10/15/18	1 305 765,00
	4/15/19	1 305 765,00
	10/15/19	1 305 765,00
	4/14/20	1 305 765,00
	10/14/20	1 305 765,00
	4/14/21	1 305 765,00
	10/14/21	1 305 765,00
	4/14/22	1 305 765,00
	10/14/22	1 305 765,00
	4/14/23	1 305 765,00
	10/16/23	1 305 765,00
	4/15/24	1 305 765,00
	10/15/24	1 305 765,00
	4/14/25	1 305 765,00
	10/14/25	1 305 765,00
	4/14/26	1 305 765,00
	10/14/26	1 305 765,00
	4/14/27	1 305 765,00

31 338 360

119 (127)

TROMS SIRIUS SUB-TRANCHE

Troms Sirius Sub-Tranche (NOK)	Repayment Date (MM/DD/YY)	Repayment amount
17,040,000	29/05/2024	NOK	17,040,000

120 (127)

TROMS ARCTURUS SUB-TRANCHE

Troms Arcturus Sub-Tranche (NOK)	Repayment Date (MM/DD/YY)	Repayment amount
25,000,000	28/01/2026	NOK	25,000,000

121 (127)

TROMS MIRA SUB-TRANCHE

Troms Mira Sub-Tranche (USD)	Repayment Date (MM/DD/YY)	Repayment amount
2,457,333,58	07/01/2023	USD	2,457,333,58

122 (127)

TROMS HERA SUB-TRANCHE

Troms Hera Sub-Tranche (USD)	Repayment Date (MM/DD/YY)	Repayment amount
2,611,530	15/04/2023	USD	2,611,530

123 (127)

SIGNATORIES:

The Borrower:

TROMS OFFSHORE SUPPLY AS

By:	(sign.)
Name:	Jeffrey M. Platt
Title:	Chairman
The Wholly Owned Domestic Subsidiaries / Corporate Guarantors:

The Corporate Guarantor:		CAJUN ACQUISITIONS, L.L.C.
GULF FLEET SUPPLY VESSELS, L.L.C. HILLIARD OIL & GAS, INC.
TIDEWATER INC.		JAVA BOAT CORPORATION
By:	(sign.)	PAN MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
Name:	Quinn P. Fanning	POINT MARINE, L.L.C.
Title:	Executive Vice President and Chief Financial Officer	QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
TIDEWATER GOM, INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER CORPORATE SERVICES, L.L.C.		TIDEWATER MARINE ALASKA, INC.
TIDEWATER MARINE FLEET, L.L.C.
TIDEWATER MARINE HULLS, L.L.C.
By:	(sign.)	TIDEWATER MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
Name: Title:	Darren J. Vorst Treasurer	TIDEWATER MARINE SAKHALIN, L.L.C. TIDEWATER MARINE SHIPS, L.L.C. TIDEWATER MARINE VESSELS, L.L.C. TIDEWATER MARINE WESTERN, INC. TIDEWATER SUBSEA, L.L.C.
TIDEWATER SUBSEA ROV, L.L.C.
TIDEWATER VENTURE, INC.
TWENTY GRAND (BRAZIL), L.L.C.
TWENTY GRAND MARINE SERVICE, L.L.C.
ZAPATA GULF MARINE, L.L.C.

TIDEWATER MEXICO HOLDING, L.L.C.

		By:	(sign.)
By:	(sign.)	Name:	Quinn P. Fanning
Name:	Matthew A. Mancheski	Title:	Treasurer
Title:	President

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The Additional Obligors:

TROMS OFFSHORE FLEET HOLDING AS

By:	(sign.)
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 1 AS

By:	(sign.)
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 2 AS

By:	(sign.)
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 3 AS

By:	(sign.)
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

TROMS OFFSHORE FLEET 4 AS

By:	(sign.)
Name:	Gerry R. Larsson-Fedde
Title:	Chairman

The Security Provider:

JB HOLDING COMPANY B.V.

By:	(sign.)
Name:	Matthew A. Mancheski
Title:	Director

125 (127)

The Lenders:

EKSPORTKREDITT NORGE AS

By:	(sign.)
Name:
Title:

DNB CAPITAL LLC

By:	(sign.)
Name:
Title:

The Agent:

DNB BANK ASA, NEW YORK BRANCH

By:	(sign.)
Name:
Title:

The Arranger and Bookrunner

DNB MARKETS, INC.

By:	(sign.)
Name:
Title:

KOMMUNAL LANDSPENSJONSKASSE GJENSIDIGE FORSIKRINGSSELSKAP

By:	(sign.)
Name:
Title:

GARANTIINSTITUTTET FOR EKSPORTKREDITT

By:	(sign.)
Name:
Title:

Bank Guarantor:

DNB BANK ASA, GRAND CAYMAN BRANCH

By:	(sign.)
Name:
Title:

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